DRAFT OF 9/29/94
                                                    MARKED TO SHOW CUMULATIVE
                                                    CHANGES FROM VERSION FILED
                                                    ON 8/31/94

                         United States Bankruptcy Court
                     FOR THE SOUTHERN DISTRICT OF NEW YORK
                                ----------------

                                            )
In re:                                      )    CHAPTER 11
R.H. MACY & CO., INC., et al.,              )    CASE NOS. 92 B 40477 (BRL)
                                   Debtors. )    (JOINTLY ADMINISTERED)
                                            )    DISCLOSURE STATEMENT PURSUANT TO
                                            )    SECTION 1125 OF THE BANKRUPTCY CODE
                                            )    FOR THE SECOND AMENDED JOINT PLAN OF
                                            )    REORGANIZATION OF R.H. MACY & CO., INC.
                                            )    AND CERTAIN OF ITS SUBSIDIARIES

DAVID G. HEIMAN (DH 9111)                 HARVEY R. MILLER (HM 6078)
RICHARD M. CIERI (RC 6062)                RICHARD P. KRASNOW (RK 5707)
SCOTT J. DAVIDO (SD 7424)                 JUDY G.Z. LIU (JL 6449)
PAUL E. HARNER (PH 8276)                  WEIL, GOTSHAL & MANGES
JONES, DAY, REAVIS & POGUE                767 Fifth Avenue
North Point                               New York, New York 10153
901 Lakeside Avenue                       (212) 310-8000
Cleveland, Ohio 44114                     ATTORNEYS FOR DEBTORS AND
(216) 586-3939                            DEBTORS IN POSSESSION
ROBERT A. PROFUSEK (RP 4594)
MARK E. BETZEN (MB 0176)
JONES, DAY, REAVIS & POGUE
599 Lexington Avenue
New York, New York 10022
(212) 326-3939
ATTORNEYS FOR FEDERATED
DEPARTMENT STORES, INC.
OCTOBER   , 1994

R.H. Macy & Co. Inc.                        Federated Department Stores, Inc.
151 West 34th Street                             7 West Seventh Street
 New York, NY 10001                              Cincinati, Ohio 45202

                                October  , 1994

To: Creditors of R.H. Macy & Co., Inc. and Certain of Its Subsidiaries

    We are pleased to report that, after nearly three years of extraordinarily hard work and sacrifice by its more than 50,000 employees and its creditor constituencies, R.H. Macy & Co., Inc. ("Macy's") and its 87 debtor affiliates (collectively with Macy's, the "Macy's Debtors"), together with Federated Department Stores, Inc. ("Federated"), are soliciting your acceptance of the Macy's Debtors' joint plan of reorganization (the "Plan"), which is being proposed jointly by the Macy's Debtors and Federated and which is designed to enable the Macy's Debtors to emerge from chapter 11 by year's end. The Plan is the product of months of intense negotiations and a mediation process established by order of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), in which the Macy's Debtors' chapter 11 cases are pending. Moreover, it has been endorsed by the statutory committee of unsecured creditors of the Macy's Debtors (the "Unsecured Creditors' Committee") and the statutory unsecured bondholders' committee of the Macy's Debtors (the "Bondholders' Committee").

    The central feature of the Plan is the proposed merger of Macy's and Federated (the "Federated/Macy's Merger"). We believe that the implementation of Macy's and Federated's strategic business plan for the combined company will result in the creation and enhancement of various synergies, and that Macy's and Federated will be better able to compete in the increasingly competitive retail industry on a combined basis than could either Federated or Macy's alone. We also believe that the Plan, which provides for distributions to creditors of cash and new debt and equity securities valued for purposes of the Plan at more than $4.1 billion, will result in substantially greater creditor recoveries than could be realized if the Macy's Debtors were to reorganize on a stand-alone basis or pursue other alternatives. Therefore, we strongly urge you to vote in favor of the Plan.

    The following documents are included in the solicitation package that accompanies this letter:

       (i) the Plan;

       (ii) the disclosure statement with respect to the Plan (the "Disclosure Statement");

       (iii) the Bankruptcy Court's order approving the Disclosure Statement, providing information regarding Plan voting, and announcing the
             Bankruptcy Court hearing on       , 1994 to consider confirmation
             of the Plan; and

       (iv) for creditors entitled to vote on the Plan, a ballot and ballot envelope.

    In general, the Plan provides for the consummation of the Federated/Macy's Merger; the cancellation of certain indebtedness in exchange for cash, new indebtedness, and/or new equity interests; the discharge of other prepetition claims; the cancellation of all prepetition ownership interests in Macy's; the settlement of certain contingent claims and mutual releases of certain claims of the Macy's Debtors and other persons or entities; and the assumption or rejection of executory contracts and unexpired leases to which the Macy's Debtors are parties. All securities to be issued pursuant to the Plan will be issued by the combined company or its subsidiaries.

    THE MANAGEMENT OF THE MACY'S DEBTORS AND FEDERATED BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND URGE YOU TO VOTE TO ACCEPT THE PLAN. THE UNSECURED CREDITORS' COMMITTEE AND THE BONDHOLDERS' COMMITTEE ALSO RECOMMEND ACCEPTANCE OF THE PLAN, WHICH THEY TOO HAVE CONCLUDED IS IN THE BEST INTERESTS OF THEIR

RESPECTIVE CONSTITUENCIES. LETTERS FROM THE BONDHOLDERS' COMMITTEE AND THE UNSECURED CREDITORS' COMMITTEE ARE ENCLOSED FOR YOUR REVIEW.

    Please read carefully the enclosed Disclosure Statement, which was approved
by the Bankruptcy Court on       , 1994, for further information concerning the
Plan. Please also read the instructions accompanying the enclosed ballot for information regarding completing and returning the ballot. If you have questions regarding voting procedures, you may call the Macy's Debtors' solicitation agent, Georgeson & Company Inc., at (800) 223-2064.

    PLEASE NOTE THAT, TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED NO LATER THAN
5:00 P.M. EASTERN TIME ON                , 1994.

                                Allen Questrom
                                Chairman of the Board
                                  and Chief Executive Officer
                                Federated Department Stores, Inc.

Myron E. Ullman, III                 James M. Zimmerman
Chairman of the Board of Directors   President and Chief Operating
and Chief Executive Officer          Officer
R.H. Macy & Co., Inc.                Federated Department Stores,Inc.

Enclosures

                 THE OFFICIAL UNSECURED BONDHOLDERS' COMMITTEE
                        OF R.H. MACY & CO., INC., ET AL.

                                                                October   , 1994

TO: The Holders of R.H. Macy & Co., Inc.'s:
    14 1/2% Senior Subordinated Debentures due 1998 (Class M-10 and Class MOS-10 Claims)
    14 1/2% Subordinated Debentures due 2001 (Class M-11 and Class MOS-11
Claims)
    16 1/2% Subordinated Discount Debentures due 2006 (Class M-12 and Class MOS-12 Claims)

                     THE BONDHOLDERS' COMMITTEE RECOMMENDS
              THAT YOU VOTE TO ACCEPT THE DEBTORS' CHAPTER 11 PLAN

SUMMARY

    THE OFFICIAL UNSECURED BONDHOLDERS' COMMITTEE (THE "BONDHOLDERS' COMMITTEE") APPOINTED IN THE CHAPTER 11 CASES OF R.H. MACY & CO., INC. ("MACY'S") AND 87 OF ITS SUBSIDIARIES (COLLECTIVELY WITH MACY'S, THE "DEBTORS") BELIEVES THAT ACCEPTANCE OF THE SECOND AMENDED JOINT PLAN OF REORGANIZATION (THE "PLAN"), WHICH IS PREMISED UPON THE MERGER OF MACY'S WITH FEDERATED DEPARTMENT STORES, INC. ("FEDERATED"), IS IN THE BEST INTERESTS OF THE BONDHOLDERS AND RECOMMENDS THAT SUCH HOLDERS VOTE TO ACCEPT THE PLAN.

    The members of the Bondholders' Committee, together with the Bondholders' Committee's legal advisors, Berlack, Israels & Liberman, accounting advisors, Price Waterhouse LLP, and financial advisors, Houlihan, Lokey, Howard & Zukin, Inc., have participated in time-consuming and often difficult negotiations with the Debtors, Federated, and other creditor constituencies. The Plan represents the culmination of these extensive negotiations. It contains numerous concessions and settlements of extremely complicated disputes which, if not resolved now by the Plan, may take years to settle and/or otherwise resolve at considerable expense. After conducting substantial due diligence, carefully reviewing the terms of the Plan, and considering many possible alternatives, the Bondholders' Committee strongly believes that the Plan maximizes Bondholders' recoveries. Accordingly, the Bondholders' Committee urges all Bondholders to vote in favor of the Plan.

    IF THE PLAN IS NOT ACCEPTED BY ANY CLASS OF BONDHOLDERS, THE DEBTORS AND FEDERATED HAVE RESERVED THE RIGHT TO REQUEST CONFIRMATION PURSUANT TO THE CRAMDOWN PROVISIONS OF THE BANKRUPTCY CODE. IF SUCH REQUEST WERE TO BE GRANTED, THE NONACCEPTING CLASSES COULD, IN CERTAIN CASES, RECEIVE A SMALLER (OR NO) DISTRIBUTIONS UNDER THE PLAN.

BONDHOLDER DISTRIBUTIONS

    As more fully described in the accompanying Debtors' Disclosure Statement for the Plan (the "Disclosure Statement"), the 14 1/2% Senior Subordinated Debentures due 1998 (the "Senior Subordinated Debentures") are classified in Classes M-10 and MOS-10, the 14 1/2% Subordinated Debentures due 2001 (the "Subordinated Debentures") are classified in Classes M-11 and MOS-11, and the 16 1/2% Subordinated Discount Debentures due 2006 (the "Junior Subordinated Debentures") are classified in Classes M-12 and MOS-12.

  CLASSES M-10 AND MOS-10

    The following will be distributed pro rata to holders of the Senior Subordinated Debentures (Claims in Classes M-10 and MOS-10) (other than subsidiaries of the Debtors), which aggregate $379,000,000 face amount (or $394,875,889 including prepetition accrued interest):

       . $35,000,000 in cash

       . 47.398% of the shares of New Combined Company Common Stock to be issued to the Bondholders (the "Bondholder Shares")*

       . 56.772% of each series of new warrants to be issued: the 5-year Series
         C Warrants (the "Series C Warrants") and the 7-year Series D Warrants (the "Series D Warrants")**

The estimated recovery for holders of Claims in Classes M-10 and MOS-10 is $749 per $1,000 of face amount of Senior Subordinated Debentures (or $719 per $1,000 of face amount of Senior Subordinated Debentures plus the prepetition accrued interest thereon).***

  CLASSES M-11 AND MOS-11

    The following will be distributed pro rata to holders of Subordinated Debentures (Claims in Classes M-11 and MOS-11) (other than subsidiaries of the Debtors), which aggregate $383,434,000 face amount (or $394,708,025 including prepetition accrued interest):

       . 23.699% of the Bondholder Shares*

       . 33.057% of each series of New Warrants**

The estimated recovery for holders of Claims in Classes M-11 and MOS-11 is $342 per $1,000 of face amount of Subordinated Debentures (or $332 per $1,000 of face amount of Subordinated Debentures plus the prepetition interest accrued thereon).***

  CLASSES M-12 AND MOS-12

    The following will be distributed pro rata to holders of Junior Subordinated Debentures (Claims in Classes M-12 and MOS-12) (other than subsidiaries of the Debtors), which aggregate $634,428,000 face amount (or $503,177,536 of prepetition accreted amount):

       . 18.597% of the Bondholder Shares*

The estimated recovery for holders of Claims in Classes M-12 and MOS-12 is $105 per $1,000 of face amount of Junior Subordinated Debentures (or $133 per $1,000 of the prepetition accreted amount thereof).***

THE BONDHOLDERS' COMMITTEE SUPPORTS THE PLAN

    In July 1994, after approximately 2 1/2 years in chapter 11, the Debtors determined to promulgate a plan of reorganization premised upon a merger with Federated. As a consequence of the proposed

- ------------
  * The total number of Bondholder Shares will be equal to $358,665,400 divided by the Federated Average Market Price (Pool B). The Federated Average Market Price (Pool B) will be the average of intraday high and low average sales prices on the New York Stock Exchange, as reported in The Wall Street Journal (National Edition), of Federated's Common Stock for the 30 consecutive trading days ending on the sixth trading day prior to the effective date of the Plan; provided, however, that if such market price would otherwise be more than $23.00, or less than $18.00, such market price will be equal to $23.00 (if such amount would otherwise exceed $23.00) or $18.00 (if such amount would otherwise be less than $18.00).

 ** The number of Series C Warrants and the number of Series D Warrants each will be equal to $139,152,300 divided by the sum of the value of a New Series C Warrant and the value of a New Series D Warrant, which values will be determined by applying the Black-Scholes warrant valuation model based upon the Federated Average Market Price (Pool B)(as described above, but without any provision for a stock price collar as described above). An equal number of Series C Warrants and Series D Warrants will be issued.

*** The recovery amounts are estimates only and subject to fluctuation based upon, among other things, the actual determination of the Federated Average Market Price (Pool B).

merger, the Bondholders' Committee, the Debtors, Federated, and various creditors worked closely to formulate the current plan, to maximize and expedite distributions to creditors, and to facilitate the Debtors' emergence from chapter 11.

    The Bondholders' Committee believes that the Plan represents the highest and best recovery to the Bondholders (and other creditors) of the Debtors available under the circumstances. The Bondholders' Committee supports the Plan based upon an extensive due diligence investigation of the Debtors and its understanding of the value of the Debtors, both on a stand-alone basis and on a combined basis with Federated. If the Plan is not confirmed by the Bankruptcy Court, the Bondholders' Committee believes that there will likely be an adverse impact on the Debtors' operations and financial resources and, thus, on recoveries to creditors under any future plan of reorganization for the Debtors. THE BONDHOLDERS' COMMITTEE BELIEVES THAT, IF THE PLAN IS NOT CONFIRMED, THE BONDHOLDERS (AND ALL CREDITORS) OF THE DEBTORS RUN THE RISK OF RECEIVING SUBSTANTIALLY LESS THAN THE PLAN PROVIDES.

                           THE BONDHOLDERS' COMMITTEE
                               SUPPORTS THE PLAN

    Each Bondholder is entitled to make its own determination with respect to its vote on the Plan-- neither the Bondholders' Committee nor the members thereof will vote on your behalf. The Bondholders' Committee refers you to the accompanying Disclosure Statement for a more extensive discussion of the Debtors' bankruptcy proceedings and the prospects for the reorganized Debtors.

    Accompanying this letter is the Disclosure Statement and the Plan filed with the United States Bankruptcy Court for the Southern District of New York as well as a copy of the ballot and instructions for voting.

    It is very important that you vote on the Plan by completing and mailing your ballot in accordance with the instructions set forth on the ballot. Ballots
must be received on or before 5:00 p.m., Eastern Time,             , 1994.

                 THE OFFICIAL UNSECURED BONDHOLDERS' COMMITTEE

Shawmut Connecticut Bank, N.A.,              IBJ Schroder Bank & Trust Company,
Indenture Trustee for 14 1/2%                Indenture Trustee for 14 1/2%
Senior Subordinated Debentures due 1998      Subordinated Debentures due 2001

Bank of Montreal Trust Company,              Presidential Life Insurance Company
Indenture Trustee for 16 1/2%
Subordinated Discount Debentures due 2006

             THIS COMMUNICATION DOES NOT CONSTITUTE A SOLICITATION
            BY ANY INDIVIDUAL MEMBER OF THE BONDHOLDERS' COMMITTEE.

                 THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS
                        OF R.H. MACY & CO., INC., ET AL.
                C/O OTTERBOURG, STEINDLER, HOUSTON & ROSEN, P.C.
                                230 PARK AVENUE
                            NEW YORK, NEW YORK 10169

                                October   , 1994

TO:     All General Unsecured Creditors of R.H. Macy & Co., Inc., et al.

FROM:   The Official Committee of Unsecured Creditors

    We are writing to you on behalf of the Official Committee of Unsecured Creditors of R.H. Macy & Co., Inc., et al. (the "Committee") in connection with the solicitation of your vote with respect to the enclosed Second Amended Joint Plan of Reorganization (the "Plan") of R.H. Macy & Co., Inc. and certain of its subsidiaries (the "Debtors"), which is being proposed jointly by the Debtors and Federated Department Stores, Inc. ("Federated"). The Committee recommends that you vote to accept the Plan.

    The Plan is the product of intense efforts by and negotiations among the Debtors, Federated, the Committee, and various other parties. The distributions provided for in the Plan reflect the efforts of the parties to resolve and compromise fairly the extraordinarily intricate issues created by these complex chapter 11 cases. The Committee believes that the result of these negotiations, as reflected in the Plan, is a fair distribution of available assets, and, under the circumstances, the best possible outcome for the Debtors' general unsecured creditors.

    It is the belief of the Committee that the Plan provides for a larger recovery to holders of allowed unsecured claims than otherwise might be available for distribution through other alternatives, including those noted below. Likely alternatives to the distributions contemplated pursuant to this Plan would be significant litigation among the creditor constituencies, a "stand-alone" Macy's plan of reorganization, or a liquidation. The Committee believes: the litigation would be protracted and expensive, would undoubtedly result in a lengthy delay and could actually diminish the distribution to general unsecured creditors; a Macy's "stand-alone" plan would provide significantly lower distributions to all constituencies; and a liquidation would yield a lesser recovery to general unsecured creditors than currently proposed. ACCORDINGLY, THE COMMITTEE RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

    For the purpose of voting on the Plan, the Debtors have provided you with a ballot which should be completed by you for either accepting or rejecting the Plan and mailed in accordance with the procedures set forth in the ballot instruction sheet and in the Disclosure Statement. WHILE THE COMMITTEE SUPPORTS THE PLAN AND RECOMMENDS ACCEPTANCE OF THE PLAN, EACH CREDITOR (INCLUDING INDIVIDUAL COMMITTEE MEMBERS) MUST MAKE ITS OWN INDEPENDENT DETERMINATION AS TO WHETHER OR NOT THE PLAN IS ACCEPTABLE TO THAT CREDITOR.

                                          THE OFFICIAL COMMITTEE OF UNSECURED
                                          CREDITORS OF
                                          R.H. MACY & CO., INC., et al.
                                          By:
                                         _______________________________________
                                               Cedric G. Williams, Chairperson
                                              BNY Financial Corporation

                  DISCLOSURE STATEMENT, DATED OCTOBER   , 1994
                       SOLICITATION OF VOTES WITH RESPECT
               TO THE SECOND AMENDED JOINT PLAN OF REORGANIZATION
                                       OF
                             R.H. MACY & CO., INC.
                        AND CERTAIN OF ITS SUBSIDIARIES

    THE DEBTORS AND FEDERATED (COLLECTIVELY, THE "PLAN PROPONENTS") AND THE CREDITORS' COMMITTEES BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS. ACCORDINGLY, CREDITORS ARE URGED TO VOTE IN FAVOR OF THE PLAN. VOTING INSTRUCTIONS ARE SET FORTH AT PAGES 172 TO 177 OF THIS DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED, AND RECEIVED NO LATER
THAN 5:00 P.M. EASTERN TIME ON                , 1994. CREDITORS ARE ENCOURAGED
TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN OF REORGANIZATION ATTACHED HERETO AS EXHIBIT I AND THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT UNDER "RISK FACTORS," PRIOR TO VOTING.

                              -------------------

    THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

                              -------------------

    THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO A NUMBER OF MATERIAL CONDITIONS PRECEDENT. SEE "OVERVIEW OF THE PLAN-- CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE OF THE PLAN." THERE CAN BE NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED.

                              -------------------

    No person is authorized by any Plan Proponent in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the exhibits attached hereto, and, if given or made, such information or representation may not be relied upon as having been authorized by any of the Plan Proponents. The delivery of this Disclosure Statement will not under any circumstances imply that all of the information herein is correct as of any time subsequent to the date hereof.

    INFORMATION CONTAINED HEREIN REGARDING EACH PLAN PROPONENT AND ITS BUSINESSES AND OPERATIONS, INCLUDING HISTORICAL FINANCIAL INFORMATION, HAS BEEN PROVIDED BY THAT PLAN PROPONENT. NO PLAN PROPONENT ACCEPTS ANY RESPONSIBILITY FOR ANY INFORMATION PROVIDED BY ANY OTHER PLAN PROPONENT.

                              -------------------

    The summaries of the Plan and related documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the appendices thereto, and all documents described therein as being filed with the Bankruptcy Court prior to approval of the Disclosure Statement. The information contained in this Disclosure Statement, including the information regarding the Debtors and Federated and their respective histories, businesses, and operations; the historical and projected financial information of the Debtors (including the projected results of operations of the Combined Company); and the liquidation analysis relating to the Debtors, is included herein for purposes of soliciting acceptances of the Plan. As to contested matters, however, such information is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

                              -------------------

    All capitalized terms and phrases used in this Disclosure Statement and not otherwise defined herein have the meanings ascribed to them in the Plan. As required by the context, references herein to "Macy's," "Federated," or the "Combined Company" should be construed as references to Macy's, Federated, or the Combined Company, as the case may be, together with the respective subsidiaries thereof.

                              -------------------

    THIS DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT. UNTIL SUCH TIME AS THE BANKRUPTCY COURT HAS ENTERED AN ORDER (i) DETERMINING THAT THIS DISCLOSURE STATEMENT CONTAINS "ADEQUATE INFORMATION," WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE, AND (ii) AUTHORIZING THE PLAN PROPONENTS TO USE THIS DISCLOSURE STATEMENT TO SOLICIT ACCEPTANCES OF THE PLAN, THIS DISCLOSURE STATEMENT IS NOT TO BE CONSTRUED AS A SOLICITATION OF, AND THE PLAN PROPONENTS ARE NOT TO BE CONSIDERED AS IN ANY WAY SOLICITING, ACCEPTANCES OF THE PLAN.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
TABLE OF EXHIBITS.....................................................................   viii

INTRODUCTION..........................................................................     1

OVERVIEW OF THE PLAN..................................................................     1
  Introduction........................................................................     1
  General Information Concerning Treatment of Claims and Interests....................     2
  Summary of Classes and Treatment of Claims and Interests............................     2
  Additional Information Regarding Treatment of Certain Claims........................    16
    General Administrative Claims.....................................................    16
    Adjustments of Amounts of Certain Distributions...................................    17
      Adjustments of Amounts of Distributions for Pre-Effective Date Sales of
        Collateral....................................................................    17
      Adjustments for Increased Distributions of Cash.................................    17
        Adjustments of Amounts of Cash and New Debt to be Distributed to Holders of
          Certain Secured Claims......................................................    17
        Adjustments of Amounts of Cash and New Combined Company Common Stock to be
          Distributed.................................................................    18
      Adjustment of Amounts of New Series B Notes and New Series C Notes to be
        Distributed...................................................................    18
      Adjustments Relating to New Bank Facilities.....................................    18
      Certain Effects of Exercise of Prudential Claims Purchase Option................    19
    Special Provisions Regarding Treatment of Allowed Secondary Liability Claims......    19
  Summary of Terms of Certain Securities to be Issued Pursuant to the Plan............    19
  Conditions to Confirmation and Effective Date of the Plan...........................    22
    Conditions to Confirmation........................................................    22
    Conditions to Effective Date......................................................    22
    Waiver of Conditions to Confirmation and Effective Date...........................    23
  Modification or Revocation of the Plan..............................................    24

CERTAIN EVENTS PRECEDING THE DEBTORS' CHAPTER 11 FILINGS..............................    25
  Prepetition Events..................................................................    25
    Pre-LBO Mortgages.................................................................    25
    Leveraged Buyout..................................................................    25
    Acquisition Financing.............................................................    25
    Macy's/CREI Loan Agreement........................................................    26
    Purchase of I. Magnin and Bullock's...............................................    27
    Macy's/49 Store Loan Agreement....................................................    27
    Sale of Credit Card Program; Macy's/GECC Loan Agreement...........................    27
  Prepetition Operations and Liquidity................................................    28

OPERATIONS DURING THE REORGANIZATION CASES............................................    29
  Commencement of Cases and Claims Process............................................    29
    Commencement of Reorganization Cases..............................................    29
    Appointment of Official Committees................................................    29
    Claims Process and Bar Date.......................................................    29
    Extension of Time to Assume or Reject Real Estate Leases..........................    30
  Postpetition Operations and Liquidity...............................................    30
    Debtor in Possession Financing....................................................    30
    Completion of Certain Prepetition Initiatives.....................................    30
    Management Changes................................................................    31
    The Business Plan and Related Matters.............................................    32
  Certain Claims Settlements and Litigation...........................................    33

    Certain IRS Claims................................................................    33
    Farah Litigation..................................................................    33
    Casualty Claims...................................................................    34
    Settlement Process................................................................    34
    State Sales Tax Litigation........................................................    34
  Plan Negotiations...................................................................    35
    Mediation Process.................................................................    36
    Settlement of Certain Claims and Intercreditor Issues Under the Plan..............    36

THE COMBINED COMPANY..................................................................    37
  Restructuring Transactions..........................................................    37
    The Federated/Macy's Merger.......................................................    37
      Effects of the Federated/Macy's Merger..........................................    37
      The Federated/Macy's Merger Agreement...........................................    38
        Bankruptcy Court Approval.....................................................    38
        Representations and Warranties................................................    38
        Conduct of Business Prior to the Federated/Macy's Merger......................    38
        Access, Approvals, Notices, Etc...............................................    39
        Certain Filings and Matters Relating to the Registration Statement............    39
        Certain Macy's Employee and Retiree Matters...................................    40
        Indemnification...............................................................    41
        Competing Offers; Possible Effects of Termination Fee.........................    41
        Restrictions on Hiring........................................................    42
        Conditions to the Federated/Macy's Merger.....................................    42
        Termination...................................................................    43
      Antitrust Matters...............................................................    45
    Operating Subsidiary Transactions.................................................    46
    Real Estate Subsidiary Transactions...............................................    46
    Other Restructuring Transactions..................................................    47
    Corporate Structure Diagrams......................................................    48
  Business of the Combined Company....................................................    49
    Introduction......................................................................    49
    Business Presently Operated by Macy's.............................................    49
      History.........................................................................    49
      Business and Properties.........................................................    49
      Capital Expenditures............................................................    51
      Employees.......................................................................    51
      Legal Proceedings...............................................................    51
      Market for Common and Preferred Shares..........................................    51
    Business Presently Operated by Federated..........................................    52
      History.........................................................................    52
      Business and Properties.........................................................    52
      Capital Expenditures............................................................    54
      Employees.......................................................................    54
      Legal Proceedings...............................................................    54
      Market for Common Shares........................................................    55
    Combined Company Strategic Plan...................................................    55
    Certain Other Matters.............................................................    57
      Seasonality.....................................................................    57
      Competition and Regulation......................................................    57
  Pro Forma Capitalization of the Combined Company....................................    58
  Unaudited Pro Forma Combined Financial Information..................................    60

  Discussion and Analysis of Financial Condition and Results of Operations............    70
  Projected Financial Information.....................................................    70
    Introduction......................................................................    70
    Principal Assumptions.............................................................    71
    Projections.......................................................................    74
  Management..........................................................................    84
    Board of Directors................................................................    84
    Board Committees.................................................................    86
      Executive and Finance Committee.................................................    87
      Audit Review Committee..........................................................    87
      Board Organization Committee....................................................    87
      Compensation Committee..........................................................    87
      Public Policy Committee.........................................................    88
    Director Nomination Procedures....................................................    88
    Director Compensation.............................................................    88
    Executive Officers................................................................    89
    Executive Compensation............................................................    90
      Three-Year Compensation Summary.................................................    90
      Fiscal 1993 Stock Option Grants.................................................    92
      Fiscal Year-End Option Values...................................................    93
      Fiscal 1993 Long-Term Incentive Plan Awards.....................................    94
      Employment Agreement with Chief Executive Officer...............................    94
      Employment Agreements with Other Federated Executive Officers...................    96
      Change-in-Control Agreements....................................................    96
      Retirement Programs.............................................................    97
      Certain Arrangements with New Deputy Chairman...................................    99
  Certain Arrangements with Macy's Employees..........................................   101
    Arrangements with Roger N. Farah..................................................   101
    Other Employee Arrangements.......................................................   102
  Limitation of Liability; Indemnification of Directors and Officers..................   103

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS.......   106

CAPITAL STOCK OF THE COMBINED COMPANY.................................................   108
  New Combined Company Common Stock...................................................   108
    Authorized Capital Stock..........................................................   108
    General...........................................................................   108
    Dividends.........................................................................   108
    Trading Market....................................................................   108
    Registration......................................................................   108
    Transfer Agent....................................................................   109
  New Combined Company Preferred Stock................................................   109
  New Combined Company Share Purchase Rights..........................................   109
  Certain Corporate Governance Matters................................................   112
  Future Stock Issuances..............................................................   114

SECURITIES TO BE ISSUED PURSUANT TO THE PLAN..........................................   116
  Introduction........................................................................   116
  Assumptions Regarding Valuation of New Securities...................................   117
  New Prudential Mortgage Notes.......................................................   118
  New GECC Mortgage Notes.............................................................   119
  New Unsecured Notes.................................................................   120
    Introduction......................................................................   120

    New Series A Notes................................................................   121
    New Series B Notes................................................................   121
    New Series C Notes................................................................   122
    Common Provisions of the New Unsecured Notes......................................   122
      Ranking.........................................................................   122
      Registered Form; Transfers......................................................   122
      Limitation on Indebtedness......................................................   122
      Limitation on Liens.............................................................   123
      Limitation on Asset Sales.......................................................   123
      Limitation on Sale and Leaseback Transactions...................................   123
      Limitation on Restricted Payments...............................................   124
      Limitation on Transactions with Affiliates......................................   124
      Limitation on Merger and Certain Other Transactions.............................   125
      Event Risk Provision............................................................   125
      Limitation on Payment Restrictions Affecting Subsidiaries.......................   125
      Limitation on the Issuance of Subsidiary Preferred Stock........................   126
      Restriction on Permitting Unrestricted Subsidiaries to Become Restricted
        Subsidiaries..................................................................   126
      Maintenance of Office or Agency.................................................   126
      Paying Agents, Etc..............................................................   126
      Payment of Taxes and Other Claims...............................................   126
      Maintenance of Properties.......................................................   126
      Existence.......................................................................   127
      Compliance with Laws............................................................   127
      Events of Default...............................................................   127
      Modification and Waiver.........................................................   128
      Defeasance......................................................................   128
      Satisfaction and Discharge......................................................   129
      Governing Law...................................................................   130
      Regarding the Trustee...........................................................   130
      Certain Defined Terms...........................................................   130
  New Combined Company Common Stock...................................................   135
  New Warrants........................................................................   135

OTHER INDEBTEDNESS OF THE COMBINED COMPANY............................................   137
  New Bank Facilities.................................................................   137
    Revolving Loan Facility...........................................................   138
    Term Loan Facility................................................................   138
    Interest Rate.....................................................................   139
    Fees..............................................................................   139
    Security and Guarantees...........................................................   139
    Covenants.........................................................................   139
    Events of Default.................................................................   140
  Federated's Existing Bank Credit Facility...........................................   140
  Federated Series A Secured Notes....................................................   141
  Prime Receivables Asset-Backed Certificates.........................................   143
  Seven Hills Asset-Backed Commercial Paper...........................................   144
  ASGREC Mortgage Loan Facility.......................................................   144
  Lazarus PA Mortgage Term Loan.......................................................   144
  FNC Promissory Note.................................................................   144
  Federated Note Monetization Facility................................................   145
  Federated Convertible Notes.........................................................   145
  Federated Subsidiary Trade Obligations..............................................   146

  Miscellaneous Mortgage Indebtedness.................................................   146

RISK FACTORS..........................................................................   147
  Antitrust Matters...................................................................   147
  Business Factors and Competitive Conditions.........................................   147
  Leverage; Restrictive Covenants.....................................................   148
  Security Interests..................................................................   148
  Holding Company Structure...........................................................   148
  Dividend Policies; Restrictions on Payment of Dividends.............................   149
  Lack of Established Market for the New Debt and New Equity; Volatility..............   149
  Projections.........................................................................   149
  Noncomparability of Historical Financial Information................................   150
  Certain Taxation Matters............................................................   150
  Dilution............................................................................   151
  Certain Conditions to the Federated/Macy's Merger...................................   151
  Certain Provisions of the Combined Company's Certificate of Incorporation, By-Laws,
    and Other Agreements..............................................................   151

GENERAL INFORMATION CONCERNING THE PLAN...............................................   152
  Vesting of Property of the Macy's Debtors...........................................   152
  Legal Effects of the Plan...........................................................   152
    Discharge of Claims and Termination of Interests; Related Injunction..............   152
    Limitations on Amounts to be Distributed to Holders of Allowed Insured Claims.....   153
    Intercompany Claims and Certain Claims of Affiliates..............................   153
    Preservation of Rights of Action Held by the Debtors or Reorganized Debtors.......   153
  Releases and Certain Settlements Under the Plan; Related Injunction.................   153
    Releases by the Debtors...........................................................   153
    Releases by Swiss Bank............................................................   154
    Releases by Holders of Claims or Interests........................................   155
    Injunction........................................................................   155
    Resolution of Certain Claims and Subordination Issues.............................   155
    Preservation of Certain Subordination and Turnover Rights.........................   156
  Continuation of Certain Retirement Benefits.........................................   156
    Certain Retiree Health, Medical, and Life Insurance Benefits......................   156
    Purchase Discounts for Retirees...................................................   156
  Executory Contracts and Unexpired Leases............................................   156
    Assumptions, Assignments, and Rejections of Non-Real Property Executory Contracts
      and Unexpired Leases............................................................   157
      Assumptions and Assignments.....................................................   157
      Rejections......................................................................   157
    Assumptions and Rejections of Real Property Executory Contracts and Unexpired
      Leases..........................................................................   157
    Payments Related to Assumptions...................................................   158
    Bar Date for Rejection Damages....................................................   158
  Special Executory Contract and Unexpired Lease Issues...............................   159
    Assignments Related to the Restructuring Transactions.............................   159
    Obligations to Indemnify Directors, Officers, and Employees.......................   159
    Reinstatement of Allowed Secondary Liability Claims Arising from or Related to
      Executory Contracts or Unexpired Leases Assumed by Macy's or Macy's Subsidiaries   159
    Cancellation of Old Indentures....................................................   160
  Limitation of Liability.............................................................   160
  Modification or Revocation of the Plan..............................................   160

DISTRIBUTIONS UNDER THE PLAN..........................................................   161

  General.............................................................................   161
  Methods of Distributions............................................................   161
    Distributions to Holders of Allowed Bank Loan Claims..............................   161
    Distributions to Holders of Allowed Debt Security Claims..........................   162
    Distributions to Holders of Other Claims..........................................   162
  Undeliverable or Unclaimed Distributions............................................   162
    Distributions Held by Disbursing Agents...........................................   162
    Distributions Held by Agent Banks or Indenture Trustees...........................   163
  Distribution Record Date............................................................   164
  Means of Cash Payments..............................................................   164
  Timing and Calculation of Amounts to be Distributed.................................   164
    Allowed Claims in Non-Reserve Classes and the Fixed Cash Portion of Allowed Claims
in Reserve Classes....................................................................   164
    New Combined Company Common Stock to be Distributed to Holders of Allowed Claims
in Reserve Classes....................................................................   165
      Initial Distributions...........................................................   165
      Additional Quarterly Distributions on Account of Previously Allowed Claims......   165
    Distributions of New Debt.........................................................   165
    Distributions of Shares of New Equity.............................................   166
    De Minimis Distributions..........................................................   166
    Special Provisions Regarding Agent Bank Charges, Indenture Trustee Charging Liens,
and Certain Fees and Expenses of Senior Lenders.......................................   167
      Agent Bank Charges..............................................................   167
      Indenture Trustee Charging Liens................................................   167
      Fees and Expenses of Senior Lenders.............................................   167
    Compliance with Tax Requirements..................................................   167
  Surrender of Canceled Securities or Other Instruments...............................   167
    General...........................................................................   167
    Failure to Surrender Canceled Old Debt Securities or Untendered Securities........   168
  Setoffs.............................................................................   168
  Disputed Claims; Reserve and Estimations............................................   168
    Treatment of Disputed Claims......................................................   168
      No Payments on Account of Disputed Claims and Disputed Claims Reserve...........   168
      Funding of Disputed Claims Reserve and Recourse.................................   168
      Property Held in Disputed Claims Reserve........................................   169
    Distributions on Account of Disputed Claims Once They Are Allowed.................   169
    Tax Requirements for Income Generated by the Disputed Claims Reserve..............   170
  Objections to Claims and Authority to Prosecute Objections; Claims Resolution
Committee.............................................................................   170
    Objections........................................................................   170
    Claims Resolution Committee.......................................................   171
      Function and Composition of the Committee.......................................   171
      Committee Procedures............................................................   171
      Employment of Professionals by the Committee and Reimbursement of Committee
Members...............................................................................   171
      Dissolution of the Committee....................................................   171

VOTING AND CONFIRMATION OF THE PLAN...................................................   172
  General.............................................................................   172
  Voting Procedures And Requirements..................................................   172
  Procedures for Holders of Old Debt Securities.......................................   173
  Further Information.................................................................   173
  Confirmation Hearing................................................................   174

  Confirmation........................................................................   174
  Acceptance or Cramdown..............................................................   174
  Best Interests Test; Liquidation Analysis...........................................   175
  Feasibility.........................................................................   177
  Compliance with Applicable Provisions of the Bankruptcy Code........................   177
  Alternatives to Confirmation and Consummation of the Plan...........................   177

FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE
  PLAN................................................................................   178
  General.............................................................................   178
  Federal Income Tax Consequences to the Debtors and the Combined Company.............   178
    Net Operating Loss Carryforwards..................................................   178
    Alternative Minimum Tax...........................................................   179
  Certain Federal Income Tax Consequences of the Federated/Macy's Merger and Other
Restructuring Transactions............................................................   179
  Federal Income Tax Consequences to Holders of Impaired Allowed Claims...............   179
    Definition of Tax Securities......................................................   180
    Holders of Allowed Claims Not Constituting Tax Securities.........................   180
    Holders of Allowed Claims Constituting Tax Securities.............................   180
  Federal Income Tax Considerations for All Holders of Allowed Claims.................   181
    Receipt of Interest...............................................................   181
    Future Stock Gains................................................................   181
    Original Issue Discount...........................................................   182
  Request for IRS Rulings.............................................................   182
  Importance of Obtaining Professional Tax Assistance.................................   182

APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS....................................   183
  Issuance of Securities Under the Plan...............................................   183
  Transfers of New Securities.........................................................   183
  Certain Transactions by Stockbrokers................................................   184

ADDITIONAL INFORMATION................................................................   184

RECOMMENDATION AND CONCLUSION.........................................................   185

INDEX TO HISTORICAL FINANCIAL INFORMATION.............................................   F-1

                               TABLE OF EXHIBITS

Exhibit I Second Amended Joint Plan of Reorganization of R.H. Macy & Co., Inc. and Certain of Its Subsidiaries
Exhibit II    List of Debtors
Exhibit III   List of Members of Each of the Creditors' Committees
Exhibit IV    Hypothetical Liquidation Analysis

                                  INTRODUCTION

    This Disclosure Statement relates to a second amended joint plan of reorganization (as from time to time hereafter further amended or modified, the "Plan") for R.H. Macy & Co., Inc. ("Macy's") and the subsidiaries of Macy's that are debtors in the above-captioned chapter 11 cases (collectively with Macy's, the "Debtors"). A copy of the Plan is attached hereto as Exhibit I. The proponents of the Plan are the Debtors and Federated Department Stores, Inc. ("Federated" and, collectively with the Debtors, the "Plan Proponents"). The Plan Proponents seek Confirmation of the Plan and submit this Disclosure Statement in connection with their solicitation of acceptances of the Plan.

    The official committee of unsecured creditors of the Debtors (the "Unsecured Creditors' Committee") and the official unsecured bondholders' committee of the Debtors (the "Bondholders' Committee" and, collectively with the Unsecured Creditors' Committee, the "Creditors' Committees") appointed in the Debtors' chapter 11 cases (the "Reorganization Cases"), together with certain principal secured creditors of the Debtors, including The Prudential Insurance Company of America ("Prudential"), representatives of the WCB Group, representatives of the 49 Store Bank Group, representatives of the CREI Bank Group, Fidelity Management & Research Company ("Fidelity"), and Swiss Bank (collectively, the "Senior Lenders"), have participated with the Plan Proponents in the negotiations leading to the formulation and proposal of the Plan. The Creditors' Committees have endorsed the Plan and have recommended that their respective creditor constituencies vote to accept the Plan.

    The requirements for Confirmation of the Plan, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are described below under the caption "Voting and Confirmation of the Plan." The Plan constitutes a separate plan of reorganization for each of the Debtors. Accordingly, the voting and other Confirmation requirements of the Bankruptcy Code must be satisfied for each of the Debtors.

    Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of material conditions precedent, which are summarized in "Overview of the Plan--Conditions to Confirmation and Effective Date of the Plan." There can be no assurance that these conditions will be satisfied.

                              OVERVIEW OF THE PLAN

INTRODUCTION

    The following is an overview of certain material provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan itself, which is attached hereto as Exhibit I, and the appendices thereto, which are available for inspection at the Document Reviewing Centers. See "Additional Information." For a description of certain other significant terms and provisions of the Plan, see "General Information Concerning the Plan" and "Distributions Under the Plan."

    The Plan provides for the merger of Federated and Macy's (the "Federated/Macy's Merger"). After the consummation of the Federated/Macy's Merger, the Combined Company will operate the existing businesses of Macy's and Federated. See "The Combined Company--Business of the Combined Company--Combined Company Strategic Plan." The directors and officers of Federated immediately before the Federated/Macy's Merger will be directors and officers of the Combined Company immediately after the Federated/Macy's Merger. In addition, pursuant to the Federated/Macy's Merger Agreement, Myron E. Ullman, III, who is currently the Chairman of the Board of Directors and Chief Executive Officer of Macy's, together with Mrs. Gertrude G. Michelson and Messrs. Laurence A. Tisch and Paul W. Van Orden, each of whom is currently a director of Macy's, will be directors of the Combined Company immediately after the Federated/Macy's Merger, and Mr. Ullman will also be the Deputy Chairman of the Combined Company. (See "The Combined Company--Management" for further information relating to each of the persons who is presently expected to serve as a director or executive officer of the Combined Company immediately after the Federated/Macy's Merger and information relating to Mr. Ullman's intention to relinquish his positions with the Combined Company in 1995.) The certificate of incorporation (the "Certificate of Incorporation") and by-laws (the "By-Laws") of the Combined Company immediately after the Federated/Macy's Merger will be substantially identical to the certificate of incorporation and by-laws of Federated immediately before the Federated/Macy's Merger, except that the authorized capital of the Combined Company will be increased. See "The Combined Company--Restructuring Transactions--The Federated/Macy's Merger."

GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS

    The Plan provides that holders of Allowed Claims in certain Classes will be entitled to distributions of cash, New Debt, New Equity, or a combination thereof. See "Securities to be Issued Pursuant to the Plan" for a description of the securities to be issued pursuant to the Plan. The Plan Proponents presently intend to seek to consummate the Plan and cause the Effective Date to occur in December 1994. There can be no assurance, however, as to when the Effective Date will actually occur, and, for purposes of computations of Claim amounts, administrative and other expenses, and similar computational purposes, the Effective Date is assumed to occur on January 28, 1995 (which is the last day of Federated's fiscal year). Procedures for the distribution of cash and securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by holders of Claims in certain Classes and that could affect the amount of distributions ultimately received by such holders, are described in "Distributions Under the Plan."

    The determination of the relative distributions to be received under the Plan by the holders of Claims in certain Classes was based upon, among other factors, estimates of the amounts of Allowed Claims in such Classes and the relative priorities of such Allowed Claims. The estimates of the amounts of Allowed Claims in each Class are set forth in "--Summary of Classes and Treatment of Claims and Interests." The distributions to be received by creditors in certain Classes could change if those estimates are not accurate.

    The "cramdown" provisions of section 1129(b) of the Bankruptcy Code permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See "Voting and Confirmation of the Plan--Acceptance or Cramdown." The Plan Proponents have reserved the right to request Confirmation pursuant to the cramdown provisions of the Bankruptcy Code and amend the Plan if any Class of Claims or Interests fails to accept the Plan. If such request were granted by the Bankruptcy Court, the dissenting Classes could, in certain cases, receive alternative treatment under the Plan. For purposes of this Disclosure Statement, however, it has been assumed that the Plan Proponents will not be required to seek Confirmation under the cramdown provisions of the Bankruptcy Code, except with respect to certain Classes of Claims and Interests that in any event will not receive any distributions under the Plan and thus will be deemed under the Bankruptcy Code to have rejected the Plan. Although the Plan Proponents believe that, if necessary, the Plan could be confirmed under the cramdown provisions of the Bankruptcy Code, there can be no assurance that the requirements of such provisions would be satisfied or, even if such requirements could be satisfied, that such alternative treatment would not materially affect the distributions proposed to be made to other creditors or the projected financial condition or results of operations of the Combined Company. In addition, as described in "The Combined Company--Restructuring Transactions--The Federated/Macy's Merger--The Federated/Macy's Merger Agreement--Termination," Federated and Macy's each may have the right to terminate the Federated/Macy's Merger Agreement if Confirmation of the Plan is sought under the cramdown provisions of section 1129(b) of the Bankruptcy Code in circumstances involving the proposal of alternative treatment under the Plan of Classes of Claims that reject the Plan.

SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

    The classification of Claims and Interests, the estimated aggregate amount of Claims in each Class, and the amount and nature of distributions to holders of Claims or Interests in each Class are summarized in the table below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified. The treatment of such Claims and estimates of the aggregate amounts of Claims in each category are also set forth in the table below. For a discussion of certain additional matters related to Administrative Claims and Priority Tax Claims, see "--Additional Information Regarding Treatment of Certain Claims--General Administrative Claims" and "Operations During the Reorganization Cases--Certain Claims Settlements and Litigation--Certain IRS Claims."

    For convenience, the information set forth in the table below with respect to Administrative Claims, Priority Tax Claims, and each Class of Claims or Interests is presented on a combined basis for all of the Debtors to which such information is applicable. The estimated aggregate amounts of Administrative Claims, Responsible Person Priority Tax Claims, Other Priority Tax Claims, Priority Claims, and Reserve Class Claims (collectively, the "Uncompromised Claims") are based on the Debtors' estimates of the aggregate amounts of such Claims upon resolution of all such Claims that are also Disputed Claims. Certain of these Disputed Claims are material, and the total amount of all Uncompromised Claims, including Disputed Claims, is materially in excess of the total amount of Allowed Claims assumed in the development of the Plan. It is a condition to Confirmation that the aggregate amounts of Administrative Claims, Priority Tax Claims, Priority Claims, and Allowed Reserve Class Claims shall have been estimated or determined by Bankruptcy Court orders (to the extent that the Bankruptcy Court has jurisdiction) that are not subject to any stay in amounts that do not exceed the corresponding estimated aggregate amounts set forth in the table below for each category or Class of Claims. See "--Conditions to Confirmation and Effective Date of the Plan-- Conditions to Confirmation" and "--Waiver of Conditions to Confirmation and Effective Date."

    The amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly more or less than the estimated allowed amount of such Claim. In addition, the actual ultimate aggregate amount of Allowed Claims in the Classes of general Unsecured Claims, including Trade Claims, that are not otherwise classified (Reserve Classes M-13, MOS-13, MRS-10, and MMS-5) may differ significantly from the estimates set forth below. Accordingly, the amount of the Pro Rata distributions of New Combined Company Common Stock that will ultimately be received by a particular holder of an Allowed Claim in a Reserve Class may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in the applicable Class. Moreover, because Allowed Claims in Reserve Classes M-13, MOS-13, MRS-10, and MMS-5 will receive Pro Rata distributions of New Combined Company Common Stock as if such Claims were in a single Class, the amount of the distribution that will ultimately be received by a particular holder of an Allowed Claim in any such Class may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in any Reserve Class. Consequently, distributions of New Combined Company Common Stock to holders of Allowed Claims in the Reserve Classes will be made on an incremental basis until all Disputed Claims in such Classes have been resolved. See "Distributions Under the Plan--Timing and Calculation of Amounts to be Distributed--New Combined Company Common Stock to be Distributed to Holders of Allowed Claims in Reserve Classes" and "--Disputed Claims; Reserve and Estimations."

    Except as otherwise described in "General Information Concerning the Plan--Releases and Certain Settlements Under the Plan; Related Injunction--Preservation of Certain Subordination and Turnover Rights," pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to amounts and allowability of: (i) Claims under the Macy's/Prudential Loan Agreement (Classes M-4, MOS-4, and MRS-4); (ii) Allowed Bank Loan Claims (Classes M-5 through M-7, MOS-5 through MOS-7, MRS-5 through MRS-7, and MMS-4);
(iii) Claims of Swiss Bank under the Macy's/Swiss Bank Liquidated Damages Agreement or the Macy's/Macy's South Liquidated Damages Guaranty (Classes M-8, MOS-8, and MRS-8); (iv) Claims of GECC under the Macy's/GECC Loan Agreement or the Macy's/GECC

Interest Guaranty (Classes M-9 and MOS-9); (v) Claims of John Hancock under the John Hancock KPM Note or the John Hancock Plaza Store Note (Class MRS-9); and
(vi) Allowed Debt Security Claims (Classes M-10 through M-12 and MOS-10 through MOS-12) (collectively, the "Compromised Classes"), and a good faith compromise and settlement of all claims and controversies relating to the enforcement or termination of all contractual, legal, and equitable subordination and turnover rights that a holder of a Claim or Interest may have with respect to any Allowed Claim, or any distribution to be made pursuant to the Plan on account of such Claim. See "General Information Concerning the Plan--Releases and Certain Settlements Under the Plan; Related Injunction--Resolution of Certain Claims and Subordination Issues."

    Each amount shown in the table below as "Estimated Percentage Recovery" for each Class is the quotient of the cash, if any, plus the assumed value of the securities to be distributed to all holders of Allowed Claims in such Class, divided by the estimated aggregate amount of Allowed Claims in such Class (including, with respect to Classes of Allowed Debt Security Claims in connection with the Old Debt Securities, the amount of such Claims held by Macy's Financial, as specified in "General Information Concerning the Plan--Legal Effects of the Plan--Intercompany Claims and Certain Claims of Affiliates"). For purposes of such computation, the New Debt is assumed to have a value equal to its principal amount, the New Combined Company Common Stock to be distributed to Claim holders under the Plan is assumed to have an aggregate value of $1,697,767,100, and the New Warrants are assumed to have an aggregate value of $139,152,300. See "Securities to be Issued Pursuant to the Plan--Assumptions Regarding Valuation of New Securities" for a description of the manner in which the number of shares of New Combined Company Common Stock and the number of New Warrants will be determined and valued for purposes of the Plan, the assumptions used in connection with the foregoing, and the limitations thereon, and "Risk Factors" for a discussion of various other factors that could materially affect the value of New Securities distributed pursuant to the Plan. There can be no assurance that the New Debt, the New Combined Company Common Stock, and the New Warrants will have the values assumed herein. See "Risk Factors." Moreover, as discussed above, there can be no assurance that the actual amounts of Allowed Claims in Reserve Classes will not materially exceed the estimated aggregate amounts shown in the table below. Accordingly, no representation can be or is being made with respect to whether the percentage recoveries shown in the table below will actually be realized by the holder of an Allowed Claim in any particular Class.

    Except for Disputed Claims and distributions of New Combined Company Common Stock to holders of general Unsecured Claims, including Trade Claims, that are not otherwise classified (Reserve Classes M-13, MOS-13, MRS-10, and MMS-5), which distributions will be made incrementally, as described in "Distributions Under the Plan--Timing and Calculation of Amounts to be Distributed -- New Combined Company Common Stock to be Distributed to Holders of Allowed Claims in Reserve Classes," distributions will be deemed made on the Effective Date as follows. In general, distributions will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than (i) 90 days after the Effective Date or (ii) such later date when the applicable conditions under the Plan relating to such distributions are satisfied. Notwithstanding the foregoing, subject to the conditions of Section IV.E.1 of the Plan (regarding execution of the New Mortgage Notes Agreements) and Section VI.I of the Plan (regarding surrender of canceled instruments and securities), distributions will be made on the Effective Date to: (a) Prudential; (b) the applicable Agent Banks; (c) Swiss Bank; (d) GECC; (e) John Hancock; and (f) the applicable Indenture Trustee or Disbursing Agent, on account of Allowed Claims in the applicable Compromised Classes. See "Distributions Under the Plan --General" for a discussion of other Plan provisions that may affect the timing of distributions under the Plan. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section VI.G of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and Section VII.C of the Plan (relating to distributions on account of Disputed Claims once they are allowed). See "Distributions Under the Plan--Timing and Calculation of Amounts to be Distributed" and

"--Disputed Claims; Reserve and Estimations--Distributions on Account of Disputed Claims Once They Are Allowed."

    The Plan provides that the Combined Company, at its sole option, may: (i) increase the amount of cash to be distributed to Prudential, GECC, holders of Allowed Bank Loan Claims, and Swiss Bank (Classes M-4 through M-9, MOS-4 through MOS-9, MRS-4 through MRS-8, and MMS-4) and make corresponding reductions in the respective amounts of New Debt or New Combined Company Common Stock to be distributed to such Classes or (ii) increase the aggregate principal amount of either the New Series B Notes or New Series C Notes to be distributed to holders of Allowed Bank Loan Claims and Swiss Bank (Classes M-5 through M-8, MOS-5 through MOS-8, MRS-5 through MRS-8, and MMS-4), in exchange for a corresponding reduction in the aggregate principal amount of the other series, so long as so doing would not cause the aggregate principal amount of either series of New Unsecured Notes to be distributed to be less than $200.0 million. See "--Additional Information Regarding Treatment of Certain Claims--Adjustments of Amounts of Certain Distributions." In this regard, Federated is seeking to arrange $2,800.0 million in bank credit facilities for the Combined Company (the "New Bank Facilities"), $1,723.9 million of the net proceeds of which would be applied as follows (all amounts are as of January 28, 1995) (the following transactions being collectively referred to as the "Refinance Transactions"):
(i) the distribution of $462.6 million in cash to holders of Allowed Bank Loan Claims and Swiss Bank in lieu of the distributions of the New Series A Notes and New Series C Notes (see "Securities to be Issued Pursuant to the Plan--New Unsecured Notes"); (ii) the exercise of the option held by Federated Noteholding Corporation ("FNC"), a wholly owned subsidiary of Federated, to purchase the remainder of Prudential's Claims under the Macy's/Prudential Loan Agreement (the "Prudential Claims") for $473.0 million (see "Operations During the Reorganization Cases--Plan Negotiations"); (iii) the prepayment of $335.2 million principal amount of the FNC Note (see "Other Indebtedness of the Combined Company--FNC Promissory Note"); (iv) the prepayment of $273.6 million aggregate principal amount of Federated's Series A Secured Notes (see "Other Indebtedness of the Combined Company--Federated Series A Secured Notes"); (v) the repayment of $103.9 million of short-term borrowings; (vi) the application of $22.1 million in respect of additional financing fees to be incurred in connection with the New Bank Facilities; and (vii) the distribution of $53.5 million in cash to GECC on account of its Allowed Claims in Classes M-9 and MOS-9 in lieu of the distribution of the New GECC Mortgage Notes (see "Securities to be Issued Pursuant to the Plan-- New GECC Mortgage Notes"). See "Other Indebtedness of the Combined Company--New Bank Facilities." In such event, in accordance with the Plan, it is anticipated that the aggregate principal amount of New Series B Notes that would be issued to the holders of Allowed Bank Loan Claims and Swiss Bank would be increased by $211.2 million, from $288.8 million to $500.0 million. The consummation of the transactions contemplated by the Plan and the Federated/Macy's Merger Agreement is not, however, conditioned upon the New Bank Facilities being available to the Combined Company.

    For simplicity, the table below has been prepared based on the assumption that the Refinance Transactions are not consummated and, accordingly, that the respective amounts of New Prudential Mortgage Notes; New GECC Mortgage Notes; and New Series A Notes, New Series B Notes, and New Series C Notes (collectively, the "New Unsecured Notes") that are distributable under the Plan will not be adjusted in the manner described above, and that the New Bank Facilities are not available to the Combined Company. In addition, the treatment of Claims described in the table below is subject to the Plan provisions described in "--Additional Information Regarding Treatment of Certain Claims."

                        TREATMENT OF CLAIMS AGAINST AND
                    INTERESTS IN THE DEBTORS UNDER THE PLAN

    DESCRIPTION OF CLAIMS OR INTERESTS
AND ESTIMATE(S) OF AGGREGATE CLAIM AMOUNTS                    TREATMENT
- -------------------------------------------  -------------------------------------------

UNCLASSIFIED CLAIMS
- - ADMINISTRATIVE CLAIMS:
 Claims for costs and expenses of
 administration allowed under section
 503(b), 507(b), or 1114(e)(2) of the
 Bankruptcy Code.

- -- ADMINISTRATIVE CLAIMS IN GENERAL--        Except as specified below, unless otherwise
   Administrative Claims, other than         agreed by the holder of an Administrative
   Administrative Claims arising in the      Claim and the applicable Debtor or
   ordinary course of the Debtors'           Reorganized Debtor, each holder of an
   businesses or arising from the DIP        Administrative Claim will receive, in full
   Credit Agreement, including allowed       satisfaction of its Claim, cash equal to
   reclamation Claims.                       the amount of such Administrative Claim on
 ESTIMATED AGGREGATE CLAIMS AMOUNT:          the Effective Date or, if the
   $65.0 million                             Administrative Claim is not allowed as of
                                             the Effective Date (i) 30 days after the
                                             date on which an order allowing such Claim
                                             (other than a Claim for reclamation under
                                             section 546(c) of the Bankruptcy Code)
                                             becomes a Final Order or (ii) with respect
                                             to Claims for reclamation under section
                                             546(c) of the Bankruptcy Code, 30 days
                                             after the date on which (a) an order
                                             allowing such Claim becomes a Final Order
                                             or (b) a Stipulation of Amount and Nature
                                             of Claim is executed by the applicable
                                             Reorganized Debtor and Claim holder.
                                             ESTIMATED PERCENTAGE RECOVERY: 100%

- -- ORDINARY COURSE                           Such Administrative Claims will be assumed
   LIABILITIES--Administrative Claims based  and paid by the applicable Reorganized
   on liabilities incurred by a Debtor in    Debtor pursuant to the terms and conditions
   the ordinary course of its business       of the particular transaction giving rise
   (including Administrative Claims that     to such Administrative Claims, without any
   are Trade Claims, Administrative Claims   further action by the holders of such
   of governmental units for taxes           Claims.
   (including tax audit Claims arising       ESTIMATED PERCENTAGE RECOVERY: 100%
   after the Petition Date), and
   Administrative Claims arising from or
   under postpetition executory contracts
   and unexpired leases).
   ESTIMATED AGGREGATE CLAIMS AMOUNT:
   N/A

    DESCRIPTION OF CLAIMS OR INTERESTS
AND ESTIMATE(S) OF AGGREGATE CLAIM AMOUNTS                    TREATMENT
- -------------------------------------------  -------------------------------------------

- -- DIP CREDIT AGREEMENT--Administrative      On the Effective Date or at a later date
   Claims under or evidenced by the DIP      determined pursuant to the DIP Credit
   Credit Agreement.                         Agreement, such Administrative Claims will
   ESTIMATED AGGREGATE CLAIMS AMOUNT:        be paid, as Federated or the Combined
   N/A                                       Company determines, in its sole discretion:
                                             (i) in cash equal to the amount of such
                                             Administrative Claims or (ii) in accordance
                                             with the DIP Credit Agreement.
                                             ESTIMATED PERCENTAGE RECOVERY: 100%

- - PRIORITY TAX CLAIMS:

- -- FEDERAL PRIORITY TAX CLAIMS               The Debtors and the IRS have reached an
 ESTIMATED AGGREGATE CLAIMS AMOUNT: $151.1   agreement to settle the Federal Priority
 million                                     Tax Claims of the IRS against the Debtors
                                             by entering into the IRS Settlement
                                             Agreement. See "Operations During the
                                             Reorganization Cases-- Certain Claims
                                             Settlements and Litigation-- Certain IRS
                                             Claims." Pursuant to section 1129(a)(9)(C)
                                             of the Bankruptcy Code and as contemplated
                                             in the IRS Settlement Agreement, beginning
                                             one year after the Effective Date, the IRS
                                             will receive, in full satisfaction of its
                                             Federal Priority Tax Claims (except as
                                             provided below with respect to Responsible
                                             Person Priority Tax Claims), deferred cash
                                             payments in the amount of such Claims in
                                             six equal annual installments of principal,
                                             plus simple interest accruing from the
                                             Effective Date at 7% per annum on the
                                             unpaid portion of such Claims (or upon such
                                             other terms determined by the Bankruptcy
                                             Court to provide the holders of Federal
                                             Priority Tax Claims with deferred cash
                                             payments having a value, as of the
                                             Effective Date, equal to such Claims);
                                             provided, however, that the Reorganized
                                             Debtors will have the right to pay any
                                             Federal Priority Tax Claim, or any
                                             remaining balance of such Claim, in full at
                                             any time on or after the Effective Date,
                                             without premium or penalty.
                                             ESTIMATED PERCENTAGE RECOVERY: 100%

    DESCRIPTION OF CLAIMS OR INTERESTS
AND ESTIMATE(S) OF AGGREGATE CLAIM AMOUNTS                    TREATMENT
- -------------------------------------------  -------------------------------------------

- -- RESPONSIBLE PERSON PRIORITY TAX CLAIMS    On the Effective Date or, if the
   ESTIMATED AGGREGATE CLAIMS AMOUNT: $39.4  Responsible Person Priority Tax Claim is
   million                                   not allowed as of the Effective Date, the
                                             first Quarterly Distribution Date after the
                                             date on which (i) an order allowing such
                                             Claim becomes a Final Order or (ii) a
                                             Stipulation of Amount and Nature of Claim
                                             is executed by the applicable Reorganized
                                             Debtor and Claim holder, each holder of a
                                             Responsible Person Priority Tax Claim will
                                             receive cash equal to the amount of such
                                             Claim. To the extent that any holder of a
                                             Responsible Person Priority Tax Claim holds
                                             any other Allowed Claims, all distributions
                                             received by the holder of such Responsible
                                             Person Priority Tax Claim, whether on
                                             account of such Responsible Person Priority
                                             Tax Claim or on account of other Allowed
                                             Claims, will be first applied toward and
                                             will reduce the amount of such Responsible
                                             Person Priority Tax Claim.
                                             ESTIMATED PERCENTAGE RECOVERY: 100%

    DESCRIPTION OF CLAIMS OR INTERESTS
AND ESTIMATE(S) OF AGGREGATE CLAIM AMOUNTS                    TREATMENT
- -------------------------------------------  -------------------------------------------

- -- OTHER PRIORITY TAX CLAIMS                 Pursuant to section 1129(a)(9)(C) of the
   ESTIMATED AGGREGATE CLAIMS AMOUNT:        Bankruptcy Code, unless otherwise agreed by
$155.8 million                               the holder of an Other Priority Tax Claim
                                             and the applicable Debtor or Reorganized
                                             Debtor, each holder of an Other Priority
                                             Tax Claim will receive, in full
                                             satisfaction of its Claim, deferred cash
                                             payments over a period not exceeding six
                                             years from the date of assessment of such
                                             Claim. Payments will be made in equal
                                             annual installments of principal, plus
                                             simple interest accruing from the Effective
                                             Date at 7% per annum on the unpaid portion
                                             of each Other Priority Tax Claim (or upon
                                             such other terms determined by the
                                             Bankruptcy Court to provide the holders of
                                             Other Priority Tax Claims with deferred
                                             cash payments having a value, as of the
                                             Effective Date, equal to such Claims).
                                             Unless otherwise agreed by the holder of
                                             such Claim and the applicable Debtor or
                                             Reorganized Debtor, the first payment will
                                             be payable one year after the Effective
                                             Date or, if the Other Priority Tax Claim is
                                             not allowed within one year after the
                                             Effective Date, the first Quarterly
                                             Distribution Date after the date on which
                                             (i) an order allowing such Claim becomes a
                                             Final Order or (ii) a Stipulation of Amount
                                             and Nature of Claim is executed by the
                                             applicable Reorganized Debtor and Claim
                                             holder; provided, however, that the
                                             Reorganized Debtors will have the right to
                                             pay any Other Priority Tax Claim, or any
                                             remaining balance of such Claim, in full,
                                             at any time on or after the Effective Date,
                                             without premium or penalty.
                                             ESTIMATED PERCENTAGE RECOVERY: 100%

    DESCRIPTION OF CLAIMS OR INTERESTS
AND ESTIMATE(S) OF AGGREGATE CLAIM AMOUNTS                    TREATMENT
- -------------------------------------------  -------------------------------------------
CLASSIFIED CLAIMS AND INTERESTS

- - CLASSES M-1, MOS-1, MRS-1, AND MMS-1:      Unimpaired; on the Effective Date, each
  Unsecured Claims entitled to priority      holder of an Allowed Claim in Class M-1,
  under section 507(a)(3), 507(a)(4), or     MOS-1, MRS-1, or MMS-1 will receive cash
  507(a)(6) of the Bankruptcy Code.          equal to the amount of such Claim.
  ESTIMATED AGGREGATE CLAIMS AMOUNT: $1.0    ESTIMATED PERCENTAGE RECOVERY: 100%
  million

- - CLASSES M-2, MOS-2, MRS-2, AND MMS-2       Unimpaired; on the Effective Date, each
  (UNSECURED CONVENIENCE CLASS CLAIMS):      holder of an Allowed Claim in Class M-2,
  Unsecured Claims of $1,000 or less, and    MOS-2, MRS-2, or MMS-2 will receive cash
  Unsecured Claims against a particular      equal to the amount of such Claim (as
  Debtor that the Claim holder elects by     reduced, if applicable, pursuant to an
  the Voting Deadline to reduce to $1,000    election by the holder thereof).
  in the aggregate, which Claims would       ESTIMATED PERCENTAGE RECOVERY: 100%
  otherwise be classified in Class M-13,
  MOS-13, MRS-10, or MMS-5, absent the
  existence of Classes M-2, MOS-2, MRS-2,
  and MMS-2. The holder of a Claim against
  a particular Debtor that would have been
  classified in Class M-13, MOS-13, MRS-10,
  or MMS-5, absent such election, may make
  this election only as to all such
  holder's Claims in such Class against the
  applicable Debtor. To obtain
  classification in Class M-2, MOS-2,
  MRS-2, or MMS-2 for multiple Unsecured
  Claims against a Debtor that are under
  $1,000, but which aggregate more than
  $1,000 and would otherwise be classified
  in Class M-13, MOS-13, MRS-10, or MMS-5,
  absent the existence of Classes M-2,
  MOS-2, MRS-2, and MMS-2, the holder of
  such Claims against the particular Debtor
  must elect classification in Class M-2,
  MOS-2, MRS-2, or MMS-2, as applicable and
  reduce the aggregate amount of such
  Claims to $1,000, as if such Claims
  against the particular Debtor were, in
  the aggregate, one Claim, even if such
  Claims were purchased by or assigned to
  the holder making the election from
  different Claim holders.
  ESTIMATED AGGREGATE CLAIMS AMOUNT
  (EXCLUDING CLASS M-13, MOS-13, MRS-10,
  AND MMS-5 ALLOWED CLAIMS IN EXCESS OF
  $1,000, THE HOLDERS OF WHICH MAY ELECT TO
  REDUCE TO $1,000): $      million

- - CLASSES M-3, MOS-3, MRS-3, AND MMS-3:      Unimpaired; on the Effective Date, each
  Secured Claims that are not otherwise      holder of an Allowed Claim in Class M-3,
  classified.                                MOS-3, MRS-3, or MMS-3 will have its
  ESTIMATED AGGREGATE CLAIMS AMOUNT: $64.4   Allowed Claim Reinstated.
  million                                    ESTIMATED PERCENTAGE RECOVERY: N/A

    DESCRIPTION OF CLAIMS OR INTERESTS
AND ESTIMATE(S) OF AGGREGATE CLAIM AMOUNTS                    TREATMENT
- -------------------------------------------  -------------------------------------------

- - CLASSES M-4, MOS-4, AND MRS-4: Claims of   Impaired; on the Effective Date, the
  Prudential or FNC under or evidenced by    respective aggregate amounts of the Claims
  the Macy's/Prudential Loan Agreement.      of Prudential and FNC in each of Classes
  ESTIMATED AGGREGATE CLAIMS AMOUNT: $856.3  M-4, MOS-4, and MRS-4 will each be deemed
  million                                    to be Allowed Claims of $428,174,000, and,
                                             subject to the adjustments described in
                                             "--Additional Information Regarding
                                             Treatment of Certain Claims-- Adjustments
                                             of Amounts of Certain Distributions," on
                                             the Effective Date, Prudential will
                                             receive, in full satisfaction of its
                                             Allowed Claims: (i) $5,709,000 cash minus
                                             1/2 of the amount of any cash distributed
                                             to Prudential on account of Allowed Claims
                                             in Classes M-4, MOS-4, and MRS-4 prior to
                                             the Effective Date and (ii) $550,926,100
                                             aggregate principal amount of New
                                             Prudential Mortgage Notes. On the Effective
                                             Date, FNC will receive, in full
                                             satisfaction of its Allowed Claims in
                                             Classes M-4, MOS-4, and MRS-4: (i)
                                             $5,709,000 cash minus 1/2 of the amount of
                                             any cash distributed to Prudential on
                                             account of Allowed Claims in Classes M-4,
                                             MOS-4, and MRS-4 prior to the Effective
                                             Date and (ii) 41.14147% of the number of
                                             Distributable Shares (Pool A).
                                             ESTIMATED PERCENTAGE RECOVERY: 130.0%

- - CLASSES M-5, MOS-5, MRS-5, AND MMS-4:      Impaired; on the Effective Date, the
  Claims of the WCB Group under or           aggregate amount of the Claims in each of
  evidenced by the Macy's/WCB Loan           Classes M-5, MOS-5, MRS-5, and MMS-4 will
  Agreement, the Macy's/WCB Guaranty, or     be deemed to be an Allowed Claim of
  the Macy's/WCB Swap Agreement.             $735,698,190, and, subject to the
  ESTIMATED AGGREGATE CLAIMS AMOUNT: $735.7  adjustments described in "--Additional
  million                                    Information Regarding Treatment of Certain
                                             Claims--Adjustments of Amounts of Certain
                                             Distributions," on the Effective Date, each
                                             holder of an Allowed Claim in Classes M-5,
                                             MOS-5, MRS-5, and MMS-4 will receive, in
                                             full satisfaction of its Allowed Claims,
                                             its Pro Rata share of: (i) $23,836,000
                                             cash; (ii) $198,081,000 aggregate principal
                                             amount of New Series A Notes; (iii)
                                             $148,561,000 aggregate principal amount of
                                             New Series B Notes; (iv) $148,561,000
                                             aggregate principal amount of New Series C
                                             Notes; and (v) 28.26623% of the number of
                                             Distributable Shares (Pool A).
                                             ESTIMATED PERCENTAGE RECOVERY: 122.0%

    DESCRIPTION OF CLAIMS OR INTERESTS
AND ESTIMATE(S) OF AGGREGATE CLAIM AMOUNTS                    TREATMENT
- -------------------------------------------  -------------------------------------------

- - CLASSES M-6, MOS-6, AND MRS-6: Claims of   Impaired; on the Effective Date, the
  the 49 Store Bank Group under or           aggregate amount of the Claims in each of
  evidenced by the Macy's/49 Store Loan      Classes M-6, MOS-6, and MRS-6 will be
  Agreement or the Macy's/49 Store Loan      deemed to be an Allowed Claim of
  Guaranty (other than the liquidated        $560,434,006, and, subject to the
  damages Claims of Swiss Bank).             adjustments described in "--Additional
  ESTIMATED AGGREGATE CLAIMS AMOUNT: $560.4  Information Regarding Treatment of Certain
  million                                    Claims--Adjustments of Amounts of Certain
                                             Distributions," on the Effective Date, each
                                             holder of an Allowed Claim in Classes M-6,
                                             MOS-6, and MRS-6 will receive, in full
                                             satisfaction of its Allowed Claims, its Pro
                                             Rata share of: (i) $14,109,000 cash; (ii)
                                             $128,559,000 aggregate principal amount of
                                             New Series A Notes; (iii) $96,420,000
                                             aggregate principal amount of New Series B
                                             Notes; (iv) $96,420,000 aggregate principal
                                             amount of New Series C Notes; and (v)
                                             18.47086% of the number of Distributable
                                             Shares (Pool A).
                                             ESTIMATED PERCENTAGE RECOVERY: 104.0%

- - CLASSES M-7, MOS-7, AND MRS-7: Claims of   Impaired; on the Effective Date, the
  the CREI Bank Group under or evidenced by  aggregate amount of the Claims in each of
  the Macy's/CREI Loan Agreement or the      Classes M-7, MOS-7, and MRS-7 will be
  Macy's/CREI Swap Agreement.                deemed to be an Allowed Claim of
  ESTIMATED AGGREGATE CLAIMS AMOUNT: $201.5  $201,480,925, and, subject to the
  million                                    adjustments described in "--Additional
                                             Information Regarding Treatment of Certain
                                             Claims--Adjustments of Amounts of Certain
                                             Distributions," on the Effective Date, each
                                             holder of an Allowed Claim in Classes M-7,
                                             MOS-7, and MRS-7 will receive, in full
                                             satisfaction of its Allowed Claims, its Pro
                                             Rata share of: (i) $47,376,000 aggregate
                                             principal amount of New Series A Notes;
                                             (ii) $35,532,000 aggregate principal amount
                                             of New Series B Notes; (iii) $35,532,000
                                             aggregate principal amount of New Series C
                                             Notes; and (iv) 6.80307% of the number of
                                             Distributable Shares (Pool A).
                                             ESTIMATED PERCENTAGE RECOVERY: 104.0%

    DESCRIPTION OF CLAIMS OR INTERESTS
AND ESTIMATE(S) OF AGGREGATE CLAIM AMOUNTS                    TREATMENT
- -------------------------------------------  -------------------------------------------

- - CLASSES M-8, MOS-8, AND MRS-8: Claims of   Impaired; on the Effective Date, the Claims
  Swiss Bank under or evidenced by the       of Swiss Bank in each of Classes M-8,
  Macy's/Swiss Bank Liquidated Damages       MOS-8, and MRS-8 will be deemed to be an
  Agreement or the Macy's/Macy's South       Allowed Claim and, subject to the
  Liquidated Damages Guaranty.               adjustments described in "--Additional
  ESTIMATED AGGREGATE CLAIMS AMOUNT: $50.0   Information Regarding Treatment of Certain
  million (as compromised and settled        Claims--Adjustments of Amounts of Certain
  pursuant to the Plan)                      Distributions," on the Effective Date,
                                             Swiss Bank will receive, in full
                                             satisfaction of its Allowed Claims: (i)
                                             $1,210,300 cash; (ii) $11,028,000 aggregate
                                             principal amount of New Series A Notes;
                                             (iii) $8,272,000 aggregate principal amount
                                             of New Series B Notes; (iv) $8,272,000
                                             aggregate principal amount of New Series C
                                             Notes; and (v) 1.58452% of the number of
                                             Distributable Shares (Pool A).
                                             ESTIMATED PERCENTAGE RECOVERY: 100% of the
                                             Allowed Claim as compromised and settled
                                             pursuant to the Plan

- - CLASSES M-9 AND MOS-9: Claims of GECC      Impaired; on the Effective Date, the
  under or evidenced by the Macy's/GECC      aggregate amount of the Claims of GECC in
  Loan Agreement or the Macy's/GECC          each of Classes M-9 and MOS-9 will be
  Interest Guaranty.                         deemed to be an Allowed Claim of
  ESTIMATED AGGREGATE CLAIMS AMOUNT: $53.5   $53,458,000, and, subject to the
  million                                    adjustments described in "--Additional
                                             Information Regarding Treatment of Certain
                                             Claims--Adjustments of Amounts of Certain
                                             Distributions," on the Effective Date, GECC
                                             will receive, in full satisfaction of its
                                             Allowed Claims, $53,458,000 aggregate
                                             principal amount of New GECC Mortgage
                                             Notes.
                                             ESTIMATED PERCENTAGE RECOVERY: 100.0%

- - CLASS MRS-9: JOHN HANCOCK KINGS PLAZA
  CLAIMS
- -- CLASS MRS-9A: Claims of John Hancock      Impaired; on the Effective Date, in full
   under or evidenced by the John Hancock    satisfaction of its Allowed Claims in Class
   KPM Note.                                 MRS-9A, John Hancock will receive
   ESTIMATED AGGREGATE CLAIMS AMOUNT: $7.0   $3,245,000 cash and KPM will enter into the
   million                                   New John Hancock KPM Note Override
                                             Agreement.
                                             ESTIMATED PERCENTAGE RECOVERY: 120.2%

- -- CLASS MRS-9B: Claims of John Hancock      Impaired; on the Effective Date, John
   under or evidenced by the John Hancock    Hancock will receive, in full satisfaction
   Plaza Store Note.                         of its Allowed Claims in Class MRS-9B: (i)
   ESTIMATED AGGREGATE CLAIMS AMOUNT: $6.4   $2,324,000 cash and (ii) the New John
   million                                   Hancock Plaza Store Note in an aggregate
                                             principal amount of $6,100,000.
                                             ESTIMATED PERCENTAGE RECOVERY: 131.9%

    DESCRIPTION OF CLAIMS OR INTERESTS
AND ESTIMATE(S) OF AGGREGATE CLAIM AMOUNTS                    TREATMENT
- -------------------------------------------  -------------------------------------------
- - CLASSES M-10 AND MOS-10: Claims under or   Impaired; on the Effective Date, the
  evidenced by the Macy's Senior             aggregate amount of the Claims in each of
  Subordinated Debentures, the Macy's        Classes M-10 and MOS-10 will be deemed to
  Senior Subordinated Debentures Indenture,  be an Allowed Claim of $399,106,619, and,
  the Macy's Senior Subordinated Debentures  on the Effective Date, each holder of an
  Guaranty, or the Macy's Senior             Allowed Claim in Classes M-10 and MOS-10
  Subordinated Debentures Assumption         will receive, in full satisfaction of its
  Agreement, other than such Claims secured  Allowed Claims, its Pro Rata share of: (i)
  by an Indenture Trustee Charging Lien.     $35,375,000 cash; (ii) 47.90577% of the
  ESTIMATED AGGREGATE CLAIMS AMOUNT:         number of Distributable Shares (Pool B);
  $399.1 million                             and (iii) 57.38061% of each series of
                                             Distributable Warrants.
                                             ESTIMATED PERCENTAGE RECOVERY: 71.9%

- - CLASSES M-11 AND MOS-11: Claims under or   Impaired; on the Effective Date, the
  evidenced by the Macy's Subordinated       aggregate amount of the Claims in each of
  Debentures, the Macy's Subordinated        Classes M-11 and MOS-11 will be deemed to
  Debentures Indenture, the Macy's           be an Allowed Claim of $508,880,225, and,
  Subordinated Debentures Guaranty, or the   on the Effective Date, each holder of an
  Macy's Subordinated Debentures Assumption  Allowed Claim in Classes M-11 and MOS-11
  Agreement, other than such Claims secured  will receive, in full satisfaction of its
  by an Indenture Trustee Charging Lien.     Allowed Claims, its Pro Rata share of: (i)
  ESTIMATED AGGREGATE CLAIMS AMOUNT: $508.9  30.55407% of the number of Distributable
  million                                    Shares (Pool B) and (ii) 42.61939% of the
                                             number of each series of Distributable
                                             Warrants.
                                             ESTIMATED PERCENTAGE RECOVERY: 33.2%

- - CLASSES M-12 AND MOS-12: Claims under or   Impaired; on the Effective Date, the
  evidenced by the Macy's Subordinated       aggregate amount of the Claims in each of
  Discount Debentures, the Macy's            Classes M-12 and MOS-12 will be deemed to
  Subordinated Discount Debentures           be an Allowed Claim of $582,819,136, and,
  Indenture, the Macy's Subordinated         on the Effective Date, each holder of an
  Discount Debentures Guaranty, or the       Allowed Claim in Classes M-12 and MOS-12
  Macy's Subordinated Discount Debentures    will receive, in full satisfaction of its
  Assumption Agreement, other than such      Allowed Claims, its Pro Rata share of
  Claims secured by an Indenture Trustee     21.54016% of the number of Distributable
  Charging Lien.                             Shares (Pool B).
  ESTIMATED AGGREGATE CLAIMS AMOUNT:         ESTIMATED PERCENTAGE RECOVERY: 13.3%
  $582.8 million

    DESCRIPTION OF CLAIMS OR INTERESTS
AND ESTIMATE(S) OF AGGREGATE CLAIM AMOUNTS                    TREATMENT
- -------------------------------------------  -------------------------------------------

- - CLASSES M-13, MOS-13, MRS-10, AND MMS-5:   Impaired; on the Effective Date, each
  Unsecured Claims that are not otherwise    holder of an Allowed Claim in Class M-13,
  classified, including Trade Claims.        MOS-13, MRS-10, or MMS-5 (other than
  ESTIMATED AGGREGATE CLAIMS AMOUNT: $400.0  Federated) will receive, in full
  million                                    satisfaction of its Allowed Claim: (i) the
                                             Fixed Cash Portion (i.e., 25% of the
                                             allowed amount) of such Claim and (ii) its
                                             Pro Rata share of 3.73385% of the number of
                                             Distributable Shares (Pool A). For the
                                             purposes of calculating distributions to
                                             the holders of Allowed Claims in Classes
                                             M-13, MOS-13, MRS-10, and MMS-5, each
                                             holder's Pro Rata share will be calculated
                                             as if the Allowed Claims in Classes M-13,
                                             MOS-13, MRS-10, and MMS-5 were in a single
                                             Class. No property will be distributed to
                                             or retained by Federated on account of its
                                             Claims, including its Claims in Class M-13
                                             described in proofs of Claim numbers 10430
                                             and 10446, and all such Claims will be
                                             discharged as of the Effective Date. For a
                                             description of the treatment of Allowed
                                             Secondary Liability Claims, see
                                             "--Additional Information Regarding
                                             Treatment of Certain Claims--Special
                                             Provisions Regarding Treatment of Allowed
                                             Secondary Liability Claims."
                                             ESTIMATED PERCENTAGE RECOVERY: 37.5%

- - CLASS M-14: Subordinated Unsecured Claims  Impaired; no property will be distributed
  for penalties, fines, and punitive         to or retained by the holders of Claims in
  damages; subordinated Unsecured Claims     Class M-14 on account of such Claims, and
  related to rescission, damages, or         such Claims will be discharged as of the
  indemnity Claims arising from securities   Effective Date.
  transactions; and Claims related to Old    ESTIMATED PERCENTAGE RECOVERY: 0%
  Stock Options.
  ESTIMATED AGGREGATE CLAIMS AMOUNT:
  $      million

- - CLASSES MOS-14, MRS-11, AND MMS-6: Common  Unimpaired; on the Effective Date, each
  Stock Interests in the Macy's Subsidiary   Interest in Class MOS-14, MRS-11, or MMS-6
  Debtors.                                   will be Reinstated by leaving unaltered the
                                             legal, equitable, and contractual rights to
                                             which such Interest entitles the holder of
                                             such Interest.

- - CLASSES M-15, M-16, AND M-17: Interests    Impaired; no property will be distributed
  in Macy's.                                 to or retained by the holders of Interests
                                             in Classes M-15, M-16, and M-17 on account
                                             of such Interests, and such Interests will
                                             be terminated as of the Effective Date.

ADDITIONAL INFORMATION REGARDING TREATMENT OF CERTAIN CLAIMS

  GENERAL ADMINISTRATIVE CLAIMS

    Administrative Claims are those claims for costs and expenses of administration allowed under section 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred after the applicable Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services, and payments for inventories, leased equipment, and premises); (ii) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses awarded or allowed under section 330(a) or 331 of the Bankruptcy Code; (iii) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. Sec.Sec. 1911-1930; and (iv) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code. In addition to the types of Administrative Claims described above, section 503(b) of the Bankruptcy Code provides for payment of compensation or reimbursement of expenses to creditors and other entities making a "substantial contribution" to a chapter 11 case and to attorneys for and other professional advisors to such entities. The amounts, if any, that such entities will seek or may seek for such compensation or reimbursement are not known by the Plan Proponents at this time. Requests for such compensation or reimbursement must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors or Reorganized Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any such compensation or reimbursement.

    Finally, although not necessarily Administrative Claims or "substantial contribution" Claims: (i) certain Claims of Agent Banks or Indenture Trustees that are secured by liens against or are entitled to priority in payment over distributions to other holders of Allowed Bank Loan Claims or Allowed Debt Security Claims, respectively; (ii) Claims of Agent Banks arising from certain rights of indemnification or reimbursement against other holders of Allowed Bank Loan Claims, to which Agent Banks are entitled under the applicable bank loan agreements; and (iii) certain fees and expenses of the Senior Lenders and Indenture Trustees will also be paid by the Debtors in cash, without any requirement of Bankruptcy Court approval. Such Claims will be paid as specified in "Distributions Under the Plan--Timing and Calculation of Amounts to be Distributed--Special Provisions Regarding Agent Bank Charges, Indenture Trustee Charging Liens, and Certain Fees and Expenses of Senior Lenders."

    Except as otherwise provided below for Administrative Claims: (i) of certain Professionals or other entities requesting compensation or reimbursement of expenses; (ii) in respect of liabilities incurred by a Debtor in the ordinary course of its business; and (iii) on account of the Debtors' obligations under the DIP Credit Agreement, requests for payment of Administrative Claims (unless previously filed) must be filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to file and serve a request for payment of such Claims and that do not file and serve a request by the applicable bar date will be forever barred from asserting such Claims against the Debtors, the Reorganized Debtors, or their respective property. Objections to such requests must be filed and served on the Reorganized Debtors and the requesting party by the later of (a) 90 days after the Effective Date and (b) 60 days after the filing of the applicable request for payment of Administrative Claims.

    Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b), and 1103 of the Bankruptcy Code for services rendered before the Effective Date (including compensation requested pursuant to section 503(b)(3) and (4) of the Bankruptcy Code by any Professional or other entity for making a substantial contribution in any Reorganization Case) must file and serve on the Reorganized Debtors and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court an application for final allowance of compensation and reimbursement of expenses no later than 45 days after the Effective Date; provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to applications of Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and the requesting party by the later of: (i) 75 days after the Effective Date and (ii) 30 days after the filing of the applicable request for payment of Administrative Claims.

    Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business (including Administrative Claims that are Trade Claims, Administrative Claims of governmental units for taxes (including tax audit Claims arising after the Petition Date), and Administrative Claims arising from or under those executory contracts and unexpired leases entered into or assumed after the Petition Date) and holders of Administrative Claims under the DIP Credit Agreement will not be required to file or serve any request for payment of such Claims.

 ADJUSTMENTS OF AMOUNTS OF CERTAIN DISTRIBUTIONS

   Adjustments of Amounts of Distributions for Pre-Effective Date Sales of Collateral

    If collateral securing an Allowed Bank Loan Claim or an Allowed Claim of Swiss Bank is sold or otherwise reduced to cash after the date of the Plan and prior to the Effective Date, the net cash proceeds generated from such sales or other transactions will be distributed Pro Rata, in accordance with Section III.B.2.b, c, d, or e of the Plan, as applicable, on the Effective Date to the holders of the Allowed Bank Loan Claims secured by liens on such collateral or Swiss Bank, as applicable, in the priority established between and among such holders, in addition to the amount of cash to be distributed pursuant to Section III.B.2.b, c, d, or e, as applicable. The aggregate principal amounts of each series of New Unsecured Notes to be distributed pursuant to Section III.B.2.b, c, d, or e of the Plan, as applicable, to the holders of such Allowed Bank Loan Claims or Swiss Bank will be reduced proportionately (on the basis of the aggregate amounts of each series of New Unsecured Notes to be distributed pursuant to the applicable Section of the Plan) by the aggregate amount of such cash distribution.

    If collateral securing the Allowed Claims of Prudential and FNC in Classes M-4, MOS-4, and MRS-4 is sold or otherwise reduced to cash prior to the Effective Date, the excess, if any, of the aggregate of (i) (a) the net cash proceeds generated from such sales or other transactions and (b) any other cash collateral (as defined in section 363(a) of the Bankruptcy Code) securing such Claims over (ii) the amount of cash to be distributed pursuant to Section III.B.2.a of the Plan, will be distributed to Prudential on the Effective Date (if not previously distributed), and the aggregate principal amount of the New Prudential Mortgage Notes and the aggregate value of the New Combined Company Common Stock to be distributed pursuant to Section III.B.2.a of the Plan will each be reduced by one-half of the amount of all cash distributions to Prudential (both on account of its Claims and the Claims of FNC in Classes M-4, MOS-4, and MRS-4) in excess of the amount of cash to be distributed pursuant to
Section III.B.2.a of the Plan.

   Adjustments for Increased Distributions of Cash

    Adjustments of Amounts of Cash and New Debt to be Distributed to Holders of Certain Secured Claims. Federated or the Combined Company, in its sole discretion, may elect to increase the amount of cash to be distributed on account of Allowed Claims in Classes M-4 through M-9, MOS-4 through MOS-9, MRS-4 through MRS-8, and MMS-4, other than cash to be distributed to FNC on account of its Allowed Claims in Classes M-4, MOS-4, and MRS-4, and make a corresponding reduction in the amount of New Debt to be distributed to the recipients of such cash distribution. Such increased cash distributions, if any, will be made, as determined by Federated or the Combined Company, in its sole discretion, (i) to Prudential, (ii) to GECC, or (iii) Pro Rata to holders of Allowed Bank Loan Claims and Swiss Bank as if all Allowed Bank Loan Claims and Allowed Claims of Swiss Bank in Classes M-8,

MOS-8, and MRS-8 were in a single Class. The aggregate principal amounts of the New Prudential Mortgage Notes (if an additional distribution of cash is made to Prudential), the New GECC Mortgage Notes (if an additional distribution of cash is made to GECC), or the New Unsecured Notes (if an additional distribution of cash is made to the holders of Allowed Bank Loan Claims and Swiss Bank) to be distributed pursuant to Sections III.B.2.a through f of the Plan, as applicable, to Prudential, GECC, or the holders of Allowed Bank Loan Claims and Swiss Bank will be reduced by the aggregate amount of such cash distribution. Any such reduction in the aggregate principal amounts of the New Series A Notes, New Series B Notes, and New Series C Notes will be determined by either Federated or the Combined Company in its sole discretion.

    Adjustments of Amounts of Cash and New Combined Company Common Stock to be Distributed. Federated or the Combined Company, in its sole discretion, may elect to increase the amount of cash to be distributed pursuant to the Plan to holders of Allowed Bank Loan Claims and Swiss Bank and make a corresponding reduction in the number of shares of New Combined Company Common Stock to be distributed to those creditors as specified herein. Such increased cash distributions, if any, will be made Pro Rata to holders of Allowed Bank Loan Claims and Swiss Bank as if all Allowed Bank Loan Claims and Allowed Claims of Swiss Bank in Classes M-8, MOS-8, and MRS-8 were in a single Class. If such an election is made, the aggregate number of Distributable Shares (Pool A) to be distributed pursuant to Sections III.B.2.b through e of the Plan will be reduced by a number of shares equal to the aggregate amount of such cash distribution divided by the Federated Average Market Price (Pool A), except that the stock price collar limits described in "Securities to be Issued Pursuant to the Plan--Assumptions Regarding Valuation of New Securities" will not apply in this calculation.

   Adjustment of Amounts of New Series B Notes and New Series C Notes to be Distributed

    Subject to the restrictions described below, Federated or the Combined Company, in its sole discretion, may elect to increase the aggregate principal amount of either the New Series B Notes or the New Series C Notes to be distributed to holders of Allowed Bank Loan Claims and Swiss Bank pursuant to the Plan, and make a corresponding dollar-for-dollar reduction in the aggregate principal amount of the New Series C Notes or New Series B Notes, respectively, to be distributed to those creditors. Such adjustments to the distributions of the New Series B Notes and the New Series C Notes, if any, will be made Pro Rata as if all Allowed Bank Loan Claims and Allowed Claims of Swiss Bank in Classes M-8, MOS-8, and MRS-8 were in a single Class; provided, however, that no election as described herein that would cause the aggregate principal amount of either the New Series B Notes or the New Series C Notes to be distributed pursuant to the Plan to be less than $200.0 million is permitted.

   Adjustments Relating to New Bank Facilities

    Federated is seeking to arrange the New Bank Facilities, $1,723.9 million of the net proceeds of which would be applied to effect the Refinance Transactions. See "--Summary of Classes and Treatment of Claims and Interests" and "Other Indebtedness of the Combined Company--New Bank Facilities." In such event, in accordance with the Plan provisions described in "--Adjustments for Increased Distributions of Cash" and "--Adjustment of Amounts of New Series B Notes and New Series C Notes to be Distributed," it is anticipated that no New Series A Notes or New Series C Notes would be issued and that, in lieu thereof, the aggregate principal amount of New Series B Notes that would be issued to holders of Allowed Bank Loan Claims and Swiss Bank (Classes M-5 through M-8, MOS-5 through MOS-8, MRS-5 through MRS-8, and MMS-4) would be increased by $211.2 million, from $288.8 million to $500.0 million. The consummation of the transactions contemplated by the Plan and the Federated/Macy's Merger Agreement is not, however, conditioned upon the New Bank Facilities being available to the Combined Company.

   Certain Effects of Exercise of Prudential Claims Purchase Option

    As described in "Operations During the Reorganization Cases--Plan Negotiations," FNC has an option to purchase all or a portion of the remainder of the Prudential Claims. If FNC exercises this option, (i) FNC will be entitled to distributions of New Prudential Mortgage Notes under the Plan on account of the additional portion of the Prudential Claims acquired by it and (ii) distributions of New Prudential Mortgage Notes to Prudential under the Plan will be reduced by a corresponding amount. It is contemplated that, if the New Bank Facilities are available to the Combined Company (see "Other Indebtedness of the Combined Company--New Bank Facilities"), FNC will exercise the Prudential Claims purchase option in full, in which event all of the New Prudential Mortgage Notes would be issued to and held by FNC. The projected financial information set forth in "The Combined Company--Projected Financial Information" assumes that FNC will exercise the Prudential Claims purchase option in full.

  SPECIAL PROVISIONS REGARDING TREATMENT OF ALLOWED SECONDARY LIABILITY CLAIMS

    The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows:

    (i) The Allowed Secondary Liability Claims arising from or related to any Debtors' joint or several liability for the obligations under any (a) Allowed Claim that is being Reinstated under the Plan or (b) executory contract or unexpired lease that is being assumed by another Debtor or under any executory contract or unexpired lease that is being assumed by and assigned to another Debtor, will be Reinstated.

    (ii) Except as described in the foregoing paragraph, holders of Allowed Secondary Liability Claims, including such Claims against Macy's arising from or related to Macy's guarantees of payment or collection of Unsecured Claims in Class MOS-13, MRS-10, or MMS-5, will be entitled to only one distribution from the Debtor against which the underlying Allowed Claim is held, which distribution will be as provided in the Plan in respect of such underlying Allowed Claim. No multiple recovery on account of any Allowed Secondary Liability Claim will be provided or permitted. Allowed Secondary Liability Claims will be deemed satisfied in full by the distributions on account of the related underlying Allowed Claim.

    SUMMARY OF TERMS OF CERTAIN SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

        The following is a brief summary of the principal terms of the New Securities that may be issued pursuant to the Plan (other than the New John Hancock Mortgage Notes, the aggregate principal amount and terms of which are immaterial). This summary is qualified by reference to the description of such securities under "Securities to be Issued Pursuant to the Plan." All dollar amounts shown are in millions and are as of January 28, 1995.

                                 ESTIMATED
                                 PRINCIPAL
   SECURITY (ISSUED TO)           AMOUNT      INTEREST RATE      AMORTIZATION           OTHER PROVISIONS
- ------------------------------  -----------  ----------------  ----------------  -------------------------------
New Prudential Mortgage Notes     $550.9*    275 basis points  Repayment of the  Secured in the manner described
 (Issued to Prudential                       over the average  principal amount  in "Securities to be Issued
 (Classes M-4, MOS-4, and                    rate for 10-Year  semiannually      Pursuant to the Plan--New
 MRS-4))                                     Treasury Notes    based on a        Prudential Mortgage Notes"
                                             over the 10       15-year
                                             trading days      amortization
                                             immediately       schedule
                                             preceding the     commencing five
                                             Effective Date,   years after the
                                             subject to a      Effective Date,
                                             reduction of 25   with the
                                             basis points      remaining
                                             under the         balance due on
                                             circumstances     June 30, 2005
                                             described in
                                             "Securities to
                                             be Issued
                                             Pursuant to the
                                             Plan--New
                                             Prudential
                                             Mortgage
                                             Notes"**

New GECC Mortgage Notes           $53.5*     275 basis points  Payable in full   Secured in the manner described
 (Issued to GECC (Classes M-9                over the average  on the fifth      in "Securities to be Issued
 and MOS-9))                                 rate for          anniversary of    Pursuant to the Plan--New GECC
                                             Five-Year         the Effective     Mortgage Notes"
                                             Treasury Notes    Date
                                             over the 10
                                             trading days
                                             immediately
                                             preceding the
                                             Effective Date**

New Series A Notes (Issued to     $385.0*    325 basis points  Payable in full   Unsecured; will rank pari passu
 holders of Allowed Bank Loan                over the average  on June 30, 1999  with the other senior unsecured
 Claims and Swiss Bank                       rate for                            indebtedness of the Combined
 (Classes M-5 through M-8,                   Treasury                            Company; redeemable at the
 MOS-5 through MOS-8, MRS-5                  securities with                     Combined Company's option in
 through MRS-8, and MMS-4))                  corresponding                       the manner described in
                                             maturities over                     "Securities to be Issued
                                             the 10                              Pursuant to the Plan--New
                                             consecutive                         Unsecured Notes--New Series A
                                             trading days                        Notes"
                                             ending on the
                                             sixth trading
                                             day immediately
                                             preceding the
                                             Effective Date**

New Series B Notes (Issued to     $288.8*    350 basis points  Payable in full   Unsecured; will rank pari passu
 holders of Allowed Bank Loan                over the average  on June 30, 2002  with the other senior unsecured
 Claims and Swiss Bank                       rate for                            indebtedness of the Combined
 (Classes M-5 through M-8,                   Treasury                            Company; redeemable at the
 MOS-5 through MOS-8, MRS-5                  securities with                     Combined Company's option in
 through MRS-8, and MMS-4))                  corresponding                       the manner described in
                                             maturities over                     "Securities to be Issued
                                             the 10                              Pursuant to the Plan--New
                                             consecutive                         Unsecured Notes--New Series B
                                             trading days                        Notes"
                                             ending on the
                                             sixth trading
                                             day immediately
                                             preceding the
                                             Effective Date**

New Series C Notes (Issued to     $288.8*    375 basis points  Payable in full   Unsecured; will rank pari passu
 holders of Allowed Bank Loan                over the average  on June 30, 2005  with the other senior unsecured
 Claims and Swiss Bank                       rate for                            indebtedness of the Combined
 (Classes M-5 through M-8,                   Treasury                            Company; redeemable at the
 MOS-5 through MOS-8, MRS-5                  securities with                     Combined Company's option in
 through MRS-8, and MMS-4))                  corresponding                       the manner described in
                                             maturities over                     "Securities to be Issued
                                             the 10                              Pursuant to the Plan--New
                                             consecutive                         Unsecured Notes--New Series C
                                             trading days                        Notes"
                                             ending on the
                                             sixth trading
                                             day immediately
                                             preceding the
                                             Effective Date**

- ------------

 * See "--Additional Information Regarding Treatment of Certain
   Claims--Adjustments of Amounts of Certain Distributions" and "Other Indebtedness of the Combined Company--New Bank Facilities" for a discussion of the Refinance Transactions and possible resulting adjustments to the amounts of each series of New Debt to be distributed under the Plan.

** New Debt to be issued pursuant to the Plan will be deemed issued as of, and thus will accrue interest from, January 31, 1995, regardless of the date on which New Debt is actually issued and distributed.

      SECURITY                ISSUED TO             DIVIDENDS       VOTING                OTHER
- --------------------  --------------------------  -------------  -------------  --------------------------
New Combined Company  FNC, holders of Allowed     Payable at     One vote per   To be listed or admitted
Common Stock*         Bank Loan Claims, Swiss     the option of  share          for trading on the New
                      Bank, holders of Allowed    the Board of                  York Stock Exchange (the
                      Old Debt Security Claims,   Directors of                  "NYSE") or accepted for
                      and holders of general      the Combined                  quotation through the
                      Allowed Unsecured Claims    Company                       National Association of
                      (Classes M-4 through M-8,                                 Securities Dealers
                      M-10 through M-13, MOS-4                                  Automated Quotation
                      through MOS-8, MOS-10                                     System--National Market
                      through MOS-13, MRS-4                                     System ("NASDAQ") and
                      through MRS-8, MRS-10,                                    accompanied by the
                      MMS-4, and MMS-5), except                                 associated share purchase
                      that Federated will not                                   rights described in
                      receive shares on account                                 "Capital Stock of the
                      of its general Unsecured                                  Combined Company--New
                      Claims against Macy's                                     Combined Company Share
                      (Class M-13)                                              Purchase Rights"

New Series C          Holders of Macy's Senior    None until     None until     Exercisable during the
Warrants              Subordinated Debentures     warrant is     warrant is     five-year period following
                      and Macy's Subordinated     exercised      exercised      the Effective Date to
                      Debentures (Classes M-10,                                 purchase one share of New
                      M-11, MOS-10, and MOS-11)                                 Combined Company Common
                                                                                Stock, subject to
                                                                                adjustment in certain
                                                                                circumstances. The number
                                                                                of New Series C Warrants
                                                                                to be issued, and the
                                                                                exercise price therefor,
                                                                                will be determined as
                                                                                described in "Securities
                                                                                to be Issued Pursuant to
                                                                                the Plan-- New Warrants."

New Series D          Holders of Macy's Senior    None until     None until     Exercisable during the
Warrants              Subordinated Debentures     warrant is     warrant is     seven-year period
                      and Macy's Subordinated     exercised      exercised      following the Effective
                      Debentures (Classes M-10,                                 Date to purchase one share
                      M-11, MOS-10, and MOS-11)                                 of New Combined Company
                                                                                Common Stock, subject to
                                                                                adjustment in certain
                                                                                circumstances. The number
                                                                                of New Series D Warrants
                                                                                to be issued, and the
                                                                                exercise price therefor,
                                                                                will be determined as
                                                                                described in "Securities
                                                                                to be Issued Pursuant to
                                                                                the Plan-- New Warrants."

- ------------

* See "--Additional Information Regarding Treatment of Certain Claims--Adjustments of Amounts of Certain Distributions--Adjustments for Increased Distributions of Cash--Adjustments of Amounts of Cash and New Combined Company Common Stock to be Distributed" for a discussion of possible adjustments to the number of shares of New Combined Company Common Stock to be distributed to holders of Allowed Bank Loan Claims and Swiss Bank pursuant to the Plan and the distribution of cash in lieu thereof.

CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE OF THE PLAN

  CONDITIONS TO CONFIRMATION

    The Plan provides that the Bankruptcy Court will not enter the Confirmation Order unless and until each of the following conditions has been satisfied or duly waived by the Plan Proponents or Federated, as applicable, as described in "--Waiver of Conditions to Confirmation and Effective Date":

    (i) The aggregate amounts of Administrative Claims, Priority Tax Claims, Priority Claims, and Allowed Reserve Class Claims shall have been estimated or determined by Bankruptcy Court orders (to the extent that the Bankruptcy Court has jurisdiction) that are not subject to any stay in amounts that do not exceed the corresponding estimated aggregate amounts set forth in the table above in "--Summary of Classes and Treatment of Claims and Interests" for each such category of Claims.

    (ii) The Confirmation Order shall be reasonably acceptable in form and substance to each of the Plan Proponents.

    (iii) The Confirmation Date shall occur no later than January 31, 1995.

In addition to the foregoing, there are a number of procedural and substantive confirmation requirements under section 1129 of the Bankruptcy Code that must be satisfied for the Plan to be confirmed. See "Voting and Confirmation of the Plan." There can be no assurance that these conditions will be satisfied by, or, if permitted, waived by the Plan Proponents or Federated, as applicable.

  CONDITIONS TO EFFECTIVE DATE

    The Effective Date is defined as a Business Day, as determined by the Plan Proponents, that is as soon as reasonably practicable but that is at least 11 days after the Confirmation Date and no more than 14 days after the first day on which each of the conditions to the Effective Date described herein has either been satisfied or duly waived as described in "--Waiver of Conditions to Confirmation and Effective Date," and on which (i) no stay of the Confirmation Order is in effect and (ii) the Effective Time of the Federated/Macy's Merger occurs. The Effective Date will be deemed to commence simultaneously with the Effective Time of the Federated/Macy's Merger. See "The Combined Company--Restructuring Transactions--The Federated/Macy's Merger--The Federated/Macy's Merger Agreement--Conditions to the Federated/Macy's Merger" for a description of certain conditions to the consummation of the Federated/Macy's Merger. Section VIII.B of the Plan provides that the Plan Proponents will use reasonable efforts and will assist and cooperate with each other to cause the Effective Date to occur and to consummate the Plan, including the satisfaction of the conditions to the Effective Date set forth herein. The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or duly waived by the Plan Proponents or Federated, as applicable (see "--Waiver of Conditions to Confirmation and Effective Date"):

    (i)(a) All appendices to the Plan and all other material documents necessary or appropriate to implement the Plan shall be substantially in the form provided with the Plan or substantially as described herein.

     (b) If the form of any of the New Global Indenture, the New Series A Notes Supplemental Indenture, the New Series B Notes Supplemental Indenture, or the New Series C Notes Supplemental Indenture is amended, modified, or supplemented after its filing, the Plan Proponents shall have promptly delivered copies of the form of such New Unsecured Notes instrument, as amended, modified, or supplemented, to each Plan Negotiating Committee for the WCB Group, the 49 Store Bank Group, or the CREI Bank Group, with a copy to each Creditors' Committee, and no Plan Negotiating Committee shall have delivered written notice to the Plan Proponents, with a copy to each Creditors' Committee, within five days after delivery of such New Unsecured Notes instruments, that any such amendment, modification, or supplement adversely changes the consideration to be received under the Plan by the holders of Allowed Bank Loan Claims in the applicable Classes.

     (c) If the form of the New Series C Warrants Agreement or the New Series D Warrants Agreement is amended, modified, or supplemented after its filing, the Plan Proponents shall have promptly delivered a copy of the form of such New Warrants Agreement, as amended, modified, or supplemented, to the Bondholders' Committee, with a copy to each Plan Negotiating Committee and the Unsecured Creditors' Committee, and the Bondholders' Committee shall not have provided written notice to the Plan Proponents, with a copy to each Plan Negotiating Committee and the Unsecured Creditors' Committee, within five days after delivery of such New Warrants Agreement, that any such amendment, modification, or supplement adversely changes the consideration to be received under the Plan by the holders of Allowed Debt Security Claims in the applicable Classes.

     (d) If a notice as described in (b) or (c) above shall have been delivered to the Plan Proponents by a Plan Negotiating Committee or the Bondholders' Committee as specified herein, the Plan Proponents and the applicable Plan Negotiating Committee or the Bondholders' Committee shall seek an expedited hearing for the Bankruptcy Court to determine whether the amendments, modifications, or supplements at issue adversely change the consideration to be received under the Plan by the holders of Allowed Bank Loan Claims or Allowed Debt Security Claims in the applicable Classes. If the Bankruptcy Court determines in an order not subject to any stay that the amendments, modifications, or supplements at issue do not adversely change the consideration to be received under the Plan by the holders of Allowed Bank Loan Claims or Allowed Debt Security Claims in the applicable Classes, the conditions to the Effective Date in (b) or (c) above, as applicable, shall be deemed to be satisfied. If the Bankruptcy Court determines in an order not subject to any stay that the amendments, modifications, or supplements at issue adversely change the consideration to be received under the Plan by holders of Allowed Bank Loan Claims or Allowed Debt Security Claims in the applicable Classes, such amendments, modifications, or supplements will be deemed withdrawn and of no force and effect, and the applicable New Unsecured Notes instrument or New Warrants Agreement will be on the terms and subject to the conditions specified prior to such amendment, modification, or supplement.

    (ii) The New Global Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended.

    (iii) The New Combined Company Common Stock shall have been authorized for listing on the NYSE upon official notice of issuance or accepted for quotation through NASDAQ.

  WAIVER OF CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

    Except as described below with respect to the condition to Confirmation regarding estimates of certain Claims set forth in Section VIII.A.1 of the Plan (the "Claims Estimation Condition"), each of the conditions to Confirmation set forth in Section VIII.A of the Plan may be waived in whole or part by the Plan Proponents after 10 days' written notice of such waiver to each Plan Negotiating Committee and each Creditors' Committee and an expedited hearing; provided, however, that an expedited hearing will not be held unless a written request for a hearing is filed and served on the Plan Proponents, each Plan Negotiating Committee, and each Creditors' Committee within 10 days after delivery of the notice of waiver. To be effective, such waiver must be in writing and filed and served on each Plan Negotiating Committee and each Creditors' Committee.

    Notwithstanding the foregoing, the Claims Estimation Condition may be waived in whole or in part by Federated in its sole discretion. To be effective, such waiver must be in writing and filed and served on the Debtors, each Plan Negotiating Committee, and each Creditors' Committee.

    The conditions to occurrence of the Effective Date set forth in Section VIII.B of the Plan may be waived in whole or part by the Plan Proponents only with the written consent of each Plan Negotiating Committee and each Creditors' Committee.

    Subject to the restrictions described herein, any waiver of a condition to Confirmation or the Effective Date as described herein may be made by the applicable parties at any time.

    Each of the conditions to the Effective Date must be satisfied or duly waived as described above, and the Effective Date must occur, by February 28, 1995, or by such later date established in the manner described below. On the earlier of January 31, 1995 and the first date on which the Plan Proponents know that each of the conditions to the Effective Date will not be satisfied or duly waived by January 31, 1995, the Plan Proponents will provide written notice to each Plan Negotiating Committee and each Creditors' Committee of those conditions to the Effective Date that will not be satisfied or duly waived as of January 31, 1995, and whether the Plan Proponents expect such unsatisfied conditions to be satisfied or duly waived by February 28, 1995. Upon receipt of such notice, a Plan Negotiating Committee or a Creditors' Committee may file and serve on each Plan Proponent and each other Plan Negotiating Committee and Creditors' Committee a motion and seek an expedited hearing on reasonable notice (the scheduling of which the Plan Proponents will not oppose) for an order by the Bankruptcy Court prohibiting any extension of the February 28 date by which each condition to the Effective Date must be satisfied or duly waived. If the Bankruptcy Court has not entered an order in accordance with the foregoing that there may be no extensions of the February 28 date by which each condition to the Effective Date must be satisfied or duly waived, the Plan Proponents may file and serve no later than February 15, 1995 on each Plan Negotiating Committee and each Creditors' Committee a motion and seek an expedited hearing for an order by the Bankruptcy Court extending the February 28 date.

    If the Effective Date has not occurred by the applicable date established in accordance with the preceding paragraph, then upon motion by any party in interest made before the Effective Date has occurred and upon notice to such parties in interest as the Bankruptcy Court may direct and a hearing, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion to vacate, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated as described above or otherwise, except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, including the discharge of Claims and termination of Interests pursuant to the Plan and section 1141 of the Bankruptcy Code and the assumptions, assignments, or rejections of executory contracts or unexpired leases pursuant to Section V.A of the Plan, and nothing contained in the Plan will (i) constitute a waiver or release of any claims by or against, or any Interests in, the Debtors or (ii) prejudice in any manner the rights of the Plan Proponents or any other party in interest. The Plan Proponents are not presently aware of any circumstances that would cause a material delay in the occurence of the Effective Date and the satisfaction of the conditions described above.

    For a description of the circumstances under which conditions to the consummation of the Federated/Macy's Merger may be waived, see "The Combined Company--Restructuring Transactions--The Federated/Macy's Merger--The Federated/Macy's Merger Agreement."

MODIFICATION OR REVOCATION OF THE PLAN

    Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Plan Proponents reserve the right to alter, amend, or modify the Plan before its substantial consummation. The Plan Proponents also reserve the right to revoke or withdraw the Plan: (i) as to all of the Debtors, after five days' notice to each Plan Negotiating Committee and each Creditors' Committee; and (ii) as to any particular Macy's Miscellaneous Subsidiary Debtor, without any notice. If the Plan Proponents revoke or withdraw the Plan as provided above, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will (a) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors or (b) prejudice in any manner the rights of any such Debtors or the Plan Proponents.

            CERTAIN EVENTS PRECEDING THE DEBTORS' CHAPTER 11 FILINGS

PREPETITION EVENTS

  PRE-LBO MORTGAGES

    From time to time prior to the leveraged buyout described below, Macy's financed or refinanced the acquisition, construction, and renovation of its stores through individual project financings reflected by separate notes and mortgages. As of the Petition Dates, 14 of such mortgages remained outstanding in the aggregate amount of $48.9 million, consisting of $48.1 million of principal and approximately $754,000 of prepetition interest. Such Claims are classified in Class M-3, MOS-3, MRS-3, MMS-3, or MRS-9, as appropriate.

  LEVERAGED BUYOUT

    On July 15, 1986, Macy's (then known as Macy Acquiring Corp.) and certain of its subsidiaries acquired the former R.H. Macy & Co., Inc., a New York corporation ("Former Macy's"), in a leveraged buyout (the "LBO"). The LBO was effected through a merger of Macy Merger Corp., a New York corporation and a subsidiary of Macy's ("Merger Corp."), with and into Former Macy's, with Former Macy's surviving the merger as a wholly owned subsidiary of Macy's. In November 1986, Former Macy's merged with and into Macy's. The common and preferred stock of Macy's is owned by a group of current and former management employees and other investors. Macy's paid the holders of the common stock of Former Macy's approximately $3,500.0 million in connection with the extinguishment of their equity interests in Former Macy's in the LBO.

  ACQUISITION FINANCING

    In connection with the LBO, Macy's obtained approximately $3,720.0 million in debt and equity financing to fund a portion of the cash consideration paid to stockholders of Former Macy's in the LBO and to meet a portion of certain other cash requirements arising out of the LBO, including working capital requirements, the retirement of employee stock options, the redemption of certain preferred stock of Former Macy's, and the payment of other costs. Such financing consisted of: (i) approximately $804.5 million borrowed by certain subsidiaries of Macy's under the Macy's/Prudential Loan Agreement; (ii) approximately $773.0 million borrowed by Macy's under the Macy's/WCB Loan Agreement, as originally in effect; (iii) approximately $275.0 million obtained through the issuance and sale of 10-year, 13.5% senior notes (the "Senior Notes") to certain institutional lenders; (iv) approximately $1,350.0 million obtained from the issuance and sale of debt securities of Merger Corp., consisting of approximately $400.0 million principal amount of the Macy's Senior Subordinated Debentures, approximately $650.0 million principal amount of the Macy's Subordinated Debentures, and proceeds of approximately $300.0 million from the sale of approximately $910.0 million face amount of Macy's Subordinated Discount Debentures; and (v) approximately $300.0 million obtained from the issuance and sale of preferred stock and common stock. In addition, approximately $219.0 million of excess cash of Former Macy's (before taking into account costs of the transaction paid by Former Macy's prior to the consummation of the LBO) was utilized to finance the LBO.

    Borrowings under the Macy's/Prudential Loan Agreement, including additional borrowings effected in 1987 to refinance third-party mortgages on six of the stores financed thereunder, are, by their terms, nonrecourse participating loans secured by first or second fee or leasehold mortgages on 70 of Macy's department stores (62 of which currently are in operation), a collateral assignment of all rents and leases relating to the stores, and a lien on the stores' fixtures and equipment and certain other tangible personal property (other than inventory). Under the Bankruptcy Code, however, by virtue of the Reorganization Cases, these borrowings may have become recourse borrowings. As of the Petition Dates, the total amount outstanding under the Macy's/Prudential Loan Agreement was approximately

$856.3 million, consisting of $832.5 million in principal (including $7.0 million of capitalized interest) and $23.8 million in prepetition interest.

    Borrowings under the Macy's/WCB Loan Agreement are secured by the capital stock of substantially all of Macy's subsidiaries, receivables, intercompany notes and obligations, equipment and tangible personal property (other than inventory), general intangibles, including trademarks and trade names used by the Debtors in their businesses (including the "Macy's," "Bullock's," and "I. Magnin" trade names), and junior and senior liens on certain of Macy's stores and other real property. As of the Petition Dates, the total amount outstanding under the Macy's/WCB Loan Agreement, including $401.4 million due in respect of the letter of credit described below in "--Purchase of I. Magnin and Bullock's," was approximately $735.7 million, consisting of $699.8 million in principal, $2.5 million in accrued interest, fees, and expenses, and $33.4 million in alleged damages relating to certain interest swap arrangements with Citibank, N.A. ("Citibank") and Chase Manhattan Bank.

    Borrowings evidenced by the Senior Notes were fully repaid and retired in 1988.

    Borrowings evidenced by the Macy's Senior Subordinated Debentures, the Macy's Subordinated Debentures, and the Macy's Subordinated Discount Debentures are unsecured. As of the Petition Dates, the amount of indebtedness outstanding and held by non-Macy's entities was, in respect of the Macy's Senior Subordinated Debentures, approximately $394.9 million; in respect of the Macy's Subordinated Debentures, approximately $394.7 million; and in respect of the Macy's Subordinated Discount Debentures (accreted value), approximately $503.2 million.

  MACY'S/CREI LOAN AGREEMENT

    In 1987, certain subsidiaries of Macy's borrowed a total of $180.0 million from Citicorp Real Estate, Inc. ("CREI") on a nonrecourse basis pursuant to the Macy's/CREI Loan Agreement. Such borrowings are secured by first mortgages on 10 of Macy's department stores, a collateral assignment of related intercompany agreements relating to the stores, and a first lien on certain fixtures, equipment, and tangible personal property (other than inventory). Under the Bankruptcy Code, however, by virtue of the Reorganization Cases, these borrowings may have become recourse borrowings. A portion of the proceeds of such borrowings was used to prepay $55.0 million of the term loan under the Macy's/WCB Loan Agreement and to repurchase certain subordinated indebtedness of Macy's for an aggregate purchase price of $45.0 million.

    Concurrently with the execution of the Macy's/CREI Loan Agreement, Macy Special Real Estate Capital Corp., a non-Debtor, wholly owned special purpose subsidiary of Macy's ("Special Real Estate"), issued and sold to unrelated purchasers $180.0 million of commercial paper. Citibank issued a $183.0 million face amount 10-year irrevocable letter of credit in support of the commercial paper obligations of Special Real Estate. The proceeds of the issuance and sale of the commercial paper were used by Special Real Estate to purchase 100% participations in the loans under the Macy's/CREI Loan Agreement, which were then assigned by Special Real Estate to CREI (as collateral agent for Citibank and the holders of the commercial paper) as security for Special Real Estate's reimbursement obligations under the Citibank letter of credit. In addition, Macy's pledged all of the capital stock of Special Real Estate to secure the commercial paper indebtedness.

    As of the Petition Dates, the total amount outstanding under the Macy's/CREI Loan Agreement was approximately $201.5 million, consisting of $180.8 million in principal and $20.7 million in alleged damages relating to certain interest swap arrangements with CREI and Citibank. Subsequent to the Petition Dates, CREI repurchased the participations in the loans under the Macy's/CREI Loan Agreement from Special Real Estate. Special Real Estate then repaid the commercial paper as it matured. No drawing was made on the Citibank letter of credit.

  PURCHASE OF I. MAGNIN AND BULLOCK'S

    On May 3, 1988, Macy's acquired the I. Magnin and Bullock's/Bullocks-Wilshire divisions (the "Acquired Divisions") of Federated. On that date, but prior to the acquisition by Macy's, Federated transferred the assets of the Acquired Divisions to Bullock's, Inc., Bullocks-Wilshire, Inc., Bullock's Specialty Stores, Inc., and I. Magnin, Inc., which then became wholly owned subsidiaries of Macy's.

    Macy's paid approximately $1.04 billion for the Acquired Divisions. Of this amount, Macy's paid Federated $640.0 million in cash and delivered a promissory note to Federated for the remaining $400.0 million. The funds for the cash payment and a $420.0 million letter of credit in support of the promissory note, together with the funds applied to repurchase and extinguish all of the Senior Notes at their face amount of $275.0 million plus a premium of $69.0 million, were provided under the Macy's/WCB Loan Agreement, which was amended and restated in connection with the acquisition of the Acquired Divisions to, among other things, (i) refinance the remaining outstanding balance of approximately $214.2 million under the original six-year term loan thereunder through a new $1.0 billion six-year term loan facility, (ii) increase the commitment under the revolving working capital line of credit from $475.0 million to $600.0 million,
(iii) provide for an accounts receivable bridge loan in the amount of $135.0 million, (iv) establish a $420.0 million standby letter of credit facility, and
(v) further secure borrowings thereunder by a pledge of the stock of the subsidiaries of Macy's holding the assets of the Acquired Divisions and certain intercompany agreements between Macy's and such subsidiaries.

    Shortly after the Petition Dates, the standby letter of credit was drawn by Federated in the amount of $401.4 million, thereby increasing the Claims of the WCB Group by such amount, and Macy's $400.0 million promissory note in favor of Federated, together with the remaining undrawn amount of the letter of credit, was canceled.

  MACY'S/49 STORE LOAN AGREEMENT

    In 1988 and 1989, pursuant to the Macy's/49 Store Loan Agreement, various subsidiaries of Macy's received approximately $565.0 million of nonrecourse mortgage financing provided by Swiss Bank and certain other financial institutions (the "49 Store Financing"). These loans are secured by first fee or leasehold mortgages on 49 department stores (36 of which are currently in operation), collateral assignments of intercompany agreements entered into with respect to such stores, liens on certain fixtures, equipment, and certain other tangible property (other than inventory), and a pledge of the capital stock of
I. Magnin Properties, Inc. Under the Bankruptcy Code, by virtue of the Reorganization Cases, such loans may have become recourse loans. As provided in the Macy's/WCB Loan Agreement, $441.0 million of the proceeds of such loans were used to make a prepayment on the six-year term loan under the Macy's/WCB Loan Agreement. In addition, $95.0 million of such proceeds were used to reduce borrowings under the revolving credit facility established under the Macy's/WCB Loan Agreement. The total amount outstanding under the Macy's/49 Store Loan Agreement as of the Petition Dates was approximately $644.2 million, consisting of $553.8 million in principal, $6.7 million in prepetition interest, and $83.7 million in alleged damages relating to certain interest swap agreements.

  SALE OF CREDIT CARD PROGRAM; MACY'S/GECC LOAN AGREEMENT

    On May 10, 1991, Macy Credit Corp. ("Macy Credit"), a wholly owned subsidiary of Macy's and one of the Debtors, and Macy Receivables Funding Corp. ("Macy Funding"), a non-Debtor, wholly owned subsidiary of Macy's, sold all of the consumer credit card accounts originated by the operating subsidiaries of Macy's, and all receivables existing under such accounts, to GECC or its subsidiary, Monogram Bank, USA (now known as GE Capital Consumer Card Co.) (collectively with GECC, "GE Credit") for an aggregate purchase price of approximately $1,390.0 million (including approximately

$61.1 million of debt assumption). In connection with such sale of credit card accounts to GE Credit, Macy's and certain of its subsidiaries, including the Macy's Operating Subsidiary Debtors, also entered into ongoing arrangements with GE Credit (the "Macy's Credit Card Program") pursuant to which, among other things, GE Credit: (i) established (and continues to establish) new credit card accounts with certain individual and commercial customers of the Macy's Operating Subsidiary Debtors (collectively, the "Macy Cardholders"), utilizing credit cards bearing tradenames used by the Debtors; (ii) authorizes and extends credit in the ordinary course of business to new and existing Macy Cardholders for the purchase of merchandise on credit from the Macy's Operating Subsidiary Debtors; (iii) makes remittances to the Macy's Operating Subsidiary Debtors in the ordinary course of business in respect of such credit sales to Macy Cardholders, which remittances reflect a discount charged by GE Credit; and (iv) services the accounts of and receivables from the Macy Cardholders. The initial 15-year term of the Macy's Credit Card Program expires in 2006, which term is subject to automatic one-year renewal periods and certain termination rights. For a discussion of the Debtors' continued operation of the Macy's Credit Card Program after the Petition Dates, see "The Combined Company--Business of the Combined Company--Business Presently Operated by Macy's--Business and Properties."

    The cash proceeds of the sale of credit card accounts and receivables to GE Credit were used to, among other things, (i) defease approximately $625.0 million of long-term debt of Macy Credit and Macy Funding, (ii) repay approximately $500.0 million of commercial paper issued by Macy Funding, and
(iii) make a $100.0 million payment on the six-year term loan under the Macy's/WCB Loan Agreement.

    Concurrently with the sale of accounts and receivables to GE Credit, pursuant to the Macy's/GECC Loan Agreement, GECC made a 15-year loan to three subsidiaries of Macy's in an aggregate principal amount of $44.1 million. On October 15, 1991, GECC made an additional loan of $9.1 million to such subsidiaries pursuant to the Macy's/GECC Loan Agreement. The proceeds under the Macy's/GECC Loan Agreement were used to prepay $44.1 million of the six-year term loan under the Macy's/WCB Loan Agreement and to establish a reserve for the payment of certain of Macy's obligations under the Macy's Credit Card Program. These loans are secured by certain real estate owned by these subsidiaries and generally are nonrecourse except with respect to payment of interest and certain environmental matters, which recourse obligations are guaranteed by Macy's. Under the Bankruptcy Code, however, by virtue of the Reorganization Cases, nonrecourse borrowings under the Macy's/GECC Loan Agreement may have become recourse borrowings. The total outstanding amount payable under the Macy's/GECC Loan Agreement as of the Petition Dates was approximately $53.5 million, consisting of $53.2 million in principal and $257,976 in prepetition interest.

PREPETITION OPERATIONS AND LIQUIDITY

    In the latter part of 1989, a national economic downturn and the well publicized turmoil in the retailing industry, particularly during the holiday selling season, gave rise to intense competition and adversely affected the Debtors' financial performance. Following consecutive holiday selling seasons marked by sales declines in 1990 and 1991, the Debtors attempted unsuccessfully to restructure their indebtedness in early 1992. As a result of an ensuing liquidity crisis, the Debtors filed petitions for reorganization under chapter 11 of the Bankruptcy Code in January 1992.

                   OPERATIONS DURING THE REORGANIZATION CASES

COMMENCEMENT OF CASES AND CLAIMS PROCESS

  COMMENCEMENT OF REORGANIZATION CASES

    On January 27, 1992, Macy's and nine of its direct or indirect subsidiaries (Macy's South, Macy's California, Macy's Northeast, Bullock's, MCO, I. Magnin, Macy's Specialty, Macy's Data and Credit Services Corp., and Macy's Financial) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On January 31, 1992, 78 additional subsidiaries of Macy's filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The names of all 88 Debtors are listed on Exhibit II. The Reorganization Cases are pending in the United States Bankruptcy Court for the Southern District of New York before The Honorable Burton R. Lifland, Chief United States Bankruptcy Judge and, pursuant to orders of the Bankruptcy Court, are being jointly administered for procedural purposes only. Since the commencement of the Reorganization Cases, the Debtors have operated as debtors in possession under sections 1107(a) and 1108 of the Bankruptcy Code.

  APPOINTMENT OF OFFICIAL COMMITTEES

    Official committees appointed under section 1102 of the Bankruptcy Code have the right to, among other things: (i) consult with the debtor concerning administration of the case; (ii) investigate the acts, conduct, assets, liabilities, and financial condition of the debtor, the operation of the debtor's business, and any other matter relevant to the case or to the formulation of a plan of reorganization; and (iii) participate in the formulation and acceptance or rejection of a plan of reorganization. On February 4, 1992, the Office of the United States Trustee appointed two statutory committees: the Unsecured Creditors' Committee and the Bondholders' Committee.
Exhibit III lists the names of the current members of each of the Creditors' Committees. Each of the Creditors' Committees has been active in all aspects of the Reorganization Cases, including the negotiations leading to the formulation and proposal of the Plan.

  CLAIMS PROCESS AND BAR DATE

    The Debtors filed their schedules and statements of financial affairs with the Bankruptcy Court on July 27, 1992. Such schedules have been amended from time to time, most recently on August 9, 1994, to include additional claimants and to modify certain information relating to previously listed Claims.

    The Bar Date Order established December 15, 1992 as the date by which, with certain exceptions, all claimants were to file proofs of Claim or be barred from asserting any Claim against the Debtors and voting upon or receiving distributions under a confirmed plan of reorganization of the Debtors. Certain creditors (essentially (i) entities holding Claims that were not scheduled by the Debtors as disputed, contingent, or unliquidated, (ii) entities holding Claims that were previously allowed by the Bankruptcy Court, (iii) individuals holding or asserting certain indemnification or other similar Claims, and (iv) subsidiaries or affiliates of the Debtors holding Intercompany Claims) were not required to file proofs of Claim. In addition, the Bar Date Order provides that, to the extent a future order authorizing the rejection of an unexpired lease or executory contract specifies the date by which any Claims arising from such rejection must be filed, any Claim related to such rejection must be filed by the date specified in such order. Claims resulting from the rejection of executory contracts or unexpired leases under the Plan must be filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the later of (a) the Effective Date and (b) delivery of notice of amendment to Appendix V.A.1.a or V.A.2 of the Plan providing for the rejection of the applicable executory contract or unexpired lease. See "General Information Concerning the Plan--Executory Contracts and Unexpired Leases."

    Approximately 14,000 proofs of Claim were timely filed in the Reorganization Cases, asserting Claims in excess of $18.8 billion. The Debtors and the Reorganized Debtors will continue to review, analyze, and resolve Claims on an ongoing basis as part of the Claims reconciliation process, and will file objections as required. As of August 1, 1994, the Debtors had filed three omnibus objections to proofs of Claim. In response, the Bankruptcy Court: (i) by order dated June 3, 1993, disallowed and expunged 404 duplicative proofs of Claim aggregating approximately $69.4 million; (ii) by order dated August 24, 1993, disallowed and expunged 784 duplicative individual bondholder proofs of Claim aggregating approximately $285.1 million; and (iii) by order dated March 22, 1994, disallowed and expunged 693 late-filed proofs of Claim aggregating approximately $63.0 million. The Debtors anticipate that additional omnibus Claims objections will be filed in the near future, including in advance of the deadline for holders of Claims to return ballots accepting or rejecting the Plan, and that the effect of certain objections could be to prohibit certain Claim holders from voting absent the Bankruptcy Court's temporary allowance of the applicable Claims for voting purposes. See "Voting and Confirmation of the Plan--Voting Procedures and Requirements."

    Notwithstanding the Debtors' ongoing efforts in the Claims reconciliation process, the actual ultimate aggregate amount of Allowed Claims in the Classes of general Unsecured Claims, including Trade Claims, that are not otherwise classified (Reserve Classes M-13, MOS-13, MRS-10, and MMS-5) may differ significantly from the estimates set forth in "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests." Accordingly, the amount of the Pro Rata distributions of New Combined Company Common Stock that will ultimately be received by any particular holder of an Allowed Claim in a Reserve Class may be adversely or favorably affected by the outcome of the Claims resolution process.

  EXTENSION OF TIME TO ASSUME OR REJECT REAL ESTATE LEASES

    Under section 365 of the Bankruptcy Code, if a debtor does not assume or reject an unexpired lease of nonresidential real property within 60 days of the commencement of the bankruptcy case, the lease is deemed rejected. On March 24, 1992, the Bankruptcy Court extended, subject to certain exceptions relating to specific leases and circumstances, the Debtors' time within which to assume or reject leases of nonresidential real property until the date of the confirmation of a plan of reorganization for the Debtors. From time to time, the Bankruptcy Court has reduced such period of time in respect of leases relating to stores that the Debtors have announced would be closed, and approved the assumption, assumption and assignment, or rejection of other specific leases. For a discussion of the assumption, assumption and assignment, and rejection of executory contracts and unexpired leases under the Plan, see "General Information Concerning the Plan--Executory Contracts and Unexpired Leases."

POSTPETITION OPERATIONS AND LIQUIDITY

  DEBTOR IN POSSESSION FINANCING

    On January 29, 1992 and February 13, 1992, the Debtors obtained interim and final Bankruptcy Court approval, respectively, of a debtor in possession financing arrangement, dated as of January 27, 1992, between and among Macy's, as borrower, the other Debtors, as guarantors, Chemical Bank, as administrative agent, Bankers Trust Company, as co-agent, and the other financial institutions identified therein. Such arrangement originally established a working capital facility providing for revolving credit loans and letters of credit in an aggregate maximum amount of $600.0 million, inclusive of a sublimit of $250.0 million for standby and documentary letters of credit, of which no more than $30.0 million could be used for standby letters of credit. Pursuant to the DIP Credit Agreement, as approved by an order of the Bankruptcy Court entered on September 8, 1993, the working capital facility was reduced to $550.0 million. The DIP Credit Agreement terminates upon the earlier of (i) August 1, 1995 and
(ii) the substantial consummation of a confirmed plan of reorganization for Macy's or certain other Debtors. In August 1994, Macy's voluntarily reduced the working capital facility under the DIP Credit Agreement to $450.0 million, reflecting its reduced borrowing requirements thereunder. Claims in respect of indebtedness incurred by the Debtors under the DIP Credit Agreement are entitled to superpriority administrative expense treatment under section 364 of the Bankruptcy Code.

  COMPLETION OF CERTAIN PREPETITION INITIATIVES

    Prior to the Petition Dates, Macy's planned and began the process necessary to realign the operations of its Macy's and Bullock's department store operating subsidiaries into two principal

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operating groups: Macy's East (comprising Macy's Northeast and Macy's South, other than five Texas stores) and Macy's West (comprising Bullock's and Macy's California stores, plus the five Texas stores). Pursuant to this realignment, the Debtors created a business structure designed to maximize management strengths, consolidate expense savings, improve inventory utilization, and optimize the growth and profitability of the "Macy's" and "Bullock's" franchises. See "The Combined Company-- Business of the Combined Company--Business Presently Operated by Macy's."

    As of the Petition Dates, the Debtors were actively engaged in converting their data processing systems to a state of the art, fully integrated system. On November 2, 1992, the Bankruptcy Court approved the Debtors' amended and restated agreement with Federated Systems Group ("FSG"), a division of Federated formerly known as the SABRE Group, pursuant to which FSG provides services that satisfy substantially all of the Debtors' needs for data processing and retail information systems. In addition to providing the Debtors with state of the art, integrated data processing services and information systems, FSG also is responsible for the maintenance of the Debtors' computer hardware, training, staffing, data storage and back-up, business recovery, and software maintenance (including providing software modifications, upgrades, and enhancements). The Debtors' agreement with FSG expires in 2002, with provisions for extensions and early termination after 1997.

    Since the Petition Dates, the Debtors have also completed the process of implementing a Buyer/Planner/Store Merchandising system (the "BPS System"), which functions as a centralized buying mechanism for Macy's East and Macy's West and is intended to increase the Debtors' merchandising strengths in the retail market. Under the BPS System, a "planner" works with three to five buyers to determine the volume and assortment of inventory needed in particular lines of merchandise for an entire division. As goods are shipped to the stores, the planner allocates the merchandise to those locations where the goods are most needed and saleable. In determining such allocations, the planner receives input from the store group managers, who are responsible for satisfying customer needs, identifying sale opportunities, and monitoring merchandise presentation, capacity, and overall sales promotion. The BPS System is intended to maximize sales, improve store communications, lower working capital requirements, reduce markdowns, and reduce interstore transfers of inventory, with the ultimate goal of increasing customer satisfaction and improving inventory utilization.

    On May 10, 1991, Macy Credit and Macy Funding sold all of the consumer credit card accounts originated by certain of the Macy's Operating Subsidiary Debtors, and all receivables existing under such accounts, to GE Credit. See "Certain Events Preceding the Debtors' Chapter 11 Filings-- Prepetition Events--Sale of Credit Card Program; Macy's/GECC Loan Agreement." The sale contemplated that the servicing and processing of such credit card receivables would be transferred and converted over time from the Debtors' facilities and systems to those of GE Credit. As of the Petition Dates, such transfer and conversion were approximately 70% complete. Since the commencement of the Reorganization Cases, the Debtors have completed such transfer and conversion, and the Bankruptcy Court has approved the continued operation of the Macy's Credit Card Program and the assumption of various related agreements among certain of the Debtors and GE Credit. See "The Combined Company--Business of the Combined Company--Business Presently Operated by Macy's-- Business and Properties."

  MANAGEMENT CHANGES

    Prior to the Petition Dates, a majority of the members of Macy's board of directors were officers and employees of the Debtors. Following the Petition Dates, Macy's stockholders amended the stockholders agreement that had been entered into prior to the Petition Dates to reconstitute the Macy's board of directors to consist of a majority of outside directors.

    As of the Petition Dates, Edward S. Finkelstein served as Chairman of the Board of Directors and Chief Executive Officer of Macy's. On April 27, 1992, Mr. Finkelstein resigned from such positions, and Mark S. Handler and Myron E. Ullman, III were elected as Co-Chairmen of the Board of Directors and Co-Chief Executive Officers of Macy's. Mr. Ullman became the sole Chairman of the Board of Directors and Chief Executive Officer of Macy's on May 13, 1993. For a description of certain

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
supplemental and modified arrangements between Macy's and Mr. Ullman that were effected in connection with the execution of the Federated/Macy's Merger Agreement or thereafter, see "The Combined Company--Management--Executive Compensation--Certain Arrangements with New Deputy Chairman." At the end of 1992, Daniel B. Finkelstein resigned as Chairman of Macy's West. On July 29, 1993, the Bankruptcy Court approved an employment agreement with Michael Steinberg providing for Mr. Steinberg to serve as Chairman of Macy's West. On November 18, 1993, the Bankruptcy Court approved an employment agreement with Roger N. Farah providing for Mr. Farah to serve as President and Chief Operating Officer of Macy's, commencing on July 1, 1994. See "--Certain Claims Settlements and Litigation--Farah Litigation." For a description of certain supplemental and modified arrangements between Macy's and Mr. Farah that were effected in connection with the execution of the Federated/Macy's Merger Agreement, see "The Combined Company--Certain Arrangements with Macy's Employees--Arrangements with Roger N. Farah." On September 14, 1994, Arthur E. Reiner, Chairman and Chief Executive Officer of Macy's East, announced that he would resign from such positions effective October 14, 1994. Following the consummation of the Federated/Macy's Merger, Federated's Abraham & Straus/Jordan Marsh division will be consolidated with Macy's East. See "The Combined Company--Business of the Combined Company--Combined Company Strategic Plan." Harold D. Kahn, currently Chairman and Chief Executive Officer of Federated's Abraham & Straus/Jordan Marsh division, is expected to serve as Chairman and Chief Executive Officer of the consolidated Macy's East. On September 20, 1994, Mr. Ullman announced that he will resign as an officer of the Combined Company effective as of January 31, 1995 (although it is anticipated that he will remain as a member of the Board of Directors of the Combined Company through the Combined Company's 1995 annual meeting of stockholders). See "The Combined Company--Management."

  THE BUSINESS PLAN AND RELATED MATTERS

    Following the commencement of the Reorganization Cases, the Debtors engaged in an extensive review and analysis of their businesses in order to develop and implement a long-range business plan designed to enhance their competitive position in the retailing industry. In November 1992, the Debtors provided the Creditors' Committees, the Senior Lenders, and certain other parties in interest with a five-year business plan. The business plan was based upon a comprehensive analysis of the Debtors' businesses, market survey results, customer feedback, executives' and associates' input, competitive conditions, changing demographics, and expense structure. Since November 1992, the Debtors have continuously tested the business plan against actual operating results and refined the business plan. The Debtors have also provided the Creditors' Committees, the Senior Lenders, and certain other parties in interest (including Federated) with updated business plans in May 1993 and June 1994.

    Since the commencement of the Reorganization Cases, and as part of the implementation of the business plan and their overall review of operations, as of July 30, 1994, the Debtors had: (i) closed nine Macy's department stores, three Bullock's department stores, one Bullock's Woman store, 11 I. Magnin stores, three Macy's clearance centers, three Macy's Close-Out stores, and 48 specialty stores (all 34 Fantasies by Morgan Taylor stores, six Charter Club stores, and eight Aeropostale stores); (ii) upgraded or committed to upgrade their point-of-sale cash registers and related systems to enhance customer service and control or reduce certain store, merchandise line, and inventory management and delivery costs; (iii) integrated new computer systems for their merchandise and support operations to strengthen inventory management and assortments and improve workforce deployment; (iv) completed or planned for organizational realignments and operational consolidations to reduce overhead costs and eliminate duplicative functions and support facilities; (v) in certain geographic locations, repositioned and eliminated certain merchandise categories that were unprofitable; and (vi) undertaken a comprehensive expense reduction program, including accelerated expense reductions and the implementation of competitive and comprehensive benefits programs throughout the Debtors, including a new integrated health benefits program intended to achieve substantial savings to the Debtors. In addition, since the Petition Dates, the Debtors have reduced their workforce by approximately 18,500 employees (approximately 27% of the Debtors' workforce as of the applicable Petition Dates).

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
    As noted above, as part of the Debtors' review and analysis of their retail locations during the Reorganization Cases, they determined that the maintenance of certain retail locations was inconsistent with the strategies underlying the business plan and ceased operations at such locations. In that regard, the Debtors have been actively marketing their real property interests in their closed stores during the Reorganization Cases. As of July 30, 1994, the Debtors had consummated the sale of their leasehold or fee interests in 10 of such properties for aggregate net proceeds of approximately $26.9 million. All liens against these properties have attached to the net proceeds from the sale of the properties with the same force and effect that such liens had on the Petition Dates. With respect to any real property leases that the Debtors were unable to assume and assign to third party purchasers, the Debtors rejected such leases, surrendered the premises to the landlords, and, in certain instances, obtained a release or waiver of Claims relating to such rejections.

    Pursuant to the business plan, store modernization and expansion expenditures most recently have been directed toward established stores, as well as new geographic areas where the Debtors' management believes there are opportunities for growth. In addition, as a result of the January 17, 1994 earthquake in southern California, which completely destroyed the Bullock's department store in Northridge, California, damaged substantially the Bullock's department store in Sherman Oaks, California, and also damaged other stores, the Debtors have commenced reconstruction and renovation of those stores.

    See "The Combined Company--Business of the Combined Company--Business Presently Operated by Macy's" for additional information regarding certain developments in Macy's business operations following the commencement of the Reorganization Cases.

CERTAIN CLAIMS SETTLEMENTS AND LITIGATION

  CERTAIN IRS CLAIMS

    Prior to the December 15, 1992 Bar Date, the Debtors and the IRS entered into a stipulation, which was approved by the Bankruptcy Court, extending the Bar Date for the IRS to file its proofs of Claim. Such extension permitted the IRS to conclude certain audits relating to the Debtors' prepetition federal income tax liability. On July 23, 1993, prior to the IRS filing any proofs of Claim, the Debtors and the IRS reached an agreement relating to the Debtors' prepetition federal income tax liability for the fiscal years 1984 through 1991 (the "IRS Settlement Agreement"). The IRS Settlement Agreement fixed the Debtors' federal income tax deficiency liability for the years 1984 through 1991 at approximately $219.2 (inclusive of approximately $70.2 million in interest through the Petition Dates), without regard to the application of net operating loss carrybacks from the Debtors' fiscal years ending after 1991. The IRS Settlement Agreement was the subject of a stipulation and order of the Bankruptcy Court entered on August 11, 1993. The IRS has filed a proof of Claim that is consistent with the terms of the IRS Settlement Agreement. The Debtors estimate that their actual liability for prepetition federal income taxes will be approximately $151.0 million (inclusive of interest through the Petition Dates), due to their ability to carry back certain net operating losses from the Debtors' fiscal year 1992 operations. For a discussion of the Plan's treatment of Federal Priority Tax Claims, see "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests."

  FARAH LITIGATION

    On September 8, 1993, Macy's filed a motion with the Bankruptcy Court seeking authority to enter into an employment agreement with Roger N. Farah for a term beginning on July 1, 1994, following the expiration of his employment agreement with Federated. The agreement provided for Mr. Farah to be employed as the President and Chief Operating Officer of Macy's. At the time of such request, Mr. Farah was employed by Federated, serving as Chairman and Chief Executive Officer of Federated Merchandising, a division of Federated. Federated responded by filing a state court action against Mr. Farah (the "State Action") asserting that Mr. Farah's contract with Federated prohibited him from working for Macy's during the two-year period following his departure from Federated. Federated also raised similar issues in the Bankruptcy Court. On November 18, 1993, the Bankruptcy Court approved a settlement agreement among Macy's, Federated, and Mr. Farah under which: (i) Mr. Farah could be

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
employed by Macy's on July 1, 1994, pursuant to the parties' original agreement;
(ii) Macy's agreed not to hire certain employees of Federated and Federated Merchandising until after April 30, 1995; (iii) Mr. Farah agreed not to disclose confidential information of Federated through June 30, 1994; (iv) a Claim asserted by Federated in the amount of approximately $3.4 million would be allowed in the Reorganization Cases as a general Unsecured Claim (under the Plan, no distribution will be made to Federated on account of such Allowed Claim) (see "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests"); (v) Macy's would pay, either directly to Mr. Farah or to Federated, the compensation that Federated would have paid directly to Mr. Farah for the period from August 5, 1993 to June 30, 1994; (vi) the State Action would be dismissed with prejudice; and (vii) the parties would exchange mutual releases of claims. See "--Postpetition Operations and Liquidity-- Management Changes" and "The Combined Company--Certain Arrangements with Macy's Employees--Arrangements with Roger N. Farah."

  CASUALTY CLAIMS

    As of the Petition Dates, the Debtors had certain litigation claims outstanding in connection with more than 1,700 personal injury, property damage, products liability, and other claims arising in the ordinary course of the Debtors' businesses and covered by the Debtors' insurance policies maintained principally with the Zurich Insurance Company ("Zurich"), including actions that are currently pending in various state and federal courts in which numerous plaintiffs have asserted such claims against one or more of the Debtors (collectively, the "Casualty Claims"). The Debtors dispute a considerable number of the Casualty Claims.

    In June 1992, the Debtors obtained an order from the Bankruptcy Court modifying the automatic stay provisions of the Bankruptcy Code to permit the commencement or continuation of actions in respect of Casualty Claims to judgment or settlement. Although the order prohibits the collection of any judgment or settlement obtained against any of the Debtors or property of their estates, the order permits the Debtors and Zurich to compromise and settle in full individual Casualty Claims in amounts not exceeding $25,000. As of August 26, 1994, approximately 211 proofs of Claim relating to Casualty Claims had not been settled under this settlement program or otherwise.

  SETTLEMENT PROCESS

    As part of the Debtors' Claims settlement process, the Debtors have been reconciling scheduled amounts with the amounts asserted in corresponding proofs of Claim. On July 14, 1993, the Bankruptcy Court entered an order approving certain procedures for the compromise, settlement, and resolution of differences and disputes regarding certain Claims. As of August 26, 1994, the Debtors had reconciled or allowed approximately 5,400 Claims. Excluding such reconciled or allowed Claims and Claims as to which various omnibus claims objections have been interposed, approximately 7,800 proofs of Claim currently assert amounts that differ from the amounts set forth in the Debtors' schedules. Of such approximately 7,800 proofs of Claim, approximately 1,500 involve discrepancies between the claimed and scheduled amounts of $1,000 or less.

  STATE SALES TAX LITIGATION

    Between April and September 1992, the Commonwealth of Pennsylvania, the State of Georgia, and the State of Texas (the "States") each mailed notices of assessment to certain of the Debtors' officers and employees in their individual and corporate capacities (the "Assessed Employees") for deficiencies relating to various taxes, including sales, use, and withholding taxes, allegedly collected by the Debtors prior to the commencement of the Reorganization Cases but not paid to the relevant taxing authorities. The States sought to hold each of the Assessed Employees personally responsible for the Debtors' alleged tax deficiencies and to recover from them an aggregate amount in excess of $13.6 million (the "Assessments").

    Faced with the imminent commencement of a proceeding to determine the Assessments, Macy's commenced an action in the Bankruptcy Court seeking preliminarily to enjoin the States from pursuing collection proceedings relating to the Assessments. At the conclusion of a hearing held in December 1992, the Bankruptcy Court enjoined the States from taking any further action with respect to the Assessments until the resolution of the States' tax claims against the Debtors in the Reorganization Cases. The States have appealed the Bankruptcy Court's decision. The appeal is currently pending before the United States District Court for the Southern District of New York.

    A substantial portion of the tax Claims related to the Assessments would be, once resolved, Responsible Person Priority Tax Claims. Responsible Person Priority Tax Claims will be paid by the Debtors in full in cash, as described in "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests."

PLAN NEGOTIATIONS

    The Plan is the product of extensive negotiations between and among each of Macy's and Federated and representatives of certain creditors of the Debtors (including the Creditors' Committees and the representatives of the Senior Lenders). These negotiations pertained to, among other matters, the classification and treatment of Claims, the settlement of intercreditor disputes, the amount and terms of the debt and equity securities to be issued on account of Allowed Claims, and the values of such securities to be assumed for purposes of negotiation. The Plan Proponents believe that the Plan provides fair and equitable recoveries to all creditors of the Debtors and for the settlement, compromise, or other disposal of certain Claims on terms that the Plan Proponents believe to be reasonable. A brief description of the manner in which the Plan evolved following the commencement of the Reorganization Cases is set forth below.

    Pursuant to section 1121 of the Bankruptcy Code, only the debtor may file a plan of reorganization during the 120-day period following the commencement of the debtor's bankruptcy case (the "Exclusivity Period"). On the request of a party in interest, the Bankruptcy Court, for cause, may reduce or increase the Exclusivity Period. Although the Debtors' Exclusivity Period was initially due to terminate in May 1992, the Bankruptcy Court, in response to a motion of the Debtors, extended the Exclusivity Period for all Debtors to February 26, 1993. By motion dated February 10, 1993, the Debtors requested a second extension of the Exclusivity Period through September 30, 1993. After an evidentiary hearing, the Bankruptcy Court granted the Debtors' motion on February 25, 1993. A third extension of the Exclusivity Period was sought by the Debtors by motion dated September 8, 1993. By order dated September 29, 1993, the Bankruptcy Court extended the Exclusivity Period to March 15, 1994.

    On December 31, 1993, FNC, a wholly owned subsidiary of Federated, acquired from Prudential 50% of the Prudential Claims for an aggregate purchase price of $449.3 million, consisting of $109.3 million in cash and a promissory note in the amount of $340.0 million. In connection with such acquisition, FNC also acquired an option, exercisable in whole or in part at any time prior to the earlier of the Effective Date and December 31, 1996, to purchase the remainder of the Prudential Claims for 108% of the principal amount thereof, plus, in respect of each $1.0 million in principal amount thereof to be acquired, commencing on January 1, 1994, $5,000 for each full calendar month between December 31, 1993 and the date of acquisition and, commencing on January 1, 1995, $10,000 for each full calendar month from January 1, 1995 to the date of acquisition.

    As a result of its acquisition of 50% of the Prudential Claims, FNC became one of the Debtors' largest secured creditors. In connection with such acquisition, Federated announced its intention to pursue a business combination with Macy's. Macy's, however, announced that it intended to pursue a plan of reorganization under which it would continue as an independent company.

    By motion dated February 9, 1994, the Debtors sought a fourth extension of the Exclusivity Period, through September 15, 1994. Following active discussions among the Debtors, their various creditor constituencies, and Federated, however, the Debtors agreed to seek an extension of the Exclusivity Period only through August 1, 1994. By order dated February 22, 1994, the Bankruptcy Court extended the Exclusivity Period to August 1, 1994, and extended the Debtors' exclusive right to solicit acceptances of a plan of reorganization until October 3, 1994. The Bankruptcy Court's order also explicitly provided that such extensions were subject to further review.

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
    On August 31, 1994, the Plan Proponents filed a motion jointly requesting, among other things, that the Bankruptcy Court extend the Debtors' exclusive right to seek acceptance of a plan of reorganization until the date of any hearing regarding confirmation of the Plan. Thereafter, in its order approving this Disclosure Statement, the Bankruptcy Court granted the relief requested in such motion.

  MEDIATION PROCESS

    In its February 22, 1994 order, the Bankruptcy Court, acting sua sponte, also appointed Cyrus R. Vance, former Secretary of State of the United States, to act as the mediator in the Reorganization Cases (the "Mediator"). The Bankruptcy Court's order provided that the Mediator's function was "to develop and present to the Court an agreement on the principal terms and conditions of a plan of reorganization in these cases." Pursuant to the provisions of such order, the Mediator's appointment was to terminate no later than June 22, 1994. By order dated June 22, 1994, however, the Bankruptcy Court extended the Mediator's appointment to September 30, 1994.

    Following the appointment of the Mediator, representatives of Macy's, Federated, and various of the Debtors' creditors (including representatives of the Creditors' Committees and the Senior Lenders) engaged in a series of discussions that were supervised by the Mediator and ultimately resulted in the Plan, which is being proposed jointly by the Debtors and Federated. Based on certain assumptions, including assumptions with respect to the value of the securities to be issued pursuant to the Plan, the Plan provides for total distributions of cash and debt and equity securities to creditors of the Debtors valued for purposes of the Plan at approximately $4.1 billion.

  SETTLEMENT OF CERTAIN CLAIMS AND INTERCREDITOR ISSUES UNDER THE PLAN

    The negotiations that led to the formulation of the Plan also involved, and the proposed treatment of various Claims and Interests under the Plan embodies the resolution of a number of actual or potential disputes, including intercreditor and other issues among the Debtors and their various creditor constituencies. These issues included, among others: (i) a dispute among the Debtors and certain holders of Secured Claims regarding the allowability and amount of Swiss Bank's alleged Claim for liquidated damages arising on account of defaults under the Macy's/49 Store Loan Agreement and the resulting termination of certain interest rate swap arrangements with Swiss Bank; (ii) a dispute among the Bondholders' Committee and the Senior Lenders regarding the interpretation and legal effect of the subordination and turnover provisions of the Old Indentures; (iii) whether the Debtors possess claims against GE Credit allegedly arising out of the sale, establishment, and administration of the Macy's Credit Card Program; and (iv) the appropriate valuation of the Debtors' interests in the collateral constituting security for various Secured Claims and, based on such valuation, the appropriate allocation of property to be distributed under the Plan between the holders of Secured and Unsecured Claims collectively and among the holders of Secured Claims individually. The proposed treatment of Claims and Interests under the Plan represents compromises and settlements of these and various other issues among the Debtors, Federated, the Creditors' Committees, representatives of the Senior Lenders, and various other parties that participated in the negotiations regarding the Plan. See "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests." Moreover, in connection with such compromises and settlements, the Plan provides for the release, waiver, and discharge of certain claims, demands, rights, causes of action, and liabilities that might otherwise be asserted by the Debtors and the holders of Claims or Interests. See "General Information Concerning the Plan--Releases and Certain Settlements Under the Plan; Related Injunction."

    The Plan Proponents believe that these compromises, settlements, and related releases are fair, reasonable, and in the best interests of the Debtors' Estates and creditors. Nonetheless, such compromises, settlements, and related releases, and the applicable terms of the Plan itself, will not become binding upon the holders of Claims and Interests unless and until the Plan is confirmed by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code. See "Voting and Confirmation of the Plan--Confirmation" and "--Acceptance or Cramdown."

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
                              THE COMBINED COMPANY

RESTRUCTURING TRANSACTIONS

  THE FEDERATED/MACY'S MERGER

    The following is a summary of the material provisions of the Federated/Macy's Merger Agreement, the form of which is available for review at the Document Reviewing Centers. This summary does not purport to be complete, and is qualified in its entirety by the full text of the Federated/Macy's Merger Agreement, which is incorporated herein by this reference.

   Effects of the Federated/Macy's Merger

    On the terms and subject to the conditions set forth in the Federated/Macy's Merger Agreement: (i) Federated and Macy's will merge, with Macy's being the surviving corporation in the Federated/Macy's Merger; (ii) the Combined Company will change its name to "Federated Department Stores, Inc."; and (iii) the stockholders of Federated immediately prior to the Federated/Macy's Merger will become stockholders of the Combined Company without exchanging their stock certificates or taking any other action. Under generally accepted accounting principles the transaction will be treated as an acquisition of Macy's by Federated. Although the Federated/Macy's Merger Agreement provides that Macy's will be the surviving corporation, if certain approvals are not obtained in connection therewith, the Federated/Macy's Merger Agreement further provides that Federated and Macy's promptly will amend such agreement, as necessary, to change the form of the combination of Federated and Macy's to provide that Macy's will be merged into Federated, with Federated being the surviving corporation, or, at Federated's option, to provide that (a) Macy's will merge with a wholly owned subsidiary of Federated or (b) Federated will acquire all of the capital stock of Macy's. See "--The Federated/Macy's Merger Agreement--Certain Filings and Matters Relating to the Registration Statement" and "Federal Income Tax Consequences of Consummation of the Plan--Certain Federal Income Tax Consequences of the Federated/Macy's Merger and Other Restructuring Transactions."

    The directors and officers of Federated immediately before the Federated/Macy's Merger will be directors and officers of the Combined Company immediately after the Federated/Macy's Merger. In addition, Myron E. Ullman, III, presently the Chairman of the Board of Directors and Chief Executive Officer of Macy's, together with Mrs. Gertrude G. Michelson and Messrs. Laurence
A. Tisch and Paul W. Van Orden, each of whom is currently a director of Macy's, will be directors of the Combined Company immediately after the Federated/Macy's Merger, and Mr. Ullman will also be the Deputy Chairman of the Combined Company. See "--Management" for further information relating to each of the persons who is presently expected to serve as a director or executive officer of the Combined Company immediately after the Federated/Macy's Merger and for information relating to Mr. Ullman's intention to relinquish his positions with the Combined Company in 1995.

    Immediately following the Effective Time of the Federated/Macy's Merger, the Certificate of Incorporation and By-Laws of the Combined Company will be in the forms of Appendices IV.C.1.a(i) and IV.C.1.a(ii), respectively, to the Plan, which are identical in all material respects to the certificate of incorporation and by-laws of Federated, except for an increase in the number of authorized shares of capital stock of the Combined Company. See "Capital Stock of the Combined Company." After the Effective Time of the Federated/Macy's Merger, the Combined Company may amend and restate its Certificate of Incorporation or By-Laws as permitted by the Delaware General Corporation Law, subject to the terms and conditions of the Certificate of Incorporation and By-Laws and the Federated/Macy's Merger Agreement.

    On the terms and subject to the conditions set forth in the Federated/Macy's Merger Agreement, at the Effective Time of the Federated/Macy's Merger: (i) each outstanding share of the common stock of Federated (the "Federated Common Stock"), together with each associated share purchase right issued pursuant to the Rights Agreement, dated as of February 5, 1992, between Federated and The

Bank of New York (the "Federated Share Purchase Rights"), will be converted into and become one validly issued, fully paid, and nonassessable share of New Combined Company Common Stock and one associated share purchase right of the Combined Company (a "New Combined Company Share Purchase Right"); and (ii) all shares of Federated Common Stock held in Federated's treasury or by any subsidiary of Federated, together with the associated Federated Share Purchase Rights, will be canceled and no consideration will be paid or delivered on account thereof. See "Capital Stock of the Combined Company." Each certificate that, immediately prior to the Effective Time of the Federated/Macy's Merger, represented outstanding shares of Federated Common Stock will, for all corporate purposes (including the right to vote and to receive dividends), be treated as representing the number of shares of New Combined Company Common Stock into which such shares of Federated Common Stock have been converted in the Federated/Macy's Merger and an equal number of New Combined Company Share Purchase Rights.

    On the terms and subject to the conditions set forth in the Federated/Macy's Merger Agreement, at the Effective Time of the Federated/Macy's Merger, all of the capital stock of Macy's (including all options, warrants, or other rights to purchase any such capital stock) issued and outstanding or held in Macy's treasury or by any subsidiary of Macy's will be canceled and retired pursuant to the Plan and no consideration will be paid or delivered with respect thereto, without any action on the part of Macy's, the Combined Company, the holders of the capital stock of Macy's, or any other entity. Such further provisions will be made in or taken pursuant to the Plan or the Federated/Macy's Merger Agreement as may be necessary or appropriate to result in there being no shares of capital stock of the Combined Company issued or outstanding immediately following the Effective Time of the Federated/Macy's Merger and prior to the distribution of New Combined Company Common Stock pursuant to the Plan, except as provided in the Federated/Macy's Merger Agreement.

    At the Effective Time of the Federated/Macy's Merger, shares of New Combined Company Common Stock will be issued pursuant to the Plan. Thereafter, shares of capital stock of the Combined Company may be issued from time to time pursuant to the Certificate of Incorporation and By-Laws and the Delaware General Corporation Law. See "Capital Stock of the Combined Company--Future Stock Issuances."

   The Federated/Macy's Merger Agreement

    Bankruptcy Court Approval. On August 26, 1994, Federated and Macy's filed a joint motion in the Bankruptcy Court seeking, among other things, approval of Macy's execution and delivery of the Federated/Macy's Merger Agreement and authorization for Macy's to perform certain of its obligations thereunder. On September 8, 1994, the Bankruptcy Court entered an order granting the relief requested in such motion.

    Representations and Warranties. The Federated/Macy's Merger Agreement contains various representations and warranties customary for transactions such as the Federated/Macy's Merger, including, among others, representations and warranties as to: (i) the corporate organization and qualification of each of Federated and Macy's; (ii) the authorization and approval of the execution, delivery, and performance of the Federated/Macy's Merger Agreement; (iii) the absence of conflicts between the provisions of the Federated/Macy's Merger Agreement and applicable law or the provisions of certain other documents; (iv) the accuracy in all material respects of the parties' respective SEC filings (including the financial statements contained therein) since the end of their respective 1993 fiscal years; and (v) Federated's authorized and outstanding capital stock.

    Conduct of Business Prior to the Federated/Macy's Merger. The Federated/Macy's Merger Agreement provides that Federated and Macy's will, in general, conduct their respective businesses in the ordinary course prior to the Effective Time of the Federated/Macy's Merger. In addition, upon execution and delivery of the Federated/Macy's Merger Agreement, the parties established an "Interim Operations Committee" for the purposes of receiving notice of, consulting with respect to, and approving specified actions of Macy's prior to the Effective Time of the Federated/Macy's Merger. The

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
members of the Interim Operations Committee are Mr. Ullman and Messrs. Allen Questrom (Federated's Chairman of the Board and Chief Executive Officer) and James M. Zimmerman (Federated's President and Chief Operating Officer). Actions by Macy's that require notice to the Interim Operations Committee include, among others, changes in Macy's business plan, SEC reportable items, benefit plan renewals, potential changes in top management, and consolidation of divisions or other significant business operations. Actions by Macy's that require consultation with the Interim Operations Committee include, among others, new store programs or commitments, financial reporting between both companies, individual contract commitments not in Macy's business plan with a duration of more than two years, the status of any known stockholder opposition to the Federated/Macy's Merger, any major changes in creditor positions regarding the Federated/Macy's Merger, and events relating to financing of Plan distributions and postmerger working capital. Actions by Macy's that require the prior written consent of at least two members of the Interim Operations Committee include, among others: (i) the incurrence of indebtedness for borrowed money (other than in the ordinary course of business or pursuant to the DIP Credit Agreement);
(ii) certain purchases or sales of assets (other than inventory or assets held for sale or no longer used in its business) or capital expenditures involving more than $5.0 million, except as previously disclosed in Macy's capital budgets for fall 1994 and spring 1995; (iii) the entry into certain contracts (other than contracts to purchase or sell inventory or sell assets held for sale or no longer used in its business) involving total annual expenditures by Macy's or total annual payments to Macy's of more than $5.0 million, except as previously disclosed in Macy's capital budgets for fall 1994 and spring 1995; (iv) certain compromises or settlements of Unsecured Claims and Administrative Claims in excess of scheduled amounts; (v) the assumption and rejection of certain executory contracts in excess of scheduled amounts; and (vi) the assumption and rejection of unexpired leases for space currently used in Macy's business.

    Access, Approvals, Notices, Etc. The Federated/Macy's Merger Agreement contains a number of customary additional covenants imposing obligations on each of Federated and Macy's, including the following: (i) to provide the other party and its representatives access to information in the possession of such party, except that neither party will be required to disclose information that could reasonably be expected to harm the business or prospects of the disclosing party, and the parties have agreed that any such information disclosed by a party will not be used by the other party to the disclosing party's detriment;
(ii) to use its reasonable efforts to obtain all approvals necessary to consummate the Federated/Macy's Merger, including approvals relating to compliance with federal and state antitrust laws (for which Federated's reasonable efforts are deemed to include divesting, holding separate, or taking such other actions (or otherwise agreeing to do any thereof) with respect to its or any of the Combined Company's assets and properties necessary to obtain such approvals, except to the extent that certain actions, other than certain possible actions previously discussed between the parties, would, in the aggregate, have a material adverse effect on the business, financial condition, or results of operations of the Combined Company and its subsidiaries taken as a whole); and (iii) to provide notice to the other party with respect to the occurrence of any default of such party's obligations under the Federated/Macy's Merger Agreement and of any material adverse change or development in the business, financial condition, or results of operations of such party. Federated also has agreed to pay certain filing fees and related costs and expenses associated with obtaining any antitrust approvals or authorizations.

    Certain Filings and Matters Relating to the Registration Statement. The Federated/Macy's Merger Agreement provides that Federated and Macy's will cooperate with and assist each other in preparing and filing with the SEC as soon as practicable (i) a registration statement on Form S-4 under the Securities Act (the "Registration Statement") to register the shares of New Combined Company Common Stock to be issued pursuant to the Federated/Macy's Merger and (ii) a proxy statement and related proxy materials under the Exchange Act (the "Proxy Statement") to be used in soliciting proxies of Federated's stockholders to approve and adopt the Federated/Macy's Merger Agreement.

    In connection with the Registration Statement, the Bankruptcy Court entered an order dated September 8, 1994 appointing Federated's directors, principal executive officer, principal financial officer, and principal accounting officer to replace and be substituted for Macy's directors, principal executive officer, principal financial officer, and principal accounting officer, respectively (such Federated personnel in such capacities being referred to as the "Federated Representatives"), for all purposes of and in all respects relating to the Registration Statement, including the execution and filing thereof, the accuracy and completeness of the information contained therein, the taking of any other action necessary and advisable in connection therewith, and the offering and sale of securities pursuant thereto such that (i) the Federated Representatives will be responsible for the Registration Statement and related matters as if and to the extent that each of them held their respective appointed positions with Macy's at all times and for all purposes and (ii) the persons holding such positions with Macy's (other than any person designated by Macy's pursuant to the Federated/Macy's Merger Agreement that becomes a director of the Combined Company after the Federated/Macy's Merger) will not have any personal responsibility or liability arising from or in connection with the Registration Statement or the offering and sale of New Combined Company Common Stock pursuant thereto. The Federated/Macy's Merger Agreement further provides that in certain circumstances relating to the foregoing matters, the parties may be required to change the form of the combination of Federated and Macy's, as described above under "--Effects of the Federated/Macy's Merger." In addition, the Federated/Macy's Merger Agreement provides that Federated and Macy's will cooperate with and assist each other to cause the New Combined Company Common Stock (together with the associated New Combined Company Share Purchase Rights) issuable pursuant to the Federated/Macy's Merger or the Plan or upon the exercise of the New Warrants to be authorized for listing on the NYSE upon official notice of issuance or accepted for quotation through NASDAQ. Federated also has agreed to pay the NYSE or NASDAQ listing application fee, as the case may be, and related costs and expenses.

    Certain Macy's Employee and Retiree Matters. The Federated/Macy's Merger Agreement provides that the Combined Company will have sole discretion over the employment terms of its employees, subject to the following: (i) for a period of one year after the Federated/Macy's Merger, employees of the Combined Company who were previously employees of Macy's will receive compensation and employee benefits that are, in the aggregate, substantially comparable to the compensation and employee benefits they received immediately prior to the Federated/Macy's Merger and, after such one-year period, compensation and employee benefits that are substantially comparable to the compensation and employee benefits provided to similarly situated Combined Company employees who were not Macy's employees, provided that the Combined Company will not be required to modify any benefit plan formulas with respect to any Macy's pension plan in a manner that increases the aggregate expense under any such plan to comply with the requirements of the Tax Reform Act of 1986, except as reflected in Macy's spring 1994 business plan, and, for purposes of determining substantial comparability, pension benefits are to be excluded so long as the Combined Company continues the Macy's pension plans; (ii) with respect to employee benefits provided to Macy's retirees that currently may be terminated or reduced by the Combined Company under applicable law, Macy's retirees will receive, for a period of one year after the Federated/Macy's Merger, employee benefits that are no less favorable than the employee benefits they received immediately prior to the Federated/Macy's Merger (in the case of Macy's retirees who retired prior to the Federated/Macy's Merger but after the Petition Dates) or the Petition Dates (in the case of Macy's retirees who retired prior to such dates) and, after such one-year period, to the extent the Combined Company changes or terminates any such retiree benefits, it may not reduce the aggregate amount of such benefits if, after giving effect to such reduction, such benefits, in the aggregate, would not be at least substantially comparable to the retiree benefits provided to similarly situated retirees of the Combined Company who were not Macy's retirees; (iii) with respect to employee benefits provided to Macy's retirees that cannot be terminated or reduced by the Combined Company under applicable law, Macy's retirees will receive employee benefits that are no less favorable than the benefits they received immediately prior to the Federated/Macy's Merger (in the case of Macy's retirees who retired prior to the Federated/Macy's

Merger but after the Petition Dates) or the Petition Dates (in the case of Macy's retirees who retired prior to the Petition Dates); (iv) the Combined Company will continue to make all annuity or supplemental retirement payments that Macy's was required to make immediately prior to the Federated/Macy's Merger and will pay any such unpaid amounts; (v) for a period of two years after the Federated/Macy's Merger, Macy's pension plan will not be merged with any other plan or amended to reduce its benefits; (vi) the Combined Company will pay in full all valid unpaid claims of Macy's employees or Macy's retirees for wages, deferred cash compensation, vacation, severance, expense reimbursement, employee discounts, and similar claims (excluding claims that are the subject of pending or threatened litigation, including any administrative proceeding); and
(vii) Macy's employees will be credited with service with Macy's for purposes of vesting, eligibility, benefit accrual, and other determinations of benefits to the same extent as if they had rendered their services to Federated. For a discussion of certain additional Macy's employee matters provided for in the Federated/Macy's Merger Agreement, see "--Management--Executive Compensation--Certain Arrangements with New Deputy Chairman" and "--Certain Arrangements with Macy's Employees."

    Indemnification. The Federated/Macy's Merger Agreement provides that, from and after the Effective Time of the Federated/Macy's Merger, and subject to certain limitations, the Combined Company will indemnify the former officers, directors, employees, and agents of Macy's and its subsidiaries who served as such on or after June 15, 1986 against all losses, claims, damages, or liabilities arising out of actions or omissions occurring on, prior to, or after the Effective Time of the Federated/Macy's Merger to the full extent provided by Delaware law and Macy's by-laws in effect as of the date of the Federated/Macy's Merger Agreement. In addition, the Combined Company may not amend, repeal, or otherwise modify such indemnification in any manner that would adversely affect the rights of such individuals thereunder. The Federated/Macy's Merger Agreement also provides that the Combined Company will maintain Macy's existing directors' and officers' liability insurance in full force and effect (or procure insurance substantially comparable in scope and coverage) for six years after the Effective Time, provided that the Combined Company will not be required to pay an annual premium therefor in excess of 250% of the last annual premium paid by Macy's (subject to an obligation to purchase as much coverage as may be purchased in light of such limitation). In addition, the Federated/Macy's Merger Agreement provides that the Combined Company will maintain directors' and officers' liability insurance for the directors and officers of the Combined Company for at least three years after the Effective Time of the Federated/Macy's Merger in amounts at least equal to the directors' and officers' liability insurance maintained by Federated immediately prior to the date of the Federated/Macy's Merger Agreement.

    Competing Offers; Possible Effects of Termination Fee. Until the Confirmation Date, the Federated/Macy's Merger Agreement provides that Macy's may not solicit, initiate, or encourage any inquiries or proposals concerning the potential sale of all or substantially all of the business, assets, properties, or securities (by merger or otherwise) of Macy's. Notwithstanding the foregoing, Macy's may furnish information to any person in response to any unsolicited requests or participate in negotiations concerning the same if counsel to Macy's advises Macy's board of directors that such action is necessary for Macy's directors to satisfy their fiduciary duties. The Federated/Macy's Merger Agreement further provides that Macy's may terminate the Federated/Macy's Merger Agreement if: (i) Macy's receives a written bona fide proposal or offer with respect to the potential purchase of all or substantially all of Macy's business, assets, properties, or securities (by merger or otherwise) (a "Competing Offer"); (ii) such offer constitutes a Better Offer (as defined below); and (iii) Macy's board of directors determines, based on the advice of its counsel, that its fiduciary obligations require that Macy's accept the Competing Offer and terminate the Federated/Macy's Merger Agreement. In these circumstances, Macy's is required to deliver to Federated, not less than 10 days prior to accepting the Competing Offer or otherwise entering into any agreement or understanding with respect thereto, a written notice (a "Competing Offer Notice") (together with copies of all written materials received by Macy's in connection therewith) setting forth (a) the identity of the person making the Competing Offer and (b) a description of the material terms and conditions of the Competing Offer, including the value ascribed to any noncash consideration to be provided thereunder. If, during the period of 10 days after delivery to Federated of a Competing Offer Notice (the "Match Period"), Federated submits to Macy's an offer that, taken as a whole, constitutes a Better Offer in respect of the Competing Offer that is the subject of the Competing Offer Notice (a "Matching Offer"), then Macy's is required to reject such Competing Offer and Federated and Macy's are required promptly to modify the Federated/Macy's Merger Agreement and the Plan to the extent, in each case, necessary or appropriate to reflect the terms and conditions of the Matching Offer. If Federated disagrees in good faith with Macy's determination that a Competing Offer constitutes a Better Offer, Federated may, within the Match Period, file a motion in the Bankruptcy Court seeking a determination with respect thereto (a "Federated Objection"). If Federated files a Federated Objection, but the Bankruptcy Court determines that the Competing Offer qualifies as a Better Offer, the Match Period with respect to such Competing Offer will be deemed to commence anew on the date of such determination. If Federated submits a Matching Offer and Macy's board of directors determines in good faith, after receiving advice from Macy's independent financial advisors, that such Matching Offer does not constitute a Better Offer in respect of the applicable Competing Offer, Macy's may, within 10 days after receipt by Macy's of such Matching Offer, file a motion in the Bankruptcy Court seeking a determination with respect thereto (a "Macy's Objection"). If (1) Federated fails to submit a Matching Offer or file a Federated Objection within the Match Period or (2) Macy's timely files a Macy's Objection and the Bankruptcy Court determines that Federated's purported Matching Offer does not constitute a Better Offer in respect of the applicable Competing Offer, then Macy's may, within five days after the expiration of the Match Period or, if applicable, the Bankruptcy Court's determination, terminate the Federated/Macy's Merger Agreement, withdraw the Plan and this Disclosure Statement, as applicable, and proceed to consummate the Competing Offer. See "--Termination." In such event, Macy's would be required to pay to Federated a fee in the nature of liquidated damages in an amount equal to $80.0 million in lieu of any other payment or damages under the Federated/Macy's Merger Agreement. See "--Termination." The obligation of Macy's to pay the foregoing fee upon termination of the Federated/Macy's Merger Agreement in connection with Macy's acceptance of a Competing Offer could have the effect of discouraging a third party from pursuing an acquisition transaction involving Macy's because the cost of such transaction, if successful, would be increased by the amount of such fee.

    The term "Better Offer" means a bona fide written offer presented to Macy's that: (i) with respect to a Competing Offer or a Matching Offer, is accompanied by reasonable evidence of the offeror's financial capacity to consummate the transactions contemplated thereby; (ii) with respect to a Competing Offer, provides for aggregate distributions to the holders of Claims or Interests of a value that exceeds the value of the aggregate Plan distributions by at least $100.0 million and, with respect to a Matching Offer, provides for substantially comparable economic benefits, taken as a whole, to the holders of Claims against or Interests in Macy's as under the applicable Competing Offer; and (iii) with respect to a Competing Offer or a Matching Offer, is otherwise on terms and conditions that, taken as a whole, are at least as favorable to the holders of Claims and Interests as those contained in the Plan, taken as a whole.

    Restrictions on Hiring. The Federated/Macy's Merger Agreement provides that, until the earlier of the consummation of the Federated/Macy's Merger or the second anniversary of the date of the Federated/Macy's Merger Agreement, neither party will hire or solicit any employee of the other party employed at the level of Councillor/DMM or administrator or equivalent levels or above on the date of the Federated/Macy's Merger Agreement, or any individual who becomes an employee at or above such level after such date.

    Conditions to the Federated/Macy's Merger. The obligations of Federated and Macy's to consummate the Federated/Macy's Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the Federated/Macy's Merger of certain conditions, including the following: (i) the absence of any pending injunction, order, or decree by any foreign, federal, or state court or other governmental authority restraining, preventing, or prohibiting consummation of the transactions contemplated by the Federated/Macy's Merger Agreement or by the Plan; (ii) the absence of any foreign, federal, or state law promulgated, enacted, entered, or enforced by any governmental authority that restrains, prevents, or prohibits the transactions contemplated by the Federated/Macy's Merger Agreement or by the Plan; (iii) all consents and approvals of any federal, state, or local governmental authorities required to be obtained for the consummation of the Federated/Macy's Merger having been obtained and remaining in effect at the Effective Time of the Federated/Macy's Merger, other than any such consents or approvals that, if not obtained, would not have a material adverse effect on the business, financial condition, or results of operations of the Combined Company and its subsidiaries, taken as a whole, or any antitrust authorizations not obtained as a result of Federated's failure to divest, hold separate, or take other action (or its failure to agree to do any thereof) with respect to its or the Combined Company's assets to the extent required by the Federated/Macy's Merger Agreement; (iv) all other consents, approvals, and authorizations required to be obtained by either party as contemplated by the Federated/Macy's Merger Agreement having been obtained and remaining in effect at the Effective Time of the Federated/Macy's Merger, other than any such consents or approvals that, if not obtained, would not have a material adverse effect on the business, financial condition, or results of operations of the Combined Company and its subsidiaries, taken as a whole, or any consents and approvals of Federated's institutional lenders; (v) the adoption by Federated's stockholders of the Federated/Macy's Merger Agreement as required under applicable law; (vi) the Registration Statement relating to the New Combined Company Common Stock to be issued pursuant to the Federated/Macy's Merger having been declared effective by the SEC, no stop order suspending the effectiveness thereof having been issued, and no proceedings for such purpose having been initiated or threatened by the SEC; (vii) the shares of the New Combined Company Common Stock issuable in connection with the Federated/Macy's Merger having been authorized for listing on the NYSE upon official notice of issuance or accepted for quotation through NASDAQ; and (viii) the Bankruptcy Court having entered the Confirmation Order, at least 10 days having passed since entry of such order and it not being subject to any stay, and all conditions to the Effective Date of the Plan having been satisfied or duly waived in accordance with the applicable provisions of the Plan.

    Federated's obligations under the Federated/Macy's Merger Agreement are further subject to the satisfaction or written waiver at or prior to the Effective Time of the Federated/Macy's Merger of the following conditions: (i) Macy's having performed in all material respects the covenants and agreements contained in the Federated/Macy's Merger Agreement required to be performed by it; (ii) all representations and warranties made by Macy's in the Federated/Macy's Merger Agreement being true and correct in all material respects; (iii) no material adverse change having occurred in the per share price of the Federated Common Stock following the adoption of the Federated/Macy's Merger Agreement by Federated's stockholders; (iv) consents to the Federated/Macy's Merger of Federated's institutional lenders having been obtained by August 31, 1994 (which condition has been waived); and (v) since the date of the Federated/Macy's Merger Agreement no material adverse change having occurred in the business, financial condition, or results of operations of Macy's and its subsidiaries, taken as a whole.

    Macy's obligations under the Federated/Macy's Merger Agreement are further subject to the satisfaction or written waiver at or prior to the Effective Time of the Federated/Macy's Merger of the following conditions: (i) Federated having performed in all material respects the covenants and agreements contained in the Federated/Macy's Merger Agreement required to be performed by it; (ii) all representations and warranties made by Federated in the Federated/Macy's Merger Agreement being true and correct in all material respects; and (iii) since the date of the Federated/Macy's Merger Agreement, no material adverse change having occurred in the business, financial condition, or results of operations of Federated and its subsidiaries, taken as a whole.

    Termination. The Federated/Macy's Merger Agreement may be terminated: (i) by mutual written consent of Federated and Macy's at any time prior to the Effective Time of the Federated/Macy's Merger; (ii) by either party on February 28, 1995 (or such later date as may be provided in the Plan with respect to the Effective Date of the Plan) in the event that the Effective Time of the Federated/Macy's Merger shall not have occurred for any reason on or before such date; or (iii) at any time prior to the Effective Time of the Federated/Macy's Merger, by either party by written notice to the other party, promptly after (a) any condition to such party's obligations to consummate the transactions contemplated by the Federated/Macy's Merger Agreement is reasonably determined by such party to be incapable of being satisfied by February 28, 1995 (or such later date as may be provided in the Plan with respect to the Effective Date of the Plan), other than any incapacity caused by a breach by such party of any of its material obligations under the Federated/Macy's Merger Agreement, (b) Macy's shall have accepted a Competing Offer in accordance with the provisions therefor in the Federated/Macy's Merger Agreement, (c) the board of directors of the other party shall have withdrawn or modified in any manner adverse to the terminating party its approval or recommendation of the Federated/Macy's Merger Agreement, the Plan, or the transactions contemplated thereby, (d) the Plan shall have been voted upon and the requisite number and amount of holders of Claims in each Class entitled to vote shall have failed to accept the Plan unless, as to those such Classes that shall have failed to accept the Plan, a cramdown of a plan of reorganization is sought by the parties pursuant to section 1129(b) of the Bankruptcy Code and the terms of distributions therein to such classes are as provided in the Plan as filed in the Bankruptcy Court on July 29, 1994, or (e) the Bankruptcy Court shall have entered an order denying confirmation of the Plan, the Plan shall have been terminated in accordance with its terms, or the Confirmation Order shall have been vacated or reversed by a final and unappealable order of a court of competent jurisdiction.

    In the event of any termination of the Federated/Macy's Merger Agreement (i) by either party because all requisite governmental consents or approval of Federated's stockholders were not obtained or (ii) by Macy's because Federated is in material breach of the Federated/Macy's Merger Agreement (provided Macy's also is not in material breach of such agreement), then Federated will be obligated to cause FNC to vote all Claims held by Federated in the Reorganization Cases with and in the same manner as all Claims held by Prudential are voted in the Reorganization Cases in respect of any plan of reorganization of Macy's that may be proposed from time to time in connection with the Reorganization Cases, provided that all such Claims of FNC and Prudential are treated identically therein.

    If the Federated/Macy's Merger Agreement is terminated because either party refuses to close in breach of the Federated/Macy's Merger Agreement, then the breaching party will be obligated to pay to the non-breaching party (provided that it is not also in material breach), within five business days of the effective date of such termination, a lump sum cash fee of $80.0 million, which fee is in addition to, and not in lieu of, any other rights or remedies that the parties may have. If the Federated/Macy's Merger Agreement is terminated because Macy's has accepted a Competing Offer, then, as noted above under "--Competing Offers; Possible Effects of Termination Fee," Macy's will be obligated to pay Federated, within five business days of the effective date of such termination, a lump sum cash fee of $80.0 million as liquidated damages in lieu of any other payment. If the Federated/Macy's Merger Agreement is terminated because the holders of Claims have failed to accept the Plan and the Plan is not confirmable under section 1129(b) of the Bankruptcy Code, and prior to such termination a Competing Offer has been made by a third party that provides for economic benefits, taken as a whole, that are at least as favorable to the holders of Claims and Interests as those contained in the Plan and Macy's thereafter consummates the transaction contemplated by the Competing Offer or another transaction with the third party that made the Competing Offer, which other transaction provides for economic benefits, taken as a whole, that are at least as favorable to the holders of Claims and Interests as those initially contained in the Competing Offer, Macy's will be required to pay to Federated, within five business days of such consummation, a lump sum cash fee of $80.0 million, except that no such fee will be payable if Federated's stockholders have failed to adopt the Federated/Macy's Merger Agreement or, if at the time of the termination of the Federated/Macy's Merger Agreement, Federated is in material breach of the Federated/Macy's Merger Agreement. Pursuant to the Federated/Macy's Merger Agreement, any obligation of Macy's to pay a cash fee as described above will be treated as an allowed administrative expense under the Bankruptcy Code.

    Antitrust Matters

    On August 19, 1994, the Federal Trade Commission (the "FTC") notified the Plan Proponents that it had granted early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Plan Proponents also were advised by the Office of the Attorney General for the State of New York (the "New York Attorney General") that it was investigating the competitive effects of the Federated/Macy's Merger. On September 19, 1994, however, Federated and the New York Attorney General entered into an agreement in principle (the "Agreement in Principle") resolving that investigation.

    Under the Agreement in Principle: (i) the New York Attorney General agreed not to challenge the Federated/Macy's Merger; and (ii) Federated agreed that, following the consummation of the Federated/Macy's Merger, the Combined Company would (a) offer for sale and sell (subject to the conditions described below) six department stores located in the New York City metropolitan area (the "Offered Stores"), (b) conduct new and small vendor fairs in New York City for a period of five years, (c) continue to maintain an executive office and conduct its existing buying operations in New York City for a period of five years, and
(d) engage in continued discussions with the New York Attorney General to attempt to resolve issues relating to the use of rights under reciprocal easement agreements relating to properties located in the State of New York.

    The Offered Stores are the Abraham & Straus department stores located in Massapequa, New York and on 33rd Street in Manhattan; the Bloomingdale's department store located in Garden City, Long Island, New York; the Macy's department store located in White Plains, New York; and the Stern's department stores located in Brookhaven and Flushing, New York. Under the Agreement in Principle, Federated agreed that the Combined Company would seek to sell the Offered Stores within two years after the consummation of the Federated/Macy's Merger, except that, for a period of one year after the consummation of the Federated/Macy's Merger, the Combined Company will not be obligated to sell any Offered Store for less than such store's book value and, for a second period of one year ending on the second anniversary of the Federated/Macy's Merger, the Combined Company will not be obligated to sell any Offered Store for less than 90% of such store's book value. The Agreement in Principle also provides that:
(i) the Combined Company shall sell the Offered Stores to purchasers engaged in the business of operating traditional department stores, specialty department stores, or mass merchandise stores; (ii) any purchaser of one or more of the Offered Stores shall agree as a condition of purchase to offer the existing employees of the applicable stores continued employment for a reasonable period of time on at least as favorable terms and conditions as such employees are employed immediately prior to such purchase; and (iii) prior to the sale of the Offered Stores, the Combined Company shall maintain such stores in good operating condition and maintain such personnel as is practicable, such that the Offered Stores will continue to operate and will be available for sale individually or collectively as viable competitive entities. Under the Agreement in Principle, if the Combined Company is unable, after a good faith, comprehensive effort, to sell any or all of the Offered Stores prior to the second anniversary of the consummation of the Federated/Macy's Merger, the Combined Company and the New York Attorney General will engage in further discussions regarding the remaining Offered Stores. Nonetheless, in that event, the New York Attorney General will not be entitled to challenge the Federated/Macy's Merger.

    The Agreement in Principle provides that Federated and the New York Attorney General will document the terms and conditions thereof in a definitive settlement agreement, together with a complaint and consent decree to be filed simultaneously in the United States District Court for the Southern District of New York, no later than October 19, 1994. Under the Agreement in Principle, the New York Attorney General will have the right to seek specific performance of such settlement agreement and consent decree, and Federated will waive any antitrust defenses it might otherwise have to such specific performance remedy.

    Pursuant to the Federated/Macy's Merger Agreement, Federated agreed to use its reasonable efforts to obtain all consents, approvals, or authorizations of any governmental authority required for the consummation of the Federated/Macy's Merger under any applicable antitrust law, which efforts are deemed to include divesting, holding separate, or otherwise taking action with respect to Federated's or any of the Combined Company's assets and properties necessary to comply therewith, except to the extent that certain actions, other than certain possible actions previously discussed between Federated and Macy's, would, in the aggregate, have a material adverse effect on the business, financial condition, or results of operations of the Combined Company and its subsidiaries, taken as a whole. See "--Access, Approvals, Notices, Etc." The Plan Proponents continue to believe that the Federated/Macy's Merger does not violate any federal or state antitrust or other law, and the pro forma and projected financial information contained herein assumes that no divestitures (other than those contemplated by the Agreement in Principle, which Federated believes would not have a material adverse affect on the business, financial condition, or results of operations of the Combined Company and its subsidiaries, taken as a whole) or other extraordinary actions will be required under any such law. See "--Unaudited Pro Forma Combined Financial Information" and "--Projected Financial Information." There can be no assurance, however, with respect to such matters.

  OPERATING SUBSIDIARY TRANSACTIONS

    The Reorganized Debtors may take such actions as may be necessary or appropriate to: (i) incorporate a new corporation under the laws of the State of Ohio ("New Macy's East") and effect the merger of each of Reorganized Macy's Northeast and Reorganized Macy's South with and into New Macy's East; (ii) incorporate a new corporation under the laws of the State of Ohio ("New Macy's West") and effect the merger of Reorganized Macy's California with and into New Macy's West; (iii) incorporate a new corporation under the laws of the State of Ohio ("New Bullock's") and effect the merger of Reorganized Bullock's with and into New Bullock's; (iv) incorporate a new corporation under the laws of the State of Ohio ("New I. Magnin") and effect the merger of Reorganized I. Magnin with and into New I. Magnin; (v) incorporate a new corporation under the laws of the State of Ohio ("New Macy's Specialty") and effect the merger of Reorganized Macy's Specialty with and into New Macy's Specialty; (vi) incorporate a new corporation under the laws of the State of Ohio ("New MCO") and effect the merger of Reorganized MCO with and into New MCO; (vii) transfer from New Macy's East to the Combined Company the capital stock of New Macy's Specialty; and
(viii) transfer from each of New Macy's East, New Macy's West, New Bullock's, and New I. Magnin to the Combined Company certain assets associated with various centralized support functions (collectively, the "Reorganized Operating Subsidiary Transactions"). In addition, prior to the Effective Date, Federated intends to take such actions as may be necessary or appropriate to: (i) incorporate a new corporation under the laws of the State of Delaware ("New FSG") and transfer from Federated to New FSG substantially all of the assets, rights, and liabilities associated with the FSG division of Federated; (ii) incorporate a new corporation under the laws of the State of Delaware ("Federated Retail Holding") and transfer from Federated to Federated Retail Holding the capital stock of each of Federated's operating subsidiaries; and
(iii) incorporate a new corporation under the laws of the State of Delaware ("Federated Services Corporation") and transfer to Federated Services Corporation substantially all of the remaining assets, rights, and liabilities of Federated other than (a) the assets, rights, and liabilities associated with the Federated Merchandising division of Federated (including intangible assets) and (b) the capital stock of Federated's nonoperating subsidiaries (collectively, together with the Reorganized Operating Subsidiary Transactions, the "Operating Subsidiary Transactions").

  REAL ESTATE SUBSIDIARY TRANSACTIONS

    The Reorganized Debtors may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective real estate operations and holdings (collectively, the "Real Estate Subsidiary Transactions"). Without limiting the generality of the foregoing, it is presently anticipated that the Real Estate Subsidiary Transactions will include:
(i) the organization of New Macy's Real Estate under the laws of the State of Delaware; (ii) the transfer to New Macy's Real

Estate (by merger, consolidation, or otherwise) of all of the outstanding capital stock of each subsidiary of Macy's engaged principally in the business of owning or holding real estate assets (subject to possible exceptions); and
(iii) the consolidation of the real estate assets to be held by New Macy's Real Estate through its subsidiaries by means of merging, consolidating, or liquidating certain of such subsidiaries or otherwise, into four new subsidiaries ("New Macy's Primary Real Estate," "New Macy's Kings Plaza Real Estate," "New Macy's Secondary Real Estate," and "New Macy's Warehouse Real Estate"). New Macy's Primary Real Estate, which, subject to the Refinance Transactions (see "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests" and "Other Indebtedness of the Combined Company--New Bank Facilities"), will issue the New Prudential Mortgage Notes, will own all or substantially all of the real estate assets that will secure the indebtedness represented by the New Prudential Mortgage Notes. See "Securities to be Issued Pursuant to the Plan--New Prudential Mortgage Notes." New Macy's Kings Plaza Real Estate, which will issue the New John Hancock Plaza Store Note, will own the real estate assets that will secure the indebtedness represented by the New John Hancock Plaza Store Note. See "Securities to be Issued Pursuant to the Plan--Introduction" and "Other Indebtedness of the Combined Company-- Miscellaneous Mortgage Indebtedness." New Macy's Secondary Real Estate will own all or substantially all of the remaining real estate assets presently owned by Macy's and its subsidiaries, other than the real estate assets that will be held by New Macy's Warehouse Real Estate and the operating real estate assets owned or leased by Macy's Specialty and MCO, which may continue after the Effective Date to be so owned or leased by New Macy's Specialty and New MCO, respectively.

    As part of the Real Estate Subsidiary Transactions, it is presently anticipated that each of Reorganized Bullock's, Reorganized Macy's California, Reorganized Macy's Northeast, and Reorganized Macy's South will transfer to New Macy's Warehouse Real Estate certain warehouse properties that presently secure indebtedness outstanding under the Macy's/GECC Loan Agreement. In addition, it is presently anticipated that certain other real estate assets will be transferred to New Macy's Warehouse Real Estate. Following these transfers, and subject to Refinance Transactions (see "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests" and "Other Indebtedness of the Combined Company--New Bank Facilities"), New Macy's Warehouse Real Estate will issue the New GECC Mortgage Notes and will grant GECC a first priority mortgage lien on the warehouse properties and other assets transferred to New Macy's Warehouse Real Estate to secure the indebtedness represented by the New GECC Mortgage Notes. See "Securities to be Issued Pursuant to the Plan--New GECC Mortgage Notes."

    Following the completion of the foregoing transactions, New Macy's Primary Real Estate, New Macy's Secondary Real Estate, and New Macy's Warehouse Real Estate will enter into a series of intercompany leases with New Macy's East, New Macy's West, New Bullock's, or New I. Magnin, as appropriate, to provide for the lease or sublease of retail and other facilities.

  OTHER RESTRUCTURING TRANSACTIONS

    In addition to the foregoing, the Reorganized Debtors may enter into such transactions or take such other actions as may be necessary or appropriate to
(i) transfer to the Combined Company certain assets associated with various centralized support functions and (ii) simplify the overall corporate structure of the Reorganized Debtors (collectively, the "Other Restructuring Transactions"). It is contemplated that the Other Restructuring Transactions will include one or more mergers, consolidations, restructurings, dispositions, liquidations, or dissolutions, as may be determined by the Combined Company to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain Macy's Subsidiaries vesting in one or more surviving, resulting, or acquiring corporations.

  CORPORATE STRUCTURE DIAGRAMS

    The following diagrams illustrate the corporate structure of each of Macy's and Federated before giving effect to the Federated/Macy's Merger, the Operating Subsidiary Transactions, the Real Estate Subsidiary Transactions, and the Other Restructuring Transactions (collectively, the "Restructuring Transactions") and of the Combined Company after giving effect to the Restructuring Transactions.

                     CURRENT CORPORATE STRUCTURE OF MACY'S*

                                                   MACY'S
                                                                                                  CERTAIN
                                  MACY'S          MACY'S          MACY'S                           REAL
 BULLOCK'S       I. MAGNIN      CALIFORNIA       NORTHEAST         SOUTH            MCO           ESTATE
                                                                                               SUBSIDIARIES

                                                   MACY'S
                                                 SPECIALTY
                                                   STORES

                   CURRENT CORPORATE STRUCTURE OF FEDERATED*

                                                                         FEDERATED
  ABRAHAM          BLOOM-         BURDINES         JORDAN         LAZARUS          RICH'S         STERN'S           THE
  & STRAUS       INGDALE'S                         MARSH                                                            BON

                  REAL
  ABRAHAM        ESTATE          CREDIT
  & STRAUS    SUBSIDIARIES    SUBSIDIARIES

                  CORPORATE STRUCTURE OF THE COMBINED COMPANY*

                                                                         COMBINED COMPANY
                        FEDERATED RETAIL HOLDING
  ABRAHAM &      BURDINES                       RICH'S         THE BON      NEW MACY'S      I. MAGNIN       MACY'S
   STRAUS                                                                   REAL ESTATE                      WEST

                  MACY'S
                 SPECIALTY       NEW FSG        CREDIT
                  STORES                     SUBSIDIARIES
                                                                                                             FEDERATED
BLOOMINGDALE'S JORDAN MARSH      LAZARUS        STERN'S         BULLOCK'S     MACY'S EAST        MCO         SERVICES
                                                                                                            CORPORATION

                 EXISTING
                 FEDERATED
                REAL ESTATE
               SUBSIDIARIES


                                                        NEW MACY'S     NEW MACY'S     NEW MACY'S     NEW MACY'S
                                                       PRIMARY REAL    KINGS PLAZA     SECONDARY      WAREHOUSE
                                                          ESTATE       REAL ESTATE    REAL ESTATE    REAL ESTATE

- ------------

* Connecting lines represent 100% direct or indirect ownership. Only selected entities are shown. See Exhibit II for a complete listing of Debtors.

BUSINESS OF THE COMBINED COMPANY

  INTRODUCTION

    Following the completion of the Restructuring Transactions, the Combined Company will continue to operate the businesses presently operated by Macy's, Federated, and their respective subsidiaries. It is contemplated, however, that, following the consummation of the Federated/Macy's Merger, the Combined Company will implement a strategic plan intended to create and enhance economies of scale and synergies in the business operations of Macy's and Federated on a combined basis. See "--Combined Company Strategic Plan."

    It is contemplated that, following the Effective Date, the Combined Company will initially operate approximately 330 department stores that will sell a wide range of merchandise, including women's, men's, and children's apparel, cosmetics, and home furnishings. It is contemplated that the Combined Company will also initially operate the upscale specialty store business of Macy's I. Magnin subsidiary, the specialty store businesses presently operated by Macy's under the names "Aeropostale" and "Charter Club," and the clearance business presently operated by Macy's under the name "Macy's Close-Out." For a description of certain alternatives being considered with respect to Macy's I. Magnin subsidiary, see
Note 5 of the Notes to Unaudited Pro Forma Combined Financial Information in "--Unaudited Pro Forma Combined Financial Information."

    Additional information regarding the businesses presently operated by each of Macy's and Federated, including those that will be operated by the Combined Company after the Effective Date, is set forth below.

  BUSINESS PRESENTLY OPERATED BY MACY'S

History

    Macy's and its predecessors have been operating department stores since 1858. Macy's was organized as a Delaware corporation in 1985 to effect the acquisition of Former Macy's. See "Certain Events Preceding the Debtors' Chapter 11 Filings" and "Operations During the Reorganization Cases" for additional information regarding certain developments in Macy's businesses prior to and following the commencement of the Reorganization Cases.

   Business and Properties

    Macy's is a leading operator of department stores and specialty stores in a competitive retail market. Macy's department stores sell a wide range of merchandise, including men's, women's, and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods. The stores are located at urban or suburban sites, principally in densely populated areas in the northeastern, southeastern, western, and southwestern regions of the United States.

    The properties of Macy's consist primarily of stores and related retail facilities, including warehouses and distribution centers. As of July 30, 1994, Macy's owned or leased 122 department stores. Macy's largest store is the Herald Square store, located in New York City. The Herald Square store contains approximately 2,151,000 square feet of total store space, including Macy's corporate headquarters and other nonselling areas. Of the approximately 26,895,000 total square feet of store space in Macy's other 121 stores, 59% is owned by Macy's or its wholly owned subsidiaries (subject in most instances to mortgages) and 41% is leased by Macy's or its wholly owned subsidiaries from third parties. (For purposes of this calculation, store space in buildings owned by Macy's or its subsidiaries on land held under ground leases is considered to be leased store space.) In the case of such leased store space, 68% is subject to leasehold mortgages. Macy's also holds a 50% equity interest in the Kings Plaza Shopping Center and Marina in Brooklyn, New York, in which it operates a department store. In addition, Macy's operates a number of furniture stores and clearance centers.

    The following table sets forth certain information with respect to Macy's department store operations, not including Macy's specialty store operations and closeout centers, as of July 30, 1994:

                                                                                    FISCAL         GROSS
                                                    PRINCIPAL        NUMBER OF       1994         SQUARE
                                                GEOGRAPHIC REGION     STORES       SALES(A)       FEET(B)
                                                ------------------   ---------    ----------    -----------
                                                                                  (MILLIONS)    (THOUSANDS)
Macy's East..................................   Northeast;               59        $   3,391       16,901
                                                 Southeast
Macy's West(c)...............................   West                     51            2,338       11,348
I. Magnin....................................   California               12              254        1,050
                                                                        ---       ----------    -----------
                                                                        122        $   5,983       29,299
                                                                        ---       ----------    -----------
                                                                        ---       ----------    -----------

- ------------

 (a)  Reflects sales for Macy's fiscal year ended July 30, 1994.

 (b)  Includes total square footage of store locations, including office, storage, service, and other support space that is not dedicated to direct merchandise sales, but excludes warehouses and distribution terminals not located at store sites.

 (c)  Includes 20 Bullock's stores.

    The operations of Macy's East are conducted primarily through Macy's Northeast, Macy's South, and their respective real estate subsidiaries. The operations of Macy's West are conducted primarily through Bullock's, Macy's California, and their respective real estate subsidiaries. The operations of I. Magnin are conducted primarily through I. Magnin, Inc. and its real estate subsidiaries. Macy's specialty stores had annual retail sales during fiscal 1994 of approximately $106.0 million. Macy's specialty store operations are conducted primarily through its Macy's Specialty subsidiary.

    Pursuant to an ongoing review of its operations, during the period between the commencement of the Reorganization Cases and July 30, 1994, the Debtors closed nine Macy's department stores, three Bullock's department stores, one Bullock's Woman store, 11 I. Magnin stores, three Macy's clearance centers, three Macy's Close-Out stores, and 48 specialty stores (all 34 Fantasies by Morgan Taylor stores, six Charter Club stores, and eight Aeropostale stores), which accounted for a total of approximately 4,285,000 square feet of department and specialty store space.

    As of July 30, 1994, Macy's operated 100 specialty stores under the names "Aeropostale" and "Charter Club," with a total of approximately 335,000 square feet of store space located primarily in suburban shopping malls. Additionally, Macy's operates 16 inventory closeout centers with a total of approximately 704,000 square feet of store space under the name "Macy's Close-Out." The specialty stores and the closeout centers are all located in unencumbered leased store space.

    Macy's department store and specialty store operations are supported by Macy Product Development, a division of Macy's with its principal office in New York City ("Product Development"). Product Development employs designers and technical teams to establish specifications for and ensure quality control with respect to Macy's private label merchandise businesses. Product Development has offices in 16 foreign cities and representatives in five other foreign countries. In addition to Product Development, a specialized corporate staff at Macy's headquarters in New York City provides services in accounting, finance, strategic planning, personnel and labor relations, insurance, real estate, store design, engineering and construction, law, and taxation.

    The continued operation of Macy's Credit Card Program was approved by the Bankruptcy Court in an order entered on May 5, 1992. For a further discussion of Macy's Credit Card Program, certain of the Debtors' related indebtedness to GECC and the treatment of certain related Claims under the Plan, see "Certain Events Preceding the Debtors' Chapter 11 Filings--Prepetition Events--Sale of Credit Card Program; Macy's/GECC Loan Agreement" and "Securities to be Issued Pursuant to the Plan--New GECC Mortgage Notes."

    Substantially all of Macy's needs for data processing and related information services are provided to Macy's pursuant to an agreement with FSG. These services include data processing with respect to merchandising information, receivables, payables, sales, credit collection, payroll, and other financial data. FSG also is responsible for the maintenance of computer hardware, training, staffing, data storage and back-up, business recovery, and software maintenance (including providing software modifications, upgrades, and enhancements). The foregoing arrangements were incorporated into an amended and restated agreement with FSG that provides for a term of 10 years expiring in 2002 (plus an additional three-year winddown period) and for earlier termination, at Macy's election, after 1997. The Bankruptcy Court approved this amended and restated agreement with FSG on November 2, 1992.

   Capital Expenditures

    Macy's capital expenditures for fiscal 1994 were approximately $    million
(excluding the effects of construction and insurance reimbursements), which consisted primarily of expenditures for renovations of existing stores, upgrading of various support facilities, and data processing and other systems and equipment.

Employees

    As of July 30, 1994, Macy's had approximately 50,000 regular full-time and part-time employees. Because of the seasonal nature of the retail business, the number of employees rises to a peak in the Christmas season. As of July 30, 1994, approximately 10% of Macy's employees were represented by unions. Macy's considers its relations with employees to be satisfactory.

    For certain information relating to Macy's retirement benefit plans, see
Note 18 to Macy's consolidated financial statements. See "Index to Historical Financial Information." For a description of certain Macy's employee and retiree matters, see "--Restructuring Transactions--The Federated/ Macy's Merger--The Federated/Macy's Merger Agreement--Certain Macy's Employee and Retiree Matters" and "--Certain Arrangements with Macy's Employees."

   Legal Proceedings

    In addition to the Reorganization Cases and the matters described under the caption "Operations During the Reorganization Cases--Certain Claims Settlements and Litigation," Macy's and its subsidiaries are involved in various other proceedings incidental to the normal course of their businesses. The Debtors do not expect that any such other proceedings will have a material adverse effect on the Combined Company's financial position.

   Market for Common and Preferred Shares

    As of July 30, 1994, the Old Common Stock of Macy's, par value $1.00 per share, was held by approximately 325 persons, consisting primarily of a group of current and former management employees. See "Certain Events Preceding the Debtors' Chapter 11 Filings--Prepetition Events-- Leveraged Buyout." All of such shares are held subject to contractual restrictions on transfer and are held in a voting trust. There is no established public trading market for the Old Common Stock of Macy's.

    Macy's has three series (each redeemable) of Old Preferred Stock: the Old Series I Preferred Stock, the Old Series II Preferred Stock, and the Old Series III Preferred Stock. All holders of Old Preferred Stock are subject to a stockholders' agreement that includes, among other things, certain transfer restrictions applicable to such Old Preferred Stock. There is no established public trading market for the Old Preferred Stock. For a further description of Macy's outstanding preferred stock, see Note 9 to Macy's consolidated financial statements. See "Index to Historical Financial Information."

    Pursuant to the Plan, all Old Common Stock and Old Preferred Stock of Macy's will be canceled and the holders thereof will not receive any consideration on account thereof.

  BUSINESS PRESENTLY OPERATED BY FEDERATED

    History

    Federated and its predecessors have been operating department stores since 1830. Federated was organized as a Delaware corporation in 1929. On February 4, 1992, Allied Stores Corporation ("Allied") was merged with and into Federated. Both Allied and Federated were among the leading independent retailers in the United States prior to being acquired by Campeau Corporation ("Campeau") in 1986 and 1988, respectively, in highly leveraged transactions. During the course of 1989, it became apparent that the indebtedness of Allied and Federated could not be supported by operations in such a competitive retail environment and, on January 15, 1990, Federated, Allied, and substantially all of their respective subsidiaries (collectively, the "Federated/Allied Companies") commenced voluntary cases under chapter 11 of the Bankruptcy Code (the "Federated Reorganization Cases") to reorganize and restructure their acquisition debt and other liabilities.

    The Federated/Allied Companies emerged from chapter 11 pursuant to a confirmed plan of reorganization (the "Federated POR") that became effective on February 4, 1992 (the "Federated POR Effective Date"). Pursuant to the Federated POR, among other transactions, (i) the liabilities of the Federated/Allied Companies were reduced by a net amount of approximately $5.0 billion; (ii) Federated distributed to prepetition creditors or reinstated approximately $3.9 billion in aggregate principal amount of debt securities and other debt, approximately $398.8 million in cash, and approximately 79.2 million shares of Federated Common Stock; (iii) Allied was merged with and into Federated; and
(iv) a new board of directors of Federated was elected. As a result of the Federated POR, Campeau (now known as Camdev Corporation) no longer has any direct or indirect equity interest in Federated. For additional information regarding the Federated Reorganization Cases, see "--Legal Proceedings."

   Business and Properties

    Federated is one of the leading operators of full-line department stores in a competitive retail market. Federated's stores sell a wide range of merchandise, including men's, women's, and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods, and are diversified by size of store, merchandising character, and character of community served. Federated's stores are located at urban and suburban sites, principally in densely populated areas in the eastern, midwestern, northeastern, northwestern, and southeastern regions of the United States.

    Federated's properties consist primarily of stores and related retail facilities, including warehouses and distribution centers. Federated also owns or leases other properties, including its corporate headquarters and other facilities at which centralized operational support functions are conducted. As of January 29, 1994, Federated operated 219 stores, of which 102 stores were entirely or primarily owned and 117 stores were entirely or primarily leased. (For purposes of this calculation, store space in buildings owned by Federated or its subsidiaries on land held under ground leases is considered to be leased store space.) Between January 29, 1994 and July 30, 1994, Federated opened four new stores and closed one existing store. In addition, Lazarus PA, Inc. ("Lazarus PA"), a wholly owned subsidiary of Federated, acquired 10 stores in connection with its May 26, 1994 acquisition of Joseph Horne Co., Inc., which stores are now being operated under the Lazarus name.

    In connection with various shopping center agreements, Federated is obligated to operate certain stores within the centers for periods of up to 20 years. Some of these agreements require that the stores be operated under a particular name. In addition, certain of Federated's store leases include operating requirements that are enforceable for the entire remaining terms of such leases, which in some cases exceed 20 years. Substantially all of Federated's owned and leased real estate is subject to security interests in favor of certain creditors of Federated.

    Federated presently conducts its business through the following seven retail operating divisions: Abraham & Straus/Jordan Marsh, Bloomingdale's, The Bon Marche, Burdines, Lazarus, Rich's/

Goldsmith's, and Stern's. The following table sets forth certain information with respect to Federated's department store operating divisions as of January 29, 1994:

                                                       PRINCIPAL                   FISCAL        GROSS
                                             YEAR      GEOGRAPHIC    NUMBER OF      1993        SQUARE
                                            FOUNDED      REGION       STORES      SALES(A)      FEET(B)
                                            -------    ----------    ---------    --------    -----------
                                                                                  (MILLIONS)  (THOUSANDS)
Abraham & Straus/Jordan Marsh............     1851     Northeast          35      $1,395.3        9,327
Bloomingdale's...........................     1872     East               16       1,216.0(c)     4,372
The Bon Marche...........................     1890     Northwest          39         826.9        4,697
Burdines.................................     1898     Florida            43       1,222.7        7,321
Lazarus(d)...............................     1830     Midwest            40         964.9        7,807
Rich's/Goldsmith's.......................     1867     Southeast          25         928.6        4,925
Stern's..................................     1867     Northeast          21         675.0        3,879
                                                                     ---------    --------    -----------
                                                                         219      $7,229.4       42,328
                                                                     ---------    --------    -----------
                                                                     ---------    --------    -----------

- ------------

 (a)  Reflects sales for Federated's fiscal year ended January 29, 1994.
 (b)  Includes total square footage of store locations, including office, storage, service, and other support space that is not dedicated to direct merchandise sales, but excludes warehouses and distribution terminals not located at store sites.
 (c)  Includes $98.9 million of sales by Federated's Bloomingdale's By Mail Ltd. subsidiary.
 (d)  On May 26, 1994, Joseph Horne Co., Inc. was merged with and into Lazarus PA. The data presented does not reflect the 10 stores (located in and around Pittsburgh and Erie,
      Pennsylvania) acquired by Lazarus PA pursuant to such merger or any sales or store space attributable thereto.

Each of Federated's department store operating divisions is a separate subsidiary of Federated, except that each of the Abraham & Straus/Jordan Marsh division and the Lazarus division comprises two separate subsidiaries of Federated.

    Federated provides credit, electronic data processing, and other support functions to its retail operating divisions on an integrated, company-wide basis. FACS Group, Inc., Federated's financial and credit services subsidiary ("FACS"), which is based near Cincinnati, Ohio, establishes and monitors credit policies on a company-wide basis and provides proprietary credit services (including statement processing and mailing, credit authorizations, new account development and processing, customer service, and collections) to each of Federated's retail operating divisions. FSG, Federated's data processing division, which is based near Atlanta, Georgia, provides operational electronic data processing and management information services to each of Federated's retail operating divisions. (As described in "--Restructuring Transactions--Operating Subsidiary Transactions," prior to the Effective Date, Federated intends to transfer substantially all of the assets, rights, and liabilities associated with its FSG division to a newly incorporated, wholly owned subsidiary of Federated.) In addition, a specialized staff at Federated's corporate offices in Cincinnati provides services for all divisions in such areas as store design and construction, real estate, legal, accounting, merchandise, accounts payable, insurance, supply purchasing, and transportation, as well as various other corporate office functions. FACS, FSG, a specialized service subsidiary, and certain departments in Federated's corporate offices also offer their services to unrelated third parties (including Macy's). See "--Business Presently Operated by Macy's--Business and Properties."

    Federated Merchandising, a division of Federated based in New York City, coordinates the team buying process that enables Federated to develop and execute consistent company-wide merchandising strategies on a centralized basis while retaining the ability to tailor merchandise assortments and merchandising strategies to the particular character and customer base of Federated's various department store franchises. In addition, Federated Merchandising is responsible for private label development for all of Federated's retail operating divisions other than Bloomingdale's, which administers its own private label program.

   Capital Expenditures

    Federated's capital expenditures for fiscal 1993 were $309.5 million, which were primarily attributable to the remodeling and expansion of existing stores and the opening of new stores.

Employees

    As of January 29, 1994, Federated had approximately 67,300 regular full-time and part-time employees. Because of the seasonal nature of the retail business, the number of employees rises to a peak in the Christmas season. As of January 29, 1994, approximately 11% of Federated's employees were represented by unions. Federated considers its relations with employees to be satisfactory.

    For certain information relating to Federated's retirement benefit plans, see Notes 14 and 15 to Federated's consolidated financial statements. See "Index to Historical Financial Information."

   Legal Proceedings

    The Federated POR was confirmed by the United States Bankruptcy Court for the Southern District of Ohio, Western Division (the "Ohio Bankruptcy Court"), in Consolidated Case No. 1-90-00130, on January 10, 1992 and became effective on the Federated POR Effective Date. Notwithstanding the confirmation and effectiveness of the Federated POR, the Ohio Bankruptcy Court continues to have jurisdiction to, among other things: (i) resolve disputed prepetition claims against the Federated/Allied Companies; (ii) resolve matters related to the assumption, assumption and assignment, or rejection of executory contracts and unexpired leases pursuant to the Federated POR; and (iii) resolve other matters that may arise in connection with or relate to the Federated POR.

    Pursuant to the Federated POR, and based on Federated's estimate as of the Federated POR Effective Date of the amount of all bankruptcy claims that ultimately will be allowed by the Ohio Bankruptcy Court, Federated provided for the payment of all such claims that had not been resolved as of the Federated POR Effective Date. During 1993, Federated reduced accrued liabilities and selling, general, and administrative expenses by $24.0 million to reflect favorable settlements of certain disputed bankruptcy claims. Federated believes that it has adequately provided for the resolution of all bankruptcy claims and other matters related to the Federated POR remaining at January 29, 1994.

    Prior to the confirmation of the Federated POR, the IRS commenced an audit of the tax returns of Federated Stores, Inc., the former indirect parent of Federated ("FSI"), and the Federated/Allied Companies for tax years 1984 through 1989. In connection with this audit, the IRS asserted a number of claims against the Federated/Allied Companies and other members of the FSI consolidated tax group. The issues raised by the IRS audit were resolved by agreement with the IRS in the Federated Reorganization Cases, with two exceptions.

    The first unresolved issue related to the use by the Federated/Allied Companies of an aggregate of $27.0 million of net operating and capital loss carryforwards of an acquired company (the "NOL Issue"). The second unresolved issue related to the deductibility of approximately $176.3 million of so-called "break-up fees" (the "Break-Up Fee Issue"). The NOL Issue and Break-Up Fee Issue were litigated before the Ohio Bankruptcy Court and resolved in favor of the Federated/Allied Companies. The IRS pursued appeals on both issues and, on August 2, 1994, the United States District Court for the Southern District of Ohio (the "Ohio District Court") affirmed the decisions of the Ohio Bankruptcy Court with respect to both the NOL Issue and the Break-Up Fee Issue. The IRS has until October 3, 1994 to appeal the decision of the Ohio District Court. Although there can be no assurance, management does not expect that, even if there is a further appeal and a ruling favorable to the IRS, the ultimate resolution of the NOL Issue or the Break-Up Fee Issue would have a material adverse affect on Federated's or the Combined Company's financial position.

    Federated and its subsidiaries are also involved in various proceedings that are incidental to the normal course of their business. Federated does not expect that any of such proceedings will have a material adverse effect on the Combined Company's financial position.

   Market for Common Shares

    Shares of Federated Common Stock currently are listed on the NYSE under the trading symbol "FD." As of September 30, 1994, there were approximately holders of record of Federated Common Stock. On September 30, 1994, the closing price per share of Federated Common Stock as reported on the NYSE
Composite Tape was $    . The following table sets forth for the fiscal quarters
since the Federated POR Effective Date the high and low sales prices per share of Federated Common Stock as reported on the NYSE Composite Tape:

    PERIOD                                                  HIGH        LOW
- --------------------------------------------------------   -------    -------
1st Quarter 1992
(commencing February 5, 1992)...........................   $18.250    $11.250
2nd Quarter 1992........................................    14.125     11.375
3rd Quarter 1992........................................    17.250     12.500
4th Quarter 1992........................................    21.500     16.375
1st Quarter 1993........................................    22.750     17.375
2nd Quarter 1993........................................    25.000     19.000
3rd Quarter 1993........................................    23.500     18.000
4th Quarter 1993........................................    23.125     19.250
1st Quarter 1994........................................    25.250     20.750
2nd Quarter 1994........................................    22.750     19.000
3rd Quarter 1994 (through September 30, 1994)...........               18.750

  COMBINED COMPANY STRATEGIC PLAN

    Federated and Macy's believe that the Combined Company will be able to compete more effectively in the increasingly competitive retail business than could either Federated or Macy's alone. In addition, Federated and Macy's believe that they have a number of common and complementary attributes, including positive customer and vendor relationships and similar corporate cultures, that will facilitate the combination of the two companies. Federated and Macy's also believe that the Federated/Macy's Merger will create and enhance economies of scale and synergies that, in conjunction with the selective utilization of the best practices and personnel from the companies' two organizations, will result in a lower overall cost structure and enable the Combined Company to offer better value to its customers than either Federated or Macy's could offer separately.

    Federated and Macy's have developed a strategic plan for the Combined Company. The strategic plan includes the following key components:

. Consolidation of Certain Operations; Cost Savings. It is contemplated that the Combined Company will continue to focus on increasing productivity and reducing costs in all aspects of the existing business operations of Macy's and Federated. Areas of emphasis in this regard include further rationalization and centralization of operations and support functions and the enhanced application of information technologies. It is also anticipated that the combination of the existing business operations of Macy's and Federated will result in substantial additional cost reduction opportunities, including those associated with the consolidation of the operations of Federated's Abraham & Straus/Jordan Marsh division with the operations of New Macy's East (the "Northeast Rationalization"), the consolidation and centralization of Macy's and Federated's central corporate offices, which provide services such as design and construction, real estate, insurance, supply purchasing, and transportation, as well as various corporate functions, and the consolidation and centralization of certain other support operations and staff functions. The Projections were prepared based upon the assumption that the Federated/Macy's Merger will result in cost savings of $71.0 million in fiscal year 1995 (before one-time charges assumed to aggregate $87.0 million) and $122.0 million in fiscal year 1996, with adjustments in each year thereafter for inflation. See "--Projected Financial Information." There can be no assurance, however, that cost savings at any particular level will be realized. One-time charges are assumed to aggregate $82.7 million in fiscal year 1994.

. Centralization of Merchandising and Private Label Operations. It is anticipated that Federated Merchandising, a division of Federated based in New York City, will provide centralized buying services for all of the Combined Company's retail operating divisions, and that the Combined Company will continue to utilize Federated's team buying program, as modified to incorporate a number of elements of Macy's BPS System. See "Operations During the Reorganization Cases-- Postpetition Operations and Liquidity--Completion of Certain Prepetition Initiatives." The team buying program is designed to realize the benefits of integrated, company-wide merchandise assortments and strategies while tailoring such assortments and strategies to the character and customer base of the Combined Company's various department store franchises. The objective of the team buying approach will be to take maximum advantage of the talents of the Combined Company's most successful merchants and to develop specialty store levels of focus and expertise in its various merchandise categories.

It is also anticipated that Macy's Product Development division will be integrated with Federated Merchandising, which will then be responsible for the private label development for all of the Combined Company's operating divisions. In addition, it is anticipated that the Combined Company's private label program will increase the usage of private label merchandise by existing Federated stores in situations where it is complementary to the team buying strategy for a particular merchandise line.

. Capital Investment. Federated and Macy's believe that capital investment is critical to the ability of the Combined Company to compete effectively. Accordingly, approximately 68% (or $1.9 billion) of the Combined Company's $2.8 billion capital budget for 1995 through 1998 has been allocated to upgrading and maintaining existing stores. In addition, approximately 11% of the Combined Company's capital budget for this period is expected to be spent on technological improvements, and 21% is expected to be spent to open between five and eight new stores per year during this period.

. Utilization of Technology. Following the Effective Date, FSG will continue to provide electronic data processing and management information to each of the Combined Company's retail operating divisions. Although FSG presently provides these services to both Macy's and Federated on an independent basis, it is anticipated that FSG will be able to provide them to the Combined Company on a more cost-effective basis through the development of common systems, reduced programming expense, and reduced overhead costs. The data processing and management information services provided by FSG will provide management with current company-wide information designed to improve merchandise assortments, improve accuracy in reporting, lower inventory levels, reduce expenses, and improve customer service and satisfaction. The centralization of such services will facilitate the ability of the Combined Company to monitor the effectiveness of its merchandising strategies on a consolidated basis.

. Inventory Management. Federated has adopted various inventory management strategies designed to provide customers with a well selected assortment of the most wanted merchandise, as well as in-stock positions of basic merchandise such as socks and underwear. In addition, Federated has adopted inventory aging standards to ensure that the customer is offered a fresh flow of merchandise. It is anticipated that the Combined Company will utilize these strategies on a company-wide basis.

. Store-Level Execution of Merchandising and Selling Strategies. Federated's existing merchandising and selling strategies are intended to enhance the effective presentation of assortments and to increase the level of attention to selling and individual customer service. In this regard, Federated has developed prototype programs designed to develop optimal merchandise display strategies for specific merchandise categories. These strategies are established in a limited number of stores to serve, if successful, as models for implementation on a company-wide basis. It is anticipated that this concept will be utilized by the Combined Company on a company-wide basis.

. Pay for Performance. It is anticipated that the Combined Company will continue Federated's practice of linking the compensation of key employees to the achievement of specific performance levels. In this regard, Federated intends to review, and to adjust as appropriate in the context of the expanded scope of the Combined Company's operations, the incentives provided under Federated's and Macy's existing benefit plans.

    It is contemplated that the Combined Company will continue many of the community activities and traditions associated with Macy's. In particular, the Combined Company intends to sponsor the Macy's Thanksgiving Day Parade and the Macy's Fourth of July fireworks display in a manner comparable to that in which Macy's has sponsored these events in prior years.

    The retailing industry is intensely and increasingly competitive and there necessarily can be no assurances that the strategic plan described above will be successfully implemented. See "Risk Factors--Business Factors and Competitive Conditions."

  CERTAIN OTHER MATTERS

    Seasonality

    The retailing industry is seasonal in nature, with a high proportion of sales and operating income generated in the months of November and December. Working capital requirements fluctuate during the year, increasing somewhat in mid-Summer in anticipation of the Fall merchandising season and increasing substantially prior to the Christmas season, when the Combined Company will need to carry significantly higher inventory levels.

   Competition and Regulation

    The retailing industry is and will continue to be intensely competitive. The Combined Company's stores will face increasing competition not only with other department stores in the geographic areas in which they operate, but also with numerous other types of retail outlets, including specialty stores, general merchandise stores, off-price and discount stores, new and established forms of home shopping (including mail order catalogs, television, and computer services), and manufacturer outlets. See "Risk Factors--Business Factors and Competitive Conditions."

    To the knowledge of the Plan Proponents, the requirements of environmental protection laws and regulations have not had a material effect upon either Macy's or Federated's operations.

PRO FORMA CAPITALIZATION OF THE COMBINED COMPANY

    The following table sets forth the capitalization of each of Federated and Macy's as of April 30, 1994 and the pro forma consolidated capitalization of the Combined Company as of that date, giving effect (i) under the caption "Combined Company Pro Forma," to the effectiveness of the Plan and the consummation of the transactions contemplated thereby and (ii) under the caption "As Adjusted for New Bank Facilities," to the initial borrowings under the New Bank Facilities and the application of the proceeds therefrom and other cash on hand in the manner described in "Other Indebtedness of the Combined Company--New Bank Facilities." The pro forma information set forth below is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company's actual consolidated capitalization would have been had the Effective Date occurred and the foregoing transactions been consummated on April 30, 1994, nor does it give effect to (a) any transactions other than the foregoing transactions and those discussed in the Notes to Unaudited Pro Forma Financial Information included elsewhere in this Disclosure Statement or (b) Federated's or Macy's respective results of operations since April 30, 1994. Accordingly, the pro forma information set forth below does not purport to be indicative of the Combined Company's consolidated capitalization as of the date hereof, the Effective Date, or any other future date.

    The following table should be read in conjunction with the historical financial statements of Federated and Macy's, the unaudited pro forma financial information, the related notes, and the other information contained elsewhere in this Disclosure Statement, including the information set forth in "--Discussion and Analysis of Financial Condition and Results of Operations." See "Index to Historical Financial Information" for an index to: (i) the historical financial statements of Federated and Macy's; (ii) selected financial data of Federated and Macy's; and (iii) Federated's and Macy's managements' discussions and analyses of the historical financial condition and results of operations of Federated and Macy's, respectively, contained in this Disclosure Statement.

                            PRO FORMA CAPITALIZATION
                                 APRIL 30, 1994
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                              HISTORICAL (A)           COMBINED         AS ADJUSTED
                                         -------------------------     COMPANY            FOR NEW
                                         FEDERATED       MACY'S       PRO FORMA       BANK FACILITIES
                                         ----------    -----------    ----------      ---------------
Short-term debt:
  Total short-term debt...............   $   14,995    $   --         $  400,997(b)     $   341,341(b)
  Current portion of long-term debt...      110,852         13,738       124,590            124,590
                                         ----------    -----------    ----------      ---------------
    Total short-term debt.............      125,847         13,738       525,587            465,931
                                         ----------    -----------    ----------      ---------------
Long-term debt:
  New Bank Facilities.................       --            --             --              1,700,000
  New GECC Mortgage Notes.............       --            --             53,458           --
  New Prudential Mortgage Notes.......       --            --            550,926           --
  Macy's Pre-LBO Mortgages............       --            --             33,425             33,425
  New Series A Notes..................       --            --            385,044           --
  New Series B Notes..................       --            --            288,785            500,000
  New Series C Notes..................       --            --            288,785           --
  New Tax Notes.......................       --            --            267,779            267,779
  Receivables-Backed Certificates.....      979,565        --            979,565            979,565
  Series A Secured Notes..............      289,209        --            289,209           --
  Convertible Notes...................      293,341        --            293,341            293,341
  FNC Note............................      340,000        --            340,000           --
  Note monetization facility (c)......      352,000        --            352,000            352,000
  Mortgage facility...................      345,064        --            345,064            345,064
  Capital leases......................       52,443         37,155       104,909            104,909
  Other...............................       31,611        --             31,611             31,611
                                         ----------    -----------    ----------      ---------------
    Total long-term debt..............    2,683,233         37,155     4,603,901          4,607,694
                                         ----------    -----------    ----------      ---------------
      Total debt......................    2,809,080         50,893     5,129,488          5,073,625
                                         ----------    -----------    ----------      ---------------
Shareholders' equity (deficit):
  Common stock outstanding............        1,266          1,750         1,795              1,795
  Additional paid-in capital..........    1,975,591        --          3,209,938          3,209,938
  Retained earnings...................      338,479     (2,594,538)      288,889            288,889
  Treasury stock......................       (1,643)        (1,333)       (1,643)            (1,643)
                                         ----------    -----------    ----------      ---------------
    Total shareholders' equity
      (deficit).......................    2,313,693     (2,594,121)    3,498,979          3,498,979
                                         ----------    -----------    ----------      ---------------
      Total capitalization............   $5,122,773    $(2,543,228)   $8,628,467        $ 8,572,604
                                         ----------    -----------    ----------      ---------------
                                         ----------    -----------    ----------      ---------------
Ratio of total debt to total
  capitalization
  (excluding note monetization
    facility).........................         51.5%           N/A          57.7%              57.4%
                                         ----------    -----------    ----------      ---------------
                                         ----------    -----------    ----------      ---------------

- ------------

 (a)  The historical amounts shown do not include (i) liabilities of Macy's subject to settlement under reorganization proceedings as of April 30, 1994 aggregating approximately $5,755.9 million or (ii) redeemable preferred stock of Macy's (which will be canceled under the Plan) having an aggregate stated liquidation preference of approximately $499.1 million.
 (b)  See Note 3(a) of Notes to Unaudited Pro Forma Combined Financial Information.
 (c)  The note monetization facility represents debt of a trust of which Federated is the beneficiary. The repayment of such debt is nonrecourse to Federated and its assets
      (other than its interests in such trust).

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial statements give effect
(i) under the caption "Combined Company Pro Forma," to the effectiveness of the Plan and the consummation of the transactions contemplated thereby and (ii) under the caption "As Adjusted for New Bank Facilities," to the initial borrowings under the New Bank Facilities and the application of the proceeds therefrom and other cash on hand in the manner described in "Other Indebtedness of the Combined Company--New Bank Facilities," in each case as if the Effective Date had occurred, and the foregoing transactions had been consummated, on: (a) April 30, 1994, in the case of the Unaudited Pro Forma Combined Balance Sheet at April 30, 1994; (b) January 30, 1994, in the case of the Unaudited Pro Forma Combined Statement of Operations for the 13 weeks ended April 30, 1994; and (c) January 31, 1993, in the case of the Unaudited Pro Forma Combined Statement of Operations for the 52 weeks ended January 29, 1994. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company's actual financial position or results of operations would have been had the Effective Date occurred, and had the foregoing transactions been consummated, on such dates, nor does it give effect to (1) any transactions other than the foregoing transactions and those discussed in the accompanying Notes to Unaudited Pro Forma Financial Information or (2) Federated's or Macy's results of operations since April 30, 1994. Accordingly, the pro forma financial information does not purport to be indicative of the Combined Company's financial position or results of operations as of the date hereof or for any period ended on the date hereof, as of the Effective Date or for any period ending on the Effective Date, or as of or for any other future date or period.

    The following unaudited pro forma financial information is based upon the historical financial statements of Federated and Macy's contained elsewhere in this Disclosure Statement and should be read in conjunction with such historical financial statements, the related notes, and the other information contained elsewhere in this Disclosure Statement, including the information set forth in "--Discussion and Analysis of Financial Condition and Results of Operations." See "Index to Historical Financial Information" for an index to (i) the historical financial statements of Federated and Macy's, (ii) selected historical and pro forma combined financial data of Federated and Macy's, and
(iii) Federated's and Macy's managements' discussions and analyses of the historical financial condition and results of operations of Federated and Macy's, respectively, contained in this Disclosure Statement.

    Macy's fiscal year historically has ended on the Saturday nearest July 31, while Federated's fiscal year ends on the Saturday nearest January 31. Following the Effective Date, the Combined Company's fiscal year will end on the Saturday nearest January 31. Accordingly, the following unaudited pro forma combined financial information for the 52 weeks ended January 29, 1994 is based upon Federated's results of operations for its fiscal year ended January 29, 1994 and upon Macy's results of operations for the third and fourth quarters of its fiscal year ended July 31, 1993 and the first and second quarters of its fiscal year ended July 30, 1994. In addition, certain items derived from Macy's historical financial statements have been reclassified to conform to the pro forma combined presentation.

    The retail business is seasonal in nature, with a higher proportion of sales and earnings usually being generated in the months of November and December than in other periods. Because of this seasonality and other factors, results of operations for an interim period are not necessarily indicative of results of operations for an entire fiscal year.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 APRIL 30, 1994
                                 (IN THOUSANDS)

                                                                                                ADJUSTMENTS
                                                                                                FOR NEW BANK
                                                                                                 FACILITIES
                                                                                           ----------------------
                                   HISTORICAL                                  COMBINED                              AS ADJUSTED
                             -----------------------                            COMPANY                                FOR NEW
                             FEDERATED     MACY'S                              PRO FORMA                           BANK FACILITIES
                             ----------  -----------  PRO FORMA ADJUSTMENTS   -----------                          ---------------
                                                      ----------------------
                                                        DEBIT       CREDIT                   DEBIT       CREDIT
                                                      ----------  ----------               ----------  ----------
   ASSETS

Current Assets:
 Cash....................... $  102,907  $    53,097  $  366,484(a) $360,775(b) $ 161,713 $            $             $   161,713
 Restricted cash............     --           48,507                  48,507(b)     --                                  --
 Accounts receivable........  1,781,938      163,866                            1,945,804                              1,945,804
 Merchandise inventories....  1,267,958    1,270,058      63,023(b)             2,601,039                              2,601,039
 Supplies and prepaid
expenses....................     47,374       51,291                               98,665                                 98,665
 Deferred income tax
assets......................     86,278      --                                    86,278                                 86,278
                             ----------  -----------                          -----------                          ---------------
    Total Current Assets....  3,286,455    1,586,819                            4,893,499                              4,893,499
                             ----------  -----------                          -----------                          ---------------
Property and
Equipment--net..............  2,544,481    2,504,918                            5,049,399                              5,049,399
Excess of Cost Over Net
 Assets Acquired............     --          --          983,539(b)               983,539                  77,963(A)     905,576
Reorganization Value in
 Excess of Amounts Allocable
 to Identifiable
Assets--net.................    333,029      --                                   333,029                                333,029
Other Assets................  1,207,404      110,147      19,518(c)  449,325(b)   847,450      22,100(B)                 869,550
                                                                      40,294(b)
                             ----------  -----------  ----------  ----------  -----------  ----------  ----------  ---------------
    Total Assets............ $7,371,369  $ 4,201,884  $1,432,564  $  898,901  $12,106,916  $   22,100  $   77,963    $12,051,053
                             ----------  -----------  ----------  ----------  -----------  ----------  ----------  ---------------
                             ----------  -----------  ----------  ----------  -----------  ----------  ----------  ---------------

   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
 Short-term debt............ $  125,847  $    13,738  $           $  366,484(a) $ 525,587  $  386,002(C) $ 22,100(B)  $  465,931
                                                                      19,518(c)                           304,246(C)
 Accounts payable and
   accrued liabilities......  1,146,702      832,669                  67,900(b) 2,129,921                              2,129,921
                                                                      82,650(d)
 Income taxes...............     78,280          177      33,060(d)                45,397                                 45,397
                             ----------  -----------                          -----------                          ---------------
    Total Current
Liabilities.................  1,350,829      846,584                            2,700,905                              2,641,249
                             ----------  -----------                          -----------                          ---------------
Liabilities Subject to
 Settlement Under
Reorganization Proceedings..     --        5,755,878   5,755,878(b)               --                                    --
Long-Term Debt..............  2,683,233       37,155               1,883,513(b) 4,603,901      77,963(A)1,700,000(C)   4,607,694
                                                                                            1,618,244(C)

Deferred Income Taxes.......    803,159       18,902                  20,240(b)   842,301                                842,301
Other Liabilities...........    220,455      137,486                 102,889(b)   460,830                                460,830
Shareholders' Equity
(Deficit)...................  2,313,693   (2,594,121)     49,590(d)2,594,121(b) 3,498,979                              3,498,979
                                                                   1,234,876(b)
                             ----------  -----------  ----------  ----------  -----------  ----------  ----------  ---------------
    Total Liabilities and
Shareholders' Equity
(Deficit)................... $7,371,369  $ 4,201,884  $5,838,528  $6,372,191  $12,106,916  $2,082,209  $2,026,346    $12,051,053
                             ----------  -----------  ----------  ----------  -----------  ----------  ----------  ---------------
                             ----------  -----------  ----------  ----------  -----------  ----------  ----------  ---------------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE 13 WEEKS ENDED APRIL 30, 1994
              (IN THOUSANDS, EXCEPT FOR RATIO AND PER SHARE DATA)

                                                                                       ADJUSTMENTS
                                                                                      FOR NEW BANK
                                                                                       FACILITIES
                                                                                     ---------------
                                   HISTORICAL                           COMBINED                        AS ADJUSTED
                             ----------------------                     COMPANY                           FOR NEW
                             FEDERATED     MACY'S       PRO FORMA      PRO FORMA                      BANK FACILITIES
                             ----------  ----------    ADJUSTMENTS     ----------                     ---------------
                                                     ----------------
                                                      DEBIT   CREDIT                 DEBIT   CREDIT
                                                     -------  -------                ------  -------

Net sales, including leased
department sales............ $1,653,631  $1,339,327  $69,375(a) $      $2,923,583    $       $          $ 2,923,583
                             ----------  ----------                    ----------                     ---------------
Cost of sales...............  1,008,136     808,122    1,725(b)41,749(a)1,776,234                         1,776,234
Selling, general, and
 administrative expenses....    542,088     584,265    6,147(c)21,887(a)1,076,510               487(A)    1,076,023
                                                                9,261(d)
                                                               24,842(f)
                             ----------  ----------                    ----------                     ---------------
Operating income............    103,407     (53,060)                       70,839                            71,326
Interest expense............    (56,363)    (66,037)  52,630(g)    66(a) (108,927) 36,221(B) 53,248(B)      (91,900)
                                                               66,037(h)
Interest income.............     11,024          23                        11,047                            11,047
Unusual items...............         --          --   58,000(i)           (58,000)                          (58,000)
                             ----------  ----------                    ----------                     ---------------
Income (loss) before
 earthquake loss,
 reorganization items, and
 income taxes...............     58,068    (119,074)                      (85,041)                          (67,527)
Earthquake loss.............     --         (35,000)                      (35,000)                          (35,000)
Reorganization items........     --          (6,049)            6,049(j)     --                            --
                             ----------  ----------                    ----------                     ---------------
Income (loss) before income
taxes.......................     58,068    (160,123)                     (120,041)                         (102,527)
Federal, state, and local
 income tax (expense)
benefit.....................    (25,846)      2,822            66,705(k)   43,681   6,811(C)                 36,870
                             ----------  ----------                    ----------                     ---------------
Net income (loss)........... $   32,222  $ (157,301)                   $  (76,360)                      $   (65,657)
                             ----------  ----------                    ----------                     ---------------
                             ----------  ----------                    ----------                     ---------------

                                             OTHER INCOME STATEMENT DATA
Ratio of earnings to fixed
charges.....................       1.80x     --                            --                              --
Deficiency of earnings to
 fixed charges..............     --      $  160,935                    $  120,998                       $   103,484
EBITDA(n)................... $  163,300      25,967                       179,266                           179,266
Income (loss) per share of
 common stock*..............        .25                                      (.43)                             (.37)
Dividends per share of
 common stock...............     --          --                            --                              --

- ------------
* Federated historical per share data is based on the daily average of 126,464,000 shares outstanding during the period presented. Combined Company per share data is based on an assumed 179,315,000 shares of New Combined Company Common Stock to be outstanding as of the Effective Date, which number is based on an assumed Federated Average Market Price (Pools A and B) of $21.00 per share. See "Securities to be Issued Pursuant to the Plan--Assumptions Regarding Valuation of New Securities." Per share data for Macy's is omitted; such data would not be meaningful because Macy's common stock is closely held and will be canceled pursuant to the Plan without the payment of any consideration therefor.

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE 52 WEEKS ENDED JANUARY 29, 1994
              (IN THOUSANDS, EXCEPT FOR RATIO AND PER SHARE DATA)

                                                                                                                  AS ADJUSTED
                                   HISTORICAL                                 COMBINED        ADJUSTMENTS           FOR NEW
                             ----------------------       PRO FORMA            COMPANY        FOR NEW BANK           BANK
                             FEDERATED     MACY'S        ADJUSTMENTS          PRO FORMA        FACILITIES         FACILITIES
                             ----------  ----------  --------------------    -----------  --------------------    -----------
                                                      DEBIT       CREDIT                   DEBIT       CREDIT
                                                     --------    --------                 --------    --------
Net sales, including leased
 department sales........... $7,229,406  $6,216,326   326,199(a) $  --       $13,119,533  $           $           $13,119,533
                             ----------  ----------                          -----------                          -----------
Cost of sales...............  4,373,941   3,781,859     6,920(b)  197,352(a)   7,965,368                            7,965,368
Selling, general, and
 administrative expenses....  2,323,546   2,411,240    24,588(c)   94,401(a)   4,479,100                 1,949(A)   4,477,151
                                                                   30,605(d)
                                                                   71,000(e)
                                                                   84,268(f)
                             ----------  ----------                          -----------                          -----------
Operating income............    531,919      23,227                              675,065                              677,014
Interest expense............   (213,544)   (256,911)  210,518(g)      286(a)    (423,776)  144,883(B)  196,513(B)    (372,146)
                                                                  256,911(h)
Interest income.............     49,405         445                               49,850                               49,850
Unusual items...............     --         (29,365)   87,000(i)   29,365(l)     (87,000)                             (87,000)
                             ----------  ----------                          -----------                          -----------
Income (loss) before
 reorganization items,
 income taxes, extraordinary
 item, and cumulative effect
 of an accounting change....    367,780    (262,604)                             214,139                              267,718
Reorganization items........     --        (212,483)              212,483(j)     --                                   --
                             ----------  ----------                          -----------                          -----------
Income before income taxes,
 extraordinary item, and
 cumulative effect of an
accounting change...........    367,780    (475,087)                             214,139                              267,718
Federal, state, and local
 income tax (expense)
benefit.....................   (170,987)        671                66,812(k)    (103,504)   20,652(C)                (124,156)
                             ----------  ----------                          -----------                          -----------
Income (loss) before
 extraordinary item and
 cumulative effect of an
accounting change...........    196,793    (474,416)                             110,635                              143,562
Extraordinary item..........     (3,545)     --                                   (3,545)                              (3,545)
Cumulative effect of an
 accounting change..........     --         185,340   185,340(m)                 --                                   --
                             ----------  ----------                          -----------                          -----------
Net income (loss)........... $  193,248  $ (289,076)                         $   107,090                          $   140,017
                             ----------  ----------                          -----------                          -----------
                             ----------  ----------                          -----------                          -----------

                          OTHER INCOME STATEMENT DATA

Ratio of earnings to fixed
charges.....................      2.33x                                            1.39x                                1.54x
Deficiency of earnings to
 fixed charges..............     --      $  476,348                              --                                   --
EBITDA(n)................... $  761,699     322,264                          $ 1,099,723                          $ 1,099,723
Income (loss) before
 extraordinary item and
 cumulative effect of an
 accounting change per share
 of common stock*...........       1.56                                              .62                                  .80
Dividends per share of
common stock................     --          --                                  --                                   --

- ------------
* Federated historical per share data is based on the daily average of 126,293,000 shares outstanding during the period presented. Combined Company per share data is based on an assumed 179,144,000 shares of New Combined Company Common Stock to be outstanding as of the Effective Date, which number is based on an assumed Federated Average Market Price (Pools A and B) of $21.00 per share. See "Securities to be Issued Pursuant to the Plan--Assumptions Regarding Valuation of New Securities." Per share data for Macy's is omitted; such data would not be meaningful because Macy's common stock is closely held and will be canceled pursuant to the Plan without the payment of any consideration therefor.

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                             FINANCIAL INFORMATION

NOTE 1. DESCRIPTION OF PLAN TRANSACTIONS

    As set forth in the table below, subject to the transactions described in
Note 2 below, the Federated/Macy's Merger and the settlement pursuant to the Plan of Macy's liabilities subject to settlement under reorganization proceedings will be effected through, among other things, the payment of $384.3 million in cash, the issuance, reinstatement, or assumption by the Combined Company of $1,939.6 million of indebtedness, and the issuance of New Combined Company Common Stock and New Warrants:

                                                                  (IN THOUSANDS)
Cash to be distributed, net of $5,709 to be distributed to
  Federated and $2,568 on deposit at banks.....................     $  335,775
Restricted cash to be distributed..............................         48,507
Debt to be issued, reinstated, or assumed......................      1,939,584
Equity to be issued, net of $550,926 to be distributed to FNC
  and $51,117 to be distributed to Macy's Financial............      1,234,876
                                                                  --------------
    Total......................................................     $3,558,742
                                                                  --------------
                                                                  --------------

See "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests" for a discussion of certain assumptions regarding the values of the consideration to be issued pursuant to the Plan.

NOTE 2. DESCRIPTION OF NEW BANK FACILITIES TRANSACTIONS

    For purposes of the adjustments set forth under the caption "As Adjusted for New Bank Facilities," if the Effective Date occurred on April 30, 1994, initial borrowings under the New Bank Facilities would have been $2,026.3 million (including $386.0 million of incremental borrowings necessary to repay the short-term borrowings described in Notes 3(a) and (c) below), and the proceeds thereof would have been applied to the repayment or elimination of indebtedness, payment of incremental financing fees, and the purchase by FNC of the remaining Prudential Claims as follows:

                                                                  (IN THOUSANDS)
Repayment of short-term borrowings.............................     $  386,002
Payment of incremental financing fees..........................         22,100
Elimination of New GECC Mortgage Notes.........................         53,458
Purchase of remaining Prudential Claims........................        472,963
Elimination of New Series A Notes..............................        385,044
Elimination of New Series C Notes..............................         77,570
Repayment of Series A Secured Notes............................        289,209
Repayment of FNC Note..........................................        340,000
                                                                  --------------
    Total......................................................     $2,026,346
                                                                  --------------
                                                                  --------------

See "Other Indebtedness of the Combined Company--New Bank Facilities." In addition, in these circumstances, $211.2 million of New Series C Notes would be converted into a like principal amount of New Series B Notes pursuant to the Plan. See "Overview of the Plan--Additional Information Regarding Treatment of Certain Claims--Adjustments of Amounts of Certain Distributions-- Adjustments Relating to New Bank Facilities."

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       FINANCIAL INFORMATION--(CONTINUED)

NOTE 3. UNAUDITED PRO FORMA COMBINED COMPANY BALANCE SHEET ADJUSTMENTS

  PRO FORMA ADJUSTMENTS

    (a) To record assumed short-term borrowings that would have been required if the Effective Date had occurred as of April 30, 1994 as a result of actual cash balances at such date being lower than those that are expected to exist as of the Effective Date.

    (b) To record: (i) the merger of Federated and Macy's, which will be accounted for under the purchase method of accounting; (ii) the settlement pursuant to the Plan of Macy's liabilities subject to settlement under reorganization proceedings; (iii) adjustments to reflect the net assets acquired at fair value; and (iv) the excess of cost over net assets acquired, all as set forth below:

                                      DEBIT         CREDIT                DESCRIPTION
                                    ----------    ----------   ---------------------------------
                                         (IN THOUSANDS)

Cash.............................   $             $  360,775   Distributions pursuant to the
                                                               Plan, net of $5,709 to be
                                                                 distributed to Federated and
                                                                 $2,568 on deposit at banks;
                                                                 payment of $25,000 in
                                                                 transaction costs
Restricted cash..................                     48,507   Distributions pursuant to the
                                                               Plan
Merchandise inventories..........       63,023                 Net adjustment to fair value of
                                                                 Macy's inventory(1)
Excess of cost over net assets
acquired.........................      983,539                 To record excess of cost over net
                                                                 assets
Other assets.....................                    449,325   Elimination of Federated's
                                                                 investment in Macy's
                                                      40,294   Net adjustment to fair value of
                                                                 Macy's other assets(2)
Accounts payable and accrued
liabilities......................                     67,900   Accrual of Macy's severance
                                                                 liabilities
Liabilities subject to settlement
under reorganization
proceedings......................    5,755,878                 Elimination of Macy's liabilities
                                                                 subject to settlement under
                                                                 reorganization proceedings
Long-term debt...................                  1,883,513   Issuance of long-term debt
                                                                 pursuant to the Plan
Deferred income taxes............                     20,240   To reflect effect of the Plan and
                                                                 the Federated/Macy's Merger on
                                                                 deferred income taxes,
                                                                 including adjusting Macy's net
                                                                 operating loss carryfowards
                                                                 ("NOLs") to $600,000
Other liabilities................                    102,889   Net adjustment to fair value of
                                                                 Macy's other liabilities(3)
Shareholders' equity.............                  2,594,121   Elimination of Macy's
                                                                 shareholders' deficit
                                                   1,234,876   Issuance of equity pursuant to
                                                                 the Plan, net of $550,926
                                                                 distributed to FNC and $51,117
                                                                 distributed to Macy's Financial
                                    ----------    ----------
                                    $6,802,440    $6,802,440
                                    ----------    ----------
                                    ----------    ----------

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       FINANCIAL INFORMATION--(CONTINUED)

- ------------

(1) Reflects the elimination of the Macy's last-in, first-out ("LIFO") reserve of $117,563, net of the elimination of indirect costs capitalized in Macy's inventory of $54,540.

(2) Reflects the elimination of certain Macy's deferred charges and intangible assets of $61,032, net of an adjustment to the fair value of prepaid pension expense of $20,738.

(3) Reflects an adjustment to record the fair value of other postretirement benefits liabilities of $196,354, net of the write-off of deferred lease allowances of $93,465.

    (c) To record financing fees and certain other costs associated with the establishment of new financing facilities. See "Securities to be Issued Pursuant to the Plan" and "Other Indebtedness of the Combined Company."

    (d) To reflect the accrual of Federated's severance and other costs, and the related tax effects, expected to be recorded subsequent to the Confirmation Date but at or prior to the Effective Date in connection with the elimination of certain duplicative functions and other matters relating to the consolidation of Federated and Macy's, including the Northeast Rationalization and the assumed closing of the Offered Stores (notwithstanding that it is contemplated that the Offered Stores will be offered for sale pursuant to the Agreement in Principle described in "--Restructuring Transactions-- The Federated/Macy's Merger--Antitrust Matters").

  ADJUSTMENTS FOR NEW BANK FACILITIES

    (A) To reflect the reduction in long-term debt of $78.0 million and the corresponding reduction in excess of cost over net assets acquired resulting from the purchase by FNC of the remainder of the Prudential Claims at an assumed purchase price of $473.0 million.

    (B) To record incremental financing fees and other costs associated with the establishment of and initial borrowings under the New Bank Facilities.

    (C) To reflect the initial borrowings under the New Bank Facilities and the application of the proceeds thereof to the purchase by FNC of the remainder of the Prudential Claims, incremental cash distributions pursuant to the Plan, and the prepayment of certain indebtedness. See Note 2 above.

NOTE 4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS FOR THE 13 WEEKS ENDED APRIL 30, 1994 AND 52 WEEKS ENDED JANUARY 29, 1994

  PRO FORMA ADJUSTMENTS

    (a) To reverse historical sales, cost of sales, and expenses relating to certain operations expected to be modified in connection with the Federated/Macy's Merger, including the assumed closing of the Offered Stores (notwithstanding that it is contemplated that the Offered Stores will be offered for sale pursuant to the Agreement in Principle described in "--Restructuring Transactions--The Federated/Macy's Merger--Antitrust Matters").

    (b) To adjust Macy's cost of sales to eliminate the effects of the capitalization of inventory costs which will be expensed subsequent to the Effective Date.

    (c) To record amortization of estimated excess of cost over net assets acquired over an assumed 40-year period. The Combined Company will be required to determine the actual amount of excess of cost over net assets acquired as of the Effective Date. Such determination will be based upon the fair values of Macy's net assets as of the Effective Date, which could result in the actual amount of excess of cost over net assets acquired and related amortization being materially greater or less than the estimated pro forma amounts thereof.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       FINANCIAL INFORMATION--(CONTINUED)

    (d) To adjust selling, general, and administrative expenses to reflect the effects of the eliminations, adjustments, and write-offs of the items referred to in footnotes (2) and (3) to the table set forth in Note 3(b) above, as follows:

                                                           FOR THE
                                                           13 WEEKS      FOR THE
                                                            ENDED       52 WEEKS
                                                            APRIL         ENDED
                                                             30,       JANUARY 29,
                                                             1994         1994
                                                           --------    -----------
                                                               (IN THOUSANDS)
   (i)  To reverse historical amortization of Macy's        $1,858      $   7,450
        deferred charges................................
  (ii)  To reverse historical amortization of Macy's         7,867         29,642
        intangible assets...............................
 (iii)  To reverse historical amounts related to the           563         (3,033)
          amortization components of Macy's pension and
        other postretirement benefits expenses..........
  (iv)  To reverse historical amortization of Macy's        (1,027)        (3,454)
          lease allowances that had been deferred over
          the term of the leases in accordance with
          Macy's accounting policies....................
                                                           --------    -----------
                                                            $9,261      $  30,605
                                                           --------    -----------
                                                           --------    -----------

    (e) To reflect cost savings expected to be realized during the 52 weeks subsequent to the Effective Date. See "--Projected Financial Information" for estimates of cost savings expected to be achieved in future years.

    (f) To adjust depreciation of Macy's property and equipment, for which fair market value is assumed to approximate net book value, to amounts which are based on the following estimated useful lives:

Building and improvements on owned property......................    35 years
Fixtures and equipment...........................................     5 years

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       FINANCIAL INFORMATION--(CONTINUED)

    (g) To record interest expense on the new debt to be incurred pursuant to the Plan and assumed short-term borrowings (see Note 3(a) above), the components of which, together with related interest rate assumptions, are set forth below:

                                               FOR THE
                                               13 WEEKS      FOR THE
                                                ENDED       52 WEEKS
                                                APRIL         ENDED       ASSUMED
                                                 30,       JANUARY 29,    INTEREST
                                                 1994         1994         RATE
                                               --------    -----------    -------
                                                   (IN THOUSANDS)
Short-term borrowings.......................   $ 4,150      $  16,598       4.30%
New GECC Mortgage Notes.....................     1,303          5,212       9.75%
New Prudential Mortgages Notes..............    13,773         55,093      10.00%
Macy's Pre-LBO Mortgages....................       772          3,088       8.00%
New Series A Notes..........................     9,559         38,235       9.93%
New Series B Notes..........................     7,602         30,409      10.53%
New Series C Notes..........................     7,920         31,680      10.97%
New Tax Notes...............................     4,686         18,745       7.00%
Capital leases..............................     1,490          5,958       9.00%
                                               --------    -----------
Interest expense on new debt and short-term
borrowings..................................    51,255        205,018
Amortization of financing costs.............     1,375          5,500
                                               --------    -----------
      Total interest expense................   $52,630      $ 210,518
                                               --------    -----------
                                               --------    -----------

See "Other Indebtedness of the Combined Company."

    (h) To reverse historical Macy's interest expense.

    (i) To reflect nonrecurring expenses expected to be incurred in connection with the consolidation of Federated's and Macy's operations during the 13 weeks subsequent to the Effective Date, in the case of Unaudited Pro Forma Combined Statement of Operations for the 13 Weeks Ended April 30, 1994, and the 52 weeks subsequent to the Effective Date, in the case of the Unaudited Pro Forma Combined Statement of Operations for the 52 Weeks Ended January 29, 1994.

    (j) To reverse historical reorganization expense of Macy's that will not be incurred subsequent to the Effective Date.

    (k) To adjust income tax expense (benefit) based upon an assumed composite (federal, state, and local) income tax rate of 40%.

    (l) To eliminate the unusual items for expenses incurred by Macy's during the 52 weeks ended January 29, 1994 for reorganizational realignments ($19.8 million) and business restructuring ($9.6 million) which will not be incurred subsequent to the Effective Date.

    (m) To reverse the effect of the adoption by Macy's on August 1, 1993 of Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes," which, if the Effective Date had occurred on January 31, 1993, would have been adopted at the Effective Date.

    (n) EBITDA (defined for purposes of this Disclosure Statement as earnings before interest, taxes, depreciation, amortization, unusual items, and extraordinary items) reflects the Combined Company's ability to satisfy principal and interest obligations with respect to its indebtedness and to provide cash for other purposes. In addition, certain covenants in Federated's and the Combined Company's credit documents are or will be based on calculations utilizing EBITDA. EBITDA does not represent and

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       FINANCIAL INFORMATION--(CONTINUED)

should not be considered as an alternative to net income or cash flow as determined by generally accepted accounting principles.

  ADJUSTMENTS FOR NEW BANK FACILITIES

    (A) To reduce selling, general, and administrative expenses to reflect the reduction in excess of cost over net assets acquired described in Note 3(A) above.

    (B) To adjust interest expense, as follows:

                                                                  FOR THE       FOR THE
                                                                 13 WEEKS      52 WEEKS
                                                                   ENDED         ENDED       ASSUMED
                                                                 APRIL 30,    JANUARY 29,    INTEREST
                                                                   1994          1994         RATE
                                                                 ---------    -----------    -------
                                                                      (IN THOUSANDS)
To reverse interest expense on certain indebtedness reflected under the caption "Combined Company Pro Forma" in the
  Unaudited Pro Forma Combined Balance Sheet:
    Short-term borrowings.....................................    $  4,150     $  16,598       4.30%
    New GECC Mortgage Notes...................................       1,303         5,212       9.75%
    New Prudential Mortgages Notes............................      13,773        55,093      10.00%
    New Series A Notes........................................       9,559        38,235       9.93%
    New Series B Notes........................................       7,602        30,409      10.53%
    New Series C Notes........................................       7,920        31,680      10.97%
    Series A Secured Notes....................................       4,390        17,834       5.80%
    FNC Note..................................................       4,551         1,452       5.05%
                                                                 ---------    -----------
      Interest expense on debt................................    $ 53,248     $ 196,513
                                                                 ---------    -----------
                                                                 ---------    -----------

To record interest expense on certain indebtedness reflected under the caption "As Adjusted for New Bank Facilities" in the Unaudited Pro Forma Combined Balance Sheet:
    New Bank Facilities.......................................    $ 21,783     $  87,133       4.30%
    New Series B Notes........................................      13,163        52,650      10.53%
                                                                 ---------    -----------
    Interest expense on debt..................................      34,946       139,783
    Amortization of financing costs...........................       1,275         5,100
                                                                 ---------    -----------
      Total interest expense on debt..........................    $ 36,221     $ 144,883
                                                                 ---------    -----------
                                                                 ---------    -----------

    (C) To adjust income tax expense (benefit) based upon an assumed composite (federal, state, and local) income tax rate of 40%.

NOTE 5. CERTAIN OTHER MATTERS

    It is contemplated that, following the Federated/Macy's Merger, the Combined Company will consider and evaluate possible alternatives relating to the upscale specialty store business presently conducted by Macy's I. Magnin subsidiary. Such alternatives could include, among others, the continued operation of some or all of such stores under the I. Magnin nameplate, the continued operation of a portion of such stores under one or more other nameplates utilized by the Combined Company, or the sale or other disposition of some or all of such stores. In light of the uncertainties relating to these matters, the foregoing unaudited pro forma combined financial statements do not give effect to any disposition or modification of the operations of any of the potentially affected stores.

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    As a result of Confirmation and the consummation of the Effective Date Transactions, the Combined Company will operate the existing businesses of Macy's and Federated on a combined basis under a new corporate and capital structure. See "--Restructuring Transactions," "--Business of the Combined Company," "--Pro Forma Capitalization of the Combined Company," "--Unaudited Pro Forma Combined Financial Information," and "--Projected Financial Information." Accordingly, the financial condition and results of operations of the Combined Company after the Effective Date are not comparable to the historical financial conditions or results of operations of Macy's and Federated, either individually or on a combined basis. Macy's and Federated's managements' discussions and analyses of the historical financial conditions and results of operations of Macy's and Federated, respectively, are set forth elsewhere in this Disclosure Statement. See "Index to Historical Financial Information."

    The Combined Company will have three principal sources of liquidity during the period immediately following the Effective Date: (i) cash and cash equivalents (after giving effect to the distributions contemplated by the Plan);
(ii) certain financing facilities available to the Combined Company; and (iii) cash generated by operations. See "--Unaudited Pro Forma Combined Financial Information," "--Projected Financial Information," and "Other Indebtedness of the Combined Company." Federated believes that the Combined Company's liquidity and capital resources will be sufficient to cover its reasonably foreseeable working capital, capital expenditure, and debt service requirements.

PROJECTED FINANCIAL INFORMATION

  INTRODUCTION

    As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation of the plan is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. See "Voting and Confirmation of the Plan--Confirmation" and "--Feasibility." In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Plan Proponents analyzed the ability of the Reorganized Debtors, including the Combined Company, to meet their obligations under the Plan with sufficient liquidity and capital resources to conduct their businesses. In this regard, the Plan Proponents prepared certain projections of the Combined Company's operating profit, free cash flow, and certain other items for the four-year period from fiscal year 1995 through 1998 (the "Projection Period"). In addition, the Plan Proponents have from time to time furnished representatives of the Creditors' Committees and of certain creditors that have executed confidentiality agreements certain information regarding the strategies underlying the Combined Company Business Plan (as defined below), the assumptions on which the Combined Company Business Plan was based, and the computations of projected financial results based on the Combined Company Business Plan (as described below). Accordingly, such projections (the "Projections") are summarized below.

    As a matter of course, neither Macy's nor Federated publishes its business plans and strategies or makes public projections or forecasts of its anticipated financial position or results of operations. Accordingly, the Plan Proponents do not anticipate that either of Macy's or Federated will, and the Plan Proponents disclaim any obligation to, furnish updated business plans or projections to holders of Claims or Interests prior to the Effective Date, cause such information to be included in documents required to be filed with the SEC, or otherwise make such information public. Similarly, the Plan Proponents do not anticipate that the Combined Company will, and the Plan Proponents disclaim any obligation to, furnish updated business plans or projections to stockholders or debtholders of the Combined Company after the Effective Date, cause such information to be included in documents required to be filed with the SEC, or otherwise make such information public.

    The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth herein, the historical financial statements of Federated and Macy's, the unaudited pro forma combined financial information, the related notes, and the other information contained elsewhere in this Disclosure Statement, including the information set forth in "Risk Factors." See "Index to Historical Financial Information" for an index to (i) the historical financial statements of Federated and Macy's, (ii) selected historical and pro forma combined financial data of Federated and Macy's, and
(iii) Federated's and Macy's managements' discussions and analyses of the historical financial condition and results of operations of Federated and Macy's, respectively, contained in this Disclosure Statement.

    Neither the independent auditors for Federated nor the independent auditors for Macy's have examined or compiled the Projections presented herein and, accordingly, assume no responsibility for them.

  PRINCIPAL ASSUMPTIONS

    The Projections are based on and assume the successful implementation of a business plan based upon Federated's existing business plan and Macy's existing business plan, as modified by Federated (such business plan being hereafter referred to as the "Combined Company Business Plan"). Both the Combined Company Business Plan and the Projections reflect numerous assumptions, including various assumptions with respect to the anticipated future performance of each of Macy's and Federated (prior to the Effective Date) and the Combined Company (after the Effective Date), industry performance, general business and economic conditions, increasingly intense competition in the retailing industry, complex tax issues, and other matters, most of which are beyond the control of Macy's, Federated, and the Combined Company. Therefore, while the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of Macy's, Federated, or the Combined Company to achieve the projected results. See "Risk Factors" for a discussion of certain factors that may affect the future financial performance of Macy's, Federated, and the Combined Company and of various risks associated with the securities of the Combined Company to be issued pursuant to the Plan.

    While the Plan Proponents believe that the assumptions underlying the Projections for the Projection Period, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is being given that the Projections will be realized. As indicated below, the Combined Company Business Plan on which the Projections are based assumes, among other things, material improvements in the results of operations of Macy's during the 52 weeks ended January 28, 1995 as compared to the same period in the prior year, and even greater improvements in the Combined Company's results of operations during fiscal year 1995 and the remainder of the Projection Period. In deciding whether to accept or reject the Plan, holders of Claims must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See "Risk Factors."

    Additional information relating to the principal assumptions used in preparing the Projections is set forth below.

        (i) Effective Date; Plan Terms: Although the Plan Proponents presently intend to seek to cause the Effective Date to occur in December 1994, there can be no assurance as to when the Effective Date will actually occur. The Projections assume the Confirmation of the Plan in accordance with its terms and that all transactions contemplated by the Plan to be consummated by the Effective Date (including the Federated/Macy's Merger) will be consummated as of January 28, 1995. The Projections also assume that the aggregate amount of Allowed Claims in each Class is the estimated amount as set forth in "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests." See "Overview of the Plan" for a brief summary of (a) the principal provisions of the Plan, including the classification and treatment of Claims and Interests,

    (b) the principal financial terms of certain securities to be issued pursuant to the Plan, and (c) the conditions precedent to Confirmation and the occurrence of the Effective Date.

        (ii) General Economic Conditions: The Projections were prepared based on the assumption that the current economic expansion will continue through late 1997, when a modest recession will begin and last until late 1998. During the Projection Period, annual real growth in the U.S. gross domestic product is assumed to average 1.6%, while annual real growth in consumer spending is assumed to average 1.6%. In the general merchandise retailing industry, growth in demand is expected to show a modestly slowing trend until the aforesaid recession develops, averaging growth of 4.8%. While inflationary pressures are expected to rise modestly during the Projection Period, inflation will remain relatively low, averaging 3.5%. Inflationary cost pressures in the general merchandise retailing industry are assumed to follow a similar pattern and to average 3.8%.

        (iii) Net Sales: Net sales, including leased department store sales, reflect the effects of the assumed opening of new stores and the closing of certain existing stores during the Projection Period. Comparable store sales (i.e., sales at stores that are assumed to be in operation throughout each of the periods being compared) of the Combined Company during the Projection Period are assumed to increase at an average annual rate of approximately 3.6%. These assumed increases are based upon the assumptions as to general economic conditions described above and assumed operating improvements based on the Combined Company Business Plan. See "--Business of the Combined Company--Combined Company Strategic Plan" and "Risk Factors--Business Factors and Competitive Conditions."

        (iv) EBITDA: EBITDA (defined for purposes of this Disclosure Statement as earnings before interest, taxes, depreciation, amortization, unusual items, and extraordinary items) is projected to increase as a percentage of net sales of the Combined Company during the Projection Period from 9.9% in fiscal year 1995 to 11.8% in fiscal year 1998. These assumed increases during the Projection Period are based on the assumed net sales growth described above and on the assumption that the Combined Company Business Plan, which reflects assumptions as to both gross margin improvement and expense control, will be implemented effectively. See "--Business of the Combined Company--Combined Company Strategic Plan." Because Macy's sold its credit operations in 1991 pursuant to the Macy's Credit Card Program, Macy's EBITDA as a percentage of net sales is lower than what it would be if Macy's had not sold its credit operations. This circumstance also negatively impacts the assumed EBITDA of the Combined Company.

        (v) Cost of Sales: The Projections assume that the cost of sales as a percentage of net sales will remain constant during the Projection Period at 60.7% for the Combined Company, reflecting the competitive nature of the retail industry. See "Risk Factors--Business Factors and Competitive Conditions."

        (vi) SG&A Expense: For the Projection Period, the Combined Company's selling, general, and administrative expense (including the amortization of the excess of cost over net assets acquired and excluding unusual items) as a percentage of net sales is assumed to decrease from 32.8% in fiscal year 1995 to 31.3% in fiscal year 1998. The assumed decrease is based on the assumption that the Combined Company Business Plan, which reflects assumed net cost savings from the elimination of duplicative functions and expenses of $71.0 million in fiscal year 1995 increasing to $122.0 million in fiscal year 1996, with adjustments in each year thereafter for inflation, will be implemented effectively. See "--Business of the Combined Company--Combined Company Strategic Plan."

        (vii) Capital Expenditures: Annual cash capital expenditures of the Combined Company are assumed to average approximately $700.0 million during the Projection Period. Approximately 68% of these assumed capital expenditures relates to upgrading and maintaining existing stores, approximately 21% relates to the opening of new stores (between five and eight stores in each year in the Projection Period), and approximately 11% relates to technological improvements.

        (viii) Income Taxes: The Projections assume that: (a) the Plan will not be generally taxable to the Debtors (including the Reorganized Debtors); (b) the Plan will provide for payments in settlement of the Priority Tax Claims asserted by the IRS and various state and local taxing authorities (other than Responsible Person Priority Tax Claims) in installments; and (c) the Federated/Macy's Merger will constitute a "reorganization" under section 368 of the Internal Revenue Code and will therefore be tax free at the corporate level. In general, the Projections assume a 40% composite (federal, state, and local) income tax rate during the Projection Period and reflect state income taxes before giving full effect to certain expected intercompany charges. The Projections also assume that current income tax liabilities are paid in the year in which they arise and do not reflect current deferred income taxes separately from noncurrent deferred income taxes. The Projections assume that Federated will have no NOLs available to the Combined Company after the Federated/Macy's Merger. The Projections also assume that the Macy's affiliated group will have at least $600.0 million in NOLs as of the Effective Date and that those NOLs will be utilized by the Macy's Subsidiaries, after the Federated/Macy's Merger, at the rate of $150.0 million per year. See "Risk Factors--Certain Taxation Matters" and "Federal Income Tax Consequences of Consummation of the Plan--Federal Income Tax Consequences to the Debtors and the Combined Company."

        (ix) Post-Combination Debt: The Projections assume that the Combined Company will have an initial capital structure as set forth under the caption "As Adjusted for New Bank Facilities" in the table in "--Pro Forma Capitalization of the Combined Company" and that the indebtedness included therein will have the terms described in "Securities to be Issued Pursuant to the Plan" and "Other Indebtedness of the Combined Company," as applicable. The Projections also assume (a) certain fluctuations in interest rates during the Projection Period, ranging from a London Interbank Offered Rate ("LIBOR") rate of 5.81% (in fiscal year 1995), to a LIBOR rate of 4.50% (in fiscal year 1998) and (b) that no equity securities are sold by the Combined Company during the Projection Period. The principal and interest payment dates assumed in the Projections for all indebtedness to be outstanding during the Projection Period are the last day of the Combined Company's fiscal year for any year in the Projection Period, or monthly, quarterly, or semiannual dates measured in relation thereto, rather than the actual payment dates that may be provided.

        If the New Bank Facilities are not obtained, the Combined Company would have an initial long-term debt structure as set forth under the caption "Combined Company Pro Forma" in the table in "--Pro Forma Capitalization of the Combined Company." In that event, if the other assumptions underlying the Projections were unchanged, among other consequences, (1) the Combined Company's annual interest expense would increase by the following amounts:
    1995: $41.5 million; 1996: $39.3 million; 1997: $47.3 million; and 1998:
    $63.0 million; (2) general, selling, and administrative expenses would increase, as a result of the amortization of an increased amount of excess of cost over net assets acquired, by $1.9 million in each year in the Projection Period; and (3) net income would decrease by the following amounts: 1995: $26.8 million; 1996: $25.5 million; 1997: $30.3 million; and
    1998: $39.7 million.

        (x) Purchase Accounting: The Projections have been prepared in accordance with the applicable principles of purchase accounting. Under purchase accounting principles, the Combined Company will record an intangible asset equal to the excess, if any, of the purchase price paid by Federated to acquire Macy's over the net fair market value allocated to the identifiable assets and liabilities of Macy's. The Projections assume that such amount will be amortized on a straight-line basis over a period of 40 years. The Combined Company will be required to determine the actual amount of excess of cost over net assets acquired as of the Effective Date. Such determination will be based upon the fair values of Macy's net assets as of the Effective Date, which could result in the actual amount of excess of cost over net assets acquired and related amortization being materially greater or less than the amounts thereof assumed for purposes of the Projections.

        (xi) Results of Operations During Fiscal Year 1994: The Projections assume that the results of operations assumed in Federated's existing business plan and Macy's existing business plan, as modified by Federated, are achieved during the 52 weeks ending January 28, 1995. These business plans assume, among other things, material improvements in the results of operations of Macy's during the 52 weeks ending January 28, 1995 as compared to the same period in the prior year, and are subject to inherent uncertainties. In light of such uncertainties and various other factors, including the intensely competitive and seasonal nature of the retailing industry, there can be no assurance that the results of operations assumed by these business plans to be achieved will actually be achieved. See "Risk Factors."

        (xii) Certain Costs, Etc. Associated with Combination: The total one-time costs, exclusive of the effects of disruption to the business and capitalized transaction and financing fees, associated with the combination of Macy's and Federated are estimated at $82.7 million and $87.0 million during fiscal years 1994 and 1995, respectively. These costs are expected to be reflected as unusual items in the financial statements for the periods in which they are incurred.

        (xiii) Certain Other Matters. As described in "--Restructuring Transactions--The Federated/Macy's Merger--Antitrust Matters," Federated has entered into an Agreement in Principle with the New York Attorney General relating to the divestiture of the Offered Stores. The Projections reflect the assumed sale of the Offered Stores at 100% of book value during fiscal year 1995. For purposes of the Projections, other costs associated with the disposition of the Offered Stores are included in the $82.7 million of estimated costs assumed to be incurred during fiscal year 1994 (as described in paragraph (xii) above), and no results of operations of the Offered Stores during the Projection Period are reflected in the Projections.

        As described in Note 5 of the Notes to Unaudited Pro Forma Combined Financial Information, it is contemplated that, following the Federated/Macy's Merger, the Combined Company will consider and evaluate the continued operation or sale or other disposition or use, in whole or in part, of the upscale specialty store business presently conducted by Macy's
    I. Magnin subsidiary. The Projections assume the continued operation by the Combined Company of I. Magnin business. The I. Magnin business is expected to produce net sales of $275.0 million during fiscal year 1995. The Plan Proponents believe that the effects of the assumed continued operation of or any changes to the I. Magnin business on the Combined Company's operating income and net income during the Projection Period are or would be immaterial.

  PROJECTIONS

    The projected consolidated financial statements for the Combined Company have been prepared on the assumption that the Effective Date is January 28, 1995. While the Plan Proponents presently seek to cause the Effective Date to occur in December 1994, there can be no assurance as to when the Effective Date will actually occur. As a result of the seasonal nature of Macy's business and other factors, the consummation of the Plan and the transactions contemplated thereby on a date other than the assumed Effective Date of January 28, 1995 will result in variances, some of which could be material, between the actual fair value of Macy's assets and liabilities (including amounts of inventory, receivables, and cash) acquired as of the Effective Date and the results of operations of the Combined Company subsequent to the Effective Date and the fair values thereof assumed in the Projections.

    The Combined Company Projected Balance Sheet as of January 28, 1995 set forth below presents the projected consolidated financial position of the Combined Company, after giving effect to the Plan and the transactions contemplated thereby, including the settlement of various liabilities and related securities issuances, cash payments, and borrowings. The various effects of the consummation of the Plan and the transactions contempated thereby are described in greater detail in the Notes to the

Combined Company Projected Balance Sheet as of January 28, 1995. The Combined Company Projected Balance Sheet as of January 28, 1995 has been prepared based upon the consolidated balance sheets for Federated and Macy's as of January 29, 1994, combined and brought forward to January 28, 1995.

    The Combined Company Projected Balance Sheets as of the ends of fiscal years 1994-1998 set forth below present the projected consolidated financial position of the Combined Company after giving effect to the consummation of the Plan and the transactions contemplated thereby as of the ends of fiscal year 1994 and each fiscal year in the Projection Period.

    The Combined Company Projected Statements of Operations set forth below present the projected consolidated results of operations of the Combined Company for each fiscal year in the Projection Period.

    The Combined Company Projected Statements of Cash Flows set forth below present the projected cash flows of the Combined Company for each fiscal year in the Projection Period.

    The Combined Company Projected Capitalization Table set forth below presents the projected capitalization of the Combined Company on January 28, 1995 and as of the end of each fiscal year in the Projection Period after giving effect to the consummation of the Plan and the transactions contemplated thereby.

                                COMBINED COMPANY
                            PROJECTED BALANCE SHEET
                                JANUARY 28, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                ADJUSTMENTS
                                             PRO FORMA ADJUSTMENTS                        FOR NEW BANK FACILITIES
                                           --------------------------       COMBINED     --------------------------
                 FEDERATED      MACY'S                                       COMPANY
                 ----------   ----------                                   -----------
                                             DEBIT           CREDIT                        DEBIT           CREDIT
                                           ----------      ----------                    ----------      ----------
   ASSETS

Current Assets:
 Cash and cash
  equivalents..  $  125,141   $  363,540   $   84,280(a)   $  394,527(b)   $   178,434   $               $
 Accounts
  receivable...   1,996,753       29,304                                     2,026,057
 Merchandise
  inventories..   1,290,226    1,027,790       76,023(b)                     2,394,039
 Supplies and
   prepaid
   expenses....      50,113      138,863                                       188,976
                 ----------   ----------                                   -----------
   Total
     Current
      Assets...   3,462,233    1,559,497                                     4,787,506
                 ----------   ----------                                   -----------
Property and
Equipment--net...  2,861,878   2,467,376                                     5,329,254
Excess of Cost
 over Net
 Assets
 Acquired......                               859,704(b)                       859,704                       77,963(B)
Reorganization
 Value in
 Excess of
 Amounts
 Allocable to
 Identifiable
 Assets--net...     318,906                                                    318,906
Other Assets...   1,207,182       86,285       19,587(c)       11,682(b)       846,803       22,100(C)
                                                              454,569(b)
                 ----------   ----------   ----------      ----------      -----------   ----------      ----------
Total Assets...  $7,850,199   $4,113,158   $1,039,594      $  860,778      $12,142,173   $   22,100      $   77,963
                 ----------   ----------   ----------      ----------      -----------   ----------      ----------
                 ----------   ----------   ----------      ----------      -----------   ----------      ----------

   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current
 Liabilities:
 Short-term
  debt.........  $  412,269   $   16,120   $               $   64,064(b)   $   596,320   $  103,867(A)   $    1,777(A)
                                                               84,280(a)                                     22,100(C)
                                                               19,587(c)
 Accounts
   payable and
   accrued
   liabilities.   1,296,067      659,587                       34,100(b)     1,989,754
 Income
   taxes.......      91,578       --                                            91,578
                 ----------   ----------                                   -----------
   Total
     Current
     Liabilities  1,799,914      675,707                                     2,677,652
                 ----------   ----------                                   -----------
Long-Term
Debt...........   2,720,155       39,984                    1,813,140(b)     4,574,377    1,597,910(A)    1,700,000(A)
                                                                1,098(b)                     77,963(B)
Deferred Income
 Taxes.........     678,705       17,000                       57,196(b)       752,901
Other
 Liabilities...     226,331      165,552                       85,390(b)       477,273
Liabilities
 Subject to
 Settlement
 under
 Reorganization
 Proceedings...                5,715,902    5,715,902(b)                       --
Shareholders'
 Equity
 (Deficit).....   2,425,094   (2,500,987)                   2,500,987(b)     3,659,970
                                                            1,234,876(b)
                 ----------   ----------   ----------      ----------      -----------   ----------      ----------
Total
 Liabilities
 and
 Shareholders'
 Equity
 (Deficit).....  $7,850,199   $4,113,158   $5,715,902      $5,894,718      $12,142,173   $1,779,740      $1,723,877
                 ----------   ----------   ----------      ----------      -----------   ----------      ----------
                 ----------   ----------   ----------      ----------      -----------   ----------      ----------


                   AS ADJUSTED
                     FOR NEW
                 BANK FACILITIES
                 ---------------

   ASSETS
Current Assets:
 Cash and cash
  equivalents..    $   178,434
 Accounts
  receivable...      2,026,057
 Merchandise
  inventories..      2,394,039
 Supplies and
   prepaid
   expenses....        188,976
                 ---------------
   Total
     Current
     Assets....      4,787,506
                 ---------------
Property and
Equipment--net.      5,329,254
Excess of Cost
 over Net
 Assets
 Acquired......        781,741
Reorganization
 Value in
 Excess of
 Amounts
 Allocable to
 Identifiable
 Assets--net...        318,906
Other Assets...        868,903

                 ---------------
Total Assets...    $12,086,310
                 ---------------
                 ---------------
   LIABILITIES
Current
 Liabilities:
 Short-term
 debt..........    $   516,330

 Accounts
   payable and
   accrued
   liabilities.      1,989,754
 Income
  taxes.........        91,578
                 ---------------
   Total
     Current
     Liabilities     2,597,662
                 ---------------
Long-Term
 Debt..........      4,598,504

Deferred Income
 Taxes.........        752,901
Other
Liabilities....        477,273
Liabilities
 Subject to
 Settlement
 under
 Reorganization
 Proceedings...       --
Shareholders'
 Equity
 (Deficit).....      3,659,970

                 ---------------
Total
 Liabilities
 and
 Shareholders'
 Equity
 (Deficit).....    $12,086,310
                 ---------------
                 ---------------

The Projections should be read only in conjunction with the assumptions, qualifications, and explanations set forth under "--Projected Financial Information" and the historical financial information of Federated and Macy's contained elsewhere in this Disclosure Statement. See "Index to Historical Financial Information."

               NOTES TO COMBINED COMPANY PROJECTED BALANCE SHEET

NOTE 1. DESCRIPTION OF PLAN TRANSACTIONS

    As set forth in the table below, subject to the transactions in Note 2 below, the Federated/Macy's Merger and the settlement pursuant to the Plan of Macy's liabilities subject to settlement under reorganization proceedings will be effected through, among other things, the payment of $379.5 million in cash, the issuance, reinstatement, or assumption by the Combined Company of $1,939.6 million of indebtedness, and the issuance of New Combined Company Common Stock and New Warrants:

                                                                  (IN THOUSANDS)
Cash distributed, net of $953 distributed to Federated and
  $2,568 on deposit at banks...................................     $  379,527
Debt issued, reinstated, or assumed............................      1,939,584
Equity issued, net of $550,926 distributed to FNC and $51,117
distributed to Macy's Financial................................      1,234,876
                                                                  --------------
  Total........................................................     $3,553,987
                                                                  --------------
                                                                  --------------

See "Securities to be Issued Pursuant to the Plan--Assumptions Regarding Valuation of New Securities" for a discussion of certain assumptions regarding the values of the consideration to be issued pursuant to the Plan.

NOTE 2. DESCRIPTION OF NEW BANK FACILITIES TRANSACTIONS

    For purposes of the adjustments set forth under the caption "As Adjusted for New Bank Facilities," it is assumed that initial borrowings under the New Bank Facilities aggregating $1,723.9 million are effected on the Effective Date, and that the proceeds thereof are applied to the repayment or elimination of indebtedness, payment of incremental financing fees, and the purchase by FNC of the remaining Prudential Claims as follows:

                                                                  (IN THOUSANDS)
Repayment of short-term borrowings.............................     $  103,867
Payment of incremental financing fees..........................         22,100
Elimination of New GECC Mortgage Notes.........................         53,458
Purchase of remaining Prudential Claims........................        472,963
Elimination of New Series A Notes..............................        385,044
Elimination of New Series C Notes..............................         77,570
Repayment of Series A Secured Notes............................        273,631
Repayment of FNC Notes.........................................        335,244
                                                                  --------------
  Total........................................................     $1,723,877
                                                                  --------------
                                                                  --------------

See "Other Indebtedness of the Combined Company-- New Bank Facilities." In addition, in these circumstances, $211.2 million of New Series C Notes would be converted into a like principal amount of New Series B Notes pursuant to the Plan. See "Overview of the Plan--Additional Information Regarding Treatment of Certain Claims--Adjustments of Amounts of Certain Distributions-- Adjustments Relating to New Bank Facilities."

NOTE 3. UNAUDITED PROJECTED COMBINED COMPANY BALANCE SHEET ADJUSTMENTS

  PRO FORMA ADJUSTMENTS

    (a) To record assumed short-term borrowings as of the Effective Date.

    (b) To record (i) the merger of Federated and Macy's, which will be accounted for under the purchase method of accounting; (ii) the settlement pursuant to the Plan of Macy's liabilities subject to settlement under reorganization proceedings; (iii) adjustments to reflect the net assets acquired at fair value; and (iv) the excess of cost over net assets required, all as set forth below:

                               DEBIT         CREDIT                   DESCRIPTION
                             ----------    ----------   ----------------------------------------
                                  (IN THOUSANDS)
Cash and cash
  equivalents.............   $             $  394,527   Distributions pursuant to the Plan, net
                                                          of $953 to be distributed to Federated;
                                                          payment of $15,000 of transaction
                                                          costs
Merchandise inventories...       76,023                 Net adjustment to fair value of Macy's
                                                          inventory(1)
Other assets..............                     11,682   Net adjustment to fair value of Macy's
                                                          other assets(2)
                                              454,569   Elimination of Federated's investment in
                                                          Macy's, including $10,000 of
                                                          transaction costs incurred in fiscal
                                                          year 1994
Excess of cost over net
assets acquired...........      859,704                 To record excess of cost over net assets
                                                          acquired
Short-term debt...........                     64,064   Issuance of short-term debt
Accounts payable and
accrued liabilities.......                     34,100   Accrual of Macy's severance liabilities
Liabilities subject to
  settlement under
  reorganization
proceedings...............    5,715,902                 Elimination of Macy's liabilities
                                                          subject to settlement under
                                                          reorganization proceedings
Long-term debt............                  1,813,140   Issuance of long-term debt pursuant to
                                                          the Plan
                                                1,098   Elimination of Macy's deferred financing
                                                          costs
Deferred income taxes.....                     57,196   To reflect effect of the Plan and the
                                                          Federated/Macy's Merger on deferred
                                                          income taxes, including adjusting
                                                          Macy's NOLs to $600,000
Other liabilities.........                     85,390   Net adjustment to fair value of Macy's
                                                          other liabilities (3)
Shareholders' equity
(deficit).................                  2,500,987   Elimination of Macy's shareholders'
                                                          deficit
                                            1,234,876   Issuance of equity pursuant to the Plan,
                                                          net of $550,926 to be distributed to
                                                          FNC and $51,117 to be distributed to
                                                          Macy's Financial
                             ----------    ----------
                             $6,651,629    $6,651,629
                             ----------    ----------
                             ----------    ----------

- ------------

(1) Reflects the elimination of the Macy's LIFO reserve of $127,563, net of the elimination of indirect costs capitalized in Macy's inventory of $51,540.

(2) Reflects the elimination of certain Macy's deferred charges and intangible assets of $44,682, net of an adjustment to the fair value of prepaid pension expense of $33,000.

(3) Reflects an adjustment to record the fair value of other postretirement benefits liabilities of $188,600, net of the write-off of deferred lease allowances of $103,210.

    (c) To record financing fees and certain other costs associated with the establishment of new financing facilities. See "Securities to be Issued Pursuant to the Plan" and "Other Indebtedness of the Combined Company."

  ADJUSTMENTS FOR NEW BANK FACILITIES

    (A) To reflect initial borrowings under the New Bank Facilities and the application of the proceeds thereof to the purchase by FNC of the remainder of the Prudential Claims, incremental cash distributions pursuant to the Plan, and the prepayment of certain indebtedness.

    (B) To reflect the reduction in long-term debt, and the corresponding reduction in excess of cost over net assets acquired, that results from eliminating $550.9 million in principal amount of New Prudential Mortgage Notes through the purchase of the remainder of the Prudential Claims at an assumed purchase price of $473.0 million.

    (C) To record incremental financing fees and other costs associated with the establishment of and initial borrowings under the New Bank Facilities.

                                COMBINED COMPANY
                            PROJECTED BALANCE SHEETS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                          FISCAL YEAR
                            -----------------------------------------------------------------------
                               1994           1995           1996           1997           1998
                            -----------    -----------    -----------    -----------    -----------
   ASSETS
Current Assets:
  Cash and cash
   equivalents...........   $   178,434    $   178,204    $   178,096    $   179,239    $   178,544
  Accounts receivable....     2,026,057      1,971,247      2,100,590      2,253,789      2,379,569
  Merchandise
   inventories...........     2,394,039      2,436,056      2,542,809      2,694,907      2,755,403
  Supplies and prepaid
   expenses..............       188,976        196,376        207,504        221,777        230,979
                            -----------    -----------    -----------    -----------    -----------
    Total Current
     Assets..............     4,787,506      4,781,883      5,028,999      5,349,712      5,544,495
                            -----------    -----------    -----------    -----------    -----------
Property and Equipment--
 net.....................     5,329,254      5,542,346      5,726,813      5,869,527      5,977,302
Excess of Cost Over Net
Assets Acquired--net.....       781,741        762,197        742,653        723,109        703,565
Reorganization Value in
  Excess of Amounts
  Allocable to
  Identifiable
  Value--net.............       318,906        299,894        280,882        261,870        242,858
Other Assets.............       868,903        838,941        818,601        597,775        385,159
                            -----------    -----------    -----------    -----------    -----------
    Total Assets.........   $12,086,310    $12,225,261    $12,597,948    $12,801,993    $12,853,379
                            -----------    -----------    -----------    -----------    -----------
                            -----------    -----------    -----------    -----------    -----------

    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Short-term debt........   $   516,330    $   449,697    $ 1,285,676    $   471,061    $   732,472
  Accounts payable and
    accrued liabilities..     1,989,754      1,918,930      2,001,468      2,107,901      2,168,100
  Income taxes...........        91,578        156,026        300,594        419,443        516,105
                            -----------    -----------    -----------    -----------    -----------
    Total Current
      Liabilities........     2,597,662      2,524,653      3,587,738      2,998,405      3,416,677
                            -----------    -----------    -----------    -----------    -----------
Long-term Debt...........     4,598,504      4,520,891      3,402,029      3,714.356      2,768,520
Deferred Income Taxes....       752,901        780,276        761,731        695,138        619,566
Other Liabilities........       477,273        495,931        520,304        543,071        566,091
Shareholders' Equity.....     3,659,970      3,903,510      4,326,146      4,851,023      5,482,525
                            -----------    -----------    -----------    -----------    -----------
    Total Liabilities and
      Shareholders'
      Equity.............   $12,086,310    $12,225,261    $12,597,948    $12,801,993    $12,853,379
                            -----------    -----------    -----------    -----------    -----------
                            -----------    -----------    -----------    -----------    -----------

The Projections should be read only in conjunction with the assumptions, qualifications, and explanations set forth under "--Projected Financial Information" and the historical financial information of Federated and Macy's contained elsewhere in this Disclosure Statement. See "Index to Historical Financial Information."

                                COMBINED COMPANY
                       PROJECTED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FISCAL YEAR
                                      -----------------------------------------------------------
                                         1995              1996           1997           1998
                                      -----------       -----------    -----------    -----------
Net sales, including leased
  department sales.................   $14,520,309       $15,471,893    $16,544,555    $17,377,217
                                      -----------       -----------    -----------    -----------
Cost of sales......................     8,817,007         9,389,768     10,034,691     10,541,258
Selling, general, and
  administrative expenses..........     4,761,174         4,943,295      5,241,668      5,434,726
                                      -----------       -----------    -----------    -----------
Operating income...................       942,128         1,138,830      1,268,196      1,401,233
Interest expense...................      (463,832)         (447,769)      (391,143)      (324,685)
Interest income....................        40,871            40,232         26,072          5,927
Unusual items......................       (87,000)          --             --             --
                                      -----------       -----------    -----------    -----------
Income before income taxes.........       432,167           731,293        903,125      1,082,475
Federal, state, and local income
  tax expense......................      (191,617)         (311,602)      (380,742)      (452,788)
                                      -----------       -----------    -----------    -----------
Net income.........................   $   240,550       $   419,691    $   522,383    $   629,687
                                      -----------       -----------    -----------    -----------
                                      -----------       -----------    -----------    -----------
Other Data:
  EBITDA*..........................   $ 1,444,748       $ 1,692,544    $ 1,872,182    $ 2,046,792
  Income per share of common
    stock**........................   $      1.34***    $      2.34    $      2.91    $      3.51

- ------------

  * EBITDA reflects the Combined Company's ability to satisfy principal and interest obligations with respect to its indebtedness and to provide cash for other purposes. In addition, certain covenants in Federated's and the Combined Company's credit documents are or will be based on calculations utilizing EBITDA. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles.

 ** Per share data is based on the following assumed average numbers of shares of New Combined Company Common Stock outstanding during the periods indicated: fiscal year 1995: 179,317,000; fiscal year 1996: 179,458,000;
    fiscal year 1997: 179,598,000; and fiscal year 1998: 179,636,000.

*** Excluding unusual items, net of income taxes, income per share of common stock would have been $1.63.

The Projections should be read only in conjunction with the assumptions, qualifications, and explanations set forth under "--Projected Financial Information" and the historical financial information of Federated and Macy's contained elsewhere in this Disclosure Statement. See "Index to Historical Financial Information."

                                COMBINED COMPANY
                       PROJECTED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  FISCAL YEAR
                                              ----------------------------------------------------
                                                1995         1996          1997           1998
                                              ---------    ---------    -----------    -----------
Cash flows from operating activities:
  Net income...............................   $ 240,550    $ 419,691    $   522,383    $   629,687
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization..........     461,074      512,213        562,936        605,188
    Amortization of excess of cost over net
      assets acquired......................      19,544       19,544         19,544         19,544
    Amortization of reorganization value in
      excess of amounts allocable to
      identifiable assets..................      19,012       19,012         19,012         19,012
    Amortization of financing costs........      14,831       15,635         16,046         14,345
    Amortization of unearned restricted
      stock................................       2,990        2,945          2,494          1,815
    Changes in assets and liabilities......      62,541       (9,586)      (121,484)       (81,274)
                                              ---------    ---------    -----------    -----------
      Net cash provided by operating
        activities.........................     820,542      979,454      1,020,931      1,208,317
                                              ---------    ---------    -----------    -----------
Cash flows from investing activities:
  Purchase of property and equipment.......    (704,720)    (696,679)      (705,649)      (712,963)
  Disposition of property and equipment....      30,555       --            --             --
  Receipt of principal payment under
    monetized note receivable..............      --           --            200,000        200,000
                                              ---------    ---------    -----------    -----------
      Net cash used by investing
        activities.........................    (674,165)    (696,679)      (505,649)      (512,963)
                                              ---------    ---------    -----------    -----------
Cash flows from financing activities:
  Debt issued..............................     209,506       83,300        900,300         82,755
  Debt issue cost..........................      (2,360)      --            (11,850)       (11,625)
  Debt repaid*.............................    (353,753)    (366,183)    (1,402,589)      (767,179)
                                              ---------    ---------    -----------    -----------
      Net cash used by financing
        activities.........................    (146,607)    (282,883)      (514,139)      (696,049)
                                              ---------    ---------    -----------    -----------
Net increase (decrease) in cash............        (230)        (108)         1,143           (695)
Cash--beginning of period..................     178,434      178,204        178,096        179,239
                                              ---------    ---------    -----------    -----------
Cash--end of period........................   $ 178,204    $ 178,096    $   179,239    $   178,544
                                              ---------    ---------    -----------    -----------
                                              ---------    ---------    -----------    -----------

- ------------

* Includes scheduled principal payments of $193,453 in fiscal year 1995, $183,121 in fiscal year 1996, $936,099 in fiscal year 1997, and $393,794 in fiscal 1998, as well as projected discretionary prepayments. Scheduled principal payments in both fiscal year 1997 and fiscal year 1998 include $176,000 under the note monetization facility.

The Projections should be read only in conjunction with the assumptions, qualifications, and explanations set forth under "--Projected Financial Information" and the historical financial information of Federated and Macy's contained elsewhere in this Disclosure Statement. See "Index to Historical Financial Information."

                                COMBINED COMPANY
                         PROJECTED CAPITALIZATION TABLE
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                             FISCAL YEAR
                                  ------------------------------------------------------------------
                                     1994          1995          1996          1997          1998
                                  ----------    ----------    ----------    ----------    ----------
Short-term debt:
  New Bank Facilities..........   $   23,877    $  120,815    $  158,939    $  183,890    $   23,877
  Receivables-backed commercial
    paper......................      299,000       242,700       325,700        53,700       136,300
  Current portion of long-term
    debt.......................      193,453        86,182       801,037       233,471       572,295
                                  ----------    ----------    ----------    ----------    ----------
      Total short-term debt....      516,330       449,697     1,285,676       471,061       732,472
                                  ----------    ----------    ----------    ----------    ----------
Long-term debt:
  New Bank Facilities..........    1,700,000     1,554,062     1,325,938     1,070,987       786,000
  Macy's Pre-LBO Mortgages.....       31,577        28,870        26,944        25,300        23,875
  New Series B Notes...........      500,000       500,000       500,000       500,000       500,000
  New Tax Notes................      208,747       149,713        90,680        54,581        27,291
  Receivables-Backed
    Certificates...............      979,789     1,180,089       689,889     1,590,500     1,100,000
  Convertible Notes............      306,611       258,398       168,398        88,398        --
  Note monetization facility...      352,000       352,000       176,000        --            --
  Mortgage facility............      345,064       345,064       311,884       279,622       265,611
  Capital leases...............      101,449        90,083        75,972        69,247        64,684
  Other........................       73,269        62,612        36,324        35,721         1,059
                                  ----------    ----------    ----------    ----------    ----------
      Total long-term debt.....    4,598,506     4,520,891     3,402,029     3,714,356     2,768,520
                                  ----------    ----------    ----------    ----------    ----------
      Total debt...............    5,114,836     4,970,588     4,687,705     4,185,417     3,500,992
                                  ----------    ----------    ----------    ----------    ----------
Shareholders' equity:
  Common stock outstanding.....        1,793         1,795         1,796         1,796         1,796
  Additional paid-in capital...    3,210,636     3,213,624     3,216,568     3,219,062     3,220,877
  Retained earnings............      447,541       688,091     1,107,782     1,630,165     2,259,852
                                  ----------    ----------    ----------    ----------    ----------
      Total shareholders'
        equity.................    3,659,970     3,903,510     4,326,146     4,851,023     5,482,525
                                  ----------    ----------    ----------    ----------    ----------
      Total capitalization.....   $8,774,806    $8,874,098    $9,013,851    $9,036,440    $8,983,517
                                  ----------    ----------    ----------    ----------    ----------
                                  ----------    ----------    ----------    ----------    ----------
  Ratio of total debt to total
    capitalization (excluding
    note monetization facility)        56.5%         54.2%         50.1%         45.3%         39.0%

The Projections should be read only in conjunction with the assumptions, qualifications, and explanations set forth under "--Projected Financial Information" and the historical financial information of Federated and Macy's contained elsewhere in this Disclosure Statement. See "Index to Historical Financial Information."

MANAGEMENT

  BOARD OF DIRECTORS

    The By-Laws of the Combined Company will provide that the business and affairs of the Combined Company are to be managed under the direction of the board of directors of the Combined Company (the "Board"). Pursuant to the Federated/Macy's Merger Agreement, the directors of the Combined Company immediately after the consummation of the Federated/Macy's Merger will consist of the directors of Federated immediately prior to the consummation of the Federated/Macy's Merger, together with Mrs. Michelson and Messrs. Tisch, Ullman, and Van Orden, each of whom is currently a director of Macy's (or, if any such person is unable or unwilling to serve, another person designated by Macy's and approved by the Interim Operations Committee). Certain biographical information relating to each of the persons who is presently expected to serve on the initial Board is set forth below. If any such person becomes unable or unwilling to serve as a member of the initial Board, the Plan Proponents contemplate that an appropriate substitute will be sought.

    Mr. Ullman has announced that he intends to resign as an officer of the Combined Company effective as of January 31, 1995. It is anticipated, however, that Mr. Ullman will remain a member of the Board through the Combined Company's 1995 annual meeting of stockholders.

    Robert A. Charpie, age 68, has been Chairman of Ampersand Ventures, a specialty venture capital firm, since 1988. Prior thereto he was Chairman of the Board of Cabot Corporation from February 1986 until his retirement in September 1988. Mr. Charpie is also a member of the boards of directors of Alliant Techsystems, Inc., Ashland Coal, Inc., Cabot Corporation, Champion International Corporation, Ceramic Process Systems Corporation, and Daniel Products Co. Mr. Charpie has been a director of Federated since 1992 and previously served as a director of Federated from 1984 to 1989.

    Lyle Everingham, age 68, was Chief Executive Officer of The Kroger Co. from 1978 and Chairman of the Board thereof from 1979 until his retirement in 1991. Mr. Everingham is also a member of the boards of directors of Cincinnati Milacron, Inc., Capital Holding Corporation, and The Kroger Co. Mr. Everingham has been a director of Federated since 1992.

    Meyer Feldberg, age 52, has been Dean of the Columbia Business School at Columbia University since 1989. Professor Feldberg is also a member of the boards of directors of AMSCO International, Inco Homes, PaineWebber Group Funds, and SCI Television, Inc. Professor Feldberg has been a director of Federated since 1992.

    Earl G. Graves, Sr., age 59, has been President and Chief Executive Officer of Earl G. Graves, Ltd., a multifaceted communications company, since 1970, and is the Publisher of "Black Enterprise" magazine. Additionally, since 1990, Mr. Graves has served as Chairman and Chief Executive Officer of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. Mr. Graves is also a member of the boards of directors of Aetna Life & Casualty Company, Chrysler Corporation, and Rohm & Haas Company. Mr. Graves has been a director of Federated since 1994.

    George V. Grune, age 65, has been Chairman of the Board of The Reader's Digest Association, Inc. since August 1, 1994. From 1984 until that date, he was Chairman of the Board and Chief Executive Officer of The Reader's Digest Association, Inc. Mr. Grune is also a member of the boards of directors of Avon Products, Inc., CPC International, Inc., and Chemical Banking Corporation. Mr. Grune has been a director of Federated since 1992.

    Gertrude G. Michelson, age 69, has been Senior Advisor to Macy's since September 1992. Prior thereto, she was Senior Vice President--External Affairs of Macy's from July 1986 until her retirement in September 1992, and was Senior Vice President--External Affairs of Former Macy's from October 1980 and director of Former Macy's from July 16, 1986. Mrs. Michelson is also a director of The Chubb Corporation, General Electric Company, The Goodyear Tire and Rubber Company, Quaker

Oats Company, Stanley Works, and the American Stock Exchange. Mrs. Michelson has been a director of Macy's since 1986.

    G. William Miller, age 69, has been Chairman of the Board of G. William Miller & Co., Inc., a merchant banking firm, since 1982. In addition, he was Chairman of the Board and Chief Executive Officer of FSI, the former indirect parent of Federated, from January 1990 to February 1992. Mr. Miller is also a member of the boards of directors of DeBartolo Realty Corporation, Georgetown Industries, Inc., Gulf Canada Resources Limited, Kleinwort Benson Australian Income Fund, Inc., Ralphs Grocery Company, and Repligen Corporation. Mr. Miller has been a director of Federated since 1992 and previously served as a director of Federated from 1976 to 1978 and from 1981 to 1989.

    Joseph Neubauer, age 52, has been Chairman of the Board and Chief Executive Officer of The ARA Group, Inc. since 1984. He is a member of the boards of directors of The ARA Group, Inc., Bell of Pennsylvania, a subsidiary of Bell Atlantic, First Fidelity Bankcorporation, Penn Mutual Life Insurance Company, and VS Services, Ltd., a Canadian company. Mr. Neubauer has been a director of Federated since 1992.

    Allen Questrom, age 54, has been Chairman of the Board and Chief Executive Officer of Federated since February 1990; prior thereto he was President and Chief Executive Officer of the Neiman-Marcus division of the Neiman-Marcus Group, Inc. from September 1988 to February 1990. Mr. Questrom has been a director of Federated since 1990 and previously served as a director of Federated in 1988.

    Laurence A. Tisch, 71, has been Chairman of the Board of Directors (since
1980) and Co-Chief Executive Officer (since 1988) of Loews Corporation, a diversified financial corporation. He served as Chief Executive Officer of Loews Corporation from 1960 to 1988. Mr. Tisch is also a director (since 1985), Chairman (since 1990), and President and Chief Executive Officer (since January
1987) of CBS Inc., having served as acting chief executive officer of that company from September 1986 to 1987. Mr. Tisch is also Chief Executive Officer and a director of CNA Financial Corporation, an insurance holding company, and a director of the Bulova Corporation, which corporations are subsidiaries of Loews Corporation. Mr. Tisch is also a director of Automatic Data Processing, Inc. and Petrie Stores Corporation. Mr. Tisch is Chairman of the Board of Trustees of New York University; a trustee of the Metropolitan Museum of Art, the Carnegie Corporation of New York, and The New York Public Library; and a member of the Mayor's Committee for Public-Private Partnership. Mr. Tisch has been a director of Macy's since 1986.

    Ronald W. Tysoe, age 41, has been Vice Chairman of the Board and Chief Financial Officer of Federated since April 1990; prior thereto he was President and Treasurer of FSI from 1987 to 1992, Chief Financial Officer of FSI from April 1990 to February 1992, and President of Campeau from April 1989 to January 1990. Mr. Tysoe has been a director of Federated since 1988.

    Myron E. Ullman, III, age 46, has been Chairman of the Board of Directors and Chief Executive Officer of Macy's since May 1993. Prior thereto, he was Co-Chairman of the Board of Directors and Chief Executive Officer of Macy's from April 1992 until May 1993; Vice Chairman of the Board of Directors of Macy's from September 1991 until April 1992 (as well as Chief Operating Officer of Macy's from February 1992 until April 1992); and Executive Vice President of Macy's from November 1988 until September 1991. Mr. Ullman has been a director of Macy's since 1990.

    Paul W. Van Orden, age 67, has been Executive in Residence (since July 1990) and Executive Director, The Jerome A. Chazan Institute of International Business, Columbia University, Graduate School of Business (since January 1992). Prior thereto, Mr. Van Orden was Executive Vice President, Corporate Executive Office of General Electric Company from 1986 to 1991. Prior thereto, Mr. Van Orden was Executive Vice President for the Consumer Products Sector of General Electric Company from 1979 to 1986. Mr. Van Orden is also a director of Sunbeam-Oster Company, Inc., a member of the Advisory Board of the Columbia University School of International and Public Affairs, and a member of the Board of Overseers of the Columbia University Graduate School of Business. Mr. Van Orden has been a director of Macy's since 1987.

    Karl M. von der Heyden, age 58, has been affiliated with The Clipper Group, a merchant banking firm, since August 1994. Prior to joining The Clipper Group, he was President and Chief Executive Officer of Metallgesellschaft Corp. from December 1993 until August 1994. He was previously Co-Chairman and Chief Executive Officer of RJR Nabisco, Inc. from March to June 1993. He was Executive Vice President and Chief Financial Officer of RJR Nabisco from 1989 to 1993. Prior to joining RJR Nabisco, he was Senior Vice President, Chief Financial Officer, and a Director of H. J. Heinz Co. Mr. von der Heyden has been a director of Federated since 1992.

    Marna C. Whittington, age 47, is a partner with the private investment firm of Miller, Anderson & Sherrerd, where she has been employed since 1992. Prior thereto, she was executive vice president of the University of Pennsylvania from 1988. Dr. Whittington is also a member of the boards of directors of IM&D Group, Ltd., Rohm & Haas Company, and Royal Group, Inc. In addition, she is a member of the board of trustees of MAS Pooled Trust Fund. Dr. Whittington has been a director of Federated since 1993.

    James M. Zimmerman, age 50, has been President and Chief Operating Officer of Federated since May 1988. Mr. Zimmerman has been a director of Federated since 1988.

    The Certificate of Incorporation and By-Laws of the Combined Company will provide that the directors of the Combined Company will be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected, except that the initial terms of the initial directors of the Combined Company will expire at the 1995, 1996, or 1997 annual meeting of the stockholders of the Combined Company, depending upon the particular class in which each such director is placed. Of the persons expected to be members of the initial Board, the directors in the class with terms expiring at the 1995 annual meeting of stockholders will be Messrs. Miller, Neubauer, Questrom, Ullman, Van Orden, and von der Heyden; the directors in the class with terms expiring at the 1996 annual meeting of stockholders will be Dr. Whittington and Messrs. Everingham, Feldberg, Tisch, and Tysoe; and the directors in the class with terms expiring at the 1997 annual meeting of stockholders will be Mrs. Michelson and Messrs. Charpie, Graves, Grune, and Zimmerman. The Federated/Macy's Merger Agreement provides that the Board will nominate Messrs. Ullman and Van Orden to serve for additional three-year terms expiring at the 1998 annual meeting of stockholders. It is anticipated, however, that Mr. Ullman will resign from the Board as of the 1995 annual meeting of stockholders. It is further anticipated that, pursuant to a policy under which directors will ordinarily resign from the Board as of the annual meeting of stockholders next following their 70th birthdays, Mrs. Michelson will resign as of the 1996 annual meeting of stockholders and Mr. Van Orden (if elected to an additional three-year term) will resign as of the 1997 annual meeting of stockholders. (Although Mr. Tisch's initial service as a director will constitute an exception to this policy, it is anticipated that he will resign from the Board as of the 1996 annual meeting of stockholders.)

  BOARD COMMITTEES

    The By-Laws will provide that the Board may establish such directorate committees as it may from time to time determine. It is presently contemplated that the Board will establish five standing committees as of or promptly after the consummation of the Federated/Macy's Merger: the Executive and Finance Committee, the Audit Review Committee, the Compensation Committee, the Board Organization Committee, and the Public Policy Committee. The By-Laws will provide that the members of each of the Audit Review Committee, the Compensation Committee, and the Board Organization Committee will be Non-Employee Directors (as defined below), and that a majority of the members of the Executive and Finance Committee and the Public Policy Committee will be Non-Employee Directors. The By-Laws will define "Non-Employee Director" as a director of the Combined Company who is not a full-time employee of the Combined Company or any subsidiary of the Combined Company.

    The discussion that follows reflects the expectation that each person presently serving as a member of one or more directorate committees of Federated will serve on the corresponding directorate committee or committees of the Combined Company. Additional assignments to directorate committees of the Combined Company have not yet been determined.

   Executive and Finance Committee

    It is anticipated that the Executive and Finance Committee will include Messrs. Charpie, Everingham, Grune, Miller, and Questrom, each of whom is presently serving on Federated's Executive and Finance Committee. This Committee will have all authority, consistent with the Delaware General Corporation Law, granted to it by the Board. Accordingly, the Executive and Finance Committee may exercise all the powers and authority of the Board in the oversight of the management of the business and affairs of the Combined Company, except that the Executive and Finance Committee will not have the power to amend the By-Laws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designations, preferences, and other terms of any preferred stock of the Combined Company), adopt an agreement of merger and consolidation, authorize the issuance of stock, declare a dividend, or recommend to the stockholders of the Combined Company the sale, lease, or exchange of all or substantially all of the Combined Company's assets, a dissolution of the Combined Company, or a revocation of a dissolution.

   Audit Review Committee

    It is anticipated that the Audit Review Committee will include Dr. Whittington and Messrs. Charpie, Feldberg, Graves, Grune, and von der Heyden, each of whom is presently serving on Federated's Audit Review Committee. This Committee will review the professional services provided by the Combined Company's independent accountants and the independence of such firm from the management of the Combined Company. This Committee will also review the scope of the audit by the Combined Company's independent accountants, the annual financial statements of the Combined Company, the Combined Company's systems of internal accounting controls, and such other matters with respect to the accounting, auditing, and financial reporting practices and procedures of the Combined Company as it may find appropriate or as may be brought to its attention, and will meet from time to time with members of the Combined Company's internal audit staff.

   Board Organization Committee

    It is anticipated that the Board Organization Committee will include Dr. Whittington and Messrs. Charpie, Everingham, Feldberg, Neubauer, and von der Heyden, each of whom is presently serving on Federated's Board Organization Committee. This Committee will consider and recommend criteria for the selection of nominees for election as directors of the Combined Company and from time to time may select candidates for director for recommendation to the full Board. The full Board may also from time to time select such director candidates and in all events will act in respect of the filling of any vacancies on the Board, the recommendations of candidates for nomination for election by the stockholders of the Combined Company, and the composition of all Board committees. The Board Organization Committee will consider nominees for director recommended by stockholders of the Combined Company.

   Compensation Committee

    It is anticipated that the Compensation Committee will include Dr. Whittington and Messrs. Charpie, Everingham, Grune, and Neubauer, each of whom is presently serving on Federated's Compensation Committee. This Committee will review executive salaries, administer the bonus, incentive, and stock option plans of the Combined Company, and approve the salaries and other benefits of the executive officers of the Combined Company. In addition, this Committee will advise and consult with the Combined Company's management regarding pension and other benefit plans and compensation policies and practices of the Combined Company.

   Public Policy Committee

    It is anticipated that the Public Policy Committee will include Messrs. Everingham, Feldberg, Graves, Grune, Miller, von der Heyden, and Zimmerman, each of whom is presently serving on Federated's Public Policy Committee. This Committee will establish, when necessary or appropriate, policies involving the Combined Company's role as a corporate citizen, review, evaluate, and monitor the Combined Company's policies, programs, and practices in public policy areas, maintain an awareness of public affairs developments and trends, and review and make recommendations to the Board on stockholder proposals relating to social or public policy matters.

  DIRECTOR NOMINATION PROCEDURES

    The By-Laws will provide that nominations for election of directors by the stockholders will be made by the Board as discussed above or by any stockholder entitled to vote in the election of directors generally. The By-Laws will require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Combined Company not later than 60 days in advance of the meeting of stockholders; provided, however, that if the date of the meeting is not publicly announced by the Combined Company by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release, or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Combined Company not later than the close of business on the 10th day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws will further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Combined Company's stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of the Combined Company if so elected. The chairman of the meeting will be able to refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws will be applicable to stockholders desiring to bring any other business before an annual meeting of the stockholders.

  DIRECTOR COMPENSATION

    Beginning in the year in which the Effective Date occurs, each director of the Combined Company who is not an employee of the Combined Company or any of its subsidiaries will be paid an annual base retainer fee of $30,000, plus meeting fees of $1,250 for attendance at each meeting of the full Board and, if such a director is a member of any committee of the Board, $1,250 for attendance at each meeting of such committee and for attendance at each meeting relating to committee business. Each such director will also be entitled to receive stock options under Federated's 1992 Executive Equity Incentive Plan, as Amended (the "1992 Equity Plan"), which will be assumed by the Combined Company, or, if the 1995 Executive Equity Incentive Plan (the "1995 Equity Plan") becomes effective as described under the caption "Capital Stock of the Combined Company--Future Stock Issuances," under the 1995 Equity Plan. Directors who are also full-time employees of the Combined Company will receive no additional compensation for service as directors.

    Under the terms of Federated's retirement plan for nonemployee directors, retired nonemployee directors of the Combined Company will receive an annual retainer at a rate in effect as of the date of termination of service as a director, payable in monthly installments. Full vesting will occur for nonemployee directors who have reached age 60 while serving on the Board irrespective of years of service. Vesting will occur for nonemployee directors whose termination of Board service occurs before reaching age 60 as follows: 50% vesting after five years of Board service and an additional 10% vesting for each year of Board service after five years (with service on Federated's board of directors prior to the

Effective Date being the equivalent of service on the Board for this purpose). Payments under the retirement plan will commence at age 60 and will continue for the lesser of life or years of Board service. There are no survivor benefits under the terms of the retirement plan.

    Pursuant to their contracts with Federated, or pursuant to contracts entered into with the Combined Company, nonemployee directors of the Combined Company will be permitted to defer all or a portion of their retainer and meeting fees either as stock or cash credits. Nonemployee directors will also receive executive discounts on merchandise purchased.

  EXECUTIVE OFFICERS

    The Federated/Macy's Merger Agreement provides that the executive officers of Federated immediately prior to the consummation of the Federated/Macy's Merger will be the executive officers of the Combined Company immediately after the consummation of the Federated/Macy's Merger. In addition, the Federated/Macy's Merger Agreement provides that Mr. Ullman, who currently serves as the Chairman of the Board of Directors and Chief Executive Officer of Macy's, will become the Deputy Chairman of the Combined Company upon the consummation of the Federated/Macy's Merger. Mr. Ullman has announced his intention to resign his position as Deputy Chairman of the Combined Company as of January 31, 1995. See "--Executive Compensation--Certain Arrangements with New Deputy Chairman." It is anticipated, however, that Mr. Ullman will remain a member of the Board through the Combined Company's 1995 annual meeting of stockholders.

    Certain biographical information relating to each of the persons who is expected to serve as an executive officer of the Combined Company is set forth below:

    NAME                                     AGE       POSITION WITH THE COMBINED COMPANY
- ------------------------------------------   ----  ------------------------------------------
Allen Questrom............................     54  Chairman of the Board and Chief Executive
                                                   Officer; Director
James M. Zimmerman........................     50  President and Chief Operating Officer;
                                                   Director
Myron E. Ullman, III......................     46  Deputy Chairman; Director
Ronald W. Tysoe...........................     41  Vice Chairman and Chief Financial Officer;
                                                   Director
Thomas G. Cody............................     52  Executive Vice President--Legal and Human
                                                   Resources
Dennis J. Broderick.......................     45  Senior Vice President, General Counsel and
                                                   Secretary
John E. Brown.............................     54  Senior Vice President and Controller
Karen M. Hoguet...........................     37  Senior Vice President--Planning and
                                                   Treasurer

    Allen Questrom has been Chairman of the Board and Chief Executive Officer of Federated since February 1990; prior thereto, he was President and Chief Executive Officer of the Neiman-Marcus division of the Neiman-Marcus Group, Inc. from September 1988 to February 1990.

    James M. Zimmerman has been President and Chief Operating Officer of Federated since May 1988.

    Myron E. Ullman, III has been Chairman of the Board of Directors and Chief Executive Officer of Macy's since May 1993. Prior thereto, he was Co-Chairman of the Board of Directors and Chief Executive Officer of Macy's from April 1992 until May 1993; Vice Chairman of the Board of Directors of Macy's from September 1991 until April 1992 (as well as Chief Operating Officer of Macy's from February 1992 until April 1992); and Executive Vice President of Macy's from November 1988 until September 1991.

    Ronald W. Tysoe has been Vice Chairman and Chief Financial Officer of Federated since April 1990; prior thereto, he was President and Treasurer of FSI from 1987 to 1992, Chief Financial Officer of FSI from April 1990 to February 1992, and President of Campeau from April 1989 to January 1990.

    Thomas G. Cody has been Executive Vice President--Legal and Human Resources of Federated since May 1988.

    Dennis J. Broderick has been Secretary of Federated since July 1993 and Senior Vice President and General Counsel of Federated since January 1990; prior thereto, he served as Vice President and General Counsel of Allied and General Counsel of Federated since May 1988 and Vice President of Federated since February 1988.

    John E. Brown has been Senior Vice President of Federated since September 1988 and Controller of Federated since January 1992.

    Karen M. Hoguet has been Senior Vice President--Planning of Federated since April 1991 and Treasurer of Federated since January 1992; prior thereto, she served as Vice President of Federated and Allied since December 1988.

  EXECUTIVE COMPENSATION

    The compensation discussion that follows has been prepared based on the compensation paid and benefits provided by Federated and its subsidiaries on a combined basis during the fiscal year ended January 29, 1994 to the executive officers of Federated, each of whom is expected to be an executive officer of the Combined Company following the Effective Date. The existing employment, compensation, and benefit arrangements to which Federated's executive officers are parties or in which Federated's executive officers participate will be assumed and maintained by the Combined Company following the Effective Date, subject to termination or modification in accordance with their respective terms or as otherwise permitted under applicable law. In addition, certain employment, compensation, and benefit arrangements to which the Combined Company and Mr. Ullman are anticipated to be parties are described below in "--Certain Arrangements with New Deputy Chairman."

   Three-Year Compensation Summary

    The following table summarizes the compensation of the five most highly compensated executive officers of Federated (the "Named Executives") for Federated's last three fiscal years for services rendered in all capacities for Federated and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                  ------------------------------------------------
                               ANNUAL COMPENSATION                RESTRICTED   SECURITIES
    NAME AND       --------------------------------------------     STOCK      UNDERLYING    LTIP      ALL OTHER
    PRINCIPAL                                    OTHER ANNUAL       AWARDS      OPTIONS/    PAYOUTS   COMPENSATION
    POSITION       YEAR    SALARY      BONUS    COMPENSATION(1)     ($)(2)      SARS(#)       (3)      ($)(1)(4)
- -----------------  ----   ---------   -------   ---------------   ----------   ----------   -------   ------------
A. Questrom......  1993   1,200,000         0        191,354(5)            0           0    800,000       2,631
Chairman & CEO     1992   1,200,000         0        191,162               0           0    800,000       2,410
                   1991   1,200,000         0                              0           0    800,000
J. Zimmerman.....  1993   1,000,000   232,800         42,129(6)            0     100,000          0       2,631
President & COO    1992   1,000,000   310,400      1,960,224       1,012,500      70,000          0       2,410
                   1991   1,000,000   300,000                              0           0          0
R. Tysoe.........  1993     650,000   185,700         50,910(8)            0      72,000          0       2,631
Vice Chairman &    1992     650,000(7)247,600        609,683         843,750      60,000          0       2,410
 CFO               1991     650,000(7)195,000                              0           0          0
T. Cody..........  1993     518,750   185,700         67,960(9)            0      25,000          0       2,631
Executive Vice     1992     500,000   247,600         68,297         675,000      50,000          0       2,410
 President         1991     500,000   150,000                              0           0          0
D. Broderick.....  1993     257,500    88,500         20,210(10)           0       5,000          0       2,631
Senior Vice        1992     250,000    83,300         15,641         202,500      10,000          0       2,410
 President,        1991     250,000    75,000                              0           0          0
 General Counsel
 & Secretary

- ------------

 (1) Consistent with transition provisions published by the SEC, information regarding "Other Annual Compensation" and "All Other Compensation" is not presented for years prior to the fiscal year ended January 30, 1993.

 (2) At January 29, 1994, the aggregate number of shares of restricted stock of Federated issued pursuant to the 1992 Equity Plan ("Restricted Stock") held by each of the Named Executives and the aggregate value thereof (based on the closing market price of Federated Common Stock on January 28, 1994) were as follows: Mr. Questrom: 0 shares, $0; Mr. Zimmerman: 48,000 shares, $1,008,000; Mr. Tysoe: 40,000 shares, $840,000; Mr. Cody: 32,000 shares,
     $672,000; and Mr. Broderick: 9,600 shares, $201,600. Shares of Restricted Stock reflected in the table were awarded on February 7, 1992. The risk of forfeiture as to the number of shares originally held lapsed as to 20% of such shares as of the first two anniversaries of the award, lapse as to 15% of such shares as of each of the next two anniversaries of the award, and lapse as to 30% of such shares as of the fifth anniversary of the award. Holders of Restricted Stock are entitled to receive such dividends, if any, as may be declared on the Federated Common Stock on the same basis as other holders of Federated Common Stock. In connection with the Federated/Macy's Merger, each share of Restricted Stock will be converted into a share of New Combined Company Common Stock subject to the restrictions to which such share of Restricted Stock was subject immediately prior thereto.

 (3) Consists of value-added payments to Mr. Questrom under his employment agreement, which will be assumed by the Combined Company. The employment agreement with Mr. Questrom provides for him to serve as Chairman of the Board and Chief Executive Officer of Federated for a term beginning on February 2, 1990 and expiring on February 2, 1995. The agreement also provides that Mr. Questrom will be entitled to receive a value-added payment upon completion of the five-year contract period based on appreciation in the aggregate market value of Federated Common Stock and common stock of Allied (which was merged into Federated pursuant to the Federated POR) during such contract period (adjusted to reflect the restructuring of the debt of Federated and Allied and their respective subsidiaries pursuant to the Federated POR and the sale of equity). The value-added payment will equal the amount determined by the following formula: 0.75% of the first $500.0 million of equity appreciation, 1.5% of all equity appreciation between $500.0 million and $1.0 billion, and 2.0% of any equity appreciation in excess of $1.0 billion (less amounts previously paid as described below). An initial, nonrefundable value-added payment of $2.0 million was made upon commencement of such contract period and subsequent nonrefundable value-added payments of $800,000 were made on each of January 31, 1991, 1992, 1993, and 1994 and will be made on January 31, 1995. These payments will be credited against the contractual obligation to make any other payments under the formula described above. See "--Employment Agreement with Chief Executive Officer" for further information regarding Mr. Questrom's incentive arrangements.

 (4) Consists of contributions under the thrift incentive portion of Federated's Retirement Income and Thrift Incentive Plan ("RITI"), which will be assumed by the Combined Company.

 (5) For 1993, the amount shown includes $168,301 for executive discount on merchandise purchases.

 (6) For 1993, the amount shown includes $19,321 for executive discount on merchandise purchases.

 (7) In addition to the salary amounts shown, Mr. Tysoe was paid $176,346 in 1992 and $350,000 in 1991 by FSI.

 (8) For 1993, the amount shown includes $22,963 for executive discount on merchandise purchases and $16,116 for use of car.

 (9) For 1993, the amount shown includes $42,168 for executive discount on merchandise purchases.

(10) For 1993, the amount shown includes $9,300 for use of car and $6,487 for executive discount on merchandise purchases.

   Fiscal 1993 Stock Option Grants

    The following table sets forth certain information regarding grants of stock options made during fiscal 1993 to the Named Executives pursuant to the 1992 Equity Plan. No grants of stock appreciation rights were made during fiscal 1993 to any of the Named Executives. Pursuant to the 1992 Equity Plan, stock options granted prior to the consummation of the Federated/Macy's Merger will be adjusted so as to entitle the holder thereof to purchase upon the exercise thereof one share of New Combined Company Common Stock for each share of Federated Common Stock that would have been purchasable upon such exercise absent such adjustment.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                            -----------------------------------------------------------
                                         % OF TOTAL                                        POTENTIAL REALIZABLE VALUE
                                          OPTIONS                  MARKET                  AT ASSUMED ANNUAL RATES OF
                            SECURITIES   GRANTED TO               PRICE ON                STOCK PRICE APPRECIATION FOR
                            UNDERLYING   EMPLOYEES    EXERCISE     GRANT                             OPTION
                             OPTIONS     IN FISCAL      PRICE       DATE     EXPIRATION   ----------------------------
   NAME                     GRANTED(#)    YEAR(1)       $/SH.     $/SH.(2)      DATE      0%($)     5%($)     10%($)
- --------------------------  ----------   ----------   ---------   --------   ----------   ------   -------   ---------
A. Questrom...............      0           0.0%      N/A              N/A          N/A        0         0           0
J. Zimmerman..............   35,000(3)      2.4%      20.875(4)     23.000     06/28/03   74,375   580,635   1,357,338
                             65,000(5)      4.5%      19.375        19.375     10/29/03        0   792,014   2,007,119
R. Tysoe..................   30,000(3)      2.1%      20.875(4)     23.000     06/28/03   63,750   497,687   1,163,432
                             42,000(5)      2.9%      19.375        19.375     10/29/03        0   511,763   1,296,908
T. Cody...................   25,000(3)      1.7%      20.875(4)     23.000     06/28/03   53,125   414,739     969,527
D. Broderick..............    5,000(3)      0.3%      20.875        20.875     03/19/03        0    65,641     166,347

- ------------

(1) Total options granted excludes options rescinded on October 29, 1993, which are discussed below.

(2) The "market price" shown is the closing price for shares of Federated Common Stock on the NYSE Composite Tape on the trading day immediately preceding the grant date.

(3) One-half of the options vested and became exercisable on March 19, 1994, and the remainder will vest and become exercisable on March 19, 1995.

(4) Represents the average daily closing price for shares of Federated Common Stock on the NYSE Composite Tape from the beginning of fiscal 1993 through June 28, 1993 (the date of the award). Additional information regarding the circumstances under which these options were granted is set forth below.

(5) One-third of the options will vest and become exercisable on October 29, 1996, one-third will vest and become exercisable on October 29, 1997, and the remainder will vest and become exercisable on October 29, 1998. Additional information regarding the circumstances under which these options were granted is set forth below.

    At its March 19, 1993 meeting, Federated's Compensation Committee deferred action on equity awards to Messrs. Zimmerman, Tysoe, and Cody to a later meeting of the Committee, at which time it would have received additional information from its executive compensation consultants, KPMG Peat Marwick LLP.

    At its June 28, 1993 meeting, following a review of a report prepared by KPMG Peat Marwick LLP, Federated's Compensation Committee recommended regular stock option awards for each of Messrs. Zimmerman, Tysoe, and Cody. Mr. Zimmerman received a regular award for 35,000 shares, Mr. Tysoe received a regular award for 30,000 shares, and Mr. Cody received a regular award for 25,000 shares. Each of these awards vested or will vest 50% in March 1994 and 50% in March 1995 (the dates at which these awards would have vested had the awards been made in March 1993). The exercise price for these options is equal to 100% of the average daily closing price for Federated Common Stock on the NYSE Composite Tape from the beginning of fiscal 1993 to the date of the grant, which price was $20.875.

    At its June 28, 1993 meeting, Federated's Compensation Committee also recommended special stock option awards of 65,000 shares and 42,000 shares for Mr. Zimmerman and Mr. Tysoe, respectively, in view of their outstanding performance. Federated's Compensation Committee had intended that these options would vest one-third on June 28, 1996, one-third on June 28, 1997, and one-third on June 28, 1998, with the exercise price being the closing price of $23.00 on June 25, 1993, and that such awards would be presented to Federated's board of directors for approval. As a result of a misunderstanding by Federated of the action taken by Federated's Compensation Committee, however, Federated believed that the Committee had granted the special awards at the same exercise price and with the same vesting date as the regular awards to Messrs. Zimmerman and Tysoe, and treated such special awards as having been so granted. At its regular meeting on October 29, 1993, Federated's Compensation Committee rescinded the recommended special stock option awards of June 28, 1993, which had not been presented to Federated's board of directors for approval, and recommended in lieu thereof special stock option awards for 65,000 shares and 42,000 shares for Mr. Zimmerman and Mr. Tysoe, respectively, which awards were approved by Federated's board of directors at its meeting on October 29, 1993. The exercise price of these options is equal to the closing price for shares of Federated Common Stock on the NYSE Composite Tape on October 23, 1993, which was $19.375. Federated's Compensation Committee concluded that the rescission and grant of new options was equitable given the confusion that had occurred and the delay that had ensued. Although the actions relating to these special option awards technically resulted in a "repricing" within the meaning of Item 402 of SEC Regulation S-K, it was not the desire of Federated's Compensation Committee to grant these executives options at a lower price, but rather to correct the error that had been made and have Federated's board of directors approve the special awards made to these executives.

   Fiscal Year-End Option Values

    The following table sets forth certain information regarding the total number of stock options held by each of the Named Executives and the aggregate value of such options as of January 29, 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                 SHARES                     UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT
                               ACQUIRED ON     VALUE      OPTIONS AT FISCAL YEAR-END       FISCAL YEAR-END($)
    NAME                       EXERCISE(#)    REALIZED    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(1)
- ----------------------------   -----------    --------    --------------------------    -------------------------
A. Questrom.................        0             0                          0                             0
J. Zimmerman................        0             0             35,000/135,000               144,375/254,375
R. Tysoe....................        0             0             30,000/102,000               123,750/195,750
T. Cody.....................        0             0              25,000/50,000               103,125/106,250
D. Broderick................        0             0               5,000/10,000                 20,625/21,250

- ------------

(1) In-the-money options are options having a per share exercise price below the closing price of shares of Federated Common Stock on the NYSE Composite Tape on January 28, 1994. The dollar amounts shown represent the amount by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.

   Fiscal 1993 Long-Term Incentive Plan Awards

    The following table sets forth certain information with respect to award opportunities of the Named Executives under Federated's long-term cash incentive program for the 1993-1995 measurement period. The cash payment under this program, which will be assumed by the Combined Company, is scheduled to occur in 1996.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                      PERFORMANCE     ESTIMATED FUTURE PAYOUTS UNDER
                                                       OR OTHER       NON-STOCK-PRICE-BASED PLANS(1)
                                                     PERIOD UNTIL     -------------------------------
                                                     MATURATION OR    THRESHOLD    TARGET     MAXIMUM
    NAME                                                PAYOUT           ($)         ($)        ($)
- --------------------------------------------------   -------------    ---------    -------    -------
A. Questrom(2)....................................         N/A             N/A         N/A       N/A
J. Zimmerman......................................        1995          77,600     194,000    310,400
R. Tysoe..........................................        1995          61,900     154,750    247,600
T. Cody...........................................        1995          61,900     154,750    247,600
D. Broderick......................................        1995          28,000      70,000    112,000

- ------------

(1) Award opportunities for the 1993-1995 measurement period are based upon Federated's performance against a cumulative EBIT (earnings before interest and taxes) target and an EBIT rate target, which together account for 60% of the incentive opportunity, as well as Federated's performance compared to a designated group of peer companies, which comprises the remaining 40% of the incentive opportunity. It is anticipated that Federated's Compensation Committee will determine the adjustments to the existing performance goals, if any, that are necessary to recognize the Federated/Macy's Merger.

(2) See "--Employment Agreement with Chief Executive Officer" for further information regarding Mr. Questrom's incentive arrangements.

   Employment Agreement with Chief Executive Officer

    Mr. Questrom became the Chairman of the Board and Chief Executive Officer of Federated and Allied in February 1990 following the initiation of the Federated Reorganization Cases in January 1990. His compensation arrangements for the period from February 2, 1990 to February 2, 1995 are set forth in an employment agreement (the "1990 Employment Agreement") that was approved, effective February 2, 1990, by the Ohio Bankruptcy Court. Federated has entered into a new employment agreement with Mr. Questrom (the "1995 Employment Agreement") that sets forth the terms of Mr. Questrom's employment by Federated from February 2, 1995 to February 2, 1998.

    In general, the 1990 Employment Agreement, which will be assumed by the Combined Company, provides for Mr. Questrom to serve as Chairman of the Board and Chief Executive Officer for a term beginning February 2, 1990 and expiring on February 2, 1995 (the "Contract Period"). The 1990 Employment Agreement provides for annual base compensation of $1.2 million. The 1990 Employment Agreement also provides that Mr. Questrom will be entitled to receive a value-added payment upon completion of the Contract Period based on appreciation in the aggregate market value of the Federated Common Stock and the common stock of Allied during the Contract Period (adjusted to reflect the restructuring of the debt of Federated and Allied and their respective subsidiaries pursuant to the Federated POR and the sale of equity) over a base value to be determined by a third-party investment banking firm in accordance with the terms of the agreement. The value-added payment will equal the amount determined by the following formula: 0.75% of the first $500.0 million of equity appreciation, 1.5% of all equity appreciation between $500.0 million and $1.0 billion, and 2.0% of any equity appreciation in excess of $1.0 billion (less amounts previously paid as described below). An initial nonrefundable value-added payment of $2.0 million was made upon commencement of the Contract Period, and subsequent nonrefundable value-added payments of $800,000 were made on each of January 31, 1991, 1992, 1993, and 1994, with a final value-added payment of $800,000 to be made January 31, 1995.

    It is not possible to determine at this time the aggregate amount of value-added payments to which Mr. Questrom may ultimately become entitled pursuant to the 1990 Employment Agreement. However, during 1993, J.P. Morgan Securities Inc., an investment banking firm, determined that the base value for purposes of the 1990 Employment Agreement was $1,627.4 million, subject to adjustment for changes in equity. Based upon this determination, and if, as provided in the 1990 Employment Agreement, the investment banking firm selected by Federated's board of directors to determine the increase in the aggregate value of Federated Common Stock during the Contract Period determines that the public trading price of Federated Common Stock as of the final valuation date (January 28, 1995) accurately reflects the market value of Federated without minority discount, the aggregate value-added payments (inclusive in each case of the $6.0 million of nonrefundable payments described above) would be as follows (assuming an aggregate of 126.5 million shares of Federated Common Stock are outstanding at January 28, 1995): assuming final aggregate market values of approximately $21.00 per share ($2.656 billion), $24.00 per share ($3.036 billion), and $27.00 per share ($3.415 billion), aggregate value-added payments to Mr. Questrom would be $11.8 million, $19.4 million, and $27.0 million, respectively. Should the final aggregate market value fall below $18.00 per share ($2.277 billion), the aggregate value-added payments would not exceed the $6.0 million of nonrefundable payments described above. If it is not determined that the public trading price of the Federated Common Stock accurately reflects the value of Federated, then Federated's board of directors will select an investment banking firm to determine such value based on the market value of similar businesses taking into account net income, cash flow, capital structure, and such other factors as such investment banking firm deems relevant in establishing such value.

    In light of the provisions of the 1990 Employment Agreement, which preceded the creation of Federated's Compensation Committee, Mr. Questrom does not presently participate in any other cash or stock-related compensation programs of Federated.

    In general, the 1995 Employment Agreement provides for Mr. Questrom to serve as Chairman of the Board and Chief Executive Officer for a term beginning February 2, 1995 and expiring on February 2, 1998. The 1995 Employment Agreement provides for annual base compensation of $1.25 million. The 1995 Employment Agreement also provides that Mr. Questrom will be entitled to participate in Federated's 1992 Incentive Bonus Plan.

    Under Federated's 1992 Incentive Bonus Plan, Mr. Questrom will be paid annually a bonus calculated as a sliding percentage of his salary based upon the performance of Federated (or, after the completion of the Federated/Macy's Merger, the Combined Company) against certain performance goals established in each year by the Compensation Committee. In addition, under Federated's 1992 Incentive Bonus Plan, Mr. Questrom will be paid at the end of each three-year performance period a bonus calculated as a sliding percentage of his salary based upon the performance of Federated (or, after the completion of the Federated/Macy's Merger, the Combined Company) against certain performance goals established by the Compensation Committee for such three-year performance period (subject to acceleration and prorationing in the event of the earlier termination of Mr. Questrom's employment).

    The 1995 Employment Agreement also provides for the grant to Mr. Questrom of an option to purchase 450,000 shares of Federated Common Stock (or, after the completion of the Federated/Macy's Merger, New Combined Company Common Stock). The option will be granted under the 1992 Equity Plan and will vest on the earlier of February 2, 1998 or the effective date of the termination of Mr. Questrom's employment other than for "cause" (as defined below), by Mr. Questrom for "good reason" (as defined below), or by mutual consent. The exercise price of the option will be the average closing market price of Federated Common Stock during the 10 trading days immediately preceding February 2, 1995.

    The limitations on deductibility of certain executive compensation payments imposed under the 1993 federal income tax amendments will not apply to payments made under the 1990 Employment

Agreement, provided that such agreement is not amended in any material respect (which Federated's Compensation Committee has no present intention to authorize). However, such limitations on deductibility will be applicable to certain payments to Mr. Questrom under the 1995 Employment Agreement. Accordingly, compensation accrued to Mr. Questrom with respect to each fiscal year that is in excess of $1.0 million (excluding certain performance-based compensation) will not be deductible by Federated (or, after the completion of the Federated/Macy's Merger, the Combined Company) for federal income tax purposes.

    Termination of either the 1990 Employment Agreement or the 1995 Employment Agreement other than for "cause" or termination of either such agreement by Mr. Questrom for "good reason" would entitle Mr. Questrom to receive a lump-sum payment of all salary and (i) under the 1990 Employment Agreement, annual value-added payments that would have been paid during the remaining portion of the Contract Period or any subsequent renewal period but for such termination, or (ii) under the 1995 Employment Agreement, the annual targeted bonus to be paid under Federated's 1992 Incentive Bonus Plan for each year until February 2, 1998. The term "cause" is defined generally to include (a) willful and material breaches of duties, (b) habitual neglect of duties, or (c) the final conviction of a felony, but generally does not include bad judgment or negligence, any act or omission believed by Mr. Questrom in good faith to have been in or not opposed to the interests of Federated, or any act or omission in respect of which a determination could properly have been made by Federated's board of directors that Mr. Questrom met the applicable standard of conduct prescribed for indemnification or reimbursement under the by-laws of Federated or the laws of the State of Delaware. The term "good reason" is defined generally to include: (1) the assignment to Mr. Questrom of any duties materially inconsistent with his position, authority, duties, or responsibilities as contemplated in the agreement, or any other action by Federated that results in a material diminution in such position, authority, duties, or responsibilities;
(2) any material failure by Federated to comply with any of the provisions of the agreement; (3) Mr. Questrom's failure to be reelected Chairman of the Board and Chief Executive Officer of Federated or to be reelected to membership on Federated's board of directors; or (4) any purported termination by Federated of Mr. Questrom's employment otherwise than as expressly permitted by the respective employment agreement.

   Employment Agreements with Other Federated Executive Officers

    Each of Federated's other executive officers and a number of other key employees are parties to employment agreements with Federated that will be assumed by the Combined Company. Most of these agreements have a three-year term, although several are for two years, and all incorporate noncompete and mitigation clauses. The agreements with Messrs. Zimmerman, Tysoe, Cody, and Broderick presently specify the following respective annual base salary rates and expiration dates: $1.0 million, June 30, 1996; $700,000, June 30, 1995; $550,000, June 30, 1997; and $278,000, June 30, 1997, respectively.

   Change-in-Control Agreements

    Effective as of the Federated POR Effective Date, Federated entered into a change-in-control agreement ("Change-in-Control Agreement") with each of its executive officers other than Mr. Questrom (whose employment agreement contains certain severance provisions, as described above) and certain other officers and key employees. Under the Change-in-Control Agreements, if, prior to February 5, 1996, a change in control occurs and thereafter Federated or, in certain circumstances, the executive terminates the executive's employment and, in the case of a termination by Federated, cause (as defined in the Change-in-Control Agreement) therefor does not exist, the executive would be entitled to a cash severance benefit equal to 120% of the base salary that the executive would have received during the three-year period following such termination had such termination not occurred (based generally upon the executive's then-current salary), subject to reduction by an amount equal to the product of (i) the cash severance benefit otherwise payable and (ii) a fraction, the numerator of which is the number of calendar days between February 4, 1993, and the termination date and the denominator of which is 1,095 (except that this reduction may not exceed 240% of base salary). The cash severance benefit payable under the Change-in-Control Agreement would also be reduced by all amounts actually paid to the executive pursuant to any other employment or severance agreement or plan to which the executive and Federated are parties or in which the executive is a participant. After a termination of employment under circumstances in which the executive would be eligible for the cash severance benefit, the executive would be entitled to certain welfare benefits for a minimum of one year, and to a prorated portion of any long-term incentive awards under Federated's 1992 Incentive Bonus Plan, if applicable. The executive would also be paid an amount pursuant to the Change-in-Control Agreement to reimburse the executive for any excise tax imposed under sections 280G and 4999 of the Internal Revenue Code, including any tax payable by reason of such reimbursements. The Federated/Macy's Merger will not constitute a change in control under the Change-in-Control Agreements.

    The Compensation Committee of Federated's board of directors has authorized the entry into a new change-in-control agreement ("New Change-in-Control Agreement") with each of its executive officers other than Mr. Questrom (whose employment agreement contains certain severance provisions, as described above) and certain other officers and key employees, which New Change-in-Control Agreements will have a four-year term and will supersede and replace the Change-in-Control Agreements described above. Under the New Change-in-Control Agreements, which will be assumed by the Combined Company, if, within three years of a change in control (as defined in the New Change-in-Control Agreements), Federated (or, after the completion of the Federated/Macy's Merger, the Combined Company) or, in certain circumstances, the executive terminates the executive's employment and, in the case of a termination by Federated (or, after the completion of the Federated/Macy's Merger, the Combined Company), cause (as defined in the New Change-in-Control Agreement) therefor does not exist, the executive would be entitled to a cash severance benefit equal to two times the sum of his or her current base salary and targeted incentive bonus amount, the continuation of welfare benefits for two years (subject, but only as to welfare benefits, to early termination on the date the executive secures other full-time employment), and two years of retirement plan credits. The cash severance benefit payable under the New Change-in-Control Agreements would be reduced by all amounts actually paid to the executive pursuant to any other employment or severance agreement or plan to which the executive and Federated (or, after the completion of the Federated/Macy's Merger, the Combined Company) are parties or in which the executive is a participant. In addition, the executive would not be entitled to receive reimbursement for any excise tax imposed under sections 280G and 4999 of the Internal Revenue Code, and the severance benefits to be provided under the New Change-in-Control Agreements would be reduced to the minimum extent necessary so that such Code sections do not apply thereto. The Federated/Macy's Merger will not constitute a change in control under the New Change-in-Control Agreements.

   Retirement Programs

    The retirement program previously established by Federated (the "Federated Retirement Program") and the retirement program previously established by Allied (the "Allied Retirement Program") are the primary programs for providing retirement benefits to Federated's employees. Each of these programs, which will be assumed by the Combined Company, initially consisted of a defined benefit plan and a defined contribution plan. Effective July 1, 1993, the Allied defined contribution plan was merged into the Federated defined contribution plan. As of January 1, 1994, approximately 52,500 employees participated in the Federated Retirement Program, of whom approximately 12,300 participated in the Allied defined benefit plan. The executive officers of Federated are participants in the Federated Retirement Program. Accordingly, the Federated Retirement Program is described below.

    To allow the Federated Retirement Program to provide benefits based on a participant's total compensation, Federated adopted a Supplementary Executive Retirement Plan ("SERP") when it adopted its defined benefit plan. Federated's SERP, which is a nonqualified unfunded plan, provides to eligible executives retirement benefits on compensation and benefits in excess of Internal Revenue Code maximums, as well as amounts deferred under Federated's Executive Deferred Compensation Plan ("EDCP") effective November 1, 1993, in each case based on the same formula contained in Federated's defined benefit plan. As of January 1, 1994, approximately 407 employees were eligible under the terms of Federated's SERP. Federated has reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Federated Retirement Program or the Allied Retirement Program, as the case may be, in accordance with applicable law.

    Under the Federated Retirement Program, a participant retiring at normal retirement age is eligible to receive monthly benefit payments calculated using a plan formula that is based on the participant's years of service and final average compensation, taking into consideration the participant's Retirement Profit Sharing Credits (as defined below).

    Prior to adoption of the defined benefit plan under the Federated Retirement Program, Federated's primary means of providing retirement benefits to employees was through the RITI, a defined contribution profit sharing plan. With the defined benefit plan in place, Federated continued, and presently expects to continue, to make contributions to the thrift incentive portion of RITI as described below. An employee's accumulated retirement profit sharing interests ("Retirement Profit Sharing Credits") in the retirement income portion of RITI, which accrued prior to January 1, 1984, continue to be maintained and invested until retirement, at which time they are distributed. It is impractical to estimate the accrued benefits upon retirement of any participant or group of participants in the thrift incentive portion of RITI under the Federated Retirement Program because the amount, if any, that will be contributed by Federated and credited to a participant in any year is determined by such variable factors, among others, as the amount of the income of Federated, the number of participants in the plan, their annual contributions to the plan, the amount of the matching contributions of Federated, and the earnings on participants' accounts.

    The following table shows the estimated hypothetical annual benefits payable under Federated's defined benefit plan and SERP to persons retiring at their normal retirement age on January 1, 1994 in specified eligible compensation and years of service classifications, assuming that a retiring participant under the Federated Retirement Program elects a single life annuity distribution of his or her Retirement Profit Sharing Credits and the annual payments under such distribution would not exceed the level set forth below. Eligible compensation for this purpose includes amounts reflected in the "Annual Compensation" portion of the Summary Compensation Table set forth above under the headings "Salary" and "Bonus" and amounts deferred as stock credits under EDCP that are not so reflected, but excludes amounts reflected in such portion of such table under the heading "Other Annual Compensation." Mr. Questrom's eligible compensation for 1993 was $1,200,000; the eligible compensation for 1993 of each of the other Named Executives did not vary by more than 10% from the total amount of his compensation for 1993 reflected in the Annual Compensation portion of the Summary Compensation Table.

                                               YEARS OF SERVICE
                              ---------------------------------------------------
FINAL AVERAGE COMPENSATION      15         20         25         30         35
- ---------------------------   -------    -------    -------    -------    -------
$  250,000.................    50,456     67,274     84,093    100,911    100,911
   300,000.................    60,956     81,274    101,593    121,911    121,911
   350,000.................    71,456     95,274    119,093    142,911    142,911
   400,000.................    81,956    109,274    136,593    163,911    163,911
   450,000.................    92,456    123,274    154,093    184,911    184,911
   500,000.................   102,956    137,274    171,593    205,911    205,911
   750,000.................   155,456    207,274    259,093    310,911    310,911
 1,000,000.................   207,956    277,274    346,593    415,911    415,911
 1,250,000.................   260,456    347,274    434,093    520,911    520,911
 1,500,000.................   312,956    417,274    521,593    625,911    625,911

    Messrs. Questrom, Zimmerman, Tysoe, Cody, and Broderick have completed 26, 25, 5, 11, and 6 years of credited service, respectively, and their estimated annual retirement benefits at normal retirement age from Federated's defined benefit plan and SERP, assuming their present eligible compensation remains unchanged, would be $435,243, $451,388, $346,982, $251,360, and $127,313,
respectively.

   Certain Arrangements with New Deputy Chairman

    Mr. Ullman currently is Chairman of the Board of Directors and Chief Executive Officer of Macy's and, upon the occurrence of the Effective Time of the Federated/Macy's Merger, will become a director and Deputy Chairman of the Board of the Combined Company. Mr. Ullman has announced that he intends to resign as an officer of the Combined Company effective as of January 31, 1995. It is anticipated, however, that Mr. Ullman will remain a member of the Board through the Combined Company's 1995 annual meeting of stockholders. Mr. Ullman's resignation as of January 31, 1995 will not affect his rights to payments,
presently estimated at $    million, pursuant to the agreements described below.

    Macy's paid Mr. Ullman as compensation for his services $727,000 in fiscal year 1992, $880,000, together with a $200,000 discretionary, performance-based bonus and $241,330 of other compensation, in fiscal year 1993, and $991,504, together with a $1,527,300 discretionary, performance-based bonus (comprising a $600,000 cash payment, forgiveness of a relocation loan in the principal amount of $500,000, and a tax gross-up payment of $427,300 in respect of such loan forgiveness), and $199,203 of other compensation (including $15,281 in respect of executive discounts on merchandise purchased and a related tax gross-up payment on the purchase of Macy's store merchandise, $32,004 in respect of a car allowance, $30,021 in respect of a tax gross-up payment for supplemental life insurance, $1,858 in respect of matching contributions under the Macy's Savings Plan, $13,500 in respect of supplemental health insurance, $66,781 in respect of life insurance premiums refundable to Macy's, $37,200 in respect of life insurance premiums not refundable to Macy's, and $2,558 in respect of premiums for long-term disability insurance), in fiscal year 1994. Mr. Ullman acquired no shares of Macy's by exercise of options in Macy's most recently completed fiscal year. Mr. Ullman held 17,500 exercisable options (and no unexercisable options) at Macy's most recent fiscal year end, having an exercise price of $20 per share (for which it is not possible to calculate a value due to Macy's voting securities not being publicly traded and the pendency of the Reorganization Cases). Mr. Ullman did not receive any long-term incentive plan awards in Macy's most recently completed fiscal year.

    Mr. Ullman currently is employed by Macy's pursuant to an Employment Agreement, dated as of February 5, 1994 (the "Ullman Agreement"), which will continue in effect between Mr. Ullman and the Combined Company, subject to certain modifications described below. The term of the Ullman Agreement extends from July 1, 1994 through July 1, 1999 (the "Term") and provides for, among other things: (i) a salary of $1.25 million per annum; (ii) a discretionary annual bonus to be considered after each fiscal year end by the Personnel Committee of Macy's board of directors based on Mr. Ullman's performance and the overall performance of Macy's (which bonus, as described below, is fixed at a minimum of $625,000 for fiscal year 1995 and subsequent fiscal years); (iii) split-dollar life insurance of not less than $4.0 million for which Macy's pays the annual premiums notwithstanding any termination or expiration of the Ullman Agreement, except termination by Macy's for "Cause" (as defined below) or termination by Mr. Ullman other than for "Good Reason" (as defined below); (iv) coverage under all medical, pension, profit-sharing, and other employee benefit plans of Macy's generally made available to its senior executives; (v) all incentive and deferred compensation, supplemental pension, annuity, or similar arrangements generally available to senior executives of Macy's; (vi) an automobile allowance of $32,000 annually; (vii) use of an apartment located in Manhattan and a car service, as required in connection with the performance of his duties and for security purposes; and (viii) reimbursement of all reasonable, ordinary, and necessary business expenses incurred by Mr. Ullman. In addition, the Ullman Agreement provides that Macy's will grant Mr. Ullman, effective as of the consummation date of a plan of reorganization for Macy's, options to acquire 0.8% of the outstanding common stock of Macy's.

    The Ullman Agreement provides that Macy's may terminate Mr. Ullman for Cause, without obligation to make any payments (other than salary due through the date of termination) or benefits available to him. If Mr. Ullman is terminated without Cause or resigns for Good Reason, Mr. Ullman would be entitled to a severance payment, as described below. Under the Ullman Agreement, "Cause," as a basis for termination of employment by Macy's, includes: (i) conviction of a felony; (ii) a willful act involving moral turpitude or any willful act that, if generally known, would subject Macy's to public ridicule or embarrassment; and (iii) willful or repeated failure or refusal to perform required executive duties. No termination of Mr. Ullman for Cause may occur unless a majority of the Macy's board of directors or a committee thereof finds such termination justified and there is no reasonable prospect that Mr. Ullman will promptly cure the basis for the Cause. "Good Reason," as a basis for termination of employment by Mr. Ullman, includes: (a) the assignment of duties inconsistent with Mr. Ullman's status as Chairman and Chief Executive Officer of Macy's, a significant diminution in his responsibilities, or removal from his present position; (b) the election of any person to serve as Co-Chairman or Co-Chief Executive Officer of Macy's; (c) a reduction in salary; (d) after a Change in Control (as defined therein, and which will be deemed to occur at the Effective Time of the Federated/Macy's Merger), the relocation of Mr. Ullman's office beyond a 50-mile radius of his current workplace; (e) failure to obtain the agreement of a successor to Macy's to assume and perform the Ullman Agreement; (f) failure to continue an employee benefit arrangement in which Mr. Ullman participates without a reasonably acceptable alternative arrangement being made available; and (g) any material breach of the Ullman Agreement by Macy's unless cured within 10 days.

    The Ullman Agreement provides that, if termination occurs during the Term by Macy's other than for Cause, or by Mr. Ullman for Good Reason, then Macy's will continue his participation, on the same basis as other senior executives of Macy's, in Macy's senior executive medical program for a period of 12 months following such termination and Macy's will pay to Mr. Ullman a severance payment equal to two times (i) the amount of Mr. Ullman's then-current base annual salary and (ii) the average of Mr. Ullman's two most recent annual incentive compensation bonuses previously approved by Macy's board of directors. In the event of a Change in Control of Macy's, the Ullman Agreement provides that, in lieu of the grant of options to receive common stock of Macy's, Mr. Ullman will be paid an amount equal to 0.75% of the excess of (i) the reorganization value of Macy's as of the date the Change in Control occurs over (ii) $3.0 billion. The Ullman Agreement also contains customary provisions obligating Mr. Ullman to maintain the confidentiality of certain information and to refrain from engaging in certain competitive activities for a period of two years following the termination of his employment.

    A separate letter agreement entered into by Macy's and Mr. Ullman at the time of the execution and delivery of the Federated/Macy's Merger Agreement (the "Ullman Merger Amendment") modifies certain provisions of the Ullman Agreement and certain other rights and obligations of the parties thereto, with the effect that Mr. Ullman will: (i) be entitled to receive within five business days after the Effective Time of the Federated/Macy's Merger, in lieu of the grant of stock options (or any other equity rights) or any cash payment provided in the Ullman Agreement in respect thereof, a lump sum cash performance bonus payment of $8.4 million; and (ii) have the right to terminate his employment for any reason or no reason at all at any time from and after the Effective Time of the Federated/Macy's Merger until the first anniversary thereof, with any termination during that period constituting a termination for Good Reason after a Change in Control, for which Mr. Ullman will be entitled to (a) receive the compensation and benefits provided in the Ullman Agreement following such a termination of employment and (b) not be subject to the noncompetition covenants of the Ullman Agreement, which covenants will terminate and be of no force and effect; provided, however, that the Ullman Merger Amendment will be null and void if the Federated/Macy's Merger Agreement is terminated prior to the Effective Time of the Federated/Macy's Merger for any reason. On August 20,

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
1994, Macy's and Mr. Ullman entered into a further letter agreement amending the Ullman Agreement, pursuant to which Mr. Ullman agreed to waive his right to receive certain termination payments to which he would otherwise be entitled under the Ullman Agreement in the event that such payments were not approved by Macy's stockholders, and Macy's agreed to certain related matters. Approval of such termination payments by Macy's stockholders was thereafter obtained. In addition, on September 19, 1994, Macy's and Mr. Ullman entered into a third letter agreement amending the Ullman Agreement to increase Mr. Ullman's minimum annual incentive cash bonus payable thereunder for fiscal year 1995 and subsequent fiscal years to $625,000.

    On September 19, 1994, Mr. Ullman announced that he will resign as Deputy Chairman of the Combined Company effective January 31, 1995, and will resign from the Board at the next annual meeting of stockholders of the Combined Company, which is presently scheduled for May 19, 1995. In connection with such announcement, Federated and Mr. Ullman agreed to supplement the terms of the Ullman Merger Amendment. Federated and Mr. Ullman have agreed that, in addition to the compensation provided for in the Ullman Merger Amendment, Mr. Ullman will be entitled to receive benefits and perquisites substantially comparable to those to which he was entitled immediately prior to his resignation as Deputy Chairman for a period of three years, which benefits are subject to mitigation upon Mr. Ullman's commencement of new employment. Federated and Mr. Ullman have further agreed that, on the date of Mr. Ullman's resignation, the Combined Company will forgive indebtedness of Mr. Ullman in the amount of $100,000 and will reimburse Mr. Ullman for certain taxes incurred as a result of such forgiveness of indebtedness. For purposes of Mr. Ullman's participation in pension plans of the Combined Company, Mr. Ullman will be credited with four years of service at Sanger Harris, formerly a division of Federated, and six years of service at Macy's. In accordance with the terms of the Ullman Agreement, the Combined Company also will continue to make contributions to Mr. Ullman's split-dollar life insurance policy. The Combined Company will continue to own a secured interest in Mr. Ullman's split-dollar life insurance policy. Until Mr. Ullman obtains new employment, the Combined Company will provide him with the use of an office and a secretary.

CERTAIN ARRANGEMENTS WITH MACY'S EMPLOYEES

  ARRANGEMENTS WITH ROGER N. FARAH

    Mr. Farah currently is Macy's President and Chief Operating Officer and is employed by Macy's pursuant to an Employment Agreement, dated November 23, 1993 (the "Farah Agreement"). See "Operations During the Reorganization Cases--Certain Claim Settlements and Litigation--Farah Litigation." In connection with the execution and delivery of the Federated/Macy's Merger Agreement, Macy's entered into a letter agreement with Mr. Farah that modifies the Farah Agreement (the "Farah Merger Amendment"). Pursuant to the Farah Merger Amendment, upon termination of Mr. Farah's employment by either Mr. Farah or the Combined Company at the time of or after the Federated/Macy's Merger, or at such earlier time as Macy's, in its sole discretion, determines, Macy's will: (i) make a lump sum payment to Mr. Farah of $14.0 million in cash, less the aggregate amount of salary and bonus payments (other than a $2.0 million signing bonus previously paid to Mr. Farah), if any, paid to Mr. Farah since the commencement of his employment on July 1, 1994 and less any applicable withholding taxes (other than any withholding taxes on the signing bonus); (ii) continue Mr. Farah's participation, on the same basis as other executive officers, in Macy's senior executive medical program for a period of 12 months or, if earlier, until such date as Mr. Farah commences other full-time employment; and (iii) be deemed to have irrevocably waived the noncompetition covenants contained in the Farah Agreement, which covenants will terminate and be of no force and effect. The foregoing payments and benefits are in lieu of any payments or benefits to which Mr. Farah may otherwise be entitled under the Farah Agreement in connection with any termination of his employment. If the Federated/Macy's Merger Agreement is terminated for any reason prior to the Effective Time of the Federated/Macy's Merger, the Farah Merger Amendment will be null and void. On August 20, 1994, Macy's and Mr. Farah entered into a further letter agreement amending the Farah Agreement, pursuant to which Mr. Farah agreed to waive his right to receive certain termination payments to which he would otherwise be entitled under the Farah Agreement in the event that such payments were not approved by Macy's stockholders, and Macy's agreed to certain related matters. Approval of such termination payments by Macy's stockholders was thereafter obtained. In addition, on September 22, 1994, Macy's and Mr. Farah entered into a third letter agreement amending the Farah Agreement to provide that: (i) the Farah Agreement and Mr. Farah's employment thereunder as President and Chief Operating Officer of Macy's will be terminated on September 30, 1994, whereupon Mr. Farah will be entitled to the payments provided for in the Farah Merger Amendment;
(ii) prior to the earlier to occur of December 29, 1994 and the Effective Time of the Federated/Macy's Merger (the period from September 22, 1994 to the earlier to occur of such dates being referred to herein as the "Black-Out Period"), without the prior written consent of Mr. Ullman, Mr. Farah will not accept any offer of employment with any other person; and (iii) during the Black-Out Period, Mr. Farah may seek or solicit employment with any person, discuss offers of employment from any person, and agree to commence employment with any person after the expiration of the Black-Out Period; provided, however, that any agreement or understanding relating to the commencement of employment with any such person must provide that (a) it is a condition precedent to the commencement of employment with any such person that the Plan shall have been confirmed; and (b) in the event that the Plan is denied Confirmation or terminated by its terms, any Confirmation Order is vacated or reversed, or the Federated/Macy's Merger Agreement is terminated for any reason, Mr. Farah will return, within five business days thereof, to full-time employment with Macy's under the Farah Agreement upon the terms and subject to the conditions thereof, Mr. Farah will be fully released and discharged from any employment obligations with any such person, Macy's will be fully released and discharged from any liability to any such person by reasons of Mr. Farah's return to full-time employment with Macy's, and Mr. Farah will be obligated to return the cash payments received from Macy's under the Farah Merger Agreement as referred to above, subject to the terms and conditions set forth in such letter agreement.

  OTHER EMPLOYEE ARRANGEMENTS

    The Federated/Macy's Merger Agreement provides that the Combined Company will enter into various arrangements, in addition to those described above with respect to Messrs. Ullman and Farah, with respect to certain executives and employees of Macy's. Certain of these arrangements are described below.

    The Federated/Macy's Merger Agreement provides that, if Federated fails to offer, on or prior to September 30, 1994, to certain of the Macy's executives (other than Messrs. Ullman and Farah) who are currently parties to so-called "Type A" or "Type B" Executive Agreements (the "A/B Executive Agreements") a new contract having the terms described in the next sentence (a "New Executive Agreement"), each such executive will have the right, exercisable from the Effective Time of the Federated/Macy's Merger until the six month anniversary thereof, to terminate his or her employment, in which case the Combined Company will have the obligation to make the termination payments and provide the benefits to such executive described below in this paragraph. The New Executive Agreements are required to provide for a term of at least three years, a restriction on relocation of place of work outside a 25-mile radius of the current workplace, and substantially the same title, functions, level of responsibilities, benefits, and perquisites, the same compensation, and, in the case of a specified class of employees, the same reporting relationship (as to position and person) provided to such executive by Macy's. Upon any such executive's employment being terminated as described above or by the Combined Company other than for "cause," the Combined Company will be required to pay to such executive the base salary owing through the date of termination and, in lieu of any further compensation and benefits under such executive's A/B Executive Agreement, a lump sum severance payment in an amount equal to three times such executive's base salary. In addition, such executive will: (i) be entitled to receive a bonus in an amount equal to three times the product of (a) 25% and (b) such executive's annual base salary at the time of termination; (ii) be entitled to participate for a three-year period in benefits and perquisites substantially comparable to the benefits and perquisites payable immediately prior to his or her termination date; and (iii) not be subject to any non-competition obligations imposed under such executive's A/B Executive Agreement. On August 22, 1994, Macy submitted to its stockholders for approval the payments to be made under the A/B Executive Agreements to the executives who are parties thereto, including in connection with the severance arrangements described above. Such approval, which required the affirmative vote of holders or more than 75% of the voting stock of Macy's as to each such executive, has been obtained.

    Pursuant to the Federated/Macy's Merger Agreement, Macy's may enter into such severance, termination, or retention agreements or arrangements ("Program Agreements") prior to the Effective Time of the Federated/Macy's Merger with any of Macy's "Corporate Office" employees (approximately 290 employees) that it deems appropriate, including those with current employment agreements, which agreements will include provisions with respect to any such employee covered by an A/B Executive Agreement no less favorable than those provisions relating to termination described in the immediately preceding paragraph, provided that the total cumulative amount of all payments under such Program Agreements, together with all severance or retention payments to all such Corporate Office employees, may not exceed $32.0 million in cash distributions and healthcare benefit accruals (subject to certain exclusions, including payments due Messrs. Ullman and Farah). Any rights of a Macy's Corporate Office employee under a Program Agreement will be independent of any other severance or termination rights such employee may otherwise have under the Federated/Macy's Merger Agreement. Macy's is also permitted under the Federated/Macy's Merger Agreement to enter into appropriate employment, retention, and severance agreements with Macy's Corporate Office employees whose employment is not covered by an A/B Executive Agreement or any Program Agreement, in accordance with guidelines agreed to by Federated and Macy's.

    The Federated/Macy's Merger Agreement permits Macy's to pay bonuses (in cash or forgiveness of indebtedness) to key executives (including Mr. Ullman) commensurate with their individual contributions during fiscal years 1994 and 1995 for the portion thereof up until the Effective Date, not to exceed $9.0 million in the aggregate, inclusive of any related tax gross-ups or similar payments. Non-Corporate Office employees not covered by an A/B Executive Agreement who are terminated in connection with the Federated/Macy's Merger or otherwise are offered a position with the Combined Company that is not substantially comparable to such employee's position with Macy's immediately prior to the Effective Time of the Federated/Macy's Merger (or requires relocation of the employee to a location outside of a 25-mile radius of the geographic area of such employee's current place of work), which position is not accepted by such employee, will be entitled to receive severance benefits in accordance with severance policy guidelines agreed to by Federated and Macy's.

    For a discussion of certain other Macy's employee and retiree matters provided for in the Federated/Macy's Merger Agreement, see "--Restructuring Transactions--The Federated/Macy's Merger--The Federated/Macy's Merger Agreement--Certain Macy's Employee and Retiree Matters."

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation will provide, as do the charters of many other publicly held companies, that the personal liability of directors of the Combined Company to the Combined Company is eliminated to the maximum extent permitted by Delaware law. The Certificate of Incorporation and By-Laws will provide for the indemnification of the directors, officers, employees, and agents of the Combined Company and its subsidiaries to the fullest extent that may be permitted by Delaware law from time to time, and the By-Laws will provide for various procedures relating thereto. Certain provisions of the Certificate of Incorporation will protect the Combined Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Certificate of Incorporation will absolve directors of liability for negligence in the performance of their duties, including gross negligence. However, the Combined Company's directors will remain liable for breaches of their duty of loyalty to the Combined Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate of Incorporation will not absolve directors of liability under section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

    Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation--i.e., a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Combined Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Combined Company.

    The Certificate of Incorporation will provide, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he or she is or was a director or officer of the Combined Company (or was serving at the request of the Combined Company as a director, officer, employee, or agent for the Combined Company or another entity), will be indemnified and held harmless by the Combined Company to the full extent authorized by Delaware law, as in effect on the Effective Date (or, to the extent indemnification is thereafter broadened, as it may be amended), against all expense, liability, or loss (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the right to be paid by the Combined Company for the expenses incurred in defending the proceedings specified above in advance of their final disposition. In general, such rights will apply to a person who was a director or officer of any predecessor of the Combined Company (or was serving at the request of such predecessor as a director, officer, employee, or agent for such predecessor or another entity) as to matters otherwise within the scope of such rights, whether or not such matters arose before or after the Effective Date, except to the extent that the obligations of the Combined Company or its predecessors to provide such indemnification would otherwise have terminated pursuant to the provisions of either the Federated POR or the Plan, as described below.

    Under the Plan, the obligations of each Debtor or Reorganized Debtor to indemnify any person serving as a director, officer, or employee of such Debtor or Reorganized Debtor as of or following July 15, 1986 will be as provided in the Federated/Macy's Merger Agreement. In its sole discretion, Federated also may elect to have a Debtor or Reorganized Debtor assume under the Plan, as described in "General Information Concerning the Plan--Executory Contracts and Unexpired Leases-- Assumptions, Assignments, and Rejections of Non-Real Property Executory Contracts and Unexpired Leases--Assumptions and Assignments," certain of its obligations to indemnify any person who, as of July 15, 1986, was no longer serving as a director, officer, or employee of such Debtor, which obligations will be deemed and treated as executory contracts that are assumed by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, to the extent assumed, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the applicable Petition Date. Conversely, unless assumed by a Debtor as described in "General Information Concerning the Plan--Executory Contracts and Unexpired Leases--Assumptions, Assignments, and Rejections of Non-Real Property Executory Contracts and Unexpired Leases," the obligations of each Debtor or Reorganized Debtor to indemnify any person who, as of July 15, 1986, was no longer serving as a director, officer, or employee of such Debtor or Reorganized Debtor, will terminate and be discharged as described in "General Information Concerning the Plan--Special Executory Contract and Unexpired Lease Issues--Obligations to Indemnify Directors, Officers, and Employees." Nothing in the Plan will be exclusive of or limit the terms of any indemnification agreement entered into as described above or pursuant to the Federated/Macy's Merger Agreement.

    The indemnification agreements presently in effect between Federated and each of its directors and officers will be assumed by the Combined Company. As so assumed, these indemnification agreements will provide for, among other things: (i) the indemnification of the indemnitee thereunder by the Combined Company to the extent described above; (ii) the advancement of attorneys' fees and other expenses; and (iii) the establishment, upon approval by the Board, of trusts or other funding mechanisms to fund Combined Company's indemnification obligations thereunder.

    The Federated/Macy's Merger Agreement provides that the Combined Company will maintain Macy's existing directors' and officers' liability insurance in full force and effect (or procure insurance substantially comparable in scope and coverage) for six years after the Effective Time of the Federated/Macy's Merger, except that the Combined Company will not be required thereby to pay an annual premium therefor in excess of 250% of the last annual premium paid by Macy's (subject to the obligation to purchase as much coverage as may be purchased in light of such limitation). In addition, the Combined Company will maintain directors' and officers' liability insurance for at least three years after the Effective Time of the Federated/Macy's Merger for directors' and officers' of the Combined Company at least equal to the directors' and officers' liability insurance maintained by Federated immediately prior to the date of the Federated/Macy's Merger Agreement.

    The Federated/Macy's Merger Agreement provides that the Certificate of Incorporation and By-Laws will not be amended, repealed, or otherwise modified in any manner that would adversely affect the indemnification rights thereunder of individuals who as of or after July 15, 1986 were directors, officers, employees, or agents of Macy's or any other Debtor.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                       DIRECTORS, AND EXECUTIVE OFFICERS

    The following table sets forth the number and percentage of shares of Federated Common Stock beneficially owned (or deemed to be beneficially owned pursuant to SEC rules) as of the respective dates specified by each person known to Federated to own more than 5% of the Federated Common Stock. The Plan Proponents are unable to determine the number and percentage of shares of New Combined Company Common Stock that will be beneficially owned by such persons upon the completion of the Federated/Macy's Merger because, among other things, the number of shares of New Combined Company Common Stock issuable pursuant to the Plan is based upon a formula. See "Securities to be Issued Pursuant to the Plan--Assumptions Regarding Valuation of New Securities."

                                                                       NUMBER OF SHARES    PERCENT
                                                                         OF FEDERATED        OF
    NAME                                                                 COMMON STOCK       CLASS
- --------------------------------------------------------------------   ----------------    -------
Ark Asset Management Co., Inc.(1)...................................       6,774,000        5.40%
One New York Plaza
New York, NY 10004
FMR Corp.(2)........................................................       7,376,424        5.83%
82 Devonshire Street
Boston, MA 02109
Mellon Bank Corporation and certain of its subsidiaries(3)..........      11,037,000        8.73%
One Mellon Bank Center
Pittsburgh, PA 15258

- ------------

(1) According to information set forth in a Schedule 13G, dated February 7, 1994, filed with the SEC by Ark Asset Management Co., Inc. ("Ark"), Ark was the beneficial owner of 6,774,000 shares of Federated Common Stock (approximately 5.40% of the total number of shares of Federated Common Stock outstanding) as of December 31, 1993.

(2) According to information set forth in a Schedule 13G, dated February 11, 1994, filed with the SEC by FMR Corp. ("FMR"), FMR was the beneficial owner of 7,376,424 shares of Federated Common Stock (approximately 5.83% of the total number of shares of Federated Common Stock outstanding) as of December 31, 1993. According to the FMR Schedule 13G, of those 7,376,424 shares, 7,114,388 shares (approximately 5.62% of the total number of shares outstanding) as of December 31, 1993 were beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, as a result of acting as investment advisor to several investment companies. The FMR
    Schedule 13G also discloses that Edward C. Johnson 3d, Chairman of FMR, beneficially owns 34% of the outstanding voting common stock of FMR and that Mr. Johnson and various trusts for the benefit of Johnson family members, through their ownership of FMR's voting common stock, form a controlling group with respect to FMR.

    Based upon the aggregate amount of Claims held by funds managed by FMR as of August 31, 1994, such funds would receive, on a fully diluted basis, approximately 7.07% of the New Combined Company Common Stock to be distributed pursuant to the Plan, assuming no change in the number of shares of Federated Common Stock beneficially owned by FMR since December 31, 1993 and that the Federated Average Market Price is $21.00 per share.

(3) According to information set forth in a Schedule 13G, dated February 11, 1994, filed with the SEC by Mellon Bank Corporation and certain of its subsidiaries (collectively, "Mellon"), Mellon was the beneficial owner of 11,037,000 shares of Federated Common Stock (approximately 8.73% of the total number of shares of Federated Common Stock outstanding) as of December 31, 1993.

    The following table sets forth the shares of Federated Common Stock beneficially owned (or deemed to be beneficially owned pursuant to SEC rules) as of August 31, 1994 by each person that is expected to serve as a director or executive officer of the Combined Company and by all such persons as a group. Giving effect to the Federated/Macy's Merger and assuming no change in the number of shares of Federated Common Stock beneficially owned by such persons between August 31, 1994 and the Effective Date, the number of shares of New Combined Company Common Stock beneficially owned by such persons would be the same as the numbers of shares of Federated Common Stock beneficially owned by such persons set forth in the table below and the percentage of shares of New Combined Company Common Stock beneficially owned by each of such persons will continue to be less than 1%. To the knowledge of the Plan Proponents, each of the individuals named in the table has sole voting and investment power with respect to his or her shares of Federated Common Stock and New Combined Company Common Stock, as the case may be. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202, except that the business address of Mrs. Michelson and Messrs. Tisch, Ullman, and Van Orden is 151 West 34th Street, New York, New York 10001.

                                                                       NUMBER OF SHARES    PERCENT
                                                                         OF FEDERATED        OF
    NAME                                                                 COMMON STOCK       CLASS
- --------------------------------------------------------------------   ----------------    -------
Dennis J. Broderick.................................................         24,412           *
John E. Brown.......................................................         11,461           *
Robert A. Charpie...................................................         11,231           *
Thomas G. Cody......................................................         97,654           *
Lyle Everingham.....................................................          6,500           *
Meyer Feldberg......................................................          3,500           *
Earl G. Graves, Sr..................................................            600           *
George V. Grune.....................................................          6,300           *
Karen M. Hoguet.....................................................         25,000           *
Gertrude G. Michelson...............................................              0           *
G. William Miller...................................................          9,528           *
Joseph Neubauer.....................................................          6,725           *
Allen Questrom......................................................          2,435           *
Laurence A. Tisch...................................................              0           *
Ronald W. Tysoe.....................................................        125,000           *
Myron E. Ullman, III................................................              0           *
Paul W. Van Orden...................................................              0           *
Karl M. von der Heyden..............................................          2,850           *
Marna C. Whittington................................................            775           *
James M. Zimmerman..................................................        147,500           *

All Directors and Executive Officers as a Group.....................        481,471           *

- ------------

* Less than one percent.

                     CAPITAL STOCK OF THE COMBINED COMPANY

NEW COMBINED COMPANY COMMON STOCK

  AUTHORIZED CAPITAL STOCK

    The Combined Company's Certificate of Incorporation will provide that the authorized capital stock of the Combined Company will consist of 500.0 million shares of New Combined Company Common Stock and 125.0 million shares of New Combined Company Preferred Stock.

  GENERAL

    Holders of New Combined Company Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights that may be applicable to any of the New Combined Company Preferred Stock, holders of the New Combined Company Common Stock will be entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Combined Company, holders of the New Combined Company Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any New Combined Company Preferred Stock. Holders of the New Combined Company Common Stock have no preemptive rights and have no rights to convert their New Combined Company Common Stock into any other securities, and there are no redemption provisions with respect to such shares.

  DIVIDENDS

    Neither Macy's nor Federated has paid any dividends on its capital stock during its two most recent fiscal years, and it is not anticipated that the Combined Company will pay any dividends on the New Combined Company Common Stock in the foreseeable future. In addition, the covenants in certain debt instruments to which the Combined Company will be a party will restrict the ability of the Combined Company to pay dividends. See "Other Indebtedness of the Combined Company" and "Risk Factors--Dividend Policies; Restrictions on Payment of Dividends."

  TRADING MARKET

    There is no existing market for the New Combined Company Common Stock. It is a condition to the Federated/Macy's Merger and the Effective Date that the New Combined Company Common Stock be authorized for listing on the NYSE or accepted for quotation through NASDAQ. The Plan Proponents presently intend to seek to have the New Combined Company Common Stock listed for trading on the NYSE or accepted for quotation through NASDAQ effective as of the Effective Date. There can be no assurance, however, that the New Combined Company Common Stock will be authorized for listing on the NYSE or accepted for quotation through NASDAQ. See "Overview of the Plan--Conditions to Confirmation and Effective Date of the Plan--Conditions to Effective Date," "The Combined Company--Business of the Combined Company--Business Presently Operated by Federated--Market for Common Shares," "Risk Factors--Lack of Established Market for the New Debt and New Equity; Volatility," and "Applicability of Federal and Other Securities Laws--Transfers of New Securities."

  REGISTRATION

    Although section 1145 of the Bankruptcy Code provides an exemption from the registration requirements of federal and state securities laws that is applicable to the shares of New Combined Company Common Stock to be issued to holders of Claims against the Debtors pursuant to the Plan, the issuance of shares of New Combined Company Common Stock into which shares of Federated Common Stock will be converted pursuant to the Federated/Macy's Merger will be required to be registered under the Securities Act. It is a condition to the consummation of the Federated/Macy's Merger that the Registration Statement be declared effective by the SEC. See "The Combined

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Company--Restructuring Transactions--The Federated/Macy's Merger--The Federated
Macy's Merger Agreement--Certain Filings and Matters Relating to the Registration Statement."

  TRANSFER AGENT

    The Plan Proponents presently anticipate that The Bank of New York will be the transfer agent (the "Transfer Agent") for the New Combined Company Common Stock.

NEW COMBINED COMPANY PREFERRED STOCK

    The New Combined Company Preferred Stock will be issuable from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, the Board will be authorized to determine the voting powers (if any), designation, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof for each series of New Combined Company Preferred Stock that may be issued, and to fix the number of shares of each such series. Thus, the Board, without stockholder approval, could authorize the issuance of New Combined Company Preferred Stock with voting, conversion, and other rights that could adversely affect the voting power and other rights of holders of New Combined Company Common Stock or other series of New Combined Company Preferred Stock or that could have the effect of delaying, deferring, or preventing a change in control of the Combined Company.

NEW COMBINED COMPANY SHARE PURCHASE RIGHTS

    Each share of New Combined Company Common Stock issued prior to the earlier of the Rights Distribution Date (as defined below) or the Final Expiration Date (as defined below) will be accompanied by one New Combined Company Share Purchase Right issued pursuant to the New Combined Company Share Purchase Rights Agreement to be entered into between the Combined Company and the Transfer Agent, as agent. Each New Combined Company Share Purchase Right will entitle the registered holder thereof to purchase from the Combined Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Shares"), of the Combined Company at a price (the "Purchase Price") of $62.50 per one one-hundredth of the Series A Preferred Share, subject to adjustment.

    Under the New Combined Company Share Purchase Rights Agreement, the New Combined Company Share Purchase Rights will be evidenced by the certificates evidencing shares of the New Combined Company Common Stock until the earliest (the "Rights Distribution Date") of: (i) the close of business on the 10th business day (or such later date as may be specified by the Board) following the first date of public announcement by the Combined Company that a person (other than the Combined Company or a subsidiary or employee benefit or stock ownership plan of the Combined Company), together with its affiliates and associates, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding New Combined Company Common Stock (any such person being hereinafter called an "Acquiring Person"); (ii) the close of business on the 10th business day (or such later date as may be specified by the Board) following the commencement of a tender offer or exchange offer by a person (other than the Combined Company or a subsidiary or employee benefit or stock ownership plan of the Combined Company), the consummation of which would result in beneficial ownership by such person of 20% or more of the outstanding New Combined Company Common Stock; and (iii) the close of business on the 10th business day following the first date of public announcement by the Combined Company that a Flip-in Event or a Flip-over Event (as such terms are hereinafter defined) has occurred.

    The New Combined Company Share Purchase Rights Agreement will provide that, until the Rights Distribution Date, the New Combined Company Share Purchase Rights may be transferred with and only with the New Combined Company Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the New Combined Company Share Purchase Rights), any certificate evidencing shares of the New Combined Company Common Stock issued upon transfer or new issuance of the New Combined Company Common Stock will contain a notation incorporating the New Combined Company Share Purchase Rights Agreement by reference. Until the Rights

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Distribution Date (or earlier redemption or expiration of the New Combined
Company Share Purchase Rights), the surrender for transfer of any certificates evidencing New Combined Company Common Stock will also constitute the transfer of the New Combined Company Share Purchase Rights associated with such certificates. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the New Combined Company Share Purchase Rights ("Rights Certificates") will be mailed to holders of record of New Combined Company Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the New Combined Company Share Purchase Rights. No New Combined Company Share Purchase Right is exercisable at any time prior to the Rights Distribution Date. The New Combined Company Share Purchase Rights will expire on the 10th anniversary of the Effective Date (the "Final Expiration Date") unless earlier redeemed or exchanged by the Combined Company as described below. Until a New Combined Company Share Purchase Right is exercised, the holder thereof, as such, will have no rights as a preferred stockholder of the Combined Company, including the right to vote or to receive dividends.

    The Purchase Price payable, and the number of the Series A Preferred Shares or other securities issuable, upon exercise of the New Combined Company Share Purchase Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Series A Preferred Shares; (ii) upon the grant to holders of Series A Preferred Shares of certain rights or warrants to subscribe for or purchase the Series A Preferred Shares at a price, or securities convertible into the Series A Preferred Shares with a conversion price, less than the then-current market price of the Series A Preferred Shares; or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets, stock (excluding dividends payable in the Series A Preferred Shares), or subscription rights or warrants (other than those referred to above). The number of outstanding New Combined Company Share Purchase Rights and the number of one one-hundredth of the Series A Preferred Shares issuable upon exercise of each New Combined Company Share Purchase Right will be subject to adjustment in the event of a stock dividend on the New Combined Company Common Stock payable in shares of New Combined Company Common Stock or a subdivision, combination, or reclassification of the New Combined Company Common Stock occurring, in any such case, prior to the Rights Distribution Date.

    The Series A Preferred Shares issuable upon exercise of the New Combined Company Share Purchase Rights will not be redeemable. Each Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 100 times the aggregate dividends declared per share of New Combined Company Common Stock during the related quarter. Subject to customary antidilution provisions, in the event of liquidation, the holders of Series A Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of (a) $100 per share and (b) an amount equal to 100 times the liquidation payment made per share of New Combined Company Common Stock. Finally, in the event of any merger, consolidation, or other transaction in which shares of New Combined Company Common Stock are exchanged, each Series A Preferred Share will be entitled to receive 100 times the amount received per share of New Combined Company Common Stock. Because of the nature of the Series A Preferred Shares' dividend, voting, and liquidation rights, the value of the one one-hundredth interest in a Series A Preferred Share purchasable upon exercise of each New Combined Company Share Purchase Right should approximate the value of one share of New Combined Company Common Stock.

    New Combined Company Share Purchase Rights will be exercisable to purchase Series A Preferred Shares only after the Rights Distribution Date occurs and prior to the occurrence of a Flip-in Event or Flip-over Event. A Rights Distribution Date resulting from the commencement of a tender offer or exchange offer described in clause (ii) of the definition of "Rights Distribution Date" could precede the occurrence of a Flip-in Event or Flip-over Event and thus result in the New Combined Company Share Purchase Rights being exercisable to purchase Series A Preferred Shares. A Rights Distribution Date resulting from any occurrence described in clause (i) or clause (iii) of the definition of

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"Rights Distribution Date" would necessarily follow the occurrence of a Flip-in
Event or Flip-over Event and thus result in the New Combined Company Share Purchase Rights being exercisable to purchase shares of New Combined Company Common Stock or other securities as described below.

    Under the New Combined Company Share Purchase Rights Agreement, in the event (a "Flip-in Event") that: (i) any person, together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding New Combined Company Common Stock; (ii) any Acquiring Person merges into or combines with the Combined Company and the Combined Company is the surviving corporation or any Acquiring Person effects certain other transactions with the Combined Company, as described in the New Combined Company Share Purchase Rights Agreement; or (iii) during such time as there is an Acquiring Person, there is any reclassification of securities or recapitalization or reorganization of the Combined Company that has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Combined Company or any of its subsidiaries beneficially owned by the Acquiring Person, then proper provision will be made so that each holder of a New Combined Company Share Purchase Right, other than New Combined Company Share Purchase Rights that are or were owned beneficially by the Acquiring Person (which, from and after the later of the Rights Distribution Date and the date of the earliest of any such events, will be void), will thereafter have the right to receive, upon exercise thereof at the then-current exercise price of the New Combined Company Share Purchase Right, that number of shares of New Combined Company Common Stock (or, under certain circumstances, an economically equivalent security or securities of the Combined Company) that have a market value of two times the exercise price of the New Combined Company Share Purchase Right.

    In the event (a "Flip-over Event") that, following the first date of public announcement by the Combined Company that a person has become an Acquiring
Person: (i) the Combined Company merges with or into any person and the Combined Company is not the surviving corporation; (ii) any person merges with or into the Combined Company and the Combined Company is the surviving corporation, but all or part of the New Combined Company Common Stock is changed or exchanged; or
(iii) 50% or more of the Combined Company's assets or earning power, including securities creating obligations of the Combined Company, are sold, then proper provision will be made so that each holder of a New Combined Company Share Purchase Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the New Combined Company Share Purchase Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person that at the time of such transaction would have a market value of two times the exercise price of the New Combined Company Share Purchase Right.

    Following the occurrence of any Flip-in Event or Flip-over Event, New Combined Company Share Purchase Rights (other than any New Combined Company Share Purchase Rights that have become void) will be exercisable as described above, upon payment of the exercise price or, at the option of the holder thereof, without the payment of the exercise price that would otherwise be payable. If a holder of New Combined Company Share Purchase Rights elects to exercise New Combined Company Share Purchase Rights without the payment of the exercise price that would otherwise be payable, such holder will be entitled to receive upon the exercise of such New Combined Company Share Purchase Rights securities having a market value equal to the exercise price of the New Combined Company Share Purchase Rights. In addition, at any time after the later of the Rights Distribution Date and the first occurrence of a Flip-in Event or a Flip-over Event and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding New Combined Company Common Stock, the Combined Company may exchange the New Combined Company Share Purchase Rights (other than any New Combined Company Share Purchase Rights that have become void), in whole or in part, at an exchange ratio of one share of New Combined Company Common Stock per New Combined Company Share Purchase Right (subject to adjustment).

    For all purposes of the New Combined Company Share Purchase Rights Agreement, any person or group that acquires beneficial ownership of an aggregate number of shares of New Combined Company Common Stock equal to 20% or more of the aggregate number of then outstanding shares of New

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Combined Company Common Stock pursuant to the Plan will be deemed not to have acquired beneficial ownership of an aggregate number of shares of New Combined Company Common Stock equal to 20% or more of such shares unless and until such person or group thereafter otherwise acquires beneficial ownership of, or becomes affiliated or associated with another person or group having beneficial ownership of, an aggregate number of shares of New Combined Company Common Stock equal to an additional 1% or more of such shares.

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. The Combined Company will not be required to issue fractional Series A Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a Series A Preferred Share, which may, at the option of the Combined Company, be evidenced by depositary receipts) or fractional shares of New Combined Company Common Stock or other securities issuable upon the exercise of New Combined Company Share Purchase Rights. In lieu of issuing such securities, the Combined Company may make a cash payment, as provided in the New Combined Company Share Purchase Rights Agreement.

    The Combined Company will be able to redeem the New Combined Company Share Purchase Rights in whole, but not in part, at a price of $.03 per New Combined Company Share Purchase Right, subject to adjustment and, in the event that the payment of such amount would be prohibited by loan agreements or indentures to which the Combined Company is a party, deferral (the "Redemption Price"), at any time prior to the close of business on the later of (i) the Rights Distribution Date and (ii) the first date of public announcement that a person has become an Acquiring Person. Immediately upon any redemption of the New Combined Company Share Purchase Rights, the right to exercise the New Combined Company Share Purchase Rights will terminate and the only right of the holders of New Combined Company Share Purchase Rights will be to receive the Redemption Price.

    The New Combined Company Share Purchase Rights Agreement may be amended by the Combined Company without the approval of any holders of Rights Certificates, including amendments that add other events requiring adjustment to the Purchase Price payable and the number of the Series A Preferred Shares or other securities issuable upon the exercise of the New Combined Company Share Purchase Rights or that modify procedures relating to the redemption of the New Combined Company Share Purchase Rights, except that no amendment may be made that decreases the stated Redemption Price to an amount less than $.01 per New Combined Company Share Purchase Right, decreases the period of time remaining until the Final Expiration Date, or modifies a time period relating to when the New Combined Company Share Purchase Rights may be redeemed at such time as the New Combined Company Share Purchase Rights are not then redeemable.

CERTAIN CORPORATE GOVERNANCE MATTERS

    In addition to the provisions relating to the classification of the Board and the nomination procedures described above (see "The Combined Company--Management--Board of Directors"), the Certificate of Incorporation and By-Laws will provide, in general, that: (i) the number of directors of the Combined Company will be fixed, within a specified range, by a majority of the number of the Combined Company directors (assuming no vacancies) or by the holders of at least 80% of the Combined Company's voting stock; (ii) the directors of the Combined Company in office from time to time will fill any vacancy or newly created directorship on the Board, with any new director to serve in the class of directors to which he or she is so elected; (iii) directors of the Combined Company may be removed only for cause by the holders of at least 80% of the Combined Company's voting stock; (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting; (v) except as described below, special meetings of stockholders may be called only by the Combined Company's Chief Executive Officer or by a majority of the total number of directors of the Combined Company (assuming no vacancies) and the business permitted to be conducted at any such meeting is limited to that brought before the meeting by the Combined Company's Chief Executive Officer or by a majority of the total number of directors of the Combined Company (assuming no vacancies); and (vi) subject to certain exceptions, the Board may postpone and

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reschedule any previously scheduled annual or special meeting of stockholders.
The By-Laws will also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of the Combined Company not later than 60 days in advance of the meeting of stockholders; except that, in the event that the date of the meeting is not publicly announced by the Combined Company by press release or inclusion in a report with the SEC or furnished to stockholders more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Combined Company not later than the close of business on the 10th day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws will further require that the notice by the stockholder set forth a description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and certain information concerning the stockholder proposing such business and the beneficial owner(s), if any, on whose behalf the proposal is made, including their names and addresses, the class and number of shares of the Combined Company that are owned beneficially and of record by each of them, and any material interest of either of them in the business proposed to be brought before the meeting. Upon the written request of the holders of not less than 15% of the Combined Company's voting stock, the Board will be required to call a meeting of stockholders for the purpose specified in such written request and fix a record date for the determination of stockholders entitled to notice of and to vote at such meeting (which record date may not be later than 60 days after the date of receipt of notice of such meeting), provided that, if the Board calls an annual or special meeting of stockholders to be held not later than 90 days after receipt of any such written request, no separate special meeting of stockholders as so requested will be required to be convened, provided that the purposes of such annual or special meeting called by the Board include (among others) the purposes specified in such written request of the stockholders.

    Under applicable provisions of Delaware law, the approval of a Delaware company's board of directors, in addition to stockholder approval, is required to adopt any amendment to the company's certificate of incorporation, but a company's by-laws may be amended either by action of its stockholders or, if the company's certificate of incorporation so provides, its board of directors. The Certificate of Incorporation and By-Laws will provide that: (i) except as described below, the provisions summarized above and the provisions relating to the classification of the Board and nominating procedures may not be amended by the stockholders, nor may any provision inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Combined Company's voting stock, voting together as a single class, except that if any such action (other than any direct or indirect amendments to the provision requiring that stockholder action be taken at a meeting of stockholders rather than by written consent in lieu of a meeting) is approved by the holders of a majority, but less than 80%, of the then-outstanding voting stock (in addition to any other approvals required by law, including approval by the Board with respect to any amendment to the Certificate of Incorporation), such action will be effective as of one year from the date of adoption; and (ii) the By-Law provisions relating to the right of stockholders to cause special meetings of stockholders to be called and to the composition of certain directorate committees may not be amended by the Board without stockholder approval.

    The Combined Company will be subject to section 203 of the Delaware General Corporation Law, which restricts the consummation of certain business combination transactions in certain circumstances. Because the Board will approve (or will be deemed, pursuant to section 303 of the Delaware General Corporation Law, to have approved) the issuance of the New Combined Company Common Stock and the New Warrants, the statutory restrictions on business combination transactions will not be applicable to any person or group (an "Initial 15% Stockholder") that becomes or is deemed to become the beneficial owner of 15% or more of the voting stock of the Combined Company as a result of its receipt of New Combined Company Common Stock or New Warrants pursuant to the Plan. However, the Certificate of Incorporation will contain provisions that are substantially similar to those contained in section 203 of the Delaware General Corporation Law that will restrict business combination transactions with (i) any Initial 15% Stockholder that becomes the beneficial owner of an

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additional 1% or more of the voting stock of the Combined Company and (ii) any other person or group that becomes the beneficial owner of 15% or more of the voting stock of the Combined Company.

    The foregoing provisions of the Certificate of Incorporation, the provisions of the By-Laws relating to advance notice of stockholder nominations, and the provisions of the New Combined Company Share Purchase Rights Agreement (see "--New Combined Company Share Purchase Rights") may discourage or make more difficult the acquisition of control of the Combined Company by means of a tender offer, open market purchase, proxy contest, or otherwise. These provisions are intended to discourage, or may have the effect of discouraging, certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Combined Company first to negotiate with the Combined Company. The Plan Proponents believe that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly held companies, provide benefits by enhancing the Combined Company's potential ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure the Combined Company that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. While there necessarily can be no assurance in this regard, the Plan Proponents also believe that the foregoing measures are not likely to have a material impact on market prices for New Combined Company Common Stock in circumstances other than those described above in light of, among other factors, the existence of generally comparable measures in effect for other publicly held companies and the Plan Proponents' belief that market prices will be influenced most significantly by the Combined Company's actual results of operations and prospects, general market and economic conditions, and other traditional determinants of stock market prices rather than takeover-related measures and other corporate governance provisions.

FUTURE STOCK ISSUANCES

    The Combined Company will be obligated to issue shares of New Combined Company Common Stock upon any exercise of some or all of the New Warrants. The number of shares of New Combined Company Common Stock potentially issuable upon the exercise of New Warrants, and the exercise price payable in connection therewith, is not presently determinable. See "Operations During the Reorganization Cases--Plan Negotiations" and "Securities to be Issued Pursuant to the Plan--New Warrants." In addition, the Combined Company will be obligated to issue up to approximately 5.2 million shares of New Combined Company Common Stock (subject to adjustment) upon any exercise of some or all of Federated's outstanding Series A Warrants and Series B Warrants (which, from and after the Effective Time of the Federated/Macy's Merger, will be exercisable to purchase shares of New Combined Company Common Stock). Each such existing new warrant, when exercised, will entitle the holder thereof to acquire one share of New Combined Company Common Stock (subject to adjustment) at an exercise price of
(i) $23.88 per share in the case of the Series A Warrants, which expire February 15, 1996, or (ii) $33.43 per share in the case of the Series B Warrants, which expire on February 15, 2000. The Combined Company may also become obligated to issue up to approximately 4.0 million shares of New Combined Company Common Stock pursuant to options granted under the Equity Plan prior to the date of this Disclosure Statement (which options, from and after the Effective Time of the Federated/Macy's Merger, will be exercisable to purchase shares of New Combined Company Common Stock). Similarly, the Combined Company may become obligated to issue up to approximately 8.6 million shares of New Combined Company Common Stock upon the conversion of Federated's Senior Convertible Discount Notes (the "Federated Convertible Notes") outstanding as of the date of this Disclosure Statement (which, from and after the Effective Time of the Federated/Macy's Merger, will be convertible into shares of New Combined Company Common Stock). See "Other Indebtedness of the Combined Company--Federated Convertible Notes." In addition, pursuant to the Federated POR, the Combined Company will be obligated to issue an aggregate of 122,400 shares of New Combined Company Common Stock to the United States Treasury in equal annual installments in the years 1995 through 1997.

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    The Combined Company will also be authorized to issue additional shares of capital stock from time to time. There will be no specific restrictions upon such issuances, except for a restriction on the number of shares of New Combined Company Common Stock that may be issued pursuant to the 1992 Equity Plan or, following its effectiveness, the 1995 Equity Plan, and the number of such shares that may be issued as shares of Restricted Stock. As of the date of this Disclosure Statement, 4,527,393 shares that were not the subject of outstanding awards remained available for issuance under the 1992 Equity Plan, of which approximately 655,580 remained available for issuance as Restricted Stock. It is presently estimated that, as of February 15, 1995 (the anticipated effective date of the 1995 Equity Plan), 2.3 million shares that will not be the subject of outstanding awards will remain available for issuance under the 1992 Equity Plan, of which approximately 628,000 shares will remain available for issuance as Restricted Stock. Although the provisions of the 1992 Equity Plan authorize Federated's Compensation Committee to adjust the number of shares available for issuance under the 1992 Equity Plan in connection with the Federated/Macy's Merger without the necessity of any stockholder approval, Federated's Compensation Committee has instead requested Federated's board of directors to adopt the 1995 Equity Plan, subject to approval by Federated's stockholders. If Federated's stockholders vote for the approval of the 1995 Equity Plan, the 1995 Equity Plan will become effective on February 15, 1995 or, if later, upon the consummation of the Federated/Macy's Merger. The effectiveness of the 1995 Equity Plan, however, will not have any effect on the awards outstanding under the 1992 Equity Plan at the time of such effectiveness. Upon becoming effective, the 1995 Equity Plan will be administered by the Board's Compensation Committee, no voting member of which may be an employee of the Combined Company or its subsidiaries or, except as described above in "The Combined Company--Management--Director Compensation," eligible to receive awards under the 1995 Equity Plan. Pursuant to the 1995 Equity Plan, the Board's Compensation Committee will be authorized to grant stock options, stock appreciation rights, and shares of restricted stock to officers and key employees of the Combined Company and its subsidiaries. The 1995 Equity Plan would also provide for the award of options to nonemployee directors of the Combined Company. The total number of shares available for issuance under the 1995 Equity Plan will be equal to the sum of (i) 10.0 million and (ii) the number of shares that would otherwise remain available for issuance under the 1992 Equity Plan upon the effectiveness of the 1995 Equity Plan. Of the total number of shares available for issuance under the 1995 Equity Plan, a number of shares equal to the number of shares available for issuance as Restricted Stock under the 1992 Equity Plan as of the effective date of the 1995 Equity Plan may be issued as Restricted Stock.

    Under Delaware law, in the absence of actual fraud in the transaction, the judgment of the directors as to the value of consideration received upon the issuance of a corporation's capital stock is conclusive. In addition, as permitted by Delaware law, under the Certificate of Incorporation, the Combined Company's stockholders will not have preemptive rights to purchase additional shares of capital stock of the Combined Company upon any issuance of such shares authorized by the Board. See "Risk Factors--Certain Provisions of the Combined Company's Certificate of Incorporation, By-Laws, and Other Agreements."

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                  SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

INTRODUCTION

    As of the Effective Date, subject to the Refinance Transactions: (i) New Macy's Primary Real Estate will issue the New Prudential Mortgage Notes; (ii) New Macy's Warehouse Real Estate will issue the New GECC Mortgage Notes; (iii) Kings Plaza Shopping Center of Avenue U, Inc., a wholly owned subsidiary of Macy's ("Kings Plaza") will enter into the New John Hancock KPM Note Override Agreement, which will affirm, with certain modifications, Kings Plaza's obligations under the John Hancock KPM Note, and New Macy's King Plaza Real Estate will issue the New John Hancock Plaza Store Note (such note, together with the John Hancock KPM Note (as modified by the New John Hancock KPM Note Override Agreement), being referred to herein as the "New John Hancock Mortgage Notes"); and (iv) the Combined Company will issue (a) the New Series A Notes,
(b) the New Series B Notes, (c) the New Series C Notes, (d) shares of New Combined Company Common Stock, and (e) the New Warrants. Subject to the Refinance Transactions and the Plan provisions described in "Overview of the Plan--Additional Information Regarding Treatment of Certain Claims--Adjustments of Amounts of Certain Distributions," the foregoing securities will be issued for distribution in accordance with the Plan to holders of Allowed Claims in certain Classes. See "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests" and "Distributions Under the Plan."

    The following discussion summarizes certain provisions of the securities to be issued pursuant to the Plan (other than the New Combined Company Common Stock, which is described in "Capital Stock of the Combined Company--New Combined Company Common Stock," and the New John Hancock Mortgage Notes, the aggregate principal amount and terms of which are immaterial). Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the applicable documents setting forth the terms and provisions of such securities. Forms of the Certificate of Incorporation and By-Laws are attached as Appendices IV.C.1.a(i) and IV.C.1.a(ii), respectively, to the Plan. Forms of each of the other documents setting forth the terms and provisions of the securities to be issued pursuant to the Plan may be reviewed at the Document Reviewing Centers. See "Additional Information."

    Under the Plan, subject to the Refinance Transactions and the Plan provisions described in "Overview of the Plan--Additional Information Regarding Treatment of Certain Claims-- Adjustments of Amounts of Certain Distributions":
(i) the New Prudential Mortgage Notes will be issued to Prudential on account of its Allowed Claims in Classes M-4, MOS-4, and MRS-4; (ii) the New GECC Mortgage Notes will be issued to GECC on account of its Allowed Claims in Classes M-9 and MOS-9; (iii) the New Unsecured Notes will be issued to holders of Allowed Bank Loan Claims and Swiss Bank (Classes M-5 through M-8, MOS-5 through MOS-8, MRS-5 through MRS-8, and MMS-4); and (iv) shares of New Combined Company Common Stock will be issued to holders of Claims in Classes M-4 through M-8, M-10 through M-13, MOS-4 through MOS-8, MOS-10 through MOS-13, MRS-4 through MRS-8, MRS-10, MMS-4, and MMS-5. See "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests." The Plan provides that Federated or the Combined Company, in its sole discretion, may: (i) increase the amount of cash to be distributed to Prudential, GECC, holders of Allowed Bank Loan Claims, and Swiss Bank and make corresponding reductions in the respective amounts of New Debt or New Combined Company Common Stock to be distributed to such creditors or (ii) increase the aggregate principal amount of either the New Series B Notes or the New Series C Notes to be distributed to holders of Allowed Bank Loan Claims and Swiss Bank, in exchange for a corresponding reduction in the aggregate principal amount of the other series. See "Overview of the Plan--Additional Information Regarding Treatment of Certain Claims-- Adjustments of Amounts of Certain Distributions." In this regard, Federated is seeking to arrange the New Bank Facilities, approximately $1,723.9 million of the net proceeds of which would be applied to effect the Refinance Transactions. See "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests" and "Other Indebtedness of the Combined Company--New Bank Facilities." In such event, in accordance with the Plan provisions described in "Overview of the Plan--Additional Information Regarding Treatment of Certain Claims--Adjustments of Amounts of Certain Distributions," it is anticipated that no New Series A Notes or New Series C Notes would be issued and that, in lieu thereof, the aggregate principal amount of New Series B Notes that would be issued to holders of Allowed Bank Loan Claims and Swiss Bank would be increased by $211.2 million, from

$288.8 million to $500.0 million. For simplicity, the discussion of the New Prudential Mortgage Notes, New GECC Mortgage Notes, and New Unsecured Notes set forth below is based on the assumption that the respective amounts of such securities will not be adjusted in the manner described above.

ASSUMPTIONS REGARDING VALUATION OF NEW SECURITIES

    For purposes of the Plan, the New Combined Company Common Stock to be distributed pursuant to the Plan (the "Distributable Shares") is assumed to have an aggregate value of $1,697,767,100. The number of shares of New Combined Company Common Stock that will constitute the Distributable Shares will be determined as follows. The Distributable Shares will be divided into two pools. "Distributable Shares (Pool A)" will be distributed to holders of Allowed Claims, other than holders of Allowed Debt Security Claims, and "Distributable Shares (Pool B)" will be distributed to holders of Allowed Debt Security Claims. The aggregate values of the Distributable Shares (Pool A) and the Distributable Shares (Pool B), for purposes of the Plan, are assumed to be $1,339,101,700 and $358,665,400, respectively. The aggregate number of Distributable Shares (Pool
A) and Distributable Shares (Pool B) will be determined by dividing these respective assumed values by the "Federated Average Market Price," which is the average of the intraday high and low average sales prices on the NYSE, as reported in The Wall Street Journal (National Edition), of the Federated Common Stock for the 30 consecutive trading days ending on the sixth trading day prior to the Effective Date; provided, however, that (i) in the case of Distributable Shares (Pool A), if the Federated Average Market Price would otherwise be more than 115%, or less than 85%, of the average of intraday high and low average sales prices on the NYSE, as reported in The Wall Street Journal (National Edition), of the Federated Common Stock for the 30 consecutive trading days ending on the sixth trading day prior to: (a) the Confirmation Date, if the Effective Date is within 45 days after the Confirmation Date, or (b) the day determined pursuant to the following sentence (the "Pool A Collar End Date"), if the Effective Date is more than 45 days after the Confirmation Date, the Federated Average Market Price will be equal to 115% (if such amount would otherwise exceed 115%) or 85% (if such amount would otherwise be less than 85%), respectively, of such average and (ii) in the case of Distributable Shares (Pool
B), if the Federated Average Market Price would otherwise be more than $23.00, or less than $18.00, the Federated Average Market Price will be equal to $23.00 (if such amount would otherwise exceed $23.00) or $18.00 (if such amount would otherwise be less than $18.00), respectively, subject to adjustment if Federated makes certain distributions on account of the outstanding shares of Federated Common Stock, or subdivides, combines, or reclassifies the outstanding shares of Federated Common Stock. If the Effective Date is more than 45 days after the Confirmation Date but within 75 days after the Confirmation Date, the Pool A Collar End Date will be the 30th day after the Confirmation Date, subject to similar extension by an additional 30 days after the Confirmation Date for each full 30-day period between the 75th day after the Confirmation Date and the Effective Date, with the first such period commencing on the 75th day after the Confirmation Date.

    The assumed value of the Distributable Shares was established solely for purposes of formulating the Plan, and does not purport to constitute an estimate of the actual market value of the New Combined Company Common Stock as of the Effective Date or any other date. The Combined Company will operate the existing businesses of Macy's and Federated under a new corporate structure and a new capital structure, and historical prices of Federated Common Stock are not necessarily indicative of future prices of New Combined Company Common Stock. See "The Combined Company--Projected Financial Information." The actual market value of the New Combined Company Common Stock at any particular time will be influenced by a number of factors, including the Combined Company's financial condition and results of operations, perceptions regarding the Combined Company's prospects, and general market and economic conditions, and may vary materially from the assumed value thereof used in formulating the Plan. See "Risk Factors" for a discussion of certain factors that may affect the financial performance of the Combined Company and of various risks associated with the securities of the Combined Company to be issued pursuant to the Plan.

    For purposes of the Plan, the New Warrants are assumed to have an aggregate value of $139,152,300. An equal number of New Series C Warrants and New Series D Warrants, having the respective terms described in "--New Warrants," will be issued pursuant to the Plan. The number of New Series C Warrants and the number of New Series D Warrants to be issued will each be equal to $139,152,300 divided by the sum of the assumed value of a New Series C Warrant and the assumed

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
value of a New Series D Warrant, which assumed values will be determined in each case by applying the Black-Scholes valuation model. The Black-Scholes valuation model is a complex mathematical formula used to value warrants that takes into account a number of factors, including assumptions regarding and estimates of the price of the underlying stock and the volatility of such price, the exercise price of the warrant, the term of the warrant, and prevailing interest rates. The key assumptions to be used in applying the Black-Scholes valuation model to establish values for a New Series C Warrant and a New Series D Warrant for the purposes of the Plan are as follows:

               BLACK-SCHOLES WARRANT VALUATION MODEL ASSUMPTIONS

                                   NEW SERIES C WARRANT           NEW SERIES D WARRANT
                               -----------------------------  -----------------------------
Volatility...................              32.5%                          32.5%
Exercise Price...............  130% of the Federated Average  150% of the Federated Average
                               Market Price (without any      Market Price (without any
                               provision for a stock price    provision for a stock price
                               collar as described above in   collar as described above in
                               the calculation of the         the calculation of the
                               Federated Average Market       Federated Average Market
                               Price)                         Price)
Term to Maturity.............           five years                     seven years
Interest Rate................  The average of the             The average of the
                               interpolated yield on a        interpolated yield on a
                               Five-Year U.S. Treasury Bond   Seven-Year U.S. Treasury Bond
                               at 3:00 p.m. Eastern Time for  at 3:00 p.m. Eastern Time for
                               the 10 trading days ending on  the 10 trading days ending on
                               the sixth trading day prior    the sixth trading day prior
                               to the Effective Date, as      to the Effective Date, as
                               calculated by Bloomberg        calculated by Bloomberg
                               Financial Markets news         Financial Markets news
                               service                        service

    Due to the highly subjective nature of certain of these assumptions and estimates and other factors, the assumed values of the New Warrants determined in this manner are inherently uncertain and do not purport to constitute estimates of the actual values of the New Warrants as of the Effective Date or any other date. The actual values of the New Warrants at any particular time will be influenced by a number of factors, including factors affecting the value of the New Combined Company Common Stock and other factors not taken into account in determining the values thereof. See "Risk Factors" for a discussion of certain factors that may affect the financial performance of the Combined Company and of various risks associated with the securities of the Combined Company to be issued pursuant to the Plan.

    For purposes of the Plan, the New Unsecured Notes are assumed to have values equal to the respective principal amounts thereof. The actual values of the New Unsecured Notes will be influenced by a number of factors, including prevailing interest rates, the Combined Company's financial condition and results of operations, perceptions regarding the Combined Company's prospects, and general market and economic conditions, and may vary materially from the assumed values thereof used in formulating the Plan. See "Risk Factors" for a discussion of certain factors that may affect the financial performance of the Combined Company and of various risks associated with the securities of the Combined Company to be issued pursuant to the Plan.

NEW PRUDENTIAL MORTGAGE NOTES

    The New Prudential Mortgage Notes will be issued to Prudential on account of its Allowed Claims in Classes M-4, MOS-4, and MRS-4. See "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests."

    The New Prudential Mortgage Notes will be issued by New Macy's Primary Real Estate, which will be a direct wholly owned subsidiary of New Macy's Real Estate, substantially all of the assets of which will consist of the Encumbered Stores (as defined below). See "The Combined Company-- Restructuring Transactions--Real Estate Subsidiary Transactions." The Combined Company will guaranty the New Prudential Mortgage Notes pursuant to a guaranty agreement similar to the guaranty agreement entered into by Federated on December 31, 1993 in connection with FNC's acquisition of 50% of the Prudential Claims. See "Operations During the Reorganization Cases--Plan

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
Negotiations." The Combined Company's obligations under the guaranty agreement will rank pari passu with all senior unsecured debt obligations of the Combined Company. The principal amount of the New Prudential Mortgage Notes will be approximately $550.9 million.

    The New Prudential Mortgage Notes will bear interest at a rate per annum equal to the sum of (i) the average yield, as measured over the 10 trading days immediately preceding the Effective Date, for United States Treasury securities having a 10-year maturity plus (ii) a mortgage spread of 275 basis points. The mortgage spread will be reduced by 25 basis points if: (a) the $340.0 million note dated December 31, 1993 from FNC to Prudential matures and, prior to maturity, there occur no defaults under the terms of the note; and (b) the long-term senior debt of the Combined Company is rated "BB" or better by Standard & Poor's Corporation. If, however, Standard & Poor's Corporation subsequently downgrades the rating of the Combined Company's long-term senior debt to any level below "BB," the mortgage spread will be increased to its original level and will remain at that level until the final maturity of the New Prudential Mortgage Notes.

    Interest will begin to accrue on the New Prudential Mortgage Notes on January 31, 1995. During the first five years following the Effective Date, accrued interest on the New Prudential Mortgage Notes will be payable quarterly in arrears. No repayments of principal of the New Prudential Mortgage Notes will be scheduled during the first five years following the Effective Date. Thereafter, New Macy's Primary Real Estate will be obligated to make quarterly installment payments of principal and interest based on a 15-year amortization schedule, with a final installment of principal and all accrued and unpaid interest being payable on June 30, 2005.

    The New Prudential Mortgage Notes will be secured by a first priority (subject to certain pre-existing mortgages) mortgage lien on certain department store properties that will consist of properties that secure Macy's prepetition obligations to Prudential under the Macy's/Prudential Loan Agreement and certain other properties that will be transferred to New Macy's Primary Real Estate (collectively, the "Encumbered Stores"), the fee or leasehold interest in which will be held by New Macy's Primary Real Estate. The lien on the Encumbered Stores will also secure the FNC Note (as defined below) on an equal and ratable basis. See "Other Indebtedness of the Combined Company-- FNC Promissory Note." With limited exceptions, mandatory prepayments of the New Prudential Mortgage Notes will be required upon the sale of any Encumbered Store. The New Prudential Mortgage Notes will also be secured by a limited security interest in the name "Macy's" and other names employed by the Combined Company or any applicable operating subsidiary in the conduct of its business (collectively, the "Trade Names") in connection with Encumbered Stores. This limited security interest will provide Prudential with substantively similar rights as the prepetition license agreement between Prudential and Macy's and will authorize Prudential to use the Trade Names in connection with a foreclosure or other enforcement action with respect to one or more of the Encumbered Stores following an event of default under the New Prudential Mortgage Note and Guaranty Agreement.

    Appendix I.A.150 to the Plan sets forth in further detail certain terms of the New Prudential Mortgage Notes. Because it is presently anticipated, however, that the proceeds of the Refinance Transactions will be used to, among other things, exercise FNC's option to purchase the remainder of the Prudential Claims, Federated, the Debtors, and Prudential have not yet attempted to finalize all of the definitive terms of the New Prudential Mortgage Notes, and related agreements. Accordingly, if the New Bank Facilities are not available to the Combined Company or the Prudential Claims purchase option is for any other reason not exercised, the parties will be required to enter into negotiations regarding such open definitive terms, which negotiations may delay the occurrence of the Effective Date. The Plan Proponents do not believe, however, that any such delay would be material.

NEW GECC MORTGAGE NOTES

    The New GECC Mortgage Notes will be issued to GECC on account of its Allowed Claims in Classes M-9 and MOS-9. See "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests."

    The New GECC Mortgage Notes will be issued by New Macy's Warehouse Real Estate, which will be a direct wholly owned subsidiary of New Macy's Real Estate and substantially all of the assets of which will consist of warehouse properties previously owned by certain operating subsidiaries of Macy's and mortgaged to GECC to secure Macy's obligations under the Macy's/GECC Loan Agreement and certain other properties that will be transferred to New Macy's Warehouse Real Estate. See "The Combined Company--Restructuring Transactions--Real Estate Subsidiary Transactions." The principal amount of the New GECC Mortgage Notes will be approximately $53.5 million.

    The New GECC Mortgage Notes will bear interest at a rate per annum equal to the sum of (i) the average yield, as measured over the 10 trading days immediately preceding the Effective Date, for United States Treasury securities having a five-year maturity plus (ii) 275 basis points. Interest will begin to accrue on the New GECC Mortgage Notes on January 31, 1995. Accrued interest on the New GECC Mortgage Notes will be payable semiannually in arrears. The New GECC Mortgage Notes will mature and be repayable in full on the fifth anniversary of the Effective Date. The New GECC Mortgage Notes will be secured by a first priority mortgage lien on the properties of New Macy's Warehouse Real Estate (collectively, the "Encumbered Properties"). Upon any sale, transfer, or other disposition of any Encumbered Property, New Macy's Warehouse Real Estate will be required to pay a specified release price to GECC as a prepayment of the New GECC Mortgage Notes.

    The Combined Company will guaranty the full payment of all payments of interest with respect to the New GECC Mortgage Notes. In addition, the Combined Company will indemnify GECC for all liabilities and obligations arising out of or relating to matters arising out of compliance with, or relating to litigation under, the environmental laws of the United States and of the states where the Encumbered Properties are located. Both the interest guaranty and the environmental indemnity described above will be governed by agreements that will be substantially identical to corresponding agreements to which Macy's is presently a party.

    Appendix I.A.140 to the Plan sets forth in further detail certain terms of the New GECC Mortgage Note Agreement and the New GECC Mortgage Notes. The Debtors, Federated, and GECC have not yet completed negotiations with respect to the amendments, if any, to the agreements governing the continued operation of the Macy's Credit Card Program (as approved by the Bankruptcy Court pursuant to an order entered on May 5, 1992) (see "Certain Events Preceding the Debtors' Chapter 11 Filings--Prepetition Events--Sale of Credit Card Program; Macy's/GECC Loan Agreement," "Operations During the Reorganization Cases--Postpetition Operations and Liquidity-- Completion of Certain Prepetition Initiatives," and "The Combined Company--Business of the Combined Company--Business Presently Operated by Macy's--Business and Properties") that may be necessitated by the Federated/Macy's Merger.

NEW UNSECURED NOTES

  INTRODUCTION

    The New Unsecured Notes will be issued by the Combined Company under the New Global Indenture. The trustee under the New Global Indenture (the "Trustee") has not yet been selected, but will be selected no later than the date of the hearing with respect to Confirmation. The Trustee will be entitled to reasonable compensation for its services.

    The New Global Indenture will provide for the issuance by the Combined Company from time to time of an unlimited amount of senior debt securities consisting of debentures, notes, and/or other unsecured evidences of indebtedness in one or more series. The senior debt securities issued under the New Global Indenture, including the New Unsecured Notes, will be unsecured obligations of the Combined Company that will not be subordinated and that will rank equally and ratably with other unsecured and unsubordinated indebtedness of the Combined Company. The specific designation, aggregate principal amount, rate and time of payment of interest (if any), maturity, redemption terms (if any), and any other terms and provisions of a particular series of senior debt securities to be issued under the New Global Indenture that are not set forth in the New Global Indenture will be established in the manner prescribed in the New Global Indenture. (The term "interest," when used in this Disclosure Statement, the New Global Indenture, or any New Supplemental Indenture with respect to any of the New Unsecured Notes, means the amount of all interest accruing on such New Unsecured Notes, including any default interest and any interest accruing after any Event of Default described in clause (vi) or (vii) of the definition thereof or that would have accrued but for the occurrence of such Event of Default, whether or not a claim for such interest would be otherwise allowable under applicable law.) In the case of the New Unsecured Notes, such terms and provisions will be established pursuant to the New Series A Notes Supplemental Indenture, the New Series B Notes Supplemental

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
Indenture, and the New Series C Notes Supplemental Indenture (collectively, the "New Supplemental Indentures"), respectively, to the New Global Indenture to be entered into between the Combined Company and the Trustee as of the Effective Date.

    Certain terms and provisions of the New Unsecured Notes relating to the aggregate principal amount of each series of New Unsecured Notes, the rate and time of payment of interest for each series of New Unsecured Notes, the maturity of each series of New Unsecured Notes, and the redemption terms of each series of New Unsecured Notes are summarized below in "--New Series A Notes," "--New Series B Notes," and "--New Series C Notes," respectively. Certain provisions of the New Global Indenture and the New Supplemental Indentures that will be applicable to each series of New Unsecured Notes are summarized below in "--Common Provisions of the New Unsecured Notes." Certain defined terms used in the following description of the New Unsecured Notes are set forth below in "--Common Provisions of the New Unsecured Notes--Certain Defined Terms."

  NEW SERIES A NOTES

    The New Series A Notes are to be issued under the New Global Indenture and the New Series A Notes Supplemental Indenture to the New Global Indenture and will be unsecured and unsubordinated obligations of the Combined Company. The aggregate principal amount of the New Series A Notes will be approximately $385.0 million. The New Series A Notes will bear interest from January 31, 1995 at the rate per annum equal to 325 basis points over the average rate for United States Treasury securities of comparable maturity for the 10 consecutive trading days ending on the sixth trading day immediately preceding the Effective Date, payable semiannually on June 15 and December 15 of each year, commencing June 15, 1995. The New Series A Notes will mature on June 30, 1999, subject to earlier redemption as described below, at which time the entire unpaid principal balance thereof will be payable in full.

    On or after January 1, 1998, the New Series A Notes will be redeemable, at the option of the Combined Company, at any time, in whole or in part, at the redemption price of 100% of the principal amount thereof, plus accrued interest to the redemption date. In addition, the New Series A Notes will be redeemable, in whole or in part, at the option of the Combined Company, on or prior to January 31, 1995, at the redemption price of 100% of the principal amount thereof.

  NEW SERIES B NOTES

    The New Series B Notes are to be issued under the New Global Indenture and the New Series B Notes Supplemental Indenture to the New Global Indenture and will be unsecured and unsubordinated obligations of the Combined Company. The aggregate principal amount of the New Series B Notes will be approximately $288.8 million. The New Series B Notes will bear interest from January 31, 1995 at the rate per annum equal to 350 basis points over the average rate for United States Treasury securities of comparable maturity for the 10 consecutive trading days ending on the sixth trading day immediately preceding the Effective Date, payable semiannually on June 15 and December 15 of each year, commencing on June 15, 1995. The New Series B Notes will mature on June 30, 2002, subject to earlier redemption as described below, at which time the entire unpaid principal balance thereof will be payable in full.

    On or after June 30, 1999, the New Series B Notes will be redeemable, at the option of the Combined Company, at any time, in whole or in part, at the redemption prices (expressed as percentages of the initial principal amount of the New Series B Notes) set forth below, plus accrued interest to the redemption date, if redeemed during the 12-month period commencing on any of the dates indicated below:

     REDEMPTION YEAR                                                PRICE
     ---------------                                                -----
     June 30, 1999...............................................    103%
     June 30, 2000...............................................    102%
     June 30, 2001...............................................    101%


In addition, the New Series B Notes will be redeemable, in whole or in part, at the option of the Combined Company, on or prior to January 31, 1995, at the redemption price of 100% of the principal amount thereof.

  NEW SERIES C NOTES

    The New Series C Notes are to be issued under the New Global Indenture and the New Series C Notes Supplemental Indenture to the New Global Indenture and will be unsecured and unsubordinated obligations of the Combined Company. The aggregate principal amount of the New Series C Notes will be approximately $288.8 million. The New Series C Notes will bear interest from January 31, 1995 at the rate per annum equal to 375 basis points over the average rate for United States Treasury securities of comparable maturity for the 10 consecutive trading days ending on the sixth trading day immediately preceding the Effective Date, payable semiannually on June 15 and December 15 of each year, commencing on June 15, 1995. The New Series C Notes will mature on June 30, 2005, subject to earlier redemption as described below, at which time the entire unpaid principal balance thereof will be payable in full.

    On or after June 30, 2000, the New Series C Notes will be redeemable, at the option of the Combined Company, at any time, in whole or in part, at the redemption prices (expressed as percentages of the initial principal amount of the New Series C Notes) set forth below, plus accrued interest to the redemption date, if redeemed during the 12-month period commencing on any of the dates indicated below:

     REDEMPTION YEAR                                                PRICE
     ---------------                                                -----
     June 30, 2000...............................................    105%
     June 30, 2001...............................................    104%
     June 30, 2002...............................................    103%
     June 30, 2003...............................................    102%
     June 30, 2004...............................................    101%

In addition, the New Series C Notes will be redeemable, in whole or in part, at the option of the Combined Company, on or prior to January 31, 1995, at the redemption price of 100% of the principal amount thereof.

  COMMON PROVISIONS OF THE NEW UNSECURED NOTES

    Certain provisions of the New Global Indenture and the New Supplemental Indentures that will be applicable to each series of New Unsecured Notes, including restrictive and affirmative covenants of the Combined Company, events of default and remedies therefor, provisions relating to the defeasance of the New Unsecured Notes, and provisions relating to the modification or waiver of the provisions of the New Global Indenture and the New Supplemental Indentures, are set forth below. Certain defined terms used in the following discussion are set forth below in "--Certain Defined Terms."

Ranking

    The New Unsecured Notes will rank pari passu with all existing and future Senior Indebtedness of the Combined Company and will rank senior to all future Subordinated Indebtedness of the Combined Company.

   Registered Form; Transfers

    The New Unsecured Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. Principal of and interest on the New Unsecured Notes will be payable, and the transfer of New Unsecured Notes will be registerable, at the office or agency of the Combined Company maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer or exchange of the New Unsecured Notes, but the Combined Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

   Limitation on Indebtedness

    The Combined Company will not be permitted to incur, assume, guarantee, or otherwise become liable with respect to any Indebtedness other than Permitted Indebtedness referred to in clauses (i) through (iii), clauses (v) and (vi), and clauses (viii) through (xii) of the definition thereof unless immediately thereafter the Interest Coverage Ratio is 2.25 to 1.0 or greater, after giving effect, on a pro forma basis as if incurred at the beginning of the applicable period, to the obligations of the Combined Company and Restricted Subsidiaries of the Combined Company in respect of such Indebtedness.

    The Restricted Subsidiaries will not be permitted to incur, assume, guarantee, or otherwise become liable with respect to any Indebtedness other than (a) Permitted Indebtedness referred to in clauses (i) through (iii), clauses (v) and (vi), clauses (viii) through (x), and clause (xii) of the definition thereof, and (b) Permitted Indebtedness referred to in clauses (iv) and (vii) of the definition thereof if, in the case of Permitted Indebtedness incurred pursuant to the provisions summarized in this clause (b), immediately thereafter the Interest Coverage Ratio is 2.25 to 1.0 or greater, after giving effect, on a pro forma basis as if incurred at the beginning of the applicable period, to the obligations of the Combined Company and the Restricted Subsidiaries in respect of such Indebtedness.

   Limitation on Liens

    The Combined Company and the Restricted Subsidiaries will not be permitted to create, incur, assume, or suffer to exist any liens upon any of their respective assets, other than Permitted Liens, unless the New Unsecured Notes are secured by an equal and ratable lien on the same assets.

   Limitation on Asset Sales

    The Combined Company and the Restricted Subsidiaries may not consummate any sale of assets (other than sales of inventories, goods, fixtures, and accounts receivable in the ordinary course of business and sales of assets to the Combined Company or a wholly owned subsidiary of the Combined Company) unless such sale is for fair market value and, in the case of individual sales of assets for which the consideration received (including liabilities assumed) is more than $10.0 million, at least 75% of the consideration therefor (other than liabilities assumed) consists of either (i) any combination of cash, cash equivalents, or promissory notes secured by letters of credit or similar assurances of payment issued by commercial banks of recognized standing or (ii) capital asset contributions or capital expenditures made for or on behalf of the Combined Company or a subsidiary by a third party. Asset sales not subject to "Limitation on Transactions with Affiliates" will be presumed to be for fair market value if the consideration received is less than $10.0 million, and will be conclusively presumed to have been for fair market value if the transaction is determined by the Board to be fair, from a financial point of view, to the Combined Company. To the extent that the aggregate amount of net cash proceeds (net of all fees and expenses incurred and all taxes and reserves required to be accrued as a liability as a consequence of such sales of assets, net of all payments made on any Indebtedness that is secured by such assets, and net of all distributions and other payments made to minority interest holders in subsidiaries of the Combined Company or joint ventures as a result of such sales of assets) from such sales of assets that shall not have been reinvested in the business of the Combined Company or its subsidiaries or used to reduce Senior Indebtedness of the Combined Company or its subsidiaries within 12 months of the receipt of such proceeds, with cash equivalents being deemed to be proceeds upon receipt of such cash equivalents and cash payments under promissory notes secured as aforesaid being deemed to be proceeds upon receipt of such payments shall exceed $50.0 million ("Excess Sale Proceeds") from time to time, such Excess Sale Proceeds will be used to offer to repurchase New Unsecured Notes (on a pro rata basis with any other Senior Indebtedness of the Combined Company or its Subsidiaries required by the terms of such Indebtedness to be repurchased with such Excess Sale Proceeds, based on the principal amount of such Senior Indebtedness required to be repurchased) at 100% of principal amount, plus accrued interest, and to pay related costs and expenses. To the extent that the aggregate purchase price for New Unsecured Notes or other Senior Indebtedness tendered pursuant to such an offer to purchase is less than the aggregate purchase price offered in such offer, an amount of Excess Sale Proceeds equal to such shortfall will cease to be Excess Sale Proceeds and may thereafter be used for general corporate purposes. If the aggregate purchase price for New Unsecured Notes or other Senior Indebtedness tendered pursuant to such an offer to purchase exceeds the amount of such Excess Sale Proceeds, the Trustee will select the New Unsecured Notes or other Senior Indebtedness to be purchased on a pro rata basis.

   Limitation on Sale and Leaseback Transactions

    The Combined Company and the Restricted Subsidiaries will not be permitted to enter into any sale and leaseback transaction unless (i) the capital lease obligation incurred in connection therewith

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complies with the "Limitation on Indebtedness" covenant and (ii) the net cash proceeds therefrom are applied in compliance with the "Limitation on Asset Sales" covenant.

   Limitation on Restricted Payments

    The Combined Company and the Restricted Subsidiaries will not be permitted to: (i) declare or pay any dividend on, or make any other distribution on account of, the Combined Company's capital stock; (ii) purchase, redeem, or otherwise acquire or retire for value any capital stock (including any option, warrant, or right to purchase capital stock) of the Combined Company owned beneficially by a Person other than a wholly owned subsidiary of the Combined Company; (iii) purchase, redeem, or otherwise acquire or retire for value the principal of any Subordinated Indebtedness (other than the ASGREC Mortgage Loan Facility (as defined below) if deemed to be subordinated by virtue of the Combined Company's guaranty thereof) prior to the scheduled maturity thereof other than pursuant to mandatory scheduled redemptions or repayments; or (iv) make any Investment other than Permitted Investments (all such dividends, distributions, purchases, redemptions, or Investments being collectively referred to as "Restricted Payments"); if, at the time of such action, or after giving effect thereto: (a) an Event of Default shall have occurred and is continuing; (b) the Combined Company could not incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test; or (c) the cumulative amount of Restricted Payments made subsequent to the Effective Date shall be greater than the sum of: (1) 50% of the Combined Company's cumulative consolidated net income (or a negative amount equal to 100% of the Combined Company's cumulative consolidated net loss, if applicable) from January 31, 1995 through the end of the Combined Company's fiscal quarter next preceding the taking of such action; (2) 100% of the aggregate net cash proceeds received by the Combined Company from the issue or sale of capital stock of the Combined Company (other than redeemable capital stock), including capital stock issued upon the conversion of convertible Indebtedness issued on or after the Effective Date, in exchange for outstanding Indebtedness, or from the exercise of options, warrants, or rights to purchase capital stock of the Combined Company to any Person other than to a subsidiary of the Combined Company subsequent to the Effective Date (with the Combined Company being deemed, in the case of capital stock issued upon conversion or in exchange for Indebtedness, to have received net cash proceeds equal to the principal amount of the Indebtedness so converted or exchanged); and (3) $250.0 million; provided, however, that: (A) the payment of any dividend within 60 days after the date of declaration thereof, if such declaration complied with the foregoing provisions on the date of such declaration; (B) the purchase, redemption, or other acquisition or retirement for value of any shares of capital stock of the Combined Company in exchange for, or out of the proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of other shares of capital stock (other than redeemable capital stock) of the Combined Company; (C) the redemption or other acquisition or retirement for value prior to any scheduled maturity of any Subordinated Indebtedness in exchange for, or out of the proceeds of, a substantially concurrent issue and sale of (i) capital stock (other than redeemable capital stock) of the Combined Company or (ii) Subordinated Indebtedness of the Combined Company; (D) any purchase, redemption, or other acquisition or retirement for value of any capital stock (including any option, warrant, or right to purchase capital stock) of the Combined Company issued to any employee or director of the Combined Company pursuant to any employee benefit or similar plan; and (E) any redemption of share purchase rights issued pursuant to Federated's existing share purchase rights plan (as the same may be amended from time to time) or any similar successor replacement share purchase rights plan involving an aggregate redemption price (i) for any one such redemption of less than $10.0 million and (ii) for all such redemptions of not more than $20.0 million, will not be deemed to constitute "Restricted Payments" and will not be prohibited.

   Limitation on Transactions with Affiliates

    Neither the Combined Company nor any Restricted Subsidiary will be permitted to: (i) sell, lease, transfer, or otherwise dispose of any of its properties, assets, or securities to; (ii) purchase any property, assets, or securities from; or (iii) enter into any contract or agreement with, or for the benefit of, an Affiliate, within the meaning of Rule 405 promulgated by the SEC under the Securities Act, of the Combined Company or a subsidiary of the Combined Company (other than the Combined Company or

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a wholly owned subsidiary of the Combined Company) (an "Affiliate Transaction")
other than Affiliate Transactions in the ordinary course of business which in the aggregate do not exceed: (a) $25.0 million in any one Affiliate Transaction or series of related Affiliate Transactions unless a majority of the disinterested members of the Board determines that such Affiliate Transaction or series of Affiliate Transactions is on terms not less favorable to the Combined Company or such Restricted Subsidiary than those that would apply to an arms-length transaction with an unaffiliated party; and (b) $100.0 million in any one Affiliate Transaction or series of related Affiliate Transactions unless the test set forth in clause (a) has been satisfied and the Board shall have been advised by an independent financial advisor that, in the opinion of such advisor, such Affiliate Transaction or series of Affiliate Transactions is fair, from a financial point of view, to the Combined Company or such Restricted Subsidiary. For purposes of this provision, there will be a rebuttable presumption that any Person that holds more than 15% of the stock having ordinary voting power of an entity is an "Affiliate" of such entity.

   Limitation on Merger and Certain Other Transactions

    The Combined Company, in a single transaction or through a series of related transactions, will not be permitted to consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale, or otherwise) all or substantially all of its properties and assets to another Person unless: (i) either (a) the Combined Company shall be the continuing Person in such a consolidation or merger or (b) the Person (if other than the Combined Company) formed by such consolidation or into which the Combined Company is merged or to which all or substantially all of the properties and assets of the Combined Company are transferred (the Combined Company or such other Person being referred to as the "Surviving Person") shall be a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and shall expressly assume, by an indenture supplement, all the obligations of the Combined Company under the New Unsecured Notes and the New Global Indenture and the Trustee shall receive a favorable written opinion of counsel with respect to satisfaction of the foregoing conditions;
(ii) immediately after and giving effect to such transaction and the assumption contemplated by clause (i) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith (a) the Surviving Person shall have a consolidated net worth equal to or greater than the consolidated net worth of the Combined Company immediately preceding the transaction and (b) the Surviving Person could incur $1.00 of additional Indebtedness under the Interest Coverage Ratio test; and (iii) immediately before and immediately after and giving effect to such transaction and the assumption of the obligations as set forth in clause (i) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Event of Default shall have occurred and be continuing.

   Event Risk Provision

    Following any Change of Control, the Combined Company will offer to repurchase the New Unsecured Notes at a price equal to 101% of the principal amount thereof (or, if the New Unsecured Notes are then redeemable at par, 100% of the principal amount thereof), plus interest accrued thereon to the date established for such repurchase.

   Limitation on Payment Restrictions Affecting Subsidiaries

    The Combined Company will not be permitted to, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist any contractual restriction on the ability of any Restricted Subsidiary to (i) pay any dividend on, or make any other distribution on account of, its capital stock or pay any Indebtedness owed to the Combined Company or a Restricted Subsidiary or (ii) make loans or advances to the Combined Company or a Restricted Subsidiary, except for (a) restrictions existing as of the Effective Date, (b) restrictions in the documentation setting forth the terms of or entered into in connection with any Permitted Indebtedness, (c) restrictions in the documentation setting forth the terms of or entered into in connection with the sale of such Restricted Subsidiary to a third party, (d) restrictions applicable to a Person acquired by the Combined Company or a subsidiary of the Combined Company or designated as a Restricted Subsidiary, which exist at the time of such

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acquisition or designation, or (e) other restrictions arising in the ordinary course of business otherwise than in connection with financing transactions.

   Limitation on the Issuance of Subsidiary Preferred Stock

    The Combined Company will not permit any Restricted Subsidiary to issue any shares of preferred stock other than (i) preferred stock issued to the Combined Company or a wholly owned subsidiary of the Combined Company or (ii) preferred stock issued to any other Person if, at the time of such issuance, after giving effect thereto on a pro forma basis as if such preferred stock were issued at the beginning of the applicable period, such Restricted Subsidiary could have incurred additional Indebtedness in an amount equal to the aggregate liquidation value of such preferred stock (assuming such Indebtedness were incurred to the Persons and for the purposes to which and for which such preferred stock was issued).

   Restriction on Permitting Unrestricted Subsidiaries to Become Restricted Subsidiaries

    The Combined Company will not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless such subsidiary has outstanding no Indebtedness except such Indebtedness as the Combined Company could permit it to become liable for immediately after becoming a Restricted Subsidiary and such Subsidiary is otherwise in compliance with all provisions of the New Global Indenture and the applicable New Supplemental Indenture that apply to Restricted Subsidiaries.

   Maintenance of Office or Agency

    The Combined Company will be required to maintain an office or agency in each place of payment for each series of New Unsecured Notes for notice and demand purposes and for the purposes of presenting or surrendering New Unsecured Notes for payment, registration of transfer, or exchange.

   Paying Agents, Etc.

    If the Combined Company acts as its own paying agent with respect to any series of New Unsecured Notes, on or before each due date of the principal of, or interest on any of the New Unsecured Notes of that series, it will be required to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay such amount due and to notify the Trustee promptly of its action or failure so to act. If the Combined Company has one or more paying agents for any series of New Unsecured Notes, prior to each due date of the principal of or interest on any New Unsecured Notes of that series, it will deposit with a paying agent a sum sufficient to pay such amount, and the Combined Company will promptly notify the Trustee of its action or failure to so act (unless such paying agent is the Trustee). All moneys paid by the Combined Company to a paying agent for the payment of principal of and interest on any New Unsecured Note that remain unclaimed for two years after such principal or interest has become due and payable may be repaid to the Combined Company, and thereafter the holder of such New Unsecured Note may look only to the Combined Company for payment thereof.

   Payment of Taxes and Other Claims

    The Combined Company will be required to pay and discharge, before the same become delinquent, (i) all taxes, assessments, and governmental charges levied or imposed upon the Combined Company or any subsidiary of the Combined Company or their properties and (ii) all claims that if unpaid would result in a lien on their property and have a Material Adverse Effect, unless the same is being contested by proper proceedings.

   Maintenance of Properties

    The Combined Company will be required to cause all properties used in the business of the Combined Company or any subsidiary of the Combined Company to be maintained and kept in good condition, repair, and working order, except to the extent that the failure to do so would not have a Material Adverse Effect.

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Existence

    The Combined Company will be required to, and also will be required to cause its subsidiaries to, preserve and keep in full force and effect their existence, charter rights, statutory rights, and franchises, except to the extent that failure to do so would not have a Material Adverse Effect.

   Compliance with Laws

    The Combined Company will be required to and to cause its subsidiaries to comply with all applicable laws to the extent the failure to do so would have a Material Adverse Effect.

   Events of Default

    The following are "Events of Default" with respect to each series of New Unsecured Notes: (i) failure to pay principal of or premium, if any, on any New Unsecured Note of that series when due; (ii) the failure to redeem or repurchase any series of the New Unsecured Notes when required pursuant to the applicable New Supplemental Indenture; (iii) failure to pay any interest on any New Unsecured Note of that series when due, which failure continues for 30 days;
(iv) failure to perform any other covenant of the Combined Company in the New Global Indenture or the New Supplemental Indentures (other than a covenant included in the New Global Indenture solely for the benefit of a series of senior debt securities other than that series), which failure continues for 60 days after written notice as provided in the New Global Indenture; (v) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of the Combined Company or any Restricted Subsidiary (the unpaid principal amount of which is not less than $50.0 million), which default results in the acceleration of the maturity of such Indebtedness prior to its stated maturity or occurs at the final maturity thereof; (vi) certain events of bankruptcy, insolvency, or reorganization of the Combined Company or any Significant Subsidiary or any group of subsidiaries of the Combined Company that, if considered in the aggregate, would be a Significant Subsidiary; and (vii) the entry of any final judgment(s) or order(s) against the Combined Company or any of its subsidiaries in excess of $50.0 million individually or in the aggregate (not covered in full by insurance) that is not paid, discharged, or otherwise stayed (by appeal or otherwise) for 60 days after the entry of such judgment(s) or order(s). The Combined Company will be required to provide the Trustee with notice of any uncured Event of Default within 10 days after any responsible officer of the Combined Company becomes aware of or receives actual notice of the occurrence thereof. The Trustee will be required, within 90 days after the occurrence of a default in respect of any series of New Unsecured Notes, to give to the holders of New Unsecured Notes of such series notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (iii) of the preceding sentence, no such notice to holders of the New Unsecured Notes of such series will be given until at least 30 days after the occurrence thereof); provided, however, that, except in the case of a default of the character contemplated in clause (i) or (ii) of the preceding sentence, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the holders of the New Unsecured Notes of such series.

    If an Event of Default with respect to a series of New Unsecured Notes occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the New Unsecured Notes of that series by notice as provided in the New Global Indenture may declare the principal amount of all New Unsecured Notes of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to New Unsecured Notes of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the New Unsecured Notes of that series may, under certain circumstances, rescind and annul such acceleration. See "--Modification and Waiver" below. If an Event of Default under clause (vi) above occurs with respect to the Combined Company, then the principal of, premium on, if any, and accrued interest on the New Unsecured Notes of that series will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the New Unsecured Notes of that series.

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    The New Global Indenture will provide that, subject to the duty of the
Trustee thereunder during an Event of Default to act with the required standard of care, such Trustee will be under no obligation to exercise any of its rights or powers under the New Global Indenture at the request or direction of any of the holders of New Unsecured Notes of any series, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the New Unsecured Notes of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the New Unsecured Notes of that series.

    No holder of New Unsecured Notes of any series will have any right to institute any proceeding with respect to the New Global Indenture or for any remedy thereunder, unless such holder will have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding New Unsecured Notes of the same series shall have made written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding New Unsecured Notes of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations will not apply to a suit instituted by a holder of a New Unsecured Note for enforcement of payment of the principal of and interest on such New Unsecured Note on or after the respective due dates expressed in such New Unsecured Note.

   Modification and Waiver

    Modifications and amendments of the New Global Indenture may be made by the Combined Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the New Unsecured Notes of each series affected thereby, except that no such modification or amendment may, without the consent of the holder of each New Unsecured Note affected thereby:
(i) change the stated maturity of, or any installment of principal of, or interest on, any New Unsecured Note; (ii) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any New Unsecured Note; (iii) change the place or currency of payment of principal of, or premium, if any, or interest on any New Unsecured Note; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any New Unsecured Note on or after the stated maturity thereof; or (v) reduce the percentage in principal amount of New Unsecured Notes of any series, the consent of the holders of which is required for modification or amendment of the New Global Indenture or for waiver of compliance with certain provisions of the New Global Indenture or for waiver of certain defaults.

    The holders of at least a majority in aggregate principal amount of the New Unsecured Notes of any series may on behalf of the holders of all New Unsecured Notes of that series waive, insofar as that series is concerned, compliance by the Combined Company with certain covenants of the New Global Indenture. The holders of not less than a majority in principal amount of the New Unsecured Notes of any series may, on behalf of the holders of all New Unsecured Notes of that series, waive any past default under the New Global Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any New Unsecured Note of that series or in respect of a provision that under the New Global Indenture cannot be modified or amended without the consent of the holder of each New Unsecured Note of that series affected.

Defeasance

    The Combined Company, at its option, (i) will be deemed to have been discharged from its obligations with respect to the New Unsecured Notes of a particular series (except for certain obligations, including obligations to register the transfer or exchange of New Unsecured Notes of such series, to replace destroyed, stolen, lost, or mutilated New Unsecured Notes of such series, and to maintain an office or agency in respect of the New Unsecured Notes and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the restrictive covenants described

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above (other than with respect to Change of Control) with respect to the New
Unsecured Notes of such series, and the occurrence of an event described in clause (iv) under "Events of Default" above with respect to any defeased covenant will no longer be an Event of Default if, in either case, the Combined Company irrevocably deposits with the Trustee, in trust, (x) money or (y)(1) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that, in either case, are not callable at the issuer's option or (2) certain depositary receipts with respect to any obligation of the type specified in the preceding clause (1) ("U.S. Government Obligations") that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and any interest on the New Unsecured Notes of such series on the dates such payments are due or on any earlier date or dates on which the New Unsecured Notes of such series shall be subject to redemption and the Combined Company shall have given the Trustee irrevocable instructions satisfactory to the Trustee to give notice to holders of the New Unsecured Notes of such series of the redemption of the New Unsecured Notes of such series, all in accordance with the terms of such New Unsecured Notes. Such defeasance may be effected only if, among other things: (a) no Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default under the New Global Indenture shall have occurred and be continuing on the date of such deposit; (b) no Event of Default described under clause (vi) under "Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (vi) shall have occurred and be continuing at any time on or prior to the 124th day following such date of deposit; (c) in the event of defeasance under clause (i) above, the Combined Company shall have delivered an opinion of counsel stating that (1) the Combined Company has received from, or there has been published by the IRS, a ruling, or (2) since the date of the New Global Indenture there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the applicable New Unsecured Notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; (d) in the event of defeasance under clause (ii) above, the Combined Company shall have delivered an opinion of counsel to the effect that, among other things, the holders of the applicable New Unsecured Notes should not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and shall be subject to United States federal income tax in the same manner as if such defeasance had not occurred; (e) the Combined Company shall have delivered to the Trustee an opinion of a nationally recognized independent public accounting firm certifying the sufficiency of the amount of any U.S. Government Obligations placed on deposit to pay, without regard to any reinvestment of any accrued interest, principal, interest, and premium, if any, on the applicable series of New Unsecured Notes no later than one day prior to when due; and (f) such defeasance will not result in a breach or violation of, or constitute a default under, any other agreement to which the Combined Company is a party or violate any law to which the Combined Company is subject. In the event the Combined Company fails to comply with its remaining obligations under the New Global Indenture after a defeasance of such New Global Indenture with respect to the New Unsecured Notes of any series as described under clause (ii) of the first sentence of this paragraph and the New Unsecured Notes of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the New Unsecured Notes of such series at the time of the acceleration resulting from such Event of Default. The Combined Company, however, will remain liable in respect of such payments.

   Satisfaction and Discharge

    The Combined Company, at its option, may satisfy and discharge the New Global Indenture (except for certain obligations of the Combined Company and the Trustee, including the obligations to apply money held in trust) when: (i) either (a) all senior debt securities (including all series of New

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Unsecured Notes) previously authenticated and delivered (other than (1) senior debt securities that were destroyed, lost, or stolen and that have been replaced or paid, and (2) senior debt securities for the payment of which money has been deposited in trust or segregated and held in trust by the Combined Company and thereafter repaid to the Combined Company or discharged from such trust) have been delivered to the Trustee for cancellation, or (b) all such senior debt securities not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year, or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Combined Company, and the Combined Company has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such senior debt securities not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of senior debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be; (ii) the Combined Company has paid or caused to be paid all other sums payable under the New Global Indenture by the Combined Company; and (iii) the Combined Company has delivered to the Trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the New Global Indenture have been satisfied.

   Governing Law

    The New Global Indenture and the senior debt securities issued thereunder (including the New Unsecured Notes) will be governed by, and construed in accordance with, the laws of the State of New York.

   Regarding the Trustee

    The New Global Indenture will contain certain limitations on the right of the Trustee, should it become a creditor of the Combined Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions. If the Trustee acquires any conflicting interest and there is a default under any series of senior debt securities issued under the New Global Indenture (including the New Unsecured Notes), however, the Trustee must eliminate such conflict or resign.

   Certain Defined Terms

    For purposes of the New Supplemental Indentures, the following definitions apply:

    "Cash Equivalent" means: (i) obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) obligations (including, but not limited to, demand or time deposits, bankers' acceptances, and certificates of deposit) issued by a depository institution or trust company or a wholly owned subsidiary or branch office of any depository institution or trust company, provided that (a) such depository institution or trust company has, at the time of the Combined Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such investment, capital, surplus, or undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100.0 million and
(b) the commercial payer of such depository institution or trust company, at the time of the Combined Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such investment, is rated at least A1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service; (iii) debt obligations (including, but not limited to, commercial paper and medium term notes) issued or unconditionally guaranteed as to principal and interest by any corporation, state or municipal government or agency or instrumentality thereof, or foreign sovereignty, if the commercial paper of such corporation, state or municipal government, or foreign sovereignty, at the time of the Combined Company's or any Restricted Subsidiary's investment therein or contractual commitment providing for such investment, is rated at least A1 by Standard & Poor's Corporation or P-1 by Moody's Investors

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Service; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the type described above entered into with a depository institution or trust company meeting the qualifications described in clause (ii) above; and (v) Investments in money market or mutual funds that invest solely in Cash Equivalents of the type described in clauses (i), (ii), (iii), and (iv) above; provided, however, that, in the case of the clauses (i) through (iii) above, each such investment has a maturity of one year or less from the date of acquisition thereof.

    "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting stock of the Combined Company; (ii) the Combined Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases, or otherwise disposes of all or substantially all of its assets to any Person, or another Person consolidates with, or merges with or into, the Combined Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Combined Company is converted into or exchanged for cash, securities, or other property, other than any such transaction where
(a) the outstanding voting stock of the Combined Company is converted into or exchanged for (1) voting stock (other than redeemable voting stock) of the surviving or transferee corporation, (2) cash, securities, and other property in an amount that could be paid by the Combined Company as a Restricted Payment, or
(3) a combination thereof, and (b) immediately after such transaction (1) no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), of more than 50% of the total voting stock of the Combined Company and (2) the stockholders of the Combined Company immediately prior to such transaction hold, immediately following such transaction, a majority of the total voting power of the Person surviving such transaction; (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Combined Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (iv) the dissolution or liquidation of the Combined Company.

    "Existing Indebtedness" means all Indebtedness under or evidenced by: (i) the New Unsecured Notes; (ii) the Federated Series A Notes (as defined below);
(iii) the FNC Note (as defined below); (iv) the ASGREC Mortgage Loan Facility (as defined below); (v) the New Prudential Mortgage Notes; (vi) the New GECC Mortgage Notes; (vii) the Lazarus PA Mortgage Term Loan (as defined below);
(viii) the capital lease obligations of the Combined Company and the Restricted Subsidiaries either (a) reflected on the July 30, 1994 Balance Sheet of either Federated or Macy's, (b) incurred after July 31, 1994 and on or prior to the Effective Date consistent with the Combined Company Business Plan and the Projections and not exceeding $25.0 million in the aggregate, or (c) incurred in complete or partial substitution of any of the foregoing capital lease obligations; (ix) the approximately $35.1 million of uncertificated obligations of Federated owed to the Internal Revenue Service and other taxing authorities;
(x) the approximately $267.5 million of uncertificated obligations of Macy's owed to the Internal Revenue Service and other taxing authorities; (xi) the existing other secured Macy's mortgage debt to be assumed pursuant to the Plan;
(xii) the New John Hancock Mortgage Notes; (xiii) the other secured Indebtedness of the Combined Company or secured or unsecured Indebtedness of the Restricted Subsidiaries either (a) reflected on the July 30, 1994 Balance Sheet of either Federated or Macy's, (b) issued, assumed, or reinstated pursuant to the Plan,
(c) incurred after July 31, 1994 and on or prior to the Effective Date consistent with the Combined Company Business Plan and the Projections and not exceeding $25.0 million in the aggregate, or (d) incurred in complete or partial substitution of any of the foregoing Indebtedness; and (xiv) any bank borrowings incurred on or prior to the Effective Date in complete or partial substitution of any of the foregoing.

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    "Indebtedness" means, as applied to any Person, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business); (iii) all obligations of such Person evidenced by notes, bonds, debentures, redeemable preferred stock, or other similar instruments (other than performance, surety, and appeals bonds arising in the ordinary course of business); (iv) all payment obligations created or arising under any conditional sale, deferred price, or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) any capital lease obligation of such Person; (vi) all reimbursement, payment, or similar obligations, contingent or otherwise, of such Person under acceptance, letter of credit, or similar facilities (other than letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers' compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to ERISA); (vii) all obligations of such Person, contingent or otherwise, under any guarantee by such Person of the obligations of another Person of the type referred to in clauses (i) through (vi) above; and (viii) all obligations referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage or security interest in property (including without limitation accounts, contract rights, and general intangibles) owned by such Person and as to which such Person has not assumed or become liable for the payment of such obligations other than to the extent of the property subject to such mortgage or security interest; provided, however, that Indebtedness of the type referred to in clauses (vii) and (viii) above will be included within the definition of "Indebtedness" only to the extent of the least of: (a) the amount of the underlying Indebtedness referred to in the applicable clause (i) through
(vi) above; (b) in the case of clause (vii), the limit on recoveries, if any, from such Person under obligations of the type referred to in clause (vii) above; and (c) in the case of clause (viii), the aggregate value (as determined in good faith by the Board) of the security for such Indebtedness.

    "Interest Coverage Ratio" means the ratio of: (i) the sum of: (a) net income (other than net income of any Restricted Subsidiary during a period in which such Restricted Subsidiary is prohibited from paying dividends pursuant to any provision referred to in clause (b), (c), or (d) of "Limitation on Payment Restrictions Affecting Subsidiaries"), (b) net interest expense, (c) cash dividends with respect to redeemable preferred stock (to the extent deducted from net income and not included in net interest expense in accordance with
GAAP), (d) income tax expense, (e) depreciation expense, (f) amortization expense, and (g) the net amount, which may be less than zero, of extraordinary and unusual losses, minus extraordinary and unusual gains, of the Combined Company and its Subsidiaries on a consolidated basis, to (ii) net interest expense, plus cash dividends with respect to redeemable preferred stock (to the extent deducted from net income and not included in net interest expense in accordance with GAAP) of the Combined Company and the subsidiaries of the Combined Company on a consolidated basis, all as determined in accordance with GAAP (or, in respect of the net income of any Restricted Subsidiary for purposes of the parenthetical in clause (i)(a) above, the normal accounting practices of such Restricted Subsidiary as in effect from time to time) for the four most recently completed fiscal quarters of the Combined Company.

    "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures, or other securities or evidences of indebtedness issued by, any other Person. The amount of any Investment shall be the original cost thereof, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, write-ups, write-downs, or write-offs with respect to such Investment.

    "Material Adverse Effect" means a material adverse effect on the business, financial condition, or results of operations of the Combined Company (taken together with its subsidiaries as a whole).

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    "Permitted Indebtedness" means: (i) Existing Indebtedness; (ii) Indebtedness incurred for the purpose of providing the Combined Company and its subsidiaries with working capital, including bankers' acceptances, letters of credit, and similar assurances of payment, in outstanding amounts not to exceed $1,250.0 million at any particular time, subject to increase from and after the Effective Date at a rate (compounded annually) equal to 3% per annum; (iii) Indebtedness existing as of the Effective Date of any subsidiary of the Combined Company engaged primarily in the business of owning or leasing real property; (iv) Indebtedness incurred for the purpose of financing store construction and remodeling or other capital expenditures; (v) unsecured Indebtedness among the Combined Company and its subsidiaries; (vi) Indebtedness in respect of the deferred purchase price of property or arising under any conditional sale or other title retention agreement; (vii) Indebtedness of a Person acquired by the Combined Company or a subsidiary of the Combined Company at the time of such acquisition; (viii) to the extent deemed to be "Indebtedness," obligations under swap agreements, cap agreements, collar agreements, insurance agreements, or any other agreement or arrangement, in each case designed to provide protection against fluctuations in interest rates, the cost of currency, or the cost of goods (other than inventory); (ix) other Indebtedness in outstanding amounts not to exceed $500.0 million in the aggregate incurred by the Combined Company and the Restricted Subsidiaries at any particular time; (x) the approximately $101.5 million of uncertificated obligations of certain subsidiaries of Federated owed to certain former holders of prepetition claims against such subsidiaries or their predecessors due February 4, 1995; (xi) the Indebtedness represented by the Federated Convertible Notes; and (xii) Indebtedness incurred in connection with any extension, renewal, refinancing, replacement, or refunding (including successive extensions, renewals, refinancings, replacements, or refundings), in whole or in part, of any Indebtedness of the Combined Company or the Restricted Subsidiaries; provided, however, that: (a) the principal amount of the Indebtedness so incurred does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced, or refunded, plus all interest accrued thereon and all related fees and expenses (including any payments made in connection with procuring any required lender or similar consents); (b) in the case of the extension, renewal, refinancing, replacement, or refunding of the Indebtedness referred to in clause (xi) above, the Indebtedness so incurred is pari passu with or subordinate to the New Unsecured Notes; and (c) in the case of the refinancing, replacement, or refunding of the New Unsecured Notes in part on or before January 31, 1995, not less than $200.0 million aggregate principal amount of the New Unsecured Notes of any series remain outstanding following such refinancing, replacement, or refunding if any New Unsecured Notes of such series remain outstanding.

    "Permitted Investments" means: (i) Cash Equivalents; (ii) Investment in another Person, if as a result of such Investment (a) such other Person becomes a Restricted Subsidiary of the Combined Company or (b) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Combined Company or a Restricted Subsidiary of the Combined Company; (iii) Investments in the Combined Company or any Restricted Subsidiary of the Combined Company; (iv) Investments represented by accounts receivable created or acquired in the ordinary course of business, extension of trade credit on commercially reasonable terms in accordance with normal trade practices or liabilities to the Combined Company or any Restricted Subsidiary represented by customer credit card obligations; (v) commissions and advances to employees of the Combined Company and its subsidiaries in the ordinary course of business; (vi) Investments representing notes, securities, or other instruments or obligations acquired in connection with the sale of assets;
(vii) Investments in the form of the sale (on a "true-sale" non-recourse basis) of receivables transferred from the Combined Company or any Restricted Subsidiary, or transfers of cash, to an Unrestricted Subsidiary as a capital contribution or in exchange for Indebtedness of such Unrestricted Subsidiary or cash; (viii) Permitted Joint Venture Investments; (ix) Investments representing capital stock or obligations issued to the Combined Company or any Restricted Subsidiary in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Combined Company or such Restricted Subsidiary; (x) loans or other advances to vendors in connection with in-store merchandising to be repaid either on a lump-sum basis or over a period of time by delivery of merchandise; (xi) loans or advances to sublessees in an aggregate amount

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not to exceed $5.0 million at any time outstanding; (xii) construction advances to developers; (xiii) Investments in swap agreements, cap agreements, collar agreements, insurance arrangements, or any other agreement or arrangement designed to provide protection against fluctuations in interest rates, the cost of currency, or the cost of goods (other than inventory); and (xiv) other Investments not to exceed $100.0 million in the aggregate.

    "Permitted Joint Venture Investments" means Investments in joint ventures or other "risk sharing" arrangements (which may include investments in partnerships or corporations) the purpose of which is to engage in the same or similar lines of business as the Combined Company or a Restricted Subsidiary or in businesses consistent with the fundamental nature of the operating business of the Combined Company or a Restricted Subsidiary or as are necessary or desirable to facilitate the operating business of the Combined Company or a Restricted Subsidiary and in a business or operation that the Combined Company or a Restricted Subsidiary could engage in directly under the terms of the New Global Indenture and New Supplemental Indentures and that constitute "Investments" solely due to the fact that Persons other than the Combined Company or a Restricted Subsidiary have an interest in such business or operation; provided, however, that the business of such joint venture, partnership, or corporation is, by the terms of the applicable joint venture agreement, partnership agreement, or corporate charter, prohibited from the making of Investments other than Permitted Investments to the extent that the Combined Company could make such Permitted Investments directly.

    "Permitted Liens" means: (i) liens (other than liens on inventory) securing Indebtedness referred to in any of clauses (i) through (iv), clauses (vi) through (x), and clause (xii) of the definition of "Permitted Indebtedness";
(ii) liens incurred and pledges and deposits made in the ordinary course of business in connection with liability insurance, workers' compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to ERISA; (iii) liens securing performance, surety, and appeal bonds and other obligations of like nature incurred in the ordinary course of business; (iv) liens on goods and documents securing trade letters of credit; (v) liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, and vendor's liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (vi) liens securing the payment of taxes, assessments, and governmental charges or levies (a) either (1) not delinquent or (2) being contested in good faith by appropriate legal or administrative proceedings and
(b) as to which adequate reserves shall have been established on the books of the relevant corporation in conformity with generally accepted accounting principles; (vii) zoning restrictions, easements, rights of way, reciprocal easement agreements, operating agreements, covenants, conditions, or restrictions on the use of any parcel of property that are routinely granted in real estate transactions or do not interfere in any material respect with the ordinary conduct of the business of the Combined Company and its Subsidiaries or the value of such property for the purpose of such business; (viii) liens on property existing at the time such property is acquired; (ix) purchase money liens upon or in any property acquired or held in the ordinary course of business to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; (x) liens on the assets of any subsidiary of the Combined Company at the time such subsidiary is acquired; (xi) liens with respect to obligations in outstanding amounts not to exceed $25.0 million at any particular time and that (a) are not incurred in connection with the borrowing of money or obtaining advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate interfere in any material respect with the ordinary conduct of the business of the Combined Company and its Subsidiaries; and (xii) without limiting the ability of the Combined Company or any Restricted Subsidiary to create, incur, assume, or suffer to exist any lien otherwise permitted under any of the foregoing clauses, any extension, renewal, or replacement, in whole or in part, of any lien described in the foregoing clauses; provided, however, that any such extension, renewal, or replacement lien is limited to the property or assets covered by the lien extended, renewed, or replaced or substitute property or assets, the value of which is determined by the Board to be not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

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    "Person" means an individual, partnership, corporation (including without limitation a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof.

    "Restricted Subsidiary" means any direct or indirect Subsidiary (as that term is defined in Regulation S-X promulgated by the SEC) other than an Unrestricted Subsidiary.

    "Senior Indebtedness" means any Indebtedness of the Company or its Subsidiaries other than Subordinated Indebtedness.

    "Significant Subsidiary" means any Subsidiary that accounts for (i) 2.5% or more of the total consolidated assets of the Combined Company and its Subsidiaries as of any date of determination or (ii) 2.5% or more of the total consolidated revenues of the Combined Company and its Subsidiaries for the most recently concluded fiscal quarter.

    "Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to the New Unsecured Notes.

    "Unrestricted Subsidiary" means any entity designated as such in the Indenture (including Federated's and Macy's existing receivables finance subsidiaries, FDS National Bank, and the Federated Note Monetization Grantor Trust) or by the Board, provided that such entity is a special purpose entity formed for financing purposes.

NEW COMBINED COMPANY COMMON STOCK

    The New Combined Company Common Stock will be issued to holders of Allowed Claims in Classes M-4 through M-8, M-10 through M-13, MOS-4 through MOS-8, MOS-10 through MOS-13, MRS-4 through MRS-8, MRS-10, MMS-4, and MMS-5, except that (i) Prudential will not receive shares of New Combined Company Common Stock in satisfaction of its Allowed Claims under the Macy's/Prudential Loan Agreement and (ii) Federated will not receive shares of New Combined Company Common Stock on account of its general Unsecured Claims in Class M-13. Except as provided in the Prudential/Federated Intercreditor Agreement with respect to shares of New Combined Company Common Stock received by FNC on account of its Allowed Claims under the Macy's/Prudential Loan Agreement, pursuant to the Plan, FNC and Macy's Financial will not sell, assign, grant any security interest in, pledge as collateral, or otherwise transfer or encumber any shares of New Combined Company Common Stock received by either such entity under the Plan; provided, however, that FNC and Macy's Financial may transfer all or a portion of such shares to
(i) any wholly owned subsidiary of the Combined Company, which subsidiary will hold such shares subject to the restrictions, or (ii) the Combined Company; and provided further that New Combined Company Common Stock acquired by the Combined Company may be retired and returned to the status of authorized but unissued shares. See "Capital Stock of the Combined Company" for further information regarding the New Combined Company Common Stock.

NEW WARRANTS

    The New Warrants will consist of equal numbers of the New Series C Warrants and the New Series D Warrants. The New Warrants will be issued to holders of Allowed Debt Security Claims in Classes M-10, M-11, MOS-10, and MOS-11. The number of New Series C Warrants and the number of New Series D Warrants will each be equal to $139,152,300 divided by the sum of the assumed value of a New Series C Warrant and the assumed value of a New Series D Warrant, which values will be determined in each case by applying the Black-Scholes valuation model. See "--Assumptions Regarding Valuation of New Securities."

    The New Series C Warrants will be issued under the New Series C Warrants Agreement to be entered into between the Combined Company and the agent for the holders of the New Series C Warrants to be named therein. The New Series D Warrants will be issued under the New Series D Warrants Agreement to be entered into between the Combined Company and the agent for the holders of the New Series D Warrants to be named therein. Federated will use its best efforts to have the New

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Warrants listed for trading on the NYSE or accepted for quotation through NASDAQ prior to the Effective Date. Each New Warrant initially will entitle the holder thereof to acquire one share of New Combined Company Common Stock at an exercise price equal to (i) 130% of the Federated Average Market Price (without any provision for a stock price collar as described in "--Assumptions Regarding Valuation of New Securities"), in the case of the New Series C Warrants, and
(ii) 150% of the Federated Average Market Price (without any provision for a stock price collar as described in "--Assumptions Regarding Valuation of New Securities"), in the case of New Series D Warrants.

    The number and kind of shares purchasable upon the exercise of New Warrants will be subject to adjustment in certain events as set forth in the New Warrants Agreements, including the issuance of capital stock of the Combined Company as a dividend or distribution on the New Combined Company Common Stock; reclassifications, subdivisions, and combinations of the New Combined Company Common Stock; the issuance to holders of New Combined Company Common Stock of certain rights or warrants entitling them to subscribe for New Combined Company Common Stock at less than the then-current market price of the New Combined Company Common Stock; the distribution to holders of New Combined Company Common Stock of securities or assets of the Combined Company or its subsidiaries or of rights or warrants to purchase assets or securities of the Combined Company or its subsidiaries (excluding cash dividends or cash distributions from retained earnings); the issuance of shares of New Combined Company Common Stock for less consideration than the then-current market price of the New Combined Company Common Stock (subject to certain exceptions set forth in the New Warrants Agreements); and the issuance of securities convertible into or exchangeable for shares of New Combined Company Common Stock (subject to certain exceptions set forth in the New Warrants Agreements), for a consideration per share of New Combined Company Common Stock deliverable on such conversion or exchange that is less than the current market price thereof (as determined in accordance with the New Warrants Agreement); provided, however, that no adjustment in such shares will be required in connection with the issuance of New Combined Company Common Stock or other securities pursuant to the Plan, the New Combined Company Share Purchase Rights Agreement (or any similar or successor share purchase rights plan), any employee benefit or similar plan of the Combined Company, any options, warrants, or rights outstanding as of the Effective Date, or an underwritten public offering satisfying specified criteria, and no adjustment in such shares will be required unless such adjustment would require a change in the aggregate number of shares issuable upon the hypothetical exercise of a New Warrant of at least 1% (but any adjustment requiring a change of less than 1% will be carried forward and taken into account in any subsequent adjustment).

    The New Series C Warrants will be exercisable at any time between the Effective Date and the fifth anniversary of the Effective Date and the New Series D Warrants will be exercisable at any time between the Effective Date and the seventh anniversary of the Effective Date. The New Warrants Agreement will contain certain other restrictions on transfer or exercise that are intended to assure compliance with applicable securities and other laws. In addition, pursuant to the Plan, Macy's Financial will not sell, assign, grant any security interest in, pledge as collateral, or otherwise transfer or encumber any New Warrants received under the Plan; provided, however, that Macy's Financial may transfer all or a portion of such warrants to (i) any wholly owned subsidiary of the Combined Company, which subsidiary will hold such warrants subject to the foregoing restrictions, or (ii) the Combined Company.

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                   OTHER INDEBTEDNESS OF THE COMBINED COMPANY

    Federated is seeking to arrange the New Bank Facilities in order to effect the Refinance Transactions and to provide working capital financing for the Combined Company. Of the $2,800.0 million of expected borrowings under the New Bank Facilities, $1,724.8 million would be used to (i) make cash distributions in lieu of distributions of certain New Debt and (ii) refinance certain existing indebtedness of Federated. See "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests" and "The Combined Company--Projected Financial Information." The consummation of the transactions contemplated by the Plan and the Federated/Macy's Merger Agreement is not, however, conditioned upon the New Bank Facilities being available to the Combined Company. Accordingly, in addition to the New Bank Facilities, the following discussion summarizes the material terms of each series of significant long-term debt of the Combined Company or its subsidiaries that is anticipated to be outstanding immediately after the Effective Date (in addition to the New Debt to be issued pursuant to the Plan).

NEW BANK FACILITIES

    Pursuant to a governing agreement to be entered into between the Combined Company and the financial institutions named therein (the "New Credit Agreement"), the New Bank Facilities would provide for loans of up to $2,800.0 million, consisting of (i) a $2,000.0 million revolving loan facility (the "Revolving Loan Facility"), $900.0 million of which would be used to refinance certain indebtedness, with the remaining $1,100.0 million to be used for the Combined Company's working capital needs, and (ii) an $800.0 million term loan facility (the "Term Loan Facility"), which would also be used to refinance certain indebtedness. As of the date of this Disclosure Statement, Federated had obtained financing commitments (the "Initial Commitments") from Citibank, which would act as the administrative agent and arranger for the New Bank Facilities, and Chemical Bank ("Chemical"), which would act as agent and co-arranger for the New Bank Facilities. On the terms and subject to the conditions set forth in the Initial Commitments, Citibank and Chemical have agreed (a) to make available to the Combined Company a total of $1,100.0 million of the New Bank Facilities (Citibank's commitment being in the amount of $600.0 million and Chemical's commitment being in the amount of $500.0 million) and (b) to use their best efforts to arrange for the syndication of the remainder of the New Bank Facilities. The Initial Commitments are subject to various conditions, including: (1) the execution of definitive documentation; (2) the effectiveness of the Plan and the Federated/Macy's Merger; (3) the absence of any material adverse change in the business, financial condition, or results of operations of the Combined Company and its subsidiaries, taken as a whole, since April 30, 1994 or in loan syndication or financial or capital market conditions generally from those currently in effect; and (4) other customary conditions.

    Although Citibank and Chemical have agreed to use their best efforts to syndicate the remainder of the New Bank Facilities and have advised Federated that they are highly confident that they will be able to do so based on current conditions in the loan syndication markets, there can be no assurance that the remainder of the New Bank Facilities will be available to the Combined Company. The consummation of the transactions contemplated by the Plan and the Federated/Macy's Merger Agreement is not, however, conditioned upon the New Bank Facilities being available to the Combined Company, and the Initial Commitments are not subject to the successful syndication of the remainder of the New Bank Facilities. If the remainder of the New Bank Facilities is not available to the Combined Company, Citibank and Chemical have agreed that the Combined Company may utilize the Initial Commitments as a revolving working capital and letter of credit facility on terms substantially identical to those contemplated for the New Bank Facilities, subject to the satisfaction of the terms and conditions described above.

    Federated's objectives in seeking to secure the New Bank Facilities for the Combined Company are to (i) reduce significantly the Combined Company's overall interest expense, (ii) simplify the Combined

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Company's capital structure, (iii) provide access to borrowings for the Combined
Company's working capital needs, and (iv) obtain funds to facilitate the exercise of FNC's option to acquire the remainder of the Prudential Claims. Assuming that the New Bank Facilities are available to the Combined Company, $1,723.9 million of the net proceeds thereof would be used for the following purposes (all amounts are as of January 28, 1995): (i) the distribution of $462.6 million in cash to holders of Allowed Bank Loan Claims and Swiss Bank (Classes M-5 through M-8, MOS-5 through MOS-8, MRS-5 through MRS-8, and MMS-4) in lieu of the distribution of the New Series A Notes and New Series C Notes
(see "Securities to be Issued Pursuant to the Plan--New Unsecured Notes"); (ii) the exercise of the option held by FNC to purchase the remainder of the Prudential Claims for $473.0 million (see "Operations During the Reorganization Cases--Plan Negotiations"); (iii) the prepayment of $335.2 million principal amount of the FNC Note (see "--FNC Promissory Note"); (iv) the prepayment of $273.6 million aggregate principal amount of Federated's Series A Secured Notes (see "--Federated Series A Secured Notes"); (v) the repayment of $103.9 million of short-term borrowings; (vi) the application of $22.1 million in respect of additional financing fees to be incurred in connection with the New Bank Facilities; and (vii) the distribution of $53.5 million in cash to GECC on account of its Allowed Claims in Classes M-9 and MOS-9 in lieu of the distribution of the New GECC Mortgage Notes (see "Securities to be Issued Pursuant to the Plan--New GECC Mortgage Notes"). In such event, in accordance with the Plan, it is anticipated that no New Series A Notes or New Series C
Notes would be issued and that, in lieu thereof, the aggregate principal amount of New Series B Notes that would be issued to holders of Allowed Bank Loan
Claims and Swiss Bank would be increased by $211.2 million, from $288.8 million to $500.0 million. See "Overview of the Plan--Additional Information Regarding Treatment of Certain Claims--Adjustments of Amounts of Certain Distributions."

    If the remainder of the New Bank Facilities is not available to the Combined Company on or prior to the Effective Date, Federated and Macy's believe that the Combined Company will nonetheless have liquidity and capital resources adequate to meet all obligations under the Plan and to satisfy the Combined Company's debt service and working capital requirements. See "The Combined Company-- Discussion and Analysis of Financial Condition and Results of Operations" and "--Projected Financial Information."

  REVOLVING LOAN FACILITY

    The Revolving Loan Facility would provide for revolving credit loans ("Revolving Loans" and, together with the loans under the Term Loan Facility, the "Loans") of up to $2,000.0 million, of which an aggregate of $1,100.0 million will be for working capital purposes (including a letter of credit subfacility). The Revolving Loan Facility would include a swingline subfacility, pursuant to which certain of the lenders would advance up to $50.0 million to the Combined Company on a same-day notice basis. The Revolving Loan Facility would mature on March 31, 2000, with the Revolving Loans then outstanding to be repaid in full on such date.

  TERM LOAN FACILITY

    The Term Loan Facility would mature on March 31, 2000 and would not require any amortization of principal in the first year. Thereafter, the Combined Company would be required to make quarterly amortization payments totalling, on an annual basis: $100.0 million in year two; $150.0 million in year three; $200.0 million in year four; and $350.0 million in year five. The Combined Company would be permitted by the terms of the New Credit Agreement to make voluntary prepayments of amounts outstanding under the Term Loan Facility at any time without penalty or premium. Mandatory repayment of amounts outstanding under the Term Loan Facility would be required (i) upon the occurrence of certain events, such as the issuance of certain debt securities or certain asset sales, and (ii) in the amount of a specified percentage of excess cash flow (as defined in the New Credit Agreement), until such time as the Combined Company has obtained an investment grade rating with

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
respect to its long-term senior unsecured debt. Mandatory repayments of the Term Loan Facility would be applied 50% to installments pro rata and 50% to installments in inverse order of maturity, and, to the extent in excess thereof, would next apply permanently to reduce the Revolving Loan Facility to a specified minimum level.

  INTEREST RATE

    Loans under the New Bank Facility (other than Competitive Bid Loans (as defined below)) would bear interest at a rate equal to, at the Combined Company's option, (i) the agent's Base Rate (as defined below) in effect from time to time plus the Applicable Margin (as defined below) ("Base Rate Loans") or (ii) the agent's Eurodollar rate (adjusted for reserves) plus the Applicable Margin ("Eurodollar Loans"). "Applicable Margin" initially means 0.0% for Base Rate Loans and 1.0% for Eurodollar Loans, subject to adjustment based on the Combined Company's long-term debt rating and interest coverage ratio. "Base Rate" is a fluctuating interest rate equal to the highest from time to time of
(a) the rate of interest announced publicly by the agent in New York as its base rate; (b) 1/2 of 1% per annum above the latest three-week moving average of secondary market morning offering rates for three-month certificates of deposit of major United States money market banks, as determined weekly by the agent and adjusted for the cost of reserves and estimated insurance assessments from the Federal Deposit Insurance Corporation; and (c) a rate equal to 1/2 of 1% per annum above the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined for any day by the agent.

    In addition to Base Rate Loans and Eurodollar Loans, the Revolving Loan Facility would include a competitive bid component that would enable the Combined Company to invite the lenders under the Revolving Loan Facility to bid for loans having maturities of six months or less and consisting of either fixed rate loans or Eurodollar Loans ("Competitive Bid Loans"). Each such lender would have the opportunity to bid for Competitive Bid Loans at its discretion. The Competitive Bid Loans would bear interest at the rate set forth in the bids accepted by the Combined Company. The competitive bid component of the Revolving Loan Facility may result in additional interest expense savings to the Combined Company.

  FEES

    The banks participating in the New Bank Facilities would be entitled to customary fees in connection with the New Bank Facilities.

  SECURITY AND GUARANTEES

    The Combined Company's obligations under the New Bank Facilities would be secured by a pledge of the capital stock of certain of the Combined Company's present and future subsidiaries, including all of the Combined Company's operating subsidiaries, which pledge would be released upon the Combined Company obtaining an investment grade rating with respect to its long-term senior unsecured debt. Such obligations also would be guaranteed by certain subsidiaries of the Combined Company, including all of the Combined Company's operating subsidiaries.

  COVENANTS

    The New Credit Agreement would include customary affirmative and negative covenants, including covenants requiring the Combined Company, subject to certain exceptions, to (i) comply with laws, pay taxes, maintain insurance, preserve its corporate existence, and permit the agent to inspect the Combined Company's properties, books, and records; (ii) perform under its material agreements; (iii) conduct transactions with affiliates at arm's length; (iv) not create certain additional liens on the Combined Company's assets; (v) not incur any material debt, other than as permitted by the New Credit Agreement; (vi) not prepay, redeem, or otherwise satisfy prior to maturity any material debt; (vii) not pay any dividends or make any other distributions to stockholders; and
(viii) not amend or

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
otherwise alter the terms of any material debt instruments, related agreements, or material contracts. The New Credit Agreement would require the Combined Company to comply with certain financial covenants and to maintain certain ratios, including EBITDA to interest, debt to total capital, and fixed charge coverage ratios. Certain of these covenants would be liberalized or eliminated in the event that the Combined Company obtains an investment grade credit rating.

  EVENTS OF DEFAULT

    The New Credit Agreement would contain events of default customary for transactions similar to those contemplated by the New Credit Agreement, including: (i) the nonpayment of principal and amounts in reimbursement of letters of credit when due and the nonpayment of interest, fees, or other amounts within a specified number of days after the due date; (ii) the nonpayment of principal or interest on certain material indebtedness; (iii) the occurrence of certain events of bankruptcy or insolvency; (iv) the failure to observe certain covenants under the New Credit Agreement, subject to applicable grace periods; (v) the occurrence of certain ERISA events; and (vi) certain transactions resulting in a change in control of the Combined Company.

FEDERATED'S EXISTING BANK CREDIT FACILITY

    Federated is a party to a revolving credit loan and letter of credit agreement (the "Existing Bank Credit Agreement") that is scheduled to expire on April 3, 1995 and that provides for direct borrowings and the issuance of letters of credit in the aggregate amount of up to $380.0 million (the "Existing Bank Credit Facility"). The rate of interest on borrowings under the Existing Bank Credit Facility is, at Federated's option, LIBOR plus 1.5% per annum or the base rate described in the Existing Bank Credit Agreement plus 0.5% per annum. Interest on the base rate loans is payable quarterly in arrears on the first business day of the succeeding calendar quarter. LIBOR rate loans are available for one-, two-, three-, or six-month interest periods, with interest on LIBOR rate loans being payable on the last business day of the applicable interest period or, in the case of six-month LIBOR interest periods, on the last business day of the third and sixth months of such interest periods. As of July 30, 1994, there were no revolving credit borrowings under the Existing Bank Credit Facility and the aggregate face amount of letters of credit outstanding under the Existing Bank Credit Facility was $80.2 million.

    A commitment fee of 0.5% per annum is payable quarterly in arrears on the average daily unused portion of the Existing Bank Credit Facility. Fees for outstanding letters of credit are 1.0% per annum for outstanding trade letters of credit and 1.5% per annum for outstanding stand-by letters of credit.

    Federated's obligations under the Existing Bank Credit Agreement are secured by (i) a first priority security interest in all of the outstanding capital stock of each of Abraham & Straus, Inc., The Bon, Inc., Jordan Marsh Stores Corporation, Lazarus, Inc., Stern's Department Stores, Inc., BFC Real Estate Company, Federated Credit Holdings Corporation (the capital stock of which also secures Federated's obligations under the Federated Series A Notes described below, on a shared basis), and Allied Stores General Real Estate Company and
(ii) a second priority security interest in all of the outstanding capital stock of each of Bloomingdale's, Inc., Burdines, Inc., and Rich's Department Stores, Inc. With certain exceptions, each of Federated's subsidiaries has guaranteed the payment of Federated's obligations under the Existing Bank Credit Agreement to the extent of, in general, such subsidiary's net intercompany indebtedness owed to Federated plus the amount of any capital contributions received from Federated from time to time.

    The Existing Bank Credit Agreement contains restrictive covenants, including limitations on capital expenditures, additional borrowings, and dividends. The Existing Bank Credit Agreement also

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
requires Federated and its subsidiaries to comply with the following financial covenants, all of which apply to Federated and its subsidiaries on a consolidated basis:

        (i) Maintain a leverage ratio (i.e., a ratio of senior indebtedness to tangible net worth) at the end of each fiscal quarter set forth below not in excess of the ratio set forth opposite such fiscal quarter:

                        FISCAL QUARTER                              MAXIMUM
                          ENDING IN                              LEVERAGE RATIO
- --------------------------------------------------------------   --------------
October 1994..................................................      1.35:1.0
January 1995..................................................      1.30:1.0
April 1995....................................................      1.30:1.0

        (ii) Maintain a tangible net worth at the end of each fiscal quarter set forth below of not less than the minimum amount set forth opposite such fiscal quarter:

                       FISCAL QUARTER
                         ENDING IN                             MINIMUM AMOUNT
- ------------------------------------------------------------   --------------
October 1994................................................   $1.575 billion
January 1995................................................   $1.675 billion
April 1995..................................................   $1.675 billion

        (iii) Maintain for each period including the fiscal quarter set forth below and each of the three fiscal quarters immediately preceding such fiscal quarter a fixed charge coverage ratio not less than the ratio set forth opposite such fiscal quarter:

                                                                   MINIMUM
                       FISCAL QUARTER                            FIXED CHARGE
                          ENDING IN                             COVERAGE RATIO
- -------------------------------------------------------------   --------------
October 1994.................................................      0.90:1.0
January 1995.................................................      0.90:1.0
April 1995...................................................      1.00:1.0

        (iv) Maintain for each period including the fiscal quarter set forth below and each of the three fiscal quarters immediately preceding such fiscal quarter an interest coverage ratio not less than the ratio set forth opposite such fiscal quarter:

                                                                   MINIMUM
                       FISCAL QUARTER                              INTEREST
                          ENDING IN                             COVERAGE RATIO
- -------------------------------------------------------------   --------------
October 1994.................................................      2.50:1.0
January 1995.................................................      2.75:1.0
April 1995...................................................      2.75:1.0

        (v) Maintain at the end of each fiscal quarter a working capital ratio of not less than 1.20 to 1.

    Federated intends to replace the Existing Bank Credit Facility prior to or upon its scheduled termination with the Revolving Credit Facility under the New Credit Agreement.

FEDERATED SERIES A SECURED NOTES

    Federated is the issuer of certain Series A Secured Notes (the "Federated Series A Notes"). The Federated Series A Notes are secured obligations of Federated that mature on February 15, 1997 and bear interest at a rate per annum equal to, at Federated's option, either (i) the base rate described in the note agreement relating to the Federated Series A Notes (the "Federated Series A Note Agreement") plus 1.5% or (ii) LIBOR plus 2.5%. Interest at the base rate is payable quarterly. Interest at the LIBOR rate is payable at the end of each one-, two-, three-, or six-month period, as selected by Federated, except that, with respect to any LIBOR interest period of six months, accrued and unpaid interest is payable at the end of the third and sixth months of such LIBOR interest period. The outstanding aggregate principal amount of the Federated Series A Notes was approximately $280.7 million as of July 30, 1994.

    The Federated Series A Notes are secured by a first priority security interest in: (i) all of the outstanding capital stock of each of Bloomingdale's, Inc., Burdines, Inc., Rich's Department Stores, Inc., Federated Real Estate, Inc., and Federated Credit Holdings Corporation (the capital stock of which also secures Federated's obligations under the Existing Bank Credit Agreement, on a shared basis) and (ii) certain real property of certain subsidiaries of Federated Real Estate, Inc. The Federated Series A Notes are further secured by a second priority security interest in all of the outstanding capital stock of Abraham & Straus, Inc. and Lazarus, Inc.

    Under certain circumstances, Federated is required to apply to the repayment or redemption of the Federated Series A Notes a portion of the net proceeds realized from (i) the sale, conveyance, or other disposition of collateral securing the Federated Series A Notes or (ii) Federated's sale of shares of its capital stock for its own account.

    The Federated Series A Note Agreement contains certain restrictive covenants, including limitations on capital expenditures, additional borrowings, and dividends. Under the Federated Series A Note Agreement, Federated also must maintain the following financial ratios (all of which apply to Federated and its subsidiaries on a consolidated basis):

        (i) a leverage ratio (i.e., a ratio of senior indebtedness to tangible net worth) (a) at the end of each fiscal quarter through the fiscal quarter ending in January 1995 not in excess of the ratio derived by dividing (1) the aggregate principal amount of senior indebtedness of Federated and its subsidiaries (other than its finance subsidiaries) outstanding on February 5, 1992 by (2) adjusted tangible net worth as of the end of such fiscal quarter, (b) at the end of each of the first three fiscal quarters of fiscal year 1995 not in excess of the ratio derived by dividing (1) the aggregate principal amount of senior indebtedness of Federated and its subsidiaries (other than its finance subsidiaries) outstanding on February 5, 1992 by (2) adjusted tangible net worth as of the end of the fiscal quarter ending in January 1995, and (c) at the end of each fiscal quarter from and after the fiscal quarter ending in January 1996 not in excess of the ratio set forth below opposite such fiscal quarter:

                                                                   MINIMUM
                       FISCAL QUARTER                              INTEREST
                          ENDING IN                             COVERAGE RATIO
- -------------------------------------------------------------   --------------
January 1996.................................................       1.70:1.0
April 1996...................................................       1.70:1.0
July 1996....................................................       1.70:1.0
October 1996.................................................       1.70:1.0
January 1997 and thereafter..................................       1.45:1.0

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
        (ii) for each period including the fiscal quarter set forth below and each of the three fiscal quarters immediately preceding such fiscal quarter, a fixed charge coverage ratio not less than the ratio set forth below opposite such fiscal quarter:

                                                                   MINIMUM
                       FISCAL QUARTER                              INTEREST
                          ENDING IN                             COVERAGE RATIO
- -------------------------------------------------------------   --------------
October 1994.................................................      0.90:1.0
January 1995.................................................      0.71:1.0
April 1995...................................................      0.71:1.0
July 1995....................................................      0.71:1.0
October 1995.................................................      0.71:1.0
January 1996 and thereafter..................................      0.95:1.0

        (iii) for each period including the fiscal quarter set forth below and each of three fiscal quarters immediately preceding such fiscal quarter, an interest coverage ratio not less than the ratio set forth below opposite such fiscal quarter:

                                                                   MINIMUM
                       FISCAL QUARTER                              INTEREST
                          ENDING IN                             COVERAGE RATIO
- -------------------------------------------------------------   --------------
October 1994.................................................       1.85:1.0
January 1995 and thereafter..................................       2.00:1.0

    The Federated Series A Notes will be prepaid in full if the Combined Company enters into the New Credit Agreement. See "--New Bank Facilities."

PRIME RECEIVABLES ASSET-BACKED CERTIFICATES

    In 1992, a master trust (the "Master Trust") originated by Prime Receivables Corporation ("Prime"), an indirect wholly owned special purpose finance subsidiary of Federated, issued a total of $981.0 million of asset-backed securities in four separate classes. The four classes of securities are: (i) $450.0 million in aggregate principal amount of 7.05% Class A-1 Asset-Backed Certificates, Series 1992-1 due December 15, 1997; (ii) $450.0 million in aggregate principal amount of 7.45% Class A-2 Asset-Backed Certificates, Series 1992-2 due December 15, 1999; (iii) $40.5 million in aggregate principal amount of 7.55% Class B-1 Asset-Backed Certificates, Series 1992-1 due January 15, 1998; and (iv) $40.5 million in aggregate principal amount of 7.95% Class B-2 Asset-Backed Certificates, Series 1992-2 due January 18, 2000. As of July 30, 1994, the aggregate principal amount of the certificates was $981.0 million. The certificates represent undivided interests in the assets of the Master Trust, which consist primarily of consumer credit card receivables generated by Federated's department store operations, all of which have been (or, with respect to future receivables generated by such operations, will be) purchased by Prime pursuant to a bill of sale or purchase agreement and thereafter transferred to the Master Trust. Because Macy's Credit Card Program established by Macy's and GE Credit will continue in effect after the Effective Date, it is not presently anticipated that Prime will purchase consumer credit card receivables generated in accounts originated by the Macy's Subsidiaries either before or after the Effective Date. See "The Combined Company--Business of the Combined Company--Business Presently Operated by Macy's." Subject to the ability of Prime, at its option, to make funds available to the Master Trust in certain circumstances, payments of principal and interest on the certificates are funded solely from collections of the receivables held by the Master Trust. Prime may from time to time create other series of certificates that evidence undivided interests in the assets of the Master Trust.

SEVEN HILLS ASSET-BACKED COMMERCIAL PAPER

    Seven Hills Funding Corporation, an indirect wholly owned special purpose finance subsidiary of Federated ("Seven Hills"), is a party to a liquidity facility with a syndicate of banks providing support for the issuance by Seven Hills from time to time of up to $375.0 million of receivables-backed commercial paper. The borrowings under the liquidity facility are secured by a pledge of Seven Hills' variable funding certificate representing an undivided interest in the Master Trust, and are entitled to the benefit of interest rate caps of 7% in 1994 and 10% thereafter. As of July 30, 1994, Seven Hills had approximately $110.0 million of commercial paper outstanding and there were no borrowings outstanding under the liquidity facility.

ASGREC MORTGAGE LOAN FACILITY

    Allied Stores General Real Estate Company, a wholly owned subsidiary of Federated ("ASGREC"), and certain of ASGREC's subsidiaries are parties to a mortgage loan facility agreement (the "ASGREC Mortgage Loan Facility"). As of July 30, 1994, approximately $345.0 million was outstanding under the ASGREC Mortgage Loan Facility. Borrowings under the ASGREC Mortgage Loan Facility bear interest at 9.99% per annum and will mature in 2002. Borrowings under the ASGREC Mortgage Loan Facility are secured by liens on certain real property of such subsidiaries.

LAZARUS PA MORTGAGE TERM LOAN

    Lazarus PA, a wholly owned subsidiary of Federated, is a party to a mortgage loan agreement providing for a nonamortizing term loan in the principal amount of $40.0 million (the "Lazarus PA Mortgage Term Loan"). The outstanding principal balance of the Lazarus PA Mortgage Term Loan bears interest at fluctuating interest rates based on the interbank Eurodollar market plus 1.5% and will mature in 1999. This indebtedness is secured by liens on certain real property of Lazarus PA and is guaranteed by Federated on a full recourse basis.

FNC PROMISSORY NOTE

    On December 31, 1993, FNC, a wholly owned subsidiary of Federated, acquired 50% of the Prudential Claims for $109.3 million in cash and a promissory note in the principal amount of $340.0 million (the "FNC Note"). The FNC Note bears interest at floating rates based on three-month LIBOR plus 1.75% (increasing to 2.0% beginning January 1995) and will mature on December 31, 1996. The FNC Note is secured by a security interest in all of the property and assets of FNC (including primarily the Prudential Claims acquired by FNC from Prudential and distributions in respect thereof) and is guaranteed by Federated. FNC is required to apply to the prepayment of the FNC Note all cash included in any distribution (or earned on any noncash distribution) in respect of the Prudential Claims purchased by it from Prudential. FNC has agreed to cause all distributions in respect of the Prudential Claims purchased by it from Prudential to be paid or delivered directly to Prudential until the obligations under the FNC Note have been paid in full, with cash distributions to be applied to reduce the obligations under the FNC Note and noncash distributions to be held by Prudential as collateral. FNC is also required to prepay a portion of the FNC Note under certain circumstances if a plan of reorganization of the Debtors not proposed by Federated (either individually or together with coproponents) is confirmed by the Bankruptcy Court.

    Federated has agreed that, if a plan of reorganization proposed by Federated provides for Federated to acquire all or substantially all of the assets or equity interests of the Debtors, Federated will cause the FNC Note to become secured equally and ratably with the New Prudential Mortgage Notes by the lien on the Encumbered Stores granted to Prudential by New Macy's Primary Real Estate. See "Securities to be Issued Pursuant to the Plan--New Prudential Mortgage Notes."

Moreover, on or prior to the Effective Date, Federated may exercise its option to acquire the remainder of the Prudential Claims. See "Operations During the Reorganization Cases--Plan Negotiations."

    The FNC Note will be prepaid in full if the Combined Company enters into the New Credit Agreement. See "--New Bank Facilities."

FEDERATED NOTE MONETIZATION FACILITY

    On May 3, 1988, Federated sold its Filene's and Foley's divisions to May Department Stores for consideration consisting in part of a $400.0 million promissory note (the "May Note"). Federated subsequently transferred the May Note to a grantor trust of which Federated is the beneficiary. Using the May Note as collateral, the trust borrowed $352.0 million under a note monetization facility and distributed the proceeds of such borrowing to Federated. The trust's borrowing under the note monetization facility bears interest at fluctuating interest rates based on LIBOR, subject to certain adjustments, and matures in two equal installments on May 3, 1997 and 1998. An interest rate swap agreement was entered into for the note monetization facility which, in effect, converted the variable interest rate to a fixed rate of 10.344%. Neither Federated nor any subsidiary of Federated is an obligor on the borrowing under the note monetization facility, and the lender's recourse thereunder is limited to the trust's assets and Federated's interest in the trust.

FEDERATED CONVERTIBLE NOTES

    The Federated Convertible Notes are unsecured obligations of Federated that mature on February 15, 2004 and bear interest at the rate of 6%; provided, however, that such interest rate will be reset effective as of February 15, 1995 to a rate (not to exceed 10% per annum) equal to the sum of (i) the average for hypothetical Eight-Year Treasury Notes during the 20 consecutive trading days ending February 15, 1995 and (ii) 200 basis points, unless the per share closing price of Federated Common Stock (or, following the effectiveness of the Federated/Macy's Merger, New Combined Company Common Stock) is at least equal to $35.00 (subject to adjustment in connection with the Federated/Macy's Merger) for 20 consecutive trading days during the 12-month period ending February 15, 1995. The Federated Convertible Notes do not bear interest prior to February 15, 1995, but accrete from the deemed issue price thereof per $1,000 of stated principal amount to such stated principal amount at the rate of 6% per annum during the period prior to February 15, 1995. The outstanding aggregate stated principal amount of the Federated Convertible Notes was approximately $307.4 million as of July 30, 1994.

    On each of February 15, 2002, 2003, and 2004, Federated is required to pay an amount equal to 33.3% of the aggregate stated principal amount of the Federated Convertible Notes initially outstanding, in each case together with accrued interest to the date of payment. In addition, subject to limitations contained in other debt instruments, at any time on or after February 15, 1995, Federated may make optional prepayments or redemptions of the Federated Convertible Notes in whole or in part. All such prepayments will be made at 100% of the stated principal amount prepaid or redeemed, together with interest accrued to the date of prepayment or redemption.

    At any time at the option of a holder of Federated Convertible Notes, such holder has the right, subject to certain limitations, to convert the principal of any such holder's Federated Convertible Notes into fully paid and nonassessable shares of Federated Common Stock (or, following the effectiveness of the Federated/Macy's Merger, New Combined Company Common Stock) at the rate of 27.86 shares of Federated Common Stock (or, following the effectiveness of the Federated/Macy's Merger, New Combined Company Common Stock) for each $1,000 stated principal amount of Federated Convertible Notes, provided that such conversion rate will be appropriately adjusted to prevent dilution of such conversion rights in the event of certain changes in or events affecting the Federated Common Stock (or, following the effectiveness of the Federated/Macy's Merger, New Combined Company Common

Stock) and certain consolidations, mergers, sales, leases, transfers, or other dispositions to which Federated (or, following the effectiveness of the Federated/Macy's Merger, the Combined Company) is a party.

FEDERATED SUBSIDIARY TRADE OBLIGATIONS

    Pursuant to the Federated POR, the holders of certain allowed general unsecured prepetition claims against certain of Federated's subsidiaries are entitled to receive a cash payment on February 4, 1995. The obligations of the applicable subsidiaries of Federated (the "Subsidiary Trade Obligors") to make such payment (the "Subsidiary Trade Obligations") have been estimated by Federated at $101.5 million in the aggregate, exclusive of interest. Until all disputed claims against the Subsidiary Trade Obligors are resolved in accordance with the procedures set forth in the Federated POR, there can be no assurance that the actual amounts thereof will not exceed such estimate by a material amount. The Subsidiary Trade Obligations bear interest at the rate of 6.94% per annum. The Subsidiary Trade Obligations are unsecured obligations of the applicable Subsidiary Trade Obligors and are guaranteed by Federated on a subordinated basis. The terms of the Federated POR relating to the Subsidiary Trade Obligations include certain restrictions on, among other things, the incurrence of indebtedness by the Subsidiary Trade Obligors and the payment of dividends by the Subsidiary Trade Obligors or Federated.

MISCELLANEOUS MORTGAGE INDEBTEDNESS

    In addition to the mortgage indebtedness described above, as of the Effective Date: (i) KPM will enter into the New John Hancock KPM Note Override Agreement, which will affirm, with certain modifications, KPM's obligations under the John Hancock KPM Note (the outstanding principal amount of which is approximately $7.0 million); (ii) New Macy's Kings Plaza Real Estate will issue the New John Hancock Plaza Store Note in the principal amount of approximately $6.1 million; and (iii) certain other mortgage indebtedness of the Debtors in an aggregate principal amount of approximately $27.3 million will be Reinstated.

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
                                  RISK FACTORS

    The securities to be issued pursuant to the Plan are subject to a number of material risks, including those enumerated below. The risk factors enumerated below assume Confirmation and the consummation of the Plan and the transactions contemplated by the Plan and do not include matters that could prevent Confirmation. See "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests" and "--Conditions to Confirmation and Effective Date of the Plan" and "Voting and Confirmation of the Plan" for discussions of such matters. Prior to voting on the Plan, each holder of impaired Claims against the Debtors should carefully consider the risk factors enumerated or referred to below as well as all of the information contained elsewhere in this Disclosure Statement, including the Exhibits hereto.

ANTITRUST MATTERS

    On August 19, 1994, the FTC notified the Plan Proponents that it had granted early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Plan Proponents also were advised by the New York Attorney General that it was investigating the competitive effects of the Federated/Macy's Merger. On September 19, 1994, however, Federated and the New York Attorney General entered into the Agreement in Principle, under which the parties agreed to resolve that investigation through, among other things, Federated's commitment to cause the Combined Company to dispose of six department stores in New York, in exchange for the New York Attorney General's agreement not to challenge the Federated/Macy's Merger. (For a further description of the Agreement in Principle, see "The Combined Company-- Restructuring Transactions--The Federated/Macy's Merger--Antitrust Matters.")

    Pursuant to the Federated/Macy's Merger Agreement, Federated agreed to use its reasonable efforts to obtain all consents, approvals, or authorizations of any governmental authority required for the consummation of the Federated/Macy's Merger under any applicable antitrust law, which efforts are deemed to include divesting, holding separate, or otherwise taking action with respect to Federated's or any of the Combined Company's assets and properties necessary to comply therewith, except to the extent that certain actions, other than certain possible actions previously discussed between Federated and Macy's, would, in the aggregate, have a material adverse effect on the business, financial condition, or results of operations of the Combined Company and its subsidiaries, taken as a whole. See "The Combined Company--Restructuring Transactions--The Federated/Macy's Merger--The Federated/Macy's Merger Agreement--Access, Approvals, Notices, Etc." and "--Antitrust Matters." The Plan Proponents continue to believe that the Federated/Macy's Merger does not violate any federal or state antitrust or other law, and the pro forma and projected financial information contained herein assumes that no divestitures (other than those contemplated by the Agreement in Principle, which Federated believes would not have a material adverse affect on the business, financial condition, or results of operations of the Combined Company and its subsidiaries, taken as a whole) or other extraordinary actions will be required under any such law. See "The Combined Company--Unaudited Pro Forma Combined Financial Information" and "--Projected Financial Information." There can be no assurance, however, with respect to such matters.

BUSINESS FACTORS AND COMPETITIVE CONDITIONS

    The retailing industry is and will continue to be intensely competitive. The Combined Company's stores will face increasing competition not only with other department stores in the geographic areas in which they operate, but also with numerous other types of retail outlets, including specialty stores, general merchandise stores, off-price and discount stores, new and established forms of home shopping (including mail order catalogs, television, and computer services), and manufacturer outlets. The department store business is also seasonal in nature with a high proportion of sales and operating income generated in November and December. Working capital requirements fluctuate during the

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year, increasing somewhat in mid-Summer in anticipation of the Fall merchandising season and increasing substantially prior to the Christmas season as significantly higher inventory levels are necessary.

LEVERAGE; RESTRICTIVE COVENANTS

    The Combined Company's consolidated indebtedness will be greater than its shareholders' equity. See "The Combined Company--Pro Forma Capitalization of the Combined Company," "--Unaudited Pro Forma Combined Financial Information," and "--Projected Financial Information." The debt instruments to which the Combined Company will be a party will contain a number of restrictive covenants and events of default, including covenants limiting capital expenditures, incurrence of debt, and sales of assets. In addition, under certain of its debt instruments, the Combined Company will be required to achieve certain financial ratios, some of which may become more restrictive over time, and a substantial portion of the Combined Company's indebtedness will be secured by the capital stock or assets of various subsidiaries of the Combined Company or has been incurred by subsidiaries. See "Securities to be Issued Pursuant to the Plan" and "Other Indebtedness of the Combined Company." Among other consequences, the leverage of the Combined Company and such restrictive covenants and other terms of the Combined Company's debt instruments could impair the Combined Company's ability to obtain additional financing in the future, to make acquisitions, and to take advantage of significant business opportunities that may arise. In addition, the Combined Company's leverage may increase the vulnerability of the Combined Company to adverse general economic and retailing industry conditions and to increased competitive pressures. See "--Business Factors and Competitive Conditions." Assuming that the New Bank Facilities are not available, total required cash payments of principal in respect of the long-term indebtedness of the Combined Company during the four-year period following the Effective Date are anticipated to be approximately $1,548.2 million, which amount includes the $352.0 million note monetization facility. See "The Combined Company--Projected Financial Information."

SECURITY INTERESTS

    The capital stock of certain of the Combined Company's subsidiaries and substantially all of the receivables and real estate of the Combined Company and its subsidiaries will be subject to various liens and security interests. See "Securities to be Issued Pursuant to the Plan--New Prudential Mortgage Notes," "--New GECC Mortgage Notes," and "Other Indebtedness of the Combined Company." If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral would be correspondingly unavailable to the Combined Company or the subsidiary owning such collateral and to other creditors of the Combined Company or such subsidiary, except to the extent, if any, that the value of the affected collateral exceeds the amount of the indebtedness in respect of which such foreclosure rights are exercised.

HOLDING COMPANY STRUCTURE

    The Combined Company will be structured as a holding company, substantially all of the operations of which will be conducted through subsidiaries. Consequently, the Combined Company will rely principally on dividends or advances, including advances pursuant to the Combined Company's cash management system, from its subsidiaries for the funds necessary for, among other things, the payment of principal of and interest on the New Debt. The ability of such subsidiaries to pay dividends is subject to applicable state law and certain other restrictions. Any right of the holders of the New Debt or New Combined Company Common Stock to participate in the assets of any of the subsidiaries upon such subsidiary's liquidation or recapitalization will be effectively subordinated to the claims of such subsidiary's creditors and preferred stockholders (if any), except to the extent that the Combined Company is itself recognized as a creditor of such subsidiary.

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DIVIDEND POLICIES; RESTRICTIONS ON PAYMENT OF DIVIDENDS

    The Plan Proponents do not anticipate that the Combined Company will pay any dividends on the New Combined Company Common Stock in the foreseeable future. In addition, the covenants in certain debt instruments to which the Combined Company will be a party will restrict the ability of the Combined Company to pay dividends, and may prohibit the payment of dividends and certain other payments. See "Other Indebtedness of the Combined Company." In particular, it is anticipated that, if the New Bank Facilities are available to the Combined Company, the New Credit Agreement will include a customary covenant prohibiting the Combined Company from paying any dividends or making any other distributions to stockholders. See "Other Indebtedness of the Combined Company-- New Bank Facilities--Covenants." Moreover, certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in New Combined Company Common Stock.

LACK OF ESTABLISHED MARKET FOR THE NEW DEBT AND NEW EQUITY; VOLATILITY

    There is no existing market for the New Debt or the New Equity. Although it is a condition to the Effective Date that the New Combined Company Common Stock be authorized for listing on the NYSE or accepted for quotation through NASDAQ, and Federated has agreed to use its best efforts to cause the New Warrants to be so authorized or accepted, there can be no assurance, even if such authorizations or acceptances are obtained, that an active market for such securities will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. It is not presently contemplated that any of the New Unsecured Notes, the New GECC Mortgage Notes, the New John Hancock Mortgage Notes, or the New Prudential Mortgage Notes will be traded on a national securities exchange or that an active trading market therefor will develop. Accordingly, no assurance can be given that a holder of the New Debt will be able to sell such securities in the future or as to the price at which any such sale may occur. To the extent that markets for such securities may exist, the prices at which such securities trade may depend upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Combined Company.

    All of the New Debt and the New Warrants and a material portion of the shares of New Combined Company Common Stock expected to be outstanding immediately following the Effective Date will be issued pursuant to the Plan to prepetition creditors of the Debtors, some of whom may prefer to liquidate their investment rather than to hold it on a long-term basis. Accordingly, to the extent that markets for such securities may exist, they may be volatile, at least for an initial period after the Effective Date.

PROJECTIONS

    The Projections included in this Disclosure Statement are inherently uncertain and are dependent upon, among other factors, the reliability of the assumptions upon which such Projections are based. See "The Combined Company--Projected Financial Information." These Projections are based upon numerous assumptions, including Confirmation and consummation of the Plan in accordance with its terms, the realization of net cash proceeds from certain asset sales, the anticipated future performance of the Combined Company, industry performance, general business and economic conditions, increasingly intense competition in the retailing industry, and other matters, most of which are beyond the control of the Combined Company and some of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Combined Company. Accordingly, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. See "The Combined Company--Projected Financial Information."

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NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

    As a result of the consummation of the Plan and the transactions contemplated thereby, the Combined Company will operate the existing businesses of Macy's and Federated on a combined basis under a new corporate structure and a new capital structure. See "The Combined Company-- Restructuring Transactions," "--Business of the Combined Company," "--Pro Forma Capitalization of the Combined Company," "--Unaudited Pro Forma Combined Financial Information," and "--Projected Financial Information." Accordingly, the financial condition and results of operations of the Combined Company from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the historical financial statements of Federated and Macy's contained in this Disclosure Statement.

CERTAIN TAXATION MATTERS

    The Combined Company will be subject to audits by taxing authorities with respect to periods both before the Federated/Macy's Merger (involving both of Federated's and Macy's respective premerger consolidated tax groups) and thereafter (involving the Combined Company's consolidated tax group). In addition, the Plan is subject to substantial uncertainties regarding the application of federal income tax laws, as well as state, local, and foreign tax laws, to various transactions and events contemplated therein. Although rulings have been requested from the IRS with respect to certain federal income tax consequences of the Plan to the Debtors, there can be no assurance that the requested rulings will be received. If the IRS rules adversely or declines to rule with respect to some or all of the requested rulings, certain tax consequences of the Plan may be adverse to a significant extent. In addition, substantial uncertainties will remain with respect to some tax consequences of the Plan even if the IRS rules favorably on all matters as to which rulings are requested.

    The Combined Company's cash position, and its corresponding ability to meet its obligations on the New Debt, will depend in part on whether the Federated/Macy's Merger and the other Restructuring Transactions are tax free at the corporate level and on the availability to the Combined Company and to other members of the Combined Company's consolidated tax group of certain tax benefits in the nature of NOLs and business credit carryforwards. The Projections assume that the Federated/Macy's Merger and the other Restructuring Transactions will be tax free at the corporate level. Under the Federated/Macy's Merger Agreement, it is possible that the combination of Federated and Macy's will be consummated in a form other than a merger of Federated with and into Macy's, which form may not be able to be effectuated on a tax free basis at the corporate level, and thus, may generate a material amount of taxable income the tax on which would be a liability of the Combined Company. The Projections also assume that the Macy's affiliated group will have at least $600.0 million in NOLs as of the Effective Date and that those NOLs will be utilized, after the Federated/Macy's Merger, at the rate of $150.0 million per year. See "The Combined Company--Projected Financial Information-- Principal Assumptions." There can be no assurance, however, that the IRS will not seek to challenge part or all of the Macy's NOLs (or other tax attributes), the rate at which those NOLs can be utilized, or other matters. If any such challenge were to succeed, tax liabilities materially in excess of those assumed in the preparation of the Projections could be incurred. In addition, there can be no assurance that the appropriate Reorganized Debtors will generate enough taxable income to utilize the Macy's NOLs at the projected rate. See "Federal Income Tax Consequences of Consummation of the Plan-- Federal Income Tax Consequences to the Debtors and the Combined Company--Net Operating Loss Carryforwards."

    The IRS has completed its audit of Federated's fiscal 1992 federal income tax return, and has proposed an adjustment based on its view that Federated was not entitled to use certain NOLs to offset operating income attributable to periods following the Federated POR Effective Date. Federated disagrees with this proposed adjustment, and intends to oppose it. The projected cash flows and cash balances contained in the Projections do not reflect any payments that the Combined Company might

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be required to make to the IRS (estimated by Federated to be less than $60.0 million in respect of fiscal 1992 and fiscal 1993) if the IRS' position on the underlying issue were ultimately to prevail.

DILUTION

    A number of Disputed Claims are material, and the total amount of all Claims, including Disputed Claims, is materially in excess of the total amount of Allowed Claims assumed in the development of the Plan. It is a condition to Confirmation that the aggregate amounts of Administrative Claims, Priority Tax Claims, Priority Claims, and Allowed Claims in Reserve Classes M-13, MOS-13, MRS-10, and MMS-5 shall have been estimated or determined by Bankruptcy Court orders (to the extent that the Bankruptcy Court has jurisdiction) that are not subject to any stay in amounts that do not exceed the corresponding estimated aggregate amounts set forth in the table under "Overview of the Plan-- Summary of Classes and Treatment of Claims and Interests" for each such category or Class of Claims. The actual ultimate aggregate amount of Allowed Uncompromised Claims, including Allowed Reserve Class Claims, may differ significantly from those estimates. Accordingly, the amount of the Pro Rata distribution of New Combined Company Common Stock that will ultimately be received by any particular holder of an Allowed Claim in Reserve Classes M-13, MOS-13, MRS-10, and MMS-5 may be adversely affected by the aggregate amount of Claims ultimately allowed in the applicable Class. Moreover, because Allowed Claims in Reserve Classes will receive Pro Rata distributions as if such Claims were in a single Class, the amount of the distribution that will ultimately be received by any particular holder of an Allowed Claim in any such Class may be adversely affected by the aggregate amount of Claims ultimately allowed in any Reserve Class. Consequently, distributions of New Combined Company Common Stock to holders of Allowed Claims in Reserve Classes will be made on an incremental basis until all Disputed Claims in such Classes have been resolved. See "Distributions Under the Plan--Timing and Calculation of Amounts to be Distributed--New Combined Company Common Stock to be Distributed to Holders of Allowed Claims in Reserve Classes." In addition, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly less than the amount of the Disputed Claim asserted by the holder thereof.

CERTAIN CONDITIONS TO THE FEDERATED/MACY'S MERGER

    The obligations of Federated and Macy's to consummate the Federated/Macy's Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the Federated/Macy's Merger of certain conditions. See "The Combined Company--Restructuring Transactions--The Federated/Macy's Merger--The Federated/Macy's Merger Agreement--Conditions to the Federated/Macy's Merger." There can be no assurance that such conditions will be satisfied or waived at or prior to the Effective Time of the Federated/Macy's Merger.

CERTAIN PROVISIONS OF THE COMBINED COMPANY'S CERTIFICATE OF
INCORPORATION, BY-LAWS, AND OTHER AGREEMENTS

    The Certificate of Incorporation and By-Laws and certain other agreements to which the Combined Company will be a party contain provisions that may have the effect of delaying, deferring, or preventing a change in control of the Combined Company. See "Capital Stock of the Combined Company--Certain Corporate Governance Matters." In addition, the Certificate of Incorporation will authorize the issuance of up to 500.0 million shares of New Combined Company Common Stock and 125.0 million shares of New Combined Company Preferred Stock. The Board will have the power to determine the price and terms under which any such additional capital stock may be issued and to fix the terms of such New Combined Company Preferred Stock, and existing stockholders of the Combined Company will not have preemptive rights with respect thereto. See "Capital Stock of the Combined Company--Future Stock Issuances."

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                    GENERAL INFORMATION CONCERNING THE PLAN

    The following is a summary of certain additional information concerning the Plan. This summary is qualified in its entirety by reference to the provisions to the Plan. For a discussion of the classification and treatment of Claims and Interests under the Plan, see "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests" and "--Additional Information Regarding Treatment of Certain Claims."

VESTING OF PROPERTY OF THE MACY'S DEBTORS

    Subject to the Restructuring Transactions, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law. See "The Combined Company--Restructuring Transactions." Except as otherwise provided in the Plan, as of the Effective Date, all property of the respective Estates of the Debtors will vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, charges, other encumbrances, and Interests. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire, and dispose of property and compromise or settle any Claims or Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professionals' fees, disbursements, expenses, or related support services, including those professional fees and expenses incurred by the Claims Resolution Committee pursuant to Section XII.A.2 of the Plan, without application to the Bankruptcy Court.

LEGAL EFFECTS OF THE PLAN

  DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS; RELATED INJUNCTION

    Except as provided in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge, and release of all Claims and termination of all Interests, including any interest accrued on Claims from the applicable Petition Date. Except as provided in the Plan or Confirmation Order, Confirmation will, as of the Effective Date: (i) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based on such debt is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code, or
(c) the holder of a Claim based on such debt has accepted the Plan; and (ii) terminate all Interests and other rights of equity security holders in the Debtors.

    As of the Effective Date, except as provided in the Plan or Confirmation Order, all entities will be precluded from asserting against the Debtors, the Reorganized Debtors, their respective successors, or their respective property, any other or further Claims, demands, debts, rights, causes of action, liabilities, or equity interests based upon any act, omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all such Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim.

    Except as otherwise provided in the Plan or Confirmation Order, as of the Effective Date, all entities that have held, currently hold, or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the

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Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts, or liabilities, or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors, or their respective property; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Reorganized Debtors, or their respective property; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors, or their respective property; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors, the Reorganized Debtors, or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions described above.

  LIMITATIONS ON AMOUNTS TO BE DISTRIBUTED TO HOLDERS OF ALLOWED INSURED CLAIMS

    Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law.

  INTERCOMPANY CLAIMS AND CERTAIN CLAIMS OF AFFILIATES

    On the Effective Date, all Intercompany Claims, except those Intercompany Claims that arise from or relate to the intercompany agreements listed on Appendix IV.L.1 to the Plan, will be extinguished, and no property will be distributed to or retained by holders of such Intercompany Claims on account of such Claims. Appendix IV.L.1 specifies the treatment of the Intercompany Claims that arise from or relate to the intercompany agreements listed thereon. On the Effective Date, the respective aggregate amounts of the Allowed Debt Security Claims of Macy's Financial will be deemed to be: (i) $4,230,730 in each of Classes M-10 and MOS-10, (ii) $114,172,200 in each of Classes M-11 and MOS-11, and (iii) $79,641,600 in each of Classes M-12 and MOS-12. The New Combined Company Common Stock and New Warrants to be received by Macy's Financial on account of such Claims will be subject to the restrictions described in "Securities to be Issued Pursuant to the Plan--New Combined Company Common Stock" and "--New Warrants."

  PRESERVATION OF RIGHTS OF ACTION HELD BY THE DEBTORS OR REORGANIZED DEBTORS

    Except as provided in the Plan or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights, and causes of action that any Debtor or Estate may hold against any entity. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights, or causes of action as appropriate, in accordance with the best interests of the Reorganized Debtors or the successors holding such rights of action.

RELEASES AND CERTAIN SETTLEMENTS UNDER THE PLAN; RELATED INJUNCTION

  RELEASES BY THE DEBTORS

    As of the Effective Date, for good and valuable consideration, the adequacy of which is confirmed under the Plan, each Debtor and Reorganized Debtor will be deemed to forever release, waive, and discharge all claims, demands, debts, rights, causes of action, and liabilities in connection with or related to: (i) Allowed Claims in Classes M-4 through M-9, MOS-4 through MOS-9, MRS-4 through MRS-8, or MMS-4 (including causes of action under sections 510, 544, 547, 548, and 550 of the Bankruptcy Code and comparable nonbankruptcy law, but excluding the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) or (ii) those alleged by a Debtor in any adversary

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proceeding or contested matter pending in a Reorganization Case, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission, or other occurrence taking place on or prior to the Effective Date and that may be asserted by or on behalf of a Debtor or its Estate against: (a) Federated; (b) FNC; (c) any Senior Lender (including any member of the WCB Group, the 49 Store Bank Group, or the CREI Bank Group); (d) GECC (other than those claims, demands, debts, rights, causes of action, and liabilities arising from or in connection with the operation of the credit card program provided to Macy's and certain of the Macy's Subsidiaries by GE Credit); or (e) the respective agents, advisors, attorneys, and representatives (including the respective current and former directors, officers, employees, members, and professionals) of any of the foregoing, acting in such capacity.

    As of the Effective Date, for good and valuable consideration, the adequacy of which is confirmed under the Plan, each Debtor and Reorganized Debtor will be deemed to forever release, waive, and discharge all claims, demands, debts, rights, causes of action, and liabilities in connection with or related to the Debtors or the Reorganization Cases (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission, or other occurrence taking place on or prior to the Effective Date and that may be asserted by or on behalf of a Debtor or its Estate against: (i) the Creditors' Committee and its members, acting in such capacity; (ii) the Bondholders' Committee and its members, acting in such capacity; (iii) the Voting Trustee; or (iv) the respective agents, advisors, attorneys, and representatives (including the current and former members and professionals) of either of the foregoing, acting in such capacity; provided, however, that this release will not apply to any releasee that seeks to enforce any subordination or turnover rights terminated, compromised, or settled pursuant to the Plan.

    As of the Effective Date, for good and valuable consideration, the adequacy of which is confirmed under the Plan, each Debtor and Reorganized Debtor will be deemed to forever release, waive, and discharge all claims, demands, debts, rights, causes of action, and liabilities under sections 510, 544, 547, 548, and 550 of the Bankruptcy Code and comparable nonbankruptcy law of any nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission, or other occurrence taking place on or prior to the Effective Date and that may be asserted by or on behalf of a Debtor or its Estate against: (i) GE Credit (other than those claims, demands, debts, rights, causes of action, and liabilities arising from or in connection with the operation of the credit card program provided to Macy's and certain of the Macy's Subsidiaries by GE Credit); (ii) any holder of a Claim in a Reserve Class; or (iii) any holder of an Allowed Debt Security Claim and any Indenture Trustee (and any predecessor thereof), acting in such capacity; provided, however, that this release will not apply to any releasee that seeks to enforce any subordination or turnover rights terminated, compromised, or settled pursuant to the Plan.

  RELEASES BY SWISS BANK

    Without in any manner limiting the scope of the release described in "--Releases by Holders of Claims or Interests," except as provided in Appendix IV.G.2.c to the Plan with respect to certain interest or swap payments due to Swiss Bank (as defined in the Macy's/49 Store Loan Agreement) for all or a portion of the period December 24, 1991 through June 24, 1992 (the "Swiss Bank Release Carveout"), as of the Effective Date, in exchange for the treatment of its Claims in Classes M-8, MOS-8, and MRS-8, Swiss Bank will be deemed to forever release, waive, and discharge all claims, demands, debts, rights, causes of action, and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that Swiss Bank has, had, or may have against any member of the 49 Store Bank

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Group for damages in respect of the unsatisfied portion of any of its Claims classified in Classes M-8, MOS-8, and MRS-8.

  RELEASES BY HOLDERS OF CLAIMS OR INTERESTS

    As of the Effective Date, except as provided in Appendix IV.G.2.c to the Plan with respect to the Swiss Bank Release Carveout, to the fullest extent permissible under applicable law, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the cash, New Securities, contracts, instruments, releases, indentures, or other agreements or documents to be delivered in connection with the Plan, each entity that has held, holds, or may hold a Claim or Interest will be deemed to forever release, waive, and discharge all claims, demands, debts, rights, causes of action, or liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, equity securities, releases, indentures, and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission, or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization Cases, or the Plan that such entity has, had, or may have against: (i) Federated; (ii) FNC; (iii) any Senior Lender (including any member of the WCB Group, the 49 Store Bank Group, or the CREI Bank Group); (iv) GE Credit (other than those claims, demands, debts, rights, causes of action, and liabilities arising from or in connection with the operation of the credit card program provided to Macy's and certain of the Macy's Subsidiaries by GE Credit);
(v) the Creditors' Committees; (vi) the Indenture Trustees; (vii) the Voting Trustee; (viii) any Debtor (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code); or (ix) the respective agents, advisors, attorneys, and representatives (including the respective current and former directors, officers, employees, members, and professionals) of any of the foregoing, acting in such capacity.

  INJUNCTION

    As of the Effective Date, all entities that have held, currently hold, or may hold a claim, demand, debt, right, cause of action, or liability that is released as described in "--Releases by the Debtors," "--Releases by Swiss Bank," or "--Releases by Holders of Claims or Interests" are permanently enjoined from taking any of the following actions on account of such released claims, demands, debts, rights, causes of action, or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to any released entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions described above.

  RESOLUTION OF CERTAIN CLAIMS AND SUBORDINATION ISSUES

    Under Section X.C.1 of the Plan, the classification and manner of satisfying all Claims and Interests under the Plan take into consideration all contractual, legal, and equitable subordination and turnover rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code, or otherwise, that a holder of a Claim or Interest may have against other Claim holders with respect to any distribution made pursuant to the Plan. Except as otherwise described in "--Preservation of Certain Subordination and Turnover Rights," on the Effective Date, all contractual, legal, or equitable subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, except as otherwise described in "--Preservation of Certain Subordination and Turnover Rights," distributions

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pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

    Except as otherwise described in "--Preservation of Certain Subordination and Turnover Rights," pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the amounts of Allowed Claims in Classes M-4 through M-12, MOS-4 through MOS-12, MRS-4 through MRS-9, and MMS-4 and the enforcement or termination of all contractual, legal, and equitable subordination and turnover rights that a holder of a Claim or Interest may have with respect to any Allowed Claim, or any distribution to be made pursuant to the Plan on account of such Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors, and their respective property and Claim holders, and is fair, equitable, and reasonable. See "Operations During the Reorganization Cases--Plan Negotiations--Settlement of Certain Claims and Intercreditor Issues Under the Plan."

  PRESERVATION OF CERTAIN SUBORDINATION AND TURNOVER RIGHTS

    If a Class of Claims does not accept the Plan, all contractual, legal, and equitable subordination or turnover rights to which any Claim or holder of a Claim in such nonaccepting Class may be subject or entitled will survive and remain unaffected by Confirmation or occurrence of the Effective Date, and all contractual subordination and turnover rights to which any Allowed Claim in such nonaccepting Class, or any distribution to be made pursuant to the Plan on account of any such Allowed Claim, is subject to, will survive and remain unaffected by, and will be enforced by entry of the Confirmation Order, including the rights of holders of Senior Indebtedness Claims against the holders of Allowed Debt Security Claims.

CONTINUATION OF CERTAIN RETIREMENT BENEFITS

  CERTAIN RETIREE HEALTH, MEDICAL, AND LIFE INSURANCE BENEFITS

    From and after the Effective Date, the Reorganized Debtors will be obligated to pay the retiree benefits (as defined in section 1114(a) of the Bankruptcy
Code) in accordance with the terms of the retiree benefit plans governing the payment of such benefits, subject to any rights to amend, modify, or terminate such retiree benefits under the terms of the applicable retiree benefits plan or applicable nonbankruptcy law.

  PURCHASE DISCOUNTS FOR RETIREES

    From and after the Effective Date, the Reorganized Debtors will provide their respective retirees with merchandise and service purchase price discounts, in accordance with the Debtors' business practices in effect prior to the applicable Petition Dates; provided, however, that each of the Reorganized Debtors will have the right to modify, reduce, or eliminate such discounts in its sole discretion without any claims, debts, rights, causes of action, or liabilities arising against the Reorganized Debtors from such action.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

    Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the applicable Petition Date is rejected by a Debtor, it will be treated as if the Debtor breached such contract or lease on the date immediately preceding the Petition Date, and the other party to the agreement may assert an Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real

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property leases, damages are subject to certain limitations imposed by sections
365 and 502 of the Bankruptcy Code.

ASSUMPTIONS, ASSIGNMENTS, AND REJECTIONS OF NON-REAL PROPERTY EXECUTORY CONTRACTS AND UNEXPIRED LEASES

   Assumptions and Assignments

    Except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors will assume, or assume and assign, as indicated, each of the executory contracts and unexpired leases listed on Appendix V.A.1.a to the Plan; provided, however, that Federated and the Reorganized Debtors reserve the right, at any time prior to 60 days after the Effective Date, to amend Appendix V.A.1.a to (i) delete any executory contract or unexpired lease listed therein, thus providing for its rejection, or (ii) add any executory contract or unexpired lease thereto, thus providing for its assumption or assumption and assignment. Federated or the Reorganized Debtors, as applicable, will provide notice of any amendments to Appendix V.A.1.a to the Plan to the parties to the executory contracts or unexpired leases affected thereby and the Claims Resolution Committee and, if such amendments are made before the Effective Date, to the parties on the then-applicable administrative service list in the Reorganization Cases. Any amendment to Appendix V.A.1.a after the Effective Date to delete an executory contract or unexpired lease listed therein will be deemed and treated as a rejection of such contract or lease pursuant to section 365(g)(1) of the Bankruptcy Code. Each contract and lease listed on Appendix V.A.1.a to the Plan will be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Appendix V.A.1.a to the Plan will not constitute an admission by a Debtor, Reorganized Debtor, or Federated that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

Rejections

    On the Effective Date, except for a non-Real Property Executory Contract or Unexpired Lease that was previously assumed or rejected by an order of the Bankruptcy Court or that is assumed as described in "--Assumptions and Assignments," each non-Real Property Executory Contract and Unexpired Lease entered into by a Debtor prior to the applicable Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The non-Real Property Executory Contracts and Unexpired Leases to be rejected will include the executory contracts and unexpired leases listed on Appendix V.A.1.b to the Plan. Each contract and lease listed on Appendix V.A.1.b to the Plan will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Appendix V.A.1.b to the Plan does not constitute an admission by a Debtor, Reorganized Debtor, or Federated that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder. Any non-Real Property Executory Contract and Unexpired Lease not listed on Appendix V.A.1.a to the Plan will be rejected irrespective of whether such contract is listed on Appendix V.A.1.b to the Plan.

  ASSUMPTIONS AND REJECTIONS OF REAL PROPERTY EXECUTORY CONTRACTS AND UNEXPIRED LEASES

    Except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors will assume, or assume and assign, all Real Property Executory Contracts and Unexpired Leases that have not previously expired or terminated pursuant to their respective terms, except for any such Real Property Executory Contract and Unexpired Lease: (i) that was previously assumed or rejected by an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for authority to reject has been filed and served prior to the Confirmation Date, (iii) that has previously expired or terminated pursuant to its own terms, (iv) that is between a Debtor and an Affiliate (other than those agreements described in "--Legal Effects of the

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Plan--Intercompany Claims and Certain Claims of Affiliates"), or (v) that is listed on Appendix V.A.2 to the Plan; provided, however, that Federated and the Reorganized Debtors reserve the right, at any time prior to 60 days after the Effective Date, to amend Appendix V.A.2 to the Plan to: (a) add any Real Property Executory Contract and Unexpired Lease, thus providing for its rejection, or (b) delete any Real Property Executory Contract and Unexpired Lease, thus providing for its assumption. Federated or the Reorganized Debtors, as applicable, will provide notice of any amendments to Appendix V.A.2 to the Plan to the parties to the Real Property Executory Contracts and Unexpired Leases affected thereby and the Claims Resolution Committee and, if such amendments are made before the Effective Date, to the parties on the then-applicable administrative service list in the Reorganization Cases. Each Real Property Executory Contract and Unexpired Lease assumed or rejected pursuant to the Plan will be assumed or rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a Real Property Executory Contract and Unexpired Lease on Appendix V.A.2 to the Plan does not constitute an admission by a Debtor, Reorganized Debtor, or Federated that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

    Each Real Property Executory Contract and Unexpired Lease assumed or rejected pursuant to the Plan will include all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such Real Property Executory Contract and Unexpired Lease.

  PAYMENTS RELATED TO ASSUMPTIONS

    As a condition to assuming executory contracts and unexpired leases, any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor assuming such contract or lease, the assignee of such Debtor, or Federated: (i) by payment of the default amount in cash on the Effective Date; (ii) by payment of the default amount in quarterly cash installments commencing on the Effective Date and continuing for one year; or (iii) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. If there is a dispute regarding: (a) the amount of any default amount or cure payment; (b) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption of such contract or lease, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of executory contracts between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) in lieu of payment in cash.

  BAR DATE FOR REJECTION DAMAGES

    If the rejection of an executory contract or unexpired lease pursuant to the Plan gives rise to a Claim (including any Claims arising from the deemed rejection of any indemnification obligations described in "--Special Executory Contract and Unexpired Lease Issues--Obligations to Indemnify Directors, Officers, and Employees") by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors, their respective successors, or their respective properties unless a proof of claim is filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order or another order of the Bankruptcy Court, no later than 30 days after the later of: (i) the Effective Date and (ii) delivery of a notice of amendment as described in "--Assumptions, Assignments, and Rejections of Non-Real Property Executory Contracts and Unexpired Leases" providing for the rejection of the applicable executory contract or unexpired lease.

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
SPECIAL EXECUTORY CONTRACT AND UNEXPIRED LEASE ISSUES

  ASSIGNMENTS RELATED TO THE RESTRUCTURING TRANSACTIONS

    As of the effective time of the applicable Restructuring Transactions, any executory contract or unexpired lease (including any related agreements as described in "--Executory Contracts and Unexpired Leases--Assumptions and Rejections of Real Property Executory Contracts and Unexpired Leases") to be held by the Combined Company or surviving, resulting, or acquiring corporation in the Operating Subsidiary Transactions, the Real Estate Subsidiary Transactions, or any other Restructuring Transactions, as the case may be, will be deemed assigned to the applicable entity, pursuant to section 365 of the Bankruptcy Code.

  OBLIGATIONS TO INDEMNIFY DIRECTORS, OFFICERS, AND EMPLOYEES

    The obligations of each Debtor or Reorganized Debtor to indemnify any person serving as a director, officer, or employee of such Debtor or Reorganized Debtor as of or following July 15, 1986 will be as provided in the Federated/Macy's Merger Agreement. See "The Combined Company-- Limitation of Liability; Indemnification of Directors and Officers." In its sole discretion, Federated also may elect to have a Debtor or Reorganized Debtor assume under the Plan, as described in "--Executory Contracts and Unexpired Leases--Assumptions, Assignments, and Rejections of Non-Real Property Executory Contracts and Unexpired Leases--Assumptions and Assignments," certain of its obligations to indemnify any person who, as of July 15, 1986, was no longer serving as a director, officer, or employee of such Debtor, which obligations will be deemed and treated as executory contracts that are assumed by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, to the extent assumed, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date. Conversely, unless assumed by a Debtor as described in "--Executory Contracts and Unexpired Leases-- Assumptions, Assignments, and Rejections of Non-Real Property Executory Contracts and Unexpired Leases," the obligations of each Debtor or Reorganized Debtor to indemnify any person who, as of July 15, 1986, was no longer serving as a director, officer, or employee of such Debtor or Reorganized Debtor, which indemnity obligation arose by reason of such person's prior service in any such capacity, or as a director, officer, or employee of another corporation, partnership, or other legal entity, whether provided in the applicable certificates of incorporation, by-laws, or similar constituent documents or by statutory law or written agreement of or with such Debtor or policies or procedures of or with such Debtor, will terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise, as of the Effective Date; provided, however, that, to the extent such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as executory contracts that are rejected by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code, as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage Claims) will be subject to the bar date provisions described in "--Executory Contracts and Unexpired Leases--Bar Date for Rejection Damages." Nothing in the Plan will be exclusive of or limit the terms of any indemnification agreement entered into pursuant to Section IV.C.3 of the Plan or the Federated/Macy's Merger Agreement. See "The Combined Company--Limitation of Liability; Indemnification of Officers and Directors."

REINSTATEMENT OF ALLOWED SECONDARY LIABILITY CLAIMS ARISING FROM OR RELATED TO EXECUTORY CONTRACTS OR UNEXPIRED LEASES ASSUMED BY MACY'S OR MACY'S SUBSIDIARIES

    On the Effective Date, any Allowed Secondary Liability Claim arising from or related to any Debtor's joint or several liability for the obligations under or with respect to: (i) any executory contract or unexpired lease that is being assumed or deemed assumed pursuant to section 365 of the Bankruptcy Code by another Debtor, (ii) any executory contract or unexpired lease that is being assumed by and

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assigned to another Debtor, or (iii) a Reinstated Claim, will be Reinstated.
Accordingly, such Allowed Secondary Liability Claims will survive and be unaffected by entry of the Confirmation Order.

  CANCELLATION OF OLD INDENTURES

    As of the Effective Date, except as otherwise provided in Section VI.B.2 of the Plan (with respect to Indenture Trustees' receiving and making Plan distributions), Section VI.I of the Plan (with respect to surrender of Old Debt Securities to Indenture Trustees), Section VI.J.2 of the Plan (with respect to maintaining the validity of the Indenture Trustee Charging Liens), and Section X.C.3 of the Plan (with respect to the preservation of subordination and turnover rights; see "--Releases and Certain Settlements Under the Plan; Related Injunction--Preservation of Certain Subordination and Turnover Rights"), the Old Indentures will be canceled pursuant to section 1123(a)(5)(F) of the Bankruptcy Code.

LIMITATION OF LIABILITY

    The Plan Proponents, FNC, the Senior Lenders, the Creditors' Committees, the Indenture Trustees, in their capacity as disbursing agents, the Claims Resolution Committee, and their respective members, agents, advisors, attorneys, and representatives (including their respective current and former directors, officers, employees, and professionals), acting in such capacity, will neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, Confirmation, or consummation of the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan; provided, however, that the foregoing provisions will have no effect on: (i) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release, indenture, or other agreement or document to be delivered or distributed in connection with the Plan or (ii) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

MODIFICATION OR REVOCATION OF THE PLAN

    Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Plan Proponents reserve the right to alter, amend, or modify the Plan before its substantial consummation. The Plan Proponents reserve the right, prior to the Confirmation Date, to revoke or withdraw the Plan: (i) as to all of the Debtors, after five days' notice to each Plan Negotiating Committee and each Creditors' Committee, and (ii) as to any particular Macy's Miscellaneous Subsidiary Debtor, without any notice. If the Plan Proponents revoke or withdraw the Plan as provided in the preceding sentence, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors or (b) prejudice in any manner the rights of any such Debtors or the Plan Proponents.

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                          DISTRIBUTIONS UNDER THE PLAN

GENERAL

    Except as otherwise provided in Article VI of the Plan, distributions to be made on the Effective Date to holders of Claims that are allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (i) 90 days after the Effective Date or (ii) such later date when the applicable conditions of Section IV.E of the Plan (regarding execution of agreements related to the New Mortgage Notes), Section V.B of the Plan (regarding cure payments for executory contracts and unexpired leases being assumed), Section VI.D.2 of the Plan (regarding undeliverable distributions), or
Section VI.I of the Plan (regarding surrender of canceled instruments and securities) are satisfied. Notwithstanding the foregoing, subject (as applicable) to the conditions of Section IV.E.1 of the Plan (regarding execution of the New Mortgage Notes Agreements) and Section VI.I of the Plan (regarding surrender of canceled instruments and securities), distributions will be made on the Effective Date on account of Allowed Claims in the Compromised Classes. See "--Undeliverable or Unclaimed Distributions," "--Timing and Calculation of Amounts to Be Distributed," "--Surrender of Canceled Securities or Other Instruments," and "General Information Concerning the Plan--Executory Contracts and Unexpired Leases--Assumptions, Assignments, and Rejections of Non-Real Property Executory Contracts and Unexpired Leases." Distributions on account of Claims that become Allowed Claims after the Effective Date will be made as described below in "--Timing and Calculation of Amounts to Be Distributed-- New Combined Company Common Stock to be Distributed to Holders of Allowed Claims in Reserve Classes" and "--Disputed Claims; Reserve and Estimations--Distributions on Account of Disputed Claims Once They Are Allowed."

    From and after the Effective Date, cash to be distributed on the Effective Date on account of Reserve Class Claims allowed as of the Effective Date will be deposited in a segregated bank account in the name of the applicable disbursing agent (which may include the Combined Company, acting as its own disbursing agent), held in trust pending distribution by the disbursing agent for the benefit of the holders of such Claims, and accounted for separately, and, subject to Section VI.D.2.a.iii of the Plan (regarding failure to claim undeliverable distributions), will not constitute property of the Combined Company. The disbursing agent will invest such cash in a manner consistent with the Combined Company's investment and deposit guidelines. Distributions of cash on account of each Reserve Class Claim allowed as of the Effective Date will include a Pro Rata share of the Cash Investment Yield from such investment of cash. New Debt to be issued will be deemed issued as of, and New Debt thus will accrue interest from, January 31, 1995, regardless of the date on which New Debt is actually distributed.

METHODS OF DISTRIBUTIONS

  DISTRIBUTIONS TO HOLDERS OF ALLOWED BANK LOAN CLAIMS

    All distributions provided for in the Plan on account of Allowed Bank Loan Claims will be made to the applicable Agent Bank for further distribution to individual holders of such Claims or those participants that such holders certify in writing to the applicable Agent Bank by the close of business on the Distribution Record Date. Distributions will be made by the Reorganized Debtors to each Agent Bank in the names of those holders of Allowed Bank Loan Claims or their participants and in such amounts of cash, principal amounts of New Debt, and numbers of shares of New Combined Company Common Stock (as applicable) as such Agent Bank provides in writing to Federated within seven days after the Distribution Record Date. Distributions will be made in accordance with the applicable Macy's Bank Loan Agreement, as provided in the Plan or in the Confirmation Order or as otherwise agreed between the Agent Bank and any beneficial owner of an Allowed Bank Loan Claim, and will be subject to any Agent Bank Charges, except as may be agreed between Swiss Bank and any beneficial owner of an Allowed Claim in Classes M-6, MOS-6, and MRS-6. Agent Banks will make distributions to their respective holders of Allowed Bank Loan Claims on the Effective Date or as promptly thereafter

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as practicable, but in any event no later than: (i) 10 days after the Effective
Date or (ii) as to any particular Allowed Bank Loan Claim, such later date when the applicable conditions of Section VI.I of the Plan (regarding surrender of canceled instruments and securities) are satisfied and any dispute asserted in writing to the Agent Bank with respect to the identity of the party that is entitled to receive a distribution or the amount of such distribution on account of such Claim is resolved. Notwithstanding the cancellation of the Macy's Bank Loan Agreements under the Plan, the Macy's Bank Loan Agreements will continue in effect to the extent necessary to allow the Agent Banks to receive and make distributions pursuant to the Plan, subject to the deduction of Agent Bank Charges, and the Agent Banks will remain entitled to any limitation of liability, exculpation, or indemnification provisions between or among the holders of Allowed Bank Loan Claims under the applicable Macy's Bank Loan Agreement.

  DISTRIBUTIONS TO HOLDERS OF ALLOWED DEBT SECURITY CLAIMS

    All distributions provided for in the Plan on account of Allowed Debt Security Claims will be made, at the option of Federated or the Combined Company, to the respective Indenture Trustees or a disbursing agent for further distribution to individual holders of Allowed Debt Security Claims. Any such distribution made by an Indenture Trustee will be made pursuant to the applicable Old Indenture or other disbursing agent agreement entered into by the Combined Company and the applicable Indenture Trustee. Notwithstanding the cancellation of the Old Indentures under the Plan, the Old Indentures will continue in effect to the extent necessary to allow the Indenture Trustees to receive and make distributions pursuant to the Plan on account of Allowed Debt Security Claims. Any actions taken by the Indenture Trustees that are not for this purpose will be null and void as against the Debtors and the Reorganized Debtors, and the Reorganized Debtors will have no obligations to the Indenture Trustees for any fees, costs, or expenses incurred in connection with any such actions.

  DISTRIBUTIONS TO HOLDERS OF OTHER CLAIMS

    The Combined Company, or such third-party disbursing agents as Federated or the Combined Company, after consultation with the Unsecured Creditors' Committee, may employ in its sole discretion, will make all distributions of cash and New Securities required under the Plan, except for distributions made by Agent Banks or Indenture Trustees as described in "--Distributions to Holders of Allowed Bank Loan Claims" and "--Distributions to Holders of Allowed Debt Security Claims." Each disbursing agent will serve without bond, and any disbursing agent may employ or contract with other entities to assist in or make the distributions required by the Plan.

UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

  DISTRIBUTIONS HELD BY DISBURSING AGENTS

    If any Allowed Claim holder's distribution is returned to a disbursing agent as undeliverable, no further distributions will be made to such holder unless and until the applicable disbursing agent is notified in writing of such holder's then-current address. Undeliverable distributions will remain in the possession of the applicable disbursing agent until such time as a distribution becomes deliverable. Undeliverable cash (including dividends or other distributions on undeliverable New Combined Company Common Stock) will be held in segregated bank accounts in the name of the applicable disbursing agent for the benefit of the potential claimants of such funds. Any disbursing agent holding undeliverable cash will invest such cash in a manner consistent with the Combined Company's investment and deposit guidelines. Undeliverable New Equity will be held by the applicable disbursing agent for the benefit of the potential claimants of such securities.

    Pending the distribution of any New Combined Company Common Stock, each disbursing agent will cause all of the New Combined Company Common Stock held by it in its capacity as disbursing agent to be: (i) represented in person or by proxy at each meeting of the stockholders of the Combined Company; (ii) voted in any election of directors of the Combined Company, at the option of the disbursing agent, either (a) proportionately with the votes cast by the other stockholders of the

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Combined Company, taken as a whole, or (b) for the nominees recommended by the
Board; and (iii) voted with respect to any other matter, at the option of the disbursing agent, either (a) proportionately with the votes cast by the other stockholders of the Combined Company, taken as a whole, or (b) as recommended by the Board.

    On each Quarterly Distribution Date, the applicable disbursing agents will make all distributions that became deliverable to holders of Allowed Claims during the preceding calendar quarter. Each such distribution will include, to the extent applicable: (i) dividends or other distributions, if any, that shall have theretofore been paid to the Disbursing Agent in respect of any New Combined Company Common Stock included in such distribution and (ii) a Pro Rata share of the Cash Investment Yield from the investment of any undeliverable cash (including dividends or other distributions on undeliverable New Combined Company Common Stock), from the date that such distribution would have first been due had it then been deliverable to the date that such distribution becomes deliverable.

    Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a disbursing agent within two years after the Effective Date will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. In such cases: (i) with respect to undeliverable cash held by a disbursing agent, such cash will be property of the Combined Company, free of any restrictions thereon and (ii) with respect to undeliverable New Combined Company Common Stock held by a disbursing agent on account of Allowed Claims in a Reserve Class, such New Combined Company Common Stock will be retained in the Disputed Claims Reserve for redistribution Pro Rata to holders of Allowed Claims in the Reserve Classes, pursuant to the provisions described in "--Timing and Calculation of Amounts to be Distributed--New Combined Company Common Stock to be Distributed to Holders of Allowed Claims in Reserve Classes-- Additional Quarterly Distributions on Account of Previously Allowed Claims." For purposes of this redistribution, each Allowed Claim in a Reserve Class for which such distributions are undeliverable will be deemed disallowed in its entirety. To the extent that undeliverable cash held by a third-party disbursing agent is subject to Section VI.D.2.a.iii(A) of the Plan, the third-party disbursing agent will return such cash to the Combined Company. Nothing contained in the Plan will require any Debtor, Reorganized Debtor, or disbursing agent to attempt to locate any holder of an Allowed Claim.

  DISTRIBUTIONS HELD BY AGENT BANKS OR INDENTURE TRUSTEES

    For distributions to holders of Allowed Bank Loan Claims or Allowed Debt Security Claims that are made by an Agent Bank or Indenture Trustee, respectively, unless otherwise provided in the Confirmation Order or any other order of the Bankruptcy Court that is not subject to any stay, the provisions of the applicable Macy's Bank Loan Agreement or Old Indenture will govern the holding of undeliverable distributions and the delivery of those distributions to individual holders of Allowed Bank Loan Claims or Allowed Debt Security Claims, respectively. If an Indenture Trustee or disbursing agent, as applicable, determines that an individual holder of an Allowed Debt Security Claim is no longer entitled to a distribution pursuant to the applicable Old Indenture, the Plan, or the Confirmation Order, such individual holder's claim for such distribution will be discharged, and such individual holder will be forever barred from asserting any such claim for a distribution against the Debtors, the Reorganized Debtors, or their respective property. In such cases:
(i) any cash held for distribution on account of such claims (including dividends or other distributions on New Combined Company Common Stock) will be property of the Combined Company, free of any claims or restrictions thereon and
(ii) any New Equity held for distribution on account of such claims will either be canceled or held in the Combined Company's treasury, as the Combined Company may determine is appropriate. The applicable Indenture Trustee or third-party disbursing agent will return such cash or the instruments or securities evidencing such New Equity to the Combined Company.

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
DISTRIBUTION RECORD DATE

    The Agent Banks will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Bank Loan Claim occurring after the close of business on the Distribution Record Date (i.e., with respect to Allowed Bank Loan Claims, the Confirmation Date), and will be entitled for all purposes in the Plan to recognize and make distributions to only those holders of Allowed Bank Loan Claims who are holders of such Claims, or participants therein, as certified by such holders in writing to the Agent Banks by the close of business on the Distribution Record Date. As of the close of business on the Distribution Record Date (i.e., with respect to Allowed Debt Security Claims, the close of business on the earlier of (i) the Effective Time of the Federated/Macy's Merger or (ii) 14 days after the Confirmation Date), the respective transfer register for each of the Old Debt Securities, as maintained by the Debtors, the Indenture Trustees, or their respective agents, will be closed, and the applicable disbursing agents, Indenture Trustees, or their respective agents will have no obligation to recognize the transfer of any Old Debt Securities occurring after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date. Except as otherwise provided in an order of the Bankruptcy Court that is not subject to any stay, the transferees of the Claims in Reserve Classes that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date (i.e., with respect to Reserve Class Claims, the Confirmation Date) will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

MEANS OF CASH PAYMENTS

    Except as otherwise specified below, cash payments will be in U.S. dollars by checks drawn on a domestic bank selected by the applicable Debtor or Reorganized Debtor, or by wire transfer from a domestic bank, at the option of the applicable Debtor or Reorganized Debtor. Cash payments of $1.0 million or more to be made pursuant to the Plan to or on behalf of holders of Allowed Bank Loan Claims, Allowed Trade Claims, or Allowed Debt Security Claims will, to the extent requested in writing no later than five days after the Confirmation Date by the applicable holder, be made by wire transfer from a domestic bank. Cash payments to foreign holders of Allowed Trade Claims may be made, at the option of the applicable Debtor or Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

ALLOWED CLAIMS IN NON-RESERVE CLASSES AND THE FIXED CASH PORTION OF ALLOWED CLAIMS IN RESERVE CLASSES

    Subject to the distribution provisions described in "--General," on the Effective Date: (i) each holder of an Allowed Claim in a non-Reserve Class will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable non-Reserve Class and (ii) each holder of an Allowed Claim in a Reserve Class will receive a distribution of cash equal to 25% of the amount of the Allowed Reserve Class Claim (the "Fixed Cash Portion"). On each Quarterly Distribution Date, distributions will also be made, pursuant to the provisions described in "--Disputed Claims; Reserve and Estimations--Distributions on Account of Disputed Claims Once They Are Allowed," to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such quarterly distributions on account of Allowed Claims in a non-Reserve Class and the Fixed Cash Portion of Allowed Claims in a Reserve Class will also be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

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NEW COMBINED COMPANY COMMON STOCK TO BE DISTRIBUTED TO HOLDERS OF ALLOWED CLAIMS
IN RESERVE CLASSES

   Initial Distributions

    The amount of distributions of New Combined Company Common Stock to be made on the Effective Date (subject to the distribution provisions described in "--General") to holders of Allowed Claims in a Reserve Class on account of such claims will be calculated as if each Disputed Claim in the applicable Reserve Class were an Allowed Claim in its Face Amount. On each Quarterly Distribution Date, distributions will also be made, pursuant to the provisions described in "--Disputed Claims; Reserve and Estimations--Distributions on Account of Disputed Claims Once They Are Allowed," to holders of Disputed Claims in Reserve Classes that were allowed during the preceding calendar quarter. Such quarterly distributions of New Combined Company Common Stock will also be calculated as described above.

   Additional Quarterly Distributions on Account of Previously Allowed Claims

    On each Quarterly Distribution Date, each holder of a Claim previously allowed in a Reserve Class will receive an additional distribution of New Combined Company Common Stock from the Disputed Claims Reserve on account of such Claim in an amount equal to: (i) the amount of New Combined Company Common Stock that such holder would have been entitled to receive as an initial distribution pursuant to the provisions described in "--Initial Distributions" as if such Claim had become an Allowed Claim on the applicable Quarterly Distribution Date minus (ii) the aggregate amount of New Combined Company Common Stock previously distributed on account of such Claim. Each such quarterly additional distribution will also include, on the basis of the amount then being distributed: (a) any dividends or other distributions made on account of New Combined Company Common Stock held in the Disputed Claims Reserve and (b) a Pro Rata share of the Cash Investment Yield from the investment of any cash in the Disputed Claims Reserve, from the date such amounts would have been due had such Claim initially been paid on the Effective Date 100% of the allowed amount to the date that such distribution is made. The Plan's provision for distributions to holders of Allowed Claims in the Reserve Classes is premised on the assumption that the ultimate aggregate amount of all allowed claims in the Reserve Classes will be less than the aggregate Face Amount of the Claims in the Reserve Classes. Accordingly, if the ultimate aggregate amount of Allowed Claims in the Reserve Classes exceeds the estimates set forth in "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests," the amount of the ultimate distribution received by the holders of Allowed Claims in Reserve Classes through the quarterly distributions may be adversely affected. In addition, it is possible that the amount of any particular Disputed Claim that ultimately is allowed by the Bankruptcy Court may be less than the amount of the Plan Proponents' estimate thereof or less than the amount asserted by the holder thereof.

  DISTRIBUTIONS OF NEW DEBT

    Notwithstanding any other provisions of the Plan, principal amounts of New Debt will be issued only in denominations of $1,000 and integral multiples thereof. When any distribution on account of an Allowed Claim would otherwise result in the issuance of New Debt with an aggregate principal amount that is not an integral multiple of $1,000, the actual distribution of such notes will be rounded to the next higher or lower integral multiple of $1,000, as follows:
(i) aggregate principal amounts that exceed an integral multiple of $1,000 by $500 or more will be rounded to the next higher integral multiple of $1,000; and
(ii) aggregate principal amounts that exceed an integral multiple of $1,000 by less than $500 will be rounded to the next lower integral multiple of $1,000. If, as a result of rounding of principal amounts of any series of New Unsecured Notes to be distributed to particular holders of Allowed Bank Loan Claims in a particular Class, the sum of such principal amounts differs from the aggregate principal amount of such series of New Unsecured Notes to be distributed pursuant to Section III.B.2.b, c, or d of the Plan, as applicable: (a) the aggregate principal amount of the applicable series of New Unsecured Notes specified in Section III.B.2.b, c, or d of the Plan will be adjusted upward or downward to provide for the distribution of the applicable series of New Unsecured Notes in an

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aggregate principal amount equal to such sum and (b) the corresponding amount of cash to be distributed pursuant to Section III.B.2.b, c, or d of the Plan, as applicable, will be increased or decreased dollar for dollar to offset the adjustment to the principal amount of the New Unsecured Notes described in (a) above. No consideration will be provided in lieu of principal amounts of any other issue of New Debt that are rounded down.

  DISTRIBUTIONS OF SHARES OF NEW EQUITY

    Notwithstanding any other provision of the Plan, only whole numbers of shares of New Combined Company Common Stock and whole numbers of New Warrants will be issued. When any distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Combined Company Common Stock or a number of New Warrants that is not a whole number, the actual distribution of shares of such stock or warrants will be rounded to the next higher or lower whole number, as follows: (i) fractions equal to or greater than one-half will be rounded to the next higher whole number; and (ii) fractions less than one-half will be rounded to the next lower whole number. The total number of shares of New Combined Company Common Stock and New Warrants to be distributed to a Class of Claims will be adjusted as necessary to account for this rounding. If, as a result of rounding of shares of New Combined Company Common Stock to be distributed to particular holders of Allowed Bank Loan Claims in a particular Class, the sum of the number of such shares differs from the aggregate number of shares of New Combined Company Common Stock to be distributed pursuant to Section III.B.2.b, c, or d of the Plan, as applicable:
(a) the aggregate number of shares of New Combined Company Common Stock specified in Section III.B.2.b, c, or d of the Plan will be adjusted upward or downward to provide for the distribution of New Combined Company Common Stock in an aggregate number of shares equal to such sum and (b) the corresponding amount of cash to be distributed pursuant to Section III.B.2.b, c, or d of the Plan, as applicable, will be increased or decreased dollar for dollar to offset the adjustment to the number of shares of New Combined Company Common Stock described in (a) above. For purposes of the foregoing sentence, each share of New Combined Company Common Stock will be deemed to have a value equal to the Federated Average Market Price (Pool A), subject to the stock price collar described in "Securities to be Issued Pursuant to the Plan--Assumptions Regarding Valuation of New Securities." Except as described in this paragraph, no consideration will be provided in lieu of fractional shares or warrants that are rounded down.

    Subject to the provisions of the New Combined Company Share Purchase Rights Agreement, each share of New Combined Company Common Stock distributed pursuant to the Plan will be accompanied by one New Combined Company Share Purchase Right.

  DE MINIMIS DISTRIBUTIONS

    The disbursing agents and the Indenture Trustees will not be required to distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of cash to be distributed is less than $25 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Any cash not distributed pursuant to the foregoing with respect to Claims in a non-Reserve Class or the Fixed Cash Portion of Allowed Claims in a Reserve Class will be the property of the Combined Company, free of any restrictions thereon, and any such cash held by a third-party disbursing agent or an Indenture Trustee will be returned to the Combined Company. Any cash not distributed pursuant to the foregoing with respect to dividends or other distributions made on account of New Combined Company Common Stock held in the Disputed Claims Reserve will be retained in the Disputed Claims Reserve for redistribution Pro Rata to holders of Allowed Claims in the Reserve Classes as an additional quarterly distribution. See "--New Combined Company Common Stock to be Distributed to Holders of Allowed Claims in Reserve Classes--Additional Quarterly Distributions on Account of Previously Allowed Claims."

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
 SPECIAL PROVISIONS REGARDING AGENT BANK CHARGES, INDENTURE TRUSTEE CHARGING
  LIENS, AND
  CERTAIN FEES AND EXPENSES OF SENIOR LENDERS

   Agent Bank Charges

    Notwithstanding the cancellation of the Macy's Bank Loan Agreements, any Agent Bank Charges will be preserved. Consequently, distributions actually received by the holders of Allowed Bank Loan Claims may be less than the gross distributions provided for under the Plan in an amount equal to the amount of distributions applied by an Agent Bank to its respective Agent Bank Charges.

   Indenture Trustee Charging Liens

    Each of the Indenture Trustees has an Indenture Trustee Charging Lien, as described in each of the Old Indentures. In full satisfaction of Allowed Claims secured by Indenture Trustee Charging Liens, the Indenture Trustees will receive from the Combined Company cash equal to the amount of such Claims, and any Indenture Trustee Charging Liens will be released. Distributions received by holders of Allowed Debt Security Claims pursuant to the Plan will not be reduced on account of payment of Allowed Claims secured by Indenture Trustee Charging Liens. Notwithstanding any other provisions of the Plan, upon: (i) submission of appropriate documentation to the Combined Company regarding fees and expenses incurred by an Indenture Trustee in connection with the Reorganization Cases through the Effective Date that are secured by an Indenture Trustee Charging Lien and (ii) the failure of the Combined Company to object on the grounds of reasonableness, as determined under the terms of the applicable Old Indenture, to the payment of such fees and expenses within 10 days after receipt of such documentation, such Indenture Trustee will be deemed to hold an Allowed Claim for such fees and expenses, which the Combined Company will pay in cash within 30 days after the receipt of the documentation regarding the fees and expenses of such Indenture Trustee, without further Bankruptcy Court approval.

   Fees and Expenses of Senior Lenders

    The Combined Company will reimburse the Senior Lenders, as part of their Secured Claims, for certain fees, costs, and other expenses incurred by the Senior Lenders in connection with the Reorganization Cases in amounts now agreed upon by Federated and the Senior Lenders, without further Bankruptcy Court approval.

  COMPLIANCE WITH TAX REQUIREMENTS

    In connection with the Plan, to the extent applicable, each disbursing agent, Agent Bank, and Indenture Trustee will comply with all tax withholding (including back-up tax withholding, to the extent applicable) and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each disbursing agent, Agent Bank, and Indenture Trustee will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

    Notwithstanding any other provision of the Plan, each entity receiving a distribution of cash or New Securities pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution.

SURRENDER OF CANCELED SECURITIES OR OTHER INSTRUMENTS

  GENERAL

    As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities, or other documentation canceled pursuant to the Plan, the holder of such Claim must tender, as specified in Section VI.I of the Plan, the applicable notes, instruments, securities, or other documentation evidencing such Claim to the applicable Agent Bank, Indenture Trustee, or disbursing agent. Any cash and New Securities to be

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distributed pursuant to the Plan on account of any such Claim will, pending such surrender, be treated as an undeliverable distribution, as described in "--Undeliverable or Unclaimed Distributions."

  FAILURE TO SURRENDER CANCELED OLD DEBT SECURITIES OR UNTENDERED SECURITIES

    Any holder of an Old Debt Security or an Untendered Security that fails to surrender or be deemed to have surrendered the Old Debt Security or Untendered Security within two years after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Old Debt Security or Untendered Security discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. In such cases, any cash or New Equity held for distribution on account of such claim will be disposed of as described in "--Undeliverable or Unclaimed Distributions."

SETOFFS

    Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim in a Reserve Class and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights, and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any such claims, rights, and causes of action that the Debtor or Reorganized Debtor may possess against such holder. To the extent that a Reorganized Debtor fails to effect a setoff with a holder of an Allowed Reserve Class Claim and seeks to collect a claim from such holder after a distribution to such holder pursuant to the Plan on account of its Claim, the applicable Reorganized Debtor's recovery on its claim against such holder will be limited to an amount that does not exceed the amount that would have been recovered had the claim against the holder been set off against the holder's Allowed Reserve Class Claim prior to any distribution pursuant to the Plan to the holder on account of such Allowed Claim.

DISPUTED CLAIMS; RESERVE AND ESTIMATIONS

    The procedures for making incremental distributions to holders of Allowed Claims in the Reserve Classes are summarized below. These distribution procedures will likely have the effect of reducing the initial distributions to holders of Allowed Claims in the Reserve Classes.

 TREATMENT OF DISPUTED CLAIMS

   No Payments on Account of Disputed Claims and Disputed Claims Reserve

    Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is a Disputed Claim, until such Claim or portion of a Claim becomes an Allowed Claim. In lieu of distributions under the Plan to holders of Disputed Claims that would be in a Reserve Class if allowed, a Disputed Claims Reserve will be established on the Effective Date. The Combined Company will fund the Disputed Claims Reserve with cash and New Combined Company Common Stock as described below.

   Funding of Disputed Claims Reserve and Recourse

    On the Effective Date, cash will be deposited in the Disputed Claims Reserve in an amount equal to (i) the greater of (a) $100.0 million and (b) the Fixed Cash Portion of Allowed Claims in the Reserve Classes on the Effective Date minus (ii) the amount of cash distributed on the Effective Date on account of Allowed Claims in the Reserve Classes. At the hearing on Confirmation, the Plan Proponents will provide testimony or other evidence as to the aggregate amount of Allowed Claims in the Reserve Classes as of the date of such hearing and the estimated aggregate amount of such Claims as of the

Effective Date. On the Effective Date, New Combined Company Common Stock will be placed in the Disputed Claims Reserve in a number of shares equal to (i) 3.73385% of the number of Distributable Shares (Pool A) minus (ii) the number of shares of New Combined Company Common Stock distributed on the Effective Date on account of Allowed Claims in the Reserve Classes.

    Each holder of a Disputed Claim that ultimately becomes an Allowed Claim in a Reserve Class will have recourse: (i) to the Combined Company, the Reorganized Macy's Subsidiary Debtors, their successors, and their respective property for satisfaction of the Fixed Cash Portion to which such Claim is entitled under the Plan and an amount equal to any related Cash Investment Yield, computed on the basis that such Fixed Cash Portion was placed in the Disputed Claims Reserve on the Effective Date, irrespective of whether it was, and (ii) only to the undistributed New Combined Company Common Stock held in the Disputed Claims Reserve for satisfaction of the distributions of New Combined Company Common Stock to which holders of such Claims are entitled under the Plan, and not to any Reorganized Debtor, its property, or any assets previously distributed on account of any Allowed Claim.

   Property Held in Disputed Claims Reserve

    Cash held in the Disputed Claims Reserve (including dividends and other distributions on New Combined Company Common Stock held in such reserve) will be deposited in a segregated bank account in the name of the applicable disbursing agent and held in trust for the benefit of the potential claimants of such funds and accounted for separately, and, subject to Section VI.D.2.a.iii of the Plan (regarding failure to claim undeliverable distributions), will not constitute property of the Combined Company. The applicable disbursing agent will invest the cash held in the Disputed Claims Reserve in a manner consistent with the Combined Company's investment and deposit guidelines. The disbursing agent will also place in the Disputed Claims Reserve the Cash Investment Yield from such investment of cash.

    New Combined Company Common Stock held in the Disputed Claims Reserve will be held in trust for the benefit of the potential claimants of such securities by the applicable disbursing agent and accounted for separately, and subject to
Section VI.D.2.a.iii of the Plan (regarding failure to claim undeliverable distributions), will not constitute property of the Combined Company. Pending the distribution of any New Combined Company Common Stock held in the Disputed Claims Reserve, such stock will be voted as described in "--Undeliverable or Unclaimed Distributions."

  DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE THEY ARE ALLOWED

    On each Quarterly Distribution Date, the applicable disbursing agent will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class, including the incremental distribution provisions described in "--Timing and Calculation of Amounts to be Distributed--New Combined Company Common Stock to be Distributed to Holders of Allowed Claims in Reserve Classes." Holders of Disputed Claims in Reserve Classes that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed, the net amount of (i) any dividends or other distributions received on account of the shares of New Combined Company Common Stock and (ii) a Pro Rata share of the Cash Investment Yield from the investment of any cash in the Disputed Claims Reserve from the Effective Date or, with respect to net cash proceeds generated after the Effective Date from property held in the Disputed Claims Reserve, the date that such cash was invested after the Effective Date, as applicable, to the date that such distributions are made from the Disputed Claims Reserve. The Plan's provisions for distributions to holders of Disputed Claims in Reserve Classes that become Allowed Claims after the Effective Date are premised on the assumption that the ultimate aggregate amount of all Allowed Claims in the Reserve Classes will be less than the aggregate Face Amount of all Claims in the Reserve Classes. See "--Timing and Calculation of Amounts to be Distributed--New Combined Company Common Stock to be Distributed to Holders of Allowed Claims in Reserve Classes."

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
  TAX REQUIREMENTS FOR INCOME GENERATED BY THE DISPUTED CLAIMS RESERVE

    Pursuant to the provisions set forth in Appendix VII.D to the Plan, the applicable disbursing agent will pay, or cause to be paid, out of the funds held in the Disputed Claims Reserve, any tax imposed by any governmental unit on the income generated by the funds and New Combined Company Common Stock held in the Disputed Claims Reserve. The applicable disbursing agent will also file or cause to be filed any tax or information return related to the Disputed Claims Reserve that is required by any governmental unit.

OBJECTIONS TO CLAIMS AND AUTHORITY TO PROSECUTE OBJECTIONS; CLAIMS RESOLUTION COMMITTEE

  OBJECTIONS

    All objections to Claims must be filed and served on the holders of such Claims by the Claims Objection Bar Date which, other than for certain Claims allowed prior to the Effective Date or as part of the Plan, is the latest of:
(i) 90 days after the Effective Date; (ii) 45 days after the filing of a proof of claim for such Claim; and (iii) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules, or an order of the Bankruptcy Court for objecting to a Claim. If an objection has not been filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier. An objection is deemed to have been timely filed as to all Personal Injury Claims, thus making each such Claim a Disputed Claim as of the Claims Objection Bar Date. Each such Claim will remain a Disputed Claim until it becomes (a) allowed:
(1) in any Stipulation of Amount and Nature of Claim executed by the applicable Reorganized Debtor and Claim holder on or after the Effective Date; (2) in any contract, instrument, indenture, or other agreement entered into in connection with the Plan; (3) in a Final Order; or (4) pursuant to the terms of the Plan or
(b) is settled prior to the Effective Date pursuant to: (1) that certain Order Pursuant to Bankruptcy Rule 9019 Approving and Authorizing the Debtors to Compromise and Settle Certain Disputed Claims in Accordance with Proposed Settlement Procedures and Limitations, entered July 19, 1993, with respect to certain Unsecured Claims; (2) that certain Order (A) Pursuant to Bankruptcy Rule 9019(a) Approving and Authorizing the Compromise and Settlement, from Time to Time, of Certain Disputed Property Tax Claims, and (B) Pursuant to Section 362(d) of the Bankruptcy Code and Bankruptcy Rule 4001(d) Modifying the Automatic Stay to Permit Setoff of Certain Undisputed Prepetition Property Tax Claims Against the Refunds Due to the Debtors, entered on January 18, 1994, with respect to certain Tax Claims; or (3) that certain Omnibus Order (A) Modifying the Automatic Stay Pursuant to Section 362 of the Bankruptcy Code to Permit Commencement, Continued Prosecution or Settlement of Certain Personal Injury, Property Damage, Products Liability and Other Actions Covered by Insurance Policies and (B) Authorizing the Compromise, Settlement and Payment in Full of Certain Claims Pursuant to Rule 9019(b) of the Federal Rules of Bankruptcy Procedure, dated June 8, 1992.

    After the Confirmation Date, only the Debtors, with the approval of Federated, and the Reorganized Debtors will have the authority to file objections, settle, compromise, withdraw, or litigate to judgment objections to Claims, including Claims for reclamation under Section 546(c) of the Bankruptcy Code; provided, however, that the Debtors, Federated, and the Reorganized Debtors will be prohibited from filing any objections to Claims allowed in accordance with (a) or (b) of the preceding paragraph. Except as provided below, from and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. Within 30 days after the end of each month or as otherwise agreed in writing by the Debtors and the Unsecured Creditors' Committee, the Reorganized Debtors will provide counsel to the Claims Resolution Committee with written notice by overnight delivery service or facsimile transmission of each Disputed Claim in a Reserve Class that has been settled or compromised in the prior month, other than such settlements or compromises that fall within the parameters of settlement guidelines to be agreed to by the Debtors and the Unsecured Creditors' Committee. Within 15 days after the receipt of such notice, the Claims Resolution Committee will provide the Reorganized Debtors with written notice of any such

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
settlements or compromises with which it does not concur. If the Reorganized Debtors and the Claims Resolution Committee cannot reach agreement with respect to any such settlement or compromise, the Claims Resolution Committee will be permitted to file and serve on the Reorganized Debtors an objection to the reasonableness of such settlement or compromise by the last Business Day of the month in which the Claims Resolution Committee received written notice of the settlement or compromise, with the reasonableness of such settlement or compromise to be determined by the Bankruptcy Court. If the Claims Resolution Committee does not provide a written notice and file and serve an objection as specified above with respect to any particular settlement or compromise, then such settlement or compromise will be deemed resolved on the terms and subject to the conditions agreed to by the Reorganized Debtors. The Combined Company and the Claims Resolution Committee may modify the foregoing procedures by a writing executed by both.

 CLAIMS RESOLUTION COMMITTEE

   Function and Composition of the Committee

    On the Effective Date, the Claims Resolution Committee will be established. Its sole functions will be: (i) to monitor the Reorganized Debtors' progress in
(a) reconciling and resolving Disputed Claims in Reserve Classes and (b) making distributions on account of such Claims once resolved and (ii) to review and assert objections to the reasonableness of the Reorganized Debtors' settlements or compromises of Disputed Claims in Reserve Classes. The Claims Resolution Committee will consist of three holders of Claims who each have previously served as a member of the Unsecured Creditors' Committee.

   Committee Procedures

    The Claims Resolution Committee will adopt by-laws that will control its functions. These by-laws, unless modified by the Claims Resolution Committee, will provide the following: (i) a majority of the Claims Resolution Committee will constitute a quorum; (ii) one member of the Claims Resolution Committee will be designated by the majority of its members as its chairperson; (iii) meetings of the Claims Resolution Committee will be called by its chairperson on such notice and in such manner as its chairperson may deem advisable; and (iv) the Claims Resolution Committee will function by decisions made by a majority of its members in attendance at any meeting.

   Employment of Professionals by the Committee and Reimbursement of Committee Members

    The Claims Resolution Committee will be authorized to retain and employ one law firm and one accounting firm. The role of the Claims Resolution Committee's professionals will be strictly limited to assisting the committee in its functions described herein. The Reorganized Debtors will pay the actual, necessary, reasonable, and documented fees and expenses of the professionals retained by the Claims Resolution Committee, as well as the actual, necessary, reasonable, and documented expenses incurred by each committee member in the performance of its duties, in accordance with Federated's normal business practices for compensating and reimbursing professionals. Other than as specified in the preceding sentence, the members of the Claims Resolution Committee will serve without compensation. If there is any unresolved dispute between the Combined Company and the Claims Resolution Committee, its professionals, or a member thereof as to any fees or expenses, such dispute will be submitted to the Bankruptcy Court for resolution.

   Dissolution of the Committee

    Subject to further order of the Bankruptcy Court, the Claims Resolution Committee will dissolve on the earlier of: (i) the date that an officer of the Combined Company files and serves on counsel to the Claims Resolution Committee by overnight delivery service or facsimile transmission a certification that the aggregate Face Amount of the remaining Disputed Claims in Reserve Classes is equal to or less than $20.0 million and (ii) the third anniversary of the Effective Date. The Claims Resolution Committee may file and serve on the Reorganized Debtors an objection to the certification within 10 days of receipt thereof, with the issue of the aggregate Face Amount of remaining Disputed Claims to be determined by the Bankruptcy Court. The professionals retained by the Claims Resolution Committee and the members of the committee will not be entitled to compensation or reimbursement of expenses for any services rendered after the date of dissolution of the committee.

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                      VOTING AND CONFIRMATION OF THE PLAN

GENERAL

    To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that:
(i) the Plan classifies Claims and Interests in a permissible manner; (ii) the Plan complies with the applicable provisions of the Bankruptcy Code; (iii) the Plan Proponents comply with the applicable provisions of the Bankruptcy Code;
(iv) the Plan Proponents have proposed the Plan in good faith and not by any means forbidden by law; (v) the disclosure required by section 1125 of the Bankruptcy Code has been made; (vi) the Plan has been accepted by the requisite votes of holders of Claims or Interests (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code (see "--Confirmation" and "--Acceptance or Cramdown")); (vii) the Plan is feasible and Confirmation will likely not be followed by the liquidation or the need for further financial reorganization of the Debtors; (viii) the Plan is in the "best interests" of all holders of Claims or Interests in an impaired Class by providing to such holders on account of their Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan (see "--Best Interests Test; Liquidation Analysis");
(ix) all fees and expenses payable under 28 U.S.C. Sec. 1930 (relating to bankruptcy fees payable to the clerk of the Bankruptcy Court and the United States trustee) have been paid or the Plan provides for the payment of such fees on the Effective Date; and (x) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to section 1114 of the Bankruptcy Code, for the duration of the period that the Debtors have obligated themselves to provide such benefits.

VOTING PROCEDURES AND REQUIREMENTS

    Pursuant to the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are "impaired" (within the meaning of section 1124 of the Bankruptcy Code) under the terms and provisions of a plan of reorganization are entitled to vote to accept or reject a plan. A class is "impaired" if the legal, equitable, or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity or by payment in full in cash. Classes of claims and interests that are not impaired are not entitled to vote on a plan and are conclusively presumed to have accepted a plan. In addition, classes of claims and interests that receive no distributions under a plan are deemed to have rejected the plan. See "Overview of the Plan-- Summary of Classes and Treatment of Claims and Interests" for a summary of the classification and treatment of Claims and Interests under the Plan, as well as a designation of whether each Class is impaired or unimpaired.

    Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes. The Plan Proponents or holders of particular Claims may seek an order of the Bankruptcy Court temporarily allowing, for voting purposes only, certain Disputed Claims.

    VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS FOR A PARTICULAR DEBTOR, OR AGAINST MORE THAN ONE DEBTOR, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN, AND RETURN EACH BALLOT THAT YOU RECEIVE.

    In most cases, each ballot enclosed with this Disclosure Statement has been encoded with the amount of your Claim for voting purposes (if your Claim is a Disputed Claim, this amount may not be the amount ultimately allowed for purposes of distributions under the Plan) and the Debtor and Class to which your Claim relates. PLEASE FOLLOW THE INSTRUCTIONS ACCOMPANYING THE ENCLOSED BALLOT CAREFULLY.

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
    TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY 5:00 P.M. EASTERN
TIME ON            , 1994, AT THE ADDRESS(ES) SET FORTH IN THE VOTING
INFORMATION AND INSTRUCTIONS ACCOMPANYING YOUR BALLOT. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN. THE PLAN PROPONENTS AND THE CREDITORS' COMMITTEES SUPPORT THE PLAN AND STRONGLY ENCOURAGE YOU TO VOTE TO ACCEPT THE PLAN.

    VOTES CANNOT BE TRANSMITTED ORALLY OR BY FAX. ACCORDINGLY, YOU ARE URGED TO RETURN YOUR SIGNED AND COMPLETED BALLOT PROMPTLY.

    IF ANY OF THE CLASSES OF HOLDERS OF IMPAIRED CLAIMS OR INTERESTS OF ANY DEBTOR VOTE TO REJECT THE PLAN, (I) THE PLAN PROPONENTS MAY SEEK TO SATISFY THE REQUIREMENTS FOR CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF
SECTION 1129(B) OF THE BANKRUPTCY CODE AND, IF REQUIRED, MAY AMEND THE PLAN OF SUCH DEBTOR TO CONFORM TO THE STANDARDS OF SUCH SECTION OR (II) THE PLAN MAY BE MODIFIED OR WITHDRAWN WITH RESPECT TO SUCH DEBTOR, WITHOUT AFFECTING THE PLAN AS TO OTHER DEBTORS, OR IN ITS ENTIRETY. See "--Acceptance or Cramdown" and "--Alternatives to Confirmation and Consummation of the Plan." As described in "The Combined Company--Restructuring Transactions--The Federated/Macy's Merger--The Federated/Macy's Merger Agreement-- Termination," Federated and Macy's each may have the right to terminate the Federated/Macy's Merger Agreement if Confirmation of the Plan is sought under the cramdown provisions of section 1129(b) of the Bankruptcy Code under certain circumstances.

PROCEDURES FOR HOLDERS OF OLD DEBT SECURITIES

    The record date for determining the holders of the Old Debt Securities that are entitled to vote on the Plan is September 29, 1994. Claims related to the Old Debt Securities are included in Classes M-10, M-11, M-12, MOS-10, MOS-11, and MOS-12. See "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests." Entities that acquire Old Debt Securities after the voting record date will not be entitled to vote on the Plan, but, if they are holding such securities on the Distribution Record Date (or are otherwise lawfully entitled to receive distributions pursuant to the Plan in respect of such securities), they will be entitled to any such distributions. The Bankruptcy Court has approved special procedures governing the voting of Claims in respect of the Old Debt Securities. These procedures are set forth in the ballots and instructional materials distributed to the holders of Old Debt Securities, and in a Bankruptcy Court order that has been served on each Indenture Trustee and each known bank or brokerage firm (or its agent) through which beneficial owners hold such Old Debt Securities, as well as the Independent Election Corporation of America and ADP Proxy Services, intermediaries that process voting materials for many banks and brokerage firms.

    THE INDENTURE TRUSTEES FOR THE OLD DEBT SECURITIES WILL NOT VOTE ON BEHALF OF THE HOLDERS OF SUCH SECURITIES. ACCORDINGLY, HOLDERS OF THESE SECURITIES MUST SUBMIT THEIR OWN BALLOTS IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE BALLOTS AND INSTRUCTIONAL MATERIALS DISTRIBUTED TO HOLDERS OF THE OLD DEBT SECURITIES AND IN THE BANKRUPTCY COURT ORDER APPROVING THE SPECIAL PROCEDURES GOVERNING THE VOTING OF ALLOWED OLD DEBT SECURITY CLAIMS. DO NOT RETURN THE CERTIFICATES OR OTHER INSTRUMENTS REPRESENTING YOUR SECURITIES WITH YOUR BALLOTS.

FURTHER INFORMATION

    IF YOU HAVE A CLAIM THAT IS IMPAIRED UNDER THE PLAN, THEREBY ENTITLING YOU TO VOTE, BUT DID NOT RECEIVE A BALLOT, RECEIVED A DAMAGED BALLOT, OR LOST YOUR BALLOT, OR IF YOU HAVE ANY QUESTIONS CONCERNING THE DISCLOSURE

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
STATEMENT OR THE PLAN, PLEASE CALL THE PLAN PROPONENTS' SOLICITATION AGENT, GEORGESON & COMPANY INC., AT (800) 223-2064.

CONFIRMATION HEARING

    The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing to determine whether the Plan and the Plan Proponents have fulfilled the Confirmation requirements of section 1129 of the Bankruptcy Code. The
Confirmation hearing has been scheduled for             , 1994, at   :    .m.,
before The Honorable Burton R. Lifland, Chief Judge, United States Bankruptcy Court, Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, Room 623, New York, New York 10004. The Confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned Confirmation hearing date made at the Confirmation hearing.

CONFIRMATION

    At the Confirmation hearing, the Bankruptcy Court will confirm the Plan as to any Debtor only if all of the requirements of section 1129 of the Bankruptcy Code are met. See "--General." Among the requirements for Confirmation are that the Plan: (i) is accepted by the requisite holders of impaired Classes of Claims and Interests of such Debtor or, if not so accepted, is "fair and equitable" and "does not discriminate unfairly" as to the nonaccepting Class or Classes; (ii) is in the "best interests" of each holder of a Claim or Interest in each impaired Class under the Plan for such Debtor; (iii) is feasible; and (iv) complies with the applicable provisions of the Bankruptcy Code.

ACCEPTANCE OR CRAMDOWN

    The Plan constitutes a separate plan of reorganization for each of the 88 Debtors. Accordingly, for the Plan to be confirmed for a particular Debtor, the requirements discussed below must be met separately for such Debtor.

    A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote (and are entitled to vote) to accept or to reject a plan count in this tabulation. A plan is accepted by an impaired class of interests if holders of at least two-thirds of the number of shares in such class vote to accept the plan. As with claims, only those holders of interests who actually return a ballot count in this tabulation. In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that a plan otherwise be found by the Bankruptcy Court to be in the best interests of each holder of a claim or interest in an impaired class. See "--Best Interests Test; Liquidation Analysis." In addition, the impaired classes of each debtor must accept a plan for the plan to be confirmed for such debtor without application of the fair and equitable test in section 1129(b) of the Bankruptcy Code discussed below.

    The Bankruptcy Code contains provisions for confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. These so-called "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code. As indicated above, a plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each class of claims or interests that is impaired under, and has not accepted, a plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting unsecured class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of allowed claims or interests in any junior class may receive or retain any property on account of such claims or interests. With respect to a dissenting class of secured claims, the "fair and equitable" standard requires, among other things, that holders either (a) retain their liens and receive deferred cash payments with a value as

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
of the effective date of a plan equal to the value of their interest in property of the estate or (b) otherwise receive the indubitable equivalent of their secured claims. The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims. The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

    The Plan Proponents believe that, if necessary, the Plan may be crammed down over the dissent of certain unsecured Classes of Claims, in view of the treatment proposed for such Classes. Cramdown of certain Classes of Secured Claims, if necessary, may require amendment of the Plan. If necessary and appropriate, the Plan Proponents intend to amend the Plan to permit the cramdown of dissenting Classes of Claims. There can be no assurance, however, that the "cramdown" requirements of section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes. In addition, as described in "The Combined Company-- Restructuring Transactions--The Federated/Macy's Merger--The Federated/Macy's Merger Agreement--Termination," Federated and Macy's each may have the right to terminate the Federated/Macy's Merger Agreement if Confirmation of the Plan is sought under the cramdown provisions of section 1129(b) of the Bankruptcy Code in circumstances involving the proposal of alternative treatment under the Plan of Classes of Claims that reject the Plan.

    The Plan Proponents believe that the treatment under the Plan of the holders of Claims and Interests in Classes M-14, M-15, M-16, and M-17 will satisfy the "fair and equitable" test because, although no distribution will be made in respect of Claims and Interests in such Classes and, as a result, such Classes will be deemed pursuant to section 1126 of the Bankruptcy Code to have not accepted the Plan, no Class junior to such nonaccepting Classes will receive or retain any property under the Plan. In addition, the Plan Proponents do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan.

    Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect: (i) the confirmability of the Plan as it applies to any other Debtor or
(ii) the Debtors' ability to modify the Plan, as it applies to any particular Debtor, to satisfy the provisions of section 1129(b) of the Bankruptcy Code.

BEST INTERESTS TEST; LIQUIDATION ANALYSIS

    Notwithstanding acceptance of the Plan by each impaired Class of a particular Debtor, to confirm the Plan as to such Debtor the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the "best interests" test requires that the Bankruptcy Court find that the Plan provides to each member of such impaired Class a recovery on account of the member's Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the applicable Debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

    To estimate what the members of each impaired Class of Claims or Interests would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if the Reorganization Cases were converted to cases under the Bankruptcy Code and the Debtors' assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value of the Debtors would consist of the net proceeds from the disposition of the assets of the Debtors, augmented by any cash held by the Debtors.

    The Liquidation Value available to creditors holding general Unsecured Claims would be reduced by, among other things: (i) the Claims of secured creditors, to the extent of the value of their collateral; (ii) the costs, fees, and expenses of the liquidation, as well as other Administrative Claims incurred in connection with the Debtors' chapter 7 cases, including tax liabilities in respect of gain arising from the disposition of assets in the liquidation; (iii) unpaid Administrative Claims incurred in the Reorganization Cases prior to conversion to chapter 7; and (iv) Priority Claims, including Priority Tax Claims. The Debtors' costs of liquidation in chapter 7 cases thus would include the compensation of trustees, counsel, and other professionals retained by such trustees, asset disposition expenses, applicable taxes, litigation costs, Claims arising from the operation of the Debtors during the pendency of the chapter 7 cases, and all unpaid Administrative Claims incurred by the Debtors during the Reorganization Cases. In addition, the liquidation itself would trigger certain Administrative Claims, Priority Claims, and other Claims, such as Claims for severance pay and damages Claims in respect of executory contracts or unexpired leases entered into or assumed in the Reorganization Cases, and would likely accelerate the payment of other Priority Claims, such as certain deferred income tax obligations, that would otherwise be payable in the ordinary course of business or on a deferred basis under the Plan. These Claims are required to be paid in full out of the net liquidation proceeds, after payment of Secured Claims, before the balance would be made available to pay general Unsecured Claims or to make any distribution in respect of Interests. The Plan Proponents believe that liquidation would also generate a significant increase in Unsecured Claims, such as executory contract and unexpired lease rejection damages Claims and tax and other governmental Claims, on an accelerated basis.

    A consolidated hypothetical liquidation analysis of Macy's and its subsidiaries is set forth in Exhibit IV. As more fully described in Exhibit IV, the liquidation analysis is based on a number of estimates and assumptions that are subject to significant uncertainties, including estimates and assumptions relating to the feasibility of transferring Affiliates' owned or leased real property interests necessary for store operations, the proceeds of sales of the assets of Macy's and the Macy's Operating Subsidiary Debtors, the timing of such sales (i.e., an expedited or orderly liquidation), the impact of pending liquidations on continuing operations and values, and certain tax matters. Although the Debtors believe that these estimates and assumptions are reasonable for the purpose of preparing a hypothetical chapter 7 liquidation analysis, there can be no assurance that such estimates and assumptions would be valid if the Debtors were in fact liquidated. Moreover, the Debtors believe that chapter 7 liquidations could result in substantial intercompany and other litigation that could delay the distribution of liquidation proceeds beyond the periods assumed in Exhibit IV. This delay could materially reduce the amount determined on a present value basis as of the proposed Effective Date to be available for distribution to creditors in such liquidations. Further, the Plan Proponents believe that such litigation and attendant delay could adversely affect the values realizable in sales of the Debtors' assets to an extent that cannot be estimated at this time.

    The consolidated hypothetical liquidation analysis set forth in Exhibit IV indicates that the aggregate proceeds of liquidation of the Debtors in cases under chapter 7 of the Bankruptcy Code would be insufficient to satisfy Administrative Claims and other Claims entitled to priority under sections 727 and 507 of the Bankruptcy Code and, accordingly, that a liquidation of the Debtors' Estates would not generate sufficient proceeds to permit any distribution to the holders of Unsecured Claims. Conversely, under the Plan, most holders of Unsecured Claims will recover a portion of the allowed amount of such Claims. See "Overview of the Plan--Summary of Classes and Treatment of Claims and Interests." The Plan Proponents therefore believe that the Plan in every respect provides for recoveries equal to or greater than those that would be realized in chapter 7 liquidation of the Debtors, and that the Plan thus satisfies the "best interests" test of section 1129(a) of the Bankruptcy Code as to all Classes of Claims and Interests.

    In summary, the Plan Proponents believe that chapter 7 liquidations of the Debtors would result in a substantial diminution of the value to be realized by holders of both secured and unsecured Claims, as compared to the proposed distributions under the Plan, because of, among other factors: (i) the failure to realize the maximum value for the Debtors' assets; (ii) the substantial negative impact of conversions of the Reorganization Cases to chapter 7 cases and subsequent liquidation on the employees and customers of the Debtors' retail department store businesses; (iii) the additional costs and expenses involved in the appointment of trustees, attorneys, accountants, and other professionals to assist such trustees in chapter 7 cases; (iv) the additional expenses and Claims, some of which would be entitled to priority in payment, that would arise by reason of the liquidation and from the rejection of unexpired real estate leases, other leases, and executory contracts in connection with a cessation of the Debtors' operations; (v) potential inter-Debtor litigation in respect of Intercompany Claims and other matters, including the settlement of Compromised Claims provided for under the Plan; and
(vi) the substantial time that would elapse before creditors would receive any distributions in respect of their Claims. Consequently, the Plan Proponents believe that the Plan will provide a substantially greater ultimate return to holders of Claims than would chapter 7 liquidations of the Debtors, particularly in light of the creation and enhancement of certain economies of scale, synergies, and other benefits anticipated to result from the Combined Company's joint operation of the Debtors' and Federated's businesses.

FEASIBILITY

    Section 1129(a)(11) of the Bankruptcy Code requires that Confirmation not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). For purposes of determining whether the Plan meets this requirement, the Plan Proponents have analyzed the Reorganized Debtors' ability to meet their respective obligations under the Plan. As part of this analysis, the Plan Proponents have prepared projected results from the Reorganized Debtors' future operations. Such projections, and the material assumptions on which they are based, are set forth in "The Combined Company--Projected Financial Information." Based upon such projections, the Plan Proponents believe that the Debtors' reorganization under the Plan will meet the feasibility requirements of the Bankruptcy Code.

COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

    Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. During the course of negotiations with the various creditor constituencies and their representatives, various legal issues, including classification and treatment issues, were raised. The Plan Proponents have considered each of these issues in the development of the Plan and believe that the Plan complies with all provisions of the Bankruptcy Code.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

    The Debtors have evaluated numerous alternatives to the Plan, including a plan of reorganization under which the Debtors would continue to operate as an independent enterprise, the sale of the Debtors as a going concern (either as a whole or on a breakup basis), the liquidation of the Debtors, delaying the adoption of any plan of reorganization, and the pursuit of various litigation strategies. While the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by holders of Claims, if the Plan is not confirmed, the Debtors (individually or collectively), Federated, or any other party in interest in the Reorganization Cases, could attempt to formulate and propose a different plan or plans of reorganization. Further, if no plan of reorganization can be confirmed, the Bankruptcy Court may convert the Reorganization Cases to cases under chapter 7 of the Bankruptcy Code. In a liquidation case under chapter 7, a trustee or trustees would be elected or appointed to liquidate the assets of each Debtor. The proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code. For a further discussion of the potential impact on the Debtors of the conversion of the Reorganization Cases to a chapter 7 liquidation, see "--Best Interests Test; Liquidation Analysis." The Plan Proponents and the Creditors' Committees believe that Confirmation and consummation of the Plan is preferable to the alternatives described above.

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
          FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN

GENERAL

    The consummation of the Plan will have tax consequences to the Debtors, the Combined Company, and holders of Claims and Interests. A description of certain federal income tax consequences of the consummation of the Plan is provided below. The tax consequences are complex and, in many respects, subject to significant uncertainties. No tax opinion has been sought with respect to any tax consequences of the Plan, and nothing contained in this Disclosure Statement should be construed as constituting such an opinion.

    HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN TO THEM AND TO THE DEBTORS AND THE COMBINED COMPANY, INCLUDING STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

    The Combined Company will be subject to significant tax risks, whether or not the IRS issues any or all of certain requested tax rulings (see "--Request for IRS Rulings"). See "Risk Factors--Certain Taxation Matters" for information regarding certain of these risks.

FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS AND THE COMBINED COMPANY

  NET OPERATING LOSS CARRYFORWARDS

    The Projections assume that Federated will have no NOLs available to the Combined Company after the Federated/Macy's Merger. The Projections also assume that the Macy's affiliated group will have at least $600.0 million in NOLs as of the Effective Date and that those NOLs will be utilized after the Federated/Macy's Merger at the rate of $150.0 million per year. There can be no assurance, however, that all or any of such NOLs will be available to the Combined Company. See "Risk Factors--Certain Taxation Matters."

    The principal amount of the Debtors' aggregate outstanding indebtedness will be substantially reduced under the Plan. Normally, the forgiveness of indebtedness triggers income to a debtor equal to the principal amount (as determined for federal income tax purposes) of the debtor's indebtedness forgiven. If debt is forgiven in a chapter 11 case, however, no income to the debtor generally results. Instead, certain tax attributes otherwise available to the debtor are reduced, in most cases by an amount equal to the principal amount of the indebtedness forgiven. Tax attributes subject to reduction include: (i) NOLs; (ii) business credits and business credit carryforwards; (iii) minimum tax credits; (iv) capital losses and capital loss carryforwards; (v) the tax basis of the debtor's depreciable and nondepreciable assets (but, generally, not in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the forgiveness over the aggregate of the debtor's liabilities immediately after the forgiveness); (vi) passive activity loss and credit carryforwards; and (vii) foreign tax credit carryforwards.

    Notwithstanding the foregoing, no income or attribute reduction results from the forgiveness of debt through the issuance by a bankrupt debtor of its common stock to the holder of the debt forgiven in chapter 11 cases of the type involving the Debtors. This "stock-for-debt" rule is subject to a "de minimis" exception and a proportionality rule. Under the "de minimis" exception, the stock-for-debt rule does not apply to the issuance of nominal or token shares. Under the proportionality rule, the stock-for-debt rule does not apply with respect to debt of a debtor forgiven by an unsecured creditor in any case in which the ratio of the value of the stock received by such unsecured creditor to the amount of his indebtedness forgiven in connection therewith is less than 50% of a similar ratio computed for all unsecured creditors of the debtor.

    The substantial amounts of debt forgiven pursuant to the Plan may materially reduce or even eliminate NOLs, and may reduce other tax attributes, of one or more of the Debtors that would otherwise be available to the Combined Company. In particular, the stock-for-debt rule, as the result of the operation of either or both of the "de minimis" exception or the proportionality rule, or for other reasons, may not apply with respect to a significant amount of indebtedness to be forgiven pursuant to the Plan in connection with the issuance of New Combined Company Common Stock. Similarly, there can be no assurance that NOLs of the Debtors otherwise available will be available to the Combined Company. Finally, the application of these rules in a case in which the debtors are, as here, members of an affiliated group of corporations filing consolidated federal income tax returns is not wholly clear. For these reasons, there can be no assurance of the extent, if any, to which NOLs or other tax attributes of the Debtors will be available to the Combined Company.

    To the extent, if any, that NOLs of the Debtors are available to the Combined Company, the ability of the Combined Company to utilize them will be limited by section 382 of the Internal Revenue Code, by the so-called "SRLY" rules, and possibly by other rules. Section 382 contains rules that limit the ability of a loss corporation to offset its taxable income by NOLs (and other tax attributes) otherwise available to it following certain changes in the ownership of its stock. Consummation of the Plan will result in a section 382 change of ownership for each of Macy's and the Macy's Subsidiaries. Although the matter is not entirely free from doubt, in this case the amount of the annual section 382 limitation will likely be equal to the applicable long-term tax-exempt rate times the value of the gross assets of Macy's and Macy's Subsidiaries immediately prior to the ownership change (subject to certain adjustments). The annual section 382 limitation might be increased, however, by, among other things, certain built-in gains of Macy's or Macy's Subsidiaries recognized after the Federated/Macy's Merger.

    The SRLY rules would permit NOLs of Macy's and Macy's Subsidiaries otherwise available to the Combined Company's consolidated tax group after the application of section 382 and the other rules described above to be used only to offset taxable income of certain corporations.

  ALTERNATIVE MINIMUM TAX

    A corporation or a consolidated group of corporations may incur alternative minimum tax liability even in a case in which its NOLs and other tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax. The implementation of the Plan or other events or transactions relating to the Plan will result in the incurrence by the Debtors of alternative minimum tax, but the amount of any such tax cannot be estimated accurately at this time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE FEDERATED/MACY'S MERGER AND OTHER RESTRUCTURING TRANSACTIONS

    The Projections assume that the Federated/Macy's Merger and the other Restructuring Transaction mergers constitute tax free "reorganizations" under section 368 of the Internal Revenue Code. If they do not constitute such reorganizations, among other things, the corporate transferor would be treated as if it had sold all of its assets at their fair market values in a taxable transaction and would recognize taxable income in an amount that may be material. In addition, under the Federated/Macy's Merger Agreement, it is possible that the combination of Federated and Macy's will be consummated in a form other than a merger of Federated with and into Macy's. Certain of such other forms, possibly including a merger of Macy's with and into Federated, may not be able to be effectuated on a tax free basis at the corporate level and thus may, among other things, generate a material amount of taxable income to the Combined Company not reflected in the Projections. See "The Combined Company--Restructuring Transactions--The Federated/Macy's Merger--The Federated/Macy's Merger Agreement" and "--Projected Financial Information."

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF IMPAIRED ALLOWED CLAIMS

    The following discussion summarizes certain tax consequences of the Plan to domestic holders of impaired Allowed Claims. It does not address tax consequences to foreign holders, nor does it address tax consequences to holders of Reinstated Claims or to holders of Interests, and it is qualified in its entirety by the discussion below of receipt of interest. See "--Federal Income Tax Considerations for All Holders of Allowed Claims--Receipt of Interest."

    The tax consequences of the Plan to a holder of an impaired Claim will depend in part on whether the Claim constitutes a "tax security," the extent to which such holder's recovery is in the form of stock or a tax security, whether the holder is a resident of the United States for tax purposes, whether the holder reports income on the accrual or cash basis method, and when the holder receives distributions under the Plan. The tax consequences of the Plan to a holder of such a Claim may also depend on whether the issuer of any stock or tax securities received is the Debtor for tax purposes with respect to the Claim satisfied. HOLDERS OF CLAIMS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT UNDER THE PLAN OF THEIR PARTICULAR CLAIMS.

  DEFINITION OF TAX SECURITIES

    There is no precise definition under the tax law of a "tax security," and various facts and circumstances pertaining to the origin and character of the claim are relevant in determining its status. Nevertheless, courts generally have held that corporate debt obligations evidenced by written instruments with original maturities of at least 10 years constitute tax securities, while corporate debt obligations with original maturities of five years or less do not. The cases are unsettled with respect to corporate debt obligations with original maturities of between five and 10 years.

  HOLDERS OF ALLOWED CLAIMS NOT CONSTITUTING TAX SECURITIES

    Holders of impaired Claims not constituting tax securities will generally recognize any gain or loss realized on the receipt of their recoveries in satisfaction of their Claims. Such gain or loss will be measured by the difference, if any, between the tax value of the aggregate consideration received and the holder's basis in the Claim satisfied. The New Unsecured Notes will have a tax value equal to the amount at which they are deemed to have been issued for federal income tax purposes. See "--Federal Income Tax Considerations for All Holders of Allowed Claims--Original Issue Discount." The holder's basis in the consideration received will equal its tax value, and the holding period therefor will commence the day following the day of receipt. The character of the gain or loss recognized will depend on a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the holder's hands, whether the Claim was held for more than one year, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to the Claim.

    For federal income tax purposes, the Combined Company will treat the Disputed Claims Reserve as a grantor trust of which the Combined Company (or its predecessor, Macy's) is the grantor, and will therefore treat all income earned on the assets held by the Disputed Claims Reserve as income of the Combined Company. (Pursuant to the provisions of Appendix VII.D to the Plan, cash will be distributed from the Disputed Claims Reserve to the Combined Company to meet its tax obligations on income generated by the Disputed Claims Reserve.) It is possible, however, that the IRS will treat the Disputed Claims Reserve as a trust taxable currently as a separate entity on its income, as a grantor trust of which the holders of Allowed Claims are the grantors, or in some other way.

    It is unclear when those holders of Claims in the Reserve Classes whose tax basis in their Claim exceeds their recovery will be able to recognize their loss for tax purposes. It is possible that such holders may not be entitled to recognize any loss until the amount of their final recovery has been determined.

  HOLDERS OF ALLOWED CLAIMS CONSTITUTING TAX SECURITIES

    Holders of impaired Claims constituting tax securities as to which the issuer of any stock or tax securities received is the tax Debtor with respect to the Claim satisfied generally should not recognize any loss realized on their receipt of consideration in satisfaction of their Claims. However, holders of impaired Claims constituting tax securities who receive consideration other than stock or a tax security issued by the tax Debtor with respect to the Claim satisfied may recognize gain, if any, in an amount equal to the lesser of the amount of gain realized and the tax value of such other consideration. See "--Holders of Allowed Claims Not Constituting Tax Securities" for a discussion of the character of any gain recognized. The holder's aggregate tax basis in any such stock or tax securities received will generally equal such holder's basis in the Claim satisfied increased by any gain recognized and reduced by the tax value of any other consideration received. The holder's tax basis in any such other consideration will equal its tax value. The holding period for any stock or tax security received will generally include the holding period of the Claim satisfied. The holding period for any other consideration will begin on the day after receipt.

    The tax consequences to holders of impaired Claims constituting tax securities as to which the issuer of any stock or tax securities received is not the tax Debtor with respect to the Claim satisfied are not totally clear. In form, such holders will not be receiving stock or tax securities of the tax Debtor with respect to the Claim satisfied. If that form is respected for tax purposes (and assuming no relevant Restructuring Transactions involving such Debtor occurs), the exchange would be a fully taxable event to such holders. A relevant Restructuring Transaction involving such Debtor may occur, however, or the exchange may be recharacterized by the IRS. Were either to occur, the tax consequences to the holder would depend on whether, and the extent to which, holders are treated as receiving stock or tax securities of the tax Debtor with respect to the Claim satisfied and then exchanging such consideration in a transaction qualifying as a tax-free reorganization under section 368 of the Internal Revenue Code. Although rulings are being requested from the IRS as to the tax consequences to the Debtors of the recoveries of holders of Claims, no rulings are being requested as to the tax treatment of such recoveries to such holders. HOLDERS OF CLAIMS CONSTITUTING TAX SECURITIES AS TO WHICH MACY'S IS NOT THE DEBTOR FOR TAX PURPOSES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPROPRIATE TAX TREATMENT.

FEDERAL INCOME TAX CONSIDERATIONS FOR ALL HOLDERS OF ALLOWED CLAIMS

  RECEIPT OF INTEREST

    Holders of Claims not previously required to include in their taxable income any accrued but unpaid interest on a Claim will be treated as receiving taxable interest income to the extent any consideration they receive under the Plan is allocable to such interest. Holders previously required to include in their taxable income any accrued but unpaid interest on a Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan. The Debtors or the Combined Company will file information returns reflecting the fact that the consideration received by holders of Secured Claims under the Plan is allocable first to any interest (both accrued but unpaid prepetition interest to the extent thereof and postpetition interest to the extent that Plan recoveries exceed Allowed Claims) and then to principal. Holders of Claims receiving post-Effective Date distributions should consult their tax advisors with respect to whether they are subject to the imputed interest rules.

  FUTURE STOCK GAINS

    Any gain recognized by a holder of a Claim on any subsequent sale or exchange of New Combined Company Common Stock received under the Plan in satisfaction of such holder's Claim that would otherwise be treated as capital gain will be treated as ordinary income to the extent of any bad debt deductions (or additions to a bad debt reserve) taken by such holder with respect to such Claim less any amount included in such holder's gross income on the satisfaction of such Claim pursuant to the Plan and to the extent of any ordinary loss recognized by the holder on such satisfaction. (For this purpose, the amount of gross income a cash basis holder would have recognized had such holder's Claim been satisfied in full pursuant to the Plan will generally be treated as a bad debt deduction taken by such holder.) Furthermore, in the case of a holder of a Claim constituting a tax security who receives New Combined Company Common Stock or New Combined Company Common Stock and a tax security pursuant to the Plan in a transaction or transactions in which any realized gain or loss is not recognized in full, any accrued market discount not previously treated as ordinary income with respect to the Claim satisfied will be treated as market discount with respect to the New Combined Company Common Stock or, on an allocable basis, to the New Combined Company Common Stock and the tax security received. Such market discount will generally be taxed as ordinary income on any disposition of the New Combined Company Common Stock or tax security received.

  ORIGINAL ISSUE DISCOUNT

    It is possible that the New Series A Notes, the New Series B Notes, or the New Series C Notes will be treated as having been issued with original issue discount. For example, if any such New Unsecured Notes are part of an issue (or are issued for) securities that are traded on an established securities exchange, and if the fair market value of the securities exchanged therefor is, for purposes of section 1273(a)(3) of the Internal Revenue Code, more than a de minimis amount less than the principal amount of such New Unsecured Notes, such New Unsecured Notes may be treated as having been issued at their fair market values (that is, with original issue discount). Otherwise, they will be deemed to have been issued at their principal amounts. Pursuant to Treasury regulations, an "established securities market" includes a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sale transactions.

    If issued with original issue discount, such original issue discount would be amortized and includible in the holder's gross income as interest over the term of the debt, based on the constant-interest method. As a result, holders would be required to include amounts in gross income in advance of any receipt of cash in respect of such income.

REQUEST FOR IRS RULINGS

    Rulings with respect to certain of the tax consequences of the Plan to the Debtors will be requested from the IRS. However, the receipt of favorable rulings is not a condition to Confirmation or the Effective Date. There can be no assurance that the IRS will issue any of the requested rulings. Furthermore, substantial uncertainties will remain with respect to some tax consequences of the Plan even if the IRS rules favorably on all matters as to which rulings are being requested.

    One requested ruling deals with the effect under the proportionality rule of the method of distribution with respect to Reserve Classes. The other requested rulings deal with the identity of the Debtors, for certain federal income tax purposes, of joint and several debt and with the proper tax characterization of recoveries with respect to joint and several debt, general Unsecured Claims (Classes M-13, MOS-13, MRS-10, and MMS-5), and Secured Claims as to which Macy's (as opposed to a Macy's Subsidiary) has no primary liability.

IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE TAX CONSEQUENCES OF THE PLAN ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS OF CLAIMS AND INTERESTS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

               APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

    Certain holders of Claims will receive securities under the Plan. Section 1145 of the Bankruptcy Code creates certain exemptions from the registration and other requirements of certain federal and state securities laws with respect to the distribution of securities pursuant to a plan of reorganization. Although section 1145 of the Bankruptcy Code will apply to securities issued pursuant to the Plan, it will not apply to the issuance of shares of New Combined Company Common Stock into which shares of Federated Common Stock will be converted pursuant to the Federated/Macy's Merger (which shares of New Combined Company Common Stock will be registered under the Securities Act as described in "The Combined Company--Restructuring Transactions--The Federated/Macy's Merger--The Federated/Macy's Merger Agreement--Certain Filings and Matters Relating to the Registration Statement"). See "Capital Stock of the Combined Company--New Combined Company Common Stock--Registration."

ISSUANCE OF SECURITIES UNDER THE PLAN

    Section 1145 of the Bankruptcy Code exempts the issuance of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied: (i) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (ii) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. Although the issuance of the New Debt and the New Equity to the Debtors' creditors under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under federal and state securities laws, under certain circumstances subsequent transfers of such securities may be subject to registration requirements under such securities laws.

TRANSFERS OF NEW SECURITIES

    The securities to be issued pursuant to the Plan may be freely transferred by most recipients thereof, and all resales and subsequent transactions in the new securities are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities.
Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

     (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

    (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

    (iii) persons who offer to buy such securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

    (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

    To the extent that persons deemed to be "underwriters" receive securities pursuant to the Plan, resales by such persons would not be exempt under section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be "underwriters," however, may be able to sell such securities without registration subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received pursuant to the Plan by "underwriters," subject to the availability to the public of current information regarding the issuer and to volume limitations and certain other conditions.

    Whether any particular person would be deemed an "underwriter" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Plan Proponents express no view as to whether any person would be an "underwriter" with respect to any security to be issued pursuant to the Plan.

    GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN "UNDERWRITER," THE PLAN PROPONENTS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW DEBT OR NEW EQUITY TO BE DISTRIBUTED PURSUANT TO THE PLAN. POTENTIAL RECIPIENTS OF THE NEW DEBT OR NEW EQUITY ARE STRONGLY URGED TO CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

CERTAIN TRANSACTIONS BY STOCKBROKERS

    Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of the Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other aftermarket transactions in such securities.

                             ADDITIONAL INFORMATION

    Each of Macy's and Federated is subject to the information requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Such reports and other information so filed can be inspected and copied at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the public reference facilities maintained by the SEC at 7 World Trade Center, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W, Washington, D.C. 20549.

    Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document for the full text thereof. Each such statement is qualified in its entirety by such reference. Certain documents referred to herein have not been attached as exhibits because of the impracticability of furnishing copies thereof to all of the Debtors' creditors and Interest holders. All of the Appendices, Exhibits, and Schedules to the Plan and this Disclosure Statement are available for inspection at the Document Reviewing Center located at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022. To review such Appendices, Exhibits, and Schedules, contact Mr. Robert J. Bush at (212) 326-3939.

                         RECOMMENDATION AND CONCLUSION

    For all of the reasons set forth in this Disclosure Statement, the Plan Proponents believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Plan Proponents and the Creditors' Committees urge all holders of Claims to vote to ACCEPT the Plan, and to duly complete and return their ballots such that they will be RECEIVED on or
before 5:00 p.m. Eastern Time on             , 1994.

Dated: New York, New York                      Respectfully submitted,
October   , 1994

FEDERATED DEPARTMENT STORES, INC.              R.H. MACY & CO., INC.
                                               (for itself and on behalf of each of the
                                               Macy's Subsidiary Debtors)

By:                                            By:
   --------------------------                     --------------------------
Name: Ronald W. Tysoe                          Name: Myron E. Ullman, III
Title:  Vice Chairman and Chief                Title:  Chairman of the Board of Directors
       Financial Officer                              and Chief Executive Officer

COUNSEL:                                       COUNSEL:

DAVID G. HEIMAN (DH 9111)                      HARVEY R. MILLER (HM 6078)
RICHARD M. CIERI (RC 6062)                     RICHARD P. KRASNOW (RK 5707)
SCOTT J. DAVIDO (SD 7424)                      JUDY G.Z. LIU (JL 6449)
PAUL E. HARNER (PH 8276)                       WEIL, GOTSHAL & MANGES
JONES, DAY, REAVIS & POGUE                     767 FIFTH AVENUE
North Point                                    NEW YORK, NEW YORK 10153
901 Lakeside Avenue                            (212) 310-8000
Cleveland, Ohio 44114
(216) 586-3939                                 ATTORNEYS FOR DEBTORS AND
                                               DEBTORS IN POSSESSION
ROBERT A. PROFUSEK (RP 4594)
MARK E. BETZEN (MB 0176)
JONES, DAY, REAVIS & POGUE
599 Lexington Avenue
New York, New York 10022
(212) 326-3939

ATTORNEYS FOR FEDERATED
DEPARTMENT STORES, INC.


                   INDEX TO HISTORICAL FINANCIAL INFORMATION

                                                                                       PAGE
                                                                                       -----
Introductory Note...................................................................     F-2

Selected Financial Data of Federated................................................     F-3
Management's Discussion and Analysis of Financial Condition and Results of
  Operations of Federated for the fiscal year ended January 29, 1994................     F-5
Management's Discussion and Analysis of Financial Condition and Results of
  Operations of Federated for the fiscal quarter ended July 30, 1994................     F-9
Audited Financial Information of Federated
  Management's Report...............................................................    F-12
  Independent Auditors' Report......................................................    F-13
  Consolidated Statements of Operations for the 52 weeks ended January 29, 1994,
    January 30, 1993, and February 1, 1992..........................................    F-14
  Consolidated Balance Sheets at January 29, 1994 and January 30, 1993..............    F-15
  Consolidated Statements of Cash Flows for the 52 weeks ended January 29, 1994,
January 30, 1993, and February 1, 1992..............................................    F-16
  Notes to Consolidated Financial Statements........................................    F-17
  Schedules to Consolidated Financial Statements....................................    F-40
Unaudited Second Quarter Financial Information of Federated
  Consolidated Statements of Operations for the 13 weeks and 26 weeks ended July 30,
    1994 and July 31, 1993..........................................................    F-46
  Consolidated Balance Sheets at July 30, 1994, January 29, 1994, and July 31,
    1993............................................................................    F-47
  Consolidated Statements of Cash Flows for the 26 weeks ended July 30, 1994 and
    July 31, 1993...................................................................    F-48
  Notes to Consolidated Financial Statements (Unaudited)............................    F-49

Selected Financial Data of Macy's...................................................    F-50
Management's Discussion and Analysis of Financial Condition and Results of
  Operations of Macy's for the fiscal year ended July 31, 1993......................    F-51
Management's Discussion and Analysis of Financial Condition and Results of
  Operations of Macy's for the fiscal quarter ended April 30, 1994..................    F-58
Audited Financial Information of Macy's
  Independent Auditors' Report......................................................    F-62
  Consolidated Statement of Financial Condition at July 31, 1993 and August 1,
    1992............................................................................    F-63
  Consolidated Statement of Operations for the years ended July 31, 1993, August 1,
    1992, and August 3, 1991........................................................    F-64
  Consolidated Statement of Cash Flows for the years ended July 31, 1993, August 1,
    1992, and August 3, 1991........................................................    F-65
  Consolidated Statement of Changes in Deficiency in Net Assets for the years ended
    July 31, 1993, August 1, 1992, and August 3, 1991...............................    F-67
  Notes to Consolidated Financial Statements........................................    F-68
  Schedules to Consolidated Financial Statements....................................    F-95
Unaudited Third Quarter Financial Information of Macy's
  Condensed Consolidated Statement of Operations for the quarter ended April 30,
    1994 and May 1, 1993 and the nine months ended April 30, 1994 and May 1, 1993...   F-105
  Condensed Consolidated Statement of Financial Condition at April 30, 1994 and
    May 1, 1993.....................................................................   F-106
  Condensed Consolidated Statement of Cash Flows for the nine months ended
    April 30, 1994..................................................................   F-107
  Notes to Condensed Consolidated Financial Statements (Unaudited)..................   F-109

                               INTRODUCTORY NOTE

    The historical financial information relating to each of Federated and Macy's set forth in the following pages, including the information set forth under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations of Federated" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Macy's," has been derived, without substantive change or updating, from reports filed with the SEC by Federated and Macy's, as applicable, prior to the date hereof. Consequently, such information is not necessarily current as of the date hereof and shall be deemed in all respects to be modified or superseded, as applicable, by the information contained elsewhere in this Disclosure Statement.

    The financial condition and results of operations of the Combined Company, after giving effect to the Plan and the transactions contemplated thereby, will not be comparable to the historical financial condition or results of operations of Federated or Macy's, either individually or on a combined basis. See "The Combined Company--Pro Forma Capitalization of the Combined Company," "--Unaudited Pro Forma Combined Financial Information," "--Discussion and Analysis of Financial Condition and Results of Operations," and "--Projected Financial Information."

                      SELECTED FINANCIAL DATA OF FEDERATED

                                 FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR
                                    ENDED          ENDED          ENDED          ENDED          ENDED
                                 JANUARY 29,    JANUARY 30,    FEBRUARY 1,    FEBRUARY 2,    FEBRUARY 3,
                                    1994           1993           1992           1991           1990
                                 -----------    -----------    -----------    -----------    -----------
                                                   (THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Statements of
 Operations Data:
  Net sales, including leased
    department sales..........   $ 7,229,406    $ 7,079,941    $ 6,932,323    $ 7,141,983    $ 7,577,586
                                 -----------    -----------    -----------    -----------    -----------
  Cost of sales...............     4,373,941      4,229,396      4,202,223      4,394,976      4,649,656
  Selling, general and
    administrative expenses...     2,323,546      2,420,684      2,463,128      2,611,834      2,678,482
                                 -----------    -----------    -----------    -----------    -----------
  Operating income............       531,919        429,861        266,972        135,173        249,448
  Interest expense (a)........      (213,544)      (258,211)      (504,257)      (639,527)      (914,557)
  Interest income.............        49,405         60,357         67,260         83,585        107,892
  Unusual items...............       --             --             --             --          (1,067,817)(b)
                                 -----------    -----------    -----------    -----------    -----------
  Income (loss) before
    reorganization items,
    income taxes,
    extraordinary items and
    cumulative effect of
    change in accounting
    principle.................       367,780        232,007       (170,025)      (420,769)    (1,625,034)
  Reorganization items........       --             --          (1,679,936)      (127,032)      (142,110)
  Federal, state and local
    income tax (expense)
    benefit...................      (170,987)       (99,299)       613,989        276,355         (6,783)
  Extraordinary items.........        (3,545)       (19,699)     2,165,515        --             --
  Cumulative effect of change
    in accounting principle...       --             --             (93,151)       --             --
                                 -----------    -----------    -----------    -----------    -----------
  Net income (loss) (c).......   $   193,248    $   113,009    $   836,392    $  (271,446)   $(1,773,927)
                                 -----------    -----------    -----------    -----------    -----------
                                 -----------    -----------    -----------    -----------    -----------
Earnings per Share of Common
  Stock (d):
  Income before extraordinary
    items.....................   $      1.56    $      1.19    $   --         $   --         $   --
  Net income..................          1.53           1.01        --             --             --
Average number of shares
  outstanding (d).............       126,293        111,350        --             --             --
Depreciation and
  amortization................   $   229,781    $   230,124    $   260,884    $   278,227    $   317,575
Capital expenditures..........   $   312,960    $   207,931    $   201,631    $    93,143    $   177,792
Balance Sheet Data (at year
  end) (e):
  Cash........................   $   222,428    $   566,984    $ 1,002,482    $   453,560    $   446,195
  Working capital.............     1,967,569      2,227,336      1,923,812      1,957,037      2,653,693
  Total assets................     7,419,427      7,019,770      7,501,145      9,150,056      9,592,231
  Short-term debt.............        10,099         12,944        771,605        309,268        176,216
  Liabilities subject to
    settlement under
    reorganization
    proceedings...............       --             --             --           6,475,129      6,729,168
  Long-term debt (including
    preferred shares).........     2,786,724      2,809,757      3,176,687      1,361,778      1,561,778
  Shareholders' equity
    (deficit).................     2,278,244      2,074,980      1,454,132     (1,398,528)    (1,127,082)

                                                   (footnotes on following page)

(footnotes for preceding page)

- ------------

(a) Excludes interest on unsecured prepetition indebtedness of $301,576,000, $290,979,000, and $11,300,000, respectively, for 1991, 1990, and 1989. See
    "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(b) Consists primarily of a write-down of the excess of cost over the value of assets acquired.

(c) See Notes 3, 4, 5, and 13 to the Consolidated Financial Statements.

(d) Per share and share data are not presented for Federated for periods prior to the Federated POR Effective Date as they are not meaningful because there were no publicly held shares of common stock of Federated following its acquisition in 1988. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(e) Balance Sheet Data at February 1, 1992 reflects the adoption of fresh-start reporting in accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

    As a result of Federated's emergence from bankruptcy and its adoption of fresh-start reporting as of February 1, 1992, Federated's Consolidated Balance Sheets at and after February 1, 1992 and its Consolidated Statements of Operations for periods after February 1, 1992 are not comparable to the Consolidated Financial Statements for prior periods included elsewhere herein and therefore are separated by a black line. See the Notes to the Consolidated Financial Statements.

                       FEDERATED DEPARTMENT STORES, INC.
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF FEDERATED
                   FOR THE FISCAL YEAR ENDED JANUARY 29, 1994

INTRODUCTION

    Federated's results of operations and financial condition reflect the combination of certain predecessor companies in the historical financial information presented, as well as the consummation of the Federated POR and the transactions contemplated thereby. Accordingly, the results of operations of Federated for periods after February 1, 1992 are generally not comparable to periods prior to February 1, 1992 due to the Federated Reorganization Proceedings and the effects of the Federated POR and the transactions contemplated thereby.

RESULTS OF OPERATIONS

    Comparison of the 52 Weeks Ended January 29, 1994 and January 30, 1993. Net sales for 1993 were $7,229.4 million, compared to $7,079.9 million for 1992, an increase of 2.1%. On a comparable store basis, net sales increased 1.9%. The sales performance reflects the continuing effects of key merchandising strategies put into effect in 1991, such as team buying and improved inventory management, as well as improvements in net sales for home-related merchandise, partially offset by softer apparel sales and the effects of the sluggish economy in the Northeast. Additionally, net sales for 1992 were positively affected by strong overall general merchandise sales, a post-hurricane sales surge in South Florida, and the positive impact of a one-time program to clear old inventory undertaken at the end of 1991.

    Cost of sales was 60.5% of net sales for 1993, compared to 59.7% for 1992. The increase reflects the impact of higher levels of markdowns taken to keep in-store inventories fresh and fashion-current. In addition, cost of sales for the first quarter of 1992 benefited from the one-time strategy to clear old inventory marked down at the end of fiscal 1991. Cost of sales includes charges of $2.8 million in 1993 compared to $8.5 million in 1992 resulting from the valuation of merchandise inventory on the last-in, first-out basis.

    Selling, general, and administrative expenses were 32.1% of net sales for 1993, compared to 34.2% for 1992. The decrease is primarily due to reduced costs from streamlining and consolidation of operations at the divisions. In addition, operating expenses were reduced by $24.0 million in 1993 as a result of an adjustment to accrued liabilities for the favorable settlement of disputed bankruptcy claims. Excluding this adjustment, selling, general, and administrative expenses would have been 32.5% of net sales for 1993.

    Net interest expense was $164.1 million for 1993, compared to $197.9 million for 1992. Net interest expense for 1993 was positively impacted by the prepayment of long-term debt. Cash interest payments, net of interest received, were $136.6 million for 1993, compared to $136.3 million for 1992.

    Income tax expense was $171.0 million, excluding extraordinary items, for 1993. This amount differs from the amount computed by applying the federal income tax statutory rate of 35.0% to income before income taxes and extraordinary items principally because of state and local income taxes, a one-time charge of $14.2 million for the impact of the tax rate increase on deferred taxes and permanent differences arising from the amortization of reorganization value in excess of amounts allocable to identifiable assets.

    Management believes that the turnaround of existing deferred tax liabilities will generate sufficient taxable income in future periods such that it is more likely than not that the net deferred tax assets at the end of 1993 will be realized. Management intends to evaluate the realizability of deferred tax assets quarterly.

    Extraordinary items of $3.5 million in 1993 and $19.7 million in 1992 relate to the after-tax expenses associated with debt prepayments.

    Comparison of the 52 Weeks Ended January 30, 1993 and February 1, 1992. Net sales for 1992 were $7,079.9 million, compared to $6,932.3 million for 1991, an increase of 2.1%. During 1991, Federated closed 25 stores. On a comparable store basis, net sales increased 5.2%. Management believes that merchandising strategies put in place in the prior two years, including the team buying process, which enables Federated centrally to direct and coordinate divisional merchandise assortments, and effective inventory management, contributed significantly to Federated's improved 1992 sales performance.

    Cost of sales was 59.7% of net sales for 1992, compared to 60.6% for 1991. The decrease was due primarily to improved margins resulting from merchandising strategies designed to improve inventory turnover rate and the freshness of merchandise inventories, and sales of old inventory marked down at the end of 1991. Additionally, cost of sales included charges of $8.5 million in 1992, compared to $23.2 million in 1991 resulting from the valuation of merchandise inventory on the last-in, first-out basis.

    Selling, general, and administrative expenses were 34.2% of net sales for 1992, compared to 35.5% for 1991. The decrease was due primarily to reduced costs from streamlining and consolidation of operations at the divisions and lower amortization of reorganization value in excess of amounts allocable to identifiable assets in 1992 compared to amortization of excess of cost over net assets acquired in 1991.

    Net interest expense was $197.9 million for 1992, compared to $437.0 million for 1991. In addition to the impact of the Federated POR, net interest expense for 1992 was positively impacted by the prepayment or redemption of a total of $950.0 million of long-term debt on May 29, 1992. As a result of its chapter 11 filing, Federated did not accrue $301.6 million of interest on unsecured prepetition debt obligations in 1991. Cash interest payments, net of interest received, were $136.3 million for 1992 compared to $122.6 million for 1991, which included the payment of the final $43.0 million of interest on prepetition indebtedness required under the terms of a previous debtor-in-possession working capital financing facility.

    Reorganization items in 1991 represented expenses incurred as a result of the chapter 11 filing by Federated and subsequent reorganization efforts, including, among other things, the closing of 25 stores, the consolidation of certain operations and the adjustments to record the fair value of assets and liabilities at February 1, 1992. See Note 4 to the Consolidated Financial Statements.

    Income tax expense was $99.3 million, excluding extraordinary items, for 1992. This amount differs from the amount computed by applying the federal income tax statutory rate of 34.0% to income before extraordinary items principally because of permanent differences arising from the amortization of reorganization value in excess of amounts allocable to identifiable assets and state and local income taxes.

    The extraordinary items in 1992, $19.7 million after taxes, primarily resulted from non-cash write-offs of accrued financing costs associated with debt prepayments. The extraordinary item in 1991 represented the gain on debt discharge resulting from the consummation of the POR. Because the debt was discharged as a result of a chapter 11 case, no income tax expense was recorded. See Note 3 to the Consolidated Financial Statements.

    In connection with the consummation of the Federated POR, Federated changed its method of accounting for postretirement benefits other than pensions from principally a cash basis to the accrual basis in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The amount of additional liability recorded at fresh start represented the incremental amount over the remaining liability for then current retirees previously recorded in connection with the acquisition of Federated.

LIQUIDITY AND CAPITAL RESOURCES

    Federated's principal sources of liquidity are cash on hand, cash from operations, and certain facilities that are available to it.

    Although net income increased $80.2 million to $193.2 million in 1993, net cash provided by operating activities decreased $31.1 million to $410.5 million. The decrease in net cash provided by operating activities resulted primarily from increased accounts receivable due to higher proprietary credit sales and lower minimum monthly payment requirements, partially offset by increases in income tax liabilities.

    Net cash used by Federated for all financing activities was $349.9 million in 1993. On March 8, 1993, Federated defeased the entire $355.0 million outstanding principal amount of its 10% Series B Secured Notes due February 15, 2000 by irrevocably depositing with the trustee therefor an amount sufficient to prepay the notes. The prepayment was funded from cash on hand.

    Federated is a party to a three-year, $380.0 million revolving credit facility entered into with a syndicate of banks in 1992. From time to time, Federated has caused letters of credit to be issued thereunder in the ordinary course of Federated's business. However, Federated has not made any borrowings under this facility since it was established.

    In 1992, Federated also established a facility to finance its receivables. Among other things, the receivables financing facility provides for the issuance from time to time of up to $375.0 million of receivables-backed commercial paper. As of January 29, 1994 and January 30, 1993, there were no commercial paper borrowings outstanding under this facility.

    In connection with Federated's prepayment of its Series B Secured Notes, certain provisions of Federated's debt instruments were modified to allow Federated to increase its planned capital expenditures by approximately $460.0 million to approximately $1,210.0 million over the 1993 to 1995 period. Most of this increase is being invested in or budgeted for new store construction or acquisition, store expansions and further investments in technology. Management presently anticipates funding such expenditures from operations. However, depending upon conditions in the capital and other financial markets and other factors, Federated may from time to time consider the issuance of debt or other securities, the proceeds of which could be used to refinance existing debt or for capital projects or other corporate purposes.

    Net cash used in investing activities was $405.1 million in 1993, compared to $188.1 million in 1992. This increase resulted principally from two factors: a $111.0 million increase in capital expenditures partially attributable to the opening of three new stores and the reopening of a hurricane-damaged store in 1993 and a $109.3 million cash payment for the purchase of an investment in a bankruptcy claim discussed below.

    Management believes the department store segment will continue to consolidate. Accordingly, Federated intends from time to time to consider the possible acquisition of department store assets and companies.

    On December 31, 1993, Federated acquired 50% of a claim held by The Prudential Insurance Company of America ("Prudential") in the chapter 11 reorganization of R. H. Macy & Co., Inc. ("Macy's") for $109.3 million in cash and a promissory note due December 31, 1996 in the principal amount of $340.0 million. The rate of interest on the promissory note is 3-month LIBOR plus 1.75%, increasing to 2% beginning January 1995.

    The claim arises out of Prudential's secured loan to Macy's in the principal amount of $832.5 million. The Prudential-Macy's loan bears interest at the rate of 12% (none of which has been paid since Macy's chapter 11 filing in January 1992) and is secured by mortgages on 70 of Macy's 110 department store properties. Although Federated is not accruing interest on its investment in the Prudential bankruptcy claim, management believes that the investment is adequately collateralized and that the carrying value is not in excess of its fair market value.

    Federated acquired one-half of the Prudential claim with the ultimate objective of working toward a business combination involving Macy's. There can be no assurance that Federated will be successful in achieving that objective or, if so, as to the timing and terms thereof.

    Management of Federated believes that, with respect to its current operations, cash on hand and funds from operations, together with its credit facilities, will be sufficient to cover its reasonably foreseeable working capital, capital expenditure, and debt service requirements. Any business combination transaction involving Federated and Macy's would require the establishment of a revised capital structure for the combined company. Other acquisition transactions, if any, are expected to be financed through a combination of cash on hand and from operations and the possible issuance from time to time of long-term debt or other securities. Management's objective is to maintain Federated's debt to equity ratio following any transaction, including any involving Macy's, at levels determined to be prudent and not to effect any transaction which would be dilutive to existing stockholders on a long-term basis.

                       FEDERATED DEPARTMENT STORES, INC.
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FEDERATED
                   FOR THE FISCAL QUARTER ENDED JULY 30, 1994

RESULTS OF OPERATIONS

  COMPARISON OF THE 13 WEEKS ENDED JULY 30, 1994 AND JULY 31, 1993

    For purposes of the following discussion, all references to "second quarter of 1994" and "second quarter of 1993" are to Federated's 13-week fiscal periods ended July 30, 1994 and July 31, 1993, respectively.

    Net sales for the second quarter of 1994 were $1,596.1 million compared to $1,502.3 million for the second quarter of 1993, an increase of 6.2%. Net sales for the second quarter of 1994 reflect the acquisition of the ten stores of Horne's on May 26, 1994. On a comparable store basis, net sales increased 2.2%.

    Cost of sales was 61.1% as a percent of net sales for the second quarter of 1994 compared to 60.1% for the second quarter of 1993. The increase reflects additional markdowns taken to offer increased value to the customer and to keep inventory assortments fresh and fashion current. Cost of sales includes charges of $0.6 million for the second quarter of 1994 compared to $3.7 million in the second quarter of 1993 resulting from the valuation of merchandise inventory on the last-in, first-out basis.

    Selling, general, and administrative expenses were 33.5% as a percent of net sales for the second quarter of 1994 compared to 36.0% for the second quarter of 1993. The decrease is primarily due to continued emphasis on controlling expenses, enhanced efficiencies and productivity that are the result of Federated's ongoing investments in retail technology, and increased revenue from credit operations resulting from higher accounts receivable balances this year.

    Net interest expense was $48.7 million for the second quarter of 1994 compared to $40.3 million for the second quarter of 1993. Interest expense for the second quarter of 1994 reflects a full period accrual on the $340.0 million promissory note issued on December 31, 1993 in connection with the purchase of 50% of the claim held by The Prudential Insurance Company of America (the "Prudential Claim") in the chapter 11 reorganization of R.H. Macy & Co., Inc. ("Macy's"). Cash interest payments, net of interest received, were $45.7 million for the second quarter of 1994 compared to $41.7 million for the second quarter of 1993.

    The unusual item of $27.0 million, before income taxes, represents a one-time charge associated with the integration of the ten Horne's stores into the Lazarus department store division.

    Income tax expense was $6.5 million for the second quarter of 1994. This amount differs from the amount computed by applying the federal income tax statutory rate of 35.0% to income before income taxes principally because of state and local income taxes and permanent differences arising from amortization of reorganization value in excess of amounts allocable to identifiable assets.

  COMPARISON OF THE 26 WEEKS ENDED JULY 30, 1994 AND JULY 31, 1993

    For purposes of the following discussion, all references to "1994" and "1993" are to Federated's 26-week fiscal periods ended July 30, 1994 and July 31, 1993, respectively.

    Net sales for 1994 were $3,249.7 million compared to $3,092.5 million for 1993, an increase of 5.1%. On a comparable store basis, net sales increased 2.2%.

    Cost of sales was 61.0% as a percent of net sales for 1994 compared to 60.0% for 1993. The increase reflects additional markdowns taken to offer increased value to the customer and to keep inventory assortments fresh and fashion current. Cost of sales includes charges of $5.8 million in 1994 compared to $7.6 million in 1993 resulting from the valuation of merchandise inventory on the last-in, first-out basis.

    Selling, general and administrative expenses were 33.2% as a percent of net sales for 1994 compared to 35.4% for 1993. The decrease is primarily due to continued emphasis on controlling expenses, enhanced efficiencies and productivity that are the result of Federated's ongoing investments in retail technology, as well as increased revenue from credit operations resulting from higher accounts receivable balances this year.

    Net interest expense was $94.0 million for 1994 compared to $83.5 million for 1993. Interest expense for 1994 reflects a full period accrual on the $340.0 million promissory note issued on December 31, 1993 in connection with the purchase of 50% of the Prudential Claims. Interest expense for 1993 reflects a partial period accrual for the $355.0 million of Series B Secured Notes which were prepaid on March 8, 1993. Cash interest payments, net of interest received, were $79.8 million for 1994 compared to $78.9 million for 1993.

    Income tax expense was $32.3 million for 1994. This amount differs from the amount computed by applying the federal income tax statutory rate of 35.0% to income before income taxes and extraordinary item principally because of state and local income taxes and permanent differences arising from the amortization of reorganization value in excess of amounts allocable to identifiable assets.

    The extraordinary item for 1993, $3.5 million after taxes, represents the costs associated with the prepayment of debt.

LIQUIDITY AND CAPITAL RESOURCES

    Federated's principal sources of liquidity are cash from operations, cash on hand and certain credit facilities that are available to it.

    Net cash provided by operating activities in 1994 decreased $242.2 million from 1993. Two primary factors contributed to this decrease, including higher accounts receivable balances this year generated by increases in proprietary credit sales and a Federated policy change to lower the minimum monthly payment requirements; and, increases in inventories to enhance merchandise offerings for accelerated sales growth. The increase in accounts receivable balances was partially funded by increased short-term borrowings associated with the receivables.

    Net cash provided by Federated for all financing activities was $56.9 million for 1994, and net cash used in investing activities was $181.2 million. During the first half of 1994, Federated opened three new stores, reopened a hurricane-damaged store and closed one store. On May 26, 1994, Federated purchased Joseph Horne Co., Inc., a department store retailer operating ten stores in Pittsburgh and Erie, Pennsylvania for approximately $116.0 million including the assumption of $40.0 million of mortgage debt and transaction costs. The acquisition is being accounted for under the purchase method of accounting. Federated plans to open six new stores in the second half of the year.

    On July 29, 1994, Federated and Macy's filed the Plan in the Bankruptcy Court. As contemplated by the Plan, Federated and Macy's entered into the Federated/Macy's Merger Agreement, providing for the Federated Macy's Merger.

    The Plan provides for distributions to Macy's creditors totaling approximately $4.1 billion in assumed value of cash, debt, common stock and warrants in the new merged company, which will retain the name "Federated Department Stores, Inc."

    The Plan and the Federated/Macy's Merger Agreement are filed herewith as Exhibits 99.1 and 10.1, respectively, and are incorporated herein by this reference. Additional information concerning the Plan and the proposed Federated/Macy's Merger is contained in a Current Report on Form 8-K filed by Federated with the Securities and Exchange Commission on September 1, 1994; however, such information is subject to change without notice and should not be relied upon as being accurate as of any date after September 1, 1994. The effectiveness of the Plan and the obligations of Federated and Macy's to consummate the Federated/Macy's Merger are subject to various approvals and to the satisfaction or waiver of various conditions. There can be no assurance that such approvals will be obtained, that such conditions will be satisfied, that the Plan will become effective, or that the Federated/Macy's Merger will be consummated.

    Management believes the department store segment will continue to consolidate. Accordingly, Federated intends from time to time to consider additional acquisitions of department store assets and companies.

    Management of Federated believes that, with respect to its current operations, cash on hand and funds from operations, together with its credit facilities, will be sufficient to cover its reasonably foreseeable working capital, capital expenditure and debt service requirements. Any business combination transaction involving Federated and Macy's would require the establishment of a revised capital structure for the Combined Company. Other acquisition transactions, if any, are expected to be financed through a combination of cash on hand and from operations and the possible issuance from time to time of long-term debt or other securities. Management's objective is to maintain Federated's debt to equity ratio following any transaction, including any transaction involving Macy's, at levels determined to be prudent and not to effect any transaction which would adversely affect the long term value of an investment in Federated.

                       FEDERATED DEPARTMENT STORES, INC.
                              MANAGEMENT'S REPORT

To the Shareholders of
Federated Department Stores, Inc.:

    The integrity and consistency of the financial statements and financial statement schedules of Federated Department Stores, Inc., which were prepared in accordance with generally accepted accounting principles, are the responsibility of management and properly include some amounts that are based upon estimates and judgments.

    Federated maintains a system of internal accounting controls, which is supported by a program of internal audits with appropriate management follow-up action, to provide reasonable assurance, at appropriate cost, that Federated's assets are protected and transactions are properly recorded. Additionally, the integrity of the financial accounting system is based on careful selection and training of qualified personnel, organizational arrangements which provide for appropriate division of responsibilities and communication of established written policies and procedures.

    The financial statements of Federated have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Their report expresses their opinion as to the fair presentation, in all material respects, of the financial statements and is based upon their independent audit conducted in accordance with generally accepted auditing standards.

    The Audit Review Committee, comprised solely of outside directors, meets periodically with the independent certified public accountants, the internal auditors and representatives of management to discuss auditing and financial reporting matters. In addition, the independent certified public accountants and Federated's internal auditors meet periodically with the Audit Review Committee without management representatives present and have free access to the Audit Review Committee at any time. The Audit Review Committee is responsible for recommending to the Board of Directors the engagement of the independent certified public accountants, which is subject to shareholder approval, and the general oversight review of management's discharge of its responsibilities with respect to the matters referred to above.

Allen I. Questrom
Chairman and Chief Executive Officer

James M. Zimmerman
President and Chief Operating Officer

Ronald W. Tysoe
Vice Chairman and Chief Financial Officer

John E. Brown
Senior Vice President and Controller

                       FEDERATED DEPARTMENT STORES, INC.
                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Federated Department Stores, Inc.:

    We have audited the accompanying consolidated balance sheets of Federated Department Stores, Inc. and subsidiaries ("Federated") as of January 29, 1994 and January 30, 1993, and the related consolidated statements of operations and cash flows for each of the fifty-two week periods ended January 29, 1994, January 30, 1993, and February 1, 1992. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement schedules. These consolidated financial statements and financial statement schedules are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Federated Department Stores, Inc. and subsidiaries as of January 29, 1994 and January 30, 1993, and the results of their operations and their cash flows for each of the fifty-two week periods ended January 29, 1994, January 30, 1993, and February 1, 1992, in conformity with generally accepted accounting principles. Further, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

    On February 4, 1992 Federated emerged from bankruptcy. As described in Note 1 to the consolidated financial statements, Federated accounted for the reorganization as of February 1, 1992 and adopted "fresh-start reporting." As a result, the consolidated statements of operations and cash flows for the fifty-two weeks ended January 29, 1994 and January 30, 1993, which present the consolidated results of operations and cash flows of the reorganized entity, are not comparable to the consolidated statements of operations and cash flows for the fifty-two week period ended February 1, 1992.

    As discussed in Note 5 to the consolidated financial statements, Federated adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions," and changed its method of accounting for income taxes to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of February 1, 1992.

                                          KPMG PEAT MARWICK LLP

Cincinnati, Ohio
February 28, 1994

                       FEDERATED DEPARTMENT STORES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   52 WEEKS ENDED    52 WEEKS ENDED    52 WEEKS ENDED
                                                    JANUARY 29,       JANUARY 30,       FEBRUARY 1,
                                                        1994              1993              1992
                                                   --------------    --------------    --------------
                                                                   (THOUSANDS, EXCEPT
                                                                    PER SHARE DATA)
Net Sales, including leased department sales....     $7,229,406        $7,079,941        $6,932,323
                                                   --------------    --------------    --------------
Cost of sales...................................      4,373,941         4,229,396         4,202,223
Selling, general and administrative expenses....      2,323,546         2,420,684         2,463,128
                                                   --------------    --------------    --------------
Operating Income................................        531,919           429,861           266,972
Interest expense................................       (213,544)         (258,211)         (504,257)
Interest income.................................         49,405            60,357            67,260
                                                   --------------    --------------    --------------
Income (Loss) Before Reorganization Items,
  Income Taxes, Extraordinary Items and
  Cumulative Effect of Change in Accounting
  Principle.....................................        367,780           232,007          (170,025)
Reorganization items............................        --                --             (1,679,936)
                                                   --------------    --------------    --------------
Income (Loss) Before Income Taxes, Extraordinary
  Items and Cumulative Effect of Change in
  Accounting Principle..........................        367,780           232,007        (1,849,961)
Federal, state and local income tax (expense)
  benefit ......................................       (170,987)          (99,299)          613,989
                                                   --------------    --------------    --------------
Income (Loss) Before Extraordinary Items and
  Cumulative Effect of Change in Accounting
  Principle.....................................        196,793           132,708        (1,235,972)
Extraordinary items.............................         (3,545)          (19,699)        2,165,515
Cumulative effect of change in accounting
  principle.....................................        --                --                (93,151)
                                                   --------------    --------------    --------------
Net Income......................................     $  193,248        $  113,009        $  836,392
                                                   --------------    --------------    --------------
                                                   --------------    --------------    --------------
Earnings per Share:
  Income before extraordinary items.............     $     1.56        $     1.19
  Extraordinary items...........................           (.03)             (.18)
                                                   --------------    --------------
      Net Income................................     $     1.53        $     1.01
                                                   --------------    --------------
                                                   --------------    --------------

- ------------

    Earnings per share are not presented for periods prior to the Federated POR Effective Date as they are not meaningful because there were no publicly held shares of common stock of Federated.

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                       FEDERATED DEPARTMENT STORES, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                JANUARY 29, 1994    JANUARY 30, 1993
                                                                ----------------    ----------------
                                                                            (THOUSANDS)
   ASSETS
Current Assets:
  Cash.......................................................     $    222,428        $    566,984
  Accounts receivable........................................        1,758,935           1,543,834
  Merchandise inventories....................................        1,180,844           1,148,934
  Supplies and prepaid expenses..............................           46,660              40,068
  Deferred income tax assets.................................           88,754              90,261
                                                                ----------------    ----------------
    Total Current Assets.....................................        3,297,621           3,390,081
Property and Equipment--net..................................        2,576,884           2,478,251
Reorganization Value in Excess of Amounts Allocable to
  Identifiable Assets--net...................................          337,720             356,482
Notes Receivable.............................................          408,818             421,454
Other Assets.................................................          798,384             373,502
                                                                ----------------    ----------------
      Total Assets...........................................     $  7,419,427        $  7,019,770
                                                                ----------------    ----------------
                                                                ----------------    ----------------
    LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt............................................     $     10,099        $     12,944
  Accounts payable and accrued liabilities...................        1,209,744           1,103,289
  Income taxes...............................................          110,209              46,512
                                                                ----------------    ----------------
    Total Current Liabilities................................        1,330,052           1,162,745
Long-Term Debt...............................................        2,786,724           2,809,757
Deferred Income Taxes........................................          804,181             750,771
Other Liabilities............................................          220,226             221,517
Shareholders' Equity.........................................        2,278,244           2,074,980
                                                                ----------------    ----------------
      Total Liabilities and Shareholders' Equity.............     $  7,419,427        $  7,019,770
                                                                ----------------    ----------------
                                                                ----------------    ----------------

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                       FEDERATED DEPARTMENT STORES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            52 WEEKS ENDED     52 WEEKS ENDED     52 WEEKS ENDED
                                                           JANUARY 29, 1994   JANUARY 30, 1993   FEBRUARY 1, 1992
                                                           ----------------   ----------------   ----------------
                                                                                (THOUSANDS)
Cash flows from operating activities:
 Net income..............................................     $  193,248        $    113,009       $    836,392
 Adjustments to reconcile net income to net cash provided
   by
   operating activities:
     Depreciation and amortization.......................        207,914             205,554            212,186
     Amortization of reorganization value in excess of
      amounts allocable to identifiable assets...........         18,762              18,762           --
     Amortization of excess of cost over net assets
acquired.................................................       --                  --                   48,698
     Amortization of financing costs.....................         10,163              20,995              7,893
     Amortization of original issue discount.............         16,846              15,593           --
     Amortization of unearned restricted stock...........          3,105               5,808           --
     Loss on early extinguishment of debt................          3,545              19,699           --
     Cumulative effect of change in accounting for
      postretirement benefits other than pensions........       --                  --                   93,151
     Changes in assets and liabilities:
      (Increase) decrease in accounts receivable.........       (215,101)            (28,456)           111,174
      (Increase) decrease in merchandise inventories.....        (31,910)             18,412            183,840
      (Increase) decrease in supplies and prepaid
expenses.................................................         (6,592)              2,547                860
      Decrease in excess of cost over net assets
acquired.................................................       --                  --                  133,000
      (Increase) decrease in other assets not separately
identified...............................................         20,229             (20,179)           238,605
      Increase in accounts payable and accrued
        liabilities not
        separately identified............................         70,679               2,898            154,787
      Increase in current income taxes...................         65,990              24,520            170,942
      Increase (decrease) in deferred income taxes.......         54,917              27,225           (524,829)
      Increase (decrease) in other liabilities not
separately identified....................................         (1,291)             15,169            (12,692)
                                                                --------      ----------------   ----------------
                                                                 410,504             441,556          1,654,007
 Changes due to reorganization activities--net...........       --                  --               (1,092,774)
                                                                --------      ----------------   ----------------
        Net cash provided by operating activities........        410,504             441,556            561,233
                                                                --------      ----------------   ----------------
Cash flows from investing activities:
 Purchase of property and equipment......................       (309,536)           (198,505)          (201,631)
 Disposition of property and equipment...................          1,097              10,431              8,465
 Decrease in notes receivable............................         12,636            --                  400,383
 Increase in investments.................................       (109,325)           --                 --
                                                                --------      ----------------   ----------------
        Net cash provided (used) by investing
activities...............................................       (405,128)           (188,074)           207,217
                                                                --------      ----------------   ----------------
Cash flows from financing activities:
 Debt issued.............................................       --                   979,141            684,153
 Financing costs.........................................           (633)            (26,518)           (45,774)
 Debt repaid.............................................       (391,986)         (2,133,014)          (502,999)
 Increase (decrease) in outstanding checks...............         35,776             (10,620)            24,194
 Acquisition of treasury stock...........................           (179)           --                 --
 Issuance of common stock................................          7,090             502,031           --
                                                                --------      ----------------   ----------------
        Net cash provided (used) by financing
activities...............................................       (349,932)           (688,980)           159,574
                                                                --------      ----------------   ----------------
Cash flow effect of reorganization activities--payment of
 liabilities subject to settlement.......................       --                  --                 (379,102)
                                                                --------      ----------------   ----------------
Net increase (decrease) in cash..........................       (344,556)           (435,498)           548,922
Cash beginning of period.................................        566,984           1,002,482            453,560
                                                                --------      ----------------   ----------------
Cash end of period.......................................     $  222,428        $    566,984       $  1,002,482
                                                                --------      ----------------   ----------------
                                                                --------      ----------------   ----------------
Supplemental cash flow information:
 Interest paid...........................................     $  186,658        $    197,138       $    190,207
 Interest received.......................................         50,019              60,869             67,601
 Income taxes paid (net of refunds received).............         49,588              47,554                 18
 Schedule of noncash investing and financing activities:
   Capital lease obligations for new store fixtures......          3,424               9,426           --
   Property and equipment transferred to other assets....          5,316              13,395            169,515
   Investment purchased for promissory note..............        340,000            --                 --
   Common stock issued for the Executive Deferred
Compensation Plan........................................            686            --                 --

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                       FEDERATED DEPARTMENT STORES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. REORGANIZATION AND EMERGENCE FROM CHAPTER 11

    Federated Department Stores, Inc. ("Federated") is a retail organization operating department stores selling a wide range of merchandise including women's, men's and children's apparel, cosmetics, home furnishings and other consumer goods.

    On February 4, 1992 (the "POR Effective Date"), Federated emerged from proceedings under chapter 11 ("Chapter 11") of the United States Bankruptcy Code as the surviving corporation resulting from the Joint Plan of Reorganization (the "POR") of its predecessor companies, Federated and Allied Stores Corporation ("Allied"), and substantially all of their respective subsidiaries (collectively, the "Federated/Allied Companies"). The POR, which was confirmed by the United States Bankruptcy Court, Southern District of Ohio, Western Division (the "Bankruptcy Court") on January 10, 1992, resulted in an approximately $5,000.0 million net reduction in the total indebtedness, liabilities subject to reorganization, and redeemable preferred stock of the Federated/Allied Companies.

    The POR provided for, among other things, the cancellation of certain indebtedness in exchange for cash, new indebtedness, and/or new equity securities, the discharge of other prepetition claims, the cancellation of all prepetition ownership interests in Federated and Allied, the settlement of certain claims and mutual releases of certain claims of the Federated/Allied Companies and other persons or entities (including certain affiliated persons or entities), the assumption or rejection of executory contracts and unexpired leases to which any Federated/Allied Company was a party, and the election of a board of directors for Federated (the "Board of Directors").

    In addition to the foregoing, on the POR Effective Date and in accordance with the POR, Allied was merged into Federated. The merger was accounted for as a combination of entities under common control. As of February 1, 1992, in accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), Federated adopted "fresh-start reporting" and reflected the effects of such adoption in the Consolidated Financial Statements for the 52 weeks then ended.

    The Chapter 11 cases of the Federated/Allied Companies were commenced on January 15, 1990 (the "Petition Date"). During the pendency of their Chapter 11 cases, the Federated/Allied Companies discontinued accruing interest on their unsecured prepetition obligations. The net expense occurring as a result of the Chapter 11 filings and subsequent reorganization efforts of the Federated/Allied Companies have been segregated from ordinary operations in the Consolidated Statements of Operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Company adopted the recommended accounting for entities emerging from Chapter 11 reorganization set forth in the SOP 90-7. Consolidated Financial Statements as of and subsequent to February 1, 1992 are generally not comparable to Consolidated Financial Statements prior to February 1, 1992 and are separated by a black line.

    The Consolidated Financial Statements include the accounts of Federated and its subsidiaries. All significant intercompany transactions have been eliminated.

    Cash includes cash and liquid investments with original maturities of three months or less.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    Installments of deferred payment accounts receivable maturing after one year are included in current assets in accordance with industry practice. Such accounts are accepted on customary revolving credit terms and offer the customer the option of paying the entire balance on a 25-day basis without incurring finance charges. Alternatively, customers may make scheduled minimum payments and incur competitive finance charges. Minimum payments vary from 4.2% to 100.0% of the account balance, depending on the size of the balance. Profits on installment sales are included in income when the sales are made. Finance charge revenues are included as a reduction of selling, general and administrative expenses.

    Substantially all merchandise inventories are valued by the retail method and stated on the LIFO (last-in, first-out) basis, which is generally lower than market.

    Depreciation and amortization are provided primarily on a straight-line basis over the shorter of estimated asset lives or related lease terms. Real estate taxes and interest on construction in progress and land under development are capitalized. Amounts capitalized are amortized over the estimated lives of the related depreciable assets.

    Reorganization value in excess of amounts allocable to identifiable assets is being amortized on a straight-line basis over 20 years. Accumulated amortization was $37.5 million and $18.8 million at January 29, 1994 and January 30, 1993, respectively. The excess of cost over net assets acquired was amortized on a straight-line basis over 40 years.

    Financing costs are amortized over the life of the related debt.

    In connection with the adoption of fresh-start reporting, Federated adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Prior to the adoption of fresh-start reporting, Federated accounted for income taxes under Statement of Financial Accounting Standards No. 96 ("SFAS No. 96"). Under both SFAS No. 109 and SFAS No. 96, deferred income taxes are provided for at the statutory rates on the difference between financial statement basis and tax basis of assets and liabilities and, under SFAS No. 109, are classified in the Consolidated Balance Sheets as current or non-current consistent with the assets and liabilities which give rise to such deferred income taxes.

    Also in connection with the adoption of fresh-start reporting, Federated adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" ("SFAS No. 106"), which requires that the cost of these benefits be recognized in the financial statements over an employee's term of service with the Company. (See Note 5.)

    Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" was issued in November 1992, and must be implemented by the first quarter of 1994. The adoption of this pronouncement will not have a material effect on results of operations or financial position.

    Earnings per share are computed on the basis of daily average number of shares outstanding during the year. Any dilution from the potential issuance of shares under the 1992 Executive Equity Incentive Plan, as Amended (the "Equity Plan") and the Executive Deferred Compensation Plan (the "deferred compensation plan") would be less than 3.0%. Fully diluted earnings per share include the effect of the potential issuance of shares for the above items as well as for the Senior Convertible Discount Notes and, unless disclosed, any such dilution would be less than 3.0%.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. EXTRAORDINARY ITEMS

    The extraordinary item for the 52 weeks ended January 29, 1994 represents costs of $3.5 million, net of income tax benefit of $2.3 million, associated with the prepayment of the entire $355.0 million outstanding principal amount of Federated's Series B Secured Notes.

    On May 28, 1992, Federated completed a public offering of 46.0 million shares of Common Stock. The net proceeds from the stock offering of $502.0 million and cash on hand were applied to the prepayment or redemption of a total of $950.0 million of long-term debt. During the 52 weeks ended January 30, 1993, Federated recorded an extraordinary item of $13.6 million, net of income tax benefit of $8.8 million, resulting primarily from the non-cash write-off of accrued financing costs associated with the debt prepayments.

    On December 15, 1992, Prime Receivables Corporation ("Prime"), an indirect wholly owned special-purpose financing subsidiary of Federated, completed the public offering of $981.0 million ($979.1 million discounted amount) of asset-backed debt securities. In connection with the offerings, Federated's former receivables financing facilities were terminated. During the 52 weeks ended January 30, 1993, Federated recorded an extraordinary item of $6.1 million, net of income tax benefit of $3.9 million, resulting primarily from the non-cash write-off of accrued financing costs associated with the prepayment of the receivables facilities.

    The extraordinary item for the 52 weeks ended February 1, 1992 was a gain resulting from the discharge of prepetition claims against the Federated/Allied Companies during Chapter 11. The value of cash and securities distributed was $2,165.5 million less than the allowed claims.

4. REORGANIZATION ITEMS

    The net expense incurred as a result of the Chapter 11 filings and subsequent reorganization efforts has been segregated from ordinary operations in the Consolidated Statements of Operations.

                                                                52 WEEKS ENDED
                                                               FEBRUARY 1, 1992
                                                               ----------------
                                                                  (MILLIONS)
Adjustments to fair value...................................       $1,231.4
Restructuring costs.........................................          378.8
Professional fees and other expenses related to
bankruptcy..................................................          110.8
Interest income.............................................          (41.1)
                                                                   --------
                                                                   $1,679.9
                                                                   --------
                                                                   --------

    Adjustments to fair value reflect the net change to state assets and liabilities at fair value. Restructuring costs include costs and expenses from closing of facilities, consolidation of operations, and certain expenses related to the rejection of executory contracts as well as gains or losses from the disposition of related assets. Interest income is attributable to the accumulation of cash and short-term investments subsequent to the Petition Date.

5. CUMULATIVE EFFECT OF ACCOUNTING CHANGES

    In connection with the adoption of fresh-start reporting, Federated adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions," as of February 1, 1992. The

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

cumulative effect of the change on retained earnings prior to the adoption of fresh-start reporting at February 1, 1992 was $93.2 million, net of income tax benefit of $59.5 million. Federated also adopted SFAS No. 109, "Accounting for Income Taxes," as of February 1, 1992. The cumulative effect of the change to SFAS No. 109 was not material. (See Note 13.)

6. ACCOUNTS RECEIVABLE

                                                     JANUARY 29,    JANUARY 30,
                                                        1994           1993
                                                     -----------    -----------
                                                             (MILLIONS)
Due from customers................................    $ 1,702.2      $ 1,498.7
Less allowance for doubtful accounts..............         36.9           45.4
                                                     -----------    -----------
                                                        1,665.3        1,453.3
Other receivables.................................         93.6           90.5
                                                     -----------    -----------
Net receivables...................................    $ 1,758.9      $ 1,543.8
                                                     -----------    -----------
                                                     -----------    -----------

    Sales through Federated's credit plans were $3,743.1 million, $3,575.2 million and $3,512.8 million for the 52 weeks ended January 29, 1994, January 30, 1993 and February 1, 1992, respectively.

    Finance charge revenues amounted to $243.6 million, $225.1 million and $225.7 million for the 52 weeks ended January 29, 1994, January 30, 1993 and February 1, 1992, respectively.

7. INVENTORIES

    Merchandise inventories were $1,180.8 million at January 29, 1994, compared to $1,148.9 million at January 30, 1993. Inventories were $11.3 million lower at January 29, 1994 and $8.5 million lower at January 30, 1993 than they would have been had the retail method been applied using the first-in, first-out method. The application of the LIFO method resulted in pre-tax charges of $2.8 million for the 52 weeks ended January 29, 1994 and $8.5 million for the 52 weeks ended January 30, 1993. As a result of the adoption of fresh-start reporting, merchandise inventories were adjusted to the estimated fair market value as of February 1, 1992, and the LIFO inventory cost, therefore, approximated the cost of such inventory using the first-in, first-out method.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. PROPERTIES AND LEASES

                                                     JANUARY 29,    JANUARY 30,
                                                        1994           1993
                                                     -----------    -----------
                                                             (MILLIONS)
Land..............................................    $   446.0      $   446.5
Buildings on owned land...........................        899.8          873.3
Buildings on leased land and leasehold
improvements......................................        549.4          509.0
Store fixtures and equipment......................        996.4          782.9
Property not used in operations...................          6.6            6.1
Leased properties under capital leases............         49.0           50.0
                                                     -----------    -----------
                                                        2,947.2        2,667.8
Less accumulated depreciation and amortization....        370.3          189.5
                                                     -----------    -----------
                                                      $ 2,576.9      $ 2,478.3
                                                     -----------    -----------
                                                     -----------    -----------

    Buildings on leased land and leasehold improvements include approximately $160.8 million at January 29, 1994 and $161.2 million at January 30, 1993 of intangible assets relating to favorable leases which are being amortized over the related lease terms.

    In connection with various shopping center agreements, Federated is obligated to operate certain stores within the centers for periods of up to 20 years. Some of these agreements require that the stores be operated under a particular name.

    Federated leases a portion of the real estate and personal property used in its operations. Most leases require Federated to pay real estate taxes, maintenance and other executory costs; some also require additional payments based on percentages of sales and some contain purchase options.

    Minimum rental commitments (excluding executory costs) at January 29, 1994, for noncancellable leases are:

                                                     CAPITAL    OPERATING
                                                     LEASES       LEASES      TOTAL
                                                     -------    ----------    ------
                                                               (MILLIONS)
Fiscal year:
  1994............................................    $ 9.6       $ 80.2      $ 89.8
  1995............................................      8.5         75.1        83.6
  1996............................................      8.3         70.9        79.2
  1997............................................      8.3         61.9        70.2
  1998............................................      8.2         55.7        63.9
  After 1998......................................     76.4        505.3       581.7
                                                     -------    ----------    ------
Total minimum lease payments......................    119.3       $849.1      $968.4
                                                                ----------    ------
                                                                ----------    ------
Less amount representing interest.................     62.5
                                                     -------
Present value of net minimum capital lease
payments..........................................    $56.8
                                                     -------
                                                     -------

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    Capital leases are included in the Consolidated Balance Sheets as property and equipment while the related obligation is included in short-term ($3.0 million) and long-term ($53.8 million) debt. Amortization of capital leases is included in depreciation and amortization expense. Total minimum lease payments shown above have not been reduced by minimum sublease rentals of approximately $1.4 million on capital leases and $4.0 million on operating leases.

    Rental expense consists of:

                                                  52 WEEKS ENDED      52 WEEKS ENDED      52 WEEKS ENDED
                                                 JANUARY 29, 1994    JANUARY 30, 1993    FEBRUARY 1, 1992
                                                 ----------------    ----------------    ----------------
                                                                        (MILLIONS)
Real estate (excluding executory costs)
 Capital leases--
    Contingent rentals........................        $  3.4              $  3.5              $  3.0
  Operating leases--
    Minimum rentals...........................          68.5                63.6                61.2
    Contingent rentals........................           8.7                 8.5                 8.9
                                                       -----               -----               -----
                                                        80.6                75.6                73.1
                                                       -----               -----               -----
  Less income from subleases--
    Capital leases............................           0.8                 0.8                 0.7
    Operating leases..........................           1.2                 6.1                 9.3
                                                       -----               -----               -----
                                                         2.0                 6.9                10.0
                                                       -----               -----               -----
                                                      $ 78.6              $ 68.7              $ 63.1
                                                       -----               -----               -----
                                                       -----               -----               -----
Personal property--
  Operating leases............................        $ 38.1              $ 36.4              $ 38.9
                                                       -----               -----               -----
                                                       -----               -----               -----

9. NOTES RECEIVABLE

    On May 3, 1988, Federated sold its Bullock's/Bullocks-Wilshire, Filene's, Foley's, and I. Magnin divisions. The proceeds from the sales included $800.0 million in notes receivable. Federated obtained $704.0 million in cash by transferring the notes to grantor trusts, which borrowed such amount under note monetization facilities (see Note 11) and distributed the proceeds to Federated. At the end of fiscal year 1991, Federated received $400.0 million pursuant to a letter of credit which secured the payment of a $400.0 million promissory note for the sale of Federated's Bullock's/Bullocks-Wilshire and I. Magnin divisions. The remaining $400.0 million note receivable bears interest at 9% and is supported by a letter of credit.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. INVESTMENT IN SECURED CLAIM

    On December 31, 1993, Federated acquired 50% of a claim held by The Prudential Insurance Company of America ("Prudential") in the chapter 11 reorganization of R. H. Macy & Co., Inc. ("Macy's") for $109.3 million in cash and a promissory note (the "Promissory Note") due December 31, 1996 in the principal amount of $340.0 million (see Note 11). The transaction also provided Federated with an option to acquire the remaining 50% of Prudential's claim within three years. The investment is included in other assets on Federated's Consolidated Balance Sheet.

    The claim arises out of Prudential's secured loan to Macy's in the principal amount of $832.5 million. The Prudential-Macy loan bears interest at the rate of 12% (none of which has been paid since Macy's chapter 11 filing in January 1992) and is secured by mortgages on 70 of Macy's 110 department store properties. Although Federated is not accruing interest on its investment in the Prudential bankruptcy claim, management believes that the investment is adequately collateralized and that the carrying value is not in excess of its fair market value (see Note 18).

11. FINANCING

    Pursuant to the POR, Federated issued the Series A Secured Notes, Series B Secured Notes, Series C Secured Notes, Series D Secured Notes, Series E Secured Notes, and the Senior Convertible Discount Notes (the "Convertible Notes"). In addition, in consideration of certain distributions under the POR, a letter of credit facility (the "LC Facility") was made available to Federated.

    On May 29, 1992, the net proceeds of $502.0 million from a public offering of 46.0 million shares of Common Stock and cash on hand were used to prepay a total of $950.0 million of long-term debt. The indebtedness prepaid included all of Federated's Series C, D, and E Secured Notes, approximately $170.0 million of Federated's Series A Secured Notes and approximately $199.0 million of Federated's Series B Secured Notes. In connection with the stock offering, Federated entered into a three-year revolving credit loan and letter of credit agreement (the "Working Capital Facility" described below). This Working Capital Facility replaced the LC Facility.

    On December 15, 1992, Prime completed a public offering of a total of $981.0 million ($979.1 million discounted amount) of asset-backed debt securities in four separate classes, as described below. The net proceeds from the offerings have been used by Prime to finance its purchases of revolving consumer credit card receivables generated by Federated's department store operations and to prepay approximately $722.6 million of balances outstanding under the receivables financing facilities which were terminated in connection with the offerings. On January 5, 1993, another indirect wholly owned special-purpose financing subsidiary of Federated entered into a liquidity facility with a syndicate of banks providing support for the issuance of up to $375.0 million of receivables-backed commercial paper.

    On March 8, 1993, Federated defeased the entire $355.0 million outstanding principal amount of its Series B Secured Notes. In addition, the Series A Secured Notes, which were scheduled to be repaid with annual installments beginning on February 15, 1997 and extending through February 15, 2000, were amended to be payable in full on February 15, 1997.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    Short-term and long-term debt were as follows:

                                       JANUARY 29, 1994    JANUARY 30, 1993
                                       ----------------    ----------------
                                                    (MILLIONS)
Short-term debt:
  Current portion of long-term
debt................................       $   10.1            $   12.9
                                           --------            --------
      Total short-term debt.........       $   10.1            $   12.9
                                           --------            --------
                                           --------            --------
Long-term debt:
  Receivables-backed certificates...       $  979.5            $  979.2
  Note monetization facility........          352.0               352.0
  Mortgage facility.................          345.1               346.5
  Promissory note...................          340.0             --
  Series A secured notes............          289.2               302.9
  Series B secured notes............        --                    355.0
  Senior convertible discount
notes...............................          289.0               272.5
  Subsidiary trade obligations......          101.5               101.5
  Capital leases....................           53.8                54.1
  Other.............................           36.6                46.1
                                           --------            --------
      Total long-term debt..........       $2,786.7            $2,809.8
                                           --------            --------
                                           --------            --------

    Future maturities of long-term debt, other than capital leases and including unamortized original issue discount of $19.9 million, are shown below:

                                                           (MILLIONS)
Fiscal year:
1995....................................................    $   108.0
1996....................................................        344.7
1997....................................................      1,012.0
1998....................................................        187.6
1999....................................................        503.2
After 1999..............................................        597.3

    The following summarizes certain provisions of Federated's long-term debt:

  RECEIVABLES-BACKED CERTIFICATES

    The four classes of securities are: (i) $450.0 million in aggregate principal amount of 7.05% Class A-1 Asset-Backed Certificates, Series 1992-1 due December 15, 1997; (ii) $450.0 million in aggregate principal amount of 7.45% Class A-2 Asset-Backed Certificates, Series 1992-2 due December 15, 1999; (iii) $40.5 million in aggregate principal amount of 7.55% Class B-1 Asset-Backed Certificates, Series 1992-1 due January 15, 1998; and (iv) $40.5 million in aggregate principal amount of 7.95% Class B-2 Asset-Backed Certificates, Series 1992-2 due January 18, 2000. The certificates represent undivided interests in the assets of a master trust originated by Prime.

  RECEIVABLES-BACKED COMMERCIAL PAPER

    The borrowings are secured by an interest in the master trust originated by Prime and are subject to interest rate caps of 7% in 1994 and 10% thereafter. As of January 29, 1994 and January 30, 1993, there were no borrowings outstanding under the commercial paper program or the liquidity facility.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  NOTE MONETIZATION FACILITY

    On May 3, 1988, Federated sold certain divisions for consideration consisting of two $400.0 million promissory notes. Federated subsequently transferred the notes to grantor trusts of which it is the beneficiary. The trusts borrowed $704.0 million under note monetization facilities, using the notes as collateral, and distributed the proceeds of such borrowing to Federated. At the end of fiscal year 1991, Federated received $400.0 million pursuant to a letter of credit which secured the payment of a $400.0 million promissory note for the sale of Federated's Bullock's/Bullocks-Wilshire and I. Magnin divisions. Of the $400.0 million cash received, $352.0 million was treated as in-substance defeasance of the indebtedness incurred by one of the grantor trusts. The other trust's borrowing under the remaining note monetization facility matures in two equal installments on May 3, 1997 and 1998, and bears interest at fluctuating interest rates based on LIBOR, subject to certain adjustments. An interest rate swap agreement was entered into for the remaining note monetization facility which, in effect, converted the variable interest rate to a fixed rate of 10.344%. Federated is not an obligor on the borrowing under the note monetization facility, and the lender's recourse thereunder is limited to the trust's assets and the Company's interest in the trust.

  MORTGAGE FACILITY

    Certain of Federated's real estate subsidiaries are parties to a mortgage loan facility providing for secured borrowings. Under an amendment entered into pursuant to the POR, borrowings under the facility will mature in 2002 and bear interest at 9.99% per annum. Borrowings under the facility are secured by liens on certain real property.

  PROMISSORY NOTE

    On December 31, 1993, Federated acquired 50% of a claim held by Prudential in the chapter 11 reorganization of Macy for $109.3 million in cash and the Promissory Note due December 31, 1996 in the principal amount of $340.0 million. The note bears interest at 3-month LIBOR plus 1.75%, increasing to 2% beginning January 1995. The Promissory Note is mandatorily prepayable in certain circumstances.

  THE SERIES A SECURED NOTES

    The Series A Secured Notes (as amended on March 8, 1993) are secured obligations of Federated which mature on February 15, 1997 and bear interest at the rate per annum equal to, at Federated's option, either (i) Citibank's Alternate Base Rate III plus 1.5% (the "Base Rate") or (ii) LIBOR plus 2.5% (the "LIBOR Rate"). Interest at the Base Rate is payable quarterly. Interest at the LIBOR Rate is payable at the end of each one-, two-, three-, or six-month period (a "LIBOR Interest Period"), as selected by Federated, except that, with respect to any LIBOR Interest Period of six months, accrued and unpaid interest will be payable at the end of the third and sixth months of such LIBOR Interest Period.

    Under certain circumstances, Federated will be required to apply to the repayment or redemption of the Series A Secured Notes a portion of the net proceeds realized from (i) the sale, conveyance, or other disposition of collateral securing the Series A Secured Notes or (ii) the sale by Federated for its own account of shares of its capital stock.

  THE SENIOR CONVERTIBLE DISCOUNT NOTES

    The Convertible Notes are unsecured obligations of Federated which mature on February 15, 2004 and bear interest at the rate of 6.0% payable semiannually on February 15 and August 15, commencing August 15, 1995; provided, however, that such interest rate will be reset effective as of February 15,

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1995 to a rate (not to exceed 10% per annum) equal to the sum of (i) the average rate for hypothetical Eight-Year Treasury Notes during the 20 consecutive trading days ending February 15, 1995 and (ii) 200 basis points, unless the per share closing price of the Common Stock is at least equal to $32.00 or $35.00, respectively, for 20 consecutive trading days in any of the first or second 12-month periods following February 15, 1993. The Convertible Notes will not bear cash interest prior to February 15, 1995, but will accrete from the deemed issue price as of the POR Effective Date of $835.81 per $1,000 of stated principal amount to such stated principal amount at the rate of 6.0% per annum compounded semiannually during the period from February 3, 1992 to February 15, 1995.

    On each of February 15, 2002 and 2003, Federated will pay an amount equal to 33.3% of the aggregate stated principal amount of the Convertible Notes initially outstanding, and will pay any remaining balance on February 15, 2004, in each case together with accrued interest to the date of payment. In addition, subject to the limitations contained in certain other debt instruments to which Federated is a party, at any time on or after February 15, 1995, Federated may make optional prepayments or redemptions of the Convertible Notes in whole or part. All such prepayments will be made at 100% of the stated principal amount so prepaid or redeemed, together with interest accrued to the date of prepayment or redemption.

    At any time at the option of a holder of Convertible Notes, such holder will have the right to convert the principal of any such holder's Convertible Notes that is $100,000 stated principal amount or an integral multiple of such amount (or such lesser stated principal amount that represents all of such holder's Convertible Notes) into fully-paid and non-assessable shares of Common Stock at the rate of 27.86 shares of Common Stock for each $1,000 stated principal amount of Convertible Notes, provided that such conversion rate will be appropriately adjusted in order to prevent dilution of such conversion rights in the event of certain changes in or events affecting the Common Stock and certain consolidations, mergers, sales, leases, transfers, or other dispositions to which Federated is a party. In addition, if at any time the closing per share price of the Common Stock is $42.00 or more for 20 consecutive trading days, or if the aggregate outstanding stated principal amount of the Convertible Notes is $12.5 million or less, Federated may require the conversion of all outstanding Convertible Notes into Common Stock.

    As of January 29, 1994, holders of $158.0 million of the Convertible Notes have exchanged such notes, per the agreement, for registered notes having the same terms as the original unregistered notes.

  SUBSIDIARY TRADE OBLIGATIONS

    In addition to the cash distribution made on the POR Effective Date, the holders of certain allowed general unsecured prepetition claims against certain of the Company's subsidiaries are entitled pursuant to the POR to receive an additional cash payment on February 4, 1995.

    The obligations of the applicable subsidiaries of Federated (the "Subsidiary Trade Obligors") to make such payments (the "Subsidiary Trade Obligations") have been estimated by Federated at $101.5 million in the aggregate, exclusive of interest. The Subsidiary Trade Obligations bear interest at the rate of 6.94% per annum, payable annually on February 15, commencing on February 15, 1993. The Subsidiary Trade Obligations are unsecured obligations of the applicable Subsidiary Trade Obligors, guaranteed by Federated on a subordinated basis. The terms of the POR relating to the Subsidiary Trade Obligations include certain restrictions on, among other things, the incurrence of indebtedness by the Subsidiary Trade Obligors and the payment of dividends by the Subsidiary Trade Obligors or Federated.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  WORKING CAPITAL FACILITY

    On May 29, 1992, Federated entered into a three-year revolving credit loan and letter of credit agreement (the "Revolving Credit Agreement") with a syndicate of banks. The Revolving Credit Agreement, which expires on April 3, 1995, provides for direct borrowings and the issuance of letters of credit in an aggregate amount of up to $380.0 million (the "Working Capital Facility"). The rate of interest on the borrowings is LIBOR plus 2% (1.5% beginning May 1994) per annum or the Base Rate (described in the Revolving Credit Agreement) plus 1% (0.5% beginning May 1994) per annum payable quarterly in arrears. A commitment fee of 0.5% per annum is payable quarterly in arrears on the average daily unused portion of the facility. Fees for outstanding letters of credit are 1.5% (1% beginning May 1994) per annum for outstanding trade letters of credit and 2% (1.5% beginning May 1994) per annum for outstanding stand-by letters of credit. Federated's obligations under the Revolving Credit Agreement are secured by the stock of certain operating subsidiaries. The Revolving Credit Agreement contains restrictive covenants, including limitations on capital expenditures, additional borrowings and dividends; requires Federated to achieve certain financial ratios; and requires an annual "clean-up" during the fourth fiscal quarter of each year. During 1993 and 1992, there were no revolving credit borrowings under the Working Capital Facility and, as of January 29, 1994 and January 30, 1993, the aggregate face amount of letters of credit outstanding was $64.1 million and $86.3 million, respectively.

    Interest and financing costs were as follows:

                                                  52 WEEKS ENDED      52 WEEKS ENDED      52 WEEKS ENDED
                                                 JANUARY 29, 1994    JANUARY 30, 1993    FEBRUARY 1, 1992
                                                 ----------------    ----------------    ----------------
                                                                        (MILLIONS)
Interest on debt..............................        $197.5              $232.0              $479.8
Amortization of financing costs...............          10.2                21.0                18.3
Interest on capital leases....................           6.0                 5.3                 6.4
                                                     -------             -------             -------
    Subtotal..................................         213.7               258.3               504.5
Less:
Interest capitalized on construction..........          (0.2)               (0.1)               (0.2)
Interest income...............................         (49.4)              (60.3)              (67.3)
                                                     -------             -------             -------
                                                      $164.1              $197.9              $437.0
                                                     -------             -------             -------
                                                     -------             -------             -------

    Up to $600.0 million of combined borrowings under the Series A Secured Notes, the Promissory Note and the Working Capital Facility are subject to interest rate caps of 7% in 1994. Interest expense excludes interest on unsecured prepetition debt obligations of $301.6 million for the 52 weeks ended February 1, 1992.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                        JANUARY 29,    JANUARY 30,
                                                           1994           1993
                                                        -----------    -----------
                                                                (MILLIONS)
Merchandise and expense accounts payable.............    $   833.4      $   710.0
Restructuring and consolidation costs................         71.5          105.9
Taxes other than income taxes........................         52.5           51.9
Accrued wages and vacations..........................         50.3           51.9
Accrued interest.....................................         25.3           28.2
Other................................................        176.7          155.4
                                                        -----------    -----------
                                                         $ 1,209.7      $ 1,103.3
                                                        -----------    -----------
                                                        -----------    -----------

13. TAXES

    Total income taxes were allocated as follows:

                                                 52 WEEKS ENDED      52 WEEKS ENDED
                                                JANUARY 29, 1994    JANUARY 30, 1993
                                                ----------------    ----------------
                                                             (MILLIONS)
Income from operations.......................        $171.0              $ 99.3
Extraordinary items..........................          (2.3)              (12.7)
                                                    -------              ------
  Total income taxes.........................        $168.7              $ 86.6
                                                    -------              ------
                                                    -------              ------

    Income tax expense (benefit) attributable to income (loss) from operations is as follows:

                          52 WEEKS ENDED                   52 WEEKS ENDED                   52 WEEKS ENDED
                         JANUARY 29, 1994                 JANUARY 30, 1993                 FEBRUARY 1, 1992
                   -----------------------------    ----------------------------    ------------------------------
                   CURRENT    DEFERRED    TOTAL     CURRENT    DEFERRED    TOTAL    CURRENT    DEFERRED     TOTAL
                   -------    --------    ------    -------    --------    -----    -------    --------    -------
                                                             (MILLIONS)
Federal.........   $ 127.9     $ 10.4     $138.3     $64.4      $ 14.2     $78.6    $ (25.9)   $ (457.5)   $(483.4)
State and
local...........      33.6       (0.9)      32.7      16.1         4.6      20.7       42.6      (173.2)    (130.6)
                   -------    --------    ------    -------    --------    -----    -------    --------    -------
                   $ 161.5     $  9.5     $171.0     $80.5      $ 18.8     $99.3    $  16.7    $ (630.7)   $(614.0)
                   -------    --------    ------    -------    --------    -----    -------    --------    -------
                   -------    --------    ------    -------    --------    -----    -------    --------    -------

    The passage on August 10, 1993 of the federal Omnibus Budget Reconciliation Act of 1993 increased the federal income tax statutory rate from 34% to 35% retroactive to January 1, 1993. The income tax expense (benefit) attributable to income (loss) from operations reported differs from the expected tax computed by applying the federal income tax statutory rate of 35% for the 52 weeks ended January 29, 1994 and 34% for the 52 weeks ended January 30, 1993 and February 1, 1992 to income (loss) before income taxes, extraordinary items and cumulative effect of change in accounting principles. The reasons for this difference and their tax effects are as follows:

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                  52 WEEKS ENDED      52 WEEKS ENDED      52 WEEKS ENDED
                                                 JANUARY 29, 1994    JANUARY 30, 1993    FEBRUARY 1, 1992
                                                 ----------------    ----------------    ----------------
                                                                        (MILLIONS)
Expected tax..................................        $128.7              $ 78.9             $ (629.0)
Permanent differences arising from:
  Amortization of intangible assets...........           6.6                 6.4                 16.6
  Certain non-deductible reorganization
items.........................................       --                  --                      13.3
Effect of federal tax rate change on deferred
income taxes..................................          14.2             --                   --
Effect of consummation of POR.................       --                  --                      68.2
State and local income taxes, net of federal
income tax expense (benefit)..................          21.2                13.7                (86.2)
Other.........................................           0.3                 0.3                  3.1
                                                     -------               -----              -------
                                                      $171.0              $ 99.3             $ (614.0)
                                                     -------               -----              -------
                                                     -------               -----              -------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                        JANUARY 29,    JANUARY 30,
                                                           1994           1993
                                                        -----------    -----------
                                                                (MILLIONS)
Deferred tax assets:
  Accrued liabilities accounted for on a cash basis
for tax purposes.....................................    $   130.1       $ 144.2
  Postretirement benefits other than pensions........         78.4          78.3
  Capital lease debt.................................         22.7          23.1
  Allowance for doubtful accounts....................         14.8          17.7
  Alternative minimum tax credit carryforwards.......         21.0          25.8
  Other..............................................         46.6          32.1
                                                        -----------    -----------
      Total gross deferred tax assets................        313.6         321.2
                                                        -----------    -----------
Deferred tax liabilities:
  Excess of book basis over tax basis of property and
equipment............................................       (605.9)       (593.9)
  Prepaid pension expense............................        (95.2)        (91.0)
  Deferred gain from sale of divisions...............        (82.2)        (80.1)
  Merchandise inventories............................        (68.1)        (76.4)
  Effects of reorganization transactions.............       (167.8)       (130.9)
  Other..............................................         (9.8)         (9.4)
                                                        -----------    -----------
      Total gross deferred tax liabilities...........     (1,029.0)       (981.7)
                                                        -----------    -----------
      Net deferred tax...............................    $  (715.4)      $(660.5)
                                                        -----------    -----------
                                                        -----------    -----------

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    As of January 29, 1994, Federated had alternative minimum tax credit carryforwards of $21.0 million which are available to reduce future federal regular income taxes, if any, over an indefinite period.

    In connection with the POR and the joint plan of reorganization of Federated Stores, Inc. ("FSI"), the former parent of Federated and Allied and certain of its subsidiaries, the FSI consolidated tax group (which, with respect to periods prior to the POR Effective Date, included the Federated/Allied Companies) triggered certain gains (the "Gains") estimated at approximately $1,800.0 million. Under applicable federal tax law, each member of the FSI consolidated tax group would be severally liable for the entire amount of any tax liability incurred by any other member of the group, generally, prior to the POR Effective Date. Under an indemnification agreement entered into pursuant to the POR, among other things, Ralphs Grocery Company ("Ralphs"), a former subsidiary of FSI, would generally be liable to Federated for 21% of the first $71.43 million in tax liability with respect to the Gains and the Company would indemnify Ralphs for any tax liability above that amount. Federated believes that net operating and capital losses ("NOLs") sufficient to offset the Gains were available at the time the Gains were triggered and, accordingly, that Federated will have no regular federal income tax liability in respect thereof and that it has adequately provided for its estimated alternative minimum tax liability. Management does not expect that the resolution of issues related to the POR will have a material adverse effect on Federated's financial position. Further, the realization of any unrecorded tax benefits related to the NOLs generated prior to the POR Effective Date will be recorded as reductions of reorganization value in excess of amounts allocable to identifiable assets.

    In connection with the Chapter 11 cases, the Internal Revenue Service ("IRS") audited the tax returns of the Federated/Allied Companies and the FSI consolidated tax group for tax years 1984 through 1989 and asserted certain claims against the Federated/Allied Companies and other members of the FSI consolidated tax group. The issues raised by the IRS audit were resolved by agreement with the IRS in the Chapter 11 cases except for two issues involving the use by the Federated/Allied Companies of an aggregate of $27.0 million of NOLs of an acquired company and the deductibility of approximately $176.3 million of so-called "break-up fees." These issues were litigated before the Bankruptcy Court and resolved in favor of the Federated/Allied Companies; however, on January 21, 1992, the IRS filed a notice of appeal of the Bankruptcy Court's determination of these issues to the United States District Court for the Southern District of Ohio, where such appeal is currently pending. Management does not expect that the resolution of these issues will have a material adverse effect on Federated's financial position.

14. RETIREMENT PLANS

    Federated has defined benefit plans ("Pension Plans") and a defined contribution plan ("Profit Sharing Plan") which cover substantially all employees who work 1,000 hours or more in a year. In addition, Federated has a defined benefit supplementary retirement plan which includes benefits, for certain employees, in excess of qualified plan limitations. For the 52 weeks ended January 29, 1994, net retirement expense for these plans totaled $2.7 million, and for the 52 weeks ended January 30, 1993 and the 52 weeks ended February 1, 1992, net retirement income totaled $1.1 million and $2.0 million, respectively.

    Measurements of plan assets and obligations for the Pension Plans and the defined benefit supplementary retirement plan are calculated as of December 31 of each year. In addition, for such plans, the discount rate used to determine the actuarial present value of projected benefit obligations was 7.0% as of December 31, 1993 and 8.0% as of December 31, 1992. The assumed rate of increase in future compensation levels was 5.0% as of December 31, 1993 and 4.5% as of December 31, 1992. The

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

long-term rate of return on assets (Pension Plans only) was 9.75% as of December 31, 1993 and 10.0% as of December 31, 1992.

  PENSION PLANS

    Net pension income for Federated's Pension Plans included the following actuarially determined components:

                                                  52 WEEKS ENDED      52 WEEKS ENDED      52 WEEKS ENDED
                                                 JANUARY 29, 1994    JANUARY 30, 1993    FEBRUARY 1, 1992
                                                 ----------------    ----------------    ----------------
                                                                        (MILLIONS)
Service cost..................................        $ 17.5              $ 16.8             $   16.7
Interest cost.................................          39.0                36.9                 37.4
Actual return on assets.......................         (94.1)              (48.6)              (138.6)
Net amortization and deferrals................          24.9               (19.6)                74.5
Cost of special termination benefits..........           7.8             --                   --
                                                      ------              ------              -------
                                                      $ (4.9)             $(14.5)            $  (10.0)
                                                      ------              ------              -------
                                                      ------              ------              -------

    The following table sets forth the projected actuarial present value of benefit obligations and funded status at December 31, 1993 and 1992, for the Pension Plans:

                                                     DECEMBER 31,    DECEMBER 31,
                                                         1993            1992
                                                     ------------    ------------
                                                              (MILLIONS)
Accumulated benefit obligations...................      $536.4          $486.4
Less: Present value of net accumulated benefits
available under the Profit Sharing Plan...........        43.5            48.7
                                                     ------------    ------------
Net accumulated benefit obligations, including
  vested benefits of $478.7 million and $422.2
  million, respectively...........................       492.9           437.7
Projected compensation increases..................        75.7            60.0
                                                     ------------    ------------
Projected benefit obligations.....................       568.6           497.7
                                                     ------------    ------------
Plan assets (primarily stocks, bonds and U.S.
government securities)............................       744.9           706.8
Unrecognized loss.................................        52.9            24.1
Unrecognized prior service cost...................         8.9          --
                                                     ------------    ------------
                                                         806.7           730.9
                                                     ------------    ------------
Prepaid pension expense...........................      $238.1          $233.2
                                                     ------------    ------------
                                                     ------------    ------------

    The Company's policy is to fund the Pension Plans at or above the minimum required by law. At December 31, 1993 and 1992, Federated had met the full funding limitation. Plan assets are held by independent trustees.

    In connection with a salary reduction program at one division, Federated provided, in 1993, $7.8 million of special termination benefits to eligible employees who elected to retire within a specified time period.

    One of Federated's Pension Plans was amended effective January 1, 1993 to reflect then current salary levels. This amendment resulted in an increase of $9.9 million in the accumulated benefit obligation, which is being recognized over an amortization period of 10.1 years.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  SUPPLEMENTARY RETIREMENT PLAN

    Net pension expense for the supplementary retirement plan included the following actuarially determined components:

                                                  52 WEEKS ENDED      52 WEEKS ENDED      52 WEEKS ENDED
                                                 JANUARY 29, 1994    JANUARY 30, 1993    FEBRUARY 1, 1992
                                                 ----------------    ----------------    ----------------
                                                                        (MILLIONS)
Service cost..................................        $  0.3              $  0.3               $1.0
Prior service cost............................       --                      7.9             --
Interest cost on projected benefit
obligations...................................           1.2                 0.6                2.0
Net amortization and deferral.................          (0.3)               (0.4)               0.9
                                                       -----               -----                ---
                                                      $  1.2              $  8.4               $3.9
                                                       -----               -----                ---
                                                       -----               -----                ---

    The following table sets forth the projected actuarial present value of unfunded benefit obligations at December 31, 1993 and 1992, for the supplementary retirement plan:

                                                     DECEMBER 31,    DECEMBER 31,
                                                         1993            1992
                                                     ------------    ------------
                                                              (MILLIONS)
Accumulated benefit obligations, including vested
  benefits of $14.0 million and $12.0 million
respectively......................................      $ 14.2          $ 12.4
Projected compensation increases..................         3.5             3.2
                                                         -----           -----
Projected benefit obligations.....................        17.7            15.6
Unrecognized gain.................................         3.6             4.1
Unrecognized prior service cost...................        (1.1)         --
                                                         -----           -----
Accrued supplementary retirement obligation.......      $ 20.2          $ 19.7
                                                         -----           -----
                                                         -----           -----

    In December 1992, Federated reestablished a percentage of the benefits for former employees who had retired prior to the Petition Date. This action increased the accumulated benefit obligation by $7.9 million at December 31, 1992, which was expensed as prior service cost in the 52 weeks ended January 30, 1993.

  PROFIT SHARING PLAN

    The Profit Sharing Plan includes a voluntary savings feature for eligible employees. Federated's contribution is based on Federated's annual earnings. The minimum Federated contribution is 20% of employee's eligible savings. Profit sharing expense amounted to $6.4 million for the 52 weeks ended January 29, 1994, $5.0 million for the 52 weeks ended January 30, 1993, and $4.1 million for the 52 weeks ended February 1, 1992. The Profit Sharing Plan had net assets at December 31, 1993, aggregating $635.3 million held in independent trusts.

  DEFERRED COMPENSATION PLAN

    During 1993, Federated implemented a deferred compensation plan wherein eligible executives may elect to defer a portion of their compensation each year as either stock or cash credits. Federated transfers shares to a trust to cover the number it estimates will be needed for distribution of stock credits currently outstanding. At January 29, 1994, the liability under the plan which is reflected in other liabilities is $1.1 million. Expense for the 52 weeks ended January 29, 1994 was immaterial.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

    In addition to providing pension and other supplemental benefits, certain retired employees are currently provided with specified health care, life insurance, and certain other benefits. Eligibility requirements for such benefits vary by division and subsidiary, but generally state that benefits are available to employees who retire after a certain age with specified years of service. Federated has the right to modify or terminate these benefits for employees who retire after the Petition Date. Health care and life insurance benefits are provided to both retired and active employees through medical benefit trusts and insurance companies. Based on a change in the retiree health care coverage, employees hired on January 1, 1994 or later will not be eligible for retiree health care benefits.

    Net postretirement benefit expense included the following actuarially determined components:

                                                 52 WEEKS ENDED      52 WEEKS ENDED
                                                JANUARY 29, 1994    JANUARY 30, 1993
                                                ----------------    ----------------
                                                             (MILLIONS)
Service cost.................................        $  1.0              $  3.5
Interest cost................................           9.7                15.1
Net amortization and deferral................          (5.8)                --
                                                      -----               -----
                                                     $  4.9              $ 18.6
                                                      -----               -----
                                                      -----               -----

    The measurement of the postretirement benefit obligations is calculated as of December 31. The following table sets forth the projected actuarial present value of unfunded postretirement benefit obligations for the plans at December 31, 1993 and 1992:

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1993            1992
                                                              ------------    ------------
                                                                       (MILLIONS)
Accumulated postretirement benefit obligation:
  Retirees.................................................      $112.0          $148.7
  Fully eligible active plan participants..................        14.6            26.0
  Other active plan participants...........................        11.4            26.6
                                                              ------------    ------------
    Accumulated postretirement benefit obligations.........       138.0           201.3
  Unrecognized net gain....................................        35.5          --
  Unrecognized prior service cost..........................        22.9          --
                                                              ------------    ------------
    Accrued postretirement benefit obligation..............      $196.4          $201.3
                                                              ------------    ------------
                                                              ------------    ------------

    The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% as of December 31, 1993 and 8.0% as of December 31, 1992. As of January 1, 1993, Federated revised certain assumptions and estimates related to the cost of certain other benefits. The resulting unrecognized gain is being recognized over an amortization period of
12.8 years.

    On January 1, 1993, all but two subsidiaries changed the retiree health care benefits and the remaining two subsidiaries adopted the changes on July 1, 1993. As a result of these changes, the future benefits provided by Federated for employees who retire after the Petition Date and were hired prior to January 1, 1994, is based on a fixed amount per year of service, and the accumulated postretirement benefit obligation is not affected by increases in health care costs. The effect of adopting the benefit changes is reflected as a $24.7 million reduction of the accumulated postretirement benefit obligation and is being recognized over an amortization period of 11.4 years.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

16. EQUITY PLAN

    Federated has implemented an equity plan intended to provide an equity interest in Federated to key management personnel and thereby provide additional incentives for such persons to devote themselves to the maximum extent practicable to the businesses of Federated and its subsidiaries. The Equity Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee is authorized to grant options, stock appreciation rights and restricted stock to officers and key employees of the Company and its subsidiaries. The Equity Plan also provides for the award of options to non-employee directors. A maximum of 9.6 million shares of Common Stock may be issued pursuant to the Equity Plan, not more than 1.45 million of which may be awarded in the form of restricted stock.

    Stock option transactions are as follows:

                                                 52 WEEKS ENDED               52 WEEKS ENDED
                                                JANUARY 29, 1994             JANUARY 30, 1993
                                            -------------------------    -------------------------
                                            SHARES      GRANT PRICE      SHARES      GRANT PRICE
                                            -------    --------------    -------    --------------
                                                            (SHARES IN THOUSANDS)
Outstanding, beginning of year...........   1,828.5    $11.625-18.375      --       $     --
Granted..................................   1,575.3     19.375-25.000    1,948.7     11.625-18.375
Cancelled................................    (268.2)    15.625-20.875     (120.2)    13.375-16.875
Exercised................................     (97.1)    11.625-16.875      --             --
                                            -------    --------------    -------    --------------
  Outstanding, end of year...............   3,038.5    $11.625-25.000    1,828.5    $11.625-18.375
                                            -------    --------------    -------    --------------
                                            -------    --------------    -------    --------------
  Exercisable, end of year...............     814.1    $11.625-20.875      --       $     --
                                            -------    --------------    -------    --------------
                                            -------    --------------    -------    --------------

As of January 29, 1994, 5,695,500 shares of Common Stock are available for additional grants pursuant to the Equity Plan, of which not more than 681,100 may be awarded in the form of restricted stock.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

17. SHAREHOLDERS' EQUITY

    The authorized shares of Federated consist of 125.0 million shares of preferred stock ("Preferred Stock"), par value of $.01 per share with no shares issued and 250.0 million shares of Common Stock, par value of $.01 per share with 126.3 million and 126.0 million shares of Common Stock issued and outstanding at January 29, 1994 and January 30, 1993, respectively.

    In addition to shares issued under the Equity Plan and the deferred compensation plan, 0.2 million shares were issued in 1993 to certain prepetition creditors upon realization of a $5.0 million insurance recovery.

  COMMON STOCK

    The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential rights that may be applicable to any Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. However, it is not presently anticipated that dividends will be paid on Common Stock in the foreseeable future and certain of the debt instruments to which the Company is a party restrict the payment of dividends. All of the outstanding shares of Common Stock issued pursuant to the POR are fully paid and nonassessable.

  PREFERRED SHARE PURCHASE RIGHTS

    Each share of Common Stock is accompanied by one right (a "Right") issued pursuant to the Share Purchase Rights Agreement between Federated and The Bank of New York, as Rights Agent. Each Right entitles the registered holder thereof to purchase from Federated one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Shares"), of Federated at a price (the "Purchase Price") of $62.50 per one one-hundredth of a Series A Preferred Share (subject to adjustment).

    In general, the Rights will not become exercisable or transferable apart from the shares of Common Stock with which they were issued unless a person or group of affiliated or associated persons becomes the beneficial owner of, or commences a tender offer that would result in beneficial ownership of, 20% or more of the outstanding shares of Common Stock (any such person or group of persons being referred to as an "Acquiring Person"). Thereafter, under certain circumstances, each Right (other than any Rights that are or were beneficially owned by an Acquiring Person, which Rights will be void) could become exercisable to purchase at the Purchase Price a number of shares of Common Stock having a market value equal to two times the Purchase Price. The Rights will expire on February 4, 2002, unless earlier redeemed by Federated at a redemption price of $.03 per Right (subject to adjustment).

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

17. SHAREHOLDERS' EQUITY--(CONTINUED)

  FUTURE STOCK ISSUANCES

    Federated is authorized to issue 8.6 million shares of Common Stock (subject to adjustment) upon the conversion of the Convertible Notes and 5.2 million shares of Common Stock (subject to adjustment) upon the exercise of the Series A Warrants and Series B Warrants. The Series A Warrants were issued under the Series A Warrant Agreement between Federated and The Bank of New York, as Warrant Agent (the "Series A Warrant Agreement"). The Series B Warrants were issued under the Series B Warrant Agreement between Federated and The First Boston Corporation, as the initial holder of the Series B Warrants (the "Series B Warrant Agreement"). Each warrant, when exercised, will entitle the holder thereof to acquire 1.047 shares of Common Stock at an exercise price of (i) $25.00 per warrant, in the case of the Series A Warrants, or (ii) $35.00 per warrant, in the case of the Series B Warrants.

    The Series A Warrants are transferable. The Series B Warrants are not transferable prior to February 4, 1995. There are 4.2 million shares of Common Stock subject to the Series A Warrants and 1.0 million shares of Common Stock subject to the Series B Warrants, in each case subject to adjustment in certain events to prevent dilution of the rights conferred thereby as set forth in the applicable Warrant Agreement. The Series A Warrants expire February 15, 1996 and the Series B Warrants expire February 15, 2000.

                                                  52 WEEKS ENDED      52 WEEKS ENDED      52 WEEKS ENDED
                                                 JANUARY 29, 1994    JANUARY 30, 1993    FEBRUARY 1, 1992
                                                 ----------------    ----------------    ----------------
                                                                        (MILLIONS)
Preferred stock...............................       $     --            $     --            $     --
                                                      -------             -------            --------
Common stock:
  Balance, beginning of year..................            1.3                 0.8                  --
  Issuance of common stock....................             --                 0.5                 0.8
                                                      -------             -------            --------
  Balance, end of year........................            1.3                 1.3                 0.8
                                                      -------             -------            --------
Additional paid-in capital:
  Balance, beginning of year..................        1,968.0             1,453.3               915.3
  Issuance of common stock....................            7.7               514.7             2,015.4
  Eliminate deficit in accumulated earnings...             --                  --            (1,477.4)
                                                      -------             -------            --------
  Balance, end of year........................        1,975.7             1,968.0             1,453.3
                                                      -------             -------            --------
Unearned restricted stock:
  Balance, beginning of year..................           (7.3)                 --                  --
  Cancellation (issuance) of common stock.....            0.1               (13.1)                 --
  Amortization................................            3.1                 5.8                  --
                                                      -------             -------            --------
  Balance, end of year........................           (4.1)               (7.3)                 --
                                                      -------             -------            --------
Treasury stock:
  Balance, beginning of year..................             --                  --                  --
  Additions...................................           (0.9)                 --                  --
                                                      -------             -------            --------
  Balance, end of year........................           (0.9)                 --                  --
                                                      -------             -------            --------
Accumulated equity (deficit):
  Balance, beginning of year..................          113.0                  --            (2,313.8)
  Net income..................................          193.2               113.0               836.4
  Eliminate deficit in accumulated earnings...             --                  --             1,477.4
                                                      -------             -------            --------
  Balance, end of year........................          306.2               113.0                  --
                                                      -------             -------            --------
Total shareholders' equity....................        2,278.2             2,075.0             1,454.1
                                                      -------             -------            --------
                                                      -------             -------            --------

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    Changes in the number of shares held in the treasury for the 52 weeks ended January 29, 1994, are as follows:

                                                                    (THOUSANDS)
Balance, beginning of year.......................................         --
Additions:
  Restricted stock...............................................        8.5
  Deferred compensation plan.....................................       32.1
                                                                         ---
Balance, end of year.............................................       40.6
                                                                         ---
                                                                         ---

    Additions to treasury stock for restricted stock represent shares accepted in lieu of cash to cover employee tax liability upon lapse of restrictions. Under the deferred compensation plan, shares are maintained in a trust to cover the number estimated to be needed for distribution of stock credits currently outstanding.

18. FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  CASH AND SHORT-TERM INVESTMENTS

    The carrying amount approximates fair value because of the short maturity of these instruments.

  ACCOUNTS RECEIVABLE

    The carrying amount approximates fair value because of the short average maturity of the instruments, and bad debt expense can be reasonably estimated and has been reserved for against the receivable balance.

  NOTES RECEIVABLE

    The fair value of notes receivable is estimated using discounted cash flow analysis, based on estimated market discount rates.

  OTHER ASSETS

    No quoted market prices exist for Federated's long-term investments and, therefore, a reasonable estimate of fair value could not be made without incurring excessive costs. Additional information pertinent to the value of the investments is provided below.

  LONG-TERM DEBT

    The fair values of Federated's long-term debt are estimated based on the quoted market prices for publicly traded debt or by using discounted cash flow analysis, based on Federated's current incremental borrowing rates for similar types of borrowing arrangements.

  INTEREST RATE SWAP AGREEMENT

    The fair value of the interest rate swap agreement is obtained from dealer quotes. The value represents the estimated amount Federated would pay to terminate the agreement at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties. The interest rate swap agreement pertains to the note monetization facility and although currently in a net payable position, management intends to hold the agreement to its maturity date or until conditions are favorable to refinance the note monetization facility.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  INTEREST RATE CAP AGREEMENTS

    The fair values of the interest rate cap agreements are estimated based on current settlement prices of comparable contracts obtained from dealer quotes.

    The estimated fair values of Federated's financial instruments are as follows:

                                                         JANUARY 29, 1994        JANUARY 30, 1993
                                                       --------------------    --------------------
                                                       CARRYING      FAIR      CARRYING      FAIR
                                                        AMOUNT      VALUE       AMOUNT      VALUE
                                                       --------    --------    --------    --------

                                                                        (MILLIONS)
Cash and short-term investments.....................   $  222.4    $  222.4    $  567.0    $  567.0
Notes receivable....................................      408.8       459.7       419.7       428.6
Other assets........................................      475.2         N/A        25.9         N/A
Long-term debt......................................    2,732.9     2,843.1     2,755.7     2,770.7
Interest rate swap agreement........................         --       (63.3)         --       (65.0)
Interest rate cap agreements........................        6.7          --        10.1         6.2

    It is not practicable to estimate the fair market value of Federated's investment in the secured claim against Macy as a result of the uncertainty related to the outcome of Macy's chapter 11 reorganization proceedings. The secured claim in Macy is carried at its original cost of $449.3 million in the Consolidated Balance Sheet at January 29, 1994. (See Note 10.)

    Further, it is not practicable to estimate the fair value of Federated's investment in Ralphs (approximately 6.58% of the issued common stock) due to lack of a quoted market price. The investment is carried at its original cost of $25.9 million in the Consolidated Balance Sheet at January 29, 1994 and January 30, 1993. Revenues and net loss reported by Ralphs were $2,843.8 million and $76.1 million, respectively, for the year ended January 30, 1993 and revenues and net income were $1,874.2 million and $23.8 million, respectively, for the 36 weeks ended October 10, 1993. At October 10, 1993, Ralphs reported total assets of $1,363.9 million and shareholders' deficit of $109.5 million.

    Commitments to extend credit under revolving agreements relate primarily to the aggregate unused credit limits for the Company's credit plans. These commitments generally can be terminated at the option of Federated. It is unlikely the total commitment amount will represent future cash requirements. Federated evaluates each customer's creditworthiness on a case-by-case basis.

    Financial instruments which potentially subject Federated to concentrations of credit risk consist principally of temporary cash investments and trade receivables. Federated places its temporary cash investments in what it believes to be high credit quality financial instruments. Credit risk with respect to trade receivables is concentrated in the geographic regions in which the Company operates stores. Such concentrations, however, are considered to be limited due to Federated's large number of customers and their dispersion across many regions.

                       FEDERATED DEPARTMENT STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

19. QUARTERLY RESULTS (UNAUDITED)

    Unaudited quarterly results for the 52 weeks ended January 29, 1994 and the 52 weeks ended January 30, 1993, were as follows:

                                                        FIRST       SECOND      THIRD       FOURTH
                                                       QUARTER     QUARTER     QUARTER     QUARTER
                                                       --------    --------    --------    --------
                                                            (MILLIONS, EXCEPT PER SHARE DATA)
52 Weeks Ended January 29, 1994:
  Net sales.........................................   $1,590.3    $1,502.3    $1,789.3    $2,347.5
  Operating income..................................       82.9        58.4       103.0       287.6
  Income before extraordinary items.................       21.7         8.8        20.3       146.0
  Net income........................................   $   18.1    $    8.8    $   20.3    $  146.0
  Earnings per share:
    Income before extraordinary items...............   $    .17    $    .07    $    .16    $   1.16
    Net income......................................        .14         .07         .16        1.16
  Fully diluted earnings per share:
    Income before extraordinary items...............        .17         .07         .16        1.10
    Net income......................................        .14         .07         .16        1.10
52 Weeks Ended January 30, 1993:
  Net sales.........................................   $1,571.7    $1,457.2    $1,789.0    $2,262.0
  Operating income..................................       80.2        27.3        99.5       222.9
  Income (loss) before extraordinary items..........       11.8       (15.8)       31.6       105.1
  Net income (loss).................................   $   11.8    $  (29.4)   $   31.6    $   99.0
  Earnings per share:
    Income (loss) before extraordinary items........   $    .15    $   (.14)   $    .25    $    .83
    Net income (loss)...............................        .15        (.26)        .25         .78
  Fully diluted earnings per share:
    Income (loss) before extraordinary items........        .15        (.14)        .25         .80
    Net income (loss)...............................        .15        (.26)        .25         .75

20. LEGAL PROCEEDINGS

    Notwithstanding the confirmation and effectiveness of the POR, the Bankruptcy Court continues to have jurisdiction to, among other things, resolve disputed prepetition claims against the Federated/Allied Companies, resolve matters related to the assumption, assumption and assignment, or rejection of executory contracts pursuant to the POR, and to resolve other matters that may arise in connection with or relate to the POR. Federated, upon emergence from Chapter 11, provided for the payment of all remaining bankruptcy claims based upon management's estimate of the amount of such claims that would ultimately be allowed by the Bankruptcy Court. During 1993, Federated reduced accrued liabilities and selling, general and administrative expenses by $24.0 million to reflect the favorable settlement of disputed bankruptcy claims. Management believes that Federated has adequately provided for the resolution of all bankruptcy claims and other matters related to the POR remaining at January 29, 1994.

    Federated and its subsidiaries are also involved in various legal proceedings incidental to the normal course of their business. Management does not expect that any of such proceedings will have a material adverse effect on Federated's financial position.

                                                                     SCHEDULE II

                       FEDERATED DEPARTMENT STORES, INC.
                  SCHEDULE II--AMOUNTS RECEIVABLE FROM RELATED
                    PARTIES AND UNDERWRITERS, PROMOTERS AND
                      EMPLOYEES OTHER THAN RELATED PARTIES

            COLUMN A               COLUMN B    COLUMN C         COLUMN D               COLUMN E
- --------------------------------   --------    --------    -------------------    -------------------
                                                                                   BALANCE AT END OF
                                                               DEDUCTIONS               PERIOD
                                                           -------------------    -------------------

                                   BALANCE
                                      AT                     (1)         (2)        (1)        (2)
                                   BEGINNING                           AMOUNTS
                                      OF                   AMOUNTS     WRITTEN                 NOT
         NAME OF DEBTOR             PERIOD     ADDITIONS   COLLECTED     OFF      CURRENT    CURRENT
- --------------------------------   --------    --------    --------    -------    -------    --------
James E. Gray...................   $500,000     $--        $  --       $ --       $ --       $500,000
Gordon R. Cooke.................    200,000      --         200,000      --         --          --
Rudolph V. Javosky..............    125,000      --          25,000      --        25,000      75,000
Carl Tooker.....................    150,000      --         150,000      --         --          --

    In July 1988, Federated made a loan in the amount of $500,000 to Mr. James
E. Gray, President of Burdines, in connection with his relocation from Los Angeles, California to Miami, Florida. The note is interest free as long as he is an employee of Federated and is due the earlier of June 30, 1995 or termination.

    In August 1988, Federated made a loan in the amount of $200,000 to Mr. Gordon R. Cooke, Chief Executive Officer of Bloomingdale's By Mail Ltd., in connection with his relocation to New York. The loan bore interest at a rate of 8% per annum and was due in installments from August 19, 1994 through August 19, 1998. His employment with Federated ended in November 1993 and the balance of the loan was paid at that time.

    In July 1988, Federated made a loan in the amount of $225,000 to Mr. Rudolph
V. Javosky, Senior Vice President of Federated, in connection with his relocation from New York to Cincinnati, Ohio. The loan is interest free as long as there is no default and is due in installments from August 1, 1989 through August 1, 1997.

    In September 1990, Federated made a loan in the amount of $150,000 to Mr. Carl Tooker, Chairman of Rich's, in connection with his relocation from Massachusetts to Georgia. The loan bore interest at a rate of 10% per annum and was due in installments from April 1, 1993 through April 1, 1995. His employment with Federated ended in June 1993 and the balance of the loan was paid at that time.

                                                                      SCHEDULE V

                       FEDERATED DEPARTMENT STORES, INC.
                   SCHEDULE V--PROPERTY, PLANT, AND EQUIPMENT

                                                                            COLUMN E
                                     COLUMN B                             ------------     COLUMN F
                                    ----------    COLUMN C                   OTHER        -----------
            COLUMN A                BALANCE AT    --------    COLUMN D     CHANGES--      BALANCE AT
- ---------------------------------   BEGINNING     ADDITIONS   --------    ADD (DEDUCT)      END OF
         CLASSIFICATION             OF PERIOD     AT COST     RETIREMENTS   DESCRIBE        PERIOD
- ---------------------------------   ----------    --------    --------    ------------    -----------
                                                               (THOUSANDS)
52 Weeks Ended January 29, 1994:
  Land...........................   $  446,481    $  3,818    $   426     $     (3,898)   $   445,975
  Buildings, substantially all on
owned land.......................      873,276      34,422      1,685           (6,166)       899,847
  Buildings on leased land,
    improvements to leased
properties and leaseholds........      508,951      38,169      1,245            3,571        549,446
  Store fixtures and equipment...      782,888     233,000     18,897             (636)       996,355
  Property not used in
operations.......................        6,074       --         --                 534          6,608
  Capital leases.................       50,049       3,551      4,604          --              48,996
                                    ----------    --------    --------    ------------    -----------
                                    $2,667,719    $312,960    $26,857     $     (6,595)   $ 2,947,227
                                    ----------    --------    --------    ------------    -----------
                                    ----------    --------    --------    ------------    -----------
52 Weeks Ended January 30, 1993:
  Land...........................   $  455,044    $    503    $ --        $     (9,066)   $   446,481
  Buildings, substantially all on
owned land.......................      850,162      18,374        569            5,309        873,276
  Buildings on leased land,
    improvements to leased
properties and leaseholds........      512,821      11,693      6,445           (9,118)       508,951
  Store fixtures and equipment...      634,825     167,798     18,619           (1,116)       782,888
  Property not used in
operations.......................        5,935         137      --                   2          6,074
  Capital leases.................       40,913       9,426        290          --              50,049
                                    ----------    --------    --------    ------------    -----------
                                    $2,499,700    $207,931    $25,923     $    (13,989)   $ 2,667,719
                                    ----------    --------    --------    ------------    -----------
                                    ----------    --------    --------    ------------    -----------
52 Weeks Ended February 1, 1992:
  Land...........................   $  494,960    $  --       $ --        $    (39,916)   $   455,044
  Buildings, substantially all on
owned land.......................    1,130,052      11,985      1,820         (290,055)       850,162
  Buildings on leased land,
    improvements to leased
properties and leaseholds........      696,796      27,359      3,478         (207,856)       512,821
  Store fixtures and equipment...      966,171     162,287     42,679         (450,954)       634,825
  Property not used in
operations.......................        6,969       --         --              (1,034)         5,935
  Capital leases.................       75,516       --        11,877          (22,726)        40,913
                                    ----------    --------    --------    ------------    -----------
                                    $3,370,464    $201,631    $59,854     $ (1,012,541)   $ 2,499,700
                                    ----------    --------    --------    ------------    -----------
                                    ----------    --------    --------    ------------    -----------

- ------------

Notes:

 (A)  Includes transfers to other assets of $6,595,000, $13,989,000 and $242,758,000 in the years ended January 29, 1994, January 30, 1993 and February 1, 1992, respectively, and transfers between classifications. For the year ended February 1, 1992, also includes
      $769,783,000 for adjustment to fair value as of February 1, 1992.
 (B)  Depreciation and amortization are provided primarily on a straight-line basis for book purposes over the shorter of estimated asset lives or lease terms. The more important rates are as follows:

Buildings and building equipment.......................   2% to 5%
Leaseholds.............................................   Over term of lease
Store fixtures and equipment...........................   6% to 33 1/3%

                                                                     SCHEDULE VI

                       FEDERATED DEPARTMENT STORES, INC.
              SCHEDULE VI--ACCUMULATED DEPRECIATION, DEPLETION AND
                 AMORTIZATION OF PROPERTY, PLANT, AND EQUIPMENT

              COLUMN A                   COLUMN B      COLUMN C      COLUMN D        COLUMN E       COLUMN F
- -------------------------------------   ----------    ----------    -----------    ------------    ----------
                                                      ADDITIONS                       OTHER
                                        BALANCE AT    CHARGED TO                    CHANGES--      BALANCE AT
                                        BEGINNING     COSTS AND                    ADD (DEDUCT)      END OF
           CLASSIFICATION               OF PERIOD      EXPENSES     RETIREMENTS      DESCRIBE        PERIOD
- -------------------------------------   ----------    ----------    -----------    ------------    ----------

                                                                     (THOUSANDS)
52 Weeks Ended January 29, 1994:
  Buildings, substantially all on
    owned land.......................    $  39,639     $  41,726      $ 1,684       $     (514)     $  79,167
  Buildings on leased land,
    improvements to leased properties
and leaseholds.......................       34,755        34,809          777             (759)        68,028
  Store fixtures and equipment.......      109,128       125,102       18,943               (6)       215,281
  Property not used in operations....          361           379       --              --                 740
  Capital leases.....................        5,585         5,898        4,356          --               7,127
                                        ----------    ----------    -----------    ------------    ----------
                                         $ 189,468     $ 207,914      $25,760       $   (1,279)     $ 370,343
                                        ----------    ----------    -----------    ------------    ----------
                                        ----------    ----------    -----------    ------------    ----------
52 Weeks Ended January 30, 1993:
  Buildings, substantially all on
    owned land.......................    $  --         $  39,970      $   228       $     (103)     $  39,639
  Buildings on leased land,
    improvements to leased properties
and leaseholds.......................       --            36,118        1,191             (172)        34,755
  Store fixtures and equipment.......       --           123,230       13,783             (319)       109,128
  Property not used in operations....       --               361       --              --                 361
  Capital leases.....................       --             5,875          290          --               5,585
                                        ----------    ----------    -----------    ------------    ----------
                                         $  --         $ 205,554      $15,492       $     (594)     $ 189,468
                                        ----------    ----------    -----------    ------------    ----------
                                        ----------    ----------    -----------    ------------    ----------
52 Weeks Ended February 1, 1992:
  Buildings, substantially all on
    owned land.......................    $ 137,253     $  43,357      $ 1,880       $ (178,730)     $  --
  Buildings on leased land,
    improvements to leased properties
and leaseholds.......................      125,066        39,357        3,126         (161,297)        --
  Store fixtures and equipment.......      337,217       122,687       42,245         (417,659)        --
  Property not used in operations....          630           351       --                 (981)        --
  Capital leases.....................       20,431         6,434        4,138          (22,727)        --
                                        ----------    ----------    -----------    ------------    ----------
                                         $ 620,597     $ 212,186      $51,389       $ (781,394)     $  --
                                        ----------    ----------    -----------    ------------    ----------
                                        ----------    ----------    -----------    ------------    ----------

- ------------

Note:

 (A)  Includes transfers to other assets of $1,279,000, $594,000 and $73,244,000 in the years ended January 29, 1994, January 30, 1993 and February 1, 1992, respectively, and transfers between classifications. For the year ended February 1, 1992, also includes
      $708,150,000 for the write-off of accumulated depreciation as of February 1, 1992.

                                                                   SCHEDULE VIII

                       FEDERATED DEPARTMENT STORES, INC.
                SCHEDULE VIII--VALUATION AND QUALIFYING ACCOUNTS

                COLUMN A                    COLUMN B            COLUMN C             COLUMN D      COLUMN E
- ----------------------------------------   ----------    -----------------------    ----------    ----------
                                                                ADDITIONS
                                                         -----------------------

                                                                          (2)
                                                                        CHARGED
                                                            (1)           TO        DEDUCTIONS
                                           BALANCE AT    CHARGED TO      OTHER         FROM        BALANCE
                                           BEGINNING     COSTS AND     ACCOUNTS--   RESERVES--      AT END
             CLASSIFICATION                OF PERIOD      EXPENSES     DESCRIBE      DESCRIBE     OF PERIOD
- ----------------------------------------   ----------    ----------    ---------    ----------    ----------
                                                                                     (NOTE A)
                                                                      (THOUSANDS)
Accounts receivable--allowance for
 doubtful accounts (applied as a
 reduction of assets):
  Years Ended:

    January 29, 1994....................    $ 45,346      $ 50,251      $ --         $ 58,707      $ 36,890
                                           ----------    ----------    ---------    ----------    ----------
                                           ----------    ----------    ---------    ----------    ----------
    January 30, 1993....................    $ 59,193      $ 52,025      $ --         $ 65,872      $ 45,346
                                           ----------    ----------    ---------    ----------    ----------
                                           ----------    ----------    ---------    ----------    ----------
    February 1, 1992....................    $ 39,087      $ 87,237      $ --         $ 67,131      $ 59,193
                                           ----------    ----------    ---------    ----------    ----------
                                           ----------    ----------    ---------    ----------    ----------

- ------------

Note:

 (A) Excess of uncollectible balances written off over recoveries of accounts previously written off.

                                                                     SCHEDULE IX

                       FEDERATED DEPARTMENT STORES, INC.
                       SCHEDULE IX--SHORT-TERM BORROWINGS

               COLUMN A                   COLUMN B     COLUMN C     COLUMN D       COLUMN E       COLUMN F
- --------------------------------------   ----------    --------    -----------    -----------    -----------
                                                                     MAXIMUM        AVERAGE       WEIGHTED
                                                       WEIGHTED      AMOUNT         AMOUNT         AVERAGE
                                         BALANCE AT    AVERAGE     OUTSTANDING    OUTSTANDING     INTEREST
        CATEGORY OF AGGREGATE              END OF      INTEREST    DURING THE     DURING THE     RATE DURING
        SHORT-TERM BORROWINGS              PERIOD        RATE        PERIOD         PERIOD       THE PERIOD
- --------------------------------------   ----------    --------    -----------    -----------    -----------

                                                                                   (NOTE A)       (NOTE B)
                                                       (THOUSANDS, EXCEPT INTEREST RATE DATA)
Year Ended January 29, 1994:
  Commercial Paper....................    $  --          --  %      $ 119,906      $  26,963         8.85%

Year Ended January 30, 1993:
  Accounts Receivable Facility (C)....    $  --          --  %      $ 715,433      $ 522,367         5.48%
  Accounts Receivable Facility (D)....       --          --           478,064        207,387         6.39

Year Ended February 1, 1992:
  Accounts Receivable Facility (C)....    $ 684,153      4.31%      $ 684,153      $ 324,166         8.70%
  Accounts Receivable Facility (D)....      458,269      4.54         520,452        427,060         7.54

- ------------

Notes:

 (A)  Average amount outstanding during the period is computed by dividing the total of daily outstanding principal balances by the number of days in the fiscal year.
 (B)  Average interest rate for the year is computed by dividing the actual short-term interest expense by the average short-term debt outstanding. Short-term interest expense includes loan fees of $1,505,000 for the year ended January 29, 1994,
      $8,538,000 and $5,101,000 for the year ended January 30, 1993 for the Accounts
      Receivable Facility of Federated Credit Corporation and Allied Stores Credit
      Corporation, respectively, and $9,092,000 and $6,253,000 for the year ended February 1,
      1992 for the Accounts Receivable Facility of Federated Credit Corporation and Allied
      Stores Credit Corporation, respectively.
 (C)  Accounts Receivable Facility of Federated Credit Corporation.
 (D)  Accounts Receivable Facility of Allied Stores Credit Corporation.

                                                                      SCHEDULE X

                       FEDERATED DEPARTMENT STORES, INC.
             SCHEDULE X--SUPPLEMENTARY INCOME STATEMENT INFORMATION

                         COLUMN A                                             COLUMN B
- -----------------------------------------------------------   -----------------------------------------
                                                                    CHARGED TO COSTS AND EXPENSES
                                                              -----------------------------------------

                                                               52 WEEKS       52 WEEKS       52 WEEKS
                                                                 ENDED          ENDED          ENDED
                                                              JANUARY 29,    JANUARY 30,    FEBRUARY 1,
                           ITEM                                  1994           1993           1992
- -----------------------------------------------------------   -----------    -----------    -----------
                                                                             (THOUSANDS)
Advertising costs..........................................    $ 298,832      $ 296,339      $ 299,085
                                                              -----------    -----------    -----------
                                                              -----------    -----------    -----------

- ------------

Note:

All other information has been omitted since the amounts do not exceed 1% of the total sales reported in the related statement of income.

                       FEDERATED DEPARTMENT STORES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (THOUSANDS, EXCEPT PER SHARE FIGURES)



                                                   13 WEEKS ENDED              26 WEEKS ENDED
                                              ------------------------    ------------------------
                                               JULY 30,      JULY 31,      JULY 30,      JULY 31,
                                                 1994          1993          1994          1993
                                              ----------    ----------    ----------    ----------
Net Sales, including leased department
sales......................................   $1,596,100    $1,502,288    $3,249,731    $3,092,547
                                              ----------    ----------    ----------    ----------
Cost of sales..............................      975,339       903,739     1,983,475     1,855,457
Selling, general and administrative
expenses...................................      534,791       540,189     1,076,879     1,095,799
                                              ----------    ----------    ----------    ----------
Operating Income...........................       85,970        58,360       189,377       141,291
Interest expense...........................      (59,318)      (52,363)     (115,681)     (108,451)
Interest income............................       10,620        12,094        21,644        24,910
Unusual item...............................      (27,005)       --           (27,005)       --
                                              ----------    ----------    ----------    ----------
Income Before Income Taxes and
Extraordinary Item.........................       10,267        18,091        68,335        57,750
Federal, state and local income tax
expense....................................       (6,495)       (9,238)      (32,341)      (27,197)
                                              ----------    ----------    ----------    ----------
Income Before Extraordinary Item...........        3,772         8,853        35,994        30,553
Extraordinary item.........................       --            --            --            (3,545)
                                              ----------    ----------    ----------    ----------
Net Income.................................   $    3,772    $    8,853    $   35,994    $   27,008
                                              ----------    ----------    ----------    ----------
Earnings per Share:
  Income before extraordinary item.........   $      .03    $      .07    $      .28    $      .24
  Extraordinary item.......................       --            --            --              (.03)
                                              ----------    ----------    ----------    ----------
  Net Income...............................   $      .03    $      .07    $      .28    $      .21
                                              ----------    ----------    ----------    ----------
  Average Number of Shares Outstanding.....      126,578       126,309       126,517       126,260
                                              ----------    ----------    ----------    ----------



  The accompanying notes are an integral part of these unaudited Consolidated
                             Financial Statements.

                       FEDERATED DEPARTMENT STORES, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                  (THOUSANDS)



                                                           JULY 30,     JANUARY 29,     JULY 31,
                                                             1994          1994           1993
                                                          ----------    -----------    ----------
   ASSETS:
Current Assets:
  Cash.................................................   $   98,135    $   222,428    $  362,082
  Accounts receivable..................................    1,791,774      1,758,935     1,364,691
  Merchandise inventories..............................    1,341,496      1,180,844     1,209,815
  Supplies and prepaid expenses........................       60,188         46,660        51,681
  Deferred income tax assets...........................       86,123         88,754        85,150
                                                          ----------    -----------    ----------
      Total Current Assets.............................    3,377,716      3,297,621     3,073,419
  Property and Equipment--net..........................    2,623,798      2,576,884     2,450,234
  Reorganization Value in Excess of Amounts Allocable
    to Identifiable Assets--net........................      328,339        337,720       347,101
  Notes Receivable.....................................      407,949        408,818       421,021
  Other Assets.........................................      792,354        798,384       374,051
                                                          ----------    -----------    ----------
      Total Assets.....................................   $7,530,156    $ 7,419,427    $6,665,826
                                                          ----------    -----------    ----------

    LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
  Short-term debt......................................   $  220,602    $    10,099    $   11,364
  Accounts payable and accrued liabilities.............    1,178,641      1,209,744     1,083,234
  Income taxes.........................................       68,892        110,209        31,228
                                                          ----------    -----------    ----------
      Total Current Liabilities........................    1,468,135      1,330,052     1,125,826
Long-Term Debt.........................................    2,715,395      2,786,724     2,453,929
Deferred Income Taxes..................................      801,308        804,181       753,338
Other Liabilities......................................      226,492        220,226       222,569
Shareholders' Equity...................................    2,318,826      2,278,244     2,110,164
                                                          ----------    -----------    ----------
      Total Liabilities and Shareholders' Equity.......   $7,530,156    $ 7,419,427    $6,665,826
                                                          ----------    -----------    ----------



         The accompanying notes are an integral part of these unaudited
                       Consolidated Financial Statements.

                       FEDERATED DEPARTMENT STORES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                  (THOUSANDS)



                                                                   26 WEEKS ENDED   26 WEEKS ENDED
                                                                   JULY 30, 1994    JULY 31, 1993
                                                                   --------------   --------------
Cash flows from operating activities:
  Net income.....................................................    $   35,994       $   27,008
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................       110,922          101,750
    Amortization of reorganization value in excess of amounts
allocable to identifiable assets.................................         9,381            9,381
    Amortization of financing costs..............................         5,097            5,078
    Amortization of original issue discount......................         8,857            8,358
    Amortization of unearned restricted stock....................           972            1,663
    Loss on early extinguishment of debt.........................       --                 3,545
    Changes in assets and liabilities net of effects of
      acquisition of company:
      Decrease in accounts receivable............................        18,388          179,143
      Increase in merchandise inventories........................      (125,728)         (60,881)
      Increase in supplies and prepaid expenses..................       (11,945)         (11,613)
      (Increase) Decrease in other assets not separately
identified.......................................................        13,006           (2,968)
      Decrease in accounts payable and accrued liabilities not
separately identified............................................       (33,103)         (13,976)
      Decrease in current income taxes...........................       (34,414)         (12,991)
      Increase (Decrease) in deferred income taxes...............          (242)           7,678
      Increase in other liabilities..............................         2,816            1,052
                                                                   --------------   --------------
        Net cash provided by operating activities................             1          242,227
                                                                   --------------   --------------
Cash flows from investing activities:
  Purchase of property and equipment.............................      (106,839)         (74,985)
  Disposition of property and equipment..........................         1,442               25
  Acquisition of company, net of cash acquired...................       (75,846)         --
                                                                   --------------   --------------
        Net cash used by investing activities....................      (181,243)         (74,960)
                                                                   --------------   --------------
Cash flows from financing activities:
  Debt issued....................................................       109,950          --
  Financing costs................................................        (2,258)            (373)
  Debt repaid....................................................       (21,178)        (372,230)
  Decrease in outstanding checks.................................       (33,181)          (6,079)
  Acquisition of treasury stock..................................          (331)            (175)
  Issuance of common stock.......................................         3,947            6,688
                                                                   --------------   --------------
        Net cash provided (used) by financing activities.........        56,949         (372,169)
                                                                   --------------   --------------
        Net decrease in cash.....................................      (124,293)        (204,902)
        Cash at beginning of period..............................       222,428          566,984
                                                                   --------------   --------------
        Cash at end of period....................................    $   98,135       $  362,082
                                                                   --------------   --------------
Supplemental cash flow information:
  Interest paid..................................................    $  102,283       $  102,894
  Interest received..............................................        22,529           23,982
  Income taxes paid (net of refunds received)....................        66,257           32,068
  Schedule of noncash investing and financing activities:
    Capital lease obligations for new store fixtures.............         1,545              626
    Property and equipment transferred to other assets...........         4,922            1,853
    Debt assumed in acquisition of company.......................        40,000          --



The accompanying notes are an integral part of these unaudited Consolidated Financial Statements.

                       FEDERATED DEPARTMENT STORES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    A description of Federated's significant accounting policies is included in the accompanying notes to Federated's consolidated financial statements for the year ended January 29, 1994. The accompanying Consolidated Financial Statements should be read in conjunction with such consolidated financial statements.



    Because of the seasonal nature of the general merchandising business, the results of operations for the 13 and 26 weeks ended July 30, 1994 and July 31, 1993 (which do not include the Christmas season) are not indicative of such results for the fiscal year.



    The Consolidated Financial Statements for the 13 and 26 weeks ended July 30, 1994 and July 31, 1993, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) considered necessary to present fairly, in all material respects, the consolidated financial position and results of operations of Federated and its subsidiaries.



2. ACQUISITION OF COMPANY



    On May 26, 1994, Federated purchased Joseph Horne Co., Inc. ("Horne's"), a department store retailer operating ten stores in Pittsburgh and Erie, Pennsylvania, for approximately $116.0 million including the assumption of $40.0 million of mortgage debt and transaction costs. The acquisition is being accounted for under the purchase method of accounting and the purchase price approximates the estimated fair value of the assets and liabilities acquired. Results of operations for the stores acquired are included in the Consolidated Financial Statements from the date of acquisition.



3. UNUSUAL ITEM



    The unusual item during the 13 weeks ended July 30, 1994 represents a one-time charge for the integration of the facilities, and the merchandising and operating functions, of the ten Horne's department stores into the Lazarus department store division.



4. EXTRAORDINARY ITEM



    The extraordinary item during the 26 weeks ended July 31, 1993 represents costs of $3.5 million, net of income tax benefit of $2.3 million, associated with the prepayment of the entire $355.0 million outstanding principal amount of Federated's Series B Secured Notes.

                       SELECTED FINANCIAL DATA OF MACY'S

                                       1993        1992        1991        1990        1989
                                     ---------   ---------   ---------   ---------   ---------
                                        (52         (52         (53         (52         (52
                                      WEEKS)      WEEKS)      WEEKS)      WEEKS)      WEEKS)

                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
OPERATIONS:
  Net retail sales (A).............  $  6,300    $  6,449    $  6,762    $  7,267     $ 6,974
  Sales percent change.............      (2.3 )%     (4.6 )%     (7.0 )%      4.2%        5.6%
  Comparable store sales percent
    change (B).....................      (0.7 )%     (3.7 )%     (7.9 )%      2.6%        1.9%
  Loss before extraordinary
    gain/(charge) and change in
accounting.........................  $   (544 )  $ (1,251 )  $   (263 )  $   (215 )   $   (63)
  Extraordinary
gain/(charge)--net.................     --          --            113       --             (8)
  Cumulative effect of change in
accounting--net....................     --          --          --          --             17
  Net loss.........................  $   (544 )  $ (1,251 )  $   (150 )  $   (215 )   $   (54)
  Loss per share of common stock:
    Loss before extraordinary
      gain/(charge) and change in
accounting.........................  $(336.36 )  $(782.13 )  $(181.47 )  $(146.81 )   $(52.47)
    Extraordinary gain/(charge)--
net................................     --          --          68.82       --          (4.73)
    Cumulative effect of change in
accounting--net....................     --          --          --          --          10.34
    Net loss per share of
      common stock.................  $(336.36 )  $(782.13 )  $(112.65 )  $(146.81 )   $(46.86)
  Weighted average number of common
shares outstanding.................  1,617,000   1,625,000   1,634,000   1,633,000   1,667,000
FINANCIAL POSITION:
  Cash and cash equivalents........  $     42    $    123    $     52    $     53     $    30
  Customer accounts receivable--
    net (C)........................     --          --          --          1,513       1,417
  Merchandise inventories..........     1,280       1,211       1,453       1,475       1,647
  Working capital (D)..............       593         627         372       1,357       1,614
  Property and equipment--net......     2,436       2,614       2,679       2,724       2,801
  Total assets.....................     4,100       4,340       4,812       6,483       6,561
  Obligations subject to settlement
under reorganization proceedings...     5,569       5,334       --          --          --
  Long-term debt--noncurrent            --          --          3,349       4,501       4,641
  Obligations under capitalized
leases--noncurrent.................        28       --             25          29          20
  Convertible preferred stock
(redeemable).......................     --          --            609         389         349
  Deficiency in net assets.........    (2,565 )    (2,021 )      (750 )      (566 )      (326)
OTHER DATA:
  Number of department stores
(October)..........................       122         133         144         147         149
  Store space
    (millions of square footage)...        29          31          33          33          33

- ------------

Notes:

 (A)  The decrease in net retail sales are partially due to the closing of certain stores.

 (B)  Comparable store sales in 1991 are on a 52-week, year-to-year basis.

 (C)  In May 1991, Macy Credit Corp. and Macy Receivables Funding Corp., both wholly owned subsidiaries of Macy, sold all of their consumer credit card accounts originated by the department store subsidiaries of Macy, and all receivables existing under such accounts to GE Credit.

 (D)  The decrease in working capital reflects, in part, the sale of receivables to GE
      Credit.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS R.H. MACY & CO., INC. FOR THE FISCAL YEAR ENDED JULY 31,
                                      1993

RESULTS OF OPERATIONS

  CHAPTER 11 FILING

    On January 27, 1992, Macy's together with nine of its subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. Thereafter, on January 31, 1992, seventy-eight additional subsidiaries of Macy's filed Chapter 11 cases in the Bankruptcy Court. Since the commencement of the Chapter 11 Case, the Macy Debtors have continued to conduct business in the ordinary course under the protection of the Bankruptcy Code. Macy's financial condition and results from operations will be affected by the ultimate terms of any reorganization plan, although no such reorganization plan had been proposed by any of the Macy Debtors at the time of the accompanying financial statements. See Item 3 ("Legal Proceedings") of this report.

    As a result of the commencement of the Chapter 11 Cases, the Results of Operations have been affected as follows: (i) interest expense has been reduced as Macy has ceased accruing interest on unsecured debt obligations and (ii) administrative and reorganization expenses have increased. Reorganization expenses include store closing and store restructuring costs and other expenses which are attributed to the Chapter 11 Cases. Future results may be adversely affected by other claims and factors resulting from the Chapter 11 Cases. The potential long-term impact on Macy's operations under Chapter 11, if any, cannot presently be determined. See "Action Taken to Improve Operating Performance and Business Plan Initiatives," below.

  COMPARISON OF OPERATIONS

    Sales for 1993 (52 weeks) were $6,299,982,000 compared with 1992 (52 weeks) sales of $6,448,885,000. Sales decreased by 2.3%, and comparable store sales decreased 0.7% in fiscal 1993 as compared with fiscal 1992. Sales increased 1.7% after eliminating the sales of stores closed or sold in fiscal 1993 or 1992. Sales for 1992 were $6,448,885,000 compared with 1991 (53 weeks) of $6,761,633,000. Total 1992 sales decreased 4.6% or 3.7% on a comparable store and comparable week basis. Sales for 1993 and 1992 and results of operations were adversely affected by depressed economic conditions in California where Macy's currently operates 54 Macy's, Bullock's, and I. Magnin stores. Additionally, the disruption in the normal receipt of merchandise in the period surrounding the Chapter 11 filing and the civil disturbances in California in 1992 also contributed to lower sales volume during the related periods. Sales per square foot of average gross store space was $198 in 1993, $191 in 1992, and $201 in 1991.

    Cost of goods sold, including occupancy and buying costs, was 70.8% of sales in 1993, compared with 73.7% in 1992 and 69.2% in 1991. The favorable percentage change in 1993 compared to 1992 was primarily related to decreased markdown activity, improved inventory management, and improved gross margins. The unfavorable percentage variation in 1992 compared with 1991 was primarily related to higher occupancy costs and merchandise costs which included the effect of extraordinary markdowns recorded as a result of the disappointing fiscal 1992 Christmas holiday selling season.

    Selling, general, and administrative expenses were 30.3% of sales in 1993 compared with 31.4% of sales in 1992 and 26.8% of sales in 1991. The decrease in selling, general, and administrative expenses in 1993 compared to 1992 was primarily related to lower store-level selling expenses and decreased advertising costs partially offset by increased data processing costs for upgraded systems and company-wide computer conversions. The increase in 1992 from 1991 was primarily due to the significant effects of the Receivable Transaction (see below), higher advertising expenses, and higher health care costs.

    The unusual items--net in 1993 included (a) the costs incurred for certain organizational realignments ($19,768,000) and (b) the costs associated with certain business restructuring ($9,597,000) offset by (c) a gain related to the sale of Macy's aircraft ($9,110,000). The organizational realignment costs related to the consolidation of various departments and the streamlining of operations to reduce certain selling, general, and administrative expenses. The business restructuring costs related to the elimination of certain types of merchandise sold in certain geographic locations in prior periods and include severance and other incremental expenses net of disposition proceeds.

    The unusual items--net in 1992 included (a) the write-off of remaining excess of cost over fair value of the net assets acquired during the 1986 acquisition of former Macy and the 1988 acquisition for Bullock's, Bullock's Wilshire, and I. Magnin divisions of Federated ($241,452,000) (see Note 14 of Notes to the Consolidated Financial Statements), (b) costs incurred for Macy's East-West organizational realignment ($40,000,000) (see Note 14 of Notes to the Consolidated Financial Statements), and (c) costs incurred in the one-time liquidation of certain aged inventory in temporary inventory liquidation facilities ($30,000,000). This one-time liquidation resulted from Macy's modification of inventory management policy for the department stores which led to the establishment of its inventory close-out operation, Macy's Close-Out.

    In 1991, the unusual items--net related to (a) costs incurred in the Receivable Transaction (defined below) and estimated costs associated with the phased termination of credit servicing operations which included severance, legal, cardholder notification costs, and other items, (b) gain from the sale of Macy's interest in the Valley Fair Shopping Center, and (c) costs associated with the closing of certain I. Magnin stores.

    Operating profit/(loss), defined as net retail sales less cost of goods sold, including occupancy and buying costs, and selling, general, and administrative expenses was a loss of $71,611,000 in 1993, a loss of $330,036,000 in 1992, and an operating profit of $274,435,000 in 1991. Operating profit/(loss) included charges for depreciation and amortization expense (non-cash expenses) of $287,195,000, $288,757,000 and $280,598,000 in 1993,
1992, and 1991, respectively.

    Interest expense--net decreased by $107,847,000 to $236,376,000 in 1993 compared with $344,223,000 in 1992, and decreased by $293,494,000 in 1992 from $637,717,000 in 1991. The decrease in interest expense--net in 1993 from 1992 was primarily related to the cessation of interest expense accruals on unsecured debt due to the Chapter 11 Case, interest rate reductions resulting from accruals at lower variable rates due to the termination of certain fixed rate interest rate protection agreements, and the reversal of a portion of interest previously recorded on participating mortgage loans. The decrease in 1992 from 1991 was primarily related to the above items and the subordinated debt repurchased in 1991.

    Reorganization items--net in 1993 primarily included (a) estimated costs associated with the closing of certain stores ($76,100,000) (see below), (b) the expense associated with the claim for termination compensation asserted to be due under an interest rate protection agreement ($83,695,000), (c) estimated expenses associated with the re-engineering of certain store operations ($21,500,000), and (d) administrative expenses associated with the Chapter 11 Case, net of interest earned on accumulated cash resulting from the Chapter 11 proceedings ($19,214,000).

    The estimated costs associated with the closing of certain stores included the write-off of the remaining book value of assets, related inventory liquidation costs, severance, post-closing fixed expenses, and other incremental expenses net of the estimated disposition proceeds.

    Reorganization items--net in 1992 primarily related to (a) estimated costs associated with the closing of certain stores and estimated costs relating to additional vendor claims which Macy reserves the right to contest ($168,494,000), (b) the expense associated with swap breakage claims that have been asserted to be due under certain interest rate protection agreements ($54,115,000), (c) the write-off of deferred debt expenses associated with the unsecured long-term debt ($16,307,000), (d) the write-off of Preferred Stock issuance costs ($8,280,000), and (e) the administrative expenses associated with the Chapter 11 case net of interest earned on accumulated cash resulting from the Chapter 11 Case ($11,652,000).

    Under current accounting rules, an income tax benefit cannot be recognized for losses incurred in 1993 and 1992 because the benefit is not expected to be recovered as an income tax refund or savings currently or in the near future. Income tax expense in 1993 and 1992 consists of estimated state and local taxes. The effective income tax rate for 1991 was 38% of pre-tax loss prior to certain expenses arising from purchase accounting which are non-deductible for tax purposes.

    In 1993, Macy's announced it had reached an agreement with the Internal Revenue Service ("IRS") regarding federal income taxes arising from its audit of the fiscal years 1984 through 1991. The impact of the IRS settlement and estimated state and local tax effects have been recorded in the consolidated financial statements. See Item 3 ("Legal Proceedings") of this report.

    In 1991, the extraordinary gain of $112,449,000 (net of related income tax expense) primarily related to the gain on the repurchase of subordinated debt at a discount offset by the expense incurred in the elimination of receivable related borrowings and the write-off of unamortized deferred debt expense associated with prepayments on the six-year term loan.

  ACTIONS TAKEN TO IMPROVE OPERATING PERFORMANCE AND BUSINESS PLAN INITIATIVES

    As part of an ongoing effort to improve financial performance, Macy's conducted a comprehensive review of its operations. This review, which also included independent consumer research studies, culminated in the development of a five year business plan which was furnished to statutory creditor committees and other major parties in interest in the Chapter 11 cases of the Macy Debtors in the fall of 1992.

    Twenty-one business initiatives were outlined in the business plan. Such initiatives focus on improving, among other things, (i) merchandise assortments and basic item replenishment programs, (ii) individual business category profitability, (iii) vendor relationships, (iv) customer-valued service and related customer-focused technology investments, (v) local market merchandising and planning, (vi) the implementation of cost-effective employee benefit programs, (vii) the focus of advertising expenditures, and (viii) the level of operating expenses throughout Macy's. The business plan incorporates the implementation of the "buyer-planner-store" ("BPS") process, which, in many instances, changed the way by which Macy's previously managed its retail stores and merchandising operations, by reallocating responsibilities for buying, planning and managing assortments and inventory needs in specific store locations. Through BPS, Macy's hopes to improve its ability to deliver merchandise tailored to the demands of its varied store locations and core customers, while leveraging certain advantages from the operation of large department store groups. In May 1993, Macy's revised the business plan to reflect its progress and focused efforts on certain "headstart" initiatives thought to hold the highest potential for positive near-term financial impact.

    As part of the implementation of the business plan and its overall review of operations, Macy's has (i) closed 12 Macy's or Bullock's department stores, 11
I. Magnin stores and 42 specialty stores (approximately 4,273,000 square feet of store space); (ii) upgraded or committed to upgrade its point-of-sale cash registers and related systems to enhance customer service, and to control or reduce certain store line and inventory management and delivery costs; (iii) integrated new computer systems for its merchandise and support operations to strengthen inventory management and assortments and improve work force deployment; (iv) completed or planned for organizational realignments and operational consolidations to reduce overhead costs and eliminate duplicative functions and support facilities; (v) repositioned and eliminated certain merchandise categories in certain geographic locations that were unprofitable; and (vi) undertaken a comprehensive expense reduction program. Over the past two years, Macy's has reduced its workforce by approximately 18,500 employees or 27%.

    Macy's is continuing to analyze its business operations to identify additional opportunities for business category profitability improvement and expense reductions.

  SALE OF CREDIT CARD ACCOUNTS AND RECEIVABLES

    On May 10, 1991, Macy Credit Corp. and Macy Receivables Funding Corp., wholly-owned subsidiaries of Macy, sold all of the consumer credit card accounts originated by its department store subsidiaries (the "Operating Companies"), and all receivables existing under such accounts, to General Electric Capital Corporation ("GE Capital") or its subsidiary, Monogram Bank, USA (now, "GE Capital Consumer Card Co.", and, collectively with GE Capital, "GE Credit") (the "Receivable Transaction"). See Note 22 of Notes to Consolidated Financial Statements. Additionally, Macy's and certain of its subsidiaries, including the Operating Companies, entered into ongoing arrangements with GE Credit pursuant to which, among other things, GE Credit established (and will continue to establish) credit card accounts with customers of the Operating Companies, and assumed the responsibility for financing and servicing credit card receivables generated in such accounts.

    The Receivable Transaction and related arrangements have significantly affected certain expense items and limit the comparability of the results of operations and expense classifications to financial periods prior to the date of the transaction. Operations and expense classifications were affected by the Receivable Transaction, as follows: (i) selling, general, and administrative expenses increased as finance charge income (which prior to the Receivable Transaction had been recorded as a reduction in this expense category) and bad debt expense were eliminated, and a discount charged by GE Credit in respect of new credit card sales was included in this expense category, and (ii) interest expense decreased, as Macy's no longer bears the direct cost of financing credit card receivables.

  PRO FORMA RESULTS OF OPERATIONS

    The consolidated statement of operations for fiscal 1991 included effects of prior credit card receivable related activities of Macy's which were not present in fiscal 1993 and 1992 due to the Receivable Transaction.

    For comparison purposes to fiscal 1993 and 1992, presented below are unaudited pro forma results of operations for fiscal 1991 assuming the sale of receivables and accounts and the ongoing arrangements had occurred prior to the beginning of fiscal 1991.

                                                               FOR THE YEAR
                                                               ENDED AUGUST
                                                                 3, 1991
                                                              --------------
Net retail sales...........................................   $6,761,633,000
                                                              --------------
                                                              --------------
Operating profit...........................................   $  144,884,000
                                                              --------------
                                                              --------------
Loss before income tax benefit.............................   $ (336,700,000)
Income tax benefit.........................................      (90,368,000)
                                                              --------------
Net loss before extraordinary gain.........................   $ (246,332,000)
                                                              --------------
                                                              --------------
Net loss per share of common stock before extraordinary
gain.......................................................   $      (171.48)
                                                              --------------
                                                              --------------

    The adjustments necessary to present the unaudited pro forma results of operations for the 1991 fiscal year on a comparable basis with subsequent fiscal years are as follows: (i) the elimination of finance charge income and bad debt expense, (ii) the addition of the discount charged by GE Credit for remittances in respect of new credit card sales (Items (i) and (ii) result in a net reduction of operating profit by approximately $129,826,000), (iii) the reduction in interest expense (approximately $103,519,000), (iv) an adjustment to reflect income taxes on a pro forma basis, (v) the elimination of any unusual items, and (vi) the elimination of the extraordinary gain net of income tax expense.

    The pro forma amounts are provided for informational purposes only and should not be construed to be indicative of actual results that would have been achieved had the Receivable Transaction and the related arrangements occurred prior to the commencement of the 1991 fiscal year and are not necessarily indicative of future results.

  RESULTS OF OPERATIONS--FOURTH QUARTER

    Sales were $1,443,423,000 in the quarter ended July 31, 1993 compared with sales of $1,486,840,000 in the quarter ended August 1, 1992. Sales decreased 2.9% and comparable store sales decreased by 1.7%. Sales, after eliminating the sales of stores closed or sold in fiscal 1993 or 1992, increased .8%.

    The results for the fourth quarter of 1993 and 1992 included the expense associated with claims asserted to be due under certain interest rate protection and other agreements of $83,695,000 in 1993 and $54,115,000 in 1992.

    Included in the 1993 fourth quarter is a LIFO credit of $26,446,000 compared with a LIFO credit of $7,582,000 in the fourth quarter of 1992.

FINANCIAL CONDITION

    As a result of the Chapter 11 filing, Macy's liquidity position has been positively affected because the cash requirements for the payment of scheduled principal payments, accrued interest, accounts payable, and other liabilities that arose prior to the Chapter 11 filing are in most cases deferred until a plan of reorganization is confirmed by the Bankruptcy Court. For financial statement purposes and conservatism only, interest expense on pre-petition secured debt has been accrued but is subject to settlement. No determination has been made regarding the value of the property interests which secure certain debt and consequently, whether or not interest thereon will be paid or allowed. Macy's is continuing to review all future obligations under all store and equipment leases, as well as other executory contracts to determine whether they should be assumed or rejected subject to Bankruptcy Court approval.

    Substantially all of Macy's pre-petition short and long-term debt at July 31, 1993 is in default of the terms of the applicable loan agreements and is subject to settlement under the reorganization process. For financial reporting purposes, those pre-petition liabilities which are dependent upon the outcome of the Chapter 11 Case have been segregated and reclassified as "Obligations Subject to Settlement Under Reorganization Proceedings."

    On January 29, 1992 and February 13, 1992, Macy's obtained Bankruptcy Court approval of a debtor-in-possession financing arrangement under a Revolving Credit and Guaranty Agreement, dated as of January 27, 1992 (as subsequently amended through March 31, 1993, the "Post-Petition Credit Agreement"), among Macy's, as Borrower, each of the other Macy Debtors, as guarantors, Chemical Bank, as administrative agent, Bankers Trust Company, as co-agent, and other financial institutions party thereto. The Post-Petition Credit Agreement established a working capital facility consisting of revolving credit loans and letters of credit in the aggregate maximum amount of $600,000,000, inclusive of a sublimit of $250,000,000 for standby and documentary letters of credit of which no more than $30,000,000 could be used for standby letters of credit. The Post-Petition Credit Agreement was scheduled to terminate pursuant to its original terms upon the earlier of (i) February 28, 1994 or (ii) substantial consummation of a plan of reorganization of the registrant or certain of its subsidiaries.

    The Post-Petition Credit Agreement was amended and restated on similar terms pursuant to an Amended and Restated Credit and Guaranty Agreement, dated as of August 12, 1993, among Macy's, as Borrower, the Macy Debtors, as guarantors, Chemical Bank, as administrative agent, Bankers Trust Company, as Co-agent, and other financial institutions party thereto (the "Amended and Restated Post-Petition Credit Agreement"), which agreement was approved by a Bankruptcy Court order dated September 8, 1993.

    Under the Amended and Restated Post-Petition Credit Agreement, Macy's working capital facility (the "Working Capital Facility") consisting of revolving credit loans and letters of credit was reduced from a maximum of $600,000,000 to $550,000,000, inclusive of a sublimit of $250,000,000 for standby and documentary letters of credit. The Amended and Restated Post-Petition Credit Agreement terminates upon the earlier of (i) August 1, 1995 or (ii) the substantial consummation of a plan of reorganization of the registrant or certain of its subsidiaries. Claims in respect of indebtedness incurred by the Macy Debtors under the Amended and Restated Post-Petition Credit Agreement are afforded superpriority administrative expense claim status pursuant to applicable provisions of the Bankruptcy Code.

    Similar to the Post-Petition Credit Agreement, borrowings under the Amended and Restated Post-Petition Credit Agreement are conditioned upon, among other things, satisfaction of certain Borrowing Base (as defined therein) requirements, and compliance with restrictions on capital expenditures and certain other payments, as well as covenants relating to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in the Amended and Restated Post-Petition Credit Agreement).

    The Amended and Restated Post-Petition Credit Agreement provides that advances made under the Working Capital Facility will bear interest at a rate of 1.5% per annum in excess of Chemical Bank's Alternative Base Rate ("ABR"), or at the registrant's option, at a rate of 2.5% per annum in excess of the reserve adjusted London Interbank Offered Rate ("LIBOR") for interest periods of one, two, three, or six months. Interest on ABR loans and three and six month LIBOR loans are payable quarterly; and interest on one and two month LIBOR loans are payable at maturity. Additionally, Macy's is obligated to pay a commitment fee of 1/2 of 1% per annum on the unused portion of the Working Capital Facility, a letter of credit fee equal to 2% per annum of the average outstanding letters of credit and certain other fees.

    Management believes that the Working Capital Facility and cash from operations should be adequate to cover working capital requirements and planned capital expenditures until the expiration of the Working Capital Facility. Financial covenants under the Amended and Restated Post-Petition Credit Agreement, including the EBITDA requirements, were based on financial projections which assumed, among other things, sales forecasts, economic conditions, the achievement of expense savings initiatives, inventory management, and other factors that are subject to uncertainties and contingencies, many of which are beyond Macy's control. Accordingly, Macy's compliance with its financial covenant requirements under the Amended and Restated Post-Petition Credit Agreement while it operates as a debtor-in-possession cannot be assured. The adequacy of Macy's capital resources and long-term liquidity will be determined when a plan of reorganization is developed and confirmed by the Bankruptcy Court.

    Commencing on the Chapter 11 filing date, Macy's ceased accruing dividends on its Convertible Preferred Stock (redeemable) and has included the Convertible Preferred Stock (redeemable) and the cumulative accrued but unpaid dividends prior to the filing date on such stock in "Obligations Subject to Settlement Under Reorganization Proceedings." For purposes of the Bankruptcy Code, the holders of the Convertible Preferred Stock of the registrant are not considered creditors.

PROOF OF CLAIMS REVIEW

    The last date by which creditors must file proof of claims subject to certain exceptions was December 15, 1992 (the "Bar Date"). Macy's has received over 16,000 claims aggregating an amount substantially in excess of the amounts reported in "Obligations Subject to Settlement Under Reorganization Proceedings." Based on a review of such claims, Macy's has determined that a number of these claims are, among other things, duplicative, representing, for example, identical claims filed against multiple debtors, late filed claims after the Bar Date, or amendments to claims previously filed. Claims will continue to be reviewed and analyzed and as the review process continues, the amount included in the estimate of "Obligations Subject to Settlement Under Reorganization Proceedings" may change. Macy's, at this time, cannot make a prediction as to the aggregate amount of claims which will be allowed by the Bankruptcy Court and therefore included in the "Obligations Subject to Settlement Under Reorganization Proceedings" caption in the Statement of Financial Condition.

STORE CHANGES, RENOVATIONS AND TECHNOLOGY

    In the 12 months since October 1992, the following changes have occurred with respect to Macy's stores. Two Macy's, two Bullock's, and six I. Magnin department stores were closed; and an additional fourteen specialty stores and three Macy's Close-Out stores have been opened. As a result of these changes, Macy's operates 122 department stores, 84 specialty stores, and 15 Macy Close-Out stores with an aggregate of approximately 30,258,000 square feet.

    Expenditures for property and equipment amounted to $135,763,000 in fiscal 1993, compared with $276,212,000 in fiscal 1992 including the amounts recorded for capitalized leases. The fiscal year amounts exclude the effect of construction reimbursements. Included in the amounts noted above for fiscal 1993 and 1992, are data processing and technological expenditures of $53,011,000 and $59,506,000.

    During the 12 months subsequent to October 1993, one new Bullock's store is scheduled to open in the Promenade Mall in Woodland Hills, California, selected existing department stores will be renovated and point-of-sale cash registers and other various support facilities and functions will be upgraded or replaced.

    On June 1, 1993 the registrant announced its intention to enter the electronic retailing market through the creation of "TV Macy's." Macy's is currently involved in discussions with potential investors and participants in this venture.

    As described above, certain of Macy's business initiatives are to improve customer service, operations and inventory management, and to reduce operating expenses, by implementing enhanced, upgraded and new data processing and other systems and equipment. During the fiscal years 1993 and 1994, Macy's has committed to spend approximately $90 million for the upgrade of point-of-sale registers which will enhance Macy's ability to service customers. Such upgraded equipment may take the form of capitalized lease transactions. Macy's also purchases data processing services and specialized software from an advanced data processing facility and is continually upgrading certain other support and communication systems. These system enhancements intend to provide timely in-depth sales, profitability and inventory information which will allow Macy's to better serve its customers. Macy's has expanded its purchase of data processing services to take advantage of the economies and efficiency of unified systems. Furthermore, Macy's intends to expand the electronic transfer of sales data and vendor payments to an increased number of suppliers in an effort to expedite the method of replenishing basic inventory and reduce inefficiencies and paperwork.

                             R.H. MACY & CO., INC.
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF MACY'S FOR THE
                      FISCAL QUARTER ENDED APRIL 30, 1994

RESULTS OF OPERATIONS

  CHAPTER 11 FILING

    On January 27, 1992, Macy's, together with nine of its subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. Thereafter, on January 31, 1992, seventy-eight additional subsidiaries of Macy's filed Chapter 11 cases in the Bankruptcy Court. Since commencement of the Chapter 11 cases, the Macy Debtors have continued to conduct business in the ordinary course under the protection of the Bankruptcy Code. Macy's financial condition and results of operations will be affected by the ultimate terms of any reorganization plan. Macy's has been pursuing a consensual plan of reorganization for emergence of Macy's as an independent retail store operation and on May 20, 1994 was directed by the Bankruptcy Court to file a plan of reorganization as soon as possible. See Part II, Item 1 ("Legal Proceedings") of this report.

    As a result of the commencement of the Chapter 11 cases, the Results of Operations have been affected as follows: (i) interest expense has been reduced as Macy's has ceased accruing interest expense on unsecured debt obligations and
(ii) administrative and reorganization expenses have increased. Reorganization expenses include professional fees and other expenses directly related to the Chapter 11 cases. Future results may be adversely affected by other claims and factors resulting from the Chapter 11 cases. The potential long-term impact on Macy's operations under Chapter 11, if any, cannot presently be determined.

  COMPARISON OF OPERATIONS

    Sales for the quarter (13 weeks) and nine months (39 weeks) ended April 30, 1994 were $1,339,327,000 and $4,775,558,000 compared with sales of
$1,336,672,000 and $4,856,559,000 for the quarter (13 weeks) and nine months (39 weeks) ended May 1, 1993. Sales increased 0.2% for the quarter and decreased 1.7% for the nine months ended April 30, 1994 compared with the corresponding periods in the prior year. Sales, after eliminating sales from stores closed in fiscal 1993 and from stores damaged and closed as a result of the Los Angeles, California earthquake in January 1994 ("California Earthquake"), increased 5.9% and 1.6% for the quarter and nine months ended April 30, 1994 from the corresponding periods in the prior year. Comparable store sales, adjusted for the restructuring of Macy's electronics business and the effects of the California Earthquake, increased 6.0% and 2.5% for the quarter and nine months ended April 30, 1994.

    Cost of goods sold, including occupancy and buying costs, as a percentage of sales was 71.4% and 70.1% for the quarter and nine months ended April 30, 1994 compared with 71.1% and 70.3% for the quarter and nine months ended May 1, 1993. The unfavorable percentage variation in the quarter ended April 30, 1994 compared with the quarter ended May 1, 1993 is primarily related to higher merchandising costs offset by an improvement in buying costs. The favorable percentage variation in the nine months ended April 30, 1994 compared with the nine months ended May 1, 1993 primarily related to lower occupancy and buying costs.

    Selling, general, and administrative expenses, as a percentage of sales, were 32.6% and 29.1% for the quarter and nine months ended April 30, 1994 compared with 32.9% and 30.8% for the quarter and nine months ended May 1, 1993. The percentage decrease in selling, general, and administrative expenses was primarily related to lower advertising expenses and reductions in store-level selling expenses and other items resulting from Macy's expense reduction efforts.

    Operating profit/(loss), defined as net retail sales less cost of goods sold, including occupancy and buying costs, and selling, general and administrative expenses, were losses of $53,060,000 and $53,667,000 for the quarters ended April 30, 1994 and May 1, 1993, and a profit of $42,980,000 and a loss of $43,355,000 for the nine months ended April 30, 1994 and May 1, 1993. The operating profit/(loss) for the quarter and nine months ended April 30, 1994 was adversely affected by approximately $13,100,000 and $39,100,000 of aggregate incremental non-cash expenses associated with the adoption of Financial Accounting Standards Board Statements entitled "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FASB 106") and "Accounting for Income Taxes" ("FASB 109") which resulted in increased depreciation recorded as a result of the remeasurement of assets required under FASB 109. The improvement in operating profit/(loss) for the quarter ended April 30, 1994 was primarily the result of expense reduction initiatives and the improvement in the nine month period was primarily the result of expense reduction initiatives and lower markdown activity. Operating profit/(loss) included a charge for depreciation and amortization expense (non-cash expense) of $79,027,000 and $234,181,000 for the quarter and nine months ended April 30, 1994 and $75,188,000 and $218,500,000 for the quarter and nine months ended May 1, 1993.

    The unusual item in the nine months ended May 1, 1993 related to the sale of Macy's aircraft.

    Interest expense--net for the quarter ended April 30, 1994 compared with the corresponding period in the prior year remained relatively stable. Interest expense--net for the nine months ended April 30, 1994 compared with the corresponding period in the prior year increased due to the reversal in the prior year of certain additional interest previously accrued on certain senior real estate debt.

    Earthquake loss in the quarter ended April 30, 1994 included the estimated damage and costs in excess of insurance coverage relating to the California Earthquake. Several of the Bullock's and I. Magnin stores that operate in this area experienced property damage, merchandise loss and business interruption. See Note 3 of Notes to Condensed Consolidated Financial Statements.

    Reorganization items--net in the quarters and nine months ended April 30, 1994 primarily related to the administrative expenses associated with the Chapter 11 cases, net of interest earned on accumulated cash resulting from the Chapter 11 proceedings ("Administrative Expenses--Net").

    Reorganization items--net in the quarter ended May 1, 1993 primarily related to store closing and restructuring costs ($105,000,000) and Administrative Expenses--Net ($4,692,000). Reorganization items--net in the nine months ended May 1, 1993 primarily included store closing and restructuring costs ($105,000,000), Administrative Expenses--Net ($16,871,000) and retention costs ($7,500,000).

    The effective income tax rates for both the quarter and nine months ended April 30, 1994 was 1.8% of the loss before income taxes/(benefit) and cumulative effect of an accounting change. The effective income tax rate was computed in accordance with FASB 109 which was adopted at the beginning of the fiscal year. The income tax expense for the quarter and nine months ended May 1, 1993 was computed in accordance with income tax accounting guidelines in effect prior to FASB 109 and related to estimated state and local income taxes.

    The cumulative effect of an accounting change of $185,340,000 in the nine months ended April 30, 1994 related to an income adjustment resulting from the adoption of FASB 109 on August 1, 1993. See Note 6 of Notes to Condensed Consolidated Financial Statements.

FINANCIAL CONDITION

    As a result of the Chapter 11 filings, Macy's liquidity position has been positively affected because the cash requirements for the payment of scheduled principal payments, accrued interest, accounts payable and other liabilities, which arose prior to the Chapter 11 filings, have been in most cases deferred until a plan of reorganization is confirmed by the Bankruptcy Court. For financial statement purposes and conservatism only, interest expense on pre-petition secured debt has been accrued but is subject to settlement. No final determination has been made regarding the value of the property interests that secure certain debt and consequently, whether or not interest thereon will be paid or allowed. Macy's is also reviewing all future obligations under all store and equipment leases, as well as all other executory contracts to determine whether they should be assumed or rejected, subject to Bankruptcy Court approval.

    On February 13, 1992, the Bankruptcy Court entered a final order approving a debtor-in-possession financing arrangement under a Revolving Credit and Guaranty Agreement, dated as of January 27, 1992 (which, as amended, through March 31, 1993, is referred to herein as the "Post-Petition Credit Agreement"), among Macy's, as Borrower, each of the other Macy Debtors, as guarantors, Chemical Bank, as administrative agent, Bankers Trust Company, as co-agent, and other financial institutions parties thereto, that established a working capital facility consisting of revolving credit loans and letters of credit.

    On August 12, 1993, the Post-Petition Credit Agreement was amended and restated on similar terms pursuant to an Amended and Restated Revolving Credit and Guaranty Agreement, approved by a Bankruptcy Court order dated September 8, 1993, among Macy's, as Borrower, each of the other Macy Debtors, as guarantors, Chemical Bank, as administrative agent, Bankers Trust Company, as co-agent, and other financial institutions party thereto (as subsequently amended, the "Amended and Restated Post-Petition Credit Agreement"). Under the Amended and Restated Post-Petition Credit Agreement, the working capital facility (the "Working Capital Facility") consisting of revolving credit loans and letters of credit is in the aggregate maximum amount of $550,000,000. The Working Capital Facility may be used to fund working capital, inventory purchases, capital expenditures and for other general corporate purposes of the Macy Debtors. Borrowings under the Amended and Restated Post-Petition Credit Agreement are conditioned upon, among other things, satisfaction of certain Borrowing Base (as defined therein) requirements, and compliance with restrictions on capital expenditures and certain other payments, as well as covenants relating to EBITDA (earnings before interest, taxes, depreciation and amortization as defined in the Amended and Restated Post-Petition Credit Agreement). The Amended and Restated Post-Petition Credit Agreement terminates upon the earlier of (i) August 1, 1995 or (ii) the substantial consummation of a plan of reorganization of the registrant or certain subsidiaries.

    Claims in respect of indebtedness incurred by the Macy Debtors under the Amended and Restated Post-Petition Credit Agreement are afforded superpriority administrative expense claim status pursuant to applicable provisions of the Bankruptcy Code.

    Substantially all of Macy's pre-petition short and long-term debt at April 30, 1994 is in default of the terms of the applicable loan agreements and is subject to settlement under the reorganization process. For financial reporting purposes, these liabilities which are dependent upon the outcome of the Chapter 11 process have been segregated and reclassified as "Obligations Subject to Settlement Under Reorganization Proceedings." Payment of certain pre-petition liabilities that were approved for payment by the Bankruptcy Court or are pending approval have been included in the appropriate liability captions.

    Management believes that the Working Capital Facility and cash from operations should be adequate to cover working capital requirements and planned capital expenditures until the expiration of the Amended and Restated Post-Petition Credit Agreement. Financial covenants under the Amended and Restated Post-Petition Credit Agreement, including the EBITDA requirements, were based on financial projections which assumed, among other things, sales forecasts, economic conditions, the achievement of expense savings initiatives, inventory management and other factors that are subject to uncertainties and contingencies, many of which are beyond Macy's control. Accordingly, Macy's compliance with its financial covenant requirements under the Amended and Restated Post-Petition Credit Agreement while it operates as a debtor-in-possession cannot be assured. The adequacy of Macy's capital resources and long-term liquidity will be determined when a plan of reorganization is confirmed by the Bankruptcy Court.

    In November 1992, the FASB issued Statement No. 112 entitled "Employers' Accounting for Postemployment Benefits" ("FASB 112"). This statement requires Macy's to recognize, during the employees' active years of service, an obligation for postemployment benefits provided to former or inactive employees after employment but before retirement. Macy's is currently analyzing the effects of the new standard to determine the financial impact. FASB 112 must be adopted by no later than the fiscal year ending in July 1995.

    Fluctuations in certain balance sheet accounts between April 30, 1994 and July 31, 1993 reflect normal seasonal variations within the retail industry.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
R.H. Macy & Co., Inc. (Debtor-in-Possession)
New York, New York

    We have audited the accompanying consolidated statement of financial condition of R.H. Macy & Co., Inc. (Debtor-in-Possession) and consolidated subsidiaries as of July 31, 1993 and August 1, 1992, and the related consolidated statements of operations, cash flows and changes in deficiency in net assets for each of the three years in the period ended July 31, 1993. Our audits also included the accompanying financial statement schedules. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of R.H. Macy & Co., Inc. (Debtor-in-Possession) and consolidated subsidiaries as of July 31, 1993 and August 1, 1992, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1993 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

    As discussed in Note 1 of Notes to Consolidated Financial Statements, the Company and certain of its subsidiaries have filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any additional changes that may be made in its business. The outcome of these matters is not presently determinable.

    The accompanying consolidated financial statements have been prepared assuming that the Company and its subsidiaries will continue as a going concern. The results of operations for each of the two years in the period ended July 31, 1993 together with the uncertainties relating to the development and confirmation of a plan of reorganization, among other matters, raise substantial doubt about the Company's ability to continue as a going concern. Management's discussion of these matters is set forth in Note 1 of Notes to Consolidated Financial Statements. The consolidated financial statements do not include adjustments that might result from the outcome of the uncertainties referred to herein and in the preceding paragraph.

DELOITTE & TOUCHE LLP
New York, New York
September 20, 1993
(August 31, 1994 as to Note 24)

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                                   JULY 31,     AUGUST 1,
                                                                                     1993          1992
                                                                                  ----------    ----------
                                                                                   (DOLLARS IN THOUSANDS,
                                                                                     EXCEPT PER SHARE)
   ASSETS
Current Assets:
 Cash and cash equivalents (Note 2)............................................   $   41,533    $  122,581
 Restricted cash (Note 2)......................................................       34,915        33,630
 Other receivables.............................................................      121,770       123,290
 Merchandise inventories (Notes 2 and 3).......................................    1,279,744     1,210,538
 Prepaid expenses..............................................................       66,412        62,506
                                                                                  ----------    ----------
     Total Current Assets......................................................    1,544,374     1,552,545
                                                                                  ----------    ----------
Other assets:
 Investment in joint venture at equity.........................................       17,197        16,970
 Other assets (Notes 2 and 4)..................................................      103,091       156,325
                                                                                  ----------    ----------
                                                                                     120,288       173,295
                                                                                  ----------    ----------
Property and Equipment (Notes 2, 6, 8 and 19):
 Land..........................................................................      417,072       419,399
 Building and improvements on owned properties.................................    1,521,521     1,519,722
 Building and improvements on leased properties................................      463,602       449,656
 Fixtures and equipment........................................................      922,579       916,249
 Construction in progress......................................................       99,267       195,257
 Capitalized leases............................................................       82,515        63,704
 Leasehold values..............................................................       19,210        22,067
                                                                                  ----------    ----------
                                                                                   3,525,766     3,586,054
                                                                                  ----------    ----------
 Accumulated depreciation and amortization.....................................    1,089,939       972,394
                                                                                  ----------    ----------
                                                                                   2,435,827     2,613,660
                                                                                  ----------    ----------
                                                                                  $4,100,489    $4,339,500
                                                                                  ----------    ----------
                                                                                  ----------    ----------
   LIABILITIES AND DEFICIENCY IN NET ASSETS
Current Liabilities:
 Accounts payable and accrued liabilities (Note 5).............................   $  874,492    $  925,041
 Short-term borrowings (Note 6)................................................       62,698        --
 Current income taxes (Note 16)................................................          402           406
 Current portion of obligations under capitalized leases (Note 19).............       13,891        --
                                                                                  ----------    ----------
     Total Current Liabilities.................................................      951,483       925,447
                                                                                  ----------    ----------
Other Long-Term Liabilities....................................................      117,265       100,602
Obligations Under Capitalized Leases (Note 19).................................       27,829        --
Obligations Subject to Settlement Under Reorganization Proceedings (Note 7)....    5,568,603     5,334,241
Preferred Stock (Note 9):
 Par value $1.00 per share, authorized 25,000,000 shares, Series I, II and III cumulative, 8%:
   Series I, 9,000,000 shares designated, 7,494,465 shares outstanding in 1993
     and 1992, aggregate liquidation preference $296,900,000, redeemable.......       --            --
   Series II, 1,000,000 shares designated, 211,506 shares outstanding in 1993
     and 1992, aggregate liquidation preference $33,640,000, redeemable........       --            --
   Series III, 7,000,000 shares designated, 5,298,330 shares outstanding in
     1993 and 1992, aggregate liquidation preference $168,540,000,
redeemable.....................................................................       --            --
Deficiency in Net Assets:
 Common stock, par value $1.00 per share, 40,000,000 authorized, 1,750,000
   issued in 1993 and 1992 (Notes 10 and 11)...................................        1,750         1,750
 Deficit.......................................................................   (2,565,108)   (2,021,207)
 Less: Treasury Stock, at cost, 133,300 shares in 1993 and 1992................       (1,333)       (1,333)
                                                                                  ----------    ----------
   Deficiency in Net Assets....................................................   (2,564,691)   (2,020,790)
                                                                                  ----------    ----------
                                                                                  $4,100,489    $4,339,500
                                                                                  ----------    ----------
                                                                                  ----------    ----------

                See Notes to Consolidated Financial Statements.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                FOR THE YEARS ENDED
                                     --------------------------------------------------------------------------
                                         JULY 31, 1993             AUGUST 1, 1992            AUGUST 3, 1991
                                     ---------------------     ----------------------     ---------------------
                                          (52 WEEKS)                 (52 WEEKS)                (53 WEEKS)
                                                  PERCENT                    PERCENT                   PERCENT
                                       AMOUNT     OF SALES       AMOUNT      OF SALES       AMOUNT     OF SALES
                                     ----------   --------     -----------   --------     ----------   --------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
Net retail sales (including
 licensed departments) (Note 12)...  $6,299,982     100.0%     $ 6,448,885     100.0%     $6,761,633     100.0%
Less:
 Cost of goods sold, including
occupancy and buying costs.........   4,461,945      70.8        4,753,627      73.7       4,676,490      69.2
 Selling, general and
   administrative expenses.........   1,909,648      30.3        2,025,294      31.4       1,810,708      26.8
 Unusual items--net (Note 14)......      20,255       0.3          314,926       4.9            (275)    --
                                     ----------   --------     -----------   --------     ----------   --------
Earnings/(loss) from operations
 before interest expense and
 reorganization items..............     (91,866)     (1.4)        (644,962)    (10.0)        274,710       4.0
 Interest expense--net (Contractual
   interest of $439,894 in 1993 and
$443,665 in 1992) (Note 13)........     236,376       3.8          344,223       5.4         637,717       9.4
                                     ----------   --------     -----------   --------     ----------   --------
Loss before reorganization items...    (328,242)     (5.2)        (989,185)    (15.4)       (363,007)     (5.4)
 Reorganization items--net
   (Note 15).......................     214,659       3.4          261,122       4.0          --         --
                                     ----------   --------     -----------   --------     ----------   --------
Loss before income taxes/(benefit)
 and extraordinary gain............    (542,901)     (8.6)      (1,250,307)    (19.4)       (363,007)     (5.4)
 Income taxes/(benefit) (Note
16)................................       1,000     --               1,000     --           (100,365)     (1.5)
                                     ----------   --------     -----------   --------     ----------   --------
Loss before extraordinary gain.....    (543,901)     (8.6)      (1,251,307)    (19.4)       (262,642)     (3.9)
 Extraordinary gain (net of tax)
(Note 17)..........................      --         --             --          --            112,449       1.7
                                     ----------   --------     -----------   --------     ----------   --------
Net loss...........................  $ (543,901)     (8.6)%    $(1,251,307)    (19.4)%    $ (150,193)     (2.2)%
                                     ----------   --------     -----------   --------     ----------   --------
                                     ----------   --------     -----------   --------     ----------   --------
Loss per share of common stock:
 (Note 2)
 Loss before extraordinary gain....  $  (336.36)               $   (782.13)               $  (181.47)
 Extraordinary gain, net...........      --                        --                          68.82
                                     ----------                -----------                ----------
Net loss per share of common
stock..............................  $  (336.36)               $   (782.13)               $  (112.65)
                                     ----------                -----------                ----------
                                     ----------                -----------                ----------

                See Notes to Consolidated Financial Statements.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                            FOR THE YEAR ENDED
                                                              -----------------------------------------------
                                                              JULY 31, 1993   AUGUST 1, 1992   AUGUST 3, 1991
                                                              -------------   --------------   --------------

                                                               (52 WEEKS)       (52 WEEKS)       (53 WEEKS)
                                                                          (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES:
 Loss before extraordinary gain.............................    $(543,901)     $ (1,251,307)    $   (262,642)
 Adjustments to reconcile loss before extraordinary gain to
   net cash provided by/(used for) operating activities:
     Depreciation and amortization..........................      287,195           288,757          280,598
     Interest accrued on pre-petition debt and termination
      compensation asserted to be due under interest rate
protection agreements.......................................      285,974           154,728         --
     Reorganization expenses................................       35,263           117,834         --
     Non-cash interest......................................       21,722            41,339          121,105
     Gain on sale of investment in joint venture............      --               --                (31,595)
     Gain on sale of property...............................      (13,286)         --               --
     Write-off of excess of cost over fair value of net
assets acquired.............................................      --                241,452         --
     Deferred income tax provisions--non-current............      --               --                 (8,502)
     Other..................................................      --                  5,748          (24,957)
   Change in current assets and liabilities (net of effects
     from the sale of receivables and joint venture interest
     in 1991):
     Restricted cash........................................       (1,285)          (33,630)          66,571
     Customer accounts receivable--net......................      --               --                121,997
     Other receivables......................................        1,520             3,494          (38,045)
     Income tax receivable..................................      --                  2,000           21,000
     Merchandise inventories................................      (69,206)          242,208           21,799
     Prepaid expenses.......................................       (3,906)            6,674           (6,477)
     Accounts payable and accrued liabilities...............      (50,549)          616,673           49,011
     Income taxes...........................................           (4)              406          (56,137)
   Decrease in working capital and other liabilities due to
     reorganization proceedings.............................      (27,421)         (914,853)        --
   Decrease/(increase) in other assets......................       25,651           (21,392)         (26,418)
   Increase in other liabilities and deferred taxes.........       16,736            83,032           32,623
   Net income tax expense of extraordinary gain.............      --               --                (68,920)
   Other, net...............................................          (11)         --                  5,560
                                                              -------------   --------------   --------------
 Net cash provided by/(used for) operating activities.......      (35,508)         (416,837)         196,571
                                                              -------------   --------------   --------------
INVESTING ACTIVITIES:
 Additions to property and equipment........................     (113,913)         (246,219)        (194,576)
 Proceeds from sale of investment in joint venture..........      --               --                 59,699
 Proceeds from disposition of assets........................       14,299          --               --
 Sale of receivables........................................      --               --              1,329,523
                                                              -------------   --------------   --------------
 Net cash provided by/(used for) investing activities.......      (99,614)         (246,219)       1,194,646
                                                              -------------   --------------   --------------
FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt...................      --                  9,100           44,100
 Proceeds from/(repayment of) short-term borrowings.........       65,900          (125,495)        (436,492)
 Proceeds from issuance of preferred stock..................      --               --                187,180
 Repurchase of treasury shares..............................      --                   (175)        --
 Repayments of long-term debt and obligations under
capitalized leases..........................................      (11,826)          (50,871)      (1,183,582)
 Deferral of debt due to reorganization activities..........      --             (3,627,579)        --
 Decrease in preferred stock due to reorganization
activities..................................................      --               (637,315)        --
 Cost of debtor-in-possession financing.....................      --                (15,000)        --
 Other......................................................      --                  1,275           (3,759)
                                                              -------------   --------------   --------------
 Net cash provided by/(used for) financing activities.......       54,074        (4,446,060)      (1,392,553)
                                                              -------------   --------------   --------------
CASH FLOW EFFECT OF REORGANIZATION ACTIVITIES:
 Increase in obligations subject to settlement under
reorganization proceedings..................................      --              5,179,747         --
                                                              -------------   --------------   --------------
 Net cash flow effect of reorganization activities..........      --              5,179,747         --
                                                              -------------   --------------   --------------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS............      (81,048)           70,631           (1,336)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............      122,581            51,950           53,286
                                                              -------------   --------------   --------------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................    $  41,533      $    122,581     $     51,950
                                                              -------------   --------------   --------------
                                                              -------------   --------------   --------------

                See Notes to Consolidated Financial Statements.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
               CONSOLIDATED STATEMENT OF CASH FLOWS--(CONTINUED)

SUPPLEMENTAL INFORMATION

    Amounts in this statement of cash flows are presented on a cash basis and may differ from those shown in other sections of this report.

    Interest paid (excluding interest expense capitalized during construction) was $12,428,000, $199,022,000, and $557,077,000 in 1993, 1992 and 1991. Income
taxes paid and tax refunds received were as follows:

                                         1993          1992            1991
                                      ----------    -----------    ------------
Income taxes paid..................   $1,121,000    $ 1,127,000    $  9,098,000
Income tax refunds received........     (117,000)    (3,466,000)    (30,582,000)
                                      ----------    -----------    ------------
Net income tax
payments/(refunds).................   $1,004,000    $(2,339,000)   $(21,484,000)
                                      ----------    -----------    ------------
                                      ----------    -----------    ------------

    Preferred Stock increased by $19,649,000 and $33,873,000 in 1992 and 1991 through related charges to the deficiency in net assets.

    The registrant sold its consumer credit card receivables in fiscal 1991 and, in connection with this sale, liabilities were assumed by GE Credit (defined in Note 2 of Notes to Consolidated Financial Statements) as follows:

Selling price of receivables...............................   $1,390,654,000
Cash received..............................................    1,329,523,000
                                                              --------------
Liabilities assumed by GE Credit...........................   $   61,131,000
                                                              --------------
                                                              --------------

    Additions to property and equipment of $21,850,000 and $29,993,000 were recorded in 1993 and 1992 by incurring obligations under capitalized leases.

    In 1993, Macy's assumed approximately $24,451,000 of capitalized leases which were reclassified from the caption "Obligations Subject to Settlement Under Reorganization Proceedings" to the caption "Obligations Under Capitalized Leases."

    Secured debt included in the caption "Obligations Subject to Settlement Under Reorganization Proceedings" was reduced by $5,969,000 due to third party assumption of such debt. A corresponding rent receivable was reduced.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
         CONSOLIDATED STATEMENT OF CHANGES IN DEFICIENCY IN NET ASSETS

                                           COMMON SHARES                          TREASURY SHARES
                                        --------------------                   ----------------------
                                         NUMBER      DOLLARS      DEFICIT        NUMBER       DOLLARS
                                        ---------    -------    -----------    -----------    -------

                                                           (DOLLARS IN THOUSANDS)
Balance, July 28, 1990...............   1,750,000    $ 1,750    $  (566,185)      (115,800)   $(1,158)
  Net loss...........................                              (150,193)
  Preferred dividends................                               (33,163)
  Accretion of redeemable
    preferred stock..................                                  (710)
                                        ---------    -------    -----------    -----------    -------
Balance, August 3, 1991..............   1,750,000      1,750       (750,251)      (115,800)    (1,158)
  Net loss...........................                            (1,251,307)
  Preferred dividends................                               (19,305)
  Accretion of redeemable preferred
stock................................                                  (344)
  Treasury shares acquired...........                                              (17,500)      (175)
                                        ---------    -------    -----------    -----------    -------
Balance, August 1, 1992..............   1,750,000      1,750     (2,021,207)      (133,300)    (1,333)
  Net loss...........................                              (543,901)
                                        ---------    -------    -----------    -----------    -------
Balance, July 31, 1993...............   1,750,000    $ 1,750    $(2,565,108)      (133,300)   $(1,333)
                                        ---------    -------    -----------    -----------    -------
                                        ---------    -------    -----------    -----------    -------

                See Notes to Consolidated Financial Statements.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. CHAPTER 11 PROCEEDINGS

    On January 27, 1992, R.H. Macy & Co., Inc. ("Macy's"), together with nine of its subsidiaries, filed voluntary petitions for reorganization under chapter 11 ("Chapter 11"), title 11 of the United States Code, as amended (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). On January 31, 1992, seventy-eight additional subsidiaries each commenced a Chapter 11 case in the Bankruptcy Court. Macy's and all such subsidiaries that filed a Chapter 11 case in Bankruptcy Court are herein defined collectively as the "Macy Debtors" and are currently operating their respective businesses as debtors-in-possession. Two statutory creditor committees have been appointed. The cases of Macy's subsidiaries that filed such petitions are being jointly administered with the case of Macy's for procedural purposes only.

    The consolidated financial statements of Macy's have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes continuity of operations in the ordinary course of business. As a result of the Chapter 11 cases and circumstances relating to this event, including Macy's leveraged debt structure, recurring losses and current economic conditions, such realization of assets and liquidation of liabilities are subject to significant uncertainty. Additionally, the amounts reported on the consolidated statement of financial condition could materially change in the future because of a plan of reorganization, since such reported amounts do not give effect to adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result.

    Generally, actions to enforce or otherwise effect the payment of pre-petition liabilities are stayed while the Macy Debtors are under the protection of the Bankruptcy Code. These liabilities will be resolved as part of the reorganization proceedings. Additional liabilities subject to similar resolution may arise as a result of claims filed by parties related to the rejection of any executory contracts, including unexpired leases, and from the Bankruptcy Court's allowance for contingent and other disputed claims (see Note
7).

    Substantially all of Macy's pre-petition short and long-term debt at July 31, 1993 is in default of the terms of the applicable loan agreements and is subject to settlement under the reorganization process. For financial reporting purposes, these liabilities which are dependent upon the outcome of the Chapter 11 process have been segregated and reclassified as "Obligations Subject to Settlement Under Reorganization Proceedings." Payment of certain pre-petition liabilities that have been approved for payment by the Bankruptcy Court or were pending approval have been included in the appropriate liability captions.

2. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  THE COMPANY

    On July 15, 1986, Macy's and certain of its subsidiaries acquired R. H. Macy & Co., Inc., a New York corporation ("Former Macy"), in a leveraged buyout (the "Acquisition") through a merger of Macy Merger Corp. ("Merger Corp."), a direct and indirect subsidiary of the registrant, with and into Former Macy. Macy's and certain of its subsidiaries, including Merger Corp., were formed to effect the Acquisition. Macy's is owned by a group of current and former management employees and other investors.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    On May 3, 1988, Macy's acquired the I. Magnin and Bullock's/Bullock's Wilshire divisions (the "New Divisions") of Federated Department Stores, Inc. ("Federated"). On that date, but prior to the acquisition by Macy's, Federated transferred the assets of the New Divisions to Bullock's Inc., Bullock's-Wilshire, Inc., Bullock's Specialty Stores, Inc., and I. Magnin, Inc. These subsidiaries then became wholly-owned subsidiaries of Macy's.

  PRINCIPLES OF CONSOLIDATION

    The accounts of all majority-owned subsidiaries are included in the consolidated financial statements and all intercompany balances and transactions are eliminated.

  CASH AND CASH EQUIVALENTS

    Macy's considers all short-term investments with a maturity of three months or less as cash equivalents.

  RESTRICTED CASH

    Macy's has classified as restricted, certain cash and cash equivalents that are not fully available for use in operations. These cash and cash equivalents are primarily related to the Chapter 11 Proceedings.

  DEFERRED PAYMENT SALES

    Macy's operates one of the largest retail department store businesses in the United States and until May 10, 1991 extended credit to customers through deferred payment accounts, which credit sales represented approximately 49% of total sales for the period July 29, 1990 to May 10, 1991. Income from Macy deferred payment sales was reported in full when the sales were made.

    Subsequent to the sale date of accounts and receivables, General Electric Capital Corporation, a preferred stockholder ("GE Capital"), or its subsidiary, Monogram Bank, USA (now GE Capital Consumer Card Co. and, collectively with GE Capital, "GE Credit") are responsible for both the financing and servicing of receivables generated in the ordinary course of business under an ongoing arrangement with Macy's (see Note 22).

  MERCHANDISE INVENTORIES

    The value of merchandise inventories is determined by the lower of the retail inventory method using LIFO (last-in, first-out) cost or market for about 74% of the total inventory, and the lower of the retail inventory method using FIFO (first-in, first-out) cost or market for the balance of the inventory, principally women's ready-to-wear and electronics.

    Macy's includes in inventory the capitalization of certain indirect purchasing, merchandise handling, and inventory storage costs to better match sales with these related costs.

  PRE-OPENING EXPENSES

    Costs of opening new stores are expensed as incurred.

  INCOME TAXES

    Deferred income taxes result primarily from the use for tax purposes of accelerated depreciation and the nondeductibility of certain noncash interest expense for tax purposes in the current period. Accumulated investment credits are amortized over the estimated financial statement lives of the related property by reductions of income tax provisions.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

    The excess of cost over fair value of net assets acquired was amortized on a straight-line basis over 40 years (the total amount remaining at February 1, 1992 was written off).

  INTANGIBLE ASSETS

    Intangible assets, which are included in other assets, are amortized on a straight-line basis over the lives of the assets as follows:

                                                               YEARS
                                                               -----
Customer lists..............................................   4-8
Assembled workforce.........................................    5
Computer software...........................................    5
Macy product development....................................    20

  PROPERTY AND EQUIPMENT

    Depreciation is computed on a straight-line basis over the shorter of estimated useful lives or lease terms. Capitalized leases and leasehold values are amortized over the respective lease terms.

  DEFERRED DEBT EXPENSE

    Deferred debt expense is amortized over the life of the related debt.

  INTEREST RATE SWAP AGREEMENTS

    Macy's had entered into interest rate swap and cap arrangements in the management of interest rate exposure. In 1992 and 1991, the differential to be paid or received was accrued as an interest rate change and was recognized as an adjustment to interest expense.

  LOSS PER SHARE OF COMMON STOCK

    Loss per share of common stock attributable to common stockholders (after dividends and accretion on the Convertible Preferred Stock (redeemable)) is computed based upon the weighted average number of shares outstanding during the period. The effect of the assumed conversion of the Convertible Preferred Stock (redeemable) on amounts per share is antidilutive and therefore not presented.

  SINGLE BUSINESS SEGMENT

    Macy's operates a retail department store business through 122 department stores in three regional store groups and operates certain specialty and close-out center stores. Because of the similarity of the nature of its merchandise business, Macy's considers itself to be a single business segment.

  RECLASSIFICATIONS

    Certain reclassifications have been made to prior years' financial statements to conform with classifications used in the current year.

3. MERCHANDISE INVENTORIES

    If inventories had been valued at the lower of FIFO cost or market, inventories would have increased by $102,563,000 and $114,009,000 at July 31, 1993 and August 1, 1992, respectively.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. INTANGIBLE ASSETS

    Intangible assets are included in other assets as follows:

                                                   JULY 31,       AUGUST 1,
                                                     1993            1992
                                                 ------------    ------------
Customer lists................................   $135,409,000    $135,409,000
Assembled workforce...........................        --           30,700,000
Computer software.............................        --            3,550,000
Macy product development......................     38,223,000      38,223,000
                                                 ------------    ------------
                                                  173,632,000     207,882,000
Less: accumulated amortization................    130,449,000     140,344,000
                                                 ------------    ------------
                                                 $ 43,183,000    $ 67,538,000
                                                 ------------    ------------
                                                 ------------    ------------

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                   JULY 31,       AUGUST 1,
                                                     1993            1992
                                                 ------------    ------------
Merchandise, expenses and construction
  accounts payable............................   $686,677,000    $721,397,000
Accrued interest..............................        606,000         197,000
Accrued taxes, other than income taxes........     81,851,000      67,694,000
Accrued wages.................................     26,049,000      37,597,000
Customers' deposits and miscellaneous.........     79,309,000      98,156,000
                                                 ------------    ------------
                                                 $874,492,000    $925,041,000
                                                 ------------    ------------
                                                 ------------    ------------

6. SHORT-TERM BORROWINGS

  POST-PETITION FINANCING (SEE ALSO NOTE 8)

    Pursuant to orders of the Bankruptcy Court entered on January 29, 1992 and February 13, 1992, Macy's obtained a debtor-in-possession financing arrangement under a Revolving Credit and Guaranty Agreement dated as of January 27, 1992 (as subsequently amended through March 31, 1993, the "Post-Petition Credit Agreement"), among Macy's, as Borrower, each of the other Macy Debtors, as guarantors, Chemical Bank, as administrative agent, and Bankers Trust Company, as co-agent, and other financial institutions to become parties thereto. The Post-Petition Credit Agreement established a Working Capital Facility consisting of revolving credit loans and letters of credit in the aggregate maximum amount of $600,000,000, inclusive of a sub-limit of $250,000,000 for standby and documentary letters of credit of which no more than $30,000,000 could be used for standby letters of credit. The Post-Petition Credit Agreement was scheduled to terminate pursuant to its original terms upon the earlier of (i) February 28, 1994 or (ii) substantial consummation of a plan of reorganization of Macy's or certain of its subsidiaries. Borrowings under the Working Capital Facility may be used to fund working capital, inventory purchases, capital expenditures, and for other general corporate purposes of the Macy Debtors. The Post-Petition Credit Agreement includes restrictions on capital expenditures, and certain other payments, as well as covenants relating to EBITDA (earnings before interest, taxes, depreciation and amortization as defined within the Post-Petition Credit Agreement).

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    On August 12, 1993 the Post-Petition Credit Agreement was amended and restated on similar terms pursuant to an Amended and Restated Credit and Guaranty Agreement, among Macy's, as Borrower, the Macy Debtors, as guarantors, Chemical Bank, as administrative agent, Bankers Trust Company, as co-agent, and other financial institutions party thereto (the "Amended and Restated Post-Petition Credit Agreement"), which agreement was approved by a Bankruptcy Court order dated September 8, 1993. Under the Amended and Restated Post-Petition Credit Agreement, Macy's working capital facility (the "Working Capital Facility") consisting of revolving credit loans and letters of credit was reduced from a maximum of $600,000,000 to $550,000,000. The Amended and Restated Post-Petition Credit Agreement terminates upon the earlier of (i) August 1, 1995 or (ii) the substantial consummation of a plan of reorganization of Macy's or certain of its subsidiaries.

    Claims in respect of indebtedness incurred by the Macy Debtors under the Amended and Restated Post-Petition Credit Agreement are afforded superpriority administrative expense claim status pursuant to applicable provisions of the Bankruptcy Code.

    The Amended and Restated Post-Petition Credit Agreement provides that advances made under the Working Capital Facility will bear interest at a rate of 1.5% per annum in excess of Chemical Bank's Alternative Base Rate ("ABR") (which was 6.0% at July 31, 1993), or at Macy's option, at a rate of 2.5% per annum in excess of the reserve adjusted London Interbank Offered Rate ("LIBOR") for interest periods of one, three, or six months (which was 3.1875%, 3.3125%, or 3.50%, respectively, at July 31, 1993). Interest on ABR loans and three and six month LIBOR loans are payable quarterly and interest on one month LIBOR loans is payable at maturity.

    Under the Amended and Restated Post-Petition Credit Agreement, Macy's is obligated to pay a commitment fee of 1/2 of 1% per annum on the unused portion of the Working Capital Facility, a letter of credit fee and certain other fees. At July 31, 1993, outstanding revolving credit borrowings and letters of credit under the Working Capital Facility were $65,900,000 and $116,905,000, respectively. (Excluding unamortized deferred debt expense of $3,202,000.) There were no outstanding revolving credit borrowings and $90,768,000 letters of credit outstanding under the Working Capital Facility at August 1, 1992. Unamortized deferred debt expense of $11,250,000 was included in the caption "Other Assets" at August 1, 1992.

7. OBLIGATIONS SUBJECT TO SETTLEMENT UNDER REORGANIZATION PROCEEDINGS

    Obligations of the Macy Debtors that are expected to be settled as part of a plan of reorganization are separately classified in the Consolidated Statement of Financial Condition as of July 31, 1993 and are as follows:

Accounts payable and accrued liabilities...................   $  732,847,000
Accrued interest on long-term debt.........................      381,609,000
Secured debt (Note 8)......................................    2,317,883,000
Unsecured debt (Note 8)....................................    1,265,611,000
Obligations under capitalized leases (Note 19).............       15,712,000
Convertible Preferred Stock (redeemable) (Note 9)..........      637,315,000
Other liabilities..........................................      217,626,000
                                                              --------------
                                                              $5,568,603,000
                                                              --------------
                                                              --------------

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    "Obligations Subject to Settlement Under Reorganization Proceedings" include substantially all of Macy's pre-petition short and long-term debt. As discussed in Note 1, payments of these obligations are stayed while the Macy Debtors continue to operate as debtors-in-possession.

    The increase in "Obligations Subject to Settlement Under Reorganization Proceedings" from August 1, 1992 to July 31, 1993 was primarily due to the accrual of interest expense on pre-petition secured debt, the recording of an expense associated with a claim asserted to be due under an interest rate protection agreement, offset by the decrease in obligations under capitalized leases due to certain lease assumptions.

    Generally, interest on pre-petition debt does not accrue after the commencement of the Chapter 11 case. If the debts are secured by property with a value that is greater than the amount of the debt, interest may accrue up to the value of the collateral. For financial statement purposes and conservatism only, interest expense on pre-petition secured debt has been accrued but remains subject to settlement. No determination has been made regarding the value of the property interests which secure certain debt and, consequently, whether interest thereon will be allowed or paid. Such accrual of interest on secured indebtedness is being recorded at the interest rates applicable under the respective loan agreements without regard to default and penalty provisions contained therein (see Note 13). Macy's has ceased accruing interest expense on its unsecured debt. Contractual interest not recorded on such unsecured debt aggregated $203,518,000 and $99,442,000 for the fiscal years ended July 31, 1993 and August 1, 1992.

    Numerous claims have been asserted in respect of various pre-petition obligations, which claims individually or in the aggregate may be material and may not currently be reflected as obligations subject to settlement. The last day on which these claims could be filed against the Macy Debtors, with certain exceptions, was December 15, 1992, and over 16,000 claims aggregating an amount substantially in excess of the amounts reported in the Consolidated Statement of Financial Condition under the caption "Obligations Subject to Settlement Under Reorganization Proceedings" were filed by such date. Based on preliminary review, Macy's believes that a number of these claims are duplicative of and/or supersede claims previously asserted. In addition, claims have been filed which do not state a specific claim amount or as to which a specific claim amount is not readily determinable. Pursuant to Bankruptcy Court orders entered in 1993 certain exact duplicate claims and duplicate bondholder claims were expunged. Claims will continue to be reviewed and analyzed by Macy's as part of the claims reconciliation process and objections filed as required. As this review process continues, the aggregate amount included in the estimate of petition date obligations subject to settlement may increase or otherwise be adjusted to reflect the ongoing analyses of claims filed and the aggregate amounts which may be allowed in respect thereof. Macy's, at this time, cannot make a prediction as to the aggregate amount of claims allowed or the ultimate treatment of such allowed claims under a plan of reorganization. Macy's has received claims relating to termination of various interest rate protection agreements on pre-petition liabilities aggregating approximately $138,000,000. A provision for approximately $54,000,000 was recorded in fiscal 1992. The remaining $84,000,000 was provided for in the fourth quarter of fiscal 1993 as a result of the receipt and preliminary review in fiscal 1993 of documentation relating to this claim. Such items are included in the pre-petition date obligations as of July 31, 1993 noted above.

    Commencing on the Chapter 11 filing date, Macy's ceased accruing dividends on its Convertible Preferred Stock (redeemable) and has included the Convertible Preferred Stock (redeemable) and the cumulative accrued but unpaid dividends prior to the filing date on such stock in "Obligations Subject

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

to Settlement Under Reorganization Proceedings." Under applicable bankruptcy law, the holders of the Convertible Preferred Stock (redeemable) of Macy's are not considered creditors.

    The unsecured debt amount included in "Obligations Subject to Settlement Under Reorganization Proceedings" does not include $5,000,000 of 14 1/2% Senior Subordinated Debentures, $241,931,000 of 14 1/2% Subordinated Debentures and $187,769,000 of 16 1/2% Junior Subordinated Discount Debentures purchased in fiscal 1991 by Macy Financial, Inc. ("MFI"), a wholly-owned subsidiary of Macy's and also a debtor-in-possession. The capital stock of MFI, as well as such debentures, were pledged to the pre-petition banks under the pre-petition Macy Bank Agreement (See Note 8).

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. FINANCING ARRANGEMENTS

    The financing arrangements consist of the following:

                                                  AS OF JULY 31, 1993                           AS OF AUGUST 1, 1992
                                      --------------------------------------------  --------------------------------------------
                                                          LESS                                          LESS
                                                      UNAMORTIZED                                   UNAMORTIZED
                                                        DEFERRED         NET                          DEFERRED         NET
                                      CARRYING VALUE  DEBT EXPENSE  CARRYING VALUE  CARRYING VALUE  DEBT EXPENSE  CARRYING VALUE
                                      --------------  ------------  --------------  --------------  ------------  --------------
Post-Petition Financing
Working Capital Facility (Note 6).... $   65,900,000  $ 3,202,000   $   62,698,000  $     --        $   --        $     --
                                      --------------  ------------  --------------  --------------  ------------  --------------
                                      --------------  ------------  --------------  --------------  ------------  --------------
Pre-Petition Financings
Secured Debt:
 Macy Revolving Credit Facility...... $  128,358,000  $ 3,011,000   $  125,347,000  $  128,358,000  $ 7,027,000   $  121,331,000
 Prudential Financing................    811,672,000   20,371,000      791,301,000     811,672,000   23,851,000      787,821,000
 Swiss Financing.....................    553,750,000   12,288,000      541,462,000     553,750,000   14,745,000      539,005,000
 Ten Store Financing.................    180,761,000    2,201,000      178,560,000     180,761,000    2,719,000      178,042,000
 Warehouse Financing.................     53,200,000    1,497,000       51,703,000      53,200,000    1,630,000       51,570,000
 Six-year term loan..................    170,000,000      --           170,000,000     170,000,000      448,000      169,552,000
 Purchase note.......................    401,408,000      858,000      400,550,000     401,408,000    2,002,000      399,406,000
 Mortgage Notes......................     62,350,000       98,000       62,252,000      68,860,000      111,000       68,749,000
   Less imputed interest as a result
     of the Acquisition..............     (3,292,000)     --            (3,292,000)     (3,654,000)     --            (3,654,000)
                                      --------------  ------------  --------------  --------------  ------------  --------------
     Total Pre-Petition Secured
Debt.................................  2,358,207,000   40,324,000    2,317,883,000   2,364,355,000   52,533,000    2,311,822,000
                                      --------------  ------------  --------------  --------------  ------------  --------------
Unsecured Debt:
 Senior Subordinated Debentures......    379,000,000      --           379,000,000     379,000,000      --           379,000,000
 Subordinated Debentures.............    383,434,000      --           383,434,000     383,434,000      --           383,434,000
 Junior Subordinated Discount
Debentures...........................    503,177,000      --           503,177,000     502,949,000      --           502,949,000
                                      --------------  ------------  --------------  --------------  ------------  --------------
     Total Pre-Petition Unsecured
Debt.................................  1,265,611,000      --         1,265,611,000   1,265,383,000      --         1,265,383,000
                                      --------------  ------------  --------------  --------------  ------------  --------------
                                      $3,623,818,000  $40,324,000   $3,583,494,000  $3,629,738,000  $52,533,000   $3,577,205,000
                                      --------------  ------------  --------------  --------------  ------------  --------------
                                      --------------  ------------  --------------  --------------  ------------  --------------

Prior to the commencement of the Chapter 11 cases, Macy's entered into the following financing agreements. The descriptions of the following financing arrangements are based on the original contractual terms and maturities. As a result of the commencement of the Chapter 11 cases, Macy's is in default of these financing arrangements and the obligations in respect thereof remain subject to settlement.

  PRE-PETITION BANK CREDIT ARRANGEMENTS

    Prior to the commencement of the Chapter 11 cases, Macy's was party to a Bank Credit Agreement which was originally dated as of July 10, 1986 and was amended and restated as of April 27, 1988 (as subsequently amended the "Macy Bank Agreement"). The Macy Bank Agreement established a Macy revolving working capital line of credit ("Macy Revolving Credit Facility"), a six year term loan and an Acquisition Letter of Credit.

  MACY REVOLVING CREDIT FACILITY

    The Macy Revolving Credit Facility provided a six-year revolving working capital line of credit subject to certain sublimits, not to exceed $587,700,000. Borrowings as of July 31, 1993 and August 1, 1992 were $128,358,000 (excluding unamortized deferred debt expense of $3,011,000 and $7,027,000),

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

and are included in "Obligations Subject to Settlement Under Reorganization Proceedings." The Macy Revolving Credit Facility bears interest at a rate per annum equal to 1.25% plus the Base Rate (a floating rate of interest publicly announced by Manufacturers Hanover Trust Company, currently Chemical Bank), or, at Macy's option, 2.25% plus the Eurodollar Rate (as defined in the Macy Bank Agreement which definition gives weight to the Eurodollar Reserve Percentage as therein defined). Interest is computed on the basis of a year of 360 days and is payable monthly in arrears for Base Rate borrowings and at the end of an Interest Period (as defined in the Macy Bank Agreement) for Eurodollar Rate borrowings. The facility was secured by the capital stock of certain of Macy's U.S. subsidiaries, certain receivables, certain tangible personal property (other than inventory) and general intangibles, junior liens on certain of Macy's stores, and substantially all of Macy's other real property.

  SENIOR REAL ESTATE DEBT

    Senior real estate debt includes the following:

    (a) Prudential Financing

    In 1986, Macy's and various subsidiaries of Macy's received $800,000,000 of mortgage financing provided by The Prudential Insurance Company of America ("Prudential Financing"). These loans are, by their terms, nonrecourse participating loans secured by the first or second mortgages on 70 of Macy's department stores; however, under the Bankruptcy Code, by virtue of Macy's Chapter 11 cases, these loans may have become recourse loans. Each of the loans has a term of 15 years and bears interest at a 12% rate (the "Note Rate"). The lender receives semi-annual cash payments equal to the greater of (i) 9% per annum of the loan balance (including accrued interest) for the first three years, stepping up 1% each year thereafter until such rate becomes 12% (in the sixth year), and thereafter remaining at 12% until maturity, or (ii) a percentage in the range of 1.33% to 1.37% of each of the four regional store group subsidiaries' (as of the date of the Acquisition) annual gross retail sales (such greater amount being referred to as the "Pay Rate"). The dollar amount of any excess of the Note Rate over the Pay Rate will be added to the loan balance and will bear interest at the Note Rate (an "Accrual"). In the event that the Pay Rate exceeds the Note Rate, the Pay Rate is capped at 13% of the loan balance (including accrued interest) on a divisional basis (i.e., regional store group subsidiaries). To the extent the Pay Rate exceeds the Note Rate, such excess may be utilized to pay down the Accrual balance with any further excess being paid as additional interest. At maturity, the lender was scheduled to receive additional interest based on a percentage of the increase in real estate value (determined on the basis of retail sales) of the applicable store securing such debt. The accrual of additional interest has been recorded and compounded annually as noncash interest until July 1991 (see Note 13).

    (b) Swiss Financing

    In 1988 and 1989, various subsidiaries of Macy's received approximately $565,000,000 of mortgage financing provided by Swiss Bank Corporation and certain other financial institutions ("Swiss Financing"). These loans are secured by certain real estate owned by such subsidiaries and bear interest at an overall interest rate cost of approximately 10.4%. The repayment of the outstanding principal is due in June 1998.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    (c) Ten Store Financing

    In 1987, various subsidiaries of Macy's received $180,000,000 of proceeds from nonrecourse indebtedness secured by ten stores (the "Ten Store Financing") through the issuance of commercial paper by Macy Special Real Estate Capital Corp. ("Special Real Estate"), a wholly-owned special purpose subsidiary of Macy's. The assets of Special Real Estate will only be available to Macy's after Special Real Estate's obligations to its creditors have been satisfied. Citibank, N.A. issued a letter of credit in support of the commercial paper. Macy's used $55,000,000 of the proceeds to make a prepayment on the amount then outstanding under its former six-year term loan and repurchased certain subordinated indebtedness at an aggregate purchase price of approximately $45,000,000. Macy's entered into fixed rate protection agreements in respect of this indebtedness, the effect of which, together with a related option, provides Macy's with an overall interest rate cost of approximately 10% per annum. The payment of the outstanding principal amount is due in May 1997.

    As a result of the commencement of the Chapter 11 cases, Special Real Estate ceased issuing commercial paper. Pursuant to a credit support arrangement entered into in 1987, the outstanding commercial paper was retired through the proceeds of the repurchase by an affiliate of Citibank, N.A. of a participation held by Special Real Estate in the loans evidencing the Ten Store Financing. Additionally, the fixed rate protection agreements were terminated.

    (d) Warehouse Financing

    Concurrently with the sale of accounts and receivables to GE Credit, GE Capital made a 15-year loan to three subsidiaries of Macy's in an aggregate principal amount of $44,100,000. This loan bore interest until October 15, 1991 at an annual rate of 10.5%. Commencing June 10, 1992, this loan amortizes ratably over its remaining 14 years. On October 15, 1991, an additional loan of $9,100,000 was made and the annual interest rate changed to 10.44% on the aggregate principal outstanding of $53,200,000. These loans are secured by certain real estate owned by the borrowers and generally are non-recourse except with respect to payment of interest and certain environmental matters, which recourse obligations have been guaranteed by Macy's.

  SIX-YEAR TERM LOAN

    The six-year term loan bears interest at a rate per annum equal to 1.25% plus the Base Rate or, at Macy's option, 2.25% plus the Eurodollar Rate. Such interest is computed on the basis of a year of 360 days and is payable monthly in arrears for Base Rate borrowings and at the end of an Interest Period (as defined in the Macy Bank Agreement) for Eurodollar Rate borrowings, and is subject to reduction based on terms and conditions set forth in the Macy Bank Agreement. The principal was payable in semi-annual installments.

    During 1992, one mandatory principal installment of $35,000,000 was made.

    The six-year term loan is secured by the capital stock of certain of Macy's U.S. subsidiaries, certain receivables, certain tangible personal property (other than inventory) and general intangibles, junior liens on certain Macy's stores, and substantially all of Macy's other real property.

    The Macy Bank Agreement gave the banks the option under certain circumstances to require the termination of Macy's overfunded pension plan upon an event of default in respect of specific operating

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

ratios and cash flow coverage requirements. As a result of the Chapter 11 filings, Macy's is in default of the Macy Bank Agreement and the banks' remedies under these agreements are stayed.

  PURCHASE NOTE

    As part of the consideration paid for the acquisition of the New Divisions, Macy's issued a $400,000,000 Note to Federated which was assigned to a third party. The Note was due and payable in three equal installments beginning May 3, 1997. The Note bore interest at a rate per annum equal to the three month LIBOR Rate plus .5% or at the Alternative LIBOR Rate (both defined in the Note). Interest is computed on the basis of a year of 360 days and is payable quarterly in arrears. As part of the Macy Bank Agreement, an Acquisition Letter of Credit was issued in support of the Note for a period of six years. Additionally, Macy's entered into fixed rate protection agreements in respect of the indebtedness under the Note, the effect of which, together with the cost of the Letter of Credit, would provide Macy's with an annual overall interest rate cost of 12.65%.

    As a result of the commencement of the Chapter 11 cases, the Acquisition Letter of Credit was drawn for the beneficiary thereof in the amount of $400,000,000 plus accrued interest in satisfaction of the Purchase Note. Pursuant to the terms of the Macy Bank Agreement, Macy's is obligated to reimburse the lenders who funded the Acquisition Letter of Credit. Additionally, the fixed rate protection agreements were terminated as a result of the commencement of the Chapter 11 case.

    At July 31, 1993, Macy's is currently recording interest at an annual rate of 7.25% on the obligations under the Macy Bank Agreement, the Swiss Financing, and Ten Store Financing.

  SENIOR SUBORDINATED DEBENTURES

    The senior subordinated debentures bore interest at 14.5% per annum, payable semi-annually, and mature on October 15, 1998. Such debentures are redeemable at Macy's option on or after October 15, 1991, initially at 107.5% of their principal amount, declining to 100% on or after October 15, 1996, and will be entitled to the benefit of a sinking fund beginning October 15, 1994, in annual installments of $80,000,000, calculated to retire 80% of their principal amount prior to maturity.

    In 1991, Macy's or a subsidiary repurchased $5,000,000 principal amount of senior subordinated debentures from a portion of the proceeds received in the issuance of additional Convertible Preferred Stock. In 1988, Macy's repurchased $16,000,000 principal amount of senior subordinated debentures from a portion of the proceeds of the Ten Store Financing.

    As a result of the commencement of the Chapter 11 cases, Macy's has ceased accruing interest expense on its unsecured debt. Therefore, interest expense on the senior subordinated debentures has not been accrued after January 27, 1992.

  SUBORDINATED DEBENTURES

    The subordinated debentures bore interest at 14.5% per annum, payable semi-annually, and mature on November 15, 2001. Such debentures are redeemable at Macy's option on or after November 15, 1991, initially at 105% of their principal amount, declining to 100% on or after November 15, 1993, and will be entitled to the benefits of a sinking fund in annual installments of

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

$130,000,000 beginning November 15, 1997, calculated to retire 80% of their principal amount prior to maturity.

    In 1991, Macy's or a subsidiary repurchased $247,431,000 principal amount of subordinated debentures from a portion of the proceeds received in the issuance of additional Convertible Preferred Stock. In 1988, Macy's repurchased $19,135,000 principal amount of subordinated debentures from a portion of the proceeds of the Ten Store Financing.

    As a result of the commencement of the Chapter 11 cases, Macy's has ceased accruing interest expense on its unsecured debt. Therefore, interest expense on the subordinated debentures has not been accrued after January 27, 1992.

  JUNIOR SUBORDINATED DISCOUNT DEBENTURES

    Macy's issued $910,150,000 principal amount of junior subordinated discount debentures maturing on November 15, 2006 for proceeds of $300,003,000. Such debentures bear no interest for the first seven years and bear interest at 16.5% payable semi-annually commencing November 15, 1993. The discount rate for these debentures has been assumed to provide a yield to maturity of approximately 16.5% on a semiannual basis. Such debentures are entitled to the benefits of a sinking fund beginning November 15, 2002, in annual installments of $182,030,000, calculated to retire 80% of the issue prior to maturity. These debentures are redeemable at Macy's option at any time at 100% of their principal amount.

    In 1991, Macy's or a subsidiary repurchased $253,822,000 face amount ($170,814,000 accreted value) of junior subordinated discount debentures from a portion of the proceeds received in the issuance of additional Convertible Preferred Stock. In 1988, Macy's repurchased $21,900,000 face amount of junior subordinated discount debentures from a portion of the proceeds of the Ten Store Financing.

    As a result of the commencement of the Chapter 11 cases, Macy's has ceased accruing interest expense on its unsecured debt. Therefore, interest expense on the junior subordinated discount debentures has not been accrued after January 27, 1992.

  MORTGAGE NOTES

    The average rate of interest approximated 8.8% and 9.5% (ranging from 4.7% to 12.0%) for 1993 and 1992.

    The net book value of the property subject to all mortgages amounted to approximately $2,152,778,000 at July 31, 1993. Such net book value may not reflect the fair market value of such property.

    Substantially all assets other than cash, inventory and unmortgaged properties are pledged as collateral at July 31, 1993. The net book value of assets pledged as collateral (excluding property subject to mortgages) amounted to approximately $583,922,000 at July 31, 1993. Such net book value may not reflect the fair market value of such property.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. PREFERRED STOCK

    Macy's certificate of incorporation provides for 25 million authorized shares of Preferred Stock, par value $1.00 per share, of which nine million shares constitutes Convertible Participating Preferred
Stock (redeemable) ("Series I Preferred Stock"), one million shares constitutes Convertible Participating Preferred Stock Series II (redeemable) ("Series II Preferred Stock"), and seven million shares constitutes Convertible Participating Preferred Stock Series III (redeemable) ("Series III Preferred Stock"). (Series I Preferred Stock, Series II Preferred Stock, and Series III Preferred Stock are collectively referred to in these notes as "Preferred Stock" and in the financial statements as "Convertible Preferred Stock.")

    The certificate of incorporation authorizes the Board of Directors to fix the conditions and terms of shares of Preferred Stock prior to their issuance. On July 15, 1986, Macy's sold 7,494,465 shares of Series I Preferred Stock with a Base Liquidation Preference of $39.62 per share. Between August 1990 and February 1991, Macy's sold 211,506 shares of Series II Preferred Stock with a Base Liquidation Preference of $159.05 per share and, between December 1990 and April 1991, 5,298,330 shares of Series III Preferred Stock with a Base Liquidation Preference of $31.81 per share. All sales of Preferred Stock have been made in private placements.

    The right to convert Preferred Stock into Common Stock, on a one-to-one share basis, at the option of the stockholder ended July 15, 1993, except that each share of Series III Preferred Stock is convertible into one share of common stock at the option of the holder thereof until the expiration of such right on December 18, 1997.

    It is provided that the Preferred Stock is redeemable, at the option of Macy's after July 15, 1993 until July 15, 1995, except that Series III Preferred Stock is redeemable at the option of Macy's until December 18, 1997.

    The difference between the carrying value of certain of the Series I Preferred Stock at date of issue and the mandatory redemption value was recorded through periodic accretions using the interest method until the commencement of the Chapter 11 case. The related charge flowed through the deficiency in net assets.

    Except for special class voting rights of the Preferred Stock, each share of Preferred Stock entitles the holder thereof to one vote on all matters whatsoever which may be the subject of proper action by stockholders of Macy's together with the holders of Common Stock as a single class, subject to the terms of the Non-Management Stockholders' Agreement dated as of July 15, 1986, as amended, and of the Voting Trust Agreement dated as of July 15, 1986 in respect of certain Common Stock.

    Cumulative quarterly dividends (the "Preferred Dividend") were provided for at an annual dividend rate of 8% of the Base Liquidation Preference for the particular series involved, as and when declared by the Board of Directors; and also, a dividend (the "Participating Dividend"), participating pari passu with the Common Stock in the payment of Common Stock dividends in an amount equal to the product of (i) 25% multiplied by a fraction, the numerator of which is the number of shares of Preferred Stock then outstanding and the denominator of which is the number of shares of Preferred Stock outstanding at July 15, 1986, multiplied by (ii) the aggregate amount declared available for dividends on the Common Stock and Preferred Stock after payment of the Preferred Dividend. It is

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

provided that Macy's may not pay dividends to the Common stockholders, unless all accrued Preferred Dividends have been paid or declared and provided for.

    Commencing on the Chapter 11 filing date, Macy's ceased accruing dividends on its Convertible Preferred Stock (redeemable) and has included the Convertible Preferred Stock (redeemable) and the cumulative accrued but unpaid dividends prior to the filing date on such stock in "Obligations Subject to Settlement Under Reorganization Proceedings." For purposes of the Bankruptcy Code, the holders of the Convertible Preferred Stock of Macy's are not considered creditors.

    Any unpaid accrued Preferred and Participating Dividends are forfeitable upon conversion of Preferred Stock. The holders of Preferred Stock are subject to a Non-Management Stockholders' Agreement dated as of July 15, 1986, as amended, which affects the exercise of various rights, including the voting and transferability of Preferred Stock and the Common Stock into which such Preferred Stock is convertible.

10. COMMON STOCK

    On July 15, 1986, Macy's sold 1,750,000 shares of its Common Stock for either cash and/or the exchange of common shares of Former Macy. The Common Stock Subscription Agreement or like agreement executed by each purchaser of Common Stock (and their transferees) and Macy's contains certain transfer restrictions and/or (until July 15, 1993 in the case of Common Stock Subscription Agreements and July 15, 1996 in the case of Stock Purchase, Agency and Restriction Agreements) certain rights and obligations to sell shares of Common Stock back to Macy's or its designee upon the occurrence of certain events. The holders of such Common Stock also entered into a Voting Trust Agreement dated as of July 15, 1986 pursuant to which a ten-year voting trust was established.

    Dividends on Common Stock are provided for, as and when declared by the Board of Directors subject to the payment of the Preferred Dividends (see Note
9) and the restrictions as to the payment of dividends included in certain of the debt agreements. No dividends have been declared on Macy's Common Stock.

11. 1987 KEY EXECUTIVE STOCK INCENTIVE PROGRAM

    On June 15, 1987, the Board of Directors approved the 1987 Key Executive Stock Incentive Program (the "1987 Program"). In view of Macy's Chapter 11 case, the 1987 Program, which is described below, has become inactive. The 1987 Program consists of (i) the 1987 Participation Stock Option Plan, which provides for the grant of stock options not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended ("PSOs"), and (ii) the 1987 Stock Award Plan, which provides for awards of Common Stock ("Awards"). PSOs, unless determined otherwise, are exercisable in certain specified installments and for a period of seven years; the exercise price of each share granted under a PSO is determined at the date of grant. Awards may or may not be subject to certain terms, conditions, and restrictions and/or a purchase price. The maximum number of shares of Common Stock subject to the 1987 Program is the number of Reserved Management Shares (i.e., 92,105 unissued shares) plus such shares as shall be acquired by Macy's from employees or former employees or their permitted transferees pursuant to rights or obligations of Macy's under Common Stock subscription agreements or like agreements. The 1987 Program is designed to subject all

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Common Stock issued under its Plans (a) to the rights and restrictions on the Common Stock of Macy's currently operative as to holdings of existing management investors in July 1986 and (b) to the required inclusion of all Common Stock under the Voting Trust Agreement.

    The change in the number of shares subject to options are as follows:

                                                FISCAL 1993    FISCAL 1992
                                                -----------    -----------
Outstanding, beginning of year...............     187,525        191,225
Granted......................................      --             --
Exercised....................................      --             --
Canceled.....................................      --             (3,700)
                                                -----------    -----------
Outstanding, end of year.....................     187,525        187,525
                                                -----------    -----------
                                                -----------    -----------
Exercisable, end of year.....................     187,525        182,700
                                                -----------    -----------
                                                -----------    -----------

    Stock options were held by 196 individuals at July 31, 1993. The exercise price for all shares under option is $20 per share.

12. NET RETAIL SALES

    Net retail sales include sales from licensed departments of $67,004,000, $83,038,000 and $93,028,000 for 1993, 1992 and 1991.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. INTEREST EXPENSE--NET

                                                               FOR THE FISCAL YEAR ENDED
                                                   -------------------------------------------------
                                                   JULY 31, 1993    AUGUST 1, 1992    AUGUST 3, 1991
                                                   -------------    --------------    --------------
Cash interest expense:*
  Interest expense related to deferred payment
accounts........................................   $    --           $    --           $  99,623,000
  DIP Facility interest.........................       8,086,000         2,346,000          --
  Mortgage interest.............................       5,495,000         6,767,000         6,875,000
  Imputed interest on capitalized leases........       4,225,000         3,715,000         3,207,000
  Macy Revolving Credit Facility................       9,409,000        19,443,000        21,490,000
  Six-year Term Loan............................      12,462,000        14,221,000        38,502,000
  Senior Subordinated Debentures................        --              26,996,000        55,447,000
  Subordinated Debentures.......................        --              27,641,000        73,670,000
  Senior Real Estate Debt.......................     146,862,000       178,986,000       175,790,000
  Purchase Note.................................      29,094,000        32,465,000        51,421,000
  Other interest expense........................       2,447,000           991,000         2,311,000
                                                   -------------    --------------    --------------
      Total cash interest.......................     218,080,000       313,571,000       528,336,000
                                                   -------------    --------------    --------------
Non-cash interest expense:
  Amortization of the discount on the Junior
Subordinated Discount Debentures................        --              37,710,000        80,185,000
  Additional interest on Senior Real Estate
    Debt-- participating loans**................     (26,212,000)      (39,448,000)       13,502,000
  Interest expense associated with deferred
liabilities.....................................         132,000           268,000           307,000
  Interest on taxes due.........................      27,578,000        23,500,000          --
  Amortization of Macy deferred debt expense....      19,862,000        18,583,000        17,521,000
  Amortization of financing subsidiaries
    deferred debt expense.......................        --                --               3,896,000
  Other.........................................         362,000           726,000         5,694,000
                                                   -------------    --------------    --------------
      Total non-cash interest...................      21,722,000        41,339,000       121,105,000
                                                   -------------    --------------    --------------
Total Interest Expense..........................     239,802,000       354,910,000       649,441,000
                                                   -------------    --------------    --------------
LESS:
  Interest income...............................         462,000           969,000         1,484,000
  Interest expense capitalized during
construction....................................       2,964,000         9,718,000        10,240,000
                                                   -------------    --------------    --------------
Interest Expense--Net...........................   $ 236,376,000     $ 344,223,000     $ 637,717,000
                                                   -------------    --------------    --------------
                                                   -------------    --------------    --------------

- ------------

 * In fiscal 1993 and 1992, interest accrued but not paid on pre-petition indebtedness is considered cash interest expense.

** Includes reversal of prior years' expense of $26,212,000 and $52,884,000 in 1993 and 1992, respectively.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. UNUSUAL ITEMS--NET

    The unusual items--net in 1993 included (a) the costs incurred for organizational realignments ($19,768,000), (b) the costs incurred for business restructuring ($9,597,000) offset by (c) a gain related to the sale of Macy's aircraft ($9,110,000). The organizational realignment costs related to the consolidation of various departments and the streamlining of operations. The business restructuring costs relate to the elimination of the sale of certain types of merchandise in various geographic locations in prior periods. These expenses include severance and other incremental expenses net of disposition proceeds and are part of the key business initiatives undertaken by Macy's beginning in fiscal 1992.

    The unusual items--net in 1992 included (a) the write-off of remaining excess of cost over fair value of the net assets acquired during the 1986 acquisition of Former Macy and the 1988 acquisition of Bullock's, Bullock's Wilshire, and I. Magnin divisions of Federated ($241,452,000), (b) costs incurred for Macy's East-West organizational realignment ($40,000,000), and (c) costs incurred in the one-time liquidation of certain aged inventory in temporary inventory liquidation facilities ($30,000,000). This one-time liquidation resulted from Macy's modification of inventory management policy for the department stores which led to the establishment of its inventory close-out operation, Macy's Close-Out.

    As a result of Macy's operating performance, its overall decline in financial condition, economic conditions, and an assessment of the prospects for specific stores, it appeared in fiscal 1992 that future sales, earnings, and cash flow amounts did not substantiate Macy's continuing to carry the remaining excess of cost over fair value of the net assets acquired on its statement of financial condition. Accordingly, Macy's wrote off the remaining balance in fiscal 1992.

    In February 1992, Macy's created the two larger regional department store groups, Macy's East and Macy's West, which are comprised of certain operating subsidiaries. Macy's East consists of the Macy's Northeast, Inc. stores as well as the stores in Macy's South Inc. located in Alabama, Florida, Georgia, Louisiana, and South Carolina. Macy's West consists of the Macy's California, Inc. and Bullock's, Inc. stores as well as the stores of Macy's South, Inc. located in Texas. I. Magnin, Inc. was not affected by the realignment.

    In 1991, the unusual items--net related to (a) the costs incurred in the sale of receivables to GE Credit and the estimated costs associated with the phased termination of the credit servicing operations which include severance, legal, cardholder notification costs, and other items, (b) the gain from the sale of Macy's interest in the Valley Fair Shopping Center, and (c) the costs associated with the closing of certain I. Magnin stores.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. REORGANIZATION ITEMS--NET

    The reorganization items--net occurring as a result of the Chapter 11 proceedings have been segregated from operations for the fiscal years ended July 31, 1993 and August 1, 1992. The major components of the reorganization items--net are:

                                                                  FOR THE FISCAL    FOR THE FISCAL
                                                                    YEAR ENDED        YEAR ENDED
                                                                  JULY 31, 1993     AUGUST 1, 1992
                                                                  --------------    --------------
Estimated costs associated with the closing of certain stores
  (1993 and 1992) and estimated costs relating to additional
vendor claims (1992)...........................................    $  76,100,000     $ 168,494,000
Estimated expense associated with swap breakage claims on
  certain asserted interest rate protection agreements.........       83,695,000        54,115,000
Professional fees and other expenses directly related to the
bankruptcy.....................................................       21,538,000        14,388,000
Restructuring costs............................................       21,500,000          --
Retention costs................................................       12,000,000          --
Write-off of deferred debt expense related to unsecured
  long-term debt...............................................         --              16,307,000
Write-off of Preferred Stock issuance costs....................         --               8,280,000
Other..........................................................        2,150,000         2,274,000
                                                                  --------------    --------------
                                                                     216,983,000       263,858,000
Less: interest earned on accumulated cash resulting from the
Chapter 11 proceedings.........................................        2,324,000         2,736,000
                                                                  --------------    --------------
                                                                   $ 214,659,000     $ 261,122,000
                                                                  --------------    --------------
                                                                  --------------    --------------

    The estimated costs associated with the closing of certain stores includes the write-off of remaining book value of assets, the related inventory liquidation costs, severance costs, post-closing store expenses and other incremental expenses net of the estimated disposition proceeds.

16. INCOME TAXES

    The reconciliation of taxes on income at the federal statutory rate to the actual amounts provided is as follows:

                                                       FISCAL 1993    FISCAL 1992     FISCAL 1991
                                                       -----------    -----------    -------------
Tax expense (benefit) computed at the federal
  statutory rates...................................   $   --         $   --         $(123,422,000)
Increase (decrease) resulting from:
  Depreciation and amortization of step-up of net
assets (not deductible for tax purposes)............       --             --            37,864,000
  State and local income tax expense (benefit), net
    of federal tax..................................     1,000,000      1,000,000      (15,573,000)
  Amortization of investment credits................       --             --              (524,000)
  Other--net........................................       --             --             1,290,000
                                                       -----------    -----------    -------------
                                                       $ 1,000,000    $ 1,000,000    $(100,365,000)
                                                       -----------    -----------    -------------
                                                       -----------    -----------    -------------

    State and local tax expense was $1,000,000 in both 1993 and 1992. State and local tax benefit was $17,168,000 in 1991.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    Under current accounting principles, an income tax benefit cannot be recognized for the losses incurred in 1993 and 1992 because the benefit is not expected to be recovered as an income tax refund or savings currently or in the near future. Income tax expense in 1993 and 1992 consists of estimated state and local taxes. The effective income tax rate for 1991 was 38% of pre-tax loss prior to certain expenses arising from purchase accounting which are non-deductible for tax purposes.

    In June 1993, Macy's announced that it reached an agreement with the Internal Revenue Service ("IRS") regarding federal income taxes arising from its audit of fiscal years 1984 through 1991. The IRS will have a priority claim for federal income tax of approximately $219 million inclusive of interest. Macy's estimates that its actual liability will be approximately $151 million due to the availability and carryback of certain net operating losses from fiscal year 1992. All appropriate amounts for the agreed upon settlement with the IRS and the related estimated state and local tax impact have been provided for at July 31, 1993 (see Note 13) and have been included in the caption "Obligations Subject to Settlement Under Reorganization Proceedings."

    As of July 31, 1993, Macy's has an estimated net operating loss carryover of approximately $1,130,000,000 for federal income tax purposes which includes approximately $302,960,000 of post-petition interest expense on unsecured debt not reflected in the accompanying consolidated financial statements. The loss carryover will be available to offset future taxable income through 2008.

    The provision for income taxes includes the following amounts:

                                                       FISCAL 1993    FISCAL 1992     FISCAL 1991
                                                       -----------    -----------    -------------
Currently payable (benefit).........................   $ 1,000,000    $ 1,000,000    $ (26,402,000)
Deferred payable (benefit)..........................       --             --           (73,963,000)
                                                       -----------    -----------    -------------
                                                       $ 1,000,000    $ 1,000,000    $(100,365,000)
                                                       -----------    -----------    -------------
                                                       -----------    -----------    -------------

    The major components of deferred income taxes are as follows:

                                                       FISCAL 1993    FISCAL 1992     FISCAL 1991
                                                       -----------    -----------    -------------
Installment method of accounting for deferred
  payment sales.....................................   $   --         $   --         $ (52,542,000)
Excess of tax over book/(book over tax)
depreciation........................................       --             --            (1,607,000)
Non-cash interest not currently deductible for
  income tax purposes...............................       --             --            (5,131,000)
Inventory cost capitalization.......................       --             --            (3,430,000)
Bad debt reserve adjustment.........................       --             --            (9,489,000)
Other--net..........................................       --             --            (1,764,000)
                                                       -----------    -----------    -------------
                                                       $   --         $   --         $ (73,963,000)
                                                       -----------    -----------    -------------
                                                       -----------    -----------    -------------

    The Tax Reform Act of 1986 (the "Tax Reform Act") eliminated the installment method of reporting with respect to revolving credit plans. Under the Tax Reform Act, the income tax liability in connection with the installment method was included in taxable income over a four-year period ending in the 1991 fiscal year.

    The Financial Accounting Standards Board ("FASB") issued Statement No. 109, "Accounting for Income Taxes" ("FASB 109"). This statement will be adopted as of August 1, 1993. This statement requires that a deferred tax liability be recognized for taxable temporary differences and deferred tax

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

assets be recognized for deductible temporary differences, tax credit carryforwards, and operating loss carryforwards. FASB 109 requires, in the year of adoption, an adjustment of certain assets and liabilities that arise from a business combination such as the 1986 Acquisition. Macy's anticipates that the adoption of FASB 109 in the first quarter of fiscal 1994 will result in a favorable cumulative effect income adjustment of approximately $175,000,000.

17. EXTRAORDINARY ITEMS--NET

    In 1991, the extraordinary gain primarily related to the gain on the repurchase of subordinated debt at a discount offset by the expense incurred in the elimination of receivables related borrowings and the write-off of unamortized deferred debt expense associated with prepayments on the six-year term loan. These items resulted in an extraordinary gain, net of income taxes, of $112,449,000.

18. RETIREMENT PROGRAM AND SAVINGS PLAN

    Macy's has a noncontributory pension plan which covers substantially all employees or employee groups meeting specified eligibility requirements. The benefits are based on years of service and/or compensation in the five highest of the participant's last ten full years of employment. In general, with minor exceptions, Macy's funding policy has been to contribute annually the maximum contribution permitted for the plan under the full funding limitation of the Employee Retirement Income Security Act of 1974.

    The following tables summarize the plan's funded status as of July 31, 1993 and August 1, 1992 and the components of pension expense for the years ended 1993, 1992 and 1991:

                                           JULY 31,       AUGUST 1,
    FUNDING STATUS                           1993            1992
- --------------------------------------   ------------    ------------
Actuarial present value of:
  Vested benefit obligation...........   $239,619,000    $202,208,000
  Accumulated benefit obligation......    245,991,000     207,852,000
  Projected benefit obligation........    322,551,000     276,827,000
Plan assets at fair value*............    363,645,000     361,627,000
Plan assets in excess of projected
obligation............................     41,094,000      84,800,000
Unrecognized asset....................    (76,171,000)    (84,634,000)
Unrecognized loss.....................     48,170,000      12,641,000
Unrecognized prior service cost.......      1,305,000       1,484,000
Prepaid pension costs.................   $ 14,399,000    $ 14,291,000
                                         ------------    ------------
                                         ------------    ------------

- ------------

* Plan assets consist primarily of fixed income securities and listed stocks.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    COMPONENTS OF PENSION EXPENSE                       1993            1992            1991
- -------------------------------------------------   ------------    ------------    ------------
Service cost.....................................   $ 16,358,000    $ 15,254,000    $ 14,744,000
Interest.........................................     25,012,000      22,550,000      21,103,000
Actual return on assets..........................    (17,853,000)    (24,957,000)    (25,934,000)
Amortization of unrecognized net asset...........     (8,463,000)     (8,463,000)     (8,463,000)
Amortization of unrecognized prior service
cost.............................................        145,000         153,000         153,000
Asset (loss) deferred............................    (13,906,000)     (6,119,000)     (4,237,000)
Amortization of overfunding in pension plan
recorded in connection with the Acquisition......      5,000,000       5,000,000       5,000,000
                                                    ------------    ------------    ------------
Pension expense..................................   $  6,293,000    $  3,418,000    $  2,366,000
                                                    ------------    ------------    ------------
                                                    ------------    ------------    ------------

    ACTUARIAL ASSUMPTION                                            1993    1992    1991
- -----------------------------------------------------------------   ----    ----    ----
Rates of increase in compensation levels.........................    6%      7%      7%
Discount.........................................................    8%      9%      9%
Expected long-term rate of return on plan assets.................    9%      9%      9%

    During 1993 and 1992, Macy's incurred a pension curtailment due to a reduction in the number of employees relating to the consolidation of certain operations and the closing of certain stores. The result was a curtailment gain of approximately $1,394,000 in 1993 and $3,500,000 in 1992.

    Macy's also has a savings plan and a terminated profit-sharing plan. The savings plan fund consists of voluntary employee contributions, matching company contributions, and all related earnings. The savings plan expense was $3,688,000, $3,992,000, and $4,016,000 in 1993, 1992, and 1991. The balance in the savings plan fund at July 31, 1993 was $191,057,015. The balance in the profit-sharing fund at July 31, 1993 was $18,115,707. No contributions have been made to the profit-sharing fund since 1976.

    In addition to providing pension benefits, Macy's provides certain health care and life insurance benefits for retired employees. The cost of providing these benefits is recognized by expensing the annual insurance premiums, which were approximately $6,254,000, $5,200,000, and $4,200,000 in 1993, 1992, and
1991.

    FASB issued Standard No. 106 entitled "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FASB 106"). The statement requires that employers record the expected cost of postretirement benefits other than pensions during the employee's active years of service. Macy's is required to adopt FASB 106 during the fiscal year ending July 1994. As of August 1, 1993, the accumulated postretirement obligation was approximately $204,000,000. Macy's currently plans to record this obligation through amortization of the accumulated postretirement obligation over a 20-year period. In fiscal 1994, the incremental noncash expense associated with the implementation of the FASB 106, including the amortization of the accumulated postretirement obligation, will be approximately $26,000,000.

    In November 1992, the FASB issued Statement No. 112 entitled "Employers' Accounting for Postemployment Benefits." This statement requires Macy's to recognize, during the employee's active years of service, an obligation for postemployment benefits provided to former or inactive employees after employment but before retirement. Macy's is currently analyzing the effects of the new standard to determine the financial impact. This statement requires adoption by no later than the fiscal year ending in July 1995.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    The Macy Bank Agreement (see Note 8) gave the banks the option under certain circumstances to require the termination of Macy's overfunded pension plan upon an event of default in respect of specific operating ratios and cash flow coverage requirements. As a result of the Chapter 11 filings, Macy's is in default of the Macy Bank Agreement and the banks' remedies under this Agreement are stayed.

19. COMMITMENTS

    (a) Leases

    Macy's and its subsidiaries lease land and/or buildings, warehouses and distribution facilities, and fixtures and store equipment for certain of its retail stores. The leases generally provide for the payment of real estate taxes and other related expenses and, in certain instances, increased rentals based on percentages of sales. The leases provide for option renewal periods, and some contain purchase options.

    Capitalized leases included in property and equipment consist of:

                                            JULY 31,       AUGUST 1,
                                              1993           1992
                                           -----------    -----------
Property and equipment..................   $82,515,000    $63,704,000
Accumulated depreciation................    29,397,000     18,835,000
                                           -----------    -----------
                                           $53,118,000    $44,869,000
                                           -----------    -----------
                                           -----------    -----------

    Future minimum lease payments and sublease rentals under noncancelable leases as of July 31, 1993 are as follows:

                                                                                          SUBLEASES RELATED
                                                                                             PRIMARILY TO
    FISCAL YEAR                                 OPERATING LEASES    CAPITALIZED LEASES    CAPITALIZED LEASES
- ---------------------------------------------   ----------------    ------------------    ------------------
1994.........................................     $ 52,672,000         $ 22,935,000          $    939,000
1995.........................................       51,869,000           17,518,000               939,000
1996.........................................       51,488,000           12,346,000               939,000
1997.........................................       49,088,000           10,219,000               939,000
1998.........................................       48,033,000            1,485,000               939,000
1999 and thereafter..........................      407,661,000            4,881,000             5,364,000
                                                ----------------    ------------------    ------------------
                                                  $660,811,000           69,384,000          $ 10,059,000
                                                ----------------                          ------------------
                                                ----------------                          ------------------
Less imputed interest........................                            11,952,000
                                                                    ------------------
Obligations under capitalized leases.........                          $ 57,432,000*
                                                                    ------------------
                                                                    ------------------

- ------------

* Includes $15,712,000 recorded in the caption "Obligations Subject to Settlement Under Reorganization Proceedings."

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    Rent expense consists of the following:

                                                     FISCAL 1993    FISCAL 1992     FISCAL 1991
                                                     -----------    ------------    ------------
Minimum rentals:
  Equipment leases................................   $10,492,000    $ 18,839,000    $ 23,293,000
  Premise lease...................................    43,208,000      47,492,000      43,091,000
Contingent rentals*...............................    39,852,000      34,292,000      36,536,000
                                                     -----------    ------------    ------------
                                                     $93,552,000    $100,623,000    $102,920,000
                                                     -----------    ------------    ------------
                                                     -----------    ------------    ------------

- ------------

* Including $4,003,000, $4,749,000 and $4,256,000 applicable to capitalized leases.

    (b) Data Processing and Information Services Arrangement

    Macy's has entered into an agreement with the SABRE Group ("SABRE"), a division of Federated, pursuant to which SABRE will provide certain data processing and information services to Macy's. The Base Price (as defined) for the year that began September 1, 1992 was $59,600,000. The agreement provides for additional Supplemental Fees (as defined) for services in excess of the services included in the Base Price. The Base Price and Supplemental Fees are calculated on the basis of SABRE's costs plus a return that covers profit and SABRE's development investment. The agreement may be terminated by Macy's, at Macy's election, at intervals from and after September 1, 1997.

    (c) POS Register Upgrades

    Macy's has committed to spend approximately $90 million for the upgrade of point-of-sale cash registers which will enhance Macy's ability to service customers. Approximately $36 million has been incurred as of July 31, 1993. It is anticipated that this project will be completed by the end of calendar year 1994.

20. RELATED PARTY TRANSACTIONS

    Macy's has transactions with certain related parties. They are as follows:

    (a) General Electric Capital Corp. ("GE Capital") owns 19.2% of Macy's outstanding preferred stock.

   Macy's and its subsidiaries purchased supplies and entered into transactions relating to radio and television advertising in the net amount of approximately $3,306,000, $6,457,000, and $5,224,000 from affiliates of GE Capital in 1993, 1992 and 1991.

   Macy's has an arrangement with GE Capital (from May 1991) or an affiliate in which GE Capital makes remittances to the Macy's operating companies net of a discount in respect of purchases effected by Macy's customers using credit cards bearing tradenames used by Macy's. The net discount was $27,704,000, $20,536,000 and $10,572,000 in 1993, 1992 and 1991. Additionally, in 1991, an
   affiliate of GE Capital paid $6,500,000 as a contribution to Macy's advertising expenses, and Macy's paid $500,000 for financial consulting and advisory services in connection with the creation and implementation of Macy's program to repurchase its outstanding subordinated debt.

   The Macy Operating Companies have a secured loan in the aggregate amount of $53,200,000 at an annual interest rate of 10.44% (see Note 8).

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    (b) Loews Corporation owns approximately 17.7% of Macy's outstanding preferred stock.

   Macy's and its subsidiaries purchased merchandise, entered into transactions relating to radio and television advertising, obtained hotel and related services, and purchased insurance from affiliates of Loews Corporation. The approximate total amount expensed was $5,607,000, $6,781,000, and $5,554,000 in 1993, 1992, and 1991. Additionally, in 1991, Macy's paid $950,000 for financial consulting and advisory services in connection with the creation and implementation of Macy's program to repurchase its outstanding subordinated debt.

21. QUARTERLY INFORMATION (UNAUDITED)

                                    AUGUST       NOVEMBER      FEBRUARY        MAY          FISCAL
                                  TO OCTOBER    TO JANUARY     TO APRIL      TO JULY         YEAR
                                  ----------    ----------    ----------    ----------    ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
52 weeks ended July 31, 1993
Net retail sales...............   $1,482,637    $2,037,250    $1,336,672    $1,443,423    $6,299,982
Cost of goods sold, including
occupancy and buying costs.....    1,037,988     1,426,338       950,894     1,046,725     4,461,945
Unusual items..................       (9,110)       --            --            29,365        20,255
Reorganization items...........        8,422        13,407       109,692        83,138       214,659
Net earnings/(loss)............     (135,863)        8,909      (227,954)     (188,993)     (543,901)
Net earnings/(loss) per
share*.........................       (84.02)         5.51       (140.97)      (116.88)      (336.36)
52 weeks ended August 1, 1992
Net retail sales...............   $1,601,271    $2,055,875    $1,304,899    $1,486,840    $6,448,885
Cost of goods sold, including
occupancy and buying costs.....    1,076,072     1,680,002       919,803     1,077,750     4,753,627
Unusual items..................       30,000       284,926        --            --           314,926
Reorganization items...........       --           102,861        90,720        67,541       261,122
Net (loss).....................     (155,356)     (671,575)     (225,866)     (198,510)   (1,251,307)
Net (loss) per share*..........      (101.29)      (417.57)      (139.68)      (122.79)      (782.13)
53 weeks ended August 3, 1991
Net retail sales...............   $1,546,100    $2,196,235    $1,385,551    $1,633,747    $6,761,633
Cost of goods sold, including
occupancy and buying costs.....    1,034,606     1,518,152       953,973     1,169,759     4,676,490
Unusual items..................       --            --            25,000       (25,275)         (275)
(Loss) before extraordinary
  gain.........................      (66,703)       (7,296)     (116,373)      (72,270)     (262,642)
Extraordinary gain, net........       10,165        85,337        15,436         1,511       112,449
Net earnings/(loss)............      (56,538)       78,041      (100,937)      (70,759)     (150,193)
Earnings/(loss) per share*
  (Loss) before extraordinary
gain...........................       (44.75)        (9.12)       (77.15)       (49.52)      (181.47)
  Extraordinary gain, net......         6.22         52.22          9.45          0.92         68.82
  Net earnings/(loss) per
share..........................       (38.53)        43.10        (67.70)       (48.60)      (112.65)

- ------------

* Each period is computed separately.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

22. SALE OF RECEIVABLES

    On May 10, 1991, Macy Credit Corp. ("Credit") and Macy Receivables Funding Corp. ("Funding Corp."), wholly-owned subsidiaries of Macy's, sold all of the consumer credit card accounts originated by the department store subsidiaries of Macy's (the "Operating Companies"), and all receivables existing under such accounts to GE Credit pursuant to an Account Purchase Agreement and a Commercial Accounts Agreement, for approximate book value at an aggregate purchase price of $1,390,654,000 (including $61,131,000 of debt assumption) (the "Receivable Transaction").

    In conjunction with such asset sale, Macy's and certain of its subsidiaries, including the Operating Companies, entered into ongoing arrangements with GE Credit (the "GE Credit Program") pursuant to which, among other things, (i) GE Credit established (and continues to establish) new credit card accounts with individual or certain commercial customers of the Operating Companies (collectively, "Macy Cardholders"), utilizing credit card bearing tradenames used by Macy's; (ii) GE Credit authorizes and extends credit in the ordinary course of business to new and existing Macy Cardholders for the purchase of merchandise on credit from the Operating Companies; (iii) GE Credit makes remittances to the Operating Companies in the ordinary course in respect of such credit sales to Macy's Cardholders, which remittances reflect a discount charged by GE Credit; and (iv) GE Credit assumed the responsibility of servicing accounts and receivables of Macy's Cardholders.

    The initial 15-year term of the GE Credit Program expires in 2006 which term is subject to automatic one-year renewal periods and certain termination rights of the parties.

    Subsequent to the sale date, operations were affected as follows: (i) finance charge income and bad debt expense were eliminated, (ii) interest expense was reduced, (iii) expenses related to credit servicing were reduced as such servicing was transferred to GE Credit, and (iv) expenses were increased to reflect a discount charged by GE Credit for remittances in respect of new credit card sales.

    The statement of operations for fiscal 1991 included effects of prior credit card receivables related activities of Macy's which were not present in fiscal 1993 and 1992 due to the transaction with GE Credit.

    For comparison purposes to fiscal 1993 and 1992, presented below are the unaudited pro forma results of operations for fiscal 1991 assuming the sale of receivables and accounts and the ongoing arrangements had occurred prior to the beginning of the 1991 fiscal year.

                                                     FOR THE YEAR ENDED
                                                       AUGUST 3, 1991
                                                     ------------------
Net retail sales..................................     $6,761,633,000
                                                     ------------------
                                                     ------------------
Operating profit..................................     $  144,884,000
                                                     ------------------
                                                     ------------------
Loss before income tax benefit....................     $ (336,700,000)
Income tax benefit................................         90,368,000
                                                     ------------------
Loss before extraordinary gain....................     $ (246,332,000)
                                                     ------------------
                                                     ------------------
Loss per share of common stock
  before extraordinary gain.......................     $      (171.48)
                                                     ------------------
                                                     ------------------

    The adjustments necessary to present the unaudited pro forma results of operations for fiscal 1991 on a comparable basis with fiscal years thereafter are as follows: (i) the elimination of finance charge

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

income and bad debt expense, (ii) the addition of the discount charged by GE Credit for remittances in respect of new credit card sales (Items (i) and (ii) resulted in a net reduction of operating profit by approximately $129,826,000),
(iii) the reduction in interest expense (approximately $103,519,000), (iv) an adjustment to reflect income taxes on a pro forma basis, (v) the elimination of unusual items, and (vi) the elimination of the extraordinary gain net of income tax expense.

    The pro forma amounts are provided for informational purposes only and should not be construed to be indicative of actual results that would have been achieved had the Receivable Transaction and related arrangements occurred prior to the commencement of the 1991 fiscal year and are not necessarily indicative of future results.

    Finance charge income, which was deducted from selling, general, and administrative expenses, amounted to $199,096,000 (for the period July 29, 1990 through the date of sale of the receivables).

23. SUPPLEMENTARY DATA

    The following disclosure of the estimated fair value of financial instruments and related disclosure is made in accordance with the Financial Accounting Standards Board Statement No. 107 entitled "Disclosure About Fair Value of Financial Instruments." The statement requires all entities to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the Consolidated Statement of Financial Condition, for which it is practicable to estimate fair value.

    The uncertainties related to the outcome of the Chapter 11 proceedings and resulting effect upon the ultimate value of assets and liabilities add significantly to the uncertain nature of any estimate of fair value.

    The following methods and assumptions were used where it is practicable to estimate fair value:

     (i) Cash and cash equivalents, restricted cash, current receivables, accounts payable, accrued liabilities and short-term borrowings are all short-term in nature and their carrying amounts approximate fair value.

    (ii) Note 1 discusses the uncertainties of the Chapter 11 proceedings which could significantly influence the estimated fair value of financial instruments included in "Obligations Subject to Settlement Under Reorganization Proceedings." Payment of these obligations and any related interest is subject to approval by the Bankruptcy Court. Outside investors from time to time may buy and sell certain of these debt obligations; the terms of any such transactions are private and not disclosed to the Corporation. Because there can be no assurance as to the ultimate timing and amount of principal and interest repayments in respect of these obligations, it is not practicable to determine their estimated fair values except in the case of Macy's unsecured debt described below.

    (iii) The estimated fair value of Macy's unsecured debt which includes the 14 1/2% Senior Subordinated Debentures, the 14 1/2% Subordinated Debentures and the 16 1/2% Junior Discount Debentures is based on quoted market prices for those issues that are traded over the counter, and estimates provided by brokers for other issues. However, quoted market prices and broker estimates inherently include judgments concerning the outcome of the Chapter 11 proceedings, and do not represent Macy's opinion as to the amounts that will be received in respect thereof. The financial instruments noted above are included in "Obligations Subject to Settlement Under Reorganization Proceedings."

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       ESTIMATED FAIR VALUE AS OF JULY 31, 1993
                                      (IN 000'S)

                                                                     CARRYING AMOUNT    FAIR VALUE
                                                                     ---------------    ----------
        Cash and cash equivalents, restricted cash and current
          receivables.............................................     $   198,218       $ 198,218
        Accounts payable, accrued liabilities and short-term
          borrowings..............................................         937,592         937,592
        Obligations Subject to Settlement Under Reorganization
          Proceedings.............................................       5,568,603             N/A

        Unsecured Debt:
        14 1/2% Senior Subordinated Debentures....................         379,000         135,019
        14 1/2% Subordinated Debentures...........................         383,434          59,432
        16 1/2% Junior Subordinated Discount Debentures*..........         634,428          45,996

       -------------------

      * Face Amount ($503,177,000 accreted value at July 31, 1993)

24. SUBSEQUENT EVENTS

    On July 14, 1994, Macy's and Federated announced that they had reached an agreement in principle on a merger.

    On July 29, 1994, Macy's and Federated jointly filed a proposed plan of reorganization with the Bankruptcy Court, which plan was amended as of August 31, 1994.

    On August 16, 1994, Macy's and Federated announced that their respective boards of directors had approved a formal agreement and plan of merger.

    The obligations of Macy's and Federated to consummate the merger are subject to various conditions, including approval of the merger agreement and confirmation of the joint plan of reorganization of Macy's by the Bankruptcy Court. The proposed merger is also contingent on the satisfaction of various conditions including the approval by Federated's shareholders as well as approvals required from regulatory authorities with respect to antitrust matters.

    The assets and liabilities reported in the consolidated financial statements as of July 30, 1993 could materially change as a result of the consummation of the merger, the implementation of the proposed joint plan of reorganization, any resultant changes in store operations or locations, and compliance with any antitrust or other regulatory requirements. At this time, the effects of such matters cannot be estimated as they are subject to numerous contingencies.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                  SCHEDULE II--AMOUNTS RECEIVABLE FROM RELATED
                    PARTIES AND UNDERWRITERS, PROMOTERS, AND
                      EMPLOYEES OTHER THAN RELATED PARTIES

           COLUMN A               COLUMN B    COLUMN C    COLUMN D    COLUMN E      COLUMN F       COLUMN G
- -------------------------------   --------    --------    --------    --------    -------------    --------
                                                          BALANCE
                                                             AT                                    BALANCE
                                                          BEGINNING                                 AT END
                                  INTEREST                   OF                    DEDUCTIONS         OF
        NAME OF DEBTOR              RATE      DUE DATE     PERIOD     ADDITIONS   (COLLECTIONS)     PERIOD
- -------------------------------   --------    --------    --------    --------    -------------    --------

                                                           (DOLLARS IN THOUSANDS)
52 Weeks ended July 31, 1993:
 John Kent Anderson(A).........    --         12/24/01      $265        $--          -$-             $265
 Sheila Arnold(A)..............    --         12/03/06       300        --           --               300
 Rudolph Borneo(A).............    --         08/22/99       250        --           --               250
 Rose Marie Bravo(E)(A)........    --         07/21/99       300        --              300          --
 Charles Chinni(A).............      9%       08/31/99       270        --           --               270
 David Coonfield(A)............    --         08/03/02      --           150         --               150
 Emily Denning(A)..............    --         11/08/06       109        --           --               109
 Burnett Donoho(A).............    --         04/15/08      --           600         --               600
 Donald Eugene(A)..............    --         12/01/01       585        --           --               585
 Paul M. Fitzpatrick(A)........    --         03/02/99       235        --           --               235
 Joy Frommer(A)................    --         12/03/01       125        --           --               125
 John Gorham(A)................    --         10/31/01       245        --           --               245
 Gary Guthrie(A)...............    --         10/24/01       189        --               94            95
 David Herman(A)...............    --         10/28/01       155        --               73            82
 Kent Keish(A).................    --         12/11/01       250        --           --               250
 Michael Montanino(A)..........    --         10/31/98       200        --           --               200
 Max Roberts(A)................    --         03/01/07       200        --           --               200
 Tom Shull(A)..................    --         02/05/08      --           400         --               400
 Felix Smith(A)................    --         07/01/02       350        --               75           275
 David Suliteanu(A)............    --         09/09/01       250        --           --               250
 Myron E. Ullman, III(A)(B)....    --         11/01/18       600        --           --               600
 Michael Wirkkala(A)...........    --         12/11/01       125        --           --               125

52 Weeks ended August 1, 1992:
 John Kent Anderson(A).........    --         12/24/01      $--         $265         -$-             $265
 Sheila Arnold(A)..............    --         12/03/06      --           300         --               300
 Rudolph Borneo(A).............    --         08/22/99       250        --           --               250
 Rose Marie Bravo(A)...........    --         07/21/99       300        --           --               300
 Charles Chinni(A).............      9%       08/31/99       270        --           --               270
 Emily Denning(A)..............    --         11/08/06      --           109         --               109
 Donald Eugene(A)..............    --         12/01/01      --           585         --               585
 Paul M. Fitzpatrick(A)........    --         03/02/99       235        --           --               235
 Joy Frommer(A)................    --         12/03/01      --           125         --               125
 John Gorham(A)................    --         10/31/01      --           245         --               245
 Gary Guthrie(A)...............    --         10/24/01      --           189         --               189
 David Herman(A)...............    --         10/28/01      --           155         --               155
 Kent Keish(A).................    --         12/11/01      --           250         --               250
 Michael Montanino(A)..........    --         10/31/98       200        --           --               200
 Max Roberts(A)................    --         03/01/07      --           200         --               200
 Jeffrey Rusinow(D)(A).........    --         06/15/98       200        --              200(D)          0
 Felix Smith(A)................    --         07/01/02      --           350         --               350
 David Suliteanu(A)............    --         09/09/01      --           250         --               250
 Myron E. Ullman, III(A)(B)....    --         11/01/18       600        --           --               600
 Michael Wirkkala(A)...........    --         12/11/01      --           125         --               125

                           See Notes to Schedule II.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                  SCHEDULE II--AMOUNTS RECEIVABLE FROM RELATED
                    PARTIES AND UNDERWRITERS, PROMOTERS, AND
               EMPLOYEES OTHER THAN RELATED PARTIES--(CONTINUED)

53 Weeks ended August 3, 1991:
 Rudolph Borneo(A).............    --         08/22/99      $250        $--          -$-             $250
 Rose Marie Bravo(A)...........    --         07/21/99       300        --           --               300
 Charles Chinni(A).............      9%       08/31/99       250          20(B)      --               270
 Paul M. Fitzpatrick(A)........    --         03/02/99       235        --           --               235
 Michael Montanino(A)..........    --         10/31/98       200        --           --               200
 Jeffrey B. Rusinow (D)(A).....    --         06/15/98       200        --           --               200
 Myron E. Ullman, III(A).......    --         11/01/18       500         100(B)      --               600

- ------------

NOTES:

 (A)  The listed loans were made in connection with certain housing and/or relocation activities.
 (B)  The additional loans relate to their designation as purchasers of certain shares of the registrant's Common Stock. Mr. Ullman's loan of $100,000 bears interest at a rate of
      8.25% per annum.
 (C)  Collections applied to principal.
 (D)  Loan was fully paid on August 27, 1991.
 (E)  Loan was fully paid on January 4, 1993.
 (F)  Demand loan.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                       SCHEDULE V--PROPERTY AND EQUIPMENT

                                 COLUMN B                                 COLUMN E       COLUMN F
                                ----------   COLUMN C                   -------------   ----------
           COLUMN A             BALANCE AT   --------    COLUMN D        OTHER CHANGES   BALANCE AT
- ------------------------------  BEGINNING    ADDITIONS   ---------       ADD (DEDUCT)       END
        CLASSIFICATION          OF PERIOD    AT COST     RETIREMENTS       DESCRIBE      OF PERIOD
- ------------------------------  ----------   --------    ---------       -------------   ----------
                                                    (DOLLARS IN THOUSANDS)
52 weeks ended July 31, 1993:
  Land........................  $  419,399   $    346(1) $  (2,673)(3)   $   --          $  417,072
  Buildings and improvements                                (6,601)(2)
on owned properties...........   1,519,722     11,107(1)    (1,497)(3)      (1,210)(4)    1,521,521
  Buildings and improvements                                (6,859)(2)
on leased properties..........     449,656     76,151(1)   (58,126)(3)       2,780(4)       463,602
  Fixtures and equipment......                             (93,629)(2)
                                   916,249    109,318(1)   (18,354)(3)       8,995(4)       922,579
  Construction in progress....                113,913
                                   195,257   (196,922)(1)   (2,416)(3)     (10,565)(4)       99,267
  Capitalized leases..........                                (171)(2)
                                    63,704     21,850       (2,868)(3)       --              82,515
  Leasehold values............      22,067      --          (2,857)(3)       --              19,210
                                ----------   --------    ---------       ---------       ----------
                                $3,586,054   $135,763    $(196,051)      $       0       $3,525,766
                                ----------   --------    ---------       ---------       ----------
                                ----------   --------    ---------       ---------       ----------
52 weeks ended August 1, 1992:
  Land........................  $  428,937   $    164(1) $  (9,685)(3)   $     (17)(4)   $  419,399
  Buildings and improvements                                (4,711)(2)
on owned properties...........   1,572,326     14,191(1)   (57,417)(3)      (4,667)(4)    1,519,722
  Buildings and improvements                                (2,327)(2)
on leased properties..........     421,979     25,519(1)   (38,452)(3)      42,937(4)       449,656
  Fixtures and equipment......                             (62,416)(2)
                                   886,029    162,346(1)   (26,951)(3)     (42,759)(4)      916,249
  Construction in progress....                246,219
                                   146,752   (202,220)(1)    --              4,506(4)       195,257
  Capitalized leases..........      34,903     29,993       (1,192)(3)       --              63,704
  Leasehold values............      24,083      --          (2,016)(3)       --              22,067
                                ----------   --------    ---------       ---------       ----------
                                $3,515,009   $276,212    $(205,167)      $       0       $3,586,054
                                ----------   --------    ---------       ---------       ----------
                                ----------   --------    ---------       ---------       ----------
53 weeks ended August 3, 1991:
  Land........................  $  429,843   $     16(1) $    (922)(3)   $   --          $  428,937
  Buildings and improvements                                (4,003)(2)
on owned properties...........   1,548,954     28,554(1)    (1,207)(3)          28(4)     1,572,326
  Buildings and improvements                                (2,369)(2)
on leased properties..........     419,061     14,110(1)    (8,795)(3)         (28)(4)      421,979
  Fixtures and equipment......                             (70,763)(2)
                                   867,945     95,992(1)    (7,145)(3)       --             886,029
  Construction in progress....                190,070
                                    90,848   (134,166)(1)    --              --             146,752
  Capitalized leases..........      34,903      --           --              --              34,903
  Leasehold values............      24,083      --           --              --              24,083
                                ----------   --------    ---------       ---------       ----------
                                $3,415,637   $194,576    $ (95,204)      $       0       $3,515,009
                                ----------   --------    ---------       ---------       ----------
                                ----------   --------    ---------       ---------       ----------

                See Notes to Schedule V--Property and Equipment.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO SCHEDULE V--PROPERTY AND EQUIPMENT

NOTES:

(1) Completed projects transferred to appropriate property and equipment captions.

(2) Fully depreciated assets.

(3) Assets sold or scrapped, including assets in stores closed in the three fiscal years.

(4) Transfers between fixed asset captions.

(5) Depreciation is computed on a straight-line method using the following rates on an annual basis:

   (a) Buildings on owned properties:

Main store buildings..................................   2% to 2.5%
Main warehouses.......................................     2% to 5%
Building equipment....................................           5%
Site improvements.....................................          10%

   (b) Buildings, building improvements, and equipment on leased properties and leasehold values:

Amortized over terms of lease, or at the rates stated in (a) above if those rates result in amortization over a shorter period.

   (c) Capitalized leases, recorded in accordance with the provisions of Statement of Financial Accounting Standards No. 13, are amortized over the respective lease terms.

   (d) Store fixtures and equipment--primarily 10% to 33-1/3%.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
        SCHEDULE VI--ACCUMULATED DEPRECIATION OF PROPERTY AND EQUIPMENT

            COLUMN A               COLUMN B     COLUMN C     COLUMN D          COLUMN E          COLUMN F
- --------------------------------  ----------   ----------   -----------      -------------      ----------
                                               ADDITIONS
                                  BALANCE AT   CHARGED TO                    OTHER CHANGES      BALANCE AT
                                  BEGINNING    COSTS AND                     ADD (DEDUCT)         END OF
         CLASSIFICATION           OF PERIOD     EXPENSES    RETIREMENTS        DESCRIBE           PERIOD
- --------------------------------  ----------   ----------   -----------      -------------      ----------

                                                           (DOLLARS IN THOUSANDS)
52 weeks ended July 31, 1993:
  Buildings and improvements on
owned properties................   $ 393,769    $  70,181    $     (389)(1)    $  (1,334)(3)    $  455,626
                                                                 (6,601)(2)
  Buildings and improvements on
leased properties...............     106,825       25,827       (16,559)(1)         (408)(3)       108,826
                                                                 (6,859)(2)
  Fixtures and equipment........     446,345      141,917        (7,151)(1)        1,742(3)        489,224
                                                                (93,629)(2)
  Capitalized leases............      18,835       11,482          (749)(1)      --                 29,397
                                                                   (171)(2)
  Leasehold values..............       6,620        1,103          (857)(1)      --                  6,866
                                  ----------   ----------   -----------      -------------      ----------
                                   $ 972,394    $ 250,510    $ (132,965)       $       0        $1,089,939
                                  ----------   ----------   -----------      -------------      ----------
                                  ----------   ----------   -----------      -------------      ----------
52 weeks ended August 1, 1992:
  Buildings and improvements on
owned properties................   $ 342,255    $  71,859    $  (16,424)(1)    $     790(3)     $  393,769
                                                                 (4,711)(2)
  Buildings and improvements on
leased properties...............      80,173       25,143        (6,049)(1)        9,885(3)        106,825
                                                                 (2,327)(2)
  Fixtures and equipment........     395,788      139,383       (15,735)(1)      (10,675)(3)       446,345
                                                                (62,416)(2)
  Capitalized leases............      11,490        7,924          (579)(1)      --                 18,835
  Leasehold values..............       6,020        1,154          (554)(1)      --                  6,620
                                  ----------   ----------   -----------      -------------      ----------
                                   $ 835,726    $ 245,463    $ (108,795)       $       0        $  972,394
                                  ----------   ----------   -----------      -------------      ----------
                                  ----------   ----------   -----------      -------------      ----------
53 weeks ended August 3, 1991:
  Buildings and improvements on
owned properties................   $ 274,494    $  72,018    $     (200)(1)    $     (54)(4)    $  342,255
                                                                 (4,003)(2)
  Buildings and improvements on
leased properties...............      64,668       22,220        (4,335)(1)          (11)(3)        80,173
                                                                 (2,369)(2)
  Fixtures and equipment........     341,014      132,856        (5,176)(1)           11(3)        395,788
                                                                (72,917)(2)
  Capitalized leases............       6,430        5,060       --               --                 11,490
  Leasehold values..............       4,816        1,204       --               --                  6,020
                                  ----------   ----------   -----------      -------------      ----------
                                   $ 691,422    $ 233,358    $  (89,000)       $     (54)       $  835,726
                                  ----------   ----------   -----------      -------------      ----------
                                  ----------   ----------   -----------      -------------      ----------

 See Notes to Schedule VI--Accumulated Depreciation of Property and Equipment.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                 NOTES TO SCHEDULE VI--ACCUMULATED DEPRECIATION
                           OF PROPERTY AND EQUIPMENT

NOTES:

(1) Assets sold or scrapped including assets in stores closed in the three fiscal years.

(2) Fully depreciated assets.

(3) Transfer between reserve captions.

(4) Transfer between balance sheet captions.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                SCHEDULE VIII--VALUATION AND QUALIFYING ACCOUNTS

            COLUMN A                 COLUMN B             COLUMN C              COLUMN D       COLUMN E
- ---------------------------------   ----------    ------------------------    ------------    ----------
                                                         ADDITIONS
                                                  ------------------------

                                                     (1)           (2)
                                                                CHARGED TO
                                    BALANCE AT    CHARGED TO      OTHER                       BALANCE AT
                                    BEGINNING     COSTS AND     ACCOUNTS-                       END OF
           DESCRIPTION              OF PERIOD      EXPENSES      DESCRIBE     (DEDUCTIONS)      PERIOD
- ---------------------------------   ----------    ----------    ----------    ------------    ----------
                                                           (DOLLARS IN THOUSANDS)
Year ended July 31, 1993:
  Allowance for doubtful
accounts.........................    $ --          $ --          $ --           $ --           $ --
                                    ----------    ----------    ----------    ------------    ----------
Year ended August 1, 1992:
  Allowance for doubtful
accounts.........................    $ --          $ --          $ --           $ --           $ --
                                    ----------    ----------    ----------    ------------    ----------
Year ended August 3, 1991:
  Allowance for doubtful
accounts.........................    $ 34,400      $ 69,545      $(40,207)(A)   $(68,738)(B)   $ --
                                    ----------    ----------    ----------    ------------    ----------

- ------------

NOTES:

 (A) Allowance for doubtful accounts at the date of the sale of receivables to GE Credit.
 (B)  Uncollectible accounts written off less recoveries.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                       SCHEDULE IX--SHORT-TERM BORROWINGS

               COLUMN A                  COLUMN B     COLUMN C     COLUMN D       COLUMN E       COLUMN F
- --------------------------------------   ---------    --------    -----------    -----------    -----------
                                                                    MAXIMUM        AVERAGE       WEIGHTED
                                                      WEIGHTED      AMOUNT         AMOUNT         AVERAGE
                                          BALANCE     AVERAGE     OUTSTANDING    OUTSTANDING     INTEREST
   CATEGORY OF AGGREGATE SHORT-TERM      AT END OF    INTEREST    DURING THE     DURING THE     RATE DURING
              BORROWINGS                  PERIOD        RATE        PERIOD         PERIOD       THE PERIOD
- --------------------------------------   ---------    --------    -----------    -----------    -----------

                                                                                     (1)            (2)
                                                               (DOLLARS IN THOUSANDS)
52 weeks ended July 31, 1993:
  Debtor-in-Possession Facility(3)....   $  65,900      6.67%      $ 290,000      $  58,563         6.57%
  Macy Revolving Credit Facility(4)...   $  --          --         $  --          $  --            --
  Credit Revolving Credit
Facility(5)...........................   $  --          --         $  --          $  --            --
  Funding Corp. Commercial Paper(6)...   $  --          --         $  --          $  --            --

52 weeks ended August 1, 1992:
  Debtor-in-Possession Facility(3)....   $  --          --         $  --          $  --            --
  Macy Revolving Credit Facility(4)...   $  --          --         $  --          $  --            --
  Credit Revolving Credit
Facility(5)...........................   $  --          --         $  --          $  --            --
  Funding Corp. Commercial Paper(6)...   $  --          --         $  --          $  --            --

53 weeks ended August 3, 1991:
  Macy Revolving Credit Facility(4)...   $ 253,853      9.07%      $ 387,200      $ 173,162        10.55%
  Credit Revolving Credit
Facility(5)...........................   $  --          --         $ 183,166      $  90,087        10.71%
  Funding Corp. Commercial Paper(6)...   $  --          --         $ 650,369      $ 489,248         8.86%

                See Notes to Schedule IX--Short-Term Borrowings.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO SCHEDULE IX--SHORT-TERM BORROWINGS

NOTES:

(1) Average amount outstanding during the period is computed by dividing the total of weekly outstanding principal balances by the weeks during the period.

(2) Weighted average interest rate during the period is computed by dividing the actual short-term interest expense by the average short-term debt outstanding during the period.

(3) The Post-Petition Credit Agreement dated as of January 27, 1992 was amended and restated on August 12, 1993. The agreement provides a working capital facility, subject to certain sublimits, not to exceed $550,000,000 (amended from $600,000,000). Macy's pays interest at a rate per annum equal to 1.5% plus the alternative Base Rate or at Macy's option, at a rate of 2.5% per annum in excess of the reserve adjusted London Interbank Offered Rate. The Amended and Restated Post-Petition Credit Agreement expires on the earlier of August 1, 1995 or the substantial consummation of a plan of reorganization.

(4) The original Macy Bank Agreement dated as of July 10, 1986 was amended and restated as of April 27, 1988. The Macy Revolving Credit Facility reflects the terms of the amended and restated Macy Bank Agreement which provided for a six-year revolving working capital line of credit, subject to certain sublimits, not to exceed $587,700,000. Macy's paid the banks interest on the average daily principal amount outstanding under the revolving credit agreement at a rate per annum equal to 1.25% plus the Base Rate or, at Macy's option, 2.25% plus the Eurodollar Rate. Macy's is in default of the Macy Bank Agreement as a result of its Chapter 11 cases. Therefore the amount outstanding under the revolving credit agreement is included in "Obligations Subject to Settlement Under Reorganization Proceedings."

(5) Pursuant to the Credit Bank Agreement dated as of April 27, 1988, effective May 3, 1988, Macy Credit Corp. obtained a 73-month revolving working capital facility ("Credit Revolving Credit Facility"), in an amount, subject to certain sublimits, not to exceed the lesser of (a) $625,000,000 (amended from $1,250,000,000), or (b) an amount (the "Borrowing Base") equal to 80% of certain of Credit's customer accounts receivable minus certain of Credit's indebtedness (as defined in the Credit Bank Agreement). Credit paid interest under the Credit Revolving Credit Facility at a per annum rate equal to (i) 1.0% plus the Base Rate or, at Credit's option, (ii) 2.0% plus the Eurodollar Rate. As a result of the sale of accounts and receivables to GE Credit, all of Credit's outstanding obligations under the Credit Bank Agreement were paid and satisfied in full and such agreement was terminated.

(6) In June 1989, Macy Receivables Funding Corp. ("Funding Corp.") started financing through the issuance of commercial paper a portion of a portfolio of credit card receivables generated in the ordinary course of business by Macy's operating subsidiaries. The commercial paper holders were entitled to the benefits of letters of credit issued by financial institutions. These receivables were previously financed by Credit. The commercial paper could not have maturities of greater than 120 days. As a result of the sale of accounts and receivables to GE Credit, all of Funding Corp.'s commercial paper was repaid.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
             SCHEDULE X--SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                                                           COLUMN B
                                                               --------------------------------
                                                                CHARGED TO COSTS AND EXPENSES
                                                               --------------------------------
                                                                          YEAR ENDED
                                                               --------------------------------
                          COLUMN A                                          AUGUST      AUGUST
- ------------------------------------------------------------   JULY 31,       1,          3,
                            ITEM                                 1993        1992        1991
- ------------------------------------------------------------   --------    --------    --------
                                                                 (52         (52         (53
                                                                WEEKS)      WEEKS)      WEEKS)
Depreciation of property and equipment......................   $250,510    $245,463    $233,358
                                                               --------    --------    --------
                                                               --------    --------    --------
Taxes, other than payroll and income taxes(1)...............   $ 61,556    $ 63,744    $ 64,836
                                                               --------    --------    --------
                                                               --------    --------    --------
Rents.......................................................   $ 93,552    $100,623    $102,920
                                                               --------    --------    --------
                                                               --------    --------    --------
Advertising costs...........................................   $417,029    $455,725    $404,350
                                                               --------    --------    --------
                                                               --------    --------    --------

- ------------

NOTES:

(1) Processing taxes, liquor taxes, and import duties have all been charged to cost of sales. They are not included herein because they are considered to be part of the initial purchase cost of merchandise; a segregation of such taxes is not practicable.

(2) No other required information has been presented since the amounts do not exceed 1% of total sales as reported in the related consolidated statement of operations.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                            FOR THE NINE MONTHS
                                               FOR THE QUARTER ENDED               ENDED
                                              ------------------------    ------------------------
                                              APRIL 30,       MAY 1,      APRIL 30,       MAY 1,
                                                 1994          1993          1994          1993
                                              ----------    ----------    ----------    ----------
                                              (13 WEEKS)    (13 WEEKS)    (39 WEEKS)    (39 WEEKS)

                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
Net retail sales (including licensed
departments) (Note 7)......................   $1,339,327    $1,336,672    $4,775,558    $4,856,559
Less:
  Cost of goods sold, including occupancy
and buying costs...........................      956,489       950,894     3,345,785     3,415,220
  Selling, general and administrative
expenses...................................      435,898       439,445     1,386,793     1,493,804
  Unusual item (Note 9)....................       --            --            --            (9,110)
                                              ----------    ----------    ----------    ----------
Earnings/(loss) from operations before
interest expense and non-operating items...      (53,060)      (53,667)       42,980       (43,355)
Interest expense--net (Contractual interest
  of $119,821 and $362,466 in 1994 and
$116,229 and $330,807 in 1993) (Note 2)....       66,014        64,345       201,041       179,282
                                              ----------    ----------    ----------    ----------
Loss before non-operating items............     (119,074)     (118,012)     (158,061)     (222,637)
Non-operating items:
  Earthquake loss (Note 3).................       35,000        --            35,000        --
  Reorganization items--net (Note 4).......        6,049       109,692        25,702       131,521
                                              ----------    ----------    ----------    ----------
Loss before income taxes/(benefit) and
cumulative effect of an accounting change..     (160,123)     (227,704)     (218,763)     (354,158)
Income taxes/(benefit) (Note 6)............       (2,822)          250        (3,993)          750
                                              ----------    ----------    ----------    ----------
Loss before cumulative effect of an
accounting change..........................     (157,301)     (227,954)     (214,770)     (354,908)
Cumulative effect of an accounting change
(Note 6)...................................       --            --           185,340        --
                                              ----------    ----------    ----------    ----------
Net loss...................................   $ (157,301)   $ (227,954)   $  (29,430)   $ (354,908)
                                              ----------    ----------    ----------    ----------
                                              ----------    ----------    ----------    ----------
Primary loss per share of common stock
  (Note 10):
  Loss before cumulative effect of an
accounting change..........................   $   (97.28)   $  (140.97)   $  (132.82)   $  (219.49)
  Cumulative effect of an accounting
change.....................................       --            --            114.62        --
                                              ----------    ----------    ----------    ----------
Primary loss per share of common stock.....   $   (97.28)   $  (140.97)   $   (18.20)   $  (219.49)
                                              ----------    ----------    ----------    ----------
                                              ----------    ----------    ----------    ----------

           See Notes to Condensed Consolidated Financial Statements.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                        APRIL 30,       MAY 1,        JULY 31,
                                                          1994           1993           1993
                                                       -----------    -----------    -----------
                                                              (UNAUDITED)

                                                                (DOLLARS IN THOUSANDS)
    ASSETS
Current assets:
  Cash and cash equivalents.........................   $    53,097    $    41,114    $    41,533
  Restricted cash...................................        48,507         32,644         34,915
  Merchandise inventories (Note 5)..................     1,270,058      1,281,393      1,279,744
  Other current assets..............................       215,157        158,456        188,182
                                                       -----------    -----------    -----------
    Total current assets............................     1,586,819      1,513,607      1,544,374
Other assets........................................       110,147        135,280        120,288
Property and equipment (including capitalized
  leases), at cost, less accumulated depreciation of
  $1,178,921, $1,070,855 and $1,089,939 (Note 2)....     2,504,918      2,470,778      2,435,827
                                                       -----------    -----------    -----------
                                                       $ 4,201,884    $ 4,119,665    $ 4,100,489
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------
    LIABILITIES AND DEFICIENCY IN NET ASSETS
Current liabilities:
  Short-term borrowings--net (Note 2)...............   $   --         $    42,375    $    62,698
  Accounts payable and accrued liabilities..........       832,669        862,749        874,492
  Current income taxes (Note 6).....................           177            320            402
  Current portion of obligations under capitalized
leases..............................................        13,738          6,368         13,891
                                                       -----------    -----------    -----------
    Total current liabilities.......................       846,584        911,812        951,483
Deferred taxes (Note 6).............................        18,902        --             --
Other long-term liabilities.........................       137,486        121,815        117,265
Obligations under capitalized leases................        37,155         16,150         27,829
Obligations subject to settlement under
  reorganization proceedings (Note 2)...............     5,755,878      5,445,586      5,568,603
Deficiency in net assets:
  Common stock......................................         1,750          1,750          1,750
  Deficit...........................................    (2,594,538)    (2,376,115)    (2,565,108)
  Treasury shares, at cost..........................        (1,333)        (1,333)        (1,333)
                                                       -----------    -----------    -----------
    Deficiency in net assets........................    (2,594,121)    (2,375,698)    (2,564,691)
                                                       -----------    -----------    -----------
                                                       $4,201,884..   $ 4,119,665    $ 4,100,489
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------

           See Notes to Condensed Consolidated Financial Statements.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                          FOR THE NINE MONTHS
                                                                                 ENDED
                                                                         ----------------------
                                                                         APRIL 30,     MAY 1,
                                                                           1994         1993
                                                                         ---------    ---------

                                                                               (39 WEEKS)
                                                                         (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES:
  Net loss............................................................   $ (29,430)   $(354,908)
  Adjustments to reconcile net loss to net cash provided by/ (used for) operating activities:
    Items not requiring the outlay of cash:
      Depreciation and amortization...................................     234,181      218,500
      Interest accrued on pre-petition secured debt...................     160,421      176,594
      Non-cash interest...............................................      29,430       (5,119)
      Accrued postretirement benefits.................................      11,875       --
      Cumulative effect of an accounting change.......................    (185,340)      --
      Loss on write-off of assets--net................................      28,374       22,614
  Increase in working capital (excluding cash and cash equivalents and
current portion of debt instruments)..................................     (72,929)    (104,907)
  (Increase)/decrease in working capital due to reorganization
proceedings...........................................................       6,741      (19,972)
  Other...............................................................      (4,632)      21,066
                                                                         ---------    ---------
Net cash provided by/(used for) operating activities..................     178,691      (46,132)
                                                                         ---------    ---------
INVESTING ACTIVITIES:
  Additions to property and equipment.................................     (84,427)     (85,114)
  Proceeds on sale of assets..........................................       2,580       12,649
                                                                         ---------    ---------
Net cash used for investing activities................................     (81,847)     (72,465)
                                                                         ---------    ---------
FINANCING ACTIVITIES:
  Decrease in obligations under capitalized leases....................     (14,544)     (10,870)
  Increase/(decrease) in short-term borrowings........................     (65,900)      48,000
  Cost of short-term borrowings.......................................      (4,836)      --
                                                                         ---------    ---------
Net cash provided by/(used for) financing activities..................     (85,280)      37,130
                                                                         ---------    ---------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS......................      11,564      (81,467)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD........................      41,533      122,581
                                                                         ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD..............................   $  53,097    $  41,114
                                                                         ---------    ---------
                                                                         ---------    ---------

           See Notes to Condensed Consolidated Financial Statements.

                             R.H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS--(CONTINUED)
                                  (UNAUDITED)

SUPPLEMENTAL INFORMATION

    Amounts in this statement of cash flows are presented on a cash basis and may differ from those in other sections of this report.

    Interest amounts paid (excluding interest expense capitalized during construction) for the nine months ended April 30, 1994 and May 1, 1993 were $11,602,000 and $9,350,000. Income taxes paid net of income tax refunds were $1,299,000 and $836,000 for the nine months ended April 30, 1994 and May 1, 1993.

    In 1994, additions to property and equipment of $20,093,000 were recorded by incurring obligations under capitalized leases.

    In 1993, certain obligations under capitalized leases were reclassified from "Obligations Subject to Settlement Under Reorganization Proceedings" due to the assumption of those leases. This amount aggregated $24,451,000.

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     QUARTERS AND NINE MONTHS ENDED APRIL 30, 1994 (13 WEEKS AND 39 WEEKS)
                    AND MAY 1, 1993 (13 WEEKS AND 39 WEEKS)
                                  (UNAUDITED)

    1. The accompanying Notes to Condensed Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the accompanying consolidated financial statements for Macy's fiscal year ended July 31, 1993. In the opinion of management, all adjustments necessary for a fair presentation of the results of operations for the interim period have been included. Because of the seasonal nature of the business, results for the interim period are not necessarily indicative of a full year's operations.

    2. On January 27, 1992, Macy's, together with nine of its subsidiaries, filed voluntary petitions for reorganization under chapter 11 ("Chapter 11"), title 11 of the United States Code, as amended (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). On January 31, 1992, seventy-eight additional subsidiaries each commenced a Chapter 11 case in the Bankruptcy Court. Macy's and all such subsidiaries that filed a Chapter 11 case in Bankruptcy Court are herein defined collectively as the "Macy Debtors" and are currently operating their respective businesses as debtors-in-possession. Two statutory creditor committees have been appointed. The cases of Macy's subsidiaries that filed such petitions are being jointly administered with the case of Macy's for procedural purposes only.

    The Condensed Consolidated Financial Statements of Macy's have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes continuity of operations in the ordinary course of business. Additionally, the amounts reported on the Condensed Consolidated Statement of Financial Condition could materially change in the future because of a plan of reorganization, since such reported amounts do not give effect to adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result. As a result of the Chapter 11 cases and circumstances relating to this event, including Macy's leveraged debt structure, and operating losses as well as the economic conditions in Macy's major markets, such realization of assets and liquidation of liabilities are subject to significant uncertainty.

    Generally, actions to enforce or otherwise affect the payment of pre-petition liabilities are stayed while the Macy Debtors are under the protection of the Bankruptcy Code. These liabilities will be resolved as part of the reorganization proceedings. Additional liabilities subject to similar resolution may arise as a result of claims filed by parties related to the rejection of any executory contracts, including unexpired leases, and from the Bankruptcy Court's allowance for contingent and other disputed claims.

    On February 13, 1992, the Bankruptcy Court entered a final order approving a debtor-in-possession financing arrangement under a Revolving Credit Agreement, dated as of January 27, 1992 (which, as amended, through March 31, 1993, is referred to herein as the "Post-Petition Credit Agreement"), among Macy's, as Borrower, each of the other Macy Debtors, as guarantors, Chemical Bank, as administrative agent, Bankers Trust Company, as co-agent, and other financial institutions parties thereto that established a working capital facility consisting of revolving credit loans and letters of credit.

    On August 12, 1993, the Post-Petition Credit Agreement was amended and restated on similar terms pursuant to an Amended and Restated Revolving Credit and Guaranty Agreement, approved by a Bankruptcy Court order dated September 8, 1993, among Macy's, as Borrower, each of the other Macy Debtors, as guarantors, Chemical Bank, as administrative agent, Bankers Trust Company, as co-

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     QUARTERS AND NINE MONTHS ENDED APRIL 30, 1994 (13 WEEKS AND 39 WEEKS)
                    AND MAY 1, 1993 (13 WEEKS AND 39 WEEKS)
                                  (UNAUDITED)

agent, and other financial institutions party thereto (as subsequently amended, the "Amended and Restated Post-Petition Credit Agreement"). Under the Amended and Restated Post-Petition Credit Agreement, the working capital facility (the "Working Capital Facility"), consisting of revolving credit loans and letters of credit, is in the aggregate maximum amount of $550,000,000. The Working Capital Facility may be used to fund working capital, inventory purchases, capital expenditures and for other general corporate purposes of the Macy Debtors. Borrowings under the Amended and Restated Post-Petition Credit Agreement are conditioned upon, among other things, satisfaction of certain Borrowing Base (as defined therein) requirements, and compliance with restrictions on capital expenditures and certain other payments, as well as covenants relating to EBITDA (earnings before interest, taxes, depreciation and amortization as defined in the Amended and Restated Post-Petition Credit Agreement). The Amended and Restated Post-Petition Credit Agreement terminates upon the earlier of (i) August 1, 1995 or (ii) the substantial consummation of a plan of reorganization of Macy's or certain of its subsidiaries.

    Claims in respect of indebtedness incurred by the Macy Debtors under the Amended and Restated Post-Petition Credit Agreement are afforded superpriority administrative expense claim status pursuant to applicable provisions of the Bankruptcy Code.

    Substantially all of Macy's pre-petition short and long-term debt at April 30, 1994 is in default of the terms of the applicable loan agreements and is subject to settlement under the reorganization process. For financial reporting purposes, these liabilities which are dependent upon the outcome of the Chapter 11 process have been segregated and reclassified as "Obligations Subject to Settlement Under Reorganization Proceedings." Payment of certain pre-petition liabilities that were approved for payment by the Bankruptcy Court or are pending approval have been included in the appropriate liability captions.

    The estimated obligations at April 30, 1994 that are subject to settlement as part of a plan of reorganization are listed below.

Accounts payable and accrued liabilities.......   $  739,588,000
Accrued interest on long-term debt.............      542,030,000
Secured debt...................................    2,326,792,000
Unsecured debt.................................    1,265,611,000
Obligations under capitalized leases...........       12,088,000
Other long-term liabilities....................      232,454,000
Convertible Preferred Stock (redeemable).......      637,315,000
                                                  --------------
                                                  $5,755,878,000
                                                  --------------
                                                  --------------

    Generally, interest on pre-petition debt does not accrue after the commencement of the Chapter 11 case. If the debts are secured by property with a value that is greater than the amount of the debt, interest may accrue up to the value of the collateral. For financial statement purposes and conservatism only, interest expense on pre-petition secured debt has been accrued but is subject to settlement. No final determination has been made regarding the value of the property interests that secure certain debt and, consequently, whether interest thereon will be allowed or paid. Such accrual of interest on secured indebtedness is being recorded at the interest rates applicable under the respective loan agreements

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     QUARTERS AND NINE MONTHS ENDED APRIL 30, 1994 (13 WEEKS AND 39 WEEKS)
                    AND MAY 1, 1993 (13 WEEKS AND 39 WEEKS)
                                  (UNAUDITED)

without regard to default and penalty provisions contained therein. Macy's has ceased accruing interest expense on its unsecured debt. Contractual interest not recorded on such unsecured debt aggregated $53,807,000 and $161,425,000 for the quarter and nine months ended April 30, 1994 and $51,884,000 and $151,525,000 for the quarter and nine months ended May 1, 1993.

    Numerous claims have been asserted in respect of various pre-petition obligations, which claims individually or in the aggregate may be material and may not currently be reflected as obligations subject to settlement. The last day on which these claims might be filed against the Macy Debtors, with certain exceptions, was December 15, 1992, and over 16,000 claims aggregating an amount substantially in excess of the amounts reported in the Condensed Consolidated Statement of Financial Condition under the caption "Obligations Subject to Settlement Under Reorganization Proceedings" have been filed as of May 28, 1994. Based on an ongoing review and reconciliation of claims, Macy's believes that a number of these claims are duplicative of and/or supersede claims previously asserted. In addition, claims have been filed which do not state a specific claim amount or as to which a specific claim amount is not readily determinable. Pursuant to Bankruptcy Court orders entered in 1993, certain exact duplicate claims and duplicate bondholder claims were expunged. In March 1994, the Bankruptcy Court ordered the expunging and disallowing of certain proofs of claims which had been filed after the December 15, 1992 bar date. Claims will continue to be reviewed and analyzed by Macy's as part of the claims reconciliation process and objections filed as required. As this review process continues, the aggregate amount included in the estimate of petition date obligations subject to settlement may increase or otherwise be adjusted to reflect the ongoing analyses of claims filed and the aggregate amounts which may be allowed in respect thereof. Macy's, at this time, cannot make a prediction as to the aggregate amount of claims allowed or the ultimate treatment of such allowed claims under a plan of reorganization.

    Commencing on the Chapter 11 filing date, Macy's ceased accruing dividends on its Convertible Preferred Stock (redeemable) and has included the Convertible Preferred Stock (redeemable) and the cumulative accrued but unpaid dividends prior to the filing date on such stock in "Obligations Subject to Settlement Under Reorganization Proceedings." Under applicable bankruptcy law, the holders of the Convertible Preferred Stock (redeemable) of Macy's are not considered creditors. The right to convert Convertible Preferred Stock (redeemable) ended July 15, 1993 except that each share of Convertible Preferred Stock Series III ("Series III") is convertible into one share of Common Stock at the option of the holder until expiration of such right on December 18, 1997. In addition, the Series III Preferred Stock is redeemable at the option of Macy's until December 18, 1999 while the other two series of Convertible Preferred Stock are so redeemable until July 15, 1995.

    Long-term debt does not include $5,000,000 of 14 1/2% Senior Subordinated Debentures, $241,931,000 of 14 1/2% Subordinated Debentures and $187,769,000 face amount of 16 1/2% Junior Subordinated Discount Debentures purchased in fiscal 1991 by Macy Financial, Inc. ("MFI"), a wholly-owned subsidiary of the registrant and also a debtor-in-possession. The capital stock of MFI, as well as such debentures, were pledged to the pre-petition banks under the pre-petition Macy Bank Credit Agreement.

    3. On January 17, 1994, a major earthquake struck the Los Angeles, California area. Several of the Bullock's and I. Magnin stores that operate in this area experienced property damage, merchandise

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     QUARTERS AND NINE MONTHS ENDED APRIL 30, 1994 (13 WEEKS AND 39 WEEKS)
                    AND MAY 1, 1993 (13 WEEKS AND 39 WEEKS)
                                  (UNAUDITED)

loss, and business interruption. The Bullock's Sherman Oaks and Northridge stores sustained extensive damage. The Sherman Oaks store is expected to be in complete operation by October 1994 while the Northridge store is expected to reopen in late 1995. The $35,000,000 loss recorded in the quarter ended April 30, 1994 reflected estimated damage and costs related to the earthquake in excess of insurance coverage.

    4. The reorganization items--net occurring as a result of the Chapter 11 proceedings have been segregated from operations for the quarters and nine months ended April 30, 1994 and May 1, 1993. The major components of the reorganization items--net are:

                                          FOR THE QUARTER ENDED        FOR THE NINE MONTHS ENDED
                                       ---------------------------    ---------------------------
                                        APRIL 30,                      APRIL 30,
                                          1994        MAY 1, 1993        1994        MAY 1, 1993
                                       -----------    ------------    -----------    ------------
Professional fees and other expenses
directly related to the
bankruptcy..........................   $ 7,099,000    $  5,310,000    $23,885,000    $ 18,933,000
Estimated costs associated with the
closing of certain stores...........       --           84,000,000        --           84,000,000
Restructuring costs.................       --           21,000,000        --           21,000,000
Retention costs.....................       --              --           4,500,000       7,500,000
Other...............................       --              --             --            2,150,000
                                       -----------    ------------    -----------    ------------
                                         7,099,000     110,310,000     28,385,000     133,583,000
Less: Interest earned on accumulated
  cash resulting from the Chapter 11
proceedings.........................    (1,050,000)       (618,000)    (2,683,000)     (2,062,000)
                                       -----------    ------------    -----------    ------------
                                       $ 6,049,000    $109,692,000    $25,702,000    $131,521,000
                                       -----------    ------------    -----------    ------------
                                       -----------    ------------    -----------    ------------

In March 1993, Macy's provided for the estimated costs related to the announced closing of two Macy's, two Bullock's, and six I. Magnin department stores, the expenses associated with the consolidation of store operations and expenses associated with the closing of certain store support facilities. All such stores were closed as of July 31, 1993.

    5. The value of merchandise inventories is determined by the retail inventory method using the lower of LIFO (last-in, first-out) cost or market for about 74% of the total inventory, and the retail inventory method using the lower of FIFO (first-in, first-out) cost or market for the balance of the inventory. If inventories had been valued at the lower of FIFO cost or market, inventories would have increased by $117,563,000, $129,009,000 and $102,563,000 at April 30, 1994, May 1, 1993 and July 31, 1993.

    6. The Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("FASB 109") was adopted on August 1, 1993. FASB 109 requires that a deferred tax liability be recognized for certain temporary differences and deferred tax assets be recognized for certain temporary differences, tax credit carryforwards and operating loss carryforwards. A temporary difference arises as a result of the timing of when income and expense items are reflected in the financial statements in comparison to when they are reflected for tax purposes. FASB 109 requires, among other things, the remeasurement of all business combinations consummated before adoption of FASB 109

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     QUARTERS AND NINE MONTHS ENDED APRIL 30, 1994 (13 WEEKS AND 39 WEEKS)
                    AND MAY 1, 1993 (13 WEEKS AND 39 WEEKS)
                                  (UNAUDITED)

which utilized purchase accounting rules and were recorded on a net-of-tax basis. The July 15, 1986 leveraged buyout of R. H. Macy & Co., Inc., the former New York corporation, by the registrant and certain of its subsidiaries (the "1986 Acquisition") utilized purchase accounting rules and was recorded on a net-of-tax basis; therefore, with the adoption of FASB 109, certain assets (primarily fixed assets and intangible assets) and liabilities (deferred income taxes) resulting from the 1986 Acquisition were increased by $209,308,000 at August 1, 1993. The cumulative effect of remeasuring the 1986 Acquisition offset by the effect of certain other requirements of FASB 109 resulted in a favorable cumulative effect income adjustment of $185,340,000.

    At August 1, 1993, Macy's had a net deferred tax liability of approximately $24,000,000, which consisted of deferred tax liabilities of approximately $614,000,000 and deferred tax assets of approximately $590,000,000. This deferred tax liability related primarily to taxes due to certain state jurisdictions. During the nine months ended April 30, 1994, Macy's's loss before cumulative effect of an accounting change resulted in a deferred tax asset of approximately $83,000,000 (representing primarily a federal income tax benefit) offset by a valuation allowance of like amount. Financial statements for the prior period have not been restated to reflect FASB 109.

    At August 1, 1993, Macy's had an estimated net operating loss carryover of approximately $1,130,000,000 for federal income tax purposes which includes approximately $302,960,000 of post-petition interest expense on unsecured debt not reflected in the accompanying Condensed Consolidated Financial Statements. The loss carryover will be available to offset future taxable income through the year 2008, subject to any reductions or limitations that may result from consummation of a plan of reorganization in the Chapter 11 cases of any of the Macy Debtors.

    Income taxes/(benefit) were recorded under the applicable accounting rules during all periods presented.

    7. Net retail sales included sales from licensed departments of $15,684,000 and $15,732,000 for the quarters ended April 30, 1994 and May 1, 1993 and $48,694,000 and $52,608,000 for the nine months ended April 30, 1994 and May 1, 1993.

    8. The Financial Accounting Standards Board Statement No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" ("FASB 106") was adopted on August 1, 1993. This statement requires that employers record the expected cost of postretirement benefits other than pensions during the employees' active years of service. As of August 1, 1993, the accumulated postretirement obligation was approximately $204,000,000. Macy's is recording this obligation through amortization over a 20-year period. In the quarter and nine months ended April 30, 1994, the incremental non-cash expense associated with the adoption of FASB 106 was $6,507,000 and $19,521,000, including the amortization of the accumulated postretirement obligation of $2,549,000 and $7,646,000.

    9. The unusual item in the nine months ended May 1, 1993 related to the sale of Macy's aircraft.

    10. Primary loss per share of common stock attributable to common stockholders is computed based upon the weighted average number of shares outstanding during the period. Fully diluted loss per share of common stock assumes the conversion of Convertible Preferred Stock (redeemable). The effect of the assumed conversion of the Convertible Preferred Stock (redeemable) on the amounts per share

                             R. H. MACY & CO., INC.
                             (DEBTOR-IN-POSSESSION)
                         AND CONSOLIDATED SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     QUARTERS AND NINE MONTHS ENDED APRIL 30, 1994 (13 WEEKS AND 39 WEEKS)
                    AND MAY 1, 1993 (13 WEEKS AND 39 WEEKS)
                                  (UNAUDITED)

for the quarter and nine months ended April 30, 1994 and May 1, 1993 are antidilutive and therefore only primary loss per share of common stock is presented.

    11. Certain reclassifications have been made to the May 1, 1993 financial statements to conform with classifications used at April 30, 1994.

                                   EXHIBIT I
                  SECOND AMENDED JOINT PLAN OF REORGANIZATION
                          OF R.H. MACY & CO., INC. AND
                          CERTAIN OF ITS SUBSIDIARIES

          CLMAIN Doc: 118660.2/NY-83796.1              Draft of 9/29/94
                                                       ----------------




                            UNITED STATES BANKRUPTCY COURT
                        FOR THE SOUTHERN DISTRICT OF NEW YORK



          - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -x
                                          :
          In re:                          :      Chapter 11
                                          :
          R.H. MACY & CO., INC., et al.,  :      Case Nos. 92 B 40477 (BRL)
                                          :      (Jointly Administered)
                                          :
                                             Debtors.            :
                                          :
          - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -x



                     SECOND AMENDED JOINT PLAN OF REORGANIZATION
                               OF R.H. MACY & CO., INC.
                           AND CERTAIN OF ITS SUBSIDIARIES


             DAVID G. HEIMAN (DH 9111)       HARVEY R. MILLER (HM 6078)
             RICHARD M. CIERI (RC 6062)      RICHARD P. KRASNOW (RK
             SCOTT J. DAVIDO (SD 7424)       5707)
             PAUL E. HARNER (PH 8276)        JUDY G.Z. LIU (JL 6449)
             JONES, DAY, REAVIS & POGUE      WEIL, GOTSHAL & MANGES
             North Point                     767 Fifth Avenue
             901 Lakeside Avenue             New York, New York  10153
             Cleveland, Ohio  44114          (212) 310-8000
             (216) 586-3939
                                             ATTORNEYS FOR DEBTORS AND
             ROBERT A. PROFUSEK (RP 4594)    DEBTORS IN POSSESSION
             MARK E. BETZEN (MB 0176)
             JONES, DAY, REAVIS & POGUE
             599 Lexington Avenue
             New York, New York  10022
             (212) 326-3939

             ATTORNEYS FOR FEDERATED
             DEPARTMENT STORES, INC.




          October    , 1994
                  ---

                                  TABLE OF CONTENTS
                                                                       Page
                                                                       ----

          INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . I-1

          ARTICLE I.      DEFINED TERMS, RULES OF INTERPRETATION
                     AND COMPUTATION OF TIME  . . . . . . . . . . . . . I-1
             A.  Defined Terms  . . . . . . . . . . . . . . . . . . . . I-1
                  1. "49 Store Bank Group"  . . . . . . . . . . . . . . I-1
                  2. "1992 Loss Carrybacks" . . . . . . . . . . . . . . I-1
                  3. "Administrative Claim" . . . . . . . . . . . . . . I-1
                  4. "Affiliate"  . . . . . . . . . . . . . . . . . . . I-1
                  5. "Agent Bank" . . . . . . . . . . . . . . . . . . . I-1
                  6. "Agent Bank Charges" . . . . . . . . . . . . . . . I-2
                  7. "Allowed Bank Loan Claim"  . . . . . . . . . . . . I-2
                  8. "Allowed Claim" or "Allowed Unsecured Claim" . . . I-2
                  9. "Allowed . . . Claim"  . . . . . . . . . . . . . . I-2
                 10. "Allowed Debt Security Claim"  . . . . . . . . . . I-2
                 11. "Allowed Secondary Liability Claim"  . . . . . . . I-2
                 12. "Bankruptcy Code"  . . . . . . . . . . . . . . . . I-2
                 13. "Bankruptcy Court" . . . . . . . . . . . . . . . . I-3
                 14. "Bankruptcy Rules" . . . . . . . . . . . . . . . . I-3
                 15. "Bar Date" . . . . . . . . . . . . . . . . . . . . I-3
                 16. "Bar Date Order" . . . . . . . . . . . . . . . . . I-3
                 17. "Bondholders' Committee" . . . . . . . . . . . . . I-3
                 18. "Bullock's"  . . . . . . . . . . . . . . . . . . . I-3
                 19. "Business Day" . . . . . . . . . . . . . . . . . . I-3
                 20. "Cash Investment Yield"  . . . . . . . . . . . . . I-3
                 21. "Claim"  . . . . . . . . . . . . . . . . . . . . . I-3
                 22. "Claims Objection Bar Date"  . . . . . . . . . . . I-3
                 23. "Claims Resolution Committee"  . . . . . . . . . . I-3
                 24. "Class"  . . . . . . . . . . . . . . . . . . . . . I-3
                 25. "Combined Company" . . . . . . . . . . . . . . . . I-3
                 26. "Confirmation" . . . . . . . . . . . . . . . . . . I-3
                 27. "Confirmation Date"  . . . . . . . . . . . . . . . I-3
                 28. "Confirmation Order" . . . . . . . . . . . . . . . I-4
                 29. "Creditors' Committees"  . . . . . . . . . . . . . I-4
                 30. "CREI" . . . . . . . . . . . . . . . . . . . . . . I-4
                 31. "CREI Bank Group"  . . . . . . . . . . . . . . . . I-4
                 32. "Debtors"  . . . . . . . . . . . . . . . . . . . . I-4
                 33. "Delaware General Corporation Law" . . . . . . . . I-4
                 34. "DIP Credit Agreement" . . . . . . . . . . . . . . I-4
                 35. "Disbursing Agent" . . . . . . . . . . . . . . . . I-4
                 36. "Disclosure Statement" . . . . . . . . . . . . . . I-4
                 37. "Disputed Claim" . . . . . . . . . . . . . . . . . I-4
                 38. "Disputed Claims Reserve"  . . . . . . . . . . . . I-5
                 39. "Disputed Insured Claim" and "Disputed Uninsured
                     Claim" . . . . . . . . . . . . . . . . . . . . . . I-5
                 40. "Distributable Shares (Pool A)"  . . . . . . . . . I-5
                 41. "Distributable Shares (Pool B)"  . . . . . . . . . I-5
                 42. "Distributable Warrants" . . . . . . . . . . . . . I-5
                 43. "Distribution Record Date" . . . . . . . . . . . . I-5
                 44. "Document Reviewing Centers" . . . . . . . . . . . I-5
                 45. "Effective Date" . . . . . . . . . . . . . . . . . I-5

                                                                       Page
                                                                       ----

                 46. "Effective Time of the Federated/Macy's Merger"  . I-5
                 47. "Estate" . . . . . . . . . . . . . . . . . . . . . I-6
                 48. "Face Amount"  . . . . . . . . . . . . . . . . . . I-6
                 49. "Federal Priority Tax Claims"  . . . . . . . . . . I-6
                 50. "Federated"  . . . . . . . . . . . . . . . . . . . I-6
                 51. "Federated Average Market Price (Pool A)"  . . . . I-6
                 52. "Federated Average Market Price (Pool B)"  . . . . I-6
                 53. "Federated/Macy's Merger"  . . . . . . . . . . . . I-7
                 54. "Federated/Macy's Merger Agreement"  . . . . . . . I-7
                 55. "Fidelity" . . . . . . . . . . . . . . . . . . . . I-7
                 56. "File," "Filed" or "Filing"  . . . . . . . . . . . I-7
                 57. "Final Order"  . . . . . . . . . . . . . . . . . . I-7
                 58. "Fixed Cash Portion" . . . . . . . . . . . . . . . I-7
                 59. "FNC"  . . . . . . . . . . . . . . . . . . . . . . I-7
                 60. "GECC" . . . . . . . . . . . . . . . . . . . . . . I-7
                 61. "GE Credit"  . . . . . . . . . . . . . . . . . . . I-7
                 62. "I. Magnin"  . . . . . . . . . . . . . . . . . . . I-7
                 63. "Indenture Trustees" . . . . . . . . . . . . . . . I-7
                 64. "Indenture Trustee Charging Lien"  . . . . . . . . I-7
                 65. "Insured Claim"  . . . . . . . . . . . . . . . . . I-7
                 66. "Intercompany Claim" . . . . . . . . . . . . . . . I-7
                 67. "Interest" . . . . . . . . . . . . . . . . . . . . I-8
                 68. "IRS"  . . . . . . . . . . . . . . . . . . . . . . I-8
                 69. "IRS Settlement Agreement" . . . . . . . . . . . . I-8
                 70. "John Hancock" . . . . . . . . . . . . . . . . . . I-8
                 71. "John Hancock Kings Plaza Claims"  . . . . . . . . I-8
                 72. "John Hancock KPM Note"  . . . . . . . . . . . . . I-8
                 73. "John Hancock Plaza Store Note"  . . . . . . . . . I-8
                 74. "KPM"  . . . . . . . . . . . . . . . . . . . . . . I-8
                 75. "Macy's" . . . . . . . . . . . . . . . . . . . . . I-8
                 76. "Macy's/49 Store Lease Payment Guaranty" . . . . . I-8
                 77. "Macy's/49 Store Loan Agreement" . . . . . . . . . I-8
                 78. "Macy's/49 Store Loan Guaranty"  . . . . . . . . . I-9
                 79. "Macy's/49 Store Operating Subsidiary Debtors" . . I-9
                 80. "Macy's/49 Store Real Estate Subsidiary Debtors" . I-9
                 81. "Macy's Bank Loan Agreements"  . . . . . . . . . . I-9
                 82. "Macy's California"  . . . . . . . . . . . . . . . I-9
                 83. "Macy's/CREI Lease Payment Guaranty" . . . . . . . I-9
                 84. "Macy's/CREI Loan Agreement" . . . . . . . . . . . I-9
                 85. "Macy's/CREI Operating Subsidiary Debtors" . . . . I-9
                 86. "Macy's/CREI Real Estate Subsidiary Debtors" . . . I-9
                 87. "Macy's/CREI Swap Agreement" . . . . . . . . . . . I-9
                 88. "Macy's Financial" . . . . . . . . . . . . . . .  I-10
                 89. "Macy's/GECC Interest Guaranty"  . . . . . . . .  I-10
                 90. "Macy's/GECC Loan Agreement" . . . . . . . . . .  I-10
                 91. "Macy's/GECC Operating Subsidiary Debtors" . . .  I-10
                 92. "Macy's/Macy's South Liquidated Damages Guaranty"
                                                                       I-10
                 93. "Macy's Miscellaneous Subsidiary Debtors"  . . .  I-10
                 94. "Macy's Nondebtor Subsidiaries"  . . . . . . . .  I-10
                 95. "Macy's Northeast" . . . . . . . . . . . . . . .  I-10
                 96. "Macy's Operating Subsidiary Debtors"  . . . . .  I-10

                                                                       Page
                                                                       ----

                 97. "Macy's/Prudential 1986 Mortgage Notes"  . . . .  I-10
                 98. "Macy's/Prudential 1987 Mortgage Notes"  . . . .  I-11
                 99. "Macy's/Prudential Loan Agreement" . . . . . . .  I-11
                 100.     "Macy's/Prudential Mortgage Notes"  . . . .  I-11
                 101.     "Macy's/Prudential Operating Subsidiary
                     Debtors" . . . . . . . . . . . . . . . . . . . .  I-11
                 102.     "Macy's/Prudential Real Estate Subsidiary
                     Debtors" . . . . . . . . . . . . . . . . . . . .  I-11
                 103.     "Macy's Real Estate Subsidiary Debtors" . .  I-11
                 104.     "Macy's Senior Subordinated Debentures" . .  I-11
                 105.     "Macy's Senior Subordinated Debentures
                     Assumption Agreement"  . . . . . . . . . . . . .  I-11
                 106.     "Macy's Senior Subordinated Debentures
                     Guarantors"  . . . . . . . . . . . . . . . . . .  I-11
                 107.     "Macy's Senior Subordinated Debentures
                     Guaranty"  . . . . . . . . . . . . . . . . . . .  I-11
                 108.     "Macy's Senior Subordinated Debentures
                     Indenture" . . . . . . . . . . . . . . . . . . .  I-11
                 109.     "Macy's South"  . . . . . . . . . . . . . .  I-12
                 110.     "Macy's Specialty"  . . . . . . . . . . . .  I-12
                 111.     "Macy's Subordinated Debentures"  . . . . .  I-12
                 112.     "Macy's Subordinated Debentures Assumption
                     Agreement" . . . . . . . . . . . . . . . . . . .  I-12
                 113.     "Macy's Subordinated Debentures Guarantors"  I-12
                 114.     "Macy's Subordinated Debentures Guaranty" .  I-12
                 115.     "Macy's Subordinated Debentures Indenture"   I-12
                 116.     "Macy's Subordinated Discount Debentures" .  I-12
                 117.     "Macy's Subordinated Discount Debentures
                     Assumption Agreement"  . . . . . . . . . . . . .  I-12
                 118.     "Macy's Subordinated Discount Debentures
                     Guarantors"  . . . . . . . . . . . . . . . . . .  I-12
                 119.     "Macy's Subordinated Discount Debentures
                     Guaranty"  . . . . . . . . . . . . . . . . . . .  I-12
                 120.     "Macy's Subordinated Discount Debentures
                     Indenture" . . . . . . . . . . . . . . . . . . .  I-13
                 121.     "Macy's Subsidiaries" . . . . . . . . . . .  I-13
                 122.     "Macy's Subsidiary Debtors" . . . . . . . .  I-13
                 123.     "Macy's/Swiss Bank Liquidated Damages
                     Agreement" . . . . . . . . . . . . . . . . . . .  I-13
                 124.     "Macy's/WCB Guarantor Debtors"  . . . . . .  I-13
                 125.     "Macy's/WCB Guaranty" . . . . . . . . . . .  I-13
                 126.     "Macy's/WCB (Junior Lien) Subsidiary Debtors"
                                                                       I-13
                 127.     "Macy's/WCB Loan Agreement" . . . . . . . .  I-13
                 128.     "Macy's/WCB Obligor Debtors"  . . . . . . .  I-14
                 129.     "Macy's/WCB Real Estate (First Lien)
                     Subsidiary Debtors"  . . . . . . . . . . . . . .  I-14
                 130.     "Macy's/WCB Swap Agreement" . . . . . . . .  I-14
                 131.     "MCO" . . . . . . . . . . . . . . . . . . .  I-14
                 132.     "New Combined Company Common Stock" . . . .  I-14
                 133.     "New Combined Company Preferred Stock"  . .  I-14
                 134.     "New Combined Company Share Purchase Rights"
                                                                       I-14
                 135.     "New Combined Company Share Purchase Rights
                     Agreement" . . . . . . . . . . . . . . . . . . .  I-14
                 136.     "New Debt"  . . . . . . . . . . . . . . . .  I-14
                 137.     "New Debt Instruments"  . . . . . . . . . .  I-14
                 138.     "New Equity"  . . . . . . . . . . . . . . .  I-14
                 139.     "New GECC Mortgage Notes" . . . . . . . . .  I-14
                 140.     "New GECC Mortgage Note Agreement"  . . . .  I-15
                 141.     "New Global Indenture"  . . . . . . . . . .  I-15
                 142.     "New John Hancock KPM Note Override Agreement"
                                                                       I-15
                 143.     "New John Hancock Plaza Store Note" . . . .  I-15
                 144.     "New John Hancock Plaza Store Note Agreement"
                                                                       I-15
                 145.     "New Macy's Kings Plaza Real Estate"  . . .  I-15
                 146.     "New Macy's Primary Real Estate"  . . . . .  I-15
                 147.     "New Macy's Warehouse Real Estate"  . . . .  I-15

                                                                       Page
                                                                       ----

                 148.     "New Mortgage Notes"  . . . . . . . . . . .  I-15
                 149.     "New Mortgage Notes Agreements" . . . . . .  I-15
                 150.     "New Prudential Mortgage Note and Guaranty
                     Agreement" . . . . . . . . . . . . . . . . . . .  I-15
                 151.     "New Prudential Mortgage Notes" . . . . . .  I-15
                 152.     "New Securities"  . . . . . . . . . . . . .  I-15
                 153.     "New Series A Notes"  . . . . . . . . . . .  I-15
                 154.     "New Series A Notes Supplemental Indenture"  I-16
                 155.     "New Series B Notes"  . . . . . . . . . . .  I-16
                 156.     "New Series B Notes Supplemental Indenture"  I-16
                 157.     "New Series C Notes"  . . . . . . . . . . .  I-16
                 158.     "New Series C Notes Supplemental Indenture"  I-16
                 159.     "New Series C Warrants" . . . . . . . . . .  I-16
                 160.     "New Series C Warrants Agreement" . . . . .  I-16
                 161.     "New Series D Warrants" . . . . . . . . . .  I-16
                 162.     "New Series D Warrants Agreement" . . . . .  I-16
                 163.     "New Unsecured Notes" . . . . . . . . . . .  I-16
                 164.     "New Warrants"  . . . . . . . . . . . . . .  I-16
                 165.     "New Warrants Agreements" . . . . . . . . .  I-16
                 166.     "Obligations" . . . . . . . . . . . . . . .  I-16
                 167.     "Old Capital Stock" . . . . . . . . . . . .  I-16
                 168.     "Old Common Stock of . . ." . . . . . . . .  I-16
                 169.     "Old Debt Securities" . . . . . . . . . . .  I-17
                 170.     "Old Debt Securities Assumption Agreements"  I-17
                 171.     "Old Debt Securities Guaranties"  . . . . .  I-17
                 172.     "Old Debt Securities Guarantors"  . . . . .  I-17
                 173.     "Old Indentures"  . . . . . . . . . . . . .  I-17
                 174.     "Old Preferred Stock" . . . . . . . . . . .  I-17
                 175.     "Old Series I Preferred Stock"  . . . . . .  I-17
                 176.     "Old Series II Preferred Stock" . . . . . .  I-17
                 177.     "Old Series III Preferred Stock"  . . . . .  I-17
                 178.     "Old Stock Options" . . . . . . . . . . . .  I-17
                 179.     "Operating Subsidiary Transactions" . . . .  I-17
                 180.     "Ordinary Course Professionals Order" . . .  I-17
                 181.     "Other Priority Tax Claim"  . . . . . . . .  I-17
                 182.     "Personal Injury Claims"  . . . . . . . . .  I-18
                 183.     "Petition Dates"  . . . . . . . . . . . . .  I-18
                 184.     "Plan"  . . . . . . . . . . . . . . . . . .  I-18
                 185.     "Plan Negotiating Committee"  . . . . . . .  I-18
                 186.     "Plan Proponents" . . . . . . . . . . . . .  I-18
                 187.     "Priority Claim"  . . . . . . . . . . . . .  I-18
                 188.     "Priority Tax Claims" . . . . . . . . . . .  I-18
                 189.     "Pro Rata"  . . . . . . . . . . . . . . . .  I-18
                 190.     "Professional"  . . . . . . . . . . . . . .  I-18
                 191.     "Prudential"  . . . . . . . . . . . . . . .  I-19
                 192.     "Prudential/Federated Intercreditor Agreement"
                                                                       I-19
                 193.     "Prudential/Federated Security Agreement" .  I-19
                 194.     "Quarterly Distribution Date" . . . . . . .  I-19
                 195.     "Real Estate Subsidiary Transactions" . . .  I-19
                 196.     "Real Property Executory Contracts and
                     Unexpired Leases"  . . . . . . . . . . . . . . .  I-19
                 197.     "Reinstated" or "Reinstatement" . . . . . .  I-19
                 198.     "Reorganization Case" . . . . . . . . . . .  I-20

                                                                       Page
                                                                       ----

                 199.     "Reorganized . . ." . . . . . . . . . . . .  I-20
                 200.     "Reserve Classes" . . . . . . . . . . . . .  I-20
                 201.     "Responsible Person Priority Tax Claim" . .  I-20
                 202.     "Restructuring Transactions"  . . . . . . .  I-20
                 203.     "Secondary Liability Claim" . . . . . . . .  I-20
                 204.     "Secured Claim" . . . . . . . . . . . . . .  I-20
                 205.     "Securities Act"  . . . . . . . . . . . . .  I-20
                 206.     "Senior Indebtedness" . . . . . . . . . . .  I-20
                 207.     "Senior Indebtedness Claim" . . . . . . . .  I-21
                 208.     "Senior Lenders"  . . . . . . . . . . . . .  I-21
                 209.     "Shawmut" . . . . . . . . . . . . . . . . .  I-21
                 210.     "Stipulation of Amount and Nature of Claim"  I-21
                 211.     "Swiss Bank"  . . . . . . . . . . . . . . .  I-21
                 212.     "Third-Party Disbursing Agent"  . . . . . .  I-21
                 213.     "Trade Claim" . . . . . . . . . . . . . . .  I-21
                 214.     "Uninsured Claim" . . . . . . . . . . . . .  I-21
                 215.     "Unsecured Claim" . . . . . . . . . . . . .  I-21
                 216.     "Unsecured Creditors' Committee"  . . . . .  I-21
                 217.     "Untendered Securities" . . . . . . . . . .  I-21
                 218.     "Voting Deadline" . . . . . . . . . . . . .  I-21
                 219.     "Voting Trustee"  . . . . . . . . . . . . .  I-21
                 220.     "WCB Group" . . . . . . . . . . . . . . . .  I-21
             B.  Rules of Interpretation and Computation of Time  . .  I-22
                 1.  Rules of Interpretation  . . . . . . . . . . . .  I-22
                 2.  Computation of Time  . . . . . . . . . . . . . .  I-22

          ARTICLE II.     CLASSES OF CLAIMS AND INTERESTS . . . . . .  I-22
             A.  Claims Against and Interests in Macy's (Class M-    )
                                                                       I-22
                                                                 ----
                 1.  Unimpaired Classes of Claims
                     (Classes M-1 through M-3)  . . . . . . . . . . .  I-22
                 2.  Impaired Classes of Claims
                     (Classes M-4 through M-14) . . . . . . . . . . .  I-23
                 3.  Impaired Classes of Interests
                     (Classes M-15 through M-17)  . . . . . . . . . .  I-24
             B.  Claims Against and Interests in Macy's Operating
                 Subsidiary
                 Debtors (Class MOS-    ) . . . . . . . . . . . . . .  I-24
                                    ----
                 1.  Unimpaired Classes of Claims
                     (Classes MOS-1 through MOS-3)  . . . . . . . . .  I-24
                 2.  Impaired Classes of Claims
                     (Classes MOS-4 through MOS-13) . . . . . . . . .  I-24
                 3.  Unimpaired Class of Interests
                     (Class MOS-14) . . . . . . . . . . . . . . . . .  I-25
             C.  Claims Against and Interests in Macy's Real Estate
                 Subsidiary Debtors (Class MRS-    )  . . . . . . . .  I-25
                                               ----
                 1.  Unimpaired Classes of Claims
                     (Classes MRS-1 through MRS-3)  . . . . . . . . .  I-25
                 2.  Impaired Classes of Claims
                     (Classes MRS-4 through MRS-10) . . . . . . . . .  I-26
                 3.  Unimpaired Class of Interests
                     (Class MRS-11) . . . . . . . . . . . . . . . . .  I-26

                                                                       Page
                                                                       ----

             D.  Claims Against and Interests in Macy's Miscellaneous
                 Subsidiary Debtors (Class MMS-   ) . . . . . . . . .  I-27
                                               ---
                 1.  Unimpaired Classes of Claims
                     (Classes MMS-1 through MMS-3)  . . . . . . . . .  I-27
                 2.  Impaired Classes of Claims
                     (Classes MMS-4 and MMS-5)  . . . . . . . . . . .  I-27
                 3.  Unimpaired Class of Interests
                     (Class MMS-6)  . . . . . . . . . . . . . . . . .  I-27

          ARTICLE III.    TREATMENT OF CLAIMS AND INTERESTS . . . . .  I-27
             A.  Unclassified Claims  . . . . . . . . . . . . . . . .  I-28
                 1.  Payment of Administrative Claims . . . . . . . .  I-28
                     a.   Administrative Claims in General  . . . . .  I-28
                     b.   Statutory Fees  . . . . . . . . . . . . . .  I-28
                     c.   Ordinary Course Liabilities . . . . . . . .  I-28
                     d.   Claims Under DIP Credit Agreement . . . . .  I-28
                     e.   Bar Dates for Administrative Claims . . . .  I-28
                          i.  General Bar Date Provisions . . . . . .  I-28
                          ii. Bar Dates for Certain Administrative
                              Claims  . . . . . . . . . . . . . . . .  I-29
                              A.  Professional Compensation   . . . .  I-29
                              B.  Ordinary Course Liabilities   . . .  I-29
                              C.  Claims Under DIP Credit Agreement    I-29
                 2.  Payment of Priority Tax Claims . . . . . . . . .  I-29
                     a.   Federal Priority Tax Claims . . . . . . . .  I-29
                     b.   Responsible Person Priority Tax Claims  . .  I-30
                     c.   Other Priority Tax Claims . . . . . . . . .  I-30
             B.  Classified Claims and Interests  . . . . . . . . . .  I-30
                 1.  Unimpaired Classes of Claims Held by Third Parties
                                                                       I-30
                     a.   Unsecured Claims Entitled to Priority Under
                          Section
                          507(a)(3), 507(a)(4) or 507(a)(6) of the
                          Bankruptcy Code
                          (Classes M-1, MOS-1, MRS-1 and MMS-1) . . .  I-30
                     b.   Unsecured Convenience Claims (Classes M-2,
                          MOS-2,
                          MRS-2 and MMS-2)  . . . . . . . . . . . . .  I-30
                     c.   Secured Claims Not Otherwise Classified
                          (Classes
                          M-3, MOS-3, MRS-3 and MMS-3)  . . . . . . .  I-30
                 2.  Impaired Classes of Claims Held by Third Parties  I-31
                     a.   Claims Under or Evidenced by the
                          Macy's/Prudential
                          Loan Agreement (Classes M-4, MOS-4 and MRS-4)
                                                                       I-31
                     b.   Claims Under or Evidenced by the Macy's/WCB
                          Loan Agreement, the Macy's/WCB Guaranty or the Macy's/WCB Swap Agreement (Classes M-5, MOS-5,
                          MRS-5 and MMS-4)  . . . . . . . . . . . . .  I-31
                     c.   Claims Under or Evidenced by the Macy's/49
                          Store
                          Loan Agreement or the Macy's/49 Store Loan
                          Guaranty (Other Than Liquidated Damages Claims
                          of Swiss Bank) (Classes M-6, MOS-6 and MRS-6)
                                                                       I-31
                     d.   Claims Under or Evidenced by the Macy's/CREI
                          Loan Agreement or the Macy's/CREI Swap Agreement
                          (Classes M-7, MOS-7 and MRS-7)  . . . . . .  I-31

                                                                       Page
                                                                       ----

                     e.   Claims Under or Evidenced by the Macy's/Swiss
                          Bank Liquidated Damages Agreement or the
                          Macy's/Macy's South Liquidated Damages
                          Guaranty (Classes M-8, MOS-8 and MRS-8) . .  I-32
                     f.   Claims Under or Evidenced by the Macy's/GECC
                          Loan Agreement or the Macy's/GECC Interest
                          Guaranty (Classes M-9 and MOS-9)  . . . . .  I-32
                     g.   John Hancock Kings Plaza Claims (Class MRS-9)
                                                                       I-32
                          i.  John Hancock KPM Note Claims (Class
                              MRS-9A) . . . . . . . . . . . . . . . .  I-32
                          ii. John Hancock Plaza Store Claims (Class
                              MRS-9B) . . . . . . . . . . . . . . . .  I-32
                     h.   Claims Under or Evidenced by the Macy's Senior
                          Subordinated Debentures, the Macy's Senior
                          Subordinated Debentures Indenture, the
                          Macy's Senior Subordinated Debentures Guaranty
                          or the Macy's Senior Subordinated Debentures
                          Assumption Agreement (Classes M-10 and MOS-10)
                                                                       I-32
                     i.   Claims Under or Evidenced by the Macy's
                          Subordinated Debentures, the Macy's Subordinated
                          Debentures Indenture, the Macy's Subordinated
                          Debentures Guaranty or the Macy's Subordinated
                          Debentures Assumption Agreement (Classes M-11
                          and MOS-11) . . . . . . . . . . . . . . . .  I-33
                     j.   Claims Under or Evidenced by the Macy's
                          Subordinated Discount Debentures, the
                          Macy's Subordinated Discount Debentures
                          Indenture, the Macy's Subordinated Discount
                          Debentures Guaranty or the Macy's Subordinated
                          Discount Debentures Assumption Agreement
                          (Classes M-12 and MOS-12) . . . . . . . . .  I-33
                     k.   General Unsecured Claims (Classes M-13,
                          MOS-13,
                          MRS-10 and MMS-5) . . . . . . . . . . . . .  I-33
                     l.   Subordinated Unsecured Claims for Penalties,
                          Fines
                          and Punitive Damages, Subordinated Unsecured
                          Claims Related to Rescission, Damages or
                          Indemnity
                          Claims Arising From Securities Transactions and
                          Claims Relating to Old Stock Options (Class M-14)
                                                                       I-33
                 3.  Unimpaired Classes of Common Stock Interests in the
                     Macy's
                     Subsidiary Debtors (Classes MOS-14, MRS-11 and MMS-6)
                                                                       I-33
                 4.  Impaired Classes of Interests in Macy's (Classes
                     M-15 through M-17) . . . . . . . . . . . . . . .  I-34
             C.  Special Provisions Regarding Treatment of Certain
                 Claims   . . . . . . . . . . . . . . . . . . . . . .  I-34
                 1.  Adjustments of Amounts of Distributions for
                     Pre-Effective Date
                     Sales of Collateral  . . . . . . . . . . . . . .  I-34
                     a.   Sales of Collateral Securing Allowed Bank
                          Loan Claims or
                          Claims of Swiss Bank  . . . . . . . . . . .  I-34
                     b.   Sales of Collateral Securing Allowed Claims
                          of Prudential and FNC . . . . . . . . . . .  I-34
                 2.  Adjustments for Increased Distributions of Cash   I-34
                     a.   Adjustments of Amounts of Cash and New Debt to
                          be
                          Distributed to Prudential, GECC or Holders of
                          Allowed
                          Bank Loan Claims and Swiss Bank . . . . . .  I-34
                     b.   Adjustments of Amounts of Cash and New
                          Combined
                          Company Common Stock to be Distributed  . .  I-35

                 3. Adjustment of Amounts of New Series B Notes and New Series C Notes
                     to be Distributed  . . . . . . . . . . . . . . .  I-35
             D.  Special Provisions Regarding Treatment of Allowed
                 Secondary Liability Claims . . . . . . . . . . . . .  I-35
             E.  Additional Treatment Provisions  . . . . . . . . . .  I-36
                 1.  Claims as to Which Macy's is Primarily Liable  .  I-36
                 2.  Unsecured Claims as to Which a Debtor Other than
                     Macy's is
                     Primarily Liable . . . . . . . . . . . . . . . .  I-36
                 3.  Contribution of Certain Secured Claims to the
                     Capital of Reorganized
                     Macy's Subsidiary Debtors  . . . . . . . . . . .  I-36
                 4.  Distributions Received by FNC and Macy's Financial
                                                                       I-37
             F.  Accrual of Postpetition Interest . . . . . . . . . .  I-37

          ARTICLE IV.     MEANS FOR IMPLEMENTATION OF THE PLAN  . . .  I-37
             A.  Continued Corporate Existence and Vesting of Assets in
                 the Reorganized Debtors  . . . . . . . . . . . . . .  I-37
             B.  The Restructuring Transactions . . . . . . . . . . .  I-37
                 1.  The Federated/Macy's Merger  . . . . . . . . . .  I-37
                     a.   Consummation of the Federated/Macy's Merger  I-37
                     b.   Cancellation of Old Capital Stock . . . . .  I-38
                     c.   The Reorganized Debtors' Obligations Under the
                          Plan  . . . . . . . . . . . . . . . . . . .  I-38
                 2.  The Operating Subsidiary Transactions  . . . . .  I-38
                 3.  The Real Estate Subsidiary Transactions  . . . .  I-38
                 4.  Other Restructuring Transactions . . . . . . . .  I-39
             C.  Corporate Governance, Directors and Officers,
                 Employment-Related
                 Agreements and Compensation Programs . . . . . . . .  I-39
                 1.  Certificates of Incorporation and By-Laws  . . .  I-39
                     a.   Combined Company  . . . . . . . . . . . . .  I-39
                     b.   The Reorganized Macy's Subsidiary Debtors .  I-40
                 2.  Directors and Officers of the Reorganized Debtors
                                                                       I-40
                     a.   Combined Company  . . . . . . . . . . . . .  I-40
                     b.   The Reorganized Macy's Subsidiary Debtors .  I-40
                 3.  New Employment, Retirement, Indemnification and
                     Other Agreements
                     and Incentive Compensation Programs  . . . . . .  I-40
                 4.  Corporate Action . . . . . . . . . . . . . . . .  I-41
             D.  Obtaining Cash for Plan Distributions and Transfers of
                 Funds Among the Debtors  . . . . . . . . . . . . . .  I-41
             E.  Execution of Agreements and Indentures Related to New
                 Securities . . . . . . . . . . . . . . . . . . . . .  I-41
             F.  Collateralization of Obligations to Prudential . . .  I-42
             G.  Preservation of Rights of Action; Releases . . . . .  I-42
                 1.  Preservation of Rights of Action by the Debtors and
                     Reorganized Debtors  . . . . . . . . . . . . . .  I-42
                 2.  Releases . . . . . . . . . . . . . . . . . . . .  I-42
                     a.   Releases by the Debtors . . . . . . . . . .  I-42
                     b.   Releases by Swiss Bank  . . . . . . . . . .  I-43
                     c.   Releases by Holders of Claims or Interests   I-43
                     d.   Injunction Related to Releases  . . . . . .  I-44
             H.  Continuation of Certain Retirement Benefits  . . . .  I-44
                 1.  Certain Retiree Health, Medical and Life Insurance
                     Benefits . . . . . . . . . . . . . . . . . . . .  I-44
                 2.  Purchase Discounts for Retirees  . . . . . . . .  I-44
             I.  Limitations on Amounts to Be Distributed to Holders of
                 Allowed Insured Claims . . . . . . . . . . . . . . .  I-44
             J.  Cancellation and Surrender of Instruments, Securities
                 and Other Documentation  . . . . . . . . . . . . . .  I-44
             K.  Release of Liens . . . . . . . . . . . . . . . . . .  I-45
             L.  Intercompany Claims and Certain Claims of Affiliates  I-45

                                                                       Page
                                                                       ----

             M.  Effectuating Documents; Further Transactions; Exemption
                 from
                 Certain Transfer Taxes . . . . . . . . . . . . . . .  I-45

          ARTICLE V.      TREATMENT OF EXECUTORY CONTRACTS
                     AND UNEXPIRED LEASES . . . . . . . . . . . . . .  I-46
             A.  Assumption and Rejection . . . . . . . . . . . . . .  I-46
                 1.  Assumptions, Assignments and Rejections of Non-Real
                     Property
                     Executory Contracts and Unexpired Leases . . . .  I-46
                     a.   Assumptions and Assignments . . . . . . . .  I-46
                     b.   Rejections  . . . . . . . . . . . . . . . .  I-46
                 2.  Assumptions and Rejections of Real Property
                     Executory Contracts and
                     Unexpired Leases . . . . . . . . . . . . . . . .  I-47
                 3.  Assignments Related to Restructuring Transactions
                                                                       I-47
                 4.  Approval of Assumptions, Assignments and Rejections
                                                                       I-47
             B.  Payments Related to Assumption of Executory Contracts
                 and Unexpired Leases . . . . . . . . . . . . . . . .  I-48
             C.  Bar Date for Rejection Damages . . . . . . . . . . .  I-48
             D.  Special Executory Contract and Unexpired Lease Issues
                                                                       I-48
                 1.  Obligations to Indemnify Directors, Officers and
                     Employees  . . . . . . . . . . . . . . . . . . .  I-48
                 2. Reinstatement of Allowed Secondary Liability Claims Arising From or
                     Related to Executory Contracts or Unexpired Leases
                     Assumed by
                     Macy's or Macy's Subsidiaries  . . . . . . . . .  I-49
                 3.  Cancellation of Old Indentures . . . . . . . . .  I-49
                 4.  Reinstatement of Intercompany Agreement  . . . .  I-49
             E.  Executory Contracts and Unexpired Leases Entered Into
                 and Other Obligations
                 Incurred After the Applicable Petition Date  . . . .  I-49

          ARTICLE VI.     PROVISIONS GOVERNING DISTRIBUTIONS  . . . .  I-50
             A.  Distributions for Claims Allowed as of the Effective
                 Date . . . . . . . . . . . . . . . . . . . . . . . .  I-50
             B.  Methods of Distributions . . . . . . . . . . . . . .  I-50
                 1.  Distributions to Holders of Allowed Bank Loan
                     Claims . . . . . . . . . . . . . . . . . . . . .  I-50
                 2.  Distributions to Holders of Allowed Debt Security
                     Claims . . . . . . . . . . . . . . . . . . . . .  I-51
                 3.  Distributions to Holders of Other Claims . . . .  I-51
             C.  Compensation and Reimbursement for Services Related to
                 Balloting
                 and Distributions  . . . . . . . . . . . . . . . . .  I-51
             D.  Delivery of Distributions and Undeliverable or
                 Unclaimed Distributions  . . . . . . . . . . . . . .  I-52
                 1.  Delivery of Distributions in General . . . . . .  I-52
                 2.  Undeliverable Distributions  . . . . . . . . . .  I-52
                     a.   Distributions Held by Disbursing Agents . .  I-52
                          i.  Holding and Investment of
                              Undeliverable Distributions . . . . . .  I-52
                          ii. After Distributions Become Deliverable   I-52
                          iii.    Failure to Claim Undeliverable
                                  Distributions   . . . . . . . . . .  I-53
                     b.   Distributions Held by Agent Banks or Indenture
                          Trustees  . . . . . . . . . . . . . . . . .  I-53
             E.  Distribution Record Date . . . . . . . . . . . . . .  I-53
             F.  Means of Cash Payments . . . . . . . . . . . . . . .  I-54
             G.  Timing and Calculation of Amounts to be Distributed   I-54
                 1. Allowed Claims in Non-Reserve Classes and the Fixed Cash Portion of
                     Allowed Claims in Reserve Classes  . . . . . . .  I-54
                 2.  New Combined Company Common Stock to be Distributed
                     to Holders
                     of Allowed Claims in Reserve Classes . . . . . .  I-54
                     a.   Initial Distributions . . . . . . . . . . .  I-54

                                                                       Page
                                                                       ----

                     b.   Additional Quarterly Distributions on Account
                          of
                          Previously Allowed Claims . . . . . . . . .  I-55
                 3.  Distributions of New Debt  . . . . . . . . . . .  I-55
                 4.  Distributions of New Equity  . . . . . . . . . .  I-55
                 5.  De Minimis Distributions . . . . . . . . . . . .  I-56
                 6.  Compliance with Tax Requirements . . . . . . . .  I-56
             H.  Setoffs  . . . . . . . . . . . . . . . . . . . . . .  I-56
             I.  Surrender of Canceled Instruments or Securities  . .  I-57
                 1.  Old Debt Securities and Untendered Securities  .  I-57
                 2.  Lost, Stolen, Mutilated or Destroyed Old Debt
                     Securities or
                     Untendered Securities  . . . . . . . . . . . . .  I-57
                 3.  Failure to Surrender Canceled Old Debt Securities
                     or Untendered
                     Securities . . . . . . . . . . . . . . . . . . .  I-57
                 4.  Other Notes, Instruments or Documents  . . . . .  I-58
             J.  Special Provisions Regarding Agent Bank Charges,
                 Indenture Trustee Charging
                 Liens and Certain Fees and Expenses of Senior Lenders
                                                                       I-58
                 1.  Agent Bank Charges . . . . . . . . . . . . . . .  I-58
                 2.  Indenture Trustee Charging Liens . . . . . . . .  I-58
                 3.  Fees and Expenses of Senior Lenders  . . . . . .  I-58

          ARTICLE VII.    PROCEDURES FOR RESOLVING DISPUTED CLAIMS  .  I-59
             A.  Prosecution of Objections to Claims  . . . . . . . .  I-59
                 1.  Objections to Claims . . . . . . . . . . . . . .  I-59
                 2.  Authority to Prosecute Objections  . . . . . . .  I-59
             B.  Treatment of Disputed Claims . . . . . . . . . . . .  I-59
                 1.  No Payments on Account of Disputed Claims and
                     Disputed Claims
                     Reserve  . . . . . . . . . . . . . . . . . . . .  I-59
                 2.  Funding of Disputed Claims Reserve and Recourse   I-60
                     a.   Funding . . . . . . . . . . . . . . . . . .  I-60
                     b.   Recourse  . . . . . . . . . . . . . . . . .  I-60
                 3.  Property Held in Disputed Claims Reserve . . . .  I-60
             C.  Distributions on Account of Disputed Claims Once They
                 are Allowed  . . . . . . . . . . . . . . . . . . . .  I-61
             D.  Tax Requirements for Income Generated by Disputed Claim
                 Reserve  . . . . . . . . . . . . . . . . . . . . . .  I-61

          ARTICLE VIII.   CONDITIONS PRECEDENT TO CONFIRMATION
                     AND CONSUMMATION OF THE PLAN . . . . . . . . . .  I-61
             A.  Conditions to Confirmation . . . . . . . . . . . . .  I-61
             B.  Conditions to Effective Date . . . . . . . . . . . .  I-62
             C.  Waiver of Conditions to Confirmation or Effective Date
                                                                       I-63
             D.  Effect of Nonoccurrence of Conditions to Effective Date
                                                                       I-63

          ARTICLE IX.     CONFIRMABILITY AND SEVERABILITY
                     OF A PLAN AND CRAMDOWN . . . . . . . . . . . . .  I-64
             A.  Confirmability and Severability of a Plan  . . . . .  I-64
             B.  Cramdown . . . . . . . . . . . . . . . . . . . . . .  I-64

                                                                       Page
                                                                       ----
          ARTICLE X.      DISCHARGE, TERMINATION, INJUNCTION
                     AND SUBORDINATION RIGHTS . . . . . . . . . . . .  I-64
             A.  Discharge of Claims and Termination of Interests . .  I-64
             B.  Injunctions  . . . . . . . . . . . . . . . . . . . .  I-65
             C.  Termination of Subordination Rights and Settlement of
                 Related
                 Claims and Controversies . . . . . . . . . . . . . .  I-65

          ARTICLE XI.     RETENTION OF JURISDICTION . . . . . . . . .  I-66

          ARTICLE XII.    MISCELLANEOUS PROVISIONS  . . . . . . . . .  I-68
             A.  Dissolution of the Creditors' Committees and Creation
                 of the Claims Resolution
                 Committee  . . . . . . . . . . . . . . . . . . . . .  I-68
                 1.  Creditors' Committees  . . . . . . . . . . . . .  I-68
                 2.  Claims Resolution Committee  . . . . . . . . . .  I-68
                     a.   Function and Composition of the Committee .  I-68
                     b.   Committee Procedures  . . . . . . . . . . .  I-68
                     c.   Employment of Professionals by the Committee
                          and
                          Reimbursement of Committee Members  . . . .  I-68
                     d.   Dissolution of the Committee  . . . . . . .  I-69
             B.  Limitation of Liability  . . . . . . . . . . . . . .  I-69
             C.  Modification of the Plan . . . . . . . . . . . . . .  I-69
             D.  Revocation of the Plan . . . . . . . . . . . . . . .  I-69
             E.  Severability of Plan Provisions  . . . . . . . . . .  I-70
             F.  Successors and Assigns . . . . . . . . . . . . . . .  I-70
             G.  Service of Certain Plan Appendices and Disclosure
                 Statement Exhibits . . . . . . . . . . . . . . . . .  I-70
             H.  Service of Documents on the Plan Proponents or the
                 Reorganized Debtors  . . . . . . . . . . . . . . . .  I-70

                                      APPENDICES


          I.A.42 Determination of Assumed Values for a New Series C Warrant and a New Series D Warrant1

          I.A.54         Federated/Macy's Merger Agreement1

          I.A.80         Macy's Real Estate Subsidiary Debtors1

          I.A.93         Macy's Miscellaneous Subsidiary Debtors1

          I.A.135        New Combined Company Share Purchase Rights
                         Agreement1

          I.A.140        New GECC Mortgage Note Agreement Term Sheet1,2

          I.A.141        New Global Indenture1

          I.A.142        New John Hancock KPM Note Override Agreement Term
                         Sheet1,2

          I.A.144        New John Hancock Plaza Store Note Agreement Term
                         Sheet1,2

          I.A.150 New Prudential Mortgage Note and Guaranty Agreement Term Sheet1,2

          I.A.154        New Series A, B and C Notes Supplemental
                         Indentures1

          I.A.160        New Series C Warrants Agreement1

          I.A.162        New Series D Warrants Agreement1

          IV.C.1.a(i)    Certificate of Incorporation of the Combined
                         Company1

          IV.C.1.a(ii)   By-Laws of the Combined Company1

          IV.C.1.b(i)    Amended Certificates or Articles of Incorporation
                         of Each Reorganized Macy's Subsidiary Debtor1

          IV.C.1.b(ii)   Amended By-Laws or Regulations of Each Reorganized
                         Macy's Subsidiary Debtor1

          IV.C.2.a       Directors and Officers of the Combined Company1


          --------------------

          1    Available for review at the Document Reviewing Centers.

          2 Forms of the New Mortgage Notes Agreements will be Filed and made available for review at the Document Reviewing Centers prior to the hearing on Confirmation.

          IV.C.2.b Directors and Officers of Each Reorganized Macy's Subsidiary Debtor1

          IV.G.2.c       Exceptions to Releases1

          IV.L.1         Surviving Intercompany Claims or Agreements1

          V.A.1.a Schedule of Non-Real Property Executory Contracts and Unexpired Leases to be Assumed or Assumed and Assigned1

          V.A.1.b Nonexclusive Schedule of Non-Real Property Executory Contracts and Unexpired Leases to be Rejected1

          V.A.2 Schedule of Real Property Executory Contracts and Unexpired Leases to be Rejected1

          VII.D          Tax Requirements for Income Generated by Disputed
                         Claims Reserve1

                                  INTRODUCTION

R.H. Macy & Co., Inc. ("Macy's") and Federated Department Stores, Inc. ("Federated") (collectively, the "Plan Proponents") propose the following second amended joint plan of reorganization (the "Plan") for the resolution of the outstanding creditor claims against and equity interests in Macy's and the subsidiaries of Macy's that are debtors in the above-captioned chapter 11 cases (collectively with Macy's, the "Debtors"). The Plan Proponents are proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, 11 U.S.C. Sec. 1129. On the Effective Date (as defined herein), Federated will merge with Macy's, on the terms and subject to the conditions set forth in the Federated/Macy's Merger Agreement (as defined herein). All securities to be issued pursuant to the Plan, other than certain mortgage notes, will be issued by, and the various obligations of the Debtors under the Plan will be performed by, the Combined Company (as defined herein). ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ARE ENCOURAGED TO READ THE PLAN AND THE RELATED DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR TO REJECT THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN THE PLAN, THE PLAN PROPONENTS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS CONSUMMATION.


                                   ARTICLE I.

                     DEFINED TERMS, RULES OF INTERPRETATION
                             AND COMPUTATION OF TIME

A.   Defined Terms

          As used in the Plan, capitalized terms have the meanings set forth below. Any term used in the Plan that is not defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules.

           1. "49 Store Bank Group" means, collectively, those entities identified as "Lenders" in the Macy's/49 Store Loan Agreement.

           2. "1992 Loss Carrybacks" means the net operating loss carrybacks from the taxable year ended August 1, 1992, to the taxable years ended July 29, 1989 and August 3, 1991, as reflected in the Debtors' Forms 1120X, "Amended U.S. Corporation Income Tax Return," dated October 25, 1993.

           3. "Administrative Claim" means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the applicable Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. Sec.Sec. 1911-1930; and (d) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code.

           4. "Affiliate" means any corporation in which a Debtor directly or indirectly owns 50% or more of the outstanding stock entitled to vote generally in the election of directors.

           5. "Agent Bank" means one or more lenders performing the functions of "Designated Servicer," "Administrative Agent" or "Servicing Agent" under a Macy's Bank Loan Agreement or otherwise designated as the agent for the lenders under a Macy's Bank Loan Agreement.

                                                                             I-2
           6. "Agent Bank Charges" means any lien, right or other priority in payment or right to indemnification or reimbursement to which an Agent Bank is entitled, pursuant to the applicable Macy's Bank Loan Agreement, against distributions to be made to or payments to be made by holders of Allowed Claims under the applicable Macy's Bank Loan Agreement, including such liens, rights or priorities in payment with respect to an Agent Bank's out-of-pocket costs and expenses for attorneys, financial advisors and other professionals that are incurred or authorized by an Agent Bank acting in such capacity.

           7. "Allowed Bank Loan Claim" means an Allowed Claim under or evidenced by a Macy's Bank Loan Agreement that is classified in Classes M-5, MOS-5, MRS-5, MMS-4, M-6, MOS-6, MRS-6, M-7, MOS-7 or MRS-7.

           8.  "Allowed Claim" or "Allowed Unsecured Claim" means:

           a. a Claim that has been listed by a particular Debtor in its schedules of liabilities as other than disputed, contingent or unliquidated, to the extent that it is not otherwise a Disputed Claim;

           b. a Claim that: (i) is allowed: (A) in any Stipulation of Amount and Nature of Claim executed by the applicable Reorganized Debtor and Claim holder on or after the Effective Date; (B) in any contract, instrument, indenture or other agreement entered into in connection with the Plan;
     (C) in a Final Order; or (D) pursuant to the terms of the Plan or (ii) is settled prior to the Effective Date pursuant to: (A) that certain Order Pursuant to Bankruptcy Rule 9019 Approving and Authorizing the Debtors to Compromise and Settle Certain Disputed Claims in Accordance with Proposed Settlement Procedures and Limitations, entered July 19, 1993, with respect to certain Unsecured Claims; (B) that certain Order (A) Pursuant to Bankruptcy Rule 9019(a) Approving and Authorizing the Compromise and Settlement, from Time to Time, of Certain Disputed Property Tax Claims, and
     (B) Pursuant to Section 362(d) of the Bankruptcy Code and Bankruptcy Rule 4001(d) Modifying the Automatic Stay to Permit Setoff of Certain Undisputed Prepetition Property Tax Claims Against the Refunds Due to the Debtors, entered on January 18, 1994, with respect to certain Tax Claims; or
     (C) that certain Omnibus Order (A) Modifying the Automatic Stay Pursuant to
     Section 362 of the Bankruptcy Code to Permit Commencement, Continued Prosecution or Settlement of Certain Personal Injury, Property Damage, Products Liability and Other Actions Covered by Insurance Policies and
     (B) Authorizing the Compromise, Settlement and Payment in Full of Certain Claims Pursuant to Rule 9019(b) of the Federal Rules of Bankruptcy Procedure, dated June 8, 1992; or

           c. a Claim for which a proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law, to the extent that it is not otherwise a Disputed Claim.

           9. "Allowed . . . Claim" means an Allowed Claim in the particular Class or category specified. Any reference herein to an Allowed Claim includes both Secured Claims and Unsecured Claims.

         10. "Allowed Debt Security Claim" means an Allowed Claim under or evidenced by an Old Debt Security, an Old Debt Securities Guaranty, an Old Debt Securities Assumption Agreement or an Old Indenture.

         11. "Allowed Secondary Liability Claim" means a Secondary Liability Claim that is an Allowed Claim.

         12. "Bankruptcy Code" means title 11 of the United States Code, as now in effect or hereafter amended.

                                                                             I-3
         13. "Bankruptcy Court" means the United States District Court having jurisdiction over any of the Reorganization Cases and, to the extent of any reference made pursuant to 28 U.S.C. Sec. 157, the bankruptcy unit of such District Court.

         14. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

         15. "Bar Date" means the applicable bar date by which a proof of Claim must be Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

         16. "Bar Date Order" means the Order Granting Application to Set Bar Date for Filing Certain Proofs of Claim, Approving Bar Order Notice and Approving Notice and Publication Procedure, entered by the Bankruptcy Court on October 14, 1992, as subsequently amended or supplemented.

         17. "Bondholders' Committee" means the official unsecured bondholders' committee appointed in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code, as the same may have been or is constituted from time to time.

         18. "Bullock's" means Bullock's, Inc., a Delaware corporation and the debtor in Reorganization Case No. 92 B 40481.

         19. "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

         20. "Cash Investment Yield" means the net yield earned by the applicable Disbursing Agent from the investment of cash held pending distribution pursuant to the Plan (including any cash received by such Disbursing Agent on account of dividends and other distributions on New Combined Company Common Stock), which investment will be in a manner consistent with the Combined Company's investment and deposit guidelines.

         21. "Claim" means a "claim" (as defined in section 101(5) of the Bankruptcy Code) against any Debtor.

         22. "Claims Objection Bar Date" means, for all Claims, other than those Claims allowed in accordance with Section I.A.8.b, the latest of: (a) 90 days after the Effective Date; (b) 45 days after the Filing of a proof of claim for such Claim; and (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or an order of the Bankruptcy Court for objecting to a Claim.

         23. "Claims Resolution Committee" means the committee to be established pursuant to Section XII.A.2.

         24.   "Class" means a class of Claims or Interests, as described in
Article II below.

         25. "Combined Company" means the corporation that is the surviving corporation in the Federated/Macy's Merger.

         26. "Confirmation" means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

         27. "Confirmation Date" means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

                                                                             I-4
         28. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         29. "Creditors' Committees" means, collectively: (a) the Unsecured Creditors' Committee; (b) the Bondholders' Committee; and (c) any other committee of creditors appointed in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code.

         30.   "CREI" means Citicorp Real Estate, Inc., a Delaware corporation.

         31. "CREI Bank Group" means, collectively, those entities identified as "Lenders," "Designated Servicer" or "Servicing Agent" in the Macy's/CREI Loan Agreement.

         32. "Debtors" means, collectively: (a) Macy's; (b) the Macy's Operating Subsidiary Debtors; (c) the Macy's Miscellaneous Subsidiary Debtors; and (d) the Macy's Real Estate Subsidiary Debtors.

         33. "Delaware General Corporation Law" means title 8 of the Delaware Code, as now in effect or hereafter amended.

         34. "DIP Credit Agreement" means, collectively: (a) the Amended and Restated Revolving Credit and Guaranty Agreement, dated as of August 12, 1993, as subsequently amended and modified, among Macy's (as borrower), the other Debtors (as guarantors), Chemical Bank (as administrative agent), Bankers Trust Company (as co-agent) and those entities identified as "Banks" therein and their respective successors and assigns; and (b) all security agreements and instruments related to the documents identified in (a).

         35. "Disbursing Agent" means the Combined Company, in its capacity as a disbursing agent pursuant to Article VI, or any Third-Party Disbursing Agent.

         36. "Disclosure Statement" means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

         37.   "Disputed Claim" means:

         a. if no proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim that has been listed on a Debtor's schedules of liabilities as other than disputed, contingent or unliquidated, but as to which the applicable Debtor, Reorganized Debtor or, prior to Confirmation, any other party in interest, has Filed an objection by the Claims Objection Bar Date, but only to the extent of the difference between the amount of the Claim listed in the schedules and the amount of such Claim asserted in the objection or
     (ii) a Claim that has been listed on a Debtor's schedule of liabilities as disputed, contingent or unliquidated; or

         b. if a proof of Claim or request for payment of an Administrative Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim that is listed on a Debtor's schedule of liabilities as other than disputed, contingent or unliquidated, but as to which the nature or amount of the Claim as asserted in the proof of Claim varies from the nature and amount of such Claim as it is listed on the schedule of liabilities, but only to the extent of such variation;
     (ii) a Claim as to which an objection has been Filed by the applicable Debtor, Reorganized Debtor or, prior to Confirmation, any other party in interest by the Claims Objection Bar Date, and such objection has not been withdrawn on or before the Claims Objection Bar Date or denied by a Final Order, but only to the extent of the difference between the amount of the

     Claim asserted in the proof of Claim and the amount of such Claim asserted in the objection; or (iii) any Personal Injury Claim, as specified in
     Section VII.A.1. Notwithstanding the foregoing, a Claim that is an Allowed Claim in accordance with Section I.A.8.b will not be a Disputed Claim, and, pursuant to Section VII.A.2, the Debtors, Federated, the Reorganized Debtors and any other party in interest will be prohibited from Filing any objections to such Allowed Claims.

         38. "Disputed Claims Reserve" means the reserve of cash and New Combined Company Common Stock established pursuant to Section VII.B for the Reserve Classes in which there are Disputed Claims, which reserve will be held in trust for holders of Allowed Claims in Reserve Classes and will not constitute property of the Combined Company.

         39. "Disputed Insured Claim" and "Disputed Uninsured Claim" means, respectively, an Insured Claim or an Uninsured Claim that is also a Disputed Claim.

         40. "Distributable Shares (Pool A)" means the number of shares of New Combined Company Common Stock to be distributed to holders of Allowed Claims, other than holders of Allowed Debt Security Claims, as specified in Sections III.B.2.a through e and k. The total number of Distributable Shares will be equal to $1,339,101,700 divided by the Federated Average Market Price (Pool A).

         41. "Distributable Shares (Pool B)" means the number of shares of New Combined Company Common Stock to be distributed to holders of Allowed Debt Security Claims, as specified in Sections III.B.2.h, i and j. The total number of such shares will be equal to $358,665,400 divided by the Federated Average Market Price (Pool B).

         42. "Distributable Warrants" means the number of New Warrants to be distributed to holders of Allowed Debt Security Claims in Classes M-10, MOS-10, M-11 or MOS-11, as specified in Sections III.B.2.h and i. An equal number of New Series C Warrants and New Series D Warrants will be issued. The number of New Series C Warrants and the number of New Series D Warrants each will be equal to $139,152,300 divided by the sum of the value of a New Series C Warrant and the value of a New Series D Warrant, which values will be determined by applying the Black-Scholes warrant valuation model as set forth in Appendix I.A.42.

         43. "Distribution Record Date" means: (a) with respect to Allowed Bank Loan Claims and Allowed Claims in a Reserve Class, the Confirmation Date and (b) with respect to all other Allowed Claims, the close of business on the earlier of (i) the Effective Time of the Federated/Macy's Merger or (ii) 14 days after the Confirmation Date.

         44. "Document Reviewing Centers" means, collectively: (a) the offices of Jones, Day, Reavis & Pogue located at 599 Lexington Avenue, New York, New York 10022 and (b) any other locations designated by the Plan Proponents at which any party in interest may review all of the exhibits and schedules to the Plan and the Disclosure Statement.

         45. "Effective Date" means a Business Day, as determined by the Plan Proponents, that is as soon as reasonably practicable but that is at least
11 days after the Confirmation Date and no more than 14 days after the first day on which each of the conditions in Section VIII.B has either been satisfied or duly waived pursuant to Section VIII.C, and on which: (a) no stay of the Confirmation Order is in effect and (b) the Effective Time of the Federated/Macy's Merger occurs. The Effective Date will be deemed to commence simultaneously with the Effective Time of the Federated/Macy's Merger.

         46. "Effective Time of the Federated/Macy's Merger" means the time, coinciding with the commencement of the Effective Date, at which the Federated/Macy's Merger is consummated and becomes effective pursuant to the terms of the Federated/Macy's Merger Agreement and applicable law.

                                                                             I-6
         47. "Estate" means, as to each Debtor, the estate created for that Debtor in its Reorganization Case pursuant tosection 541 of the Bankruptcy Code.

         48.   "Face Amount" means:

         a. when used with reference to a Disputed Insured Claim, either (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date or otherwise deemed timely Filed under applicable law if the proof of Claim specifies only a liquidated amount or

     (ii) the applicable deductible under the relevant insurance policy, minus any reimbursement obligations of the applicable Debtor to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs), if such amount is less than the amount specified in (i) above or the proof of Claim specifies an unliquidated amount; and

         b.    when used with reference to a Disputed Uninsured Claim, either
     (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date or otherwise deemed timely Filed under applicable law if the proof of Claim specifies only a liquidated amount or
     (ii) the amount of the Claim set forth in any objection Filed to such Claim, if no proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law or if the proof of Claim specifies an unliquidated amount.

         49. "Federal Priority Tax Claims" means the Claims of the IRS that are entitled to priority in payment pursuant to section 507(a)(7) of the Bankruptcy Code, the aggregate gross amount of which is fixed pursuant to the IRS Settlement Agreement and which are reduced to reflect the application of the 1992 Loss Carrybacks.

         50. "Federated" means Federated Department Stores, Inc., a Delaware corporation.

         51. "Federated Average Market Price (Pool A)" means the average of intraday high and low average sales prices on the New York Stock Exchange, as reported in The Wall Street Journal (National Edition), of the Common Stock of Federated for the 30 consecutive trading days ending on the sixth trading day prior to the Effective Date; provided, however, that if the Federated Average Market Price would otherwise be more than 115%, or less than 85%, of the average of intraday high and low average sales prices on the New York Stock Exchange, as reported in The Wall Street Journal (National Edition), of the Common Stock of Federated for the 30 consecutive trading days ending on the sixth trading day prior to: (a) the Confirmation Date, if the Effective Date is within 45 days after the Confirmation Date, or (b) the day determined pursuant to the following sentence, if the Effective Date is more than 45 days after the Confirmation Date, the Federated Average Market Price will be equal to 115% (if such amount would otherwise exceed 115%) or 85% (if such amount would otherwise be less than 85%), respectively, of such average. If the Effective Date is more than 45 days after the Confirmation Date but within 75 days after the Confirmation Date, the day referred to in clause (b) above will be the 30th day after the Confirmation Date, subject to similar extension by an additional 30 days after the Confirmation Date for each full 30-day period between the 75th day after the Confirmation Date and the Effective Date, with the first such period commencing on the 75th day after the Confirmation Date.

         52. "Federated Average Market Price (Pool B)" means the average of intraday high and low average sales prices on the New York Stock Exchange, as reported in The Wall Street Journal (National Edition), of the Common Stock of Federated for the 30 consecutive trading days ending on the sixth trading day prior to the Effective Date; provided, however, that, if the Federated Average Market Price would otherwise be more than $23.00, or less than $18.00, the Federated Average Market Price will be equal to $23.00 (if such amount would otherwise exceed $23.00) or $18.00 (if such amount would otherwise be less than $18.00), respectively; and provided further, that, if Federated (a) pays a dividend or makes a distribution on account of the outstanding shares of Common Stock of Federated (other than the redemption of Federated's existing share purchase rights at a redemption price not to exceed $.05 per right),

                                                                             I-7
(b) subdivides the outstanding shares of such stock, (c) combines the outstanding shares of such stock into a smaller number of shares or (d) issues, by reclassification of such stock, any shares of Federated capital stock, the $23.00 and $18.00 limits established in this Section I.A.52 will be adjusted proportionately.

         53. "Federated/Macy's Merger" means the merger of Federated and Macy's pursuant to Section IV.B.1.

         54. "Federated/Macy's Merger Agreement" means the agreement and plan of merger substantially in the form of Appendix I.A.54, pursuant to which the Federated/Macy's Merger will be effected.

         55. "Fidelity" means Fidelity Management & Research Company, a Massachusetts corporation, on behalf of the funds that it manages.

         56. "File," "Filed" or "Filing" means file, filed or filing with the Bankruptcy Court in the Reorganization Cases.

         57. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Reorganization Case or the docket of any other court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired, and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

         58. "Fixed Cash Portion" means cash in an amount equal to 25% of the amount of an Allowed Claim in a Reserve Class, to be distributed pursuant to Sections III.B.2.k and VI.G.1.

         59. "FNC" means Federated Noteholding Corporation, a Delaware corporation and a wholly owned subsidiary of Federated.

         60. "GECC" means General Electric Capital Corporation, a New York corporation.

         61. "GE Credit" means, collectively: (a) GECC and (b) GE Capital Consumer Card Co. (formerly known as Monogram Bank, USA).

         62. "I. Magnin" means I. Magnin, Inc., a Delaware corporation and the debtor in Reorganization Case No. 92 B 40483.

         63. "Indenture Trustees" means, collectively: (a) Shawmut; (b) IBJ Schroder Bank & Trust Company, as trustee under the Macy's Subordinated Debentures Indenture; and (c) Bank of Montreal Trust Company, as trustee under the Macy's Subordinated Discount Debentures Indenture.

         64. "Indenture Trustee Charging Lien" means any lien or other priority in payment arising prior to the Effective Date to which an Indenture Trustee is entitled, pursuant to the applicable Old Indenture, against distributions to be made to holders of Allowed Debt Security Claims for payment of any fees, costs or disbursements incurred by such Indenture Trustee.

         65. "Insured Claim" means any Claim arising from an incident or occurrence that is covered under a Debtor's insurance policy, other than a workers' compensation insurance policy.

         66. "Intercompany Claim" means, other than Claims of Macy's Financial under or evidenced by Old Debt Securities held by Macy's Financial,

                                                                             I-8
collectively: (a) any account reflecting intercompany book entries by one Debtor with respect to any other Debtor; (b) any Claim not reflected in such book entries that is held by a Debtor; and (c) any Claim held by an Affiliate.

         67. "Interest" means the rights of the holders of the Old Common Stock of any Debtor, the Old Preferred Stock or the Old Stock Options, and the rights of any entity to purchase or demand the issuance of any of the foregoing, including: (a) redemption, conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; and (c) stock options and warrants.

         68.   "IRS"meanstheInternal RevenueServiceof theUnitedStatesof America.

         69. "IRS Settlement Agreement" means the Closing Agreement as to Final Determination of Tax Liability and Specific Matters by and between the Debtors and the IRS, dated July 23, 1993, and the related stipulation and order entered by the Bankruptcy Court on August 11, 1993.

         70.   "John Hancock" means John Hancock Mutual Life Insurance Company.

         71. "John Hancock Kings Plaza Claims" means, collectively, the Claims under or evidenced by: (a) the John Hancock KPM Note and (b) the John Hancock Plaza Store Note.

         72. "John Hancock KPM Note" means the 7% Secured Note with Contingent Interest, dated January 20, 1971, issued by KPM and Kings Plaza Shopping Center of Flatbush Avenue, Inc. to John Hancock, and all notes, security agreements, mortgages, guaranties, collateral assignments, pledges and other instruments, agreements or documents related thereto, as amended, modified or supplemented.

         73. "John Hancock Plaza Store Note" means the 6-1/4% 30-Year Secured Note, dated January 20, 1971, as amended, issued by Flatbrook Properties Corp. to John Hancock, and all notes, security agreements, mortgages, guaranties, collateral assignments, pledges and other instruments, agreements or documents related thereto, as amended, modified or supplemented.

         74. "KPM" means Kings Plaza Shopping Center of Avenue U, Inc., a New York corporation and the debtor in Reorganization Case No. 92 B 40636.

         75. "Macy's" means R.H. Macy & Co., Inc, a Delaware corporation and the debtor in Reorganization Case No. 92 B 40477.

         76. "Macy's/49 Store Lease Payment Guaranty" means Macy's guaranty of payment obligations in respect of certain alleged intercompany leases in which the 49 Store Bank Group has a security interest, provided to the Macy's/49 Store Real Estate Subsidiary Debtors in connection with the Macy's/49 Store Loan Agreement.

         77. "Macy's/49 Store Loan Agreement" means, collectively: (a) the Loan Agreement, dated November 22, 1988, among Bullock's-Wilshire, Inc. (as borrower), I. Magnin (as co-borrower), Kidder Peabody Mortgage Capital Corporation (as lender) and Swiss Bank (as lender and agent); (b) the Loan Agreement, dated November 22, 1988, among Macy's Poydras Properties Corp. (as borrower), Macy's South (as co-borrower), Kidder Peabody Mortgage Capital Corporation (as lender) and Swiss Bank (as lender and agent); (c) the Loan Agreement, dated November 22, 1988, among I. Magnin Properties Corp. (as borrower), I. Magnin (as co-borrower), Kidder Peabody Mortgage Capital Corporation (as lender) and Swiss Bank (as lender and agent); (d) the Loan Agreement, dated November 22, 1988, among Macy's Northeast Properties Corp.
(as borrower), Macy's Northeast (as co-borrower), Kidder Peabody Mortgage Capital Corporation (as lender) and Swiss Bank (as lender and agent); (e) the Loan Agreement, dated November 22, 1988, among Bullock's Properties Corp.
(as borrower), Bullock's (as co-borrower), Kidder Peabody Mortgage Capital Corporation (as lender) and Swiss Bank (as lender and agent); (f) the Indemnity

Agreement, dated November 22, 1988, among Macy's, the Macy's/49 Store Operating Subsidiary Debtors, the Macy's/49 Store Real Estate Subsidiary Debtors and the 49 Store Bank Group in respect of certain environmental liabilities; and (g) all mortgages, notes and other security agreements and instruments related to the documents identified in (a) through (f) above.

         78. "Macy's/49 Store Loan Guaranty" means, collectively: (a) the Macy's/49 Store Lease Payment Guaranty; (b) the Macy's/Macy's South Liquidated

Damages Guaranty; and (c) any guarantees of debt service in connection with the Macy's/49 Store Loan Agreement.

         79. "Macy's/49 Store Operating Subsidiary Debtors" means, collectively: (a) Bullock's; (b) I. Magnin; (c) Macy's Northeast; and
(d) Macy's South.

         80. "Macy's/49 Store Real Estate Subsidiary Debtors" means, collectively, the debtors identified as such on Appendix I.A.80.

         81. "Macy's Bank Loan Agreements" means, collectively: (a) the Macy's/49 Store Loan Agreement; (b) the Macy's/CREI Loan Agreement; (c) the Macy's/WCB Loan Agreement; and (d) the Syndicate Agreement, dated as of November 22, 1988, among Kidder Peabody Mortgage Capital Corporation, Swiss Bank Corporation, New York Branch and Swiss Bank Corporation, New York Branch, as agent, as subsequently amended and supplemented.

         82. "Macy's California" means Macy's California, Inc., a Delaware corporation and the debtor in Reorganization Case No. 92 B 40479.

         83. "Macy's/CREI Lease Payment Guaranty" means Macy's guaranty of payment obligations in respect of certain alleged intercompany leases in which the CREI Bank Group has a security interest, provided to the Macy's/CREI Real Estate Subsidiary Debtors pursuant to the terms of the Macy's/CREI Loan Agreement.

         84. "Macy's/CREI Loan Agreement" means, collectively: (a) the Ten Store Financing New York Division Loan Agreement, dated September 30, 1987, among CREI (as lender), Macy's, Macy's New York, Inc. (as co-borrower) and Brooksmith Properties Corp., Waltwhit Properties Corp. and Housgalleria Properties Corp. (collectively, as borrowers); (b) the Ten Store Financing New Jersey Division Loan Agreement, dated September 30, 1987, among CREI (as lender), Macy's, Macy's New Jersey, Inc. (as co-borrower) and Livingston Properties Corp., Marley Properties Corp. and Owings Mills Properties Corp. (collectively, as borrowers); (c) the Ten Store Financing Atlanta Division Loan Agreement, dated September 30, 1987, among CREI (as lender), Macy's, Macy's Atlanta, Inc. (as co-borrower), Lenox Properties Corp., Macobb Properties Corp., Riverchase Properties Corp. and Esplanade Properties Corp. (collectively, as borrowers); (d) the Credit Facility and Reimbursement Agreement, dated
September 30, 1987, among CREI (as lender), Citibank, N.A. (as letter of credit issuer), Macy's, Macy Special Real Estate Capital Corp. and Macy's New York, Inc., Macy's New Jersey, Inc., Macy's Atlanta, Inc. and the Macy's/CREI Real Estate Subsidiary Debtors (collectively, as borrowers); and (e) all mortgages, notes and other security agreements and instruments related to the documents identified in (a) through (d) above.

         85.   "Macy's/CREI Operating Subsidiary Debtors" means, collectively:
(a) Macy's Northeast and (b) Macy's South.

         86. "Macy's/CREI Real Estate Subsidiary Debtors" means, collectively, the debtors identified as such on Appendix I.A.80.

         87. "Macy's/CREI Swap Agreement" means, collectively, the three Interest Rate Exchange Agreements in respect of the Macy's/CREI Loan Agreement,

                                                                            I-10
all dated May 6, 1987, among CREI Bank, the Macy's/CREI Operating Subsidiary Debtors and the Macy's/CREI Real Estate Subsidiary Debtors.

         88. "Macy's Financial" means Macy's Financial, Inc., a Delaware corporation and the debtor in Reorganization Case No. 92 B 40486.

         89. "Macy's/GECC Interest Guaranty" means Macy's guaranty, pursuant to the Macy's/GECC Loan Agreement, of interest payment obligations of the Macy's/GECC Operating Subsidiary Debtors to GECC pursuant to the Macy's/GECC Loan Agreement.


         90. "Macy's/GECC Loan Agreement" means, collectively: (a) the First Secured Term Loan Agreement, dated May 10, 1991, among GECC (as lender) and Macy's California, Macy's South and Bullock's (collectively, as borrowers), as amended in October 1991 to include Macy's Northeast as a borrower and (b) all mortgages, notes and other security agreements and instruments related to the documents identified in (a) above.

         91.   "Macy's/GECC Operating Subsidiary Debtors" means, collectively:
(a) Bullock's; (b) Macy's California; (c) Macy's Northeast; and (d) Macy's
South.

         92. "Macy's/Macy's South Liquidated Damages Guaranty" means Macy's guaranty of the obligations of Macy's South to Swiss Bank pursuant to the terms of the Macy's/Swiss Bank Liquidated Damages Agreement.

         93. "Macy's Miscellaneous Subsidiary Debtors" means, collectively, the debtors listed on Appendix I.A.93.

         94. "Macy's Nondebtor Subsidiaries" means, collectively: (a) Bamrest Del, Inc., a Delaware corporation; (b) Bamrest NJ, Inc., a New Jersey corporation; (c) Bamrest Penn, Inc., a Pennsylvania corporation; (d) Calclove Realty Corp., a California corporation; (e) Cowie & Company, Limited, a Delaware corporation; (f) Davrest Georgia, Inc., a Georgia corporation; (g) Finite Limited, a Hong Kong corporation; (h) Hamilton By Appointment, Inc., a Delaware corporation; (i) L&K Properties Corp., an Ohio corporation; (j) Mac Fla Rest, Inc., a Florida corporation; (k) Macy Receivables Funding Corp., a Delaware corporation; (l) Macy Special Real Estate Capital Corp., a Delaware corporation;
(m) Macy's Bank, a New York corporation; (n) MCC Special Corp., a Delaware corporation; (o) MOA Rest, Inc., a Minnesota corporation; (p) R.H. Macy (France) S.A.R.L., a French corporation; (q) R.H. Macy Holdings (HK), Ltd., a Delaware corporation; (r) R.H. Macy Overseas Finance, N.V., a Netherlands Antilles corporation; (s) R.H. Macy Warehouse (HK), Ltd., a Delaware corporation;
(t) Rest Tex, Inc., a Texas corporation; (u) Sabugo, Ltd., a Kowloon corporation; (v) U&F Realty Corp., a New York corporation; (w) Wise Chat, Ltd., a Hong Kong corporation; and (x) any other subsidiary of a Debtor that is not a Macy's Subsidiary Debtor.

         95. "Macy's Northeast" means Macy's Northeast, Inc., a Delaware corporation and the debtor in Reorganization Case No. 92 B 40480.

         96.   "Macy's Operating Subsidiary Debtors" means, collectively:
(a) Bullock's; (b) I. Magnin; (c) Macy's California; (d) Macy's Northeast;
(e) Macy's South; (f) Macy's Specialty; and (g) MCO.

         97. "Macy's/Prudential 1986 Mortgage Notes" means those notes dated July 15, 1986, and November 3, 1986, purchased by Prudential from certain of the Macy's/Prudential Operating Subsidiary Debtors and Macy's/Prudential Real Estate Subsidiary Debtors pursuant to the Macy's/Prudential Loan Agreement.

         98. "Macy's/Prudential 1987 Mortgage Notes" means those notes dated May 18, 1987, and June 30, 1987, purchased by Prudential from certain of the Macy's/Prudential Operating Subsidiary Debtors and Macy's/Prudential Real Estate Subsidiary Debtors pursuant to the Macy's/Prudential Loan Agreement.

         99. "Macy's/Prudential Loan Agreement" means, collectively: (a) the Term Loan Agreement, dated July 15, 1986, between Macy's and Prudential; (b) the Rider to Term Loan Agreement, dated July 15, 1986, among Macy's, Prudential, the Macy's/Prudential Real Estate Subsidiary Debtors (except W.P. Properties Corp.) and Macy's New York, Inc.; (c) the Macy's/Prudential Mortgage Notes; and (d) all other security agreements and instruments related to the documents identified in
(a) through (c) above.

         100. "Macy's/Prudential Mortgage Notes" means, collectively: (a) the Macy's/Prudential 1986 Mortgage Notes and (b) the Macy's/Prudential 1987 Mortgage Notes.

         101. "Macy's/Prudential Operating Subsidiary Debtors" means, collectively: (a) Macy's California; (b) Macy's Northeast; and (c) Macy's South.

         102. "Macy's/Prudential Real Estate Subsidiary Debtors" means, collectively, the debtors identified as such on Appendix I.A.80.

         103.  "Macy's Real Estate Subsidiary Debtors" means, collectively:
(a) the Macy's/49 Store Real Estate Subsidiary Debtors; (b) the Macy's/CREI Real Estate Subsidiary Debtors; (c) the Macy's/Prudential Real Estate Subsidiary Debtors; (d) the Macy's/WCB Real Estate (First Lien) Subsidiary Debtors; and
(e) the remaining debtors identified as such on Appendix I.A.80.

         104. "Macy's Senior Subordinated Debentures" means the 14-1/2% Senior Subordinated Debentures due 1998, issued by Macy's pursuant to the Macy's Senior Subordinated Debentures Indenture.

         105. "Macy's Senior Subordinated Debentures Assumption Agreement" means, collectively: (a) the Assumption Agreement, dated as of November 3, 1986, provided by Macy's California; (b) the Assumption Agreement, dated as of November 3, 1986, provided by Macy's New Jersey, Inc.; (c) the Assumption Agreement, dated as of November 3, 1986, provided by MNY Corp.; and (d) the Assumption Agreement, dated as of November 3, 1986, provided by Macy's Atlanta, Inc., pursuant to which each such entity assumed the obligation to pay the principal and interest on a percentage of the Macy's Senior Subordinated Debentures and agreed to be bound by the terms of and perform the covenants of Macy's under the Macy's Senior Subordinated Debentures Indenture.

         106. "Macy's Senior Subordinated Debentures Guarantors" means, collectively: (a) Macy's California; (b) Macy's Northeast; and (c) Macy's South.

         107. "Macy's Senior Subordinated Debentures Guaranty" means, collectively: (a) the Mirror Subsidiary Guarantee, dated as of November 3, 1986, provided by Macy's California; (b) the Mirror Subsidiary Guarantee, dated as of November 3, 1986, provided by Macy's New Jersey, Inc.; (c) the Mirror Subsidiary Guarantee, dated as of November 3, 1986, provided by MNY Corp.; and
(d) the Mirror Subsidiary Guarantee, dated as of November 3, 1986, provided by Macy's Atlanta, Inc., pursuant to which each such entity guaranteed (y) the payment of the Macy's Senior Subordinated Debentures, plus interest thereon and certain costs and expenses incurred in connection therewith and (z) the performance of all obligations under the Macy's Senior Subordinated Debentures Indenture.

         108. "Macy's Senior Subordinated Debentures Indenture" means the Indenture, dated as of July 15, 1986, by and between Macy Merger Corp., Macy Acquiring Corp. (as guarantor) and Shawmut, as trustee, as subsequently amended and supplemented.

                                                                            I-12
         109. "Macy's South" means Macy's South, Inc., a Delaware corporation and the debtor in Reorganization Case No. 92 B 40478.

         110. "Macy's Specialty" means Macy Specialty Stores, Inc., a Delaware corporation and the debtor in Reorganization Case No. 92 B 40484.

         111. "Macy's Subordinated Debentures" means the 14-1/2% Subordinated Debentures due 2001, issued by Macy's pursuant to the Macy's Subordinated Debentures Indenture.

         112. "Macy's Subordinated Debentures Assumption Agreement" means, collectively: (a) the Assumption Agreement, dated as of November 3, 1986, provided by Macy's California; (b) the Assumption Agreement, dated as of November 3, 1986, provided by Macy's New Jersey, Inc.; (c) the Assumption Agreement, dated as of November 3, 1986, provided by MNY Corp.; and (d) the Assumption Agreement, dated as of November 3, 1986, provided by Macy's Atlanta, Inc., pursuant to which each such entity assumed the obligation to pay the principal and interest on a percentage of the Macy's Subordinated Debentures and agreed to be bound by the terms of and perform the covenants of Macy's under the Macy's Subordinated Debentures Indenture.

         113.  "Macy's Subordinated Debentures Guarantors" means, collectively:
(a) Macy's California; (b) Macy's Northeast; and (c) Macy's South.

         114.  "Macy's Subordinated Debentures Guaranty" means, collectively:
(a) the Mirror Subsidiary Guarantee, dated as of November 3, 1986, provided by Macy's California; (b) the Mirror Subsidiary Guarantee, dated as of November 3, 1986, provided by Macy's New Jersey, Inc.; (c) the Mirror Subsidiary Guarantee, dated as of November 3, 1986, provided by MNY Corp.; and (d) the Mirror Subsidiary Guarantee, dated as of November 3, 1986, provided by Macy's Atlanta, Inc., pursuant to which each such entity guaranteed (y) the payment of the Macy's Subordinated Debentures, plus interest thereon and certain costs and expenses incurred in connection therewith and (z) the performance of all obligations under the Macy's Subordinated Debentures Indenture.

         115. "Macy's Subordinated Debentures Indenture" means the Indenture, dated as of July 15, 1986, by and between Macy Merger Corp. and IBJ Schroder Bank & Trust Company (formerly known as J. Henry Schroder Bank & Trust Company), as trustee, as subsequently amended and supplemented.

         116. "Macy's Subordinated Discount Debentures" means the 16-1/2% Subordinated Discount Debentures due 2006, issued by Macy's pursuant to the Macy's Subordinated Discount Debentures Indenture.

         117. "Macy's Subordinated Discount Debentures Assumption Agreement" means, collectively: (a) the Assumption Agreement, dated as of November 3, 1986, provided by Macy's California; (b) the Assumption Agreement, dated as of November 3, 1986, provided by Macy's New Jersey, Inc.; (c) the Assumption Agreement, dated as of November 3, 1986, provided by MNY Corp.; and (d) the Assumption Agreement, dated as of November 3, 1986, provided by Macy's Atlanta, Inc., pursuant to which each such entity assumed the obligation to pay the principal and interest on a percentage of the Macy's Subordinated Discount Debentures and agreed to be bound by the terms of and perform the covenants of Macy's under the Macy's Subordinated Discount Debentures Indenture.

         118. "Macy's Subordinated Discount Debentures Guarantors" means, collectively: (a) Macy's California; (b) Macy's Northeast; and (c) Macy's South.

         119. "Macy's Subordinated Discount Debentures Guaranty" means, collectively: (a) the Mirror Subsidiary Guarantee, dated as of November 3, 1986, provided by Macy's California; (b) the Mirror Subsidiary Guarantee, dated as of November 3, 1986, provided by Macy's New Jersey, Inc.; (c) the Mirror

Subsidiary Guarantee, dated as of November 3, 1986, provided by MNY Corp.; and
(d) the Mirror Subsidiary Guarantee, dated as of November 3, 1986, provided by Macy's Atlanta, Inc., pursuant to which each such entity guaranteed (y) the payment of the Macy's Subordinated Discount Debentures, plus interest thereon and certain costs and expenses incurred in connection therewith and (z) the performance of all obligations under the Macy's Subordinated Discount Debentures Indenture.

         120. "Macy's Subordinated Discount Debentures Indenture" means the Indenture, dated as of July 15, 1986, by and between Macy Merger Corp. and Bank of Montreal Trust Company, as trustee, as subsequently amended and supplemented.


         121. "Macy's Subsidiaries" means, collectively: (a) the Macy's Operating Subsidiary Debtors; (b) the Macy's Miscellaneous Subsidiary Debtors;
(c) the Macy's Real Estate Subsidiary Debtors; and (d) the Macy's Nondebtor Subsidiaries.

         122. "Macy's Subsidiary Debtors" means, collectively: (a) the Macy's Operating Subsidiary Debtors; (b) the Macy's Miscellaneous Subsidiary Debtors; and (c) the Macy's Real Estate Subsidiary Debtors.

         123. "Macy's/Swiss Bank Liquidated Damages Agreement" means, collectively: (a) the letter agreements, dated June 17, 1988, and June 22, 1988, respectively, between Swiss Bank and Macy's and (b) the Macy's/49 Store Loan Agreement, which provide for liquidated damages in respect of certain interest rate exchange agreements entered into in connection with the Macy's/49 Store Loan Agreement.

         124. "Macy's/WCB Guarantor Debtors" means, collectively: (a) the Macy's/WCB Real Estate (First Lien) Subsidiary Debtors; (b) the Macy's/WCB (Junior Lien) Subsidiary Debtors (other than Bullock's Properties Corp., I. Magnin Properties Corp., Macy's Northeast Properties Corp., Macy's Poydras Properties Corp., Esplanade Properties Corp., Housgalleria Properties Corp., Lenox Properties Corp., Macobb Properties Corp., Riverchase Properties Corp. and Waltwhit Properties Corp.); (c) the Macy's Real Estate Subsidiary Debtors listed under section E of Appendix I.A.80; (d) MCO; (e) Pasadena Properties Corp.;
(f) Macy Specialty Stores, Inc.; (g) Brooksmith Properties Corp.; and (h) W. P. Properties Corp.

         125. "Macy's/WCB Guaranty" means, collectively, the guaranties provided to the WCB Group by the Macy's/WCB Guarantor Debtors pursuant to the terms of the Macy's/WCB Loan Agreement.

         126. "Macy's/WCB (Junior Lien) Subsidiary Debtors" means, collectively: (a) the Macy's/49 Store Real Estate Debtors; (b) the Macy's/CREI Real Estate Subsidiary Debtors (other than Brooksmith Properties Corp.); (c) the Macy's Miscellaneous Subsidiary Debtors (other than Bullock's Specialty Stores, Inc., Delphis Corporation, Executive Placement Consultants, Inc., Macy Credit Corp. and Macy Receivables Master Servicing Corp.); (d) the Macy's Operating Subsidiary Debtors; and (e) the Macy's/Prudential Real Estate Subsidiary Debtors.

         127. "Macy's/WCB Loan Agreement" means, collectively: (a) the Credit Agreement, dated July 10, 1986, among the entities identified therein as "Banks," the entities identified therein as "Borrowers" and Manufacturers Hanover Agent Bank Services Corporation, as subsequently amended and restated;
(b) the Amended and Restated Credit Agreement, dated April 27, 1988, between the Macy's/WCB Obligor Debtors and the WCB Group, as subsequently amended and restated; (c) the Amended and Restated Collateral Trust Agreement, dated
April 27, 1988, by and among Macy's, the Macy's/WCB Obligor Debtors, the

Macy's/WCB Guarantor Debtors and Wilmington Trust Company and William J. Wade (as trustees for the benefit of the WCB Group); (d) the Amended, Restated and Consolidated Pledge Agreement, dated April 27, 1988, by and among the Macy's/WCB Obligor Debtors, the Macy's/WCB Guarantor Debtors and Wilmington Trust Company and William J. Wade (as trustees for the benefit of the WCB Group); (e) the Amended and Restated Security Agreement, dated April 27, 1988, by the Macy's/WCB Obligor Debtors, the Macy's/WCB Guarantor Debtors and Wilmington Trust Company and William J. Wade (as trustees for the benefit of the WCB Group); (f) the Amended and Restated Trademark Security Agreement and Conditional Assignment, dated April 27, 1988, by the Macy's/WCB Obligor Debtors, the Macy's/WCB Guarantor Debtors and Wilmington Trust Company and William J. Wade (as trustees for the benefit of the WCB Group); (g) the Pledge Agreement, dated December 11, 1990, between Macy Financial, Inc. and Wilmington Trust Company and William J. Wade (as trustees for the benefit of the WCB Group); and (h) all mortgages, notes and other security or pledge agreements and instruments related to the documents identified in (a) through (g) above.

         128. "Macy's/WCB Obligor Debtors" means, collectively, those entities identified as "Borrowers" in the Macy's/WCB Loan Agreement and their respective successors and assigns.

         129. "Macy's/WCB Real Estate (First Lien) Subsidiary Debtors" means, collectively, the debtors identified as such on Appendix I.A.80.

         130. "Macy's/WCB Swap Agreement" means, collectively: (a) the Interest Rate Swap Agreement, dated May 12, 1988, between the Chase Manhattan Bank, N.A. and Macy's and (b) the Interest Rate Swap Agreement, dated May 13, 1988, between Citibank, N.A. and Macy's.

         131. "MCO" means MCO, Inc., a Delaware corporation and the debtor in Reorganization Case No. 92 B 40482.

         132. "New Combined Company Common Stock" means the shares of common stock, par value $.01 per share, authorized pursuant to the certificate of incorporation of the Combined Company.

         133. "New Combined Company Preferred Stock" means the Series A Junior Participating Preferred Stock, par value $.01 per share, of the Combined Company authorized pursuant to the certificate of incorporation of the Combined Company or a certificate of designation substantially in the form of Exhibit B to the New Combined Company Share Purchase Rights Agreement.

         134. "New Combined Company Share Purchase Rights" means the rights to purchase shares of New Combined Company Preferred Stock to be issued pursuant to the New Combined Company Share Purchase Rights Agreement.

         135. "New Combined Company Share Purchase Rights Agreement" means the share purchase rights agreement substantially in the form of Appendix I.A.135, pursuant to which New Combined Company Share Purchase Rights will be issued.

         136.  "New Debt" means, collectively:  (a) the New Mortgage Notes and
(b) the New Unsecured Notes.

         137. "New Debt Instruments" means, collectively: (a) the New Global Indenture; (b) the New Mortgage Notes Agreements; (c) the New Series A Notes Supplemental Indenture; (d) the New Series B Notes Supplemental Indenture; and
(e) the New Series C Notes Supplemental Indenture.

         138. "New Equity" means, collectively: (a) the New Combined Company Common Stock and (b) the New Warrants.

         139. "New GECC Mortgage Notes" means the mortgage notes due on the fifth anniversary of the Effective Date, to be issued by New Macy's Warehouse Real Estate to GECC pursuant to the New GECC Mortgage Note Agreement, substantially in the form provided therein.

         140. "New GECC Mortgage Note Agreement" means the mortgage note agreement between New Macy's Warehouse Real Estate and GECC, substantially on the terms provided in Appendix I.A.140.

         141. "New Global Indenture" means the global indenture between the Combined Company and the trustee named therein, substantially in the form of Appendix I.A.141.

         142. "New John Hancock KPM Note Override Agreement" means the secured note override agreement between KPM and John Hancock, substantially on the terms provided in Appendix I.A.142.

         143. "New John Hancock Plaza Store Note" means the secured note to be issued by New Macy's Kings Plaza Real Estate to John Hancock pursuant to the New John Hancock Plaza Store Note Agreement, substantially in the form provided therein.

         144. "New John Hancock Plaza Store Note Agreement" means the secured note agreement between New Macy's Kings Plaza Real Estate and John Hancock, substantially on the terms provided in Appendix I.A.144.

         145. "New Macy's Kings Plaza Real Estate" means Macy's Kings Plaza Real Estate, Inc., which will be formed as part of the Real Estate Subsidiary Transactions and will be the issuer of the New John Hancock Plaza Store Note.

         146. "New Macy's Primary Real Estate" means Macy's Primary Real Estate, Inc., which will be formed as part of the Real Estate Subsidiary Transactions and will be the issuer of the New Prudential Mortgage Notes.

         147. "New Macy's Warehouse Real Estate" means Macy's Warehouse Real Estate, Inc., which will be formed as part of the Real Estate Subsidiary Transactions and will be the issuer of the New GECC Mortgage Notes.

         148. "New Mortgage Notes" means, collectively: (a) the New GECC Mortgage Notes; (b) the New John Hancock Plaza Store Note; and (c) the New Prudential Mortgage Notes.

         149. "New Mortgage Notes Agreements" means, collectively: (a) the New GECC Mortgage Note Agreement; (b) the New John Hancock KPM Note Override Agreement and the New John Hancock Plaza Store Note Agreement; and (c) the New Prudential Mortgage Note and Guaranty Agreement.

         150. "New Prudential Mortgage Note and Guaranty Agreement" means the mortgage note and guaranty agreement between and among the Combined Company, New Macy's Primary Real Estate, the other Reorganized Debtors named therein, and Prudential, which agreement will be on those terms set forth in Appendix I.A.150 and on other terms that are satisfactory to Prudential (in the exercise of its sole discretion) with respect to those terms not set forth in Appendix I.A.150.

         151. "New Prudential Mortgage Notes" means the mortgage notes due June 30, 2005, to be issued by New Macy's Primary Real Estate to Prudential pursuant to the New Prudential Mortgage Note and Guaranty Agreement, substantially in the form provided therein.

         152.  "New Securities" means, collectively:  (a) the New Debt and
(b) the New Equity.

         153. "New Series A Notes" means the unsecured notes due June 30, 1999, to be issued by the Combined Company pursuant to the New Global Indenture and the New Series A Notes Supplemental Indenture, substantially in the form provided therein.

         154. "New Series A Notes Supplemental Indenture" means the supplemental indenture between the Combined Company and the trustee named therein, substantially on the terms provided in Appendix I.A.154.

         155. "New Series B Notes" means the unsecured notes due June 30, 2002, to be issued by the Combined Company pursuant to the New Global Indenture and the New Series B Notes Supplemental Indenture, substantially in the form provided therein.

         156. "New Series B Notes Supplemental Indenture" means the supplemental indenture between the Combined Company and the trustee named therein, substantially on the terms provided in Appendix I.A.154.

         157. "New Series C Notes" means the unsecured notes due June 30, 2005, to be issued by the Combined Company pursuant to the New Global Indenture and the New Series C Notes Supplemental Indenture, substantially in the form provided therein.

         158. "New Series C Notes Supplemental Indenture" means the supplemental indenture between the Combined Company and the trustee named therein, substantially on the terms provided in Appendix I.A.154.

         159. "New Series C Warrants" means the warrants to be issued by the Combined Company pursuant to the New Series C Warrants Agreement, substantially in the form provided therein.

         160. "New Series C Warrants Agreement" means the warrants agreement between the Combined Company and the warrants agent named therein, substantially in the form of Appendix I.A.160.

         161. "New Series D Warrants" means the warrants to be issued by the Combined Company pursuant to the New Series D Warrants Agreement, substantially in the form provided therein.

         162. "New Series D Warrants Agreement" means the warrants agreement between the Combined Company and the warrants agent named therein, substantially in the form of Appendix I.A.162.

         163. "New Unsecured Notes" means, collectively: (a) the New Series A Notes; (b) the New Series B Notes; and (c) the New Series C Notes.

         164. "New Warrants" means, collectively: (a) the New Series C Warrants and (b) the New Series D Warrants.

                                                                            I-17
         165. "New Warrants Agreements" means, collectively: (a) the New Series C Warrants Agreement and (b) the New Series D Warrants Agreement.

         166. "Obligations" shall have the meaning set forth in Section 1 of the Prudential/Federated Security Agreement.

         167. "Old Capital Stock" means, collectively: (a) the Old Common Stock of Macy's; (b) the Old Preferred Stock; and (c) the Old Stock Options.

         168. "Old Common Stock of . . ." means, when used with reference to a particular Debtor or Debtors, the common stock issued by such Debtor or Debtors and outstanding immediately prior to the Effective Date.

         169. "Old Debt Securities" means, collectively: (a) the Macy's Senior Subordinated Debentures; (b) the Macy's Subordinated Debentures; and (c) the Macy's Subordinated Discount Debentures.

         170.  "Old Debt Securities Assumption Agreements" means, collectively:
(a) the Macy's Senior Subordinated Debentures Assumption Agreement; (b) the Macy's Subordinated Debentures Assumption Agreement; and (c) the Macy's Subordinated Discount Debentures Assumption Agreement.

         171. "Old Debt Securities Guaranties" means, collectively: (a) the Macy's Senior Subordinated Debentures Guaranty; (b) the Macy's Subordinated Debentures Guaranty; and (c) the Macy's Subordinated Discount Debentures Guaranty.

         172. "Old Debt Securities Guarantors" means, collectively: (a) the Macy's Senior Subordinated Debentures Guarantors; (b) the Macy's Subordinated Debentures Guarantors; and (c) the Macy's Subordinated Discount Debentures Guarantors.

         173. "Old Indentures" means, collectively: (a) the Macy's Senior Subordinated Debentures Indenture; (b) the Macy's Subordinated Debentures Indenture; and (c) the Macy's Subordinated Discount Debentures Indenture.

         174. "Old Preferred Stock" means, collectively: (a) the Old Series I Preferred Stock; (b) the Old Series II Preferred Stock; and (c) the Old Series III Preferred Stock.

         175. "Old Series I Preferred Stock" means the shares of Convertible Participating Preferred Stock, par value $1.00 per share, of Macy's issued and outstanding immediately prior to the Effective Date.

         176. "Old Series II Preferred Stock" means the shares of Convertible Participating Preferred Stock Series II, par value $1.00 per share, of Macy's issued and outstanding immediately prior to the Effective Date.

         177. "Old Series III Preferred Stock" means the shares of Convertible Participating Preferred Stock Series III, par value $1.00 per share, of Macy's issued and outstanding immediately prior to the Effective Date.

         178. "Old Stock Options" means, collectively: (a) the options to purchase Old Common Stock of Macy's through the 1987 Participation Stock Option Plan and the 1987 Stock Award Plan, which were established by the Board of Directors of Macy's on June 15, 1987 and (b) any other options, warrants or other rights to purchase Old Common Stock of Macy's, whenever granted.

                                                                            I-18
         179. "Operating Subsidiary Transactions" means, collectively, such mergers, consolidations, restructurings, dispositions, liquidations or dissolutions or other transactions as may be determined by Federated or the Combined Company to be necessary or appropriate to effect the corporate restructuring of the Reorganized Debtors' respective department and specialty store operations that is contemplated in Section IV.B.2.

         180. "Ordinary Course Professionals Order" means the Order Pursuant to Sections 327 and 328 of the Bankruptcy Code Authorizing the Employment of Attorneys, Accountants, and Real Estate Appraisers Utilized by Debtors in the Ordinary Course of Business, entered by the Bankruptcy Court on March 9, 1992.

         181. "Other Priority Tax Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a)(7) of the Bankruptcy Code, other than a Federal Priority Tax Claim or a Responsible Person Priority Tax Claim.

         182. "Personal Injury Claims" means all personal injury tort or wrongful death Claims asserted against any of the Debtors that, prior to the Effective Date, were not settled, compromised or otherwise resolved.

         183. "Petition Dates" means, collectively, the dates on which the Debtors Filed their respective petitions for relief under chapter 11 of the Bankruptcy Code to commence the Reorganization Cases.

         184. "Plan" means this second amended joint plan of reorganization for each of the Debtors, to the extent applicable to any Debtor, and all Appendices attached hereto or referenced herein, as the same may be amended, modified or supplemented.

         185. "Plan Negotiating Committee" means: (a) with respect to the 49 Store Bank Group, the committee appointed by the Lenders that are parties to the Macy's/49 Store Loan Agreement to address and negotiate plan of reorganization matters on behalf of and subject to the ultimate vote of the 49 Store Bank Group; (b) with respect to the CREI Bank Group, CREI; and (c) with respect to the WCB Group, the committee appointed by the Banks that are parties to the Macy's/WCB Loan Agreement to address and negotiate plan of reorganization matters on behalf of and subject to the ultimate vote of the WCB Group.

         186.  "Plan Proponents" means, collectively:  (a) Macy's and
(b) Federated. When any action or decision is referred to herein as being taken or made by the Plan Proponents, such actions or decisions will not be effective (for purposes of the Plan) unless taken or made by the Plan Proponents acting jointly.

         187. "Priority Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code and that is not an Administrative Claim or a Priority Tax Claim.

         188. "Priority Tax Claims" means, collectively: (a) Federal Priority Tax Claims; (b) Responsible Person Priority Tax Claims; and (c) Other Priority Tax Claims.

         189.  "Pro Rata" means:

         a. when used with reference to a distribution of cash or New Securities pursuant to Article III herein, proportionately so that with respect to a particular Allowed Claim, the ratio of (i)(A) the amount of property distributed on account of such Claim to (B) the amount of such Claim, is the same as the ratio of (ii)(A) the amount of property distributed on account of all Allowed Claims of the Class in which such Claim is included to (B) the amount of all Allowed Claims in that Class; and

         b. when used with reference to distributions of the Cash Investment Yield pursuant to Sections VI.A, VI.D, VI.G and VII.C, the portion of the Cash Investment Yield allocable to a particular Allowed Claim on the basis of the amount of cash then being distributed on account of such Claim (including dividends and other distributions on New Combined Company Common Stock being distributed on account of such Claim). Calculations of the Pro Rata shares of the Cash Investment Yield to be distributed at any particular time will be based on the Cash Investment Yield generated as of the last day of the month prior to the month in which such distributions are to be made.

         190. "Professional" means any professional employed in the Reorganization Cases pursuant to sections 327 or 1103 of the Bankruptcy Code or any professional seeking compensation or reimbursement of expenses in connection with the Reorganization Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

         191. "Prudential" means The Prudential Insurance Company of America, a New Jersey mutual insurance corporation.

         192. "Prudential/Federated Intercreditor Agreement" means the Intercreditor Agreement, dated December 31, 1993, among Prudential, FNC and Federated.

         193. "Prudential/Federated Security Agreement" means the Pledge and Security Agreement, dated as of December 31, 1993, by and between FNC and Prudential.

         194. "Quarterly Distribution Date" means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 45 days of the end of a calendar quarter, the first Quarterly Distribution Date will be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.

         195. "Real Estate Subsidiary Transactions" means, collectively, such mergers, consolidations, restructurings, dispositions, liquidations or dissolutions or other transactions as may be determined by Federated or the Combined Company to be necessary or appropriate to effect the corporate restructuring of the Macy's Real Estate Subsidiaries that is contemplated in
Section IV.B.3, including the formation of New Macy's Kings Plaza Real Estate, New Macy's Primary Real Estate and New Macy's Warehouse Real Estate.

         196. "Real Property Executory Contracts and Unexpired Leases" means all executory contracts and unexpired leases between a Debtor and any entity relating to the Debtors' interests in real property, and agreements and leases appurtenant to real property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, development rights and any other interests in real estate or rights in rem related to the applicable real property.

         197. "Reinstated" or "Reinstatement" means rendering a Claim unimpaired within the meaning of section 1124 of the Bankruptcy Code. Unless the Plan specifies a particular method of Reinstatement, when the Plan provides that an Allowed Claim or Interest will be Reinstated, such Claim or Interest will be Reinstated, at the applicable Reorganized Debtor's sole discretion, in accordance with one of the following:

         a. The legal, equitable and contractual rights to which such Claim or Interest entitles the holder will be unaltered;

         b. Notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:

               i. any such default that occurred before or after the commencement of the applicable Reorganization Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured;

               ii. the maturity of such Claim or Interest as such maturity existed before such default will be reinstated;

               iii. the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and

               iv. the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered; or

         c. On the Effective Date, the holder of such Claim will receive, on account of such Claim, cash equal to the allowed amount of such Claim.

         198. "Reorganization Case" means: (a) when used with reference to a particular Debtor or Debtors, the chapter 11 case or cases pending for that Debtor or Debtors in the Bankruptcy Court and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

         199. "Reorganized . . ." means, when used in reference to a particular Debtor, such Debtor on and after the Effective Date, including the Combined Company.

         200. "Reserve Classes" means, collectively, Classes M-13, MOS-13, MRS-10 and MMS-5.

         201. "Responsible Person Priority Tax Claim" means a Claim entitled to priority in payment pursuant to section 507(a)(7) of the Bankruptcy Code, to the extent that such Claim is: (a) considered to be held in trust for the governmental unit under applicable nonbankruptcy law; (b) of a type for which the directors, officers or employees of a corporation may be personally liable to such governmental unit under section 6672 of the Internal Revenue Code of 1986, as amended, or any comparable provision under the statutory or decisional laws of the governing jurisdiction; or (c) otherwise designated by the Combined Company at or before the time of payment as a Responsible Person Priority Tax Claim.

         202. "Restructuring Transactions" means, collectively: (a) the Federated/Macy's Merger; (b) the Operating Subsidiary Transactions; (c) the Real Estate Subsidiary Transactions; and (d) the reincorporation or elimination by merger, consolidation, restructuring, disposition, liquidation or dissolution of certain Macy's Subsidiaries, substantially as described in the Disclosure Statement.

         203. "Secondary Liability Claim" means an Unsecured Claim that arises from a Debtor being liable as a guarantor of, or otherwise being jointly, severally or secondarily liable for, any contractual, tort or other obligation of another Debtor, including any Unsecured Claim based on: (a) guaranties of collection, payment or performance; (b) indemnity bonds, obligations to indemnify or obligations to hold harmless; (c) performance bonds; (d) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements or other similar obligations made or given by a Debtor relating to the obligations or performance of another Debtor; (e) vicarious liability; or
(f) any other joint or several liability that any Debtor may have in respect of any obligation that is the basis of a Claim.

         204. "Secured Claim" means a Claim that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

         205. "Securities Act" means the Securities Act of 1933, 15 U.S.C. Sec.Sec. 77a-77aa, as now in effect or hereafter amended.

         206. "Senior Indebtedness" means: (a) when used with reference to the Macy's Senior Subordinated Debentures, such term as defined in the Macy's Senior Subordinated Debentures Indenture; (b) when used with reference to the Macy's Subordinated Debentures, such term as defined in the Macy's Subordinated Debentures Indenture; and (c) when used with reference to the Macy's Subordinated Discount Debentures, such term as defined in the Macy's Subordinated Discount Debentures Indenture.

         207. "Senior Indebtedness Claim" means a claim in respect of Senior Indebtedness under the applicable Old Indenture or Old Debt Securities Guaranty.

         208. "Senior Lenders" means, collectively: (a) Prudential; (b) the WCB Group; (c) the 49 Store Bank Group; (d) the CREI Bank Group; (e) Fidelity; and (f) Swiss Bank.

         209. "Shawmut" means Shawmut Bank Connecticut, National Association, as successor to The Connecticut National Bank, as trustee under the Macy's Senior Subordinated Debentures Indenture.

         210. "Stipulation of Amount and Nature of Claim" means a stipulation between the applicable Reorganized Debtor and a holder of a Claim or an agreed order of the Bankruptcy Court establishing the amount and nature of a Claim.

         211.  "Swiss Bank" means Swiss Bank Corporation, New York Branch.

         212. "Third-Party Disbursing Agent" means an entity designated by Federated or the Combined Company, after consultation with the Unsecured Creditors' Committee, to act as a Disbursing Agent pursuant to Section VI.B.3.

         213. "Trade Claim" means any Unsecured Claim arising from or with respect to the sale of goods or rendition of services prior to the applicable Petition Date, in the ordinary course of the applicable Debtor's business, including any Claim of an employee that is not a Priority Claim (other than a Claim, if any, of an employee for damages arising from the termination or rejection of any Old Stock Options or otherwise relating to any Old Stock Options).

         214.  "Uninsured Claim" means any Claim that is not an Insured Claim.

         215. "Unsecured Claim" means any Claim that is not an Administrative Claim, Priority Claim, Priority Tax Claim, Secured Claim or Intercompany Claim.

         216. "Unsecured Creditors' Committee" means the official committee of unsecured creditors appointed in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code, as the same may have been or is constituted from time to time.

         217. "Untendered Securities" means the untendered or unredeemed shares of common stock, par value $.25 per share, and all untendered or unredeemed shares of preferred stock of R.H. Macy & Co., Inc. (a New York corporation and the predecessor of Macy's) issued and outstanding immediately prior to the merger in 1986 of Macy Merger Corp., a New York corporation, into such predecessor.

         218. "Voting Deadline" means the deadline for submitting ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, as specified in the Disclosure Statement.

         219. "Voting Trustee" shall have the meaning set forth in the Voting Trust Agreement, dated July 15, 1986, by and among Macy Acquiring Corp., Edward
S. Finkelstein, Mark S. Handler and the other entities identified therein as "Stockholders," as subsequently amended.

         220. "WCB Group" means, collectively, those entities identified as "Banks" or "Agents" in the Macy's/WCB Loan Agreement.


B.   Rules of Interpretation and Computation of Time

     1.  Rules of Interpretation

         For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) unless otherwise provided in the Plan, any reference in the Plan to an existing document or Appendix Filed or to be Filed means such document or Appendix, as it may have been or may be amended, modified or supplemented pursuant to the Plan; (d) unless otherwise specified herein, any reference to an entity as a holder of a Claim includes that entity's successors, assigns and affiliates; (e) unless otherwise specified, all references in the Plan to Sections, Articles and Appendices are references to Sections, Articles and Appendices of or to the Plan; (f) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (h) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

     2.  Computation of Time

         In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

                                   ARTICLE II.

                         CLASSES OF CLAIMS AND INTERESTS

         The Plan constitutes a separate plan of reorganization for each Debtor, and each Class of Claims and Interests constitutes a separate Class for each Debtor. All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes for each of the Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Section III.A, have not been classified and thus are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

                                                                            I-23
A.   Claims Against and Interests in Macy's (Class M-    )
                                                     ----

     1.  Unimpaired Classes of Claims
         (Classes M-1 through M-3)

         Class M-1: Unsecured Claims against Macy's that are entitled to priority under section 507(a)(3), 507(a)(4) or 507(a)(6) of the Bankruptcy Code.

         Class M-2: Unsecured Claims against Macy's of $1,000 or less, and Unsecured Claims against Macy's that the Claim holder elects by the Voting Deadline to reduce to $1,000 on the ballot provided for voting on the Plan, which Claims would otherwise be classified in Class M-13, absent the existence of this Class M-2. A holder of a Claim that would have been classified in Class M-13, absent such election, may make this election only as to all such holder's Claims in Classes M-2 and M-13. Therefore, if a Claim holder makes an election to reduce any Class M-13 Claim to $1,000, all of such holder's Class M-2 and M-13 Claims will be reduced to $1,000 in the aggregate, and no Claims of the Claim holder will remain in Class M-13. To obtain classification in Class M-2 for multiple Unsecured Claims under $1,000 that aggregate more than $1,000 and would otherwise be classified in Class M-13 absent the existence of this Class M-2, the holder of such Claims must elect classification in Class M-2 as if such Claims were, in the aggregate, one Claim, even if such Claims were purchased by or assigned to the holder making the election from different Claim holders.

         Class M-3: Secured Claims against Macy's that are not classified in Class M-5.

     2.  Impaired Classes of Claims
         (Classes M-4 through M-14)

         Class M-4: Claims of Prudential or FNC against Macy's under or evidenced by the Macy's/Prudential Loan Agreement.

         Class M-5: Claims of the WCB Group against Macy's under or evidenced by the Macy's/WCB Loan Agreement or the Macy's/WCB Swap Agreement.

         Class M-6: Claims of the 49 Store Bank Group against Macy's under or evidenced by the Macy's/49 Store Loan Agreement or the Macy's/49 Store Loan Guaranty, other than those Claims of Swiss Bank in Class M-8.

         Class M-7: Claims of the CREI Bank Group against Macy's under or evidenced by the Macy's/CREI Loan Agreement.

         Class M-8: Claims of Swiss Bank against Macy's for liquidated damages under or evidenced by the Macy's/Swiss Bank Liquidated Damages Agreement or the Macy's/49 Store Loan Guaranty.

         Class M-9: Claims of GECC against Macy's on account of the Macy's/GECC Interest Guaranty.

         Class M-10: Claims against Macy's under or evidenced by the Macy's Senior Subordinated Debentures or the Macy's Senior Subordinated Debentures Indenture, other than such Claims secured by an Indenture Trustee Charging Lien.

         Class M-11: Claims against Macy's under or evidenced by the Macy's Subordinated Debentures or the Macy's Subordinated Debentures Indenture, other than such Claims secured by an Indenture Trustee Charging Lien.

         Class M-12: Claims against Macy's under or evidenced by the Macy's Subordinated Discount Debentures or the Macy's Subordinated Discount Debentures Indenture, other than such Claims secured by an Indenture Trustee Charging Lien.

         Class M-13: Unsecured Claims against Macy's that are not otherwise classified in Classes M-1, M-2, M-4, M-6 through M-12 or M-14, including Trade Claims.

         Class M-14: Unsecured Claims against Macy's: (a) for any fine, penalty or forfeiture, or for multiple, exemplary or punitive damages, to the extent that such Claims are not compensation for the Claim holder's actual pecuniary loss; (b) arising from rescission of a purchase or sale of a security of Macy's, for damages arising from a purchase or sale of such security or reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claims; or (c) arising from or related to the Old Stock Options, including any Claims arising out of the rejection or termination of any Old Stock Options.

     3.  Impaired Classes of Interests
         (Classes M-15 through M-17)

         Class M-15:  Interests of the holders of Old Preferred Stock.

         Class M-16:  Interests of the holders of Old Common Stock of Macy's.

         Class M-17: Interests against Macy's that are not otherwise classified in Classes M-15 or M-16, including Interests of the holders of Old Stock Options.


B.   Claims Against and Interests in Macy's Operating Subsidiary
     Debtors (Class MOS-    )
                        ----

     1.  Unimpaired Classes of Claims
         (Classes MOS-1 through MOS-3)

         Class MOS-1: Unsecured Claims against a Macy's Operating Subsidiary Debtor that are entitled to priority under section 507(a)(3), 507(a)(4) or 507(a)(6) of the Bankruptcy Code.

         Class MOS-2: Unsecured Claims against a Macy's Operating Subsidiary Debtor of $1,000 or less, and Unsecured Claims against a Macy's Operating Subsidiary Debtor that the Claim holder elects by the Voting Deadline to reduce to $1,000 on the ballot provided for voting on the Plan, which Claims would otherwise be classified in Class MOS-13 absent the existence of this Class MOS-
2. A holder of a Claim that would have been classified in Class MOS-13, absent such election, may make this election only as to all such holder's Claims in Classes MOS-2 and MOS-13 that are against the particular Macy's Operating Subsidiary Debtor against which the reduced Claim is held. Therefore, if a Claim holder makes an election to reduce any Class MOS-13 Claim to $1,000, all of such holder's Class MOS-2 and MOS-13 Claims against the particular Macy's Operating Subsidiary Debtor against which the reduced Claim is held will be reduced to $1,000 in the aggregate, and no Claims of the Claim holder against the particular Macy's Operating Subsidiary Debtor against which the reduced Claim is held will remain in Class MOS-13. To obtain classification in Class MOS-2 for multiple Unsecured Claims under $1,000 against a particular Macy's Operating Subsidiary Debtor that aggregate more than $1,000 and would otherwise be classified in Class MOS-13 absent the existence of this Class MOS-2, the holder of such Claims must elect classification in Class MOS-2 as if such Claims were, in the aggregate, one Claim, even if such Claims were purchased by or assigned to the holder making the election from different Claim holders.

                                                                            I-25
         Class MOS-3: Secured Claims against a Macy's Operating Subsidiary Debtor that are not otherwise classified in Classes MOS-4 through MOS-9.

     2.  Impaired Classes of Claims
         (Classes MOS-4 through MOS-13)

         Class MOS-4: Claims of Prudential or FNC against a Macy's/Prudential Operating Subsidiary Debtor under or evidenced by the Macy's/Prudential Loan Agreement.

         Class MOS-5: Claims of the WCB Group against a Macy's Operating Subsidiary Debtor under or evidenced by the Macy's/WCB Loan Agreement or Macy's/WCB Swap Agreement.

         Class MOS-6: Claims of the 49 Store Bank Group against a Macy's/49 Store Operating Subsidiary Debtor under or evidenced by the Macy's/49 Store Loan Agreement, other than those Claims of Swiss Bank in Class MOS-8.

         Class MOS-7: Claims of the CREI Bank Group against a Macy's/CREI Operating Subsidiary Debtor under or evidenced by the Macy's/CREI Loan Agreement or the Macy's/CREI Swap Agreement.

         Class MOS-8: Claims of Swiss Bank against a Macy's/49 Store Operating Subsidiary Debtor for liquidated damages under or evidenced by the Macy's/49 Store Loan Agreement or the Macy's/49 Store Loan Guaranty.

         Class MOS-9: Claims of GECC against a Macy's/GECC Operating Subsidiary Debtor under or evidenced by the Macy's/GECC Loan Agreement.

         Class MOS-10: Claims against an Old Debt Securities Guarantor under or evidenced by the Macy's Senior Subordinated Debentures Guaranty or the Macy's Senior Subordinated Debentures Assumption Agreement, other than such Claims secured by an Indenture Trustee Charging Lien.

         Class MOS-11: Claims against an Old Debt Securities Guarantor under or evidenced by the Macy's Subordinated Debentures Guaranty or the Macy's Subordinated Debentures Assumption Agreement, other than such Claims secured by an Indenture Trustee Charging Lien.

         Class MOS-12: Claims against an Old Debt Securities Guarantor under or evidenced by the Macy's Subordinated Discount Debentures Guaranty or the Macy's Subordinated Discount Debentures Assumption Agreement, other than such Claims secured by an Indenture Trustee Charging Lien.

         Class MOS-13: Unsecured Claims against a Macy's Operating Subsidiary Debtor that are not classified in Classes MOS-1, MOS-2 or MOS-10 through MOS-12, including Trade Claims.

     3.  Unimpaired Class of Interests
         (Class MOS-14)

         Class MOS-14: Interests of the holders of Old Common Stock of a Macy's Operating Subsidiary Debtor.

C.   Claims Against and Interests in Macy's Real Estate
     Subsidiary Debtors (Class MRS-    )
                                   ----

               1.  Unimpaired Classes of Claims
                   (Classes MRS-1 through MRS-3)

                   Class MRS-1: Unsecured Claims against a Macy's Real Estate Subsidiary Debtor that are entitled to priority under section 507(a)(3), 507(a)(4) or 507(a)(6) of the Bankruptcy Code.

                   Class MRS-2: Unsecured Claims against a Macy's Real Estate Subsidiary Debtor of $1,000 or less, and Unsecured Claims against a Macy's Real Estate Subsidiary Debtor that the Claim holder elects by the Voting Deadline to reduce to $1,000 on the ballot provided for voting on the Plan, which Claims would otherwise be classified in Class MRS-10, absent the existence of this Class MRS-2. A holder of a Claim that would have been classified in Class MRS-10, absent such election, may make this election only as to all such holder's Claims in Classes MRS-2 and MRS-10 that are against the particular Macy's Real Estate Subsidiary Debtor against which the reduced Claim is held. Therefore, if a Claim holder makes an election to reduce any Class MRS-10 Claim to $1,000, all of such holder's Class MRS-2 and MRS-10 Claims against the particular Macy's Real Estate Subsidiary Debtor against which the reduced Claim is held will be reduced to $1,000 in the aggregate, and no Claims of the Claim holder against the particular Macy's Real Estate Subsidiary Debtor against which the reduced Claim is held will remain in Class MRS-10. To obtain classification in Class MRS-2 for multiple Unsecured Claims under $1,000 against a particular Macy's Real Estate Subsidiary Debtor that aggregate more than $1,000 and would otherwise be classified in MRS-10 absent the existence of this Class MRS-2, the holder of such Claims must elect classification in Class MRS-2 as if such Claims were, in the aggregate, one Claim, even if such Claims were purchased by or assigned to the holder making the election from different Claim holders.

                   Class MRS-3: Secured Claims against a Macy's Real Estate Subsidiary Debtor that are not otherwise classified in Classes MRS-4 through MRS-9.

               2.  Impaired Classes of Claims
                   (Classes MRS-4 through MRS-10)

                   Class MRS-4: Claims of Prudential or FNC against a Macy's/Prudential Real Estate Subsidiary Debtor under or evidenced by the Macy's/Prudential Loan Agreement.

                   Class MRS-5: Claims of the WCB Group against a Macy's/WCB Guarantor Debtor or a Macy's/WCB (Junior Lien) Subsidiary Debtor that is also a Macy's Real Estate Subsidiary Debtor under or evidenced by the Macy's/WCB Loan Agreement, the Macy's/WCB Guaranty or the Macy's/WCB Swap Agreement.

                   Class MRS-6: Claims of the 49 Store Bank Group against a Macy's/49 Store Real Estate Subsidiary Debtor under or evidenced by the Macy's/49 Store Loan Agreement, other than those Claims of Swiss Bank in Class MRS-8.

                   Class MRS-7: Claims of the CREI Bank Group against a Macy's/CREI Real Estate Subsidiary Debtor under or evidenced by the Macy's/CREI Loan Agreement or the Macy's/CREI Swap Agreement.

                   Class MRS-8: Claims of Swiss Bank against a Macy's/49 Store Real Estate Subsidiary Debtor for liquidated damages under or evidenced by the Macy's/Swiss Bank Liquidated Damages Agreement.

                   Class MRS-9:  John Hancock Kings Plaza Claims

                         a. Class MRS-9A: Claims of John Hancock under or evidenced by the John Hancock KPM Note.

                         b. Class MRS-9B: Claims of John Hancock under or evidenced by the John Hancock Plaza Store Note.

                   Class MRS-10: Unsecured Claims against a Macy's Real Estate Subsidiary Debtor that are not otherwise classified in Classes MRS-1 or MRS-2, including Trade Claims.

               3.  Unimpaired Class of Interests
                   (Class MRS-11)

                   Class MRS-11: Interests of the holders of Old Common Stock of a Macy's Real Estate Subsidiary Debtor.


          D.   Claims Against and Interests in Macy's Miscellaneous
               Subsidiary Debtors (Class MMS-   )
                                             ---

               1.  Unimpaired Classes of Claims
                   (Classes MMS-1 through MMS-3)

                   Class MMS-1: Unsecured Claims against a Macy's Miscellaneous Subsidiary Debtor that are entitled to priority under section 507(a)(3), 507(a)(4) or 507(a)(6) of the Bankruptcy Code.

                   Class MMS-2: Unsecured Claims against a Macy's Miscellaneous Subsidiary Debtor of $1,000 or less, and Unsecured Claims against a Macy's Miscellaneous Subsidiary Debtor that the Claim holder elects by the Voting Deadline to reduce to $1,000 on the ballot provided for voting on the Plan, which Claims would otherwise be classified in Class MMS-5 absent the existence of this Class MMS-2. A holder of a Claim that would have been classified in Class MMS-2, absent such election, may make this election only as to all such holder's Claims in Classes MMS-2 and MMS-5 that are against the particular Macy's Miscellaneous Subsidiary Debtor against which the reduced Claim is held. Therefore, if a Claim holder makes an election to reduce any Class MMS-5 Claim to $1,000, all of such holder's Class MMS-2 and MMS-5 Claims against the particular Macy's Miscellaneous Subsidiary Debtor against which the reduced Claim is held will be reduced to $1,000 in the aggregate, and no Claims of the Claim holder against the particular Macy's Miscellaneous Subsidiary Debtor against which the reduced Claim is held will remain in MMS-5. To obtain classification in Class MMS-2 for multiple Unsecured Claims under $1,000 against a particular Macy's Miscellaneous Subsidiary Debtor that aggregate more than $1,000 and would otherwise be classified in Class MMS-5 absent the existence of this Class MMS-2, the holder of such Claims must elect classification in Class MMS-2 as if such Claims were, in the aggregate, one Claim, even if such Claims were purchased by or assigned to the holder making the election from different Claim holders.

                   Class MMS-3:  Secured Claims against a Macy's
          Miscellaneous Subsidiary Debtor that are not otherwise classified in Class MMS-4.

                                                                       I-28
               2.  Impaired Classes of Claims
                   (Classes MMS-4 and MMS-5)

                   Class MMS-4: Claims of the WCB Group against a Macy's Miscellaneous Subsidiary Debtor under or evidenced by the Macy's/WCB Loan Agreement, the Macy's/WCB Guaranty or the Macy's/WCB Swap Agreement.

                   Class MMS-5: Unsecured Claims against a Macy's Miscellaneous Subsidiary Debtor that are not classified in Classes MMS-1 or MMS-2, including Trade Claims.

               3.  Unimpaired Class of Interests
                   (Class MMS-6)

                   Class MMS-6: Interests of the holders of Old Common Stock of a Macy's Miscellaneous Subsidiary Debtor.


                                     ARTICLE III.

                          TREATMENT OF CLAIMS AND INTERESTS

                   The treatment of Claims provided in Sections III.A and III.B is subject to the additional treatment provisions of Sections III.C though F. Section III.E will not affect the nature, amount or timing, as provided in the other Sections herein, of the ultimate distributions to be received by holders of Allowed Claims.


          A.   Unclassified Claims

               1.  Payment of Administrative Claims

                   a.    Administrative Claims in General

                   Except as specified in this Section III.A.1, and subject to the bar date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, each holder of an Administrative Claim will receive, in full satisfaction of its Claim, cash equal to the amount of such Administrative Claim on the Effective Date or, if the Administrative Claim is not allowed as of the Effective Date: (i) 30 days after the date on which an order allowing such Claim (other than a Claim for reclamation under section 546(c) of the Bankruptcy Code) becomes a Final Order or (ii) with respect to Claims for reclamation under section 546(c) of the Bankruptcy Code, 30 days after the date on which (A) an order allowing such Claim becomes a Final Order or
          (B) a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and Claim holder.

                   b.    Statutory Fees

                   On or before the Effective Date, Administrative Claims for fees payable pursuant to section 1930 of title 28 of the United States Code, 28 U.S.C. Sec. 1930, as determined by the Bankruptcy Court at the hearing on Confirmation, will be paid in cash equal to the amount of such Administrative Claims.

                   c.    Ordinary Course Liabilities

                   Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business (including Administrative Claims that are Trade Claims, Administrative Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date) and Administrative Claims arising from or under those executory contracts and unexpired leases of the kind described in Section V.E) will be assumed and paid by the applicable Reorganized Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims, without any further action by the holders of such Claims.

                   d.    Claims Under DIP Credit Agreement

                   On the Effective Date or at a later date determined pursuant to the DIP Credit Agreement, Administrative Claims under or evidenced by the DIP Credit Agreement will be paid, as Federated or the Combined Company determines, in its sole discretion: (i) in cash equal to the amount of such Administrative Claims or (ii) in accordance with the terms of the DIP Credit Agreement.

                   e.    Bar Dates for Administrative Claims

                         i.   General Bar Date Provisions

                   Except as otherwise provided in Section III.A.1.e.ii, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Claims and that do not File and serve a request by the applicable bar date will be forever barred from asserting such Claims against the Debtors, the Reorganized Debtors or their respective property. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of: (A) 90 days after the Effective Date and (B) 60 days after the Filing of the applicable request for payment of Administrative Claims.

                         ii.  Bar Dates for Certain Administrative Claims

                              A.   Professional Compensation

                   Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Effective Date (including compensation requested pursuant to section 503(b)(3) and (4) of the Bankruptcy Code by any Professional or other entity for making a substantial contribution in any Reorganization Case) must File and serve on the Reorganized Debtors and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of compensation and reimbursement of expenses no later than 45 days after the Effective Date; provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to applications of Professionals or other entities for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors and the requesting party by the later of:
          (1) 75 days after the Effective Date and (2) 30 days after the Filing of the applicable request for payment of Administrative Claims.

                              B.   Ordinary Course Liabilities

                   Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business (including Administrative Claims that are Trade Claims, Administrative Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date) and Administrative Claims arising from or under those executory contracts and unexpired leases of the kind described in Section V.E) will not be required to File or serve any request for payment of such Claims. Such Claims will be satisfied pursuant to Section III.A.1.c.

                                                                       I-30
                              C.   Claims Under DIP Credit Agreement

                   Holders of Administrative Claims under or evidenced by the DIP Credit Agreement will not be required to File or serve any request for payment of such Claims. Such Claims will be satisfied pursuant to Section III.A.1.d.

               2.  Payment of Priority Tax Claims

                   a.    Federal Priority Tax Claims

                   On the Effective Date, the aggregate amount of the Federal Priority Tax Claims will be deemed to be $163,744,339.15 (inclusive of that portion of such Claims that constitute Responsible Person Priority Tax Claims) and, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code and as contemplated in the IRS Settlement Agreement, beginning one year after the Effective Date (except as provided in Section III.A.2.b), the IRS will receive, in full satisfaction of its Federal Priority Tax Claims, deferred cash payments in the amount of such Claims in six equal annual installments of principal, plus simple interest accruing from the Effective Date at 7% per annum on the unpaid portion of such Claims (or upon such other terms determined by the Bankruptcy Court to provide the holders of Federal Priority Tax Claims with deferred cash payments having a value, as of the Effective Date, equal to such Claims); provided, however, that the Reorganized Debtors will have the right to pay any Federal Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty.

                   b.    Responsible Person Priority Tax Claims

                   On the Effective Date or, if the Responsible Person Priority Tax Claim is not allowed as of the Effective Date, the first Quarterly Distribution Date after the date on which (i) an order allowing such Claim becomes a Final Order or (ii) a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and Claim holder, each holder of a Responsible Person Priority Tax Claim will receive cash equal to the amount of such Claim. To the extent that any holder of a Responsible Person Priority Tax Claim holds any other Allowed Claims, all distributions received by the holder of such Responsible Person Priority Tax Claim, whether on account of such Responsible Person Priority Tax Claim or on account of other Allowed Claims, will be first applied toward and will reduce the amount of such Responsible Person Priority Tax Claim.

                   c.    Other Priority Tax Claims

                   Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of an Other Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Other Priority Tax Claim will receive, in full satisfaction of its Claim, deferred cash payments over a period not exceeding six years from the date of assessment of such Claim. Payments will be made in equal annual installments of principal, plus simple interest accruing from the Effective Date at 7% per annum on the unpaid portion of each Other Priority Tax Claim (or upon such other terms determined by the Bankruptcy Court to provide the holders of Other Priority Tax Claims with deferred cash payments having a value, as of the Effective Date, equal to such Claims). Unless otherwise agreed by the holder of such Claim and the applicable Debtor or Reorganized Debtor, the first payment will be payable one year after the Effective Date or, if the Other Priority Tax Claim is not allowed within one year after the Effective Date, the first Quarterly Distribution Date after the date on which (i) an order allowing such Claim becomes a Final Order or (ii) a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and Claim holder; provided, however, that the Reorganized Debtors will have the right to pay any Other Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty.

                                                                       I-31
          B.   Classified Claims and Interests

               1.  Unimpaired Classes of Claims Held by Third Parties

                   a.    Unsecured Claims Entitled to
                         Priority Under Section
                         507(a)(3), 507(a)(4) or 507(a)(6) of the
                         Bankruptcy Code
                         (Classes M-1, MOS-1, MRS-1 and MMS-1)

                   On the Effective Date, each holder of an Allowed Claim in Class M-1, MOS-1, MRS-1 or MMS-1 will receive cash equal to the amount of such Claim.

                   b.    Unsecured Convenience Claims
                         (Classes M-2, MOS-2,
                         MRS-2 and MMS-2)

                   On the Effective Date, each holder of an Allowed Claim in Class M-2, MOS-2, MRS-2 or MMS-2 will receive cash equal to the amount of such Claim (as reduced, if applicable, pursuant to an election by the holder thereof).

                   c.    Secured Claims Not Otherwise
                         Classified (Classes
                         M-3, MOS-3, MRS-3 and MMS-3)

                   On the Effective Date, each holder of an Allowed Claim in Class M-3, MOS-3, MRS-3 or MMS-3 will have its Allowed Claim Reinstated.

               2.  Impaired Classes of Claims Held by Third Parties

                   a.    Claims Under or Evidenced by the
                         Macy's/Prudential
                         Loan Agreement (Classes M-4, MOS-4 and MRS-4)

                   On the Effective Date, the respective aggregate amounts of the Claims of Prudential and FNC in each of Classes M-4, MOS-4 and MRS-4 will each be deemed to be Allowed Claims of $428,174,000, and, subject to certain of the adjustments specified in Section III.C, on the Effective Date, Prudential will receive, in full satisfaction of such Allowed Claims:
          (i) $5,709,000 cash minus 1/2 of the amount of any cash distributed to Prudential on account of Allowed Claims in Classes M-4, MOS-4 and MRS-4 prior to the Effective Date and
          (ii) $550,926,100 aggregate principal amount of New Prudential Mortgage Notes. On the Effective Date, FNC will receive, in full satisfaction of its Allowed Claims in Classes M-4, MOS-4 and MRS-4: (i) $5,709,000 cash minus 1/2 of the amount of any cash distributed to Prudential on account of Allowed Claims in Classes M-4, MOS-4 and MRS-4 prior to the Effective Date and
          (ii) 41.14147% of the number of Distributable Shares (Pool A).

                   b.    Claims Under or Evidenced by the
                         Macy's/WCB
                         Loan Agreement, the Macy's/WCB Guaranty or the Macy's/WCB Swap Agreement (Classes M-5, MOS-5, MRS-5 and MMS-4)

                   On the Effective Date, the aggregate amount of the Claims in each of Classes M-5, MOS-5, MRS-5 and MMS-4 will be deemed to be an Allowed Claim of $735,698,190, and, subject to the adjustments specified in Section III.C, on the Effective Date, each holder of an Allowed Claim in Classes M-5, MOS-5, MRS-5 and MMS-4 will receive, in full satisfaction of its Allowed Claims, its Pro Rata share of: (i) $23,836,000 cash;
          (ii) $198,081,000 aggregate principal amount of New Series A Notes; (iii) $148,561,000 aggregate principal amount of New Series B Notes; (iv) $148,561,000 aggregate principal amount of New Series C Notes; and (v) 28.26623% of the number of Distributable Shares (Pool A).

                   c.    Claims Under or Evidenced by the
                         Macy's/49 Store
                         Loan Agreement or the Macy's/49 Store Loan
                         Guaranty (Other Than Liquidated Damages Claims of Swiss Bank) (Classes M-6, MOS-6 and MRS-6)

                   On the Effective Date, the aggregate amount of the Claims in each of Classes M-6, MOS-6 and MRS-6 will be deemed to be an Allowed Claim of $560,434,006, and, subject to the adjustments specified in Section III.C, on the Effective Date, each holder of an Allowed Claim in Classes M-6, MOS-6 and MRS-6 will receive, in full satisfaction of its Allowed Claims, its Pro Rata share of: (i) $14,109,000 cash; (ii) $128,559,000 aggregate principal amount of New Series A Notes; (iii) $96,420,000 aggregate principal amount of New Series B Notes;
          (iv) $96,420,000 aggregate principal amount of New Series C Notes; and (v) 18.47086% of the number of Distributable Shares (Pool A).

                   d.    Claims Under or Evidenced by the
                         Macy's/CREI
                         Loan Agreement or the Macy's/CREI Swap Agreement (Classes M-7, MOS-7 and MRS-7)

                   On the Effective Date, the aggregate amount of the Claims in each of Classes M-7, MOS-7 and MRS-7 will be deemed to be an Allowed Claim of $201,480,925, and, subject to the adjustments specified in Section III.C, on the Effective Date, each holder of an Allowed Claim in Classes M-7, MOS-7 and MRS-7 will receive, in full satisfaction of its Allowed Claims, its Pro Rata share of: (i) $47,376,000 aggregate principal amount of New Series A Notes; (ii) $35,532,000 aggregate principal amount of New Series B Notes; (iii) $35,532,000 aggregate principal amount of New Series C Notes; and (iv) 6.80307% of the number of Distributable Shares (Pool A).

                   e.    Claims Under or Evidenced by the
                         Macy's/Swiss
                         Bank Liquidated Damages Agreement or the
                         Macy's/Macy's South Liquidated Damages
                         Guaranty (Classes M-8, MOS-8 and MRS-8)

                   On the Effective Date, the Claims of Swiss Bank in each of Classes M-8, MOS-8 and MRS-8 will be deemed to be an Allowed Claim and, subject to certain of the adjustments specified in
          Section III.C, on the Effective Date, Swiss Bank will receive, in full satisfaction of its Allowed Claims: (i) $1,210,300 cash;
          (ii) $11,028,000 aggregate principal amount of New Series A Notes; (iii) $8,272,000 aggregate principal amount of New Series B Notes; (iv) $8,272,000 aggregate principal amount of New Series C Notes; and (v) 1.58452% of the number of Distributable Shares (Pool A).

                   f.    Claims Under or Evidenced by the
                         Macy's/GECC
                         Loan Agreement or the Macy's/GECC Interest
                         Guaranty (Classes M-9 and MOS-9)

                   On the Effective Date, the aggregate amount of the Claims of GECC in each of Classes M-9 and MOS-9 will be deemed to be an Allowed Claim of $53,458,000, and, subject to certain of the adjustments specified in Section III.C.2, on the Effective Date, GECC will receive, in full satisfaction of its Allowed Claims, $53,458,000 aggregate principal amount of New GECC Mortgage Notes.

                   g.    John Hancock Kings Plaza Claims
                         (Class MRS-9)

                         i.   John Hancock KPM Note Claims (Class MRS-9A)

                   On the Effective Date, in full satisfaction of its Allowed Claims in Class MRS-9A, John Hancock will receive $3,245,000 cash and KPM will enter into the New John Hancock KPM Note Override Agreement.

                         ii.  John Hancock Plaza Store Claims (Class
                              MRS-9B)

                   On the Effective Date, John Hancock will receive, in full satisfaction of its Allowed Claims in Class MRS-9B:
          (A) $2,324,000 cash and (B) the New John Hancock Plaza Store Note in an aggregate principal amount of $6,100,000.

                   h.    Claims Under or Evidenced by the
                         Macy's Senior
                         Subordinated Debentures, the Macy's Senior
                         Subordinated Debentures Indenture, the
                         Macy's Senior Subordinated Debentures Guaranty or the Macy's Senior Subordinated Debentures Assumption Agreement (Classes M-10 and MOS-10)

                         On the Effective Date, the aggregate amount of the Claims in each of Classes M-10 and MOS-10 will be deemed to be an Allowed Claim of $399,106,619, and, on the Effective Date, each holder of an Allowed Claim in Classes M-10 and MOS-10 will receive, in full satisfaction of its Allowed Claims, its Pro Rata share of: (i) $35,375,000 cash; (ii) 47.90577% of the number of Distributable Shares (Pool B); and (iii) 57.38061% of each series of Distributable Warrants.

                   i.    Claims Under or Evidenced by the
                         Macy's
                         Subordinated Debentures, the Macy's Subordinated Debentures Indenture, the Macy's Subordinated Debentures Guaranty or the Macy's Subordinated Debentures Assumption Agreement (Classes M-11 and MOS-11)

                         On the Effective Date, the aggregate amount of the Claims in each of Classes M-11 and MOS-11 will be deemed to be an Allowed Claim of $508,880,225, and, on the Effective Date, each holder of an Allowed Claim in Classes M-11 and MOS-11 will receive, in full satisfaction of its Allowed Claims, its Pro Rata share of: (i) 30.55407% of the number of Distributable Shares (Pool B) and (ii) 42.61939% of the number of each series of Distributable Warrants.

                   j.    Claims Under or Evidenced by the Macy's
                         Subordinated Discount Debentures, the
                         Macy's Subordinated Discount Debentures
                         Indenture, the Macy's Subordinated Discount
                         Debentures Guaranty or the Macy's Subordinated Discount Debentures Assumption Agreement
                         (Classes M-12 and MOS-12)

                         On the Effective Date, the aggregate amount of the Claims in each of Classes M-12 and MOS-12 will be deemed to be an Allowed Claim of $582,819,136, and, on the Effective Date, each holder of an Allowed Claim in Classes M-12 and MOS-12 will receive, in full satisfaction of its Allowed Claims, its Pro Rata share of 21.54016% of the number of Distributable Shares
          (Pool B).

                   k.    General Unsecured Claims (Classes
                         M-13, MOS-13,
                         MRS-10 and MMS-5)

                         i. On the Effective Date, each holder of an Allowed Claim in Class M-13, MOS-13, MRS-10 or MMS-5 (other than Federated) will receive, in full satisfaction of its Allowed
          Claim: (A) the Fixed Cash Portion of such Claim and (B) its Pro Rata share of 3.73385% of the number of Distributable Shares (Pool A). For the purposes of calculating distributions to the holders of Allowed Claims in Classes M-13, MOS-13, MRS-10 or MMS-5, each holder's Pro Rata share will be calculated as if the Allowed Claims in Classes M-13, MOS-13, MRS-10 and MMS-5 were in a single Class.

                         ii.  No property will be distributed to or
          retained by Federated on account of its Claims, including its Claims in Class M-13 described in proofs of Claim numbers 10430 and 10446, and all such Claims will be discharged as of the Effective Date.

                   l.    Subordinated Unsecured Claims for
                         Penalties, Fines
                         and Punitive Damages, Subordinated Unsecured
                         Claims Related to Rescission, Damages or Indemnity Claims Arising From Securities Transactions and Claims Relating to Old Stock Options (Class M-14)

                   No property will be distributed to or retained by the holders of Claims in Class M-14 on account of such Claims, and such Claims will be discharged as of the Effective Date.

               3. Unimpaired Classes of Common Stock Interests in the Macy's
                   Subsidiary Debtors (Classes MOS-14, MRS-11 and MMS-6)

                   On the Effective Date, each Interest in Class MOS-14, MRS-11 or MMS-6 will be Reinstated by leaving unaltered the legal, equitable and contractual rights to which such Interest entitles the holder of such Interest.

               4.  Impaired Classes of Interests in Macy's
                   (Classes M-15 through M-17)

                   No property will be distributed to or retained by the holders of Interests in Classes M-15, M-16 or M-17 on account of such Interests, and such Interests will be terminated as of the Effective Date.

          C.   Special Provisions Regarding Treatment of Certain
               Claims

               1.  Adjustments of Amounts of Distributions for
                   Pre-Effective Date
                   Sales of Collateral

                   a.    Sales of Collateral Securing Allowed Bank
                         Loan Claims or
                         Claims of Swiss Bank

                   If collateral securing an Allowed Bank Loan Claim or an Allowed Claim of Swiss Bank is sold or otherwise reduced to cash after the date of this Plan and prior to the Effective Date, the net cash proceeds generated from such sales or other transactions will be distributed Pro Rata, in accordance with Sections III.B.2.b, c, d or e, as applicable, on the Effective Date to the holders of the Allowed Bank Loan Claims secured by liens on such collateral or Swiss Bank, as applicable, in the priority established between and among such holders, in addition to the amount of cash to be distributed pursuant to Sections III.B.2.b, c, d or e, as applicable. The aggregate principal amounts of each series of New Unsecured Notes to be distributed pursuant to Sections III.B.2.b, c, d or e, as applicable, to the holders of such Allowed Bank Loan Claims or Swiss Bank will be reduced proportionately (on the basis of the aggregate amounts of each series of New Unsecured Notes to be distributed pursuant to the applicable Section) by the aggregate amount of such cash distribution.

                   b. Sales of Collateral Securing Allowed Claims of Prudential and FNC

                   If collateral securing the Allowed Claims of Prudential and FNC in Classes M-4, MOS-4 and MRS-4 is sold or otherwise reduced to cash prior to the Effective Date, the excess, if any, of the aggregate of (i) (A) the net cash proceeds generated from such sales or other transactions and (B) any other cash collateral (as defined in section 363(a) of the Bankruptcy Code) securing such Claims over (ii) the amount of cash to be distributed pursuant to Section III.B.2.a, will be distributed to Prudential on the Effective Date (if not previously distributed), and the aggregate principal amount of the New Prudential Mortgage

          Notes and the aggregate value of the New Combined Company Common Stock to be distributed pursuant to Section III.B.2.a will each be reduced by 1/2 of the amount of all cash distributions to Prudential (both on account of its Claims and the Claims of FNC in Classes M-4, MOS-4 and MRS-4) in excess of the amount of cash to be distributed pursuant to Section III.B.2.a.

               2.  Adjustments for Increased Distributions of Cash

                   a.    Adjustments of Amounts of Cash and
                         New Debt to be
                         Distributed to Prudential, GECC or Holders of
                         Allowed
                         Bank Loan Claims and Swiss Bank

                   Federated or the Combined Company, in its sole discretion, may elect to increase the amount of cash to be distributed pursuant to any of Sections III.B.2.a through f, other than cash to be distributed to FNC on account of its Allowed Claims in Classes M-4, MOS-4 and MRS-4, and make a corresponding reduction in the amount of New Debt to be distributed pursuant to those Sections, as specified herein.
          Such increased cash distributions, if any, will be made, as determined by Federated or the Combined Company, in its sole discretion: (i) to Prudential, (ii) to GECC or (iii) Pro Rata to holders of Allowed Bank Loan Claims and Swiss Bank as if all Allowed Bank Loan Claims and Allowed Claims of Swiss Bank in Classes M-8, MOS-8 and MRS-8 were in a single Class.
          The aggregate principal amounts of the New Prudential Mortgage Notes (if an additional distribution of cash is made to Prudential), the New GECC Mortgage Notes (if an additional distribution of cash is made to GECC) or the New Unsecured Notes (if an additional distribution of cash is made to the holders of Allowed Bank Loan Claims and Swiss Bank) to be distributed pursuant to Sections III.B.2.a through f, as applicable, will be reduced by the aggregate amount of such cash distribution. Any such reduction in the aggregate principal amounts of the New Series A Notes, New Series B Notes and New Series C Notes will be determined by either Federated or the Combined Company in its sole discretion.

                   b.    Adjustments of Amounts of Cash and
                         New Combined
                         Company Common Stock to be Distributed

                   Federated or the Combined Company, in its sole discretion, may elect to increase the amount of cash to be distributed pursuant to Sections III.B.2.b through e, and make a corresponding reduction in the number of shares of New Combined Common Stock to be distributed pursuant to those Sections, as specified herein. Such increased cash distributions, if any, will be made Pro Rata to holders of Allowed Bank Loan Claims and Swiss Bank as if all Allowed Bank Loan Claims and Allowed Claims of Swiss Bank in Classes M-8, MOS-8 and MRS-8 were in a single Class. If such an election is made, the aggregate number of Distributable Shares (Pool A) to be distributed pursuant to Sections III.B.2.b through e will be reduced by a number of shares equal to the aggregate amount of such cash distribution divided by the Federated Average Market Price (Pool A), except that the stock price collar limits set forth in Section I.A.51 will not apply in this calculation.

               3. Adjustment of Amounts of New Series B Notes and New Series C Notes to be Distributed

                   Subject to the restrictions in this Section III.C.3, Federated or the Combined Company, in its sole discretion, may elect to increase the aggregate principal amount either of the New Series B Notes or the New Series C Notes to be distributed pursuant to Sections III.B.2.b through e, and make a corresponding dollar-for-dollar reduction in the aggregate principal amount of the New Series C Notes or New Series B Notes, respectively, to be distributed pursuant to those Sections. Such adjustments to the distributions of the New Series B Notes and the New Series C Notes, if any, will be made Pro Rata as if all Allowed Bank Loan Claims and Allowed Claims of Swiss Bank in Classes M-8, MOS-8 and MRS-8 were in a single Class; provided, however, that no election pursuant to this Section III.C.3 that would cause the aggregate principal amount of either the New Series B Notes or the New Series C Notes to be distributed pursuant to the Plan to be less than $200,000,000 is permitted.

          D. Special Provisions Regarding Treatment of Allowed Secondary Liability Claims

                   The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows:

                   1. The Allowed Secondary Liability Claims arising from or related to any Debtor's joint or several liability for the obligations under any: (a) Allowed Claim that is being Reinstated under the Plan or (b) executory contract or unexpired lease that is being assumed by another Debtor or under any executory contract or unexpired lease that is being assumed by and assigned to another Debtor, will be Reinstated.

                   2. Except as provided in Section III.D.1, holders of Allowed Secondary Liability Claims, including such Claims against Macy's arising from or related to Macy's guarantees of payment or collection of Unsecured Claims in Classes MOS-13, MRS-10 or MMS-5, will be entitled to only one distribution from the Debtor against which the underlying Allowed Claim is held, which distribution will be as provided in the Plan in respect of such underlying Allowed Claim. No multiple recovery on account of any Allowed Secondary Liability Claim will be provided or permitted. Allowed Secondary Liability Claims will be deemed satisfied in full by the distributions on account of the related underlying Allowed Claim.


          E.   Additional Treatment Provisions

               1.  Claims as to Which Macy's is Primarily Liable

                   Except as provided in Section III.E.2, all Allowed Claims as to which Macy's is primarily liable, irrespective of whether any other Debtor is also primarily liable for all or a portion thereof, will be satisfied for the consideration provided for herein, which consideration will be provided by the Combined Company directly and by no other Reorganized Debtor, and any rights of contribution of the Combined Company against any other Reorganized Debtor on account of the Combined Company's direct provision of such consideration will be contributed to the capital of such Reorganized Debtor.

               2. Unsecured Claims as to Which a Debtor Other than Macy's is
                   Primarily Liable

                   At Macy's election, any Allowed Unsecured Claim as to which a Debtor other than Macy's is primarily liable, irrespective of whether any other Debtor, including Macy's, is also primarily liable for all or a portion thereof, in the first instance will be discharged for cash from the applicable Reorganized Debtor, debt of such Reorganized Debtor, stock of such Reorganized Debtor or warrants to acquire stock of such Reorganized Debtor, as the case may be, in amounts and in proportions paralleling the consideration provided for herein, or for such other consideration as Macy's may elect. Such consideration will be held by the Combined Company on behalf of the holders of the Allowed Claims as to which the election is made and, immediately thereafter, distributed as provided for herein or, to the extent different from the consideration provided for herein, exchanged on such holders' behalf for the consideration provided for herein. For purposes of this Section III.E.2, an Allowed Claim as to which property of a Debtor serves as collateral but as to which there is otherwise no recourse to such Debtor will be deemed an Allowed Claim as to which such Debtor is primarily liable.

               3.  Contribution of Certain Secured Claims to the
                   Capital of Reorganized
                   Macy's Subsidiary Debtors

                   Notwithstanding any provision herein to the contrary, the Combined Company will acquire, for the distributions provided for herein, from the holders thereof, each Secured Claim as to which Macy's is not primarily liable and as to which the noncash distributions provided for herein are in the form of debt of the Combined Company or New Combined Company Common Stock. Thereafter, the Combined Company will, directly or indirectly, contribute all such Claims acquired to the capital of the respective Reorganized Debtors to which such Claims relate. Immediately upon such contribution, all promissory notes and other instruments, indentures or other agreements or documents evidencing such Claims will be deemed canceled and terminated without further action under any applicable agreement, law, regulation, order or rule, and the obligations of the respective Debtors under such promissory notes and other instruments, indentures or other agreements or documents evidencing such Claims will be discharged in full.

               4.  Distributions Received by FNC and Macy's Financial

               Except as provided in the Prudential/Federated Intercreditor Agreement with respect to shares of New Combined Company Common Stock received by FNC, FNC and Macy's Financial will not sell, assign, grant any security interest in, pledge as collateral or otherwise transfer or encumber any shares of New Combined Company Common Stock or any New Warrants received by either such entity pursuant to the Plan; provided, however, that FNC and Macy's Financial may transfer all or a portion of such shares or warrants to (a) any wholly owned subsidiary of the Combined Company, which subsidiary will hold such shares or warrants subject to the restrictions herein, or (b) the Combined Company; and provided further, that New Combined Company Common Stock acquired by the Combined Company may be retired and returned to the status of authorized but unissued shares.


          F.   Accrual of Postpetition Interest

                   No holder of a Priority Tax Claim, a Priority Claim or an Allowed Unsecured Claim will be entitled to any separate or additional distribution on account of accrued postpetition interest in respect of such Claim for any purpose.


                                     ARTICLE IV.

                         MEANS FOR IMPLEMENTATION OF THE PLAN

          A. Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors

                   Subject to the Restructuring Transactions, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law. Except as otherwise provided in the Plan, as of the Effective Date, all property of the respective Estates of the Debtors will vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims or Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professionals' fees, disbursements, expenses or related support services, including those professional fees and expenses incurred by the Claims Resolution Committee pursuant to Section XII.A.2, without application to the Bankruptcy Court.


          B.   The Restructuring Transactions

               1.  The Federated/Macy's Merger

                   a.    Consummation of the
                         Federated/Macy's Merger

                   Simultaneously with the commencement of the Effective Date, Federated and Macy's will take all such actions as may be necessary or appropriate to effect the Federated/Macy's Merger on the terms and subject to the conditions set forth in the Federated/Macy's Merger Agreement. Without limiting the generality of the foregoing sentence, promptly upon the satisfaction or waiver (pursuant to Section VIII.C) of each of the conditions set forth in Section VIII.B, each of Federated and Macy's will cause the Federated/Macy's Merger Agreement or a certificate of merger conforming to the applicable provisions of the Delaware General Corporation Law to be filed with the Secretary of State of Delaware pursuant to applicable provisions of the Delaware General Corporation Law and will take or cause to be taken all other actions, including making appropriate filings or recordings, that may be required by the Delaware General Corporation Law or other applicable law in connection with the Federated/Macy's Merger.

                   b.    Cancellation of Old Capital Stock

                   On the Effective Date, all Old Capital Stock issued and outstanding or held in Macy's treasury or the treasury of any Macy's Subsidiary immediately prior to the Effective Time of the Federated/Macy's Merger will be canceled and extinguished and no consideration will be paid or delivered with respect thereto, in all events without any action on the part of Macy's, the Combined Company, the holders of Old Capital Stock or any other entity. Such further provisions will be made in or taken pursuant to the Plan or the Federated/Macy's Merger Agreement as may be necessary or appropriate to result in there being no shares of capital stock of the Combined Company issued or outstanding immediately following the Effective Time of the Federated/Macy's Merger and prior to the distribution of New Combined Company Common Stock pursuant to the Plan, except as provided in the Federated/Macy's Merger Agreement. Thereafter, shares of capital stock of the Combined Company will be issued pursuant to the Plan and may otherwise be issued pursuant to the Combined Company's certificate of incorporation and by-laws and the Delaware General Corporation Law.

                   c.    The Reorganized Debtors'
                         Obligations Under the Plan

                   From and after the Effective Time of the Federated/Macy's Merger, the Reorganized Debtors will perform the obligations of the Debtors under the Plan.

               2.  The Operating Subsidiary Transactions

                   On or after the Effective Date, the Reorganized Debtors may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective department and specialty store operations. Such restructuring is contemplated to include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by Federated or the Combined Company to be necessary or appropriate. The actions to effect the Operating Subsidiary Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates of merger, consolidation or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by the applicable state law in connection with the transactions contemplated as part of the Operating Subsidiary Transactions.

               3.  The Real Estate Subsidiary Transactions

                   On or after the Effective Date, the Reorganized Debtors may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective real estate operations and holdings. Such restructuring is contemplated to include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by Federated or the Combined Company to be necessary or appropriate, including the formation of New Macy's Kings Plaza Real Estate, New Macy's Primary Real Estate, New Macy's Warehouse Real Estate and other real estate subsidiaries. The actions to effect the Real Estate Subsidiary Transactions may include:
          (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates of merger, consolidation or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by the applicable state law in connection with the transactions contemplated as part of the Real Estate Subsidiary Transactions.

               4.  Other Restructuring Transactions

                   After the Effective Date, the applicable Debtors or Reorganized Debtors may enter into such transactions and take such other actions as may be necessary or appropriate to simplify the overall corporate structure of the Reorganized Debtors or to reincorporate certain of the Macy's Subsidiaries under the laws of jurisdictions other than those under the laws of which the applicable Macy's Subsidiaries are presently incorporated. Such transactions or other actions are contemplated to include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by Federated or the Combined Company to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain Macy's Subsidiaries vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition of such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations, subject to any restrictions or prohibitions under the New Debt Instruments. The actions to effect these transactions and other actions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates of merger, consolidation or dissolution pursuant to the provisions of applicable state law; and (d) all

                                                                       I-40
          other actions that such entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the transactions contemplated as part of these other Restructuring Transactions.

          C.   Corporate Governance, Directors and Officers, Employment-
          Related
               Agreements and Compensation Programs

               1.  Certificates of Incorporation and By-Laws

                   a.    Combined Company

                   Immediately following the Effective Time of the Federated/Macy's Merger, the certificate of incorporation and the by-laws of the Combined Company will be substantially in the forms of Appendices IV.C.1.a(i) and (ii), respectively. The initial certificate of incorporation and by-laws of the Combined Company will, among other things: (i) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code and (ii) authorize the issuance of New Equity and New Combined Company Share Purchase Rights in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan and the Federated/Macy's Merger Agreement. After the Effective Time of the Federated/Macy's Merger, the Combined Company may amend and restate its certificate of incorporation or by-laws as permitted by the Delaware General Corporation Law, subject to the terms and conditions of the certificate of incorporation and by-laws of the Combined Company.

                   b.    The Reorganized Macy's Subsidiary Debtors

                   As of the Effective Date or the effective time of any applicable Restructuring Transaction, as the case may be, the certificate or articles of incorporation and the by-laws or regulations or similar constituent documents of each Reorganized Macy's Subsidiary Debtor will, among other things, prohibit or be amended to prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, and otherwise will, or will be amended and restated to be, substantially in the forms of Appendices IV.C.1.b(i) and (ii), respectively. If a Reorganized Macy's Subsidiary Debtor is incorporated under the laws of a jurisdiction for which the forms of a certificate or articles of incorporation and by-laws or regulations are not included in Appendices IV.C.1.b(i) or (ii), such Debtor's constituent documents will be substantially identical to Appendices IV.C.1.b(i) and (ii), with such differences as may be necessary or appropriate under the applicable jurisdiction's corporation law. After the Effective Date or the effective time of any applicable Restructuring Transaction, as the case may be, each such entity may amend and restate its certificate or articles of incorporation or its by-laws or regulations or similar constituent documents as permitted by applicable state law, subject to the terms and conditions of its certificate or articles of incorporation or its by-laws or regulations or similar constituent documents.

               2.  Directors and Officers of the Reorganized Debtors

                   a.    Combined Company

                   The initial directors and officers of the Combined Company will be the directors and officers of Federated immediately prior to the Effective Time of the Federated/Macy's Merger and the additional persons listed on Appendix IV.C.2.a, which persons will be designated pursuant to the Federated/Macy's Merger Agreement. Each such director and officer will serve from and after the Effective Time of the Federated/Macy's Merger until his or her successor is duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and by-laws of the Combined Company and the Delaware General Corporation Law.

                   b.    The Reorganized Macy's Subsidiary Debtors

                   The initial directors and officers of each Reorganized Macy's Subsidiary Debtor will be selected from the directors and officers of Federated and the subsidiaries of Federated, and will include the additional persons listed on Appendix IV.C.2.b. Each such director and officer will serve from and after the Effective Date or the effective time of any applicable Restructuring Transaction, as the case may be, until his or her successor is elected and qualified in accordance with the terms of the applicable certificate or articles of incorporation, the applicable by-laws or regulations or similar constituent documents and applicable corporation or similar law.

               3. New Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs

                   As of the Effective Time of the Federated/Macy's Merger, the Reorganized Debtors will have the authority to:
          (a) enter into employment, retirement, indemnification and other agreements with their active directors, officers and employees and (b) implement retirement income plans, welfare benefit plans and other plans for active employees. Such agreements and plans may include equity, bonus and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate. The Disclosure Statement and the Federated/Macy's Merger Agreement provide a general summary and description of such agreements and plans that are to take effect as of the Effective Date, as well as a general summary and description of the Debtors' and Federated's existing employment, retirement, indemnification and other agreements and incentive compensation programs that are to remain in effect as of the Effective Date.

               4.  Corporate Action

                   The Restructuring Transactions; the adoption of new or amended and restated certificates or articles of incorporation and by-laws or regulations or similar constituent documents for the Reorganized Debtors; the initial selection of directors and officers for the Reorganized Debtors; the distribution of cash pursuant to the Plan; the issuance and distribution of New Securities and New Combined Company Share Purchase Rights pursuant to the Plan; the grant of mortgages, deeds of trust, liens and other security interests pursuant to the New Mortgage Notes Agreements; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases, indentures and other agreements or documents related to any of the foregoing, including the Federated/Macy's Merger Agreement, New Debt Instruments, the New Warrants Agreements and the New Combined Company Share Purchase Rights Agreement; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements; and the other matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor will occur and be effective as provided herein, and will be authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of any of the Debtors or the Reorganized Debtors.


          D. Obtaining Cash for Plan Distributions and Transfers of Funds Among the Debtors

                   All cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the Reorganized Debtors' cash balances and operations or postconfirmation working capital or other borrowing facilities of the Combined Company or the other Reorganized Debtors. Cash payments to be made pursuant to the Plan will be made by the Combined Company or such other Reorganized Debtor that is liable on the underlying Allowed Claim; provided, however, that the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable each Reorganized Debtor to satisfy its obligations under the Plan.


          E.   Execution of Agreements and Indentures Related to New
               Securities

                   1. On or effective as of the Effective Date, the Combined Company and the applicable subsidiaries of the Combined Company will execute and deliver the New Debt Instruments, the New Warrants Agreements and the New Combined Company Share Purchase Rights Agreement. As a condition precedent to Prudential receiving the New Prudential Mortgage Notes, GECC receiving the New GECC Mortgage Notes or John Hancock receiving the New John Hancock KPM Note Override Agreement and the New John Hancock Plaza Store Note, Prudential, GECC or John Hancock shall have executed and delivered to the Combined Company and the applicable subsidiaries of the Combined Company the applicable New Mortgage Notes Agreement.

                   2. The New Prudential Mortgage Notes, the New GECC Mortgage Notes and the New John Hancock Plaza Store Note to be distributed will, pending execution and delivery of the applicable New Mortgage Notes Agreement, be treated as undeliverable distributions pursuant to Section VI.D.2.


          F.   Collateralization of Obligations to Prudential

                   Pursuant to the Prudential/Federated Intercreditor Agreement, all Obligations owing to Prudential by FNC and Federated thereunder will become secured by the collateral that secured the Allowed Claims of Prudential and FNC in Classes M-4, MOS-4 and MRS-4, subject to any prior sales of collateral as contemplated in Section III.C.1.

          G.   Preservation of Rights of Action; Releases

               1. Preservation of Rights of Action by the Debtors and Reorganized Debtors

                   Except as provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights and causes of action that any Debtor or Estate may hold against any entity. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or causes of action as appropriate, in accordance with the best interests of the Reorganized Debtors or the successors holding such rights of action.

               2.  Releases

                   a.    Releases by the Debtors

                         i.   As of the Effective Date, for good and
          valuable consideration, the adequacy of which is hereby confirmed, each Debtor and Reorganized Debtor will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action and liabilities in connection with or related to: (A) Allowed Claims in Classes M-4 through M-9, MOS-4 through MOS-9, MRS-4 through MRS-8 or MMS-4 (including causes of action under sections 510, 544, 547, 548 and 550 of the Bankruptcy Code and comparable nonbankruptcy law, but excluding the rights of the Debtors or Reorganized Debtors to enforce the

          Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) or (B) those alleged by a Debtor in any adversary proceeding or contested matter pending in a Reorganization Case, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date and that may be asserted by or on behalf of a Debtor or its Estate against: (A) Federated; (B) FNC; (C) any Senior Lender (including any member of the WCB Group, the 49 Store Bank Group or the CREI Bank Group); (D) GECC (other than those claims, demands, debts, rights, causes of action and liabilities arising from or in connection with the operation of the credit card program provided to Macy's and certain of the Macy's Subsidiaries by GE Credit); or (E) the respective agents, advisors, attorneys and representatives (including the respective current and former directors, officers, employees, members and professionals) of any of the foregoing, acting in such capacity.

                         ii.  As of the Effective Date, for good and
          valuable consideration, the adequacy of which is hereby confirmed, each Debtor and Reorganized Debtor will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action and liabilities in connection with or related to the Debtors or the Reorganization Cases (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date and that may be asserted by or on behalf of a Debtor or its Estate against: (A) the Unsecured Creditors' Committee and its members, acting in such capacity;
          (B) the Bondholders' Committee and its members, acting in such capacity; (C) the Voting Trustee; or (D) the respective agents, advisors, attorneys and representatives (including the current and former members and professionals) of either of the foregoing, acting in such capacity; provided, however, that this release will not apply to any releasee that seeks to enforce any subordination or turnover rights terminated, compromised or settled pursuant to Sections X.C.1 and X.C.2.

                         iii. As of the Effective Date, for good and
          valuable consideration, the adequacy of which is hereby confirmed, each Debtor and Reorganized Debtor will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action and liabilities under sections 510, 544, 547, 548 and 550 of the Bankruptcy Code and comparable nonbankruptcy law of any nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date and that may be asserted by or on behalf of a Debtor or its
          Estate against:   (A) GE Credit (other than those claims,
          demands, debts, rights, causes of action and liabilities arising from or in connection with the operation of the credit card program provided to Macy's and certain of the Macy's Subsidiaries by GE Credit); (B) any holder of a Claim in a Reserve Class; or
          (C) any holder of an Allowed Debt Security Claim and any Indenture Trustee (and any predecessor thereof), acting in such capacity; provided, however, that this release will not apply to any releasee that seeks to enforce any subordination or turnover rights terminated, compromised or settled pursuant to Sections X.C.1 and X.C.2.

                   b.    Releases by Swiss Bank

                   Without in any manner limiting the scope of the release provided pursuant to Section IV.G.2.c, except as provided in Appendix IV.G.2.c, as of the Effective Date, in exchange for the treatment of its Claims in Classes M-8, MOS-8 and MRS-8, Swiss Bank will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that Swiss Bank has, had or may have against any member of the 49 Store Bank Group for damages in respect of the unsatisfied portion of any of its Claims classified in Classes M-8, MOS-8 and MRS-8.

                   c.    Releases by Holders of Claims or Interests

                   As of the Effective Date, except as provided in Appendix IV.G.2.c, to the fullest extent permissible under applicable law, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the cash, New Securities, contracts, instruments, releases, indentures or other agreements or documents to be delivered in connection with the Plan, each entity that has held, holds or may hold a Claim or Interest will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases, indentures and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization Cases or the Plan that such entity has, had or may have against:
          (i) Federated; (ii) FNC; (iii) any Senior Lender (including any member of the WCB Group, the 49 Store Bank Group or the CREI Bank Group); (iv) GE Credit (other than those claims, demands, debts, rights, causes of action and liabilities arising from or in connection with the operation of the credit card program provided to Macy's and certain of the Macy's Subsidiaries by GE Credit);
          (v) the Creditors' Committees; (vi) the Indenture Trustees;
          (vii) the Voting Trustee; (viii) any Debtor (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code); or (ix) the respective agents, advisors, attorneys and representatives (including the respective current and former directors, officers, employees, members and professionals) of any of the foregoing, acting in such capacity.

                   d.    Injunction Related to Releases

                   As further provided in Section X.B, the Confirmation Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, demand, debt, right, cause of action or liability released pursuant to the Plan.


          H.   Continuation of Certain Retirement Benefits

               1.  Certain Retiree Health, Medical and Life
                   Insurance Benefits

                   From and after the Effective Date, the Reorganized Debtors will be obligated to pay the retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) in accordance with the terms of the retiree benefit plans governing the payment of such benefits, subject to any rights to amend, modify or terminate such retiree benefits under the terms of the applicable retiree benefits plan or applicable nonbankruptcy law.

               2.  Purchase Discounts for Retirees

                   From and after the Effective Date, the Reorganized Debtors will provide their respective retirees with merchandise and service purchase price discounts, in accordance with the Debtors' business practices in effect prior to the applicable Petition Dates; provided, however, that each of the Reorganized Debtors will have the right to modify, reduce or eliminate such discounts in its sole discretion without any claims, debts, rights, causes of action or liabilities arising against the Reorganized Debtors from such action.


          I. Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims

                   Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed

          Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in this Section IV.I will constitute a waiver of any claim, demand, debt, right, cause of action or liability that any entity may hold against any other entity, including the Debtors' insurance carriers.


          J. Cancellation and Surrender of Instruments, Securities and Other Documentation

                   In addition to the cancellation of the Old Capital
          Stock provided for in Section IV.B.1.b and the cancellation of the Old Indentures provided for in Section V.D.3, except as otherwise provided in Section VI.B.1 (with respect to Agent Banks receiving and making Plan distributions, maintaining the validity of Agent Bank Charges and remaining entitled to limitation of liability, exculpation and indemnification under the applicable Macy's Bank Loan Agreement), Section VI.B.2 (with respect to Indenture Trustees receiving and making Plan distributions),
          Section VI.I (with respect to surrender of Old Debt Securities or other old notes to Indenture Trustees or Agent Banks), Section VI.J.2 (with respect to maintaining the validity of Indenture Trustee Charging Liens) or in any contract, instrument, indenture or other agreement or document created in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, the Old Debt Securities, the Old Debt Securities Assumption Agreements, the
          Old Debt Securities Guaranties, the Macy's/49 Store Lease Payment Guaranty, the Macy's/49 Store Loan Agreement, the Macy's 49 Store Loan Guaranty, the Macy's/CREI Lease Payment Guaranty, the Macy's/CREI Loan Agreement, the Macy's/CREI Swap Agreement, the Macy's/GECC Interest Guaranty, the Macy's/GECC Loan Agreement, the Macy's/Prudential Mortgage Notes, the Macy's/Prudential Loan Agreement, the Macy's/Swiss Bank Liquidated Damages Agreement, the Macy's/WCB Guaranty, the Macy's/WCB Loan Agreement, the Macy's/WCB Swap Agreement, the John Hancock KPM Note and the John Hancock Plaza Store Note will be canceled and of no further force and effect, without any further action on the part of any Debtor or Reorganized Debtor. The holders of or parties to such canceled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent, Agent Bank or Indenture Trustee pursuant to
          Section VI.I.


          K.   Release of Liens

                   Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, all mortgages, deeds of trust, liens or other security interests against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests will revert to the applicable Reorganized Debtor and its successors and assigns.


          L.   Intercompany Claims and Certain Claims of Affiliates

                   1. On the Effective Date, all Intercompany Claims, except those Intercompany Claims that arise from or relate to the intercompany agreements listed on Appendix IV.L.1, will be extinguished, and no property will be distributed to or retained by holders of such Intercompany Claims on account of such Claims.

                                                                       I-46
          Appendix IV.L.1 specifies the treatment of the Intercompany Claims that arise from or relate to the intercompany agreements listed thereon.

                   2. On the Effective Date, the respective aggregate amounts of the Allowed Debt Security Claims of Macy's Financial will be deemed to be: (a) $4,230,730 in each of Classes M-10 and MOS-10, (b) $114,172,200 in each of Classes M-11 and MOS-11 and
          (c) $79,641,600 in each of Classes M-12 and MOS-12.


          M.   Effectuating Documents; Further Transactions;
               Exemption from
               Certain Transfer Taxes

                   The Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President of each Debtor or Reorganized Debtor or such other persons as the Bankruptcy Court may designate at the request of the Plan Proponents will be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor or such other persons as the Bankruptcy Court may designate at the request of the Plan Proponents will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(c) of the Bankruptcy Code: (1) the issuance, transfer or exchange of New Securities; (2) the creation of any mortgage, deed of trust or other security interest; (3) the making or assignment of any lease or sublease; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; or assignments executed in connection with the Restructuring Transactions, will not be subject to any stamp tax, real estate transfer tax or similar tax.


                                      ARTICLE V.

                           TREATMENT OF EXECUTORY CONTRACTS
                                 AND UNEXPIRED LEASES

          A.   Assumption and Rejection

               1.  Assumptions, Assignments and Rejections of
                   Non-Real Property
                   Executory Contracts and Unexpired Leases

                   a.    Assumptions and Assignments

                   Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors will assume, or assume and assign, as indicated, each of the executory contracts and unexpired leases listed on Appendix V.A.1.a; provided, however, that Federated and the Reorganized Debtors reserve the right, at any time prior to 60 days after the Effective Date, to amend Appendix V.A.1.a to:
          (a) delete any executory contract or unexpired lease listed therein, thus providing for its rejection pursuant to this
          Section V.A.1, or (b) add any executory contract or unexpired lease thereto, thus providing for its assumption or assumption and assignment pursuant to this Section V.A.1. Federated or the Reorganized Debtors, as applicable, will provide notice of any amendments to Appendix V.A.1.a to the parties to the executory contracts or unexpired leases affected thereby and the Claims Resolution Committee and, if such amendments are made before the Effective Date, to the parties on the then applicable administrative service list in the Reorganization Cases. Any amendment to Appendix V.A.1.a after the Effective Date to delete an executory contract or unexpired lease listed therein will be deemed and treated as a rejection of such contract or lease pursuant to section 365(g)(1) of the Bankruptcy Code. Each contract and lease listed on Appendix V.A.1.a will be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Appendix V.A.1.a does not constitute an admission by a Debtor, Reorganized Debtor or Federated that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

                   b.    Rejections

                   On the Effective Date, except for a non-Real Property Executory Contract or Unexpired Lease that was previously assumed or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section V.A.1.a, each non-Real Property Executory Contract and Unexpired Lease entered into by a Debtor prior to the applicable Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The non-Real Property Executory Contracts and Unexpired Leases to be rejected will include the executory contracts and unexpired leases listed on Appendix V.A.1.b. Each contract and lease listed on Appendix V.A.1.b will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Appendix V.A.1.b does not constitute an admission by a Debtor, Reorganized Debtor or Federated that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder. Any non-Real Property Executory Contract and Unexpired Lease not listed on Appendix V.A.1.a will be rejected irrespective of whether such contract is listed on Appendix V.A.1.b.

               2.  Assumptions and Rejections of Real Property
                   Executory Contracts and
                   Unexpired Leases

                   a. Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors will assume, or assume and assign, all Real Property Executory Contracts and Unexpired Leases, except for any such Real Property Executory Contract and Unexpired Lease: (i) that was previously assumed or rejected by an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for authority to reject has been Filed and served prior to the Confirmation Date, (iii) that has previously expired or terminated pursuant to its own terms, (iv) that is between a Debtor and an Affiliate (other than those agreements listed on Appendix IV.L.1) or (v) that is listed on Appendix V.A.2; provided, however, that Federated and the Reorganized Debtors reserve the right, at any time prior to 60 days after the Effective Date, to amend Appendix V.A.2 to: (i) add any Real Property Executory Contract and Unexpired Lease, thus providing for its rejection pursuant to this Section V.A.2, or (ii) delete any Real Property Executory Contract and Unexpired Lease, thus providing for its assumption pursuant to this Section V.A.2. Federated or the Reorganized Debtors, as applicable, will provide notice of any amendments to Appendix V.A.2 to the parties to the Real Property Executory Contracts and Unexpired Leases affected thereby and the Claims Resolution Committee and, if such amendments are made before the Effective Date, to the parties on the then applicable administrative service list in the Reorganization Cases. Each Real Property Executory Contract and Unexpired Lease assumed or rejected pursuant to this Section V.A.2 will be assumed or rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a Real Property Executory Contract and Unexpired Lease on Appendix V.A.2 does not constitute an admission by a Debtor, Reorganized Debtor or Federated that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

                   b. Each Real Property Executory Contract and Unexpired Lease assumed or rejected pursuant to this Section V.A.2 will include all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such Real Property Executory Contract and Unexpired Lease.

               3.  Assignments Related to Restructuring
                   Transactions

                   As of the effective time of the applicable
          Restructuring Transactions, any executory contract or unexpired lease (including any related agreements as described in Section V.A.2.b) to be held by the Combined Company or a surviving, resulting or acquiring corporation in the Operating Subsidiary Transactions, the Real Estate Subsidiary Transactions or any other Restructuring Transactions, as the case may be, will be deemed assigned to the applicable entity, pursuant to section 365 of the Bankruptcy Code.

               4.  Approval of Assumptions, Assignments and
                   Rejections

                   The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions, assignments and rejections described in this Section V.A, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The order of the Bankruptcy Court approving the Disclosure Statement, the Confirmation Order or another order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing notice to each party whose executory contract or unexpired lease is being assumed or assumed and assigned pursuant to the Plan of: (a) the contract or lease being assumed or assumed and assigned; (b) the amount of the cure payment, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures for such party to object to the assumption, assignment or amount of the proposed cure payment.


          B. Payments Related to Assumption of Executory Contracts and Unexpired Leases

                   Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor assuming such contract or lease, the assignee of such Debtor or Federated:
          (1) by payment of the default amount in cash on the Effective Date; (2) by payment of the default amount in quarterly cash installments commencing on the Effective Date and continuing for one year; or (3) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. If there is a dispute regarding: (1) the amount of any default amount or cure payment; (2) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy
          Code) under the contract or lease to be assumed; or (3) any other matter pertaining to assumption of such contract or lease, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of executory contracts between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) in lieu of payment in cash.


          C.   Bar Date for Rejection Damages

                   If the rejection of an executory contract or unexpired lease pursuant to Section V.A gives rise to a Claim (including any Claims arising from those indemnification obligations described in Section V.D.1.b) by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors, their respective successors or their respective properties unless a proof of Claim is Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, no later than 30 days after the later of: (1) the Effective Date and (2) delivery of a notice of amendment pursuant to Sections V.A.1 or V.A.2 providing for the rejection of the applicable executory contract or unexpired lease.

          D.   Special Executory Contract and Unexpired Lease Issues

               1.  Obligations to Indemnify Directors, Officers and
                   Employees

                   a. The obligations of each Debtor or Reorganized Debtor to indemnify any person serving as a director, officer or employee of such Debtor or Reorganized Debtor as of or following July 15, 1986 will be as provided in the Federated/Macy's Merger Agreement. In its sole discretion, Federated also may elect to have a Debtor or Reorganized Debtor assume certain of its obligations to indemnify any person who, as of July 15, 1986, was no longer serving as a director, officer or employee of such Debtor by listing such obligations on Appendix V.A.1.a (as provided in Section V.A.1), which obligations will be deemed and treated as executory contracts that are assumed by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, to the extent assumed, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

                   b. Unless assumed by a Debtor pursuant to an election under Section V.D.1.a, the obligations of each Debtor or Reorganized Debtor to indemnify any person who, as of July 15, 1986, was no longer serving as a director, officer or employee of such Debtor or Reorganized Debtor, which indemnity obligation arose by reason of such person's prior service in any such capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, whether provided in the applicable certificates of incorporation, by-laws or similar constituent documents or by statutory law or written agreement of or with such Debtor or policies or procedures of or with such Debtor, will terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise, as of the Effective Date; provided, however, that, to the extent that such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as executory contracts that are rejected by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code, as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) will be subject to the bar date provisions of
          Section V.C.

                   c. Nothing herein will be exclusive of or limit the terms of any indemnification agreement entered into pursuant to
          Section IV.C.3 or the Federated/Macy's Merger Agreement.

               2.  Reinstatement of Allowed Secondary Liability
                   Claims Arising From or
                   Related to Executory Contracts or Unexpired Leases
                   Assumed by
                   Macy's or Macy's Subsidiaries

                   On the Effective Date, any Allowed Secondary Liability Claim arising from or related to any Debtor's joint or several liability for the obligations under or with respect to: (a) any executory contract or unexpired lease that is being assumed or deemed assumed pursuant to section 365 of the Bankruptcy Code by another Debtor, (b) any executory contract or unexpired lease that is being assumed by and assigned to another Debtor or (c) a Reinstated Claim, will be Reinstated. Accordingly, such Allowed Secondary Liability Claims will survive and be unaffected by entry of the Confirmation Order.

                   3.    Cancellation of Old Indentures

                   As of the Effective Date, except as otherwise provided in Section VI.B.2 (with respect to Indenture Trustees' receiving and making Plan distributions), Section VI.I (with respect to surrender of Old Debt Securities to Indenture Trustees), Section VI.J.2 (with respect to maintaining the validity of the Indenture Trustee Charging Liens) and Section X.C.3 (with respect to the preservation of subordination and turnover rights), the Old Indentures will be canceled pursuant to section 1123(a)(5)(F) of the Bankruptcy Code.

                   4.    Reinstatement of Intercompany Agreement

                   Notwithstanding anything to the contrary in Section V.A.2.a or in any order entered prior to the Confirmation Date in the Reorganization Cases, the Lease and Agreement, dated September 25, 1974, between Macy's California, as successor in interest to Liberty House, Inc., and Sanstoff East Properties Corp., as successor in interest to Amcisco Associates, will be reinstated and will be deemed to be assumed pursuant to Section V.A.2.a.


          E. Executory Contracts and Unexpired Leases Entered Into and Other Obligations
               Incurred After the Applicable Petition Date

                   Executory contracts and unexpired leases entered into or assumed and other obligations incurred after the Petition Date by any Debtor will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such executory contracts, unexpired leases and other obligations will survive and remain unaffected by entry of the Confirmation Order.

                                     ARTICLE VI.

                          PROVISIONS GOVERNING DISTRIBUTIONS

          A.   Distributions for Claims Allowed as of the Effective Date

                   1. Except as otherwise provided in this Article VI, distributions to be made on the Effective Date to holders of Claims that are allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 90 days after the Effective Date or (b) such later date when the applicable conditions of Section IV.E (regarding execution of agreements related to the New Mortgage Notes),
          Section V.B (regarding cure payments for executory contracts and unexpired leases being assumed), Section VI.D.2 (regarding undeliverable distributions) or Section VI.I (regarding surrender of canceled instruments and securities) are satisfied. Notwithstanding the foregoing, subject (as applicable) to the conditions of Section IV.E.1 (regarding execution of the New Mortgage Notes Agreements) and Section VI.I (regarding surrender of canceled instruments and securities), distributions will be made on the Effective Date to: (a) the applicable Agent Banks on account of Allowed Bank Loan Claims, (b) Prudential on account of the Allowed Claims of Prudential in Classes M-4, MOS-4 and MRS-4,
          (c) Swiss Bank on account of Allowed Claims in Classes M-8, MOS-8 and MRS-8, (d) GECC on account of Allowed Claims in Classes M-9 and MOS-9, (e) John Hancock on account of Allowed Claims in Class MRS-9 and (f) the applicable Indenture Trustee or Disbursing Agent on account of Allowed Debt Security Claims. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Sections VI.G and VII.C.

                   2. From and after the Effective Date, cash to be distributed on the Effective Date on account of Reserve Class Claims allowed as of the Effective Date will be deposited in a segregated bank account in the name of the applicable Disbursing Agent, held in trust pending distribution by the Disbursing Agent for the benefit of the holders of such Claims and accounted for separately, and, subject to Section VI.D.2.a.iii, will not constitute property of the Combined Company. The Disbursing Agent will invest such cash in a manner consistent with the Combined Company's investment and deposit guidelines. Distributions of cash on account of each Reserve Class Claim allowed as of the Effective Date will include a Pro Rata share of the Cash Investment Yield from such investment of cash. New Debt to be issued will be deemed issued as of, and New Debt thus will accrue interest from, January 31, 1995, regardless of the date on which New Debt is actually distributed.

          B.   Methods of Distributions

               1.  Distributions to Holders of Allowed Bank Loan
                   Claims

                   All distributions provided for in the Plan on account of Allowed Bank Loan Claims will be made to the applicable Agent Bank for further distribution to individual holders of such Claims or those participants that such holders certify in writing to the applicable Agent Bank by the close of business on the Distribution Record Date. Distributions will be made by the Reorganized Debtors to each Agent Bank in the names of those holders of Allowed Bank Loan Claims or their participants and in such amounts of cash, principal amounts of New Debt and numbers of shares of New Combined Company Common Stock (as applicable) as such Agent Bank provides in writing to Federated within seven days after the Distribution Record Date. Distributions will be made in accordance with the applicable Macy's Bank Loan Agreement, as provided herein or in the Confirmation Order or as otherwise agreed between the Agent Bank and any beneficial owner of an Allowed Bank Loan Claim, and will be subject to any Agent Bank Charges, except as may be agreed between Swiss Bank and any beneficial owner of an Allowed Claim in Classes M-6, MOS-6 and MRS-6. Agent Banks will make distributions to their respective holders of Allowed Bank Loan Claims on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 10 days after the Effective Date or (b) as to any particular Allowed Bank Loan Claim, such later date when the applicable conditions of Section VI.I (regarding surrender of canceled instruments and securities) are satisfied and any dispute asserted in writing to the Agent Bank with respect to the identity of the party that is entitled to receive a distribution or the amount of such distribution on account of such Claim is resolved. Notwithstanding the provisions of Section IV.J regarding the cancellation of the Macy's Bank Loan Agreements, the Macy's Bank Loan Agreements will continue in effect to the extent necessary to allow the Agent Banks to receive and make distributions pursuant to the Plan, subject to the deduction of Agent Bank Charges, and the Agent Banks will remain entitled to any limitation of liability, exculpation or indemnification provisions between or among the holders of Allowed Bank Loan Claims under the applicable Macy's Bank Loan Agreement.

               2.  Distributions to Holders of Allowed Debt
                   Security Claims

                   All distributions provided for in the Plan on account of Allowed Debt Security Claims will be made, at the option of Federated or the Combined Company, to the respective Indenture Trustees or a Disbursing Agent for further distribution to individual holders of Allowed Debt Security Claims. Any such distribution made by an Indenture Trustee will be made pursuant to the applicable Old Indenture or other disbursing agent agreement entered into by the Combined Company and the applicable Indenture Trustee. Notwithstanding the provisions of Section V.D.3 (regarding the cancellation of the Old Indentures), the Old Indentures will continue in effect to the extent necessary to allow the Indenture Trustees to receive and make distributions pursuant to the Plan on account of Allowed Debt Security Claims. Any actions taken by the Indenture Trustees that are not for this purpose will be null and void as against the Debtors and the Reorganized Debtors, and the Reorganized Debtors will have no obligations to the Indenture Trustees for any fees, costs or expenses incurred in connection with any such actions.

               3.  Distributions to Holders of Other Claims

                   The Combined Company, or such Third-Party Disbursing Agents as Federated or the Combined Company, after consultation with the Unsecured Creditors' Committee, may employ in its sole discretion, will make all distributions of cash and New Securities required under the Plan, except for distributions made by Agent Banks or Indenture Trustees pursuant to Sections VI.B.1 and VI.B.2. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan.

          C. Compensation and Reimbursement for Services Related to Balloting and Distributions

                   1. Each Agent Bank and Indenture Trustee providing services related to balloting or distributions pursuant to the Plan to holders of Allowed Bank Loan Claims or Allowed Debt Security Claims will receive, from the Combined Company, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Federated or the Combined Company, and will be in addition to distributions made on account of any Agent Bank Charges or Indenture Trustee Charging Liens.

                   2. Each Third-Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Combined Company, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Federated or the Combined Company, and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims (including any distributions of Cash Investment Yield) receiving distributions from a Third-Party Disbursing Agent.


          D. Delivery of Distributions and Undeliverable or Unclaimed Distributions

               1.  Delivery of Distributions in General

                   Distributions to holders of Allowed Claims will be made as follows: (a) with respect to Allowed Bank Loan Claims, by the applicable Agent Bank, and as otherwise specified herein, in the Confirmation Order or in the applicable Macy's Bank Loan Agreement; (b) with respect to Allowed Debt Security Claims, if made by an Indenture Trustee, in accordance with the applicable Old Indenture and, if made by a Disbursing Agent, at the addresses supplied by the applicable Indenture Trustee; and
          (c) with respect to all other Allowed Claims, by a Disbursing Agent (i) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (ii) at the addresses set forth in any written notices of address change delivered to the Disbursing Agents after the date of Filing of any related proof of Claim; or (iii) at the addresses reflected in the applicable Debtor's schedule of liabilities if no proof of Claim has been Filed and the Disbursing Agents have not received a written notice of a change of address.

               2.  Undeliverable Distributions

                   a.    Distributions Held by Disbursing Agents

                         i.   Holding and Investment of
                              Undeliverable Distributions

                              A.   If any Allowed Claim holder's
          distribution is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the applicable Disbursing Agent is notified in writing of such holder's then-current address. Undeliverable distributions will remain in the possession of the applicable Disbursing Agent pursuant to this Section VI.D.2.a.i until such time as a distribution becomes deliverable. Undeliverable cash (including dividends or other distributions on undeliverable New Combined Company Common Stock) will be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash will invest such cash in a manner consistent with the Combined Company's investment and deposit guidelines. Undeliverable New Equity will be held by the applicable Disbursing Agent for the benefit of the potential claimants of such securities.

                              B.   Pending the distribution of any New
          Combined Company Common Stock, each Disbursing Agent will cause all of the New Combined Company Common Stock held by it in its capacity as Disbursing Agent to be: (1) represented in person or by proxy at each meeting of the stockholders of the Combined Company; (2) voted in any election of directors of the Combined Company, at the option of the Disbursing Agent, either
          (a) proportionately with the votes cast by the other stockholders of the Combined Company, taken as a whole, or (b) for the nominees recommended by the board of directors of the Combined Company; and (3) voted with respect to any other matter, at the option of the Disbursing Agent, either (a) proportionately with the votes cast by the other stockholders of the Combined Company, taken as a whole, or (b) as recommended by the board of directors of the Combined Company.

                         ii.  After Distributions Become Deliverable

                   On each Quarterly Distribution Date, the applicable Disbursing Agents will make all distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter. Each such distribution will include, to the extent applicable: (A) dividends or other distributions, if any, that shall have theretofore been paid to the Disbursing Agent in respect of any New Combined Company Common Stock included in such distribution and (B) a Pro Rata share of the Cash Investment Yield from the investment of any undeliverable cash (including dividends or other distributions on undeliverable New Combined Company Common Stock), from the date that such distribution would have first been due had it then been deliverable to the date that such distribution becomes deliverable.

                         iii.  Failure to Claim Undeliverable Distributions

                   Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within two years after the Effective Date will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. In such cases: (A) with respect to undeliverable cash held by a Disbursing Agent, such cash will be property of the Combined Company, free of any restrictions thereon and (B) with respect to undeliverable New Combined Company Common Stock held by a Disbursing Agent on account of Allowed Claims in a Reserve Class, such New Combined Company Common Stock will be retained in the Disputed Claims Reserve for redistribution Pro Rata to holders of Allowed Claims in the Reserve Classes, pursuant to Section VI.G.2.b. For purposes of this redistribution, each Allowed Claim in a Reserve Class for which such distributions are undeliverable will be deemed disallowed in its entirety. To the extent that undeliverable cash held by a Third-Party Disbursing Agent is subject to Section VI.D.2.a.iii(A), the Third-Party Disbursing Agent will return such cash to the Combined Company. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim.

                   b.    Distributions Held by Agent Banks or Indenture
                         Trustees

                         i. For distributions to holders of Allowed Bank Loan Claims or Allowed Debt Security Claims that are made by an Agent Bank or Indenture Trustee, respectively, unless otherwise provided in the Confirmation Order or any other order of the Bankruptcy Court that is not subject to any stay, the provisions of the applicable Macy's Bank Loan Agreement or Old Indenture will govern the holding of undeliverable distributions and the delivery of those distributions to individual holders of Allowed Bank Loan Claims or Allowed Debt Security Claims, respectively.

                         ii. If an Indenture Trustee or Disbursing Agent, as applicable, determines that an individual holder of an Allowed Debt Security Claim is no longer entitled to a distribution pursuant to the applicable Old Indenture, the Plan or the Confirmation Order, such individual holder's claim for such distribution will be discharged, and such individual holder will be forever barred from asserting any such claim for a distribution against the Debtors, the Reorganized Debtors or their respective property. In such cases: (A) any cash held for distribution on account of such claims (including dividends or other distributions on New Combined Company Common Stock) will be property of the Combined Company, free of any claims or restrictions thereon and (B) any New Equity held for distribution on account of such claims will either be canceled or held in the Combined Company's treasury, as the Combined Company may determine is appropriate. The applicable Indenture Trustee or Third-Party Disbursing Agent will return such cash or the instruments or securities evidencing such New Equity to the Combined Company.


          E.   Distribution Record Date

                   1. The Agent Banks will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Bank Loan Claim occurring after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those holders of Allowed Bank Loan Claims who are holders of such Claims, or participants therein, as certified by such holders in writing to the Agent Banks by the close of business on the Distribution Record Date.

                   2. As of the close of business on the Distribution Record Date, the respective transfer register for each of the Old Debt Securities, as maintained by the Debtors, the Indenture Trustees or their respective agents, will be closed, and the applicable Disbursing Agents, Indenture Trustees or their respective agents will have no obligation to recognize the transfer of any Old Debt Securities occurring after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date.

                   3. Except as otherwise provided in an order of the Bankruptcy Court that is not subject to any stay, the transferees of Claims in Reserve Classes that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.


          F.   Means of Cash Payments

                   Except as otherwise specified herein, cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on a domestic bank selected by the applicable Debtor or Reorganized Debtor, or by wire transfer from a domestic bank, at the option of the applicable Debtor or Reorganized Debtor. Cash payments of $1,000,000 or more to be made pursuant to the Plan to or on behalf of holders of Allowed Bank Loan Claims, Allowed Trade Claims or Allowed Debt Security Claims will, to the extent requested in writing no later than five days after the Confirmation Date by the applicable holder, be made by wire transfer from a domestic bank. Cash payments to foreign holders of Allowed Trade Claims may be made, at the option of the applicable Debtor or Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.


          G.   Timing and Calculation of Amounts to be Distributed

               1.  Allowed Claims in Non-Reserve Classes and the
                   Fixed Cash Portion of
                   Allowed Claims in Reserve Classes

                   Subject to Section VI.A, on the Effective Date: (a) each holder of an Allowed Claim in a non-Reserve Class will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable non-Reserve Class and (b) each holder of an Allowed Claim in a Reserve Class will receive the Fixed Cash Portion of the distributions that the Plan provides for Allowed Claims in a Reserve Class. On each Quarterly Distribution Date, distributions will also be made, pursuant to Section VII.C, to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such quarterly distributions on account of Allowed Claims in a non-Reserve Class and the Fixed Cash Portion of Allowed Claims in a Reserve Class will also be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

               2.  New Combined Company Common Stock to be
                   Distributed to Holders
                   of Allowed Claims in Reserve Classes

                   a.    Initial Distributions

                   The amount of distributions of New Combined Company Common Stock to be made on the Effective Date (subject to Section VI.A) to holders of Allowed Claims in a Reserve Class on account of such Claims will be calculated as if each Disputed Claim in the applicable Reserve Class were an Allowed Claim in its Face Amount. On each Quarterly Distribution Date, distributions will also be made, pursuant to Section VII.C, to holders of Disputed Claims in Reserve Classes that were allowed during the preceding calendar quarter. Such quarterly distributions of New Combined Company Common Stock will also be calculated pursuant to the provisions set forth in this Section VI.G.2.a.

                   b.    Additional Quarterly Distributions
                         on Account of
                         Previously Allowed Claims

                   On each Quarterly Distribution Date, each holder of a Claim previously allowed in a Reserve Class will receive an additional distribution of New Combined Company Common Stock from the Disputed Claims Reserve on account of such Claim in an amount equal to: (i) the amount of New Combined Company Common Stock that such holder would have been entitled to receive pursuant to
          Section VI.G.2.a as if such Claim had become an Allowed Claim on the applicable Quarterly Distribution Date, minus (ii) the aggregate amount of New Combined Company Common Stock previously distributed on account of such Claim. Each such quarterly additional distribution will also include, on the basis of the amount then being distributed: (i) any dividends or other distributions made on account of the New Combined Company Common Stock held in the Disputed Claims Reserve and (ii) a Pro Rata share of the Cash Investment Yield from the investment of any cash in the Disputed Claims Reserve, from the date such amounts would have been due had such Claim initially been paid on the Effective Date 100% of the allowed amount to the date that such distribution is made.

               3.  Distributions of New Debt

                   Notwithstanding any other provisions of the Plan, principal amounts of the New Debt will be issued only in denominations of $1,000 and integral multiples thereof. When any distribution on account of an Allowed Claim would otherwise result in the issuance of New Debt with an aggregate principal amount that is not an integral multiple of $1,000, the actual distribution of such notes will be rounded to the next higher or lower integral multiple of $1,000, as follows: (a) aggregate principal amounts that exceed an integral multiple of $1,000 by $500 or more will be rounded to the next higher integral multiple of $1,000 and (b) aggregate principal amounts that exceed an integral multiple of $1,000 by less than $500 will be rounded to the next lower integral multiple of $1,000. If, as a result of rounding of principal amounts of any series of New Unsecured Notes to be distributed to particular holders of Allowed Bank Loan Claims in a particular Class, the sum of such principal amounts differs from the aggregate principal amount of such series of New Unsecured Notes to be distributed pursuant to
          Section III.B.2.b, c or d, as applicable: (a) the aggregate principal amount of the applicable series of New Unsecured Notes specified in Section III.B.2.b, c or d will be adjusted upward or downward to provide for the distribution of the applicable series of New Unsecured Notes in an aggregate principal amount equal to such sum and (b) the corresponding amount of cash to be distributed pursuant to Section III.B.2.b, c or d, as applicable, will be increased or decreased dollar for dollar to offset the

                                                                       I-56
          adjustment to the principal amount of the New Unsecured Notes described in (a). No consideration will be provided in lieu of principal amounts of any other issues of New Debt that are rounded down.

               4.  Distributions of New Equity

                   a. Notwithstanding any other provision of the Plan, only whole numbers of shares of New Combined Company Common Stock and whole numbers of New Warrants will be issued. When any distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Combined Company Common Stock or a number of New Warrants that is not a whole number, the actual distribution of shares of such stock or warrants will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and (ii) fractions less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Combined Company Common Stock and New Warrants to be distributed to a Class of Claims will be adjusted as necessary to account for the rounding provided for in this Section VI.G.4.a. If, as a result of rounding of shares of New Combined Company Common Stock to be distributed to particular holders of Allowed Bank Loan Claims in a particular Class, the sum of the number of such shares differs from the aggregate number of shares of New Combined Company Common Stock to be distributed pursuant to Section III.B.2.b, c or d, as applicable:
          (i) the aggregate number of shares of New Combined Company Common Stock specified in Section III.B.2.b, c or d will be adjusted upward or downward to provide for the distribution of New Combined Company Common Stock in an aggregate number of shares equal to such sum and (ii) the corresponding amount of cash to be distributed pursuant to Section III.B.2.b, c or d, as applicable, will be increased or decreased dollar for dollar to offset the adjustment to the number of shares of New Combined Company Common Stock described in (i). For purposes of the foregoing sentence, each share of New Combined Company Common Stock will be deemed to have a value equal to the Federated Average Market Price (Pool
          A), subject to the stock price collar described in Section I.A.51. Except as provided in this Section VI.G.4.a, no consideration will be provided in lieu of fractional shares or warrants that are rounded down.

                   b. Subject to the provisions of the New Combined Company Share Purchase Rights Agreement, each share of New Combined Company Common Stock distributed pursuant to the Plan will be accompanied by one New Combined Company Share Purchase Right.

               5.  De Minimis Distributions

                   The Disbursing Agents and the Indenture Trustees will not be required to distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of cash to be distributed is less than $25 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Any cash not distributed pursuant to this
          Section VI.G.5 with respect to Claims in a non-Reserve Class or the Fixed Cash Portion of Allowed Claims in a Reserve Class will be the property of the Combined Company, free of any restrictions thereon, and any such cash held by a Third-Party Disbursing Agent or an Indenture Trustee will be returned to the Combined Company. Any cash not distributed pursuant to this Section VI.G.5 with respect to dividends or other distributions made on account of New Combined Company Common Stock held in the Disputed Claims Reserve will be retained in the Disputed Claims Reserve for redistribution Pro Rata to holders of Allowed Claims in the Reserve Classes, pursuant to Section VI.G.2.b.

               6.  Compliance with Tax Requirements

                   a. In connection with the Plan, to the extent applicable, each Disbursing Agent, Agent Bank and Indenture Trustee will comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent, Agent Bank and Indenture Trustee will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

                   b. Notwithstanding any other provision of the Plan, each entity receiving a distribution of cash or New Securities pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.


          H.   Setoffs

                   Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim in a Reserve Class and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any such claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such holder. To the extent that a Reorganized Debtor fails to effect a setoff with a holder of an Allowed Reserve Class Claim and seeks to collect a claim from such holder after a distribution to such holder pursuant to the Plan on account of its Claim, the applicable Reorganized Debtor's recovery on its claim against such holder will be limited to an amount that does not exceed the amount that would have been recovered had the claim against the holder been set off against the holder's Allowed Reserve Class Claim prior to any distribution pursuant to the Plan to the holder on account of such Allowed Claim.


          I.   Surrender of Canceled Instruments or Securities

                   As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation canceled pursuant to Section IV.J, the holder of such Claim will tender, as specified in this Section VI.I, the applicable notes, instruments, securities or other documentation evidencing such Claim to the applicable Agent Bank, Indenture Trustee or Disbursing Agent. Any cash and New Securities to be distributed pursuant to the Plan on account of any such Claim will, pending such surrender, be treated as an undeliverable distribution pursuant to Section VI.D.2.

               1.  Old Debt Securities and Untendered Securities

                   Except as provided in Section VI.I.2 for lost, stolen, mutilated or destroyed Old Debt Securities or Untendered Securities, each holder of an Allowed Claim evidenced by an Old Debt Security or an Untendered Security will tender such Old Debt Security or Untendered Security to the applicable Disbursing Agent or Indenture Trustee in accordance with a letter of transmittal to be provided to such holders by the Disbursing Agents or Indenture Trustees as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Old Debt Security or Untendered Security to act and the authenticity of any signatures required thereon. All surrendered Old Debt Securities and Untendered Securities will be marked as canceled and delivered to the appropriate Reorganized Debtor.

               2.  Lost, Stolen, Mutilated or Destroyed Old Debt
                   Securities or
                   Untendered Securities

                   In addition to any requirements under the applicable
          Old Indenture, any holder of a Claim evidenced by an Old Debt Security or Untendered Security that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Old Debt Security or Untendered Security, deliver to the applicable Disbursing Agent or Indenture Trustee: (a) evidence satisfactory to the Disbursing Agent or Indenture Trustee of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agent or Indenture Trustee to hold the Disbursing Agent or Indenture Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Old Debt Security or an Untendered Security. Upon compliance with this Section VI.I.2 by a holder of a Claim evidenced by an Old Debt Security or an Untendered Security, such holder will, for all purposes under the Plan, be deemed to have surrendered an Old Debt Security or an Untendered Security, as applicable.

               3.  Failure to Surrender Canceled Old Debt
                   Securities or Untendered
                   Securities

                   Any holder of an Old Debt Security or an Untendered Security that fails to surrender or be deemed to have surrendered the Old Debt Security or Untendered Security within two years after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Old Debt Security or Untendered Security discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. In such cases, any cash or New Equity held for distribution on account of such claim will be disposed of pursuant to the provisions set forth in Section VI.D.2.a (for distributions held by Disbursing Agents) or VI.D.2.b (for distributions held by Indenture Trustees), as applicable.

               4.  Other Notes, Instruments or Documents

                   Except as provided below for lost, stolen, mutilated or destroyed notes or other instruments, holders of Claims in Classes M-4 through M-9, MOS-4 through MOS-9, MRS-4 through MRS-9 or MMS-4 will be required to surrender any existing notes or, if not evidenced by a note, any other instrument evidencing their respective Allowed Claims as and when such entities receive cash or New Securities pursuant to the Plan. If any such entity's notes or other instruments evidencing its Allowed Claims are lost, stolen, mutilated or destroyed, such entity will be required, in lieu of surrendering such note or other instrument, to deliver to the applicable Agent Bank or Disbursing Agent evidence satisfactory to the Agent Bank or Disbursing Agent of the loss, theft, mutilation or destruction.


          J.   Special Provisions Regarding Agent Bank Charges,
               Indenture Trustee Charging
               Liens and Certain Fees and Expenses of Senior Lenders

               1.  Agent Bank Charges

                   Notwithstanding the provisions of Section IV.J with respect to cancellation of the Macy's Bank Loan Agreements, any Agent Bank Charges will be preserved. Consequently, distributions actually received by the holders of Allowed Bank Loan Claims may be less than the gross distributions provided for under the Plan in an amount equal to the amount of distributions applied by an Agent Bank to its respective Agent Bank Charges.

               2.  Indenture Trustee Charging Liens

                   In full satisfaction of Allowed Claims secured by Indenture Trustee Charging Liens, the Indenture Trustees will receive from the Combined Company cash equal to the amount of such Claims, and any Indenture Trustee Charging Liens will be released. Distributions received by holders of Allowed Debt Security Claims pursuant to the Plan will not be reduced on account of payment of Allowed Claims secured by Indenture Trustee Charging Liens. Notwithstanding any other provisions of the Plan, upon: (a) submission of appropriate documentation to the Combined Company regarding fees and expenses incurred by an Indenture Trustee in connection with the Reorganization Cases through the Effective Date that are secured by an Indenture Trustee Charging Lien and (b) the failure of the Combined Company to object on the grounds of reasonableness, as determined under the terms of the applicable Old Indenture, to the payment of such fees and expenses within 10 days after receipt of such documentation, such Indenture Trustee will be deemed to hold an Allowed Claim for such fees and expenses, which the Combined Company will pay in cash within 30 days after the receipt of the documentation regarding the fees and expense of such Indenture Trustee, without further Bankruptcy Court approval.

               3.  Fees and Expenses of Senior Lenders

                   The Combined Company will reimburse the Senior Lenders, as part of their Secured Claims, for certain fees, costs and other expenses incurred by the Senior Lenders in connection with the Reorganization Cases in amounts now agreed upon by Federated and the Senior Lenders, without further Bankruptcy Court approval.


                                     ARTICLE VII.

                       PROCEDURES FOR RESOLVING DISPUTED CLAIMS

          A.   Prosecution of Objections to Claims

               1.  Objections to Claims

                   All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date.
          If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier. An objection is deemed to have been timely Filed as to all Personal Injury Claims, thus making each such Claim a Disputed Claim as of the Claims Objection Bar Date. Each such Claim will remain a Disputed Claim until it becomes an Allowed Claim in accordance with Section I.A.8.b.

               2.  Authority to Prosecute Objections

                   a. After the Confirmation Date, only the Debtors, with the approval of Federated, and the Reorganized Debtors will have the authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims, including Claims for reclamation under section 546(c) of the Bankruptcy Code; provided, however, that the Debtors, Federated and the Reorganized Debtors will be prohibited from Filing any objections to Claims allowed in accordance with Section I.A.8.b. Except as provided in Section VII.A.2.b, from and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

                   b. Within 30 days after the end of each month or as otherwise agreed in writing by the Debtors and the Unsecured Creditors' Committee, the Reorganized Debtors will provide counsel to the Claims Resolution Committee with written notice by overnight delivery service or facsimile transmission of each Disputed Claim in a Reserve Class that has been settled or compromised in the prior month, other than such settlements or compromises that fall within the parameters of settlement guidelines to be agreed to by the Debtors and the Unsecured Creditors' Committee. Within 15 days after the receipt of such notice, the Claims Resolution Committee will provide the Reorganized Debtors with written notice (as provided in Section XII.H) of any such settlements or compromises with which it does not concur. If the Reorganized Debtors and the Claims Resolution Committee cannot reach agreement with respect to any such settlement or compromise, the Claims Resolution Committee will be permitted to File and serve on the Reorganized Debtors an objection to the reasonableness of such settlement or compromise by the last Business Day of the month in which the Claims Resolution Committee received written notice of the settlement or compromise, with the reasonableness of such settlement or compromise to be determined by the Bankruptcy Court. If the Claims Resolution Committee does not provide a written notice and File and serve an objection as specified in this Section VII.A.2.b with respect to any particular settlement or compromise, then such settlement or compromise will be deemed resolved pursuant to Section VII.A.2.a on the terms and subject to the conditions agreed to by the Reorganized Debtors. The Combined Company and the Claims Resolution Committee may modify the foregoing procedures by a writing executed by both.

          B.   Treatment of Disputed Claims

               1.  No Payments on Account of Disputed Claims and
                   Disputed Claims
                   Reserve

                   Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is a Disputed Claim, until such Claim or portion of a Claim becomes an Allowed Claim. In lieu of distributions under the Plan to holders of Disputed Claims that would be in a Reserve Class if allowed, a Disputed Claims Reserve will be established on the Effective Date. The Combined Company will fund the Disputed Claims Reserve with cash and New Combined Company Common Stock as described in Section VII.B.2.

               2.  Funding of Disputed Claims Reserve and Recourse

                   a.    Funding

                         i.    On the Effective Date, cash will be
          deposited in the Disputed Claims Reserve in an amount equal to:
          (A) the greater of (i) $100,000,000 and (ii) the Fixed Cash Portion of Allowed Claims in the Reserve Classes on the Effective Date minus (B) the amount of cash distributed on the Effective Date on account of Allowed Claims in the Reserve Classes. At the hearing on Confirmation, the Plan Proponents will provide testimony or other evidence as to the aggregate amount of Allowed Claims in the Reserve Classes as of the date of such hearing and the estimated aggregate amount of such Claims as of the Effective Date.

                         ii. On the Effective Date, New Combined Company Common Stock will be placed in the Disputed Claims Reserve in a number of shares equal to: (A) 3.73385% of the number of Distributable Shares (Pool A) minus (B) the number of shares of New Combined Company Common Stock distributed on the Effective Date on account of Allowed Claims in the Reserve Classes.

                   b.    Recourse

                   Each holder of a Disputed Claim that ultimately becomes an Allowed Claim in a Reserve Class will have recourse:

                         i. to the Combined Company, the Reorganized Macy's Subsidiary Debtors, their respective successors and their respective property for satisfaction of the Fixed Cash Portion to which such Claim is entitled under the Plan and an amount equal to any related Cash Investment Yield, computed on the basis that such Fixed Cash Portion was placed in the Disputed Claims Reserve on the Effective Date, irrespective of whether it was, and

                                                                       I-61
                         ii.   only to the undistributed New Combined
          Company Common Stock held in the Disputed Claims Reserve for satisfaction of the distributions of New Combined Company Common Stock to which holders of such Claims are entitled under the Plan, and not to any Reorganized Debtor, its property or any assets previously distributed on account of any Allowed Claim.


               3.  Property Held in Disputed Claims Reserve

                   a. Cash held in the Disputed Claims Reserve (including dividends and other distributions on New Combined Company Common Stock held in such reserve) will be deposited in a segregated bank account in the name of the applicable Disbursing Agent and held in trust for the benefit of the potential claimants of such funds and accounted for separately, and, subject to Section VI.D.2.a.iii, will not constitute property of the Combined Company. The applicable Disbursing Agent will invest the cash held in the Disputed Claims Reserve in a manner consistent with the Combined Company's investment and deposit guidelines. The Disbursing Agent will also place in the Disputed Claims Reserve the Cash Investment Yield from such investment of cash.

                   b. New Combined Company Common Stock held in the Disputed Claims Reserve will be held in trust for the benefit of the potential claimants of such securities by the applicable Disbursing Agent and accounted for separately, and, subject to
          Section VI.D.2.a.iii, will not constitute property of the Combined Company. Pending the distribution of any New Combined Company Common Stock held in the Disputed Claims Reserve, such stock will be voted pursuant to Section VI.D.2.a.i.B.


          C.   Distributions on Account of Disputed Claims Once They are
               Allowed

                   On each Quarterly Distribution Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class, including the incremental distribution provisions set forth in Section VI.G.2. Holders of Disputed Claims in Reserve Classes that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed, the net amount of: (1) any dividends or other distributions received on account of the shares of New Combined Company Common Stock and
          (2) a Pro Rata share of the Cash Investment Yield from the investment of any cash in the Disputed Claims Reserve from the Effective Date or, with respect to net cash proceeds generated after the Effective Date from property held in the Disputed Claims Reserve, the date that such cash was invested after the Effective Date, to the date that such distributions are made from the Disputed Claims Reserve.


          D.   Tax Requirements for Income Generated by Disputed Claim
               Reserve

                   Pursuant to the provisions set forth in Appendix VII.D, the applicable Disbursing Agent will pay, or cause to be paid, out of the funds held in the Disputed Claims Reserve, any tax imposed by any governmental unit on the income generated by the funds and New Combined Company Common Stock held in the Disputed Claims Reserve. The applicable Disbursing Agent will also file or cause to be filed any tax or information return related to the Disputed Claims Reserve that is required by any governmental unit.

                                    ARTICLE VIII.

                         CONDITIONS PRECEDENT TO CONFIRMATION
                             AND CONSUMMATION OF THE PLAN

          A.   Conditions to Confirmation

                   The Bankruptcy Court will not enter the Confirmation Order unless and until each of the following conditions has been satisfied or duly waived by the Plan Proponents or Federated, as applicable, pursuant to Section VIII.C.

                   1. The aggregate amounts of Administrative Claims, Priority Tax Claims, Priority Claims and Allowed Reserve Class Claims shall have been estimated or determined by Bankruptcy Court orders (to the extent that the Bankruptcy Court has jurisdiction) that are not subject to any stay in amounts that do not exceed the corresponding estimated aggregate amounts set forth in the Disclosure Statement for each such category of Claims.

                   2. The Confirmation Order shall be reasonably acceptable in form and substance to each of the Plan Proponents.

                   3. The Confirmation Date shall occur no later than January 31, 1995.


          B.   Conditions to Effective Date

                   The Plan Proponents will use reasonable efforts and will assist and cooperate with each other to cause the Effective Date to occur and to consummate the Plan, including the satisfaction of the conditions to the Effective Date set forth herein. The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or duly waived by the Plan Proponents or Federated, as applicable, pursuant to Section VIII.C:

                   1.    a.    All Appendices to the Plan and all other
          material documents necessary or appropriate to implement the Plan shall be substantially in the form provided with the Plan or substantially as described in the Disclosure Statement.

                         b.    If the form of any of the New Global
          Indenture, the New Series A Notes Supplemental Indenture, the New Series B Notes Supplemental Indenture or the New Series C Notes Supplemental Indenture is amended, modified or supplemented after its Filing, the Plan Proponents shall have promptly delivered copies of the form of such New Unsecured Notes instrument, as amended, modified or supplemented, to each Plan Negotiating Committee, with a copy to each Creditors' Committee, and no Plan Negotiating Committee shall have delivered written notice to the Plan Proponents, with a copy to each Creditors' Committee, within five days after delivery of such New Unsecured Notes instrument, that any such amendment, modification or supplement adversely changes the consideration to be received under the Plan by the holders of Allowed Bank Loan Claims in the applicable Classes.

                         c. If the form of the New Series C Warrants Agreement or the New Series D Warrants Agreement is amended, modified or supplemented after its Filing, the Plan Proponents shall have delivered a copy of the form of such New Warrants Agreement, as amended, modified or supplemented, to the Bondholders' Committee, with a copy to each Plan Negotiating Committee and the Unsecured Creditors' Committee, and the Bondholders' Committee shall not have provided written notice to the Plan Proponents, with a copy to each Plan Negotiating Committee and the Unsecured Creditors' Committee, within five days after delivery of such New Warrants Agreement, that any such amendment, modification or supplement adversely changes the consideration to be received under the Plan by the holders of Allowed Debt Security Claims in the applicable Classes.

                         d.    If a notice as described in Sections
          VIII.B.1.b or c shall have been delivered to the Plan Proponents by a Plan Negotiating Committee or the Bondholders' Committee as specified herein, the Plan Proponents and the applicable Plan Negotiating Committee or the Bondholders' Committee shall seek an expedited hearing for the Bankruptcy Court to determine whether the amendments, modifications or supplements at issue adversely change the consideration to be received under the Plan by the holders of Allowed Bank Loan Claims or Allowed Debt Security Claims in the applicable Classes. If the Bankruptcy Court determines in an order not subject to any stay that the amendments, modifications or supplements at issue do not adversely change the consideration to be received under the Plan by the holders of Allowed Bank Loan Claims or Allowed Debt Security Claims in the applicable Classes, the conditions to the Effective Date in Sections VIII.B.1.b or c, as applicable, shall be deemed to be satisfied. If the Bankruptcy Court determines in an order not subject to any stay that the amendments, modifications or supplements at issue adversely change the consideration to be received under the Plan by holders of Allowed Bank Loan Claims or Allowed Debt Security Claims in the applicable Classes, such amendments, modifications or supplements will be deemed withdrawn and of no force or effect, and the applicable New Unsecured Notes instrument or New Warrants Agreement will be on the terms and subject to the conditions specified prior to such amendment, modification or supplement.

                   2. The New Global Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, by the Securities and Exchange Commission.

                   3. The New Combined Company Common Stock shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance or accepted for quotation through the National Association of Securities Dealers Automated Quotation System -- National Market System.


          C.   Waiver of Conditions to Confirmation or Effective Date

                   1. Except as provided in Section VIII.C.2 with respect to the condition set forth in Section VIII.A.1, each of the conditions set forth in Section VIII.A may be waived in whole or part by the Plan Proponents after 10 days' written notice of such waiver to each Plan Negotiating Committee and each Creditors' Committee and an expedited hearing; provided, however, that a hearing will not be held unless a written request for an expedited hearing is Filed and served on the Plan Proponents, each Plan Negotiating Committee and each Creditors' Committee within 10 days after delivery of the notice of waiver. To be effective, such waiver must be in writing and Filed and served on each Plan Negotiating Committee and each Creditors' Committee.

                   2. The condition set forth in Section VIII.A.1 may be waived in whole or in part by Federated in its sole discretion. To be effective, such waiver must be in writing and Filed and served on the Debtors, each Plan Negotiating Committee and each Creditors' Committee.

                   3. The conditions set forth in Section VIII.B may be waived in whole or part by the Plan Proponents only with the written consent of each Plan Negotiating Committee and each Creditors' Committee.

                   4. Subject to the restrictions of Section VIII.C.1, any waiver pursuant to this Section VIII.C may be made by the applicable parties at any time.

          D.   Effect of Nonoccurrence of Conditions to Effective Date

                   1. Each of the conditions to the Effective Date must be satisfied or duly waived pursuant to Section VIII.C, and the Effective Date must occur, by February 28, 1995, or by such later date established pursuant to Section VIII.D.2. On the earlier of January 31, 1995 and the first date on which the Plan Proponents know that each of the conditions to the Effective Date will not be satisfied or duly waived by January 31, 1995, the Plan Proponents will provide written notice to each Plan Negotiating Committee and each Creditors' Committee of those conditions to the Effective Date that will not be satisfied or duly waived as of January 31, 1995, and whether the Plan Proponents expect such unsatisfied conditions to be satisfied or duly waived by February 28, 1995. Upon receipt of such notice, a Plan Negotiating Committee or a Creditors' Committee may File and serve on each Plan Proponent and each other Plan Negotiating Committee and Creditors' Committee a motion and seek an expedited hearing on reasonable notice (the scheduling of which the Plan Proponents will not oppose) for an order by the Bankruptcy Court prohibiting any extension of the February 28 date by which each condition to the Effective Date must be satisfied or duly waived.

                   2. If the Bankruptcy Court has not entered an order, pursuant to Section VIII.D.1, that there may be no extensions of the February 28 date by which each condition to the Effective Date must be satisfied or duly waived, the Plan Proponents may File and serve no later than February 15, 1995 on each Plan Negotiating Committee and each Creditors' Committee a motion and seek an expedited hearing for an order by the Bankruptcy Court extending the February 28 date.

                   3. If the Effective Date has not occurred by the applicable date established in accordance with this Section VIII.D, then upon motion by any party in interest made before the Effective Date has occurred and upon notice to such parties in interest as the Bankruptcy Court may direct and a hearing, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion to vacate, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section VIII.D or otherwise, except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, including the discharge of Claims and termination of Interests pursuant to the Plan and section 1141 of the Bankruptcy Code and the assumptions, assignments or rejections of executory contracts or unexpired leases pursuant to Section V.A, and nothing contained in the Plan will: (1) constitute a waiver or release of any claims by or against, or any Interests in, the Debtors or
          (2) prejudice in any manner the rights of the Plan Proponents or any other party in interest.


                                     ARTICLE IX.

                           CONFIRMABILITY AND SEVERABILITY
                                OF A PLAN AND CRAMDOWN

          A.   Confirmability and Severability of a Plan

                   The Plan constitutes a separate plan of reorganization for each Debtor. Accordingly, the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor. The Plan Proponents reserve the right: (1) to modify the Plan pursuant to Section XII.C and
          (2) prior to the Confirmation Date, to revoke or withdraw the Plan (a) as to all of the Debtors, after five days' notice to each Plan Negotiating Committee and each Creditors' Committee, and (b) as to any particular Macy's Miscellaneous Subsidiary Debtor, without any notice, pursuant to Section XII.D.

          B.   Cramdown

                   The Plan Proponents request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Plan Proponents reserve the right to modify the Plan, subject to the Federated/Macy's Merger Agreement, to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including as provided in Section X.C.3.


                                      ARTICLE X.

                          DISCHARGE, TERMINATION, INJUNCTION
                               AND SUBORDINATION RIGHTS

          A.   Discharge of Claims and Termination of Interests

                   1. Except as provided in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests, including any interest accrued on Claims from the applicable Petition Date. Except as provided in the Plan or Confirmation Order, Confirmation will, as of the Effective Date:
          (a) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan and (b) terminate all Interests and other rights of equity security holders in the Debtors.

                   2. As of the Effective Date, except as provided in the Plan or Confirmation Order, all entities will be precluded from asserting against the Debtors, the Reorganized Debtors, their respective successors or their respective property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all such Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim.


          B.   Injunctions

                   1. Except as provided in the Plan or Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors or their respective property; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective property;
          (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors, the Reorganized Debtors or their respective property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                   2. As of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to Section IV.G are permanently enjoined from taking any of the following actions on account of such released claims, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding;
          (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and
          (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                   3. By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Section X.B.


          C.   Termination of Subordination Rights and Settlement of
               Related
               Claims and Controversies

                   1. The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all contractual, legal and equitable subordination and turnover rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim holders with respect to any distribution made pursuant to the Plan. Except as otherwise provided in Section X.C.3, on the Effective Date, all contractual, legal or equitable subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, except as otherwise provided in Section X.C.3, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

                   2. Except as otherwise provided in Section X.C.3, pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the amounts of Allowed Claims in Classes M-4 through M-12, MOS-4 through MOS-12, MRS-4 through MRS-9 and MMS-4 and the enforcement or termination of all contractual, legal and equitable subordination and turnover rights that a holder of a Claim or Interest may have with respect to any Allowed Claim, or any distribution to be made pursuant to the Plan on account of such Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim holders, and is fair, equitable and reasonable.

                   3. If a Class of Claims does not accept the Plan, all contractual, legal and equitable subordination or turnover rights to which any Claim or holder of a Claim in such nonaccepting Class may be subject or entitled will survive and remain unaffected by Confirmation or occurrence of the Effective Date, and all contractual subordination and turnover rights to which any Allowed Claim in such nonaccepting Class or any distribution to be made pursuant to the Plan on account of any such Allowed Claim, is subject, will survive and remain unaffected by and will be enforced by entry of the Confirmation Order, including the rights of holders of Senior Indebtedness Claims against the holders of Allowed Debt Security Claims.

                                                                       I-67
                                     ARTICLE XI.

                              RETENTION OF JURISDICTION

                   Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Reorganization Cases after the Effective Date as is legally permissible, including jurisdiction to:

                   1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Interests;

                   2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

                   3. Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment of Appendices V.A.1.a and V.A.2 after the Effective Date pursuant to
          Section V.A to add or delete any executory contracts or unexpired leases to the lists of executory contracts and unexpired leases to be assumed, assumed and assigned or rejected;

                   4. Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

                   5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

                   6. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

                   7. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any entity's obligations incurred in connection with the Plan, except that such retention of jurisdiction will not apply to any cases, controversies, suits or disputes that may arise in connection with the Combined Company's or any other entity's rights or obligations as the issuer or a holder, respectively, of New Debt or New Equity, or as a party to any New Debt Instrument or any other agreements governing, instruments evidencing or documents relating to any of the foregoing, including the interpretation or enforcement of any rights, remedies or obligations under any of the foregoing;

                   8. Permit the Plan Proponents to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement or the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

                   9. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

                   10. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

                   11. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Federated/Macy's Merger Agreement (subject to the terms thereof);


                   12. Enforce the subordination and turnover provisions of the Old Indentures as provided in Sections IX.B and X.C.3; and

                   13.   Enter an order concluding the Reorganization
          Cases.


                                     ARTICLE XII.

                               MISCELLANEOUS PROVISIONS

          A. Dissolution of the Creditors' Committees and Creation of the Claims Resolution
               Committee

               1.  Creditors' Committees

                   On the Effective Date, each of the Creditors' Committees will dissolve and the members of each Creditors' Committee will be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. The Professionals retained by each of the Creditors' Committees and the members thereof will not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.e.ii.A, which will be the subject of an estimate to be included in each such Professional's final fee and expense application.


               2.  Claims Resolution Committee

                   a.    Function and Composition of the Committee

                   On the Effective Date, the Claims Resolution Committee will be established. Its sole functions will be: (i) to monitor the Reorganized Debtors' progress in (A) reconciling and resolving Disputed Claims in Reserve Classes and (B) making distributions on account of such Claims once resolved and (ii) to review and assert objections to the reasonableness of settlements or compromises of Disputed Claims in Reserve Classes, pursuant to
          Section VII.A.2.b. The Claims Resolution Committee will consist of three holders of Claims who each have previously served as a member of the Unsecured Creditors' Committee.

                   b.    Committee Procedures

                   The Claims Resolution Committee will adopt by-laws that will control its functions. These by-laws, unless modified by the Claims Resolution Committee, will provide the following:
          (i) a majority of the Claims Resolution Committee will constitute a quorum; (ii) one member of the Claims Resolution Committee will be designated by the majority of its members as its chairperson;
          (iii) meetings of the Claims Resolution Committee will be called by its chairperson on such notice and in such manner as its chairperson may deem advisable; and (iv) the Claims Resolution Committee will function by decisions made by a majority of its members in attendance at any meeting.

                   c.    Employment of Professionals by the
                         Committee and
                         Reimbursement of Committee Members

                   The Claims Resolution Committee will be authorized to retain and employ one law firm and one accounting firm. The role of the Claims Resolution Committee's professionals will be strictly limited to assisting the committee in its functions as set forth herein. The Reorganized Debtors will pay the actual, necessary, reasonable and documented fees and expenses of the professionals retained by the Claims Resolution Committee, as well as the actual, necessary, reasonable and documented expenses incurred by each committee member in the performance of its duties, in accordance with Federated's normal business practices for compensating and reimbursing professionals. Other than as specified in the preceding sentence, the members of the Claims Resolution Committee will serve without compensation. If there is any unresolved dispute between the Combined Company and the Claims Resolution Committee, its professionals or a member thereof as to any fees or expenses, such dispute will be submitted to the Bankruptcy Court for resolution.

                   d.    Dissolution of the Committee

               Subject to further order of the Bankruptcy Court, the Claims Resolution Committee will dissolve on the earlier of: (i) the date that an officer of the Combined Company Files and serves on counsel to the Claims Resolution Committee by overnight delivery service or facsimile transmission a certification that the aggregate Face Amount of the remaining Disputed Claims in Reserve Classes is equal to or less than $20,000,000 and (ii) the third anniversary of the Effective Date. The Claims Resolution Committee may File and serve on the Reorganized Debtors (as provided in Section XII.H) an objection to the certification within 10 days of receipt thereof, with the issue of the aggregate Face Amount of remaining Disputed Claims to be determined by the Bankruptcy Court. The professionals retained by the Claims Resolution Committee and the members of the committee will not be entitled to compensation or reimbursement of expenses for any services rendered after the date of dissolution of the committee.

          B.   Limitation of Liability

                   The Plan Proponents, FNC, the Senior Lenders, the Creditors' Committees, the Indenture Trustees, in their capacity as Disbursing Agents, the Claims Resolution Committee and their respective members, agents, advisors, attorneys and representatives (including their respective current and former directors, officers, employees, and professionals), acting in such capacity, will neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan; provided, however, that the foregoing provisions of this Section XII.B will have no effect on: (1) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release, indenture or other agreement or document to be delivered or distributed in connection with the Plan or

          (2) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.


          C.   Modification of the Plan

                   Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Plan Proponents reserve the right to alter, amend or modify the Plan before its substantial consummation.


          D.   Revocation of the Plan

                   The Plan Proponents reserve the right, prior to the Confirmation Date, to revoke or withdraw the Plan: (1) as to all of the Debtors, after five days' notice to each Plan Negotiating Committee and each Creditors' Committee, and (2) as to any particular Macy's Miscellaneous Subsidiary Debtor, without any notice. If the Plan Proponents revoke or withdraw the Plan as provided in the preceding sentence, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors or (2) prejudice in any manner the rights of any such Debtors or the Plan Proponents.


          E.   Severability of Plan Provisions

                   If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.


          F.   Successors and Assigns

                   The rights, benefits and obligations of any entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.


          G.   Service of Certain Plan Appendices and Disclosure Statement
               Exhibits

                   Because certain of the Appendices referred to in the Plan are extremely voluminous, these Appendices are not being served with copies of the Plan and the Disclosure Statement. The table of contents for the Plan indicates which Plan Appendices are attached to the Plan as distributed and which are only available for review in the Document Reviewing Centers. Any party in interest may review the Plan Appendices during normal business hours (9:00 a.m. to 4:30 p.m.) in the Document Reviewing Centers.

                                                                       I-71
          H. Service of Documents on the Plan Proponents or the Reorganized Debtors

                   Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Plan Proponents or the Reorganized Debtors, the Senior Lenders, the Plan Negotiating Committees, or the Creditors' Committees will be sent by overnight delivery service, facsimile transmission or courier service or messenger to:

               1.  R.H. MACY & CO., INC.
                   151 West 34th Street
                   New York, New York  10001
                   Attn:  General Counsel

          with copies to:

                   Harvey R. Miller
                   Richard P. Krasnow
                   WEIL, GOTSHAL & MANGES
                   767 Fifth Avenue
                   New York, New York  10153-0101

                   (counsel to the Debtors)

               2.  Dennis J. Broderick
                   Senior Vice President, General Counsel
                     and Secretary
                   FEDERATED DEPARTMENT STORES, INC.
                   7 West Seventh Street
                   Cincinnati, Ohio  45202

          with copies to:

                   David G. Heiman
                   Richard M. Cieri
                   JONES, DAY, REAVIS & POGUE
                   North Point
                   901 Lakeside Avenue
                   Cleveland, Ohio  44114

                   (counsel to Federated)

               3.  Chaim J. Fortgang
                   WACHTELL, LIPTON, ROSEN & KATZ
                   51 West 52nd Street
                   New York, New York  10019

                   (counsel to Prudential)

               4.  Joel B. Zweibel
                   Benjamin D. Feder
                   O'MELVENY & MYERS
                   153 East 53rd Street
                   52nd Floor
                   New York, New York  10022

                   (counsel to the WCB Group; designee to receive notices or other documents on behalf of WCB
                   Group Plan Negotiating Committee)

               5.  Michael J. Crames
                   Arthur J. Steinberg
                   KAYE, SCHOLER, FIERMAN, HAYS & HANDLER
                   425 Park Avenue
                   New York, New York  10022

                   (counsel to the 49 Store Bank Group; designee to receive notices or other documents on behalf of 49 Store Bank Group Plan Negotiating
                   Committee)

               6.  R. Paul Wickes
                   Douglas P. Bartner
                   SHEARMAN & STERLING
                   599 Lexington Avenue
                   New York, New York  10022

                   (counsel to the CREI Bank Group; designee to receive notices or other documents on behalf of CREI Bank Group Plan Negotiating Committee)

               7.  Daniel H. Golden
                   Lisa G. Beckerman
                   STROOCK & STROOCK & LAVAN
                   Seven Hanover Square
                   New York, New York  10004

                   (counsel to Fidelity)

               8.  Donald S. Bernstein
                   Karen E. Wagner
                   DAVIS POLK & WARDWELL
                   450 Lexington Avenue
                   New York, New York  10017

                   (counsel to Swiss Bank)

               9.  Scott L. Hazan
                   Enid N. Stuart
                   OTTERBOURG, STEINDLER, HOUSTON & ROSEN, P.C.
                   230 Park Avenue
                   New York, New York  10169

                   (counsel to the Unsecured Creditors' Committee)

                                                                       I-73
               10. Robert M. Miller
                   Bari J. Mattes
                   BERLACK, ISRAELS & LIBERMAN
                   120 West 45th Street
                   New York, New York  10036

                   (counsel to the Bondholders' Committee)

          Dated:   New York, New York                  Respectfully
          submitted,
               October    , 1994
                       ---


          FEDERATED DEPARTMENT STORES,      R.H. MACY & CO., INC.
          INC.                              (for itself and on behalf
                                            of each of the Macy's
                                            Subsidiary Debtors)


          By:                          By:
              ------------------------        ---------------------
          Name:    Ronald W. Tysoe          Name:    Myron E. Ullman, III
          Title:   Vice Chairman and        Title:   Chairman of the
                   Chief Financial                   Board of Directors and
                   Officer                           Chief Executive
                                                     Officer



          COUNSEL:                          COUNSEL:

          DAVID G. HEIMAN (DH 9111)         HARVEY R. MILLER (HM 6078)
          RICHARD M. CIERI (RC 6062)
          SCOTT J. DAVIDO (SD 7424)         RICHARD P. KRASNOW (RK 5707)
          PAUL E. HARNER (PH 8276)
          JONES, DAY, REAVIS & POGUE        JUDY G.Z. LIU (JL 6449)
          North Point                       WEIL, GOTSHAL & MANGES
          901 Lakeside Avenue               767 Fifth Avenue
          Cleveland, Ohio  44114            New York, New York  10153
          (216) 586-3939                    (212) 310-8000

          ROBERT A. PROFUSEK (RP 4594)      ATTORNEYS FOR DEBTORS AND
          MARK E. BETZEN (MB 0176)          DEBTORS IN POSSESSION
          JONES, DAY, REAVIS & POGUE
          599 Lexington Avenue
          New York, New York  10022
          (212) 326-3939

          ATTORNEYS FOR FEDERATED
          DEPARTMENT STORES, INC.

                                   EXHIBIT II

                                LIST OF DEBTORS

                                                                      EXHIBIT II

                                LIST OF DEBTORS


                                                                     STATE OF      REORGANIZATION
    NAME OF DEBTOR                                                INCORPORATION       CASE NO.
- ---------------------------------------------------------------   --------------   --------------
MACY'S
R.H. Macy & Co., Inc...........................................   Delaware             92 B 40477

MACY'S OPERATING SUBSIDIARY DEBTORS
Bullock's, Inc.................................................   Delaware             92 B 40481
I. Magnin, Inc.................................................   Delaware             92 B 40483
Macy's California, Inc.........................................   Delaware             92 B 40479
Macy's Northeast, Inc..........................................   Delaware             92 B 40480
Macy's South, Inc..............................................   Delaware             92 B 40478
Macy Specialty Stores, Inc.....................................   Delaware             92 B 40484
MCO, Inc.......................................................   Delaware             92 B 40482

MACY'S MISCELLANEOUS SUBSIDIARY DEBTORS
Bullock's Specialty Stores, Inc................................   Delaware             92 B 40616
Delphis Corporation............................................   Delaware             92 B 40623
Executive Placement Consultants, Inc...........................   New York             92 B 40628
J.N.A. Properties Corp.........................................   New Jersey           92 B 40635
Macy Credit Corp...............................................   Delaware             92 B 40640
Macy Financial, Inc............................................   Delaware             92 B 40486
Macy Receivables Master Servicing Corp.........................   Delaware             92 B 40642
Macy's Data & Credit Services Corp.............................   Delaware             92 B 40485
Pasadena Properties Corp.......................................   Delaware             92 B 40660
Sacvent Corp...................................................   Delaware             92 B 40668
Sacvent Garage.................................................   California           92 B 40670
Sanstoff East Properties Corp..................................   California           92 B 40689
Shop 34 Advertising, Inc.......................................   New York             92 B 40674
W.P. Properties Corp...........................................   New York             92 B 40682

MACY'S REAL ESTATE SUBSIDIARY DEBTORS
A. Macy's/49 Store Real Estate Subsidiary Debtors
Bullock's Properties Corp......................................   Delaware             92 B 40614
Bullock's-Wilshire, Inc........................................   Delaware             92 B 40617
I. Magnin Properties Corp......................................   Delaware             92 B 40633
Macy's Northeast Properties Corp...............................   Delaware             92 B 40644
Macy's Poydras Properties Corp.................................   Delaware             92 B 40645

B. Macy's/CREI Real Estate Subsidiary Debtors
Brooksmith Properties Corp.....................................   New York             92 B 40612
Esplanade Properties Corp......................................   Delaware             92 B 40627
Housgalleria Properties Corp...................................   Delaware             92 B 40631
Lenox Properties Corp..........................................   Delaware             92 B 40637
Livingston Properties Corp.....................................   New Jersey           92 B 40638
Macobb Properties Corp.........................................   Delaware             92 B 40639
Marley Properties Corp.........................................   Maryland             92 B 40646
Owings Mills Properties Corp...................................   Maryland             92 B 40656
Riverchase Properties Corp.....................................   Delaware             92 B 40665
Waltwhit Properties Corp.......................................   Delaware             92 B 40683

                                                                     STATE OF      REORGANIZATION
    NAME OF DEBTOR                                                INCORPORATION       CASE NO.
- ---------------------------------------------------------------   --------------   --------------
C. Macy's/Prudential Real Estate Subsidiary Debtors
Atmain Properties Corp.........................................   Delaware             92 B 40608
Bamdel Castle Properties Corp..................................   Delaware             92 B 40609
Bamproperties Corp.............................................   New Jersey           92 B 40610
Bird Cage Properties Corp......................................   California           92 B 40611
Brunswick Properties Corp......................................   New Jersey           92 B 40613
Carcone Parking, Inc...........................................   Delaware             92 B 40619
Cherry Hill Properties Corp....................................   New Jersey           92 B 40620
Colonie Properties Corp........................................   New York             92 B 40621
Concord Properties Corp........................................   Delaware             92 B 40622
Deptbam Properties Corp........................................   New Jersey           92 B 40624
Eastridge Properties Corp......................................   California           92 B 40625
Fieldgren Realty Corp..........................................   New York             92 B 40629
Hunt Valley Properties Corp....................................   Maryland             92 B 40632
Macy N.R. Properties Corp......................................   New York             92 B 40641
Macy's Nevada Properties Corp..................................   Nevada               92 B 40643
Marymarsh Properties Corp......................................   Maryland             92 B 40647
Massapequa Properties Corp.....................................   New York             92 B 40648
Montcal Properties Corp........................................   Delaware             92 B 40650
Nanuet Properties Corp.........................................   New York             92 B 40652
New Haven Properties Corp......................................   Connecticut          92 B 40654
Northlake Properties Corp......................................   Delaware             92 B 40655
OxVal Properties Corp..........................................   Pennsylvania         92 B 40657
Pleasanton Properties Corp.....................................   California           92 B 40659
Quakerbam Properties Corp......................................   New Jersey           92 B 40662
R.H.M. Properties Corp.........................................   New York             92 B 40663
Rockprop Corp..................................................   New Jersey           92 B 40666
Sacprop Properties Corp........................................   California           92 B 40667
Santa Rosa Properties Corp.....................................   California           92 B 40672
Serramonte Building Corp.......................................   California           92 B 40671
Springpenn Properties Corp.....................................   Pennsylvania         92 B 40673
Stamford Properties Corp.......................................   Connecticut          92 B 40676
Stanshop Properties............................................   California           92 B 40675
Stockton Properties Corp.......................................   California           92 B 40678
Sun TownCenter Properties Corp.................................   California           92 B 40677
Tombam Properties Corp.........................................   New Jersey           92 B 40680
Val-Fair Shopping Center.......................................   California           92 B 40681
White Plains Properties Corp...................................   New York             92 B 40684
Willowbrook Properties Corp....................................   New Jersey           92 B 40685

D. Macy's/WCB Real Estate (First Lien) Subsidiary Debtors
Edwood Properties Corp.........................................   New Jersey           92 B 40626
N.B. Properties Corp...........................................   New Jersey           92 B 40651

                                                                     STATE OF      REORGANIZATION
    NAME OF DEBTOR                                                INCORPORATION       CASE NO.
- ---------------------------------------------------------------   --------------   --------------
E. Remaining Macy's Real Estate Subsidiary Debtors
3240 Properties Corp...........................................   Delaware             92 B 40661
Bullock's Properties Corp. II..................................   Delaware             92 B 40615
CalVal Realty Corp.............................................   California           92 B 40618
Garage Park Corp...............................................   New York             92 B 40630
I. Magnin Properties Corp. II..................................   Delaware             92 B 40634
Kings Plaza Shopping Center of Avenue U, Inc...................   New York             92 B 40636
MHL Properties Corp. of Massachusetts..........................   Massachusetts        92 B 40649
Nasstock, Inc..................................................   New York             92 B 40653
Paramustock, Inc...............................................   New Jersey           92 B 40658
R.H. Macy China, Ltd...........................................   Delaware             92 B 40664
Sunsac Properties Corp.........................................   California           92 B 40679

                                  EXHIBIT III
                            LIST OF MEMBERS OF EACH
                          OF THE CREDITORS' COMMITTEES

                                                                     EXHIBIT III

              LIST OF MEMBERS OF EACH OF THE CREDITORS' COMMITTEES
                         UNSECURED CREDITORS' COMMITTEE

    The Unsecured Creditors' Committee was established to represent the holders of Unsecured Claims, including Trade Claims. Its members generally consist of the holders of the largest of these Claims. The current members of the Unsecured Creditors' Committee are:

       BNY Financial Corp. (Chairperson)
       Cosmair Inc.
       Estee Lauder Companies
       Leslie Fay Sales Companies
       Local 1-S RWDSU
       Pillowtex Corporation
       Sony Electronics Inc.
       Unilever United States Inc.

    Counsel for the Unsecured Creditors' Committee are:

       Scott L. Hazan
       Enid N. Stuart
       Debra SuDock
       OTTERBOURG, STEINDLER, HOUSTON & ROSEN, P.C.
       230 Park Avenue
       New York, New York 10169

    Financial advisors for the Unsecured Creditors' Committee are:

       Ralph O. Hellmold
       Michael J. Neilson
       HELLMOLD ASSOCIATES, INC.
       640 Fifth Avenue--13th Floor
       New York, New York 10019

       Peter J. Solomon
       Henry D. Jackson
       PETER J. SOLOMON COMPANY LIMITED
       350 Park Avenue
       New York, New York 10022

    Accountants for the Unsecured Creditors' Committee are:

       Jack Weisbaum
       William K. Lenhart
       BDO SEIDMAN
       15 Columbus Circle
       New York, New York 10023

                                     III-1

                             BONDHOLDERS' COMMITTEE

    The Bondholders' Committee was established to represent the holders of Allowed Debt Security Claims. Its members include the Indenture Trustees and a holder of Old Debt Securities:

       Shawmut Bank Connecticut, National Association
       Bank of Montreal Trust Company
       IBJ Schroder Bank & Trust Company
       Presidential Life Insurance Company

    Counsel for the Bondholders' Committee are:

       Robert M. Miller
       Bari J. Mattes
       BERLACK, ISRAELS & LIBERMAN
       120 West 45th Street
       New York, New York 10036

    Financial advisors for the Bondholders' Committee are:

       Donald V. Smith
       Kevin P. Collins
       HOULIHAN, LOKEY, HOWARD & ZUKIN
       31 West 52nd Street
       New York, New York 10019

    Accountants for the Bondholders' Committee are:

       Michael O. Gagnon
       Andrew M. Miller
       PRICE WATERHOUSE LLP
       1177 Avenue of the Americas
       New York, New York 10036

                                     III-2

                                   EXHIBIT IV
                       HYPOTHETICAL LIQUIDATION ANALYSIS

                                                                      EXHIBIT IV

                       HYPOTHETICAL LIQUIDATION ANALYSIS

    Section 1129(a) of the Bankruptcy Code provides that the Bankruptcy Court may confirm a plan of reorganization only if certain requirements are met. One of these requirements is that each nonaccepting holder of a claim or interest in an impaired class must receive or retain under the plan on account of such claim or interest property having a value as of the effective date of the plan at least equal to the value that such holder would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date of the Plan.

    Set forth below is a consolidated liquidation analysis for the Debtors, assuming hypothetical chapter 7 liquidations in which court-appointed trustees would liquidate the assets of each Debtor. This analysis is based on the projected assets and liabilities of the Debtors as of January 28, 1995. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Accordingly, there can be no assurance that the values assumed in the following analysis would be realized if the Debtors were in fact liquidated, nor can there be any assurance that the Bankruptcy Court will accept such analysis or concur with such assumptions in making its determinations under section 1129(a) of the Bankruptcy Code. In addition, any liquidation ultimately undertaken necessarily would take place under future circumstances that cannot presently be predicted. Accordingly, although the analysis that follows is necessarily presented with numerical specificity, if the Debtors' Estates were in fact liquidated, the actual liquidation proceeds could vary from the amounts set forth below. Such actual liquidation proceeds could be materially lower or higher than the amounts set forth below, and no representation or warranty can be or is being made with respect to the actual proceeds that would be generated in liquidations of the Debtors under chapter 7 of the Bankruptcy Code. The liquidation valuations have been prepared solely for purposes of estimating the proceeds available in chapter 7 liquidations of the Debtors' Estates and do not represent values that may be appropriate for any other purpose, including the values applicable in the context of the Plan. Nothing contained in these valuations is intended as or constitutes a concession or admission for any purpose other than the presentation of a hypothetical liquidation analysis.

    The principal assumptions used in preparing the liquidation analysis include the following:

        (i) Estimated Liquidation Proceeds: Substantially all of the operating assets of the Debtors, including real property, furniture, fixtures, equipment, and intangibles, are subject to the liens of one or more secured creditors. The liquidation proceeds ultimately realizable from these operating assets in chapter 7 liquidations of the Debtors and available for distribution after satisfaction of the liens of secured creditors would depend upon a number of factors, including: (a) the manner of sale (e.g., an accelerated or orderly liquidation, sales of real property by individual location or on a packaged basis, by geographic region, or otherwise); (b) the pricing achievable with respect to particular store locations (e.g., based on underlying real estate value or on projected sales or EBITDA); (c) the relative attractiveness of each of the Macy's Operating Subsidiary Debtors' businesses and assets to potential buyers of retail businesses; (d) the impact on the market for retail businesses of presenting all of Macy's businesses and assets to the market concurrently in circumstances in which potential bidders would know that it was anticipated that all of the Macy's businesses and assets would be sold by trustees in chapter 7 liquidations over a relatively short period of time; and (e) the impact on the Debtors' operations of the disruptions related to the liquidation of the Debtors' Estates. Additional factors that would impact such sales include the practical difficulties associated with: (1) combining assets held by various legal entities, including entities holding assets constituting security for different lenders, each of which entities would at the time be subject to its own liquidation proceedings; and (2) limitations under the Bankruptcy Code on the assumption and assignment of shopping center leases and other executory contracts, which may preclude assignment to at least a segment of the potential buyer market.

        The Debtors believe that each of the factors summarized herein and in "Voting and Confirmation of the Plan--Best Interests Test; Liquidation Analysis" in the Disclosure Statement, individually and in combination, would have an adverse effect on the prices that could be obtained in chapter 7 liquidations of the Debtors' Estates, and that, in light of these uncertainties and the absence of comparable precedents, the total liquidation proceeds would reflect significant discounts from the values that could otherwise be realized.

        (ii) Nature and Timing of the Liquidation Process. Under section 704 of the Bankruptcy Code, a chapter 7 trustee must collect and convert the property of a debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of parties in interest. For the purposes of preparing this hypothetical liquidation analysis, liquidations of the Debtors' Estates were assumed to commence on January 31, 1995. Any actual liquidations would require a substantial time and likely would not be completed in less than two years. As such, distributions of liquidation proceeds would be made substantially later than the distributions to be made under the Plan. The estimated amounts of distributions available from the liquidations have not been discounted on a present value basis to reflect this delay. Such discounting would be taken into account by the Bankruptcy Court, however, in making the "best interests" determination required by section 1129(a) of the Bankruptcy Code. See "Voting and Confirmation of the Plan--Best Interests Test; Liquidation Analysis."

        (iii) Impact on the Debtors' Operations of the Conversion of the Reorganization Cases to Chapter 7 Cases: The Debtors believe that the conversion of the Reorganization Cases to cases under chapter 7 of the Bankruptcy Code and the resulting pendency of sales of the Debtors' businesses and assets would adversely affect Macy's management and employee morale, customers' willingness to purchase merchandise, and vendors' willingness to ship merchandise and extend trade credit. Although the exact impact of these factors is not definitively predictable, for purposes of the analysis, it has been assumed that, as a result of these factors, the Debtors would have no net operating income during the liquidation period.

        (iv) Certain Tax Matters: The liquidation analysis assumes that: (a) Macy's and its subsidiaries (the "Macy Group") would not recognize any net gains on the sale of their department store businesses after application of available consolidated group net operating losses; (b) the Macy Group would have no other net taxable income during the liquidation period; and (c) all Claims asserted by the IRS or other taxing authorities with respect to prepetition periods would be determined on the same basis assumed in the development of the Plan, and no additional audit adjustments or other Claims would be asserted by the IRS or other taxing authorities for any subsequent period.

        (v) Additional Liabilities and Reserves: The Debtors believe that, in addition to the reorganization expenses that would be incurred in a chapter 11 reorganization, there would be certain actual and contingent liabilities and expenses for which provision would be required in any chapter 7 liquidations of the Debtors' Estates, including: (a) Administrative Claims, Priority Claims, and other liabilities (including severance, retirement, vacation pay, and other employee-related administrative costs and liabilities) that otherwise would be funded from continuing operations if the businesses of the Debtors were reorganized as going concerns; (b) other Administrative Claims arising as a direct result of the cessation of the Debtors' business operations, including Administrative Claims for damages arising from the termination or breach of executory contracts and unexpired leases that were assumed during the Reorganization Cases or that were entered into after the Debtors' respective Petition Dates; (c) escrow and holdback amounts that purchasers of Macy's or the Macy's Operating Subsidiary Debtors' businesses and assets presumably would require in connection with disposition transactions if the Debtors were liquidated; and (d) certain other administrative costs. Although the Debtors are not able to estimate such amounts with precision at this time, solely for purposes of the following analysis, the Debtors have included estimates of the aggregate amounts of certain of such additional liabilities and expenses.

        A liquidation of the Debtors' Estates would likely also result in the rejection of executory contracts and unexpired real property and other leases that could not be assumed and assigned in a chapter 7 liquidation, but that would not be rejected under the Plan. The resulting exclusion of these assets from the Debtors' Estates would further impair realizable values from any liquidation of the Debtors. The rejection of such contracts and leases also would give rise to additional Unsecured Claims for rejection damages. Because the analysis that follows indicates that the proceeds of a liquidation of the Debtors' Estates would not be sufficient to permit any distributions to unsecured creditors, however, it does not account for the estimated aggregate amount of such additional Unsecured Claims.

        (vi) Consolidated Presentation: As indicated above, for clarity of presentation, the liquidation analysis has been prepared and presented on a consolidated basis for all of the Debtors. The Debtors believe that a consolidated presentation is appropriate because, among other things, various Claims are against multiple Debtors (on a joint and several basis) or are guaranteed by one or more Debtors for the benefit of the Debtor(s) that is primarily liable on such Claims. Although liquidation proceeds and distributions would necessarily differ on an entity-by-entity basis from those presented in the consolidated analysis, the Debtors believe that the "best interests" test of section 1129(a) of the Bankruptcy Code is also met at each individual Debtor entity level.


        (vii) Avoidance Claims: Among other settlements of disputed issues, the Plan constitutes a settlement of certain potential disputes involving possible transfer avoidance actions against creditors under section 547 (preferential transfers) and sections 544 and 548 (fraudulent conveyances) of the Bankruptcy Code. See "Operations During the Reorganization Cases--Plan Negotiations--Settlement of Certain Claims and Intercreditor Issues Under the Plan" and "General Information Concerning the Plan--Releases and Certain Settlements Under the Plan; Related Injunctions." Although these settlements would be inoperative in the context of chapter 7 liquidations of the Debtors' Estates, the Debtors believe it is unlikely that any such avoidance actions would result in net recoveries that would be distributable to unsecured creditors, particularly in light of the magnitude of the projected deficiency in the amount of liquidation proceeds available to satisfy chapter 11 Administrative and Priority Claims. Accordingly, the liquidation analysis does not reflect any recoveries on account of possible transfer avoidance actions.



        (viii) Other Assumptions: Various other specific assumptions relevant to the Debtors' hypothetical liquidation analysis are set forth in the Notes accompanying the following tables.

                 R.H. MACY & CO., INC. AND DEBTOR SUBSIDIARIES
                 HYPOTHETICAL CONSOLIDATED LIQUIDATION ANALYSIS
                        PROJECTED AS OF JANUARY 28, 1995
                             (DOLLARS IN MILLIONS)

                            SUMMARY ASSET VALUATION

                                                                                     ESTIMATED
                                                                                    LIQUIDATION
                            NON-COLLATERAL ASSETS(1)                                 PROCEEDS
- ---------------------------------------------------------------------------------   -----------
Approximate cash and cash equivalents at beginning of liquidation period(2)......    $   359.5
Other current assets(3)..........................................................        100.0
Merchandise inventory(4).........................................................        937.7
                                                                                    -----------

  TOTAL LIQUIDATION PROCEEDS AVAILABLE FOR DISTRIBUTION TO HOLDERS OF
    ADMINISTRATIVE, PRIORITY, AND UNSECURED CLAIMS (AFTER COMPLETION OF
    DISTRIBUTIONS TO HOLDERS OF SECURED CLAIMS)(1)...............................    $ 1,397.2
                                                                                    -----------
                                                                                    -----------

                      DISPOSITION OF LIQUIDATION PROCEEDS/
         RECOVERIES BY CREDITORS IN HYPOTHETICAL CHAPTER 7 LIQUIDATIONS

                                                                                                REMAINING
                                                                                                 AMOUNT
                                                   ESTIMATED       AGGREGATE    PERCENTAGE    AVAILABLE FOR
                                                 ALLOWED CLAIMS    RECOVERY*     RECOVERY     DISTRIBUTION
                                                 --------------    ---------    ----------    -------------
Total liquidation proceeds available for
 distribution to holders of Administrative,
 Priority, and Unsecured Claims, after payment
of Secured Claims.............................                                                  $ 1,397.2
Less:

Chapter 7 Administrative Claims:

  Chapter 7 administration and other
    liquidation expenses(5)...................       $504.7         $ 504.7         100%
  Employee severance and related costs(6).....        143.0           143.0         100%
                                                    -------        ---------        ---       -------------
    Subtotal..................................       $647.7         $ 647.7         100%        $   749.5

Chapter 11 Administrative and Priority Claims:

  Superpriority DIP letter of credit
obligations...................................         86.4            86.4         100%
                                                    -------        ---------        ---       -------------
    Subtotal..................................       $ 86.4         $  86.4         100%        $   663.1

  Reclamation Claims..........................         26.3            23.1        87.7%
  Postpetition trade payables.................        236.4           207.3        87.7%
  Other expenses payable......................        423.2           371.2        87.7%
  Assumed contract/lease termination
payments......................................         50.0            43.9        87.7%
  Other Chapter 11 administrative claims......         20.0            17.6        87.7%
                                                    -------        ---------        ---       -------------
    Subtotal..................................       $755.9         $ 663.1        87.7%        $       0

  Priority Tax Claims.........................       $407.0         $     0           0%        $       0
                                                                                              -------------

PROCEEDS AVAILABLE FOR DISTRIBUTION TO HOLDERS
  OF UNSECURED CLAIMS (AFTER COMPLETION OF
  DISTRIBUTIONS TO HOLDERS OF SECURED,
ADMINISTRATIVE, AND PRIORITY CLAIMS)..........                                                  $       0
                                                                                              -------------
                                                                                              -------------

- ------------

 * May reflect adjustments for rounding attributable to pro rata percentage recoveries.

- ------------

(1) Except as otherwise indicated, estimated liquidation proceeds are based on the projected book value of assets as of January 28, 1995. The holders of Secured Claims hold liens on various assets not included in the table having a projected book value of approximately $2.6 billion and consisting of substantially all of Macy's and the other Debtors' real property, furniture, fixtures, and equipment, certain restricted cash balances, and certain intangibles (collectively, the "Collateral"). In chapter 7 liquidations of the Debtors' Estates, the proceeds of such Collateral would be distributed to the respective secured creditors up to the amount of their Secured Claims (including Claims for postpetition interest and certain other costs). As indicated above, the proceeds recoverable in respect of the Collateral could vary substantially depending upon the nature of the liquidation process and other factors. The Debtors have reviewed the range of possible liquidation recoveries and do not believe that chapter 7 liquidations would under any circumstances result in either (i) greater recoveries to secured creditors than those proposed under the Plan or (ii) the realization of excess proceeds that would otherwise be available for distribution to holders of Administrative, Priority, or Unsecured Claims.

(2) Excludes restricted cash of $37.3 million, which constitutes collateral for Secured Claims. The liquidation analysis assumes that operations during the liquidation period will produce no net cash flow, other than from the liquidation of inventory.

(3) Assumes a collection rate of 60% of the book value of other current assets, including vendor receivables and debit balances, prepaid expenses, credit card receivables, and prepaid rent.

(4) Assumes the Debtors would promptly undertake liquidation sales for a liquidation value of approximately 42% of inventory value at retail, based on the Debtors' historical store closing results and after adjustments for defective merchandise, returns to vendors, and inventory shortages.

(5) Includes estimated chapter 7 trustees' fees and expenses, professional fees, operating and administrative overhead costs, and other liquidation expenses during the liquidation period. Pursuant to section 506(c) of the Bankruptcy Code, a portion of these Claims may be allocable to the proceeds of secured creditors' collateral. Any such reallocation, however, would not increase the amounts distributable to the holders of Unsecured Claims.

(6) Employee severance and related costs are based upon existing employee contracts, plans, and arrangements, without giving effect to the provisions related thereto in the Federated/Macy's Merger Agreement. See "The Combined Company--Certain Arrangements with Macy's Employees--Other Employee Arrangements."